UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.    )

Filed by the Registrant  ☒        Filed by a Party other  than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

TALOS ENERGY INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SPECIAL MEETING—YOUR VOTE IS VERY IMPORTANT

Dear Stockholders of Talos Energy Inc.:

On behalf of the board of directors of Talos Energy Inc. (“Talos,” the “Company,” “we,” “us” or “our”), we are pleased to enclose the accompanying proxy statement/consent solicitation statement/prospectus relating to (i) the proposed merger transactions to be consummated by Talos, EnVen Energy Corporation (“EnVen”) and certain of their respective affiliates and (ii) proposed amendments and restatements of Talos’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. We are requesting that you take certain actions as a Talos stockholder.

On September 21, 2022, Talos and EnVen entered into an Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”), providing for, as described in further detail under “The Merger Agreement—Structure of the Mergers,” the mergers of (i) Tide Merger Sub I Inc. (“Merger Sub Inc.”) with and into EnVen (the “First Merger”) with EnVen continuing as the surviving corporation (the “First Surviving Corporation”) and (ii) the First Surviving Corporation with and into Tide Merger Sub II LLC (“Merger Sub LLC” and such merger, the “Second Merger”) with Merger Sub LLC continuing as the surviving entity (the “Surviving Company”), which such mergers will then be followed by the merger of the Surviving Company with and into Talos Production Inc., a Delaware corporation and an indirect wholly owned subsidiary of Talos (“Talos Production”), with Talos Production continuing as the surviving entity (the “Final Surviving Company”).

As consideration therefor, holders of shares of EnVen Class A Common Stock, par value $0.001 per share (the “EnVen Common Stock,” and such holders, together with the holders of EnVen Series A Convertible Perpetual Preferred Stock, par value $0.001 per share, the “EnVen equityholders”), will be entitled to receive, in exchange for their shares of EnVen Common Stock owned immediately following the Preferred Conversion and immediately prior to the effective time of the First Merger (the “Effective Time”), their proportionate share of the aggregate merger consideration (such portion thereof allocable to any one share of EnVen Common Stock, the “Per Share Consideration”) consisting of (i) 43.8 million shares (the “Stock Consideration”) of common stock, par value $0.01 per share, of Talos (the “Talos Common Stock”) and (ii) $212.5 million in cash (the “Cash Consideration”), which such Cash Consideration is subject to adjustment as further described under “The Mergers—Consideration to EnVen Equityholders.”

Talos Common Stock is listed on The New York Stock Exchange (the “NYSE”) under the symbol “TALO.” Under Section 312.03 of the NYSE Listed Company Manual, stockholder approval is required prior to the issuance of shares of common stock, or of securities convertible into common stock, if:

•

such common stock or securities have, or will have upon issuance, voting power equal to 20% or more of the voting power outstanding before the issuance of such stock or securities convertible into common stock; or

•

the number of shares of common stock to be issued is, or will be upon issuance, equal to 20% or more of the number of shares of common stock outstanding before the issuance of the common stock or securities convertible into common stock.

Because the aggregate number of shares of Talos Common Stock issuable as Stock Consideration in the Mergers would represent greater than each of the foregoing thresholds, stockholder approval of the Mergers is required under the NYSE rules and regulations. Accordingly, Talos will hold a special meeting of its stockholders (the “Special Meeting”) to approve the issuance of the Stock Consideration on the terms, and in the manner contemplated, by the Merger Agreement.

In addition, at the Special Meeting, Talos will request that its stockholders approve a series of unrelated proposals relating to the proposed amendments and restatements of its Amended and Restated Certificate of Incorporation (the “A&R Charter Proposals”) and Amended and Restated Bylaws (the “A&R Bylaws Proposal” and, together with the A&R Charter Proposals, the “Governance Proposals”). The approval of the Governance Proposals are not conditions to the consummation of the Mergers or the approval of the Share Issuance Proposal (as defined below), and the consummation of the Mergers and approval of the Share Issuance Proposal are not conditions to the approval of the Governance Proposals. The Mergers will be completed even if the requisite approvals for the Governance Proposals are not obtained.

Specifically, at the Special Meeting, holders of shares of Talos Common Stock will be asked to vote on the following proposals:

1.

Proposal No. 1: A proposal (the “Share Issuance Proposal”) to approve, for purposes of complying with Section 312.03 of the NYSE Listed Company Manual, the potential issuance of shares of Talos Common Stock to the EnVen equityholders in connection with the Mergers pursuant to the terms of the Merger Agreement.

2.

Proposal No. 2: To consider and vote upon each of the A&R Charter Proposals to approve and adopt an amendment and restatement of the Second Amended and Restated Certificate of Incorporation of Talos (the “A&R Charter”) (in substantially the form attached to this proxy statement/consent solicitation statement/prospectus as Annex G).

•

Proposal No. 2A: To declassify the Board of Directors of Talos (the “Talos Board”) from three classes to one class at the 2025 annual meeting of stockholders, with each Class I, Class II and Class III director being elected annually for a one-year term thereafter;

•

Proposal No. 2B: To provide that members of the Talos Board may be removed, with or without cause, by the affirmative vote of Talos stockholders holding at least a majority of the voting power of the outstanding shares of Talos Common Stock;

•

Proposal No. 2C: To provide that the Talos Amended and Restated Bylaws may be amended, altered or repealed by the affirmative vote of the holders of a majority of the voting power of Talos’s capital stock outstanding and entitled to vote thereon;

•

Proposal No. 2D: To clarify that, to the fullest extent permitted by and enforceable under applicable law, the exclusive forum for claims under the Securities Act of 1933, as amended (the “Securities Act”) shall be the federal district courts of the United States, and that such exclusive forum provision shall not apply to claims seeking to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

•

Proposal No. 2E: To make certain other administrative and clarifying changes to the A&R Charter that the Talos Board deems appropriate to effect the foregoing amendment proposals and the termination of the Stockholders’ Agreement as contemplated by the Talos Support Agreement.

3.

Proposal No. 3: A proposal (the “A&R Bylaws Proposal”) to approve, on a non-binding, advisory basis, an amendment and restatement of the Amended and Restated Bylaws of Talos (the “A&R Bylaws”) (in substantially the form attached to this proxy statement/consent solicitation statement/prospectus as Annex H).

4.

Proposal No. 4: A proposal (the “Adjournment Proposal”) to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the proposals.

Each of the Proposals is more fully described in the accompanying proxy statement/consent solicitation statement/prospectus, which you are encouraged to read carefully.

Talos stockholders are entitled to one vote per share of Talos Common Stock held on all matters to be presented at the Special Meeting. The approval of the Share Issuance Proposal requires the affirmative vote of a majority of the shares of Talos Common Stock present (in person and/or by proxy) and entitled to vote on such proposal at the Special Meeting. The approval of the A&R Charter Proposals require the following thresholds:

•	Proposal No. 2A requires the affirmative vote of a majority of the shares of Talos Common Stock outstanding and entitled to vote thereon;

•	Proposal No. 2B requires the affirmative vote of 66 2/3% of the shares of Talos Common Stock outstanding and entitled to vote thereon;

•	Proposal No. 2C requires the affirmative vote of 66 2/3% of the shares of Talos Common Stock outstanding and entitled to vote thereon;

•	Proposal No. 2D requires the affirmative vote of a majority of the shares of Talos Common Stock present (in person and/or by proxy) at the Special Meeting and entitled to vote thereon; and

•	Proposal No. 2E requires the affirmative vote of a majority of the shares of Talos Common Stock present (in person and/or by proxy) at the Special Meeting and entitled to vote thereon.

The approval, on a non-binding, advisory basis, of the A&R Bylaws Proposal requires the affirmative vote of a majority of shares of Talos Common Stock present (in person and/or by proxy) at the Special Meeting and entitled to vote thereon. The approval of the Adjournment Proposal requires the affirmative vote of a majority of the shares of Talos Common Stock present (in person and/or by proxy) at the Special Meeting and entitled to vote thereon.

In connection with the entry into the Merger Agreement, certain entities affiliated with Riverstone Holdings LLC (“Riverstone”) that collectively hold approximately 15% of the outstanding voting power of Talos Common Stock, entered into a support agreement with Talos and EnVen (the “Talos Support Agreement”) (a copy of which is attached as Annex E to the accompanying proxy statement/consent solicitation statement/prospectus) pursuant to which they agreed, among other things, to vote all of their shares of Talos Common Stock beneficially owned (i) in favor of the Share Issuance Proposal, (ii) in favor of the amendment and/or restatement of Talos’s organizational documents as necessary or appropriate to reflect the termination of the Stockholders’ Agreement, (iii) in favor of any other proposals necessary or appropriate in connection with the Mergers and (iv) against, among other things, (A) any Acquisition Proposal (as defined in the Merger Agreement) with respect to Talos and (B) any other proposal that could reasonably be expected to materially impede or delay the First Merger or result in a breach of any representation or covenant of Talos under the Merger Agreement. For more information, please see “The Merger Agreement—Talos Support Agreement” in the accompanying proxy statement/consent solicitation statement/prospectus. For more information regarding the beneficial ownership of Riverstone, please see “Certain Beneficial Owners of Talos Common Stock” in the accompanying proxy statement/consent solicitation statement/prospectus.

The Special Meeting will be held at Three Allen Center, 333 Clay Street, Suite 3300, Houston, Texas 77002, on February 8, 2023, at 10:00 a.m., Central Time. The Talos Board recommends that Talos stockholders vote “FOR” the Share Issuance Proposal, “FOR” each of the A&R Charter Proposals, “FOR” the A&R Bylaws Proposal and “FOR” the Adjournment Proposal.

The obligations of Talos and EnVen to complete the Mergers are subject to the satisfaction or waiver of a number of conditions set forth in the Merger Agreement, a copy of which is attached as Annex A to the accompanying proxy statement/consent solicitation statement/prospectus. The accompanying proxy statement/consent solicitation statement/prospectus describes the Special Meeting and the proposals to be considered thereat, the solicitation of EnVen written consents to approve the Merger Agreement, the Mergers and the documents and agreements related to the Mergers. It also contains or references information about Talos and EnVen and certain related agreements and matters. Please carefully read the entire accompanying proxy statement/consent solicitation statement/prospectus, including the section entitled “Risk Factors” beginning on page 31, for a discussion of the risks relating to the proposed Mergers. You also can obtain information about Talos from documents filed with the SEC. Please see the section entitled “Where You Can Find More Information” beginning on page 252 of the accompanying proxy statement/consent solicitation statement/prospectus for how you may obtain such information.

Sincerely,

/s/ Neal P. Goldman

Neal P. Goldman

Chairman of the Talos Board

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued in connection with the Mergers described in the accompanying proxy statement/consent solicitation statement/prospectus or determined if the accompanying proxy statement/consent solicitation statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/consent solicitation statement/prospectus is dated January 10, 2023 and is first being mailed to Talos stockholders of record and EnVen equityholders of record on or about such date.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF TALOS ENERGY INC.

Meeting Date & Time:	Meeting Place:	Record Date:

February 8, 2023	Three Allen Center	December 23, 2022
10:00 a.m., Central Time	333 Clay Street, Suite 330 Houston, Texas 77002

To the Stockholders of Talos Energy Inc.:

Notice is hereby given that the Special Meeting of Stockholders of Talos Energy Inc. (“Talos” or the “Company”) will be held at Three Allen Center, 333 Clay Street, Suite 3300, Houston, Texas 77002, on February 8, 2023, at 10:00 a.m., Central Time (the “Special Meeting”).

The Special Meeting is being held for the following purposes:

1.	Proposal No. 1: A proposal (the “Share Issuance Proposal”) to approve, for purposes of complying with Section 312.03 of the NYSE Listed Company Manual, the potential issuance of shares of Talos common stock, par value $0.01 per share (“Talos Common Stock”), to the holders of EnVen Energy Corporation’s (“EnVen”) Class A common stock, par value $0.001 per share (“EnVen Common Stock”), in connection with the mergers and related transactions (the “Mergers”) pursuant to the terms of the Agreement and Plan of Merger, dated September 21, 2022 (the “Merger Agreement”).	P. 133

2.

Proposal No. 2: To consider and vote upon each of the following proposals (collectively, the “A&R Charter Proposals”) to approve and adopt an amendment and restatement of the Second Amended and Restated Certificate of Incorporation of Talos (the “A&R Charter”) (in substantially the form attached to this proxy statement/consent solicitation statement/prospectus as Annex G). The A&R Charter Proposals are unrelated to the Mergers. The approval of the A&R Charter Proposals is not a condition to the consummation of the Mergers or the approval of the Share Issuance Proposal, and the consummation of the Mergers and approval of the Share Issuance Proposal are not conditions to the approval of the A&R Charter Proposals.

•  Proposal No. 2A: To declassify the Board of Directors of Talos (the “Talos Board”) from three classes to one class at the 2025 annual meeting of stockholders, with each Class I, Class II and Class III director being elected annually for a one-year term thereafter;

•  Proposal No. 2B: To provide that members of the Talos Board may be removed, with or without cause, by the affirmative vote of Talos stockholders holding at least a majority of the voting power of the outstanding shares of Talos Common Stock;

•  Proposal No. 2C: To provide that the Talos Amended and Restated Bylaws may be amended, altered or repealed by the affirmative vote of the holders of a majority of the voting power of Talos’s capital stock outstanding and entitled to vote thereon;

•  Proposal No. 2D: To clarify that, to the fullest extent permitted by and enforceable under applicable law, the exclusive forum for claims under the Securities Act shall be the federal district courts of the United States, and that such exclusive forum provision shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act; and

•  Proposal No. 2E: To make certain other administrative and clarifying changes to the A&R Charter that the Talos Board deems appropriate to effect the foregoing amendment proposals and the termination of the Stockholders’ Agreement as contemplated by the Talos Support Agreement.

P. 134

3.	Proposal No. 3: A proposal (the “A&R Bylaws Proposal”) to approve and adopt, on a non-binding, advisory basis, an amendment and restatement of the Amended and Restated Bylaws of Talos (the “A&R Bylaws”) (in substantially the form attached to this proxy statement/consent solicitation statement/prospectus as Annex H). The A&R Bylaws Proposal is unrelated to the Mergers. The approval of the A&R Bylaws Proposal is not a condition to the consummation of the Mergers or the approval of the Share Issuance Proposal, and the consummation of the Mergers and approval of the Share Issuance Proposal are not conditions to the approval of the A&R Bylaws Proposal.	P. 137

4.	Proposal No. 4: A proposal (the “Adjournment Proposal”) to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the proposals.	P. 138

Talos will transact no other business at the Special Meeting or any adjournment or postponement thereof, except such business as may properly be brought before the Special Meeting by or at the direction of the Talos Board in accordance with the Amended and Restated Bylaws of Talos. These items of business are described in the enclosed proxy statement/consent solicitation statement/prospectus. The Talos Board has designated the close of business on December 23, 2022 as the record date for the purpose of determining the holders of shares of Talos Common Stock who are entitled to receive notice of, and to vote at, the Special Meeting and any adjournment or postponement of the Special Meeting (the “Talos record date”), unless a new record date is fixed in connection with any adjournment or postponement of the Special Meeting. Only Talos stockholders of record at the close of business on the Talos record date are entitled to notice of, and to vote at, the Special Meeting and at any adjournment or postponement of the Special Meeting.

The Talos Board has unanimously (i) determined that the Merger Agreement, the Mergers and the related agreements and transactions contemplated thereby are fair to, advisable and in the best interests of, Talos and the Talos stockholders, (ii) approved, adopted and declared advisable the Merger Agreement, the Mergers and the related agreements and transactions contemplated thereby, (iii) authorized and approved Talos’s execution and delivery of the Merger Agreement in accordance with its terms and Talos’s consummation of the transactions contemplated thereby, and the issuance of Talos Common Stock contemplated by the Share Issuance Proposal, (iv) directed that the Share Issuance Proposal be submitted to the Talos stockholders to a vote at the Special Meeting and (v) recommended that the Talos stockholders approve the Share Issuance Proposal at the Special Meeting. The Talos Board has also (i) determined that it is in the best interest of Talos and the Talos stockholders to approve each of the A&R Charter Proposals and the A&R Bylaws Proposal, (ii) directed that the A&R Charter Proposals and A&R Bylaws Proposal be submitted to Talos stockholders to a vote at the Special Meeting and (iii) recommended that the Talos stockholders approve the A&R Charter Proposals and the A&R Bylaws Proposal at the Special Meeting. The Talos Board recommends that the Talos stockholders vote “FOR” the Share Issuance Proposal, “FOR” each of the A&R Charter Proposals, “FOR” the A&R Bylaws Proposal and “FOR” the Adjournment Proposal.

Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the Share Issuance Proposal, “FOR” each of the A&R Charter Proposals, “FOR” the A&R Bylaws Proposal and “FOR” the Adjournment Proposal.

You may also submit a proxy over the Internet using the Internet address on the enclosed proxy card or by telephone using the toll-free number on the enclosed proxy card. If you submit your proxy through the Internet or by telephone, you will be asked to provide the control number from the enclosed proxy card. If you are not a stockholder of record, but instead hold your shares in “street name” through a broker, bank, trust or other nominee, you must provide a proxy executed in your favor from your broker, bank, trust or other nominee in order to be able to vote at the Special Meeting.

In addition, a proxy may also be revoked in writing before the Special Meeting in the manner described in the accompanying proxy statement/consent solicitation statement/prospectus.

Please vote as promptly as possible. If your shares are held in the name of a broker, bank, or other nominee, please vote by following the instructions on the voting instruction form furnished by the broker, bank, or other nominee. If you hold your shares in your own name, submit a proxy to vote your shares as promptly as possible by (i) visiting the Internet site listed on the proxy card, (ii) calling the toll-free number listed on the proxy card or (iii) submitting your proxy card by mail by using the self-addressed, stamped envelope provided. Submitting a proxy will not prevent you from voting, but it will help to secure a quorum and avoid added solicitation costs. Any eligible holder of Talos Common Stock entitled to vote thereon and who is present at the Special Meeting may vote, thereby revoking any previous proxy. In addition, a proxy may also be revoked in writing before the Special Meeting in the manner described in the accompanying proxy statement/consent solicitation statement/prospectus.

If you have any questions concerning the Mergers, the Share Issuance Proposal, the A&R Charter Proposals, the A&R Bylaws Proposal, the Adjournment Proposal, the Special Meeting or the proxy statement/consent solicitation statement/prospectus, would like additional copies or need help voting your shares of Talos Common Stock, please contact Talos as further instructed in the accompanying proxy statement/consent solicitation statement/prospectus.

The proxy statement/consent solicitation statement/prospectus accompanying this letter provides you with more specific information concerning the Mergers. We encourage you to carefully read the accompanying proxy statement/consent solicitation statement/prospectus and a copy of the Merger Agreement included as Annex A to the accompanying proxy statement/consent solicitation statement/prospectus.

By Order of the Board of Directors of Talos,

Sincerely,

/s/ Neal P. Goldman

Neal P. Goldman

Chairman of the Board

Houston, Texas

January 10, 2023

 Your vote is very important, regardless of the number of shares of Talos Common Stock you own. The  Mergers cannot be completed unless the stockholders of Talos approve the Share Issuance Proposal.  Whether or not you plan to attend the Special Meeting, please submit a proxy to vote your shares as  promptly as possible to make sure that your shares are represented at the Special Meeting.

ENVEN ENERGY CORPORATION

609 Main Street, Suite 3200

Houston, Texas 77002

NOTICE OF SOLICITATION OF ENVEN WRITTEN CONSENTS

To the Stockholders of EnVen Energy Corporation:

On September 21, 2022, an Agreement and Plan of Merger (the “Merger Agreement”) was entered into by and among EnVen Energy Corporation (“EnVen”), Talos Energy Inc. (“Talos”), Talos Production Inc., an indirect wholly owned subsidiary of Talos (“Talos Production”), Tide Merger Sub I Inc., a direct wholly owned subsidiary of Talos (“Merger Sub Inc.”), Tide Merger Sub II LLC, a direct wholly owned subsidiary of Talos (“Merger Sub LLC”), Tide Merger Sub III LLC, a direct wholly owned subsidiary of Talos Production (“UnSub”), and BCC Enven Investments, L.P., in its capacity as the representative of the equityholders of EnVen.

Pursuant to the Merger Agreement, Merger Sub Inc. will merge with and into EnVen (the “First Merger”), with EnVen continuing as the surviving entity in the First Merger (the “First Surviving Corporation”), and, immediately following the First Merger, the First Surviving Corporation will merge with and into Merger Sub LLC (the “Second Merger”), with Merger Sub LLC continuing as the surviving entity in the Second Merger (the “Surviving Company”). Immediately following the Second Merger, the Surviving Company will merge with and into either Talos Production or UnSub (the “Third Merger,” and together with the First Merger and Second Merger, the “Mergers”), with Talos Production or UnSub, as applicable, continuing as the surviving entity in the Third Merger as an indirect wholly owned subsidiary of Talos.

This proxy statement/consent solicitation statement/prospectus is being delivered to you on behalf of the EnVen board of directors (the “EnVen Board”) to request that (i) holders of EnVen Class A common stock, par value $0.001 per share (the “EnVen Common Stock”), and EnVen Series A convertible perpetual preferred stock, par value $0.001 per share (the “EnVen Preferred Stock”), as of the record date of December 23, 2022 (which we refer to as the “EnVen record date”) execute and return written consents to adopt and approve the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement (which we refer to as the “EnVen Merger Proposal”) and (ii) holders of EnVen Preferred Stock as of the EnVen record date execute and return written consents to adopt and approve that, immediately prior to (and subject to the occurrence of) the effective time of the First Merger, in accordance with the Amended and Restated Certificate of Designations of Series A Convertible Perpetual Preferred Stock of EnVen, as amended and currently in effect (the “Certificate of Designations”), all outstanding shares of EnVen Preferred Stock shall be automatically converted into shares of EnVen Common Stock (which we refer to as the “EnVen Conversion Proposal”).

This proxy statement/consent solicitation statement/prospectus describes the Mergers and the actions to be taken in connection with the Mergers and provides additional information about the parties involved. Please give this information your careful attention. A copy of the Merger Agreement is attached as Annex A to this proxy statement/consent solicitation statement/prospectus.

A summary of the appraisal rights that may be available to you in connection with the First Merger is described in the section titled “The Mergers—Appraisal Rights” beginning on page 82 of this proxy statement/consent solicitation statement/prospectus. Please note that if you wish to exercise appraisal rights, you must not execute and return a written consent approving the EnVen Merger Proposal. However, so long as you do not return a consent form at all, it is not necessary to affirmatively vote against or disapprove the EnVen Merger Proposal. In addition, you must take all other steps necessary to perfect your appraisal rights.

The EnVen Board has carefully considered the terms of the Merger Agreement and has determined that the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement are in the best interests of, and advisable to, EnVen and its equityholders.

Please complete, date and execute the written consent furnished with this proxy statement/consent solicitation statement/prospectus and return it promptly to EnVen by one of the means described in this proxy statement/consent solicitation statement/prospectus under the section entitled “EnVen Consent Solicitation.”

On behalf of the Board of Directors of EnVen,

/s/ Steven A. Weyel

Steven A. Weyel

Chairman and Chief Executive Officer

ABOUT THIS PROXY STATEMENT/CONSENT SOLICITATION STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by Talos, constitutes a prospectus of Talos under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Talos Common Stock to be issued to EnVen equityholders pursuant to the Merger Agreement. This document also constitutes a proxy statement of Talos under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the proposals to approve each of the Share Issuance Proposal, the A&R Charter Proposals, the A&R Bylaws Proposal and the Adjournment Proposal. This document also constitutes a consent solicitation statement of EnVen with respect to the solicitation of EnVen equityholders’ written consents to approve each of the EnVen Merger Proposal and the EnVen Conversion Proposal.

You should rely only on the information contained in or incorporated by reference into this proxy statement/consent solicitation statement/prospectus. Talos and EnVen have not authorized anyone to provide you with information that is different from that contained in or incorporated by reference into this proxy statement/consent solicitation statement/prospectus. This proxy statement/consent solicitation statement/prospectus is dated January 10, 2023 and is first being mailed to Talos stockholders and EnVen equityholders on or about such date. The information contained in this proxy statement/consent solicitation statement/prospectus is accurate only as of that date or, in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. Neither the mailing of this proxy statement/consent solicitation statement/prospectus to Talos stockholders and EnVen equityholders nor the issuance by Talos of Talos Common Stock pursuant to the Merger Agreement will create any implication to the contrary.

This proxy statement/consent solicitation statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Talos has supplied all information contained in this proxy statement/consent solicitation statement/prospectus relating to Talos, and EnVen has supplied all such information relating to EnVen. Talos and EnVen have both contributed to the information related to the Mergers contained in this proxy statement/consent solicitation statement/prospectus.

Unless the context otherwise requires, all references in this proxy statement/consent solicitation statement/prospectus to:

•

“A&R Bylaws” refer to the Second Amended and Restated Bylaws of Talos, the form of which is attached as Annex H to this proxy statement/consent solicitation statement/prospectus, subject to approval of the A&R Bylaws Proposal;

•	“A&R Bylaws Proposal” refer to the proposal for Talos stockholders to approve, on a non-binding, advisory basis, the amendment and restatement of the Existing Talos Bylaws;

•

“A&R Charter” refer to the Second Amended and Restated Certificate of Incorporation of Talos, the form of which is attached as Annex G to this proxy statement/consent solicitation statement/prospectus, to be filed with the Secretary of State of the State of Delaware by Talos, subject to approval of the A&R Charter Proposal;

•

“A&R Charter Proposals” refer to the proposal for Talos stockholders to approve the amendment and restatement of the Existing Talos Charter to: (i) declassify the Talos Board from three classes to one class at the 2025 annual meeting of stockholders, with each Class I, Class II and Class III director being elected annually for a one-year term thereafter, (ii) provide that members of the Talos Board may be removed, with or without cause, by the affirmative vote of Talos stockholders holding at least a majority of the voting power of the outstanding shares of Talos Common Stock, (iii) provide that the Existing Talos Bylaws may be amended, altered or repealed by the affirmative vote of the holders of a majority of the voting power of Talos’s capital stock outstanding and entitled to vote thereon, and

(iv) to make certain other administrative and clarifying changes to the A&R Charter that the Talos Board deems appropriate to effect the foregoing amendment proposals and the termination of the Stockholders’ Agreement as contemplated by the Talos Support Agreement;

•	“Adage” refer to Adage Capital Partners, L.P.;

•

“Adjournment Proposal” refer to the proposal for Talos stockholders to approve the adjournment of the Special Meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Share Issuance Proposal;

•	“Bain” refer to Bain Capital, LP;

•	“Bain Entities” refer to Bain, together with certain of its affiliated funds;

•	“Business Day” refer to a day, other than a Saturday or Sunday or public holiday in Houston, Texas, on which banks are open in Houston, Texas for general commercial business;

•	“Certificate of Designations” refer to the Amended and Restated Certificate of Designations of Series A Convertible Perpetual Preferred Stock of EnVen, as currently in effect;

•	“Confidentiality Agreement” refer to the letter agreement dated as of March 9, 2022, by and between EnVen and Talos;

•	“Closing” refer to the closing of the Mergers;

•	“Closing Date” refer to the date of the Effective Time;

•	“DGCL” refer to the General Corporation Law of the State of Delaware;

•	“Effective Time” refer to the effective time of the First Merger;

•	“EnVen” refer to EnVen Energy Corporation, a Delaware corporation;

•	“EnVen 2023 Second Lien Notes” refer to the 11.00% Senior Secured Second Lien Notes due 2023 of EnVen;

•	“EnVen Benefit Plan” refer to any benefit plan that is sponsored, maintained, contributed to or entered into by EnVen or any of its subsidiaries;

•	“EnVen Board” refer to the EnVen board of directors;

•	“EnVen capital stock” refer to the EnVen Common Stock, the Class B common stock of EnVen, par value $0.001 per share, and the EnVen Preferred Stock, collectively;

•

“EnVen Change in Recommendation” refer to a change, withdrawal, withholding, qualification or modification, or public proposal to change, withdraw, withhold, qualify or modify, the EnVen Board’s recommendation with respect to the Mergers;

•	“EnVen Common Stock” refer to the Class A common stock of EnVen, par value $0.001 per share;

•

“EnVen Conversion Proposal” refer to the proposal for holders of EnVen Preferred Stock to consent to the adoption and approval of the conversion of all outstanding shares of EnVen Preferred Stock into shares of EnVen Common Stock immediately prior to the Effective Time;

•	“EnVen Conversion Shares” refer to shares of EnVen Preferred Stock converting to shares of EnVen Common Stock pursuant to the Preferred Conversion;

•	“EnVen Converted Equity Award Shares” refer to the EnVen Converted PSU Shares, the EnVen Converted Option Shares and EnVen Converted RSU Shares (each as defined herein), collectively;

•	“EnVen Disclosure Schedule” refer to the disclosure schedule with respect to the Merger Agreement delivered by EnVen to Talos on the date of the Merger Agreement;

•	“EnVen equityholders” refer to the holders of EnVen Common Stock and EnVen Preferred Stock;

•	“EnVen GoM” refer to Energy Ventures GoM LLC, a Delaware limited liability company;

•	“EnVen Incentive Award Plan” refer to the EnVen Energy Corporation and Energy Ventures GoM LLC 2015 Incentive Award Plan, as amended;

•

“EnVen Merger Proposal” refer to the proposal for EnVen equityholders to consent to the adoption and approval of the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement;

•	“EnVen Options” refer to the outstanding options issued under the EnVen Incentive Award Plan to purchase shares of EnVen Common Stock;

•	“EnVen Preferred Stock” refer to the shares of preferred stock of EnVen, par value $0.001 per share, designated as “Series A Convertible Perpetual Preferred Stock”;

•	“EnVen PSUs” refer to the performance-based restricted stock units of EnVen issued pursuant to the EnVen Incentive Award Plan;

•

“EnVen Revolving Credit Facility” refer to the first lien senior secured revolving facility under that certain Amended and Restated Credit Agreement, dated as of December 30, 2016, by and among EnVen, Citibank, N.A., as the administrative agent and collateral agent, and the lenders and other entities party thereto, as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof;

•

“EnVen RRAs” refer to (a) the registration rights agreement, dated as of November 6, 2015, between EnVen and EnVen Equity Holdings LLC and the Extension and Amendment Agreement, dated as of December 22, 2016, by and among EnVen, FBR Capital Markets & Co., certain investment funds advised by Bain, certain investment funds advised by EIG Management Company, LLC and the additional stockholders party thereto and (b) the registration rights agreement, dated as of December 30, 2016, among EnVen, Adage, certain investment funds advised by Bain and the additional stockholders party thereto;

•	“EnVen RSUs” refer to the time-based restricted stock units of EnVen issued pursuant to the EnVen Incentive Award Plan;

•	“EnVen Second Lien Notes” refer to the 11.75% Senior Secured Second Lien Notes due 2026 of EnVen;

•

“EnVen Second Lien Notes Indenture” refer to the Indenture relating to the EnVen Second Lien Notes by and among Energy Ventures GoM LLC, EnVen Finance Corporation as co-issuers, the guarantors party thereto and Wilmington Trust, National Association as trustee and collateral agent, dated as of April 15, 2021;

•

“EnVen Support Agreements” refer to the several voting and support agreements entered into by and among Talos, EnVen and the applicable EnVen Supporting Stockholders party thereto, the form of which is attached as Annex D to this proxy statement/consent solicitation statement/prospectus;

•	“EnVen Supporting Stockholders” refer to certain EnVen equityholders party to the EnVen Support Agreements;

•	“Equityholders’ Representative” refer to BCC Enven Investments, L.P., a Delaware limited partnership, or any successor thereto;

•	“Exchange Act” refer to the Securities Exchange Act of 1934, as amended;

•	“Existing Talos Bylaws” refer to the Amended and Restated Bylaws of Talos, as in effect on the date of this proxy statement/consent solicitation statement/prospectus;

•	“Existing Talos Charter” refer to the Amended and Restated Certificate of Incorporation of Talos, as in effect on the date of this proxy statement/consent solicitation statement/prospectus;

•	“First Merger” refer to the merger, pursuant to the Merger Agreement, of Merger Sub Inc. with and into EnVen, with EnVen continuing as the First Surviving Corporation in the First Merger;

•	“First Surviving Corporation” refer to EnVen following the First Merger;

•	“GAAP” refer to the generally accepted accounting principles in the United States of America;

•	“Governance Proposals” refer to the A&R Charter Proposals and the A&R Bylaws Proposal, collectively;

•	“Intrepid” refer to Intrepid Partners, LLC, financial advisor to EnVen;

•	“IRS” refer to the Internal Revenue Service;

•	“J.P. Morgan” refer to J.P. Morgan Securities LLC, financial advisor to Talos;

•

“Merger Agreement” refer to the Agreement and Plan of Merger, dated as of September 21, 2022, by and between Talos, Talos Production, Merger Sub Inc., Merger Sub LLC, UnSub, the Equityholders’ Representative and EnVen, as it may be amended from time to time, a copy of which is attached as Annex A to this proxy statement/consent solicitation statement/prospectus;

•	“Mergers” refer to the First Merger, the Second Merger and the Third Merger, collectively;

•	“Merger Sub Inc.” refer to Tide Merger Sub I Inc., a Delaware corporation and a wholly owned, direct subsidiary of Talos;

•	“Merger Sub LLC” refer to Tide Merger Sub II LLC, a Delaware limited liability company and a wholly owned, direct subsidiary of Talos;

•	“NYSE” refer to The New York Stock Exchange;

•	“Preferred Conversion” refer to the automatic conversion of all outstanding shares of EnVen Preferred Stock into shares of EnVen Common Stock, in accordance with the Certificate of Designations;

•	“Registration Rights Agreement” refer to the Registration Rights Agreement, dated September 21, 2022, by and among Talos, Adage and affiliates of Bain;

•	“SEC” refer to the U.S. Securities and Exchange Commission;

•	“Second Effective Time” refer to the effective time of the Second Merger;

•

“Second Merger” refer to the merger, pursuant to the Merger Agreement and immediately following the First Merger, of the First Surviving Corporation with and into Merger Sub LLC, with Merger Sub LLC continuing as the Surviving Company;

•	“Securities Act” refer to the Securities Act of 1933, as amended;

•

“Share Issuance Proposal” refer to the proposal for the Talos stockholders to approve, for purposes of complying with NYSE Listing Manual Section 312.03, the potential issuance of shares of Talos Common Stock pursuant to the Merger Agreement;

•	“Special Meeting” refer to the special meeting of Talos stockholders to be held in connection with the proposed Mergers;

•

“Stockholders’ Agreement” refer to the Amended and Restated Stockholders’ Agreement, dated as of March 29, 2022, by and among Talos, Riverstone Talos Energy EquityCo LLC, Riverstone Talos Energy DebtCo LLC, Riverstone V FT Corp Holdings, L.P., ILX Holdings II, LLC and Riverstone V Castex 2014 Holdings, L.P.;

•	“Surviving Company” refer to Merger Sub LLC following the Second Merger;

•	“Talos,” “we,” “us,” “our,” or the “Company,” refer to Talos Energy Inc., a Delaware corporation;

•	“Talos Benefit Plan” refer to any benefit plan that is sponsored, maintained, contributed to or entered into by Talos or any of its subsidiaries;

•	“Talos Board” refer to the Talos board of directors;

•

“Talos Change in Recommendation” refer to a change, withdrawal, withholding, qualification or modification, or public proposal to change, withdraw, withhold, qualify or modify, the Talos Board’s recommendation with respect to the Mergers;

•	“Talos Common Stock” refer to the common stock of Talos, par value $0.01 per share;

•	“Talos Disclosure Schedule” refer to the disclosure schedule with respect to the Merger Agreement delivered by Talos to EnVen on the date of the Merger Agreement;

•	“Talos Production” refer to Talos Production Inc., a Delaware corporation;

•

“Talos Revolving Credit Facility” refer to the senior secured revolving facility under that certain Credit Agreement, dated as of May 10, 2018, by and among Talos Production LLC, as borrower, Talos, as holdings, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders named therein;

•	“Talos Second Lien Notes” refer to the 12.00% Second-Priority Senior Secured Notes due 2026 issued pursuant to the Talos Second Lien Notes Indenture;

•

“Talos Second Lien Notes Indenture” refer to the Indenture relating to the Talos Second Lien Notes by and among Talos Production, the guarantors party thereto and Wilmington Trust, National Association as trustee and collateral agent, dated as of January 4, 2021, as supplemented by that certain First Supplemental Indenture, dated as of January 14, 2021;

•	“Talos stockholders” refer to the holders of Talos Common Stock;

•

“Talos Support Agreement” refer to the support agreement, dated as of September 21, 2022, by and among Talos, EnVen and entities affiliated with Riverstone, attached as Annex D to this proxy statement/consent solicitation statement/prospectus;

•	“Talos Supporting Stockholders” refer to certain Talos stockholders, affiliated with Riverstone, which are party to the Talos Support Agreement;

•	“Third Effective Time” refer to the effective time of the Third Merger;

•	“Third Merger” refer to the merger, pursuant to the Merger Agreement and immediately following the Second Merger, of the Surviving Company with and into Talos Production or UnSub, as the case may be;

•	“UnSub” refer to Tide Merger Sub III LLC, a Delaware limited liability company and wholly owned subsidiary of Talos Production; and

•	“WARN” refer to the Worker Adjustment and Retraining Notification Act and any comparable state or local law.

•

Additionally, this proxy statement/consent solicitation statement/prospectus includes abbreviations and certain terms commonly used in the oil and natural gas industry. Please see Annex J for a Glossary of Oil and Natural Gas Terms.

ADDITIONAL INFORMATION

This proxy statement/consent solicitation statement/prospectus incorporates by reference important business and financial information about Talos from other documents that are not included in or delivered with this proxy statement/consent solicitation statement/prospectus. For a listing of the documents incorporated by reference into this proxy statement/consent solicitation statement/prospectus, see the section entitled “Where You Can Find More Information” beginning on page 252.

You may request copies of this proxy statement/consent solicitation statement/prospectus and any of the documents incorporated by reference herein, without charge, upon written or oral request to the applicable company’s principal executive offices. The respective addresses and phone numbers of such principal executive offices are listed below.

For Talos Stockholders:	For EnVen Equityholders:
Talos Energy Inc. Three Allen Center 333 Clay Street, Suite 3300 Houston, Texas 77002 Attention: Investor Relations Telephone: (713) 328-3000	EnVen Energy Corporation 609 Main Street, Suite 3200 Houston, Texas 77002 Attention: Investor Relations Telephone: (713) 335-7008

If you would like to request any of the Talos documents that are incorporated by reference into this proxy statement/consent solicitation statement/prospectus, please do so by February 1, 2023 in order to receive them before the Special Meeting.

You may also obtain any of the documents incorporated by reference into this proxy statement/consent solicitation statement/prospectus without charge through the SEC’s website at www.sec.gov. In addition, you may obtain copies of documents filed by Talos with the SEC by accessing Talos’s website at www.talosenergy.com.

We are not incorporating the contents of the websites of the SEC, Talos, EnVen or any other entity into this proxy statement/consent solicitation statement/prospectus. We are providing the information about how you can obtain certain documents that are incorporated by reference into this proxy statement/consent solicitation statement/prospectus at these websites only for your convenience.

In addition, if you have questions about the Mergers or this proxy statement/consent solicitation statement/prospectus, would like additional copies of this proxy statement/consent solicitation statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, contact Talos at (713) 328-3000. You will not be charged for any of these documents that you request.

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QUESTIONS AND ANSWERS

The following questions and answers briefly address some commonly asked questions about the Mergers, the Merger Agreement, and the transactions contemplated thereby, including the Share Issuance Proposal, the Governance Proposals, the Special Meeting and the solicitation of EnVen written consents. They may not include all the information that is important to Talos stockholders and EnVen equityholders. Talos stockholders and EnVen equityholders should carefully read this entire proxy statement/consent solicitation statement/prospectus, including the annexes and the other documents referred to and/or incorporated by reference herein.

QUESTIONS AND ANSWERS ABOUT THE MERGERS:

Q:	Why am I receiving this proxy statement/consent solicitation statement/prospectus?

A:

This proxy statement/consent solicitation statement/prospectus serves as (i) a proxy statement of Talos through which the Talos Board is soliciting proxies using this proxy statement/consent solicitation statement/prospectus from its stockholders, (ii) a consent solicitation statement of EnVen through which the EnVen Board is soliciting written consents using this proxy statement/consent solicitation statement/prospectus from its equityholders and (iii) a prospectus pursuant to which Talos will issue shares of Talos Common Stock as consideration in the Mergers.

In order to complete the Mergers, among other things, EnVen equityholders must execute and return written consents to adopt and approve the Merger Agreement in accordance with the DGCL, and Talos stockholders must approve the issuance of shares of Talos Common Stock in connection with the Mergers.

Additionally, Talos is seeking the approval of its stockholders to effectuate the Governance Proposals to approve and adopt the A&R Charter and A&R Bylaws.

This proxy statement/consent solicitation statement/prospectus, which you should carefully read in its entirety, contains important information about the Special Meeting, the solicitation of proxies by the Talos stockholders, the solicitation of EnVen written consents, the Mergers and other related matters.

Q:	What will happen in the Mergers?

A:

At the Effective Time, Merger Sub Inc. will merge with and into EnVen in the First Merger, with EnVen continuing as the First Surviving Corporation in the First Merger. Immediately following the First Merger, the First Surviving Corporation, will merge with and into Merger Sub LLC in the Second Merger, with Merger Sub LLC continuing as the Surviving Company in the Second Merger. In connection therewith, Talos initiated a notes consent solicitation on October 21, 2022 to obtain the requisite holders’ consent to certain amendments to the Talos Second Lien Notes Indenture to permit the incurrence of indebtedness in respect of the EnVen Second Lien Notes (the “Notes Consent Solicitation”). The Notes Consent Solicitation expired on October 27, 2022, with consents received from holders of 95.8% of the aggregate principal amount of the Talos Second Lien Notes outstanding. Talos will pay consideration equal to $5.00 per $1,000 in principal amount of the Talos Second Lien Notes held by each consenting holder (the “Consent Fee”). The payment of the Consent Fee is conditioned upon satisfaction or waiver of certain conditions to the Notes Consent Solicitation, including the occurrence of the Second Merger. The Consent Fee is expected to equal approximately $3.1 million, in the aggregate, and will be paid substantially concurrently with the Closing.

The Surviving Company will then merge with and into Talos Production (the “Third Merger,” and together with the First Merger and Second Merger, the “Mergers”), with Talos Production continuing as the Final Surviving Company in the Third Merger. The Merger Agreement governs the terms of the Mergers and is attached to this proxy statement/consent solicitation statement/prospectus as Annex A. For a more complete discussion of the proposed Mergers, their effects and the other transactions contemplated by the Merger Agreement, please see the sections entitled “The Mergers” and “The Merger Agreement” located elsewhere in this proxy statement/consent solicitation statement/prospectus.

Q:	What is EnVen and what are EnVen’s assets?

A:

EnVen, whose legal name is EnVen Energy Corporation, is an independent oil and natural gas company engaged in the development, exploitation, exploration and acquisition of primarily crude oil properties in the deepwater region of the United States Gulf of Mexico.

EnVen operates numerous platforms, including five major deepwater facilities with significant open capacity and holds an acreage footprint of approximately 420,000 gross acres in core deepwater areas for future infrastructure-led development, exploitation and exploration opportunities. For additional information, please see the section titled “Information About EnVen.”

Q:	Why did the Talos Board approve the Mergers?

A:

The Mergers are well-aligned with Talos’s strategy focused on value creation through the acquisition and development of conventional resources in close proximity to under-utilized infrastructure applying Talos’s vast seismic inventory and advanced reprocessing. EnVen’s assets add material scale and diversity to Talos’s footprint. For additional information, please see the section titled “The Mergers—Recommendation of the Talos Board and its Reasons for the Mergers.”

Q:	Why did the EnVen Board approve the Mergers?

A:

EnVen had explored a variety of strategic alternatives and the EnVen Board had conducted a strategic alternatives review, which included soliciting interest from multiple potential buyers. This strategic alternatives review included analysis of a potential strategic transaction with a number of parties identified by EnVen and its financial advisors, and, following discussions with its financial advisors, the EnVen Board concluded that the transaction with Talos offered the greatest potential for EnVen to engage in a strategic transaction at that time. In particular, the EnVen Board considered that the Mergers were likely to provide for a more time- and cost-effective means to capital with a higher likelihood of completion, greater valuation certainty and greater ability to achieve EnVen’s development and growth potential. For additional information, please see the section titled “The Mergers—Recommendation of the EnVen Board and its Reasons for the Mergers.”

Q:	What will EnVen equityholders receive if the Mergers are completed?

A:	If the Mergers are completed, EnVen equityholders holding eligible shares of EnVen Common Stock outstanding at the Effective Time will be eligible to receive:

(a) a number of shares of Talos Common Stock equal to the quotient of (i) 43,800,000 shares, divided by, (ii) the aggregate number of shares of EnVen Common Stock outstanding immediately prior to the Effective Time, including the EnVen Conversion Shares and EnVen Converted Equity Award Shares (the “Per Share Stock Consideration”); and

(b) an amount in cash equal to the quotient of (i) the sum of (A) $212,500,000, less (B) the amount of cash paid by EnVen (and not otherwise funded by the applicable awardholder) in respect of withholding tax liabilities associated with the settlement of EnVen PSUs and EnVen RSUs and the exercise of EnVen Options outstanding as of immediately prior to the Effective Time, each in accordance with the Merger Agreement, plus (C) the aggregate exercise price of all EnVen Options received by EnVen in cash prior to the Effective Time in connection with the exercise of EnVen Options outstanding as of immediately prior to the Effective Time, divided by (ii) the aggregate number of shares of EnVen Common Stock outstanding immediately prior to the Effective Time (for the avoidance of doubt, including the Conversion Shares and Converted Equity Award Shares) (the “Per Share Cash Consideration” and, together with the Per Share Stock Consideration, the “Per Share Consideration”).

The market price of shares of Talos Common Stock that EnVen equityholders receive at the Effective Time could be greater than, less than or the same as the market price of shares of Talos Common Stock on the date of this proxy statement/consent solicitation statement/prospectus. Accordingly, you should obtain current market quotations for Talos Common Stock before deciding how to vote. Talos Common Stock is traded on the NYSE under the symbol “TALO.” Presently, no established public trading market exists for EnVen Common Stock.

For more information regarding the merger consideration to be received by EnVen equityholders if the Mergers are completed, please see “The Merger Agreement—Merger Consideration.”

Q:	Who will own Talos immediately following the Mergers?

A:

Talos and EnVen estimate that upon the completion of the Mergers, current Talos stockholders, collectively, will own approximately 66% of the outstanding shares of Talos Common Stock, and current EnVen equityholders, collectively, will own approximately 34% of the outstanding Talos Common Stock.

Q:	Will EnVen equity-based awards be affected by the Mergers?

A:	Upon the completion of the Mergers, outstanding EnVen equity-based awards will be affected as described below.

Immediately prior to the Effective Time, each EnVen Option outstanding immediately prior to the Effective Time, whether or not then vested and exercisable, will become vested and exercisable, and EnVen will cause each holder of such EnVen Option to either (i) cash exercise such EnVen Option immediately prior to the Effective Time or (ii) forfeit such EnVen Option. At the Effective Time, each share of EnVen Common Stock issued (or deemed to be issued) by EnVen to each such holder of EnVen Options that elects to cash exercise their EnVen Options and issued and outstanding (or deemed to be outstanding) immediately prior to the Effective Time will be converted into the right to receive the Per Share Consideration. Each EnVen Option forfeited by a holder of EnVen Options that does not elect to cash exercise their EnVen Options will be cancelled by EnVen and cease to exist.

Immediately prior to the Effective Time, each EnVen RSU and EnVen PSU outstanding immediately prior to the Effective Time, whether or not then vested, and whether settleable in shares of EnVen Common Stock or cash, will become vested and settleable in shares of EnVen Common Stock. EnVen will issue (or deem to issue) to each holder of EnVen RSUs and EnVen PSUs the number of shares of EnVen Common Stock such holder was entitled to receive upon such vesting of such EnVen RSU or EnVen PSU. At the Effective Time, each share of EnVen Common Stock issued (or deemed to be issued) by EnVen to such EnVen RSU and EnVen PSU holders will be converted into the right to receive the Per Share Consideration.

For additional information regarding the EnVen equity-based awards, please see “The Merger Agreement—Treatment of EnVen Equity-Based Awards.”

Q:	What will the composition of the board of directors and management of Talos be following completion of the Mergers?

A:

In connection with the consummation of the Mergers, Riverstone Holdings LLC (“Riverstone”) will agree to, among other things, (i) terminate that certain Amended and Restated Stockholders’ Agreement, dated as of March 29, 2022, by and among Talos, Riverstone Talos Energy EquityCo LLC, Riverstone Talos Energy DebtCo LLC, Riverstone V FT Corp Holdings, L.P., ILX Holdings II, LLC and Riverstone V Castex 2014 Holdings, L.P. (the “Stockholders’ Agreement”), and (ii) cause Mr. Robert Tichio to resign from the Talos Board, in each case, no later than immediately prior to the Effective Time.

Pursuant to the Merger Agreement, Talos will cause (i) the number of directors constituting the Talos Board to be increased to eight and (ii) Ms. Shandell Szabo and Mr. Richard Sherrill (the “EnVen Designated Directors”) to be appointed as members of the Talos Board. The EnVen Designated Directors will serve as

Class II directors and will serve until the 2023 annual meeting of stockholders or until such EnVen Designated Director’s earlier death, resignation or removal. The classification of the Talos Board will be as follows:

•	Class I Director—Charles M. Sledge

•	Class II Directors—Timothy S. Duncan, John “Brad” Juneau, Donald R. Kendall Jr., Shandell Szabo and Richard Sherrill

•	Class III Directors—Neal P. Goldman and Paula R. Glover

Additionally, pursuant to the Merger Agreement, Talos will (among other things) take all actions reasonably necessary to ensure that each EnVen Designated Director is included in the slate of nominees recommended by the Talos Board to the Talos stockholders for election as directors at the 2023 annual meeting of the Talos stockholders, and the proxy statement prepared by Talos in connection therewith.

In the event that any EnVen Designated Director becomes unwilling or unable to serve on the Talos Board, or if any EnVen Designated Director shall resign or be removed from the Talos Board, then Mr. Kenneth R. Olive, Jr. (the “EnVen Alternate Director”) will become an EnVen Designated Director in place of such individual. Other than Mr. Tichio’s resignation and the appointment of the EnVen Designated Directors, no further changes are expected to the composition of the Talos Board.

Neal P. Goldman will continue to serve as Chairman of the Talos Board, and Timothy S. Duncan will continue to serve as President and Chief Executive Officer of Talos following the Closing of the Mergers.

Additionally, if the A&R Charter Proposals are approved, the Talos Board will be declassified from three classes to one class at the 2025 annual meeting of stockholders, with each Class I, Class II and Class III director being elected annually for a one-year term thereafter. Until such meeting, the directors of the Talos Board shall be elected as follows:

•	At the 2023 annual meeting of stockholders, each Class II director will be elected for a two-year term, ending at the 2025 annual meeting of stockholders; and

•	At the 2024 annual meeting of stockholders, each Class III director will be elected for a one-year team, ending at the 2025 annual meeting of stockholders.

However, if the Share Issuance Proposal is not approved but the A&R Charter Proposals are approved, (i) the Talos Board will be declassified in accordance with the above (although the EnVen Designated Directors will not be seated on the Talos Board), (ii) directors serving on the Talos Board will become removable with or without cause and (iii) the Stockholders’ Agreement will not be terminated (and as a result, Riverstone will continue to have designation rights to the Talos Board).

For additional information regarding the Talos Board and the management of Talos, following the completion of the Mergers, please see “The Merger Agreement—Board of Directors and Executive Officers of Talos After Completion of the Mergers.”

Q:	What happens if the Mergers are not completed?

A:

If the EnVen equityholders do not approve the Merger Agreement or the Talos stockholders do not approve the Share Issuance Proposal, or if the Mergers are not completed for any other reason, EnVen equityholders will not receive any merger consideration for their shares of EnVen Common Stock in connection with the Mergers. Instead, Talos and EnVen will each remain independent companies, and Talos Common Stock will continue to be listed and traded on the NYSE under the ticker symbol “TALO.” If the Merger Agreement is terminated under certain specified circumstances, Talos may be required to make a termination payment to EnVen of $42.5 million (or $12.0 million in certain circumstances), and EnVen may be required to make a termination payment to Talos of $28 million. Please see “The Merger Agreement—Termination Payments” for a more detailed discussion of the termination payments.

Q:	When are the Mergers expected to be completed?

A:

Subject to the satisfaction or waiver of the Closing conditions described under “The Merger Agreement—Conditions to the Completion of the Mergers,” the Mergers are expected to close by early 2023. However, neither Talos nor EnVen can predict the actual date on which the Mergers will be completed, or if the Mergers will be completed at all, because completion of the Mergers are subject to conditions and factors outside the control of both companies. Talos and EnVen hope to complete the Mergers as soon as reasonably practicable.

Q:	What are the conditions to completion of the Mergers?

A:

The Mergers are subject to a number of conditions to Closing as specified in the Merger Agreement. These Closing conditions include, among others, (i) the approval of the EnVen Merger Proposal and the EnVen Conversion Proposal by the EnVen equityholders; (ii) the approval of the Share Issuance Proposal by the Talos stockholders; (iii) that no provision of any applicable law and no order (preliminary or otherwise) is in effect that prohibits the consummation of the Mergers; (iv) that any waiting period (and any extension of such period) under the Hart Scott Rodino Act (the “HSR Act”) applicable to the transactions contemplated by the Merger Agreement has expired or been terminated; (v) this proxy statement/consent solicitation statement/prospectus is effective under the Securities Act and no stop order suspending the use of this proxy statement/consent solicitation statement/prospectus has been issued by the SEC, nor have proceedings seeking a stop order been initiated or, to the knowledge of EnVen or Talos, as the case may be, been threatened by the SEC; (vi) Talos has filed with the NYSE a subsequent listing application with respect to the shares of Talos Common Stock being issued pursuant to the Merger Agreement and such shares of Talos Common Stock have been approved and authorized for listing on the NYSE; and (vii) the receipt by EnVen of an opinion from Davis Polk & Wardwell LLP (“Davis Polk”) (or, if Davis Polk is unable or unwilling to deliver such opinion, any other nationally recognized law firm reasonably acceptable to EnVen), dated as of the Closing Date, to the effect that, on the basis of facts, representations, assumptions and exclusions set forth or referred to in such opinion, the First Merger and the Second Merger, taken together as an integrated transaction, more likely than not qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. For additional information, please see “The Merger Agreement—Conditions to the Completion of the Mergers.”

QUESTIONS AND ANSWERS ABOUT THE TALOS SPECIAL MEETING:

Q:	What are Talos stockholders being asked to vote on?

A:

Talos is holding a Special meeting of its stockholders to vote on the approval of the potential issuance of shares of Talos Common Stock in connection with the Mergers (the “Share Issuance Proposal”), pursuant to NYSE Listing Manual Section 312.03. For more information, please see the section entitled “Talos Proposal 1—The Share Issuance Proposal.”

Talos is also asking its stockholders to consider and vote on two unrelated proposals. First, Talos is asking its stockholders to consider and vote on a series of proposals (the “A&R Charter Proposals”) to adopt the A&R Charter which will, among other changes, (i) declassify the Talos Board from three classes to one class at the 2025 annual meeting of stockholders, with each Class I, Class II and Class III director being elected annually for a one-year term thereafter, (ii) provide that members of the Talos Board may be removed, with or without cause, by the affirmative vote of Talos stockholders holding at least a majority of the voting power of the outstanding shares of Talos Common Stock, (iii) provide that the A&R Bylaws may be amended, altered or repealed by the affirmative vote of the holders of a majority of the voting power of Talos’s capital stock outstanding and entitled to vote thereon, and (iv) to make certain other administrative and clarifying changes to the A&R Charter that the Talos Board deems appropriate to effect the foregoing amendment proposals and the termination of the Stockholders’ Agreement as contemplated by the Talos Support Agreement. For more information, please see the section entitled “Talos Proposal 2—The A&R

x

Charter Proposals” and the proposed A&R Charter, the form of which is attached hereto as Annex G. Second, Talos is asking its stockholders to consider and vote, on a non-binding, advisory basis, with respect to the amendment and restatement of the Existing Talos Bylaws (the “A&R Bylaws Proposal”). For more information, please see the section entitled “Talos Proposal 3—The A&R Bylaws Proposal.”

Talos stockholders will be asked to approve the proposal to adjourn the Special Meeting to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to approve the Share Issuance Proposal or to ensure that any supplement or amendment to this proxy statement/consent solicitation statement/prospectus is timely provided to Talos stockholders (the “Adjournment Proposal” and, together with the Share Issuance Proposal, the A&R Charter Proposals and the A&R Bylaws Proposal, the “Talos Proposals”). For more information, please see the section entitled “Talos Proposal 4—The Adjournment Proposal.”

Your vote is very important, regardless of the number of shares of Talos Common Stock that you own. The approval of the Share Issuance Proposal is a condition to the obligations of Talos to complete the Mergers.

Q:	Are any of the Talos Proposals conditioned on one another?

A:

The approval of the Share Issuance Proposal is not conditioned on the approval of the Governance Proposals. Approval of the Adjournment Proposal is not conditioned on, or a condition to, any other Talos Proposal. Several of the A&R Charter Proposals are, however, conditioned on the approval of other proposals:

•	Proposal No. 2B is conditioned upon the approval of Proposal No. 2A; and

•	Proposal No. 2E is conditioned upon the approval of each of the Share Issuance Proposal and Proposal Nos. 2A-2D.

Q:	Why are Talos stockholders being asked to vote on the Share Issuance Proposal?

A:

Talos Common Stock is listed for trading on the NYSE, which requires us to abide by the listing rules established by the NYSE. Under Section 312.03 of the NYSE Listed Company Manual, stockholder approval is required prior to the issuance of shares of common stock, or of securities convertible into common stock, if:

•

such common stock or securities have, or will have upon issuance, voting power equal to 20% or more of the voting power outstanding before the issuance of such stock or securities convertible into common stock; or

•

the number of shares of common stock to be issued is, or will be upon issuance, equal to 20% or more of the number of shares of common stock outstanding before the issuance of the common stock or securities convertible into common stock.

Talos currently has 82,570,328 shares of Talos Common Stock outstanding. Pursuant to the Merger Agreement, Talos will issue 43.8 million shares of Talos Common Stock to EnVen equityholders, representing, as of December 31, 2022, approximately 53% of the outstanding shares of Talos Common Stock prior to such issuance. This would exceed the 20% threshold under Section 312.03 of the NYSE Listed Company Manual. Accordingly, Talos is seeking stockholder approval in connection with the potential issuance of 43.8 million shares of Talos Common Stock be issued to EnVen equityholders pursuant to the Merger Agreement.

Q:	How important is my vote as a Talos stockholder?

A:

Your vote at the Special Meeting is very important, and you are encouraged to submit a proxy as soon as possible. The Mergers between Talos and EnVen cannot be completed without the approval of the Share Issuance Proposal by the Talos stockholders.

Q:	What constitutes a quorum, and what vote is required to approve each proposal at the Special Meeting?

A:

A quorum of Talos’s stockholders is necessary to hold a valid meeting. The presence, in person or by proxy, of a majority in voting power of the outstanding shares entitled to vote at the Special Meeting constitutes a quorum. Both abstentions (i.e., if you or your broker mark “ABSTAIN” on a proxy or voting instruction form, or if a stockholder of record attends the Special Meeting, but does not vote (either before or during the Special Meeting)) and broker non-votes will be considered to be shares present at the Special Meeting for purposes of establishing a quorum.

The approval of the Share Issuance Proposal requires the affirmative vote of a majority of the shares of Talos Common Stock present (in person and/or by proxy) and entitled to vote on such proposal at the Special Meeting. The approval of the Adjournment Proposal requires the affirmative vote of a majority of the shares of Talos Common Stock present (in person and/or by proxy) at the Special Meeting and entitled to vote thereon.

The approval of the A&R Charter Proposals require the following affirmative votes:

•

Proposal No. 2A: To declassify the Talos Board from three classes to one class at the 2025 annual meeting of stockholders, with each Class I, Class II and Class III director being elected annually for a one-year term thereafter—requires the affirmative vote of a majority of the shares of Talos Common Stock outstanding and entitled to vote thereon;

•

Proposal No. 2B: To provide that members of the Talos Board may be removed, with or without cause, by the affirmative vote of Talos stockholders holding at least a majority of the voting power of the outstanding shares of Talos Common Stock—requires the affirmative vote of 66 2/3% of the shares of Talos Common Stock outstanding and entitled to vote thereon;

•

Proposal No. 2C: To provide that the Existing Talos Bylaws may be amended, altered or repealed by the affirmative vote of the holders of a majority of the voting power of Talos’s capital stock outstanding and entitled to vote thereon—requires the affirmative vote of 66 2/3% of the shares of Talos Common Stock outstanding and entitled to vote thereon;

•

Proposal No. 2D: To clarify that, to the fullest extent permitted by and enforceable under applicable law, the exclusive forum for claims under the Securities Act shall be the federal district courts of the United States, and that such exclusive forum provision shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act—requires the affirmative vote of a majority of the shares of Talos Common Stock present (in person and/or by proxy) at the Special Meeting and entitled to vote thereon; and

•

Proposal No. 2E: To make certain other administrative and clarifying changes to the A&R Charter that the Talos Board deems appropriate to effect the foregoing amendment proposals and the termination of the Stockholders’ Agreement as contemplated by the Talos Support Agreement—requires the affirmative vote of a majority of the shares of Talos Common Stock present (in person and/or by proxy) at the Special Meeting and entitled to vote thereon.

The approval of the A&R Bylaws Proposal requires the affirmative vote of a majority of shares of Talos Common Stock present (in person and/or by proxy) at the Special Meeting and entitled to vote thereon. Regardless of the outcome of the non-binding, advisory vote on the A&R Bylaws Proposal, Talos intends that the A&R Bylaws in substantially the form attached to this proxy statement/consent solicitation/prospectus as Annex H will take effect at the Closing.

A stockholder’s failure to vote by proxy or to vote at the Special Meeting and a broker non-vote are not counted as a vote cast and, therefore, will have no effect on the Share Issuance Proposal, the A&R Bylaws Proposal or the Adjournment Proposal. Abstentions will have the effect of a vote “AGAINST” the Share Issuance Proposal, the A&R Bylaws Proposal and the Adjournment Proposal.

Abstentions, a stockholder’s failure to vote by proxy or to vote at the Special Meeting and a broker non-vote will have the effect of a vote “AGAINST” each of the A&R Charter Proposals.

Q:	How do I vote my shares of Talos Common Stock?

A:

If you were a holder of record of Talos Common Stock on December 23, 2022, the record date for the Special Meeting (the “Talos record date”), you may submit your proxy before the Special Meeting in one of the following ways:

•	Telephone-use the toll-free number shown on your proxy card;

•	Internet-visit the website shown on your proxy card to vote via the Internet; or

•	Mail-complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Special Meeting and vote in person, obtain a proxy from your broker, bank or other nominee.

Q:	Are there any stockholders who have already committed to voting in favor of any of the Talos Proposals at the Special Meeting?

A:

Yes. Certain entities affiliated with Riverstone that collectively hold approximately 15% of the outstanding voting power of Talos Common Stock, entered into a support agreement with Talos and EnVen (the “Talos Support Agreement”) (a copy of which is attached as Annex E to the accompanying proxy statement/consent solicitation statement/prospectus) pursuant to which they agreed, among other things, to vote all shares of Talos Common Stock beneficially owned by them (i) in favor of the Share Issuance Proposal, (ii) in favor of the amendment and/or restatement of Talos’s organizational documents as necessary or appropriate to reflect the termination of the Stockholders’ Agreement, (iii) in favor of any other proposals necessary or appropriate in connection with the Mergers and (iv) against, among other things, (A) any Acquisition Proposal (as defined in the Merger Agreement) with respect to Talos and (B) any other proposal that could reasonably be expected to materially impede or delay the First Merger or result in a breach of any representation or covenant of Talos under the Merger Agreement. For more information, please see “The Merger Agreement—Talos Support Agreement.”

Q:	How does the Talos Board recommend that I vote at the Special Meeting?

A:	The Talos Board makes the following recommendations with respect to each Talos Proposal:

•	“FOR” the Share Issuance Proposal;

•	“FOR” each of the A&R Charter Proposals;

•	“FOR” the A&R Bylaws Proposal; and

•	“FOR” the Adjournment Proposal.

For additional information regarding the recommendations of the Talos Board, please see “The Mergers—Recommendation of the Talos Board and its Reasons for the Mergers.”

Q:	Who is entitled to vote at the Special Meeting?

A:

The Talos record date is December 23, 2022. Only holders of record of shares of Talos Common Stock at the close of business on December 23, 2022 will be entitled to vote at the Special Meeting. Holders of Talos Common Stock are entitled to one vote per share of Talos Common Stock on all matters to be presented at the Special Meeting. All shares represented by properly executed and delivered proxies will be voted at the Special Meeting. Please see “Talos Special Meeting—Voting at the Special Meeting” for instructions on how to vote your shares in connection with the Special Meeting.

Q:	What is a proxy?

A:

A stockholder’s legal designation of another person to vote shares of such stockholder’s common stock at a special or annual meeting is referred to as a proxy. The document used to designate a proxy to vote your shares of common stock is called a proxy card.

Q:	How many votes do I have for the Special Meeting?

A:

Each Talos stockholder is entitled to one vote for each share of Talos Common Stock held of record as of the close of business on the Talos record date for each Talos Proposal. As of the close of business on the Talos record date, there were 82,570,328 outstanding shares of Talos Common Stock.

Q:	What will happen to my shares of Talos Common Stock?

A:

You will continue to own the same shares of Talos Common Stock that you owned prior to the Effective Time. As a result of the Share Issuance Proposal, however, the overall ownership percentage of current Talos stockholders following the Mergers will be diluted. In addition, if the Governance Proposals are approved, Talos will amend and restate the Existing Talos Charter by filing the A&R Charter with the Secretary of State of the State of Delaware as soon as practicable after the approval. Additionally, the Talos Board will approve and adopt the A&R Bylaws as soon as practicable after the Special Meeting.

Other than the foregoing, your rights as a holder of Talos Common Stock shall be substantially identical to your rights as a holder of existing Talos Common Stock. For more information, please see the section entitled “Talos Proposal 2—The A&R Charter Proposals.”

Q:	Will Talos continue to have securities listed on the NYSE?

A:	Yes. Talos Common Stock will continue to be listed under the symbol “TALO” on the NYSE.

Q:	If I am not going to attend the Special Meeting, should I submit my proxy card or voting instruction card instead?

A:

Yes. Whether you plan to attend the Special Meeting or not, please read the enclosed proxy statement carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided, or by returning the voting instruction card to your bank, broker or other nominee.

Q:	What is the difference between a stockholder of record and a stockholder who holds Talos Common Stock in street name?

A:

Stockholders of Record. If your shares of Talos Common Stock are registered in your name with Talos’s transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are a stockholder of record with respect to those shares and the proxy materials were sent directly to you.

Street Name Holders. If you hold your shares in an account at a bank, broker or other nominee, then you are the beneficial owner of shares held in “street name.” The proxy materials were forwarded to you by your bank, broker or other nominee, who is considered the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote the shares held in your account.

Q:	If my shares of Talos Common Stock are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote those shares for me?

A:

Under the rules of the NYSE, your bank, broker or other nominee will only be permitted to vote your shares of Talos Common Stock with respect to “non-routine” matters if you instruct your bank, broker or other nominee how to vote. All of the Talos Proposals scheduled for consideration at the Special Meeting are “non-routine” matters. As a result, if you fail to provide voting instructions to your broker, bank or other nominee, your shares will not be counted as present at the Special Meeting for purposes of determining a quorum and will not be voted on any of the Talos Proposals. If you provide voting instructions to your broker, bank or other nominee on one or more of the Talos Proposals but not on one or more of the other Talos Proposals, then your shares will be counted as present for the purposes of determining a quorum but will not be voted on any Talos Proposal for which you fail to provide instructions. To make sure that your shares are voted with respect to each of the Talos Proposals, you should instruct your bank, broker or other nominee how you wish to vote your shares in accordance with the procedures provided by your bank, broker or other nominee regarding the voting of your shares.

A failure to instruct your bank, broker or other nominee how you wish to vote your shares (i) will not have any effect on the outcome of the Share Issuance Proposal or the Adjournment Proposal and (ii) will have the effect of a vote “AGAINST” each of the A&R Charter Proposals and the A&R Bylaws Proposal.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Stockholders residing in the same household who hold their stock through a bank or broker may receive only one set of voting materials in accordance with a notice sent earlier by their bank or broker. This practice will continue unless instructions to the contrary are received by your bank or broker from one or more of the stockholders within the household. We will promptly deliver a separate copy of the voting materials to such stockholders upon receipt of a written or oral request to William S. Moss III, Talos’s General Counsel, at 333 Clay Street, Suite 3300, Houston, Texas 77002, or by telephone at (713) 328-3000.

If you hold your shares in street name and reside in a household that received only one copy of the voting materials, you can request to receive a separate copy in the future by following the instructions sent by your bank or broker. If your household is receiving multiple copies of the voting materials, you may request that only a single set of materials be sent by following the instructions sent by your bank or broker.

Q:	If a Talos stockholder gives a proxy, how are the shares of Talos Common Stock voted?

A:

Regardless of the method that you choose to vote, the individuals named on the enclosed proxy card will vote your shares of Talos Common Stock, as applicable, in the way that you indicate. When completing the proxy card or the Internet or telephone processes, you may specify whether your shares of Talos Common Stock should be voted for or against, or abstain from voting on, all, some or none of the specific items of business to come before the Special Meeting.

Q:	How will my shares of Talos Common Stock be voted if I return a blank proxy?

A:

If you sign, date and return your proxy card and do not indicate how you want your shares of Talos Common Stock to be voted, then your shares of Talos Common Stock will be voted “FOR” the Share Issuance Proposal, “FOR” each of the A&R Charter Proposals, “FOR” the A&R Bylaws Proposal and “FOR” the Adjournment Proposal.

Q:	May I change my vote after I have submitted my executed proxy card?

A:

Yes. You may change your vote by sending a later-dated, signed proxy card to Talos’s secretary at the address listed below so that it is received by Talos’s secretary prior to the Special Meeting, or by attending the Special Meeting and voting in person. You also may revoke your proxy by sending a notice of revocation to Talos’s secretary, which must be received prior to the Special Meeting. Execution or revocation of a proxy will not in any way affect your right to attend the Special Meeting and vote. Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:

Talos Energy Inc.

Attn: Secretary

Three Allen Center

333 Clay Street, Suite 3300

Houston, Texas 77002

For more information, please see “Talos Special Meeting—Revocation of Proxy.”

Q:	If I hold my shares in “street name,” can I change my voting instructions after I have submitted voting instructions to my bank, broker or other nominee?

A:

If your shares are held in the name of a bank, broker or other nominee and you previously provided voting instructions to your bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee to revoke or change your voting instructions.

Q:	Where can I find the voting results of the Special Meeting?

A:

The preliminary voting results for the Special Meeting will be announced at the Special Meeting. In addition, within four Business Days of the Special Meeting, Talos intends to file the final voting results of the Special Meeting with the SEC on a Current Report on Form 8-K.

Q:	Do Talos stockholders have appraisal rights or dissenters’ rights?

A:

No. No dissenters’ or appraisal rights will be available to Talos stockholders with respect to the Mergers, the Share Issuance Proposal or any of the other transactions contemplated by the Merger Agreement.

Q:	As a Talos stockholder, are there any risks that I should consider in deciding whether to vote for the approval of the Share Issuance Proposal?

A:

Yes. You should read and carefully consider the risk factors set forth in the section entitled, “Risk Factors.” You also should read and carefully consider the risk factors of Talos contained in its reports that are incorporated by reference or attached to this proxy statement/consent solicitation statement/prospectus, as applicable.

Q:	Do any of the officers or directors of Talos have interests in the Mergers that may differ from or be in addition to my interests as a Talos stockholder?

A:

Other than continuing roles as executive officers of Talos after the Effective Time as described in further detail below under the heading “The Merger Agreement—Board of Directors and Executive Officers of Talos After Completion of the Mergers,” the Talos executive officers do not have any interests in the Mergers that may be different from, or in addition to, the interests of Talos stockholders generally. Other than continuing membership on the Talos Board (with the exception of Mr. Tichio, who will resign from the Talos Board at the Closing), after the Effective Time as described in further detail below under the heading “The Merger Agreement—Board of Directors and Executive Officers of Talos After Completion of the Mergers,” the members of the Talos Board do not have any interests in the Mergers that may be different from, or in addition to, the interests of Talos stockholders generally. See “The Mergers—Interests of Talos’s Directors and Executive Officers in the Mergers.”

Q:	What happens if I sell my shares of Talos Common Stock after the Talos record date but before the Special Meeting?

A:

The Talos record date is earlier than the date of the Special Meeting. If you transfer your shares of Talos Common Stock after the Talos record date but before the Special Meeting, you will, unless special arrangements are made, retain your right to vote at the Special Meeting.

Q:	Who will solicit and pay the cost of soliciting proxies in connection with the Special Meeting?

A:

The Talos Board is soliciting your proxy in connection with the Special Meeting, and Talos will bear the cost of soliciting such proxies, including the costs of printing and mailing this proxy statement/consent solicitation statement/prospectus. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through banks, brokers and other nominees to the beneficial owners of shares of Talos Common Stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by certain of Talos’s directors, officers and employees, without additional compensation.

Talos

also may be required to reimburse banks, brokers and other custodians, nominees and fiduciaries or their respective agents for their expenses in forwarding proxy materials to beneficial owners of Talos Common Stock. Talos’s directors, officers and employees may solicit proxies by telephone, by electronic means or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	What should I do now?

A:

You should read this proxy statement/consent solicitation statement/prospectus carefully and in its entirety, including the annexes and any documents incorporated by reference, and return your completed, signed and dated proxy card by mail in the enclosed postage-paid envelope, or you may submit your voting instructions by telephone or over the Internet as soon as possible so that your shares will be voted in accordance with your instructions.

Q:	Whom do I call if I have questions about the Special Meeting or the Mergers?

A:

If you are a Talos stockholder and have questions about the Special Meeting or the Mergers, or desire additional copies of this proxy statement/consent solicitation statement/prospectus or additional proxy cards, you may contact:

Talos Energy Inc.

Attn: Secretary

Three Allen Center

333 Clay Street, Suite 3300

Houston, Texas 77002

(713) 328-3000

QUESTIONS AND ANSWERS ABOUT THE ENVEN CONSENT SOLICITATION:

Q:	Who is entitled to deliver an executed written consent for EnVen?

A:

The EnVen Board has set December 23, 2022 as the record date (the “EnVen record date”) for determining the EnVen equityholders entitled to execute and deliver written consents with respect to this consent solicitation. Holders of outstanding shares of EnVen capital stock as of the close of business on the EnVen record date will be entitled to give a consent using the form of written consent furnished with this proxy statement/consent solicitation statement/prospectus. As of the EnVen record date, there were approximately 21,551,777 shares of EnVen Common Stock outstanding and 14,949,771 shares of EnVen Preferred Stock outstanding.

Q:	What approval is required by EnVen equityholders to approve the Merger Agreement?

A:

The Mergers cannot be completed unless the EnVen equityholders execute and return written consents to approve the EnVen Merger Proposal and the EnVen Conversion Proposal. Approval of the EnVen Merger Proposal requires the consent of (i) the holders of a majority of the outstanding shares of EnVen Common Stock and EnVen Preferred Stock (on an as-converted basis) voting together as a single class and (ii) the holders of 60% of the outstanding shares of EnVen Preferred Stock, voting as a separate class. In addition, the affirmative written approval of Bain, together with certain of its affiliated funds (collectively, the “Bain Entities”), of the Merger Agreement and the transactions contemplated thereby is required pursuant to that certain Letter Agreement, dated as of December 11, 2016, by and among EnVen and the Bain Entities (the “Bain Approval”).

Q:	Are there any EnVen equityholders who have already committed to voting in favor of the EnVen Merger Proposal?

A:

Yes. Following the execution of the Merger Agreement, Talos, EnVen and certain EnVen equityholders, including the Bain Entities and Adage, entered into the EnVen Support Agreements (a form of which is attached as Annex D to this proxy statement/consent solicitation statement/prospectus) pursuant to which such equityholders agreed, among other things, to vote all shares of EnVen capital stock beneficially owned by such equityholders (i) in favor of the adoption of the EnVen Merger Proposal and the EnVen Conversion Proposal, (ii) against any Acquisition Proposal (as defined and further described herein) with respect to EnVen and (iii) against any other action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, postpone or materially and adversely affect the Mergers.

As of the EnVen record date, such EnVen equityholders held a majority of the outstanding shares of EnVen Common Stock and more than 60% of the outstanding shares of EnVen Preferred Stock. As a result, the delivery of executed written consents by the EnVen Supporting Stockholders pursuant to the EnVen Support Agreements will constitute receipt of the requisite approvals to approve the EnVen Merger Proposal and the EnVen Conversion Proposal, as well as the Bain Approval.

Q:	How do I return my EnVen written consent?

A:

If you were a holder of record of EnVen capital stock on the EnVen record date and you wish to return your written consent, please complete, date and sign the written consent attached as Annex M to this proxy statement/consent solicitation statement/prospectus and promptly return it to EnVen by following the instructions set forth on such written consent.

EnVen will not be holding a stockholders’ meeting to consider the proposals set forth herein, and therefore you will be unable to vote in person by attending a stockholders’ meeting.

Q:	What is the deadline for returning my EnVen written consent?

A:

The targeted final date for the receipt of written consents is currently 5:00 p.m, Central Time, on February 7, 2023 (the “target date”). EnVen reserves the right to extend the final date for the receipt of written consents beyond this target date. Any such extension may be made without notice to EnVen equityholders. Once a sufficient number of written consents to adopt and approve the EnVen Merger Proposal and the EnVen Conversion Proposal have been received, the EnVen consent solicitation will conclude. The delivery of the written consent by each of the EnVen Supporting Stockholders pursuant to the EnVen Support Agreements will be sufficient to approve the EnVen Merger Proposal and the EnVen Conversion Proposal.

Q:	How do the rights of Talos stockholders differ from those of holders of EnVen Common Stock?

A:

Both Talos and EnVen are incorporated in the State of Delaware and therefore subject to the DGCL. Generally, the certificate of incorporation of EnVen, as amended (the “EnVen Charter”) aligns closely with the A&R Charter in a number of areas, including voting rights, quorums for meetings of stockholders, special meeting rights, shareholder inspection rights, board of directors size and director terms, director nominations by stockholders and indemnification. Additionally, as stockholders of Talos, EnVen equityholders will become subject to the rules and regulations of the SEC and the NYSE applicable to similarly situated public companies. For additional information, please see the section titled “Comparison of Stockholders’ Rights.”

Q:	How does the EnVen Board recommend that I vote on the EnVen Merger Proposal and the EnVen Conversion Proposal?

A:	The EnVen Board recommends that EnVen equityholders “CONSENT” to the EnVen Merger Proposal.

The EnVen Board recommends that EnVen equityholders “CONSENT” to the EnVen Conversion Proposal.

For additional information regarding the recommendation of the EnVen Board, please see “The Mergers—Recommendation of the EnVen Board and its Reasons for the Mergers.”

Q:	Do EnVen equityholders have appraisal rights or dissenters’ rights?

A:

Yes. EnVen equityholders are entitled to appraisal rights with respect to their shares of EnVen capital stock to be converted into the right to receive the Per Share Consideration in the First Merger. To exercise appraisal rights, EnVen equityholders must comply with the requirements set forth in Section 262 of the DGCL. In view of the complexity of Section 262 of the DGCL, EnVen equityholders who wish to pursue appraisal rights should consult their legal and financial advisors.

Q:	As an EnVen equityholder, are there any risks that I should consider in deciding whether to consent to the adoption and approval of the Merger Agreement?

A:

Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors.” You also should read and carefully consider the risk factors of Talos contained in the reports of Talos which are incorporated by reference or attached to this proxy statement/consent solicitation statement/prospectus, as applicable.

Q:	Do any of the officers or directors of EnVen have interests in the Mergers that may differ from or be in addition to my interests as an EnVen equityholder?

A:

Yes. EnVen’s executive officers and certain non-employee directors may have interests in the Mergers that may be different from, or in addition to, the interests of EnVen equityholders generally. The EnVen Board was aware of and considered these interests to the extent such interests existed at the time of its approval of the Merger Agreement and in recommending that the EnVen Merger Proposal be adopted and approved by the equityholders of EnVen. Please see “The Mergers—Interests of EnVen’s Directors and Executive Officers in the Mergers.”

Q:	If I am a holder of EnVen Preferred Stock, will I receive accrued and unpaid dividends on my shares of EnVen Preferred Stock through the date of the Preferred Conversion?

A:

Yes. Subject to the adoption and approval of the EnVen Conversion Proposal, the Merger Agreement provides that, immediately prior to the Effective Time, in accordance with the EnVen Certificate of Designations, (a) all outstanding shares of EnVen Preferred Stock shall be automatically converted into EnVen Common Stock and (b) EnVen shall pay in cash to each holder of EnVen Preferred Stock the amount of the aggregate accrued but unpaid dividends on such EnVen Preferred Stock as of the date of the Preferred Conversion. EnVen expects to pay such accrued and unpaid dividends in accordance with its normal quarterly dividend payment procedures.

Q:	Do any of the affiliated equityholders of EnVen have interests in the Mergers that may differ from or be in addition to the interests of non-affiliated EnVen equityholders?

A:

Yes. In connection with the Merger Agreement, Talos entered into the Registration Rights Agreement to become effective at the Closing, with Adage and certain entities affiliated with Bain, pursuant to which Talos grants such entities certain demand, “piggy-back” and shelf registration rights with respect to the shares of Talos Common Stock to be received by such entities in the Mergers. Talos agrees to pay certain expenses of the parties incurred in connection with the exercise of their rights under the Registration Rights Agreement and indemnify them for certain securities law matters in connection with any registration statement filed with the SEC pursuant thereto. For more information, please see the section entitled “The Merger Agreement—Registration Rights Agreement” and a copy of the Registration Rights Agreement attached to this proxy statement/consent solicitation statement/prospectus as Annex F.

Two current members of the EnVen Board will also be designated to serve on the Talos Board following the Closing. See “The Merger Agreement—Board of Directors and Executive Officers of Talos After Completion of the Mergers” for more information.

Additionally, pursuant to the Merger Agreement, certain outstanding awards under the EnVen Incentive Award Plan held by EnVen directors and executive officers will immediately accelerate and vest. See “The Mergers—Treatment of EnVen Equity-Based Awards” for more information.

Q:	What are the material U.S. federal income tax consequences of the Mergers to holders of EnVen Common Stock?

A:

Assuming that the Mergers are completed as currently contemplated, Talos and EnVen intend for the First Merger and the Second Merger, taken together, to constitute a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). It is a condition to the obligation of EnVen to complete the Mergers that EnVen receives an opinion from Davis Polk (or, if Davis Polk is unable or unwilling to deliver such opinion, any other nationally recognized law firm reasonably acceptable to EnVen), dated as of the Closing Date, to the effect that the First Merger and the Second Merger, taken together as an integrated transaction, more likely than not qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code (the “Closing Date Opinion”). Davis Polk has filed an opinion as an exhibit to this proxy statement/consent solicitation statement/prospectus to the effect that the First Merger and the Second Merger, taken together as an integrated transaction, will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code (the “Registration Statement Opinion”), which opinion if delivered on the Closing Date would satisfy the closing condition. The Registration Statement Opinion is, and the Closing Date Opinion will be, based on certain assumptions as well as representations, warranties and covenants of EnVen, Talos, Merger Sub Inc. and Merger Sub LLC. After consulting with their respective counsel, both EnVen and Talos expect that the tax opinion closing condition will be satisfied. Further, neither EnVen nor Talos has knowledge of any fact or circumstance that could reasonably be expected to prevent the First Merger and the Second Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. If any of the assumptions, representations, warranties or covenants is incorrect, incomplete, inaccurate, or is violated, the validity of the Registration Statement Opinion or the Closing Date Opinion, as applicable, may be affected and the U.S. federal income tax consequences of the First Merger and the Second Merger could differ materially from those described in this proxy statement/consent solicitation statement/prospectus. This closing condition is waivable, and Talos and EnVen will undertake to recirculate and resolicit this proxy statement/consent solicitation statement/prospectus if this condition is waived and the change in U.S. federal income tax consequences is material. Neither EnVen nor Talos will request a ruling from the IRS with respect to the tax treatment of the Mergers.

Assuming

that the First Merger and the Second Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, except for any fractional share of Talos Common Stock deemed received and redeemed for cash, each holder of EnVen Common Stock that receives a combination of Talos Common Stock and cash in the Mergers generally will not recognize any realized loss but will recognize any realized gain equal to the lesser of (i) the excess, if any, of the amount of cash (excluding the amount of any cash in lieu of a fractional share of Talos Common Stock) plus the fair market value of the Talos Common Stock (including any fractional share of Talos Common Stock deemed received and redeemed for cash) received in exchange for such shares of EnVen Common Stock in the Mergers, over such holder’s tax basis in the shares of EnVen Common Stock exchanged therefor and (ii) the amount of cash (excluding the amount of any cash in lieu of a fractional share of Talos Common Stock) received by such holder in exchange for such shares of EnVen Common Stock.

You should read “Material U.S. Federal Income Tax Consequences of the Mergers” beginning on page 155 of this proxy statement/consent solicitation statement/prospectus for a more complete discussion of the U.S. federal income tax considerations relating to the Mergers. You should be aware that you are not receiving any tax opinion from either party or its advisors. Further, tax matters can be complicated and the tax consequences of the Mergers to you will depend on your particular tax situation. You should consult with, and rely solely upon, your tax advisor to determine the tax consequences of the Mergers to you.

Q:	How will I receive the Merger Consideration to which I am entitled?

A:

If you are a holder of record of book-entry shares representing EnVen Common Stock or EnVen Preferred Stock which are not held through the Depository Trust Company (which is referred to herein as “DTC”), you will receive (i) a check in the amount equal to the aggregate Per Share Cash Consideration that you have a right to receive pursuant to the Merger Agreement (together with cash in lieu of any fractional shares of Talos Common Stock issuable to you pursuant to the Merger Agreement and cash payable with respect to dividends and distributions declared) and (ii) a statement reflecting the aggregate whole number of shares of Talos Common Stock (which will be in uncertificated book-entry form) that you have a right to receive pursuant to the Merger Agreement.

If you are a holder of book-entry shares representing EnVen Common Stock or EnVen Preferred Stock which are held through DTC, the exchange agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the Closing Date, the Per Share Consideration and cash in lieu of any fractional shares of Talos Common Stock issuable pursuant to the Merger Agreement, in each case, that the DTC has the right to receive.

No interest will be paid or accrued on any amount payable for shares eligible to receive the Per Share Consideration pursuant to the Merger Agreement.

For additional information on the exchange of EnVen capital stock for the Per Share Consideration, see the section entitled “The Merger Agreement—Exchange of Shares.”

Q:	Whom do I call if I have questions about the EnVen Consent Solicitation Statement or the Mergers?

A:

If you are an EnVen equityholder and have questions about the EnVen consent solicitation statement or the Mergers, or desire additional copies of this proxy statement/consent solicitation statement/prospectus, you may contact:

EnVen Energy Corporation

Attn: Secretary

609 Main Street, Suite 3200

Houston, Texas 77002

(713) 335-7010

SUMMARY

For your convenience, provided below is a brief summary of certain information contained in this proxy statement/consent solicitation statement/prospectus. This summary highlights selected information from this proxy statement/consent solicitation statement/prospectus and does not contain all of the information that may be important to you as a Talos stockholder or an EnVen equityholder. To understand the Mergers fully and for a more complete description of the terms of the Merger Agreement, you should read this entire proxy statement/consent solicitation statement/prospectus carefully, including its annexes and the other documents to which you are referred. Additionally, important information, which you are urged to read, is contained in the documents incorporated by reference into this proxy statement/consent solicitation statement/prospectus. Please see “Where You Can Find More Information” beginning on page 252. Items in this summary include a page reference directing you to a more complete description of those items.

The Parties to the Mergers (See page 42)

Talos Energy Inc.

Talos, whose legal name is Talos Energy Inc., is a technically driven independent exploration and production company focused on safely and efficiently maximizing long-term value through its operations, currently in the United States and offshore Mexico, both through upstream oil and gas exploration and production and the development of carbon capture and sequestration opportunities. Shares of Talos Common Stock are listed and traded on the NYSE under the ticker symbol “TALO.” Talos has its principal executive offices located at Three Allen Center, 333 Clay Street, Suite 3300, Houston, Texas 77002 and its telephone number is (713) 328-3000.

Merger Sub Inc. and Merger Sub LLC are direct wholly owned subsidiaries of Talos and UnSub is a wholly owned subsidiary of Talos Production, and each was formed solely for the purpose of carrying out the Mergers. Talos Production is an indirect wholly owned subsidiary of Talos.

EnVen Energy Corporation

EnVen is an independent oil and natural gas company engaged in the development, exploitation, exploration, and acquisition of primarily crude oil properties in the deepwater region of the U.S. Gulf of Mexico. EnVen focuses on acquiring and developing operated, deepwater assets that it believes have untapped, lower-risk drill bit opportunities and will provide strong cash flow and significant production potential. This strategy allows EnVen to benefit from the favorable geologic and economic characteristics of the deepwater U.S. Gulf of Mexico fields. Presently, no established public trading market exists for EnVen Common Stock. EnVen has its principal executive offices located at 609 Main Street, Suite 3200, Houston, Texas 77002 and its telephone number is (713) 335-7500.

The Mergers and the Merger Agreement (See pages 43 and 87)

The terms and conditions of the Mergers are contained in the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/consent solicitation statement/prospectus. You are encouraged to read the Merger Agreement carefully and in its entirety, as it is the primary legal document that governs the Mergers.

Pursuant to the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub Inc. will merge with and into EnVen in the First Merger, with EnVen continuing as the First Surviving Corporation in the First Merger. Immediately following the First Merger, the First Surviving Corporation, will merge with and into Merger Sub LLC in the Second Merger, with Merger Sub LLC continuing as the Surviving Company in the Second Merger. Talos commenced the Notes Consent Solicitation on October 21, 2022 to obtain the requisite holders’ consent to certain amendments to the Talos Second Lien Notes Indenture to permit the incurrence of indebtedness in respect of the EnVen Second Lien Notes. The Notes Consent Solicitation expired on October 27, 2022, with consents received from holders of 95.8% of the aggregate principal amount of the Talos Second Lien Notes outstanding. As a result, the Surviving Company will merge with and into Talos Production with Talos Production continuing as the Final Surviving Company in the Third Merger.

Merger Consideration (See page 88)

If the Mergers are completed, EnVen equityholders holding eligible shares of EnVen Common Stock outstanding at the Effective Time, including the EnVen Conversion Shares and EnVen Converted Equity Award Shares, will be eligible to receive:

(a) a number of shares of Talos Common Stock equal to the quotient of (i) 43,800,000 shares, divided by, (ii) the aggregate number of shares of EnVen Common Stock outstanding immediately prior to the Effective Time (including the EnVen Conversion Shares and EnVen Converted Equity Award Shares); and

(b) an amount in cash equal to the quotient of (i) the sum of (A) $212,500,000, less (B) the amount of cash paid by EnVen (and not otherwise funded by the applicable awardholder) in respect of withholding tax liabilities associated with the settlement of EnVen PSUs and EnVen RSUs and the exercise of EnVen Options outstanding as of immediately prior to the Effective Time, plus (C) the aggregate exercise price of all EnVen Options received by EnVen in cash prior to the Effective Time in connection with the exercise of EnVen Options outstanding as of immediately prior to the Effective Time, divided by (ii) the aggregate number of shares of EnVen Common Stock outstanding immediately prior to the Effective Time (including the EnVen Conversion Shares and EnVen Converted Equity Award Shares).

Talos stockholders will continue to own their existing shares of Talos Common Stock, and it is expected that Talos stockholders will own approximately 66% of the Talos Common Stock and EnVen equityholders will own approximately 34% of the Talos Common Stock immediately following the Effective Time. See also “The Merger Agreement—Structure of the Mergers.”

Treatment of EnVen Equity-Based Awards (See page 89)

Immediately prior to the Effective Time, each EnVen Option outstanding immediately prior to the Effective Time, whether or not then vested and exercisable, will become vested and exercisable, and EnVen will cause each holder of such EnVen Option to either (i) cash exercise such EnVen Option immediately prior to the Effective Time or (ii) forfeit such EnVen Option. At the Effective Time, each share of EnVen Common Stock issued (or deemed to be issued) by EnVen to each such holder of EnVen Options that elects to cash exercise their EnVen Options and issued and outstanding (or deemed to be outstanding) immediately prior to the Effective Time will be converted into the right to receive the Per Share Consideration. Each EnVen Option forfeited by a holder of EnVen Options that does not elect to cash exercise their EnVen Options will be cancelled by EnVen and cease to exist.

Immediately prior to the Effective Time, each EnVen RSU and EnVen PSU outstanding immediately prior to the Effective Time, whether or not then vested, and whether settleable in shares of EnVen Common Stock or cash, will become vested and settleable in shares of EnVen Common Stock. EnVen will issue (or deem to issue) to each holder of EnVen RSUs and EnVen PSUs the number of shares of EnVen Common Stock such holder was entitled to receive upon such vesting of such EnVen RSU or EnVen PSU. At the Effective Time, each share of EnVen Common Stock issued (or deemed to be issued) by EnVen to such EnVen RSU and EnVen PSU holders will be converted into the right to receive the Per Share Consideration.

Treatment of Indebtedness (See page 78)

Talos commenced the Notes Consent Solicitation on October 21, 2022 to obtain the requisite holders’ consent to certain amendments to the Talos Second Lien Notes Indenture to permit the incurrence of indebtedness in respect of the EnVen Second Lien Notes. The Notes Consent Solicitation expired on October 27, 2022, with consents received from holders of 95.8% of the aggregate principal amount of the Talos Second Lien Notes. Talos will pay the Consent Fee to consenting holders of the Talos Second Lien Notes. The payment of the Consent Fee is conditioned upon satisfaction or waiver of certain conditions to the Notes Consent Solicitation, including the occurrence of the Second Merger. The Consent Fee is expected to equal approximately $3.1 million, in the aggregate, and is to be paid substantially concurrently with the Closing.

The Special Meeting (See page 126)

The Special Meeting will be held on February 8, 2023, at Three Allen Center, 333 Clay Street, Suite 3300, Houston, Texas 77002, at 10:00 a.m., Central Time. The Special Meeting is being held to consider and vote on the following Talos Proposals:

•	to approve the Share Issuance Proposal;

•	to approve the A&R Charter Proposals;

•	to approve the A&R Bylaws Proposal; and

•	to approve the Adjournment Proposal.

Only holders of record of shares of Talos Common Stock at the close of business on December 23, 2022 will be entitled to vote at the Special Meeting. All shares represented by properly executed and delivered proxies will be voted at the Special Meeting. On the Talos record date, there were 82,570,328 shares of Talos Common Stock outstanding and entitled to vote.

Holders of Talos Common Stock will vote together as a single class at the Special Meeting. Holders of Talos Common Stock are entitled to one vote per share of Talos Common Stock on all matters to be presented at the Special Meeting. All shares represented by properly executed and delivered proxies will be voted at the Special Meeting.

A quorum of Talos’s stockholders is necessary to hold a valid meeting. The presence, in person or by proxy, of a majority in voting power of the outstanding shares entitled to vote at the Special Meeting constitutes a quorum. Both abstentions and broker non-votes will be considered to be shares present at the Special Meeting for purposes of establishing a quorum.

The approval of the Share Issuance Proposal requires the affirmative vote of a majority of the shares of Talos Common Stock present (in person and/or by proxy) and entitled to vote on such proposal at the Special Meeting.

The approval of the Adjournment Proposal requires the affirmative vote of a majority of the shares of Talos Common Stock present (in person and/or by proxy) at the Special Meeting and entitled to vote thereon.

The approval of the A&R Charter Proposals require the following affirmative votes:

•

Proposal No. 2A: To declassify the Talos Board from three classes to one class at the 2025 annual meeting of stockholders, with each Class I, Class II and Class III director being elected annually for a one-year term thereafter—requires the affirmative vote of a majority of the shares of Talos Common Stock outstanding and entitled to vote thereon;

•	Proposal No. 2B: To provide that members of the Talos Board may be removed, with or without cause, by the affirmative vote of Talos stockholders holding at least a majority of the voting power of the outstanding shares of Talos Common Stock—requires the affirmative vote of 66 2/3% of the shares of Talos Common Stock outstanding and entitled to vote thereon;

•

Proposal No. 2C: To provide that the Existing Talos Bylaws may be amended, altered or repealed by the affirmative vote of the holders of a majority of the voting power of Talos’s capital stock outstanding and entitled to vote thereon—requires the affirmative vote of 66 2/3% of the shares of Talos Common Stock outstanding and entitled to vote thereon;

•

Proposal No. 2D: To clarify that, to the fullest extent permitted by and enforceable under applicable law, the exclusive forum for claims under the Securities Act shall be the federal district courts of the United States, and that such exclusive forum provision shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act—requires the affirmative vote of a majority of the shares of Talos Common Stock present (in person and/or by proxy) at the Special Meeting and entitled to vote thereon; and

•

Proposal No. 2E: To make certain other administrative and clarifying changes to the A&R Charter that the Talos Board deems appropriate to effect the foregoing amendment proposals and the termination of the Stockholders’ Agreement as contemplated by the Talos Support Agreement—requires the affirmative vote of a majority of the shares of Talos Common Stock present (in person and/or by proxy) at the Special Meeting and entitled to vote thereon.

The approval of the A&R Bylaws Proposal requires the affirmative vote of a majority of shares of Talos Common Stock present (in person and/or by proxy) at the Special Meeting and entitled to vote thereon. Regardless of the outcome of the non-binding, advisory vote on the A&R Bylaws Proposal, Talos intends that the A&R Bylaws in substantially the form set forth on Annex H will take effect at the Closing.

A stockholder’s failure to vote by proxy or to vote at the Special Meeting and a broker non-vote are not counted as a vote cast and, therefore, will have no effect on the Share Issuance Proposal, the A&R Bylaws Proposal or the Adjournment Proposal. Abstentions will have the effect of a vote “AGAINST” the Share Issuance Proposal, the A&R Bylaws Proposal and the Adjournment Proposal.

Abstentions, a stockholder’s failure to vote by proxy or to vote at the Special Meeting and a broker non-vote will have the effect of a vote “AGAINST” each of the A&R Charter Proposals.

The Mergers are conditioned on, among other things, the approval of the Share Issuance Proposal at the Special Meeting.

Several of the A&R Charter Proposals are conditioned on the approval of other proposals:

•	Proposal No. 2B is conditioned upon the approval of Proposal No. 2A; and

•	Proposal No. 2E is conditioned upon the approval of each of the Share Issuance Proposal and Proposal Nos. 2A-2D.

It is important for you to note that in the event that the Share Issuance Proposal does not receive the requisite vote for approval at the Special Meeting, including any adjournments or postponements thereof, we will not be able to consummate the Mergers.

Recommendation of the Talos Board and its Reasons for the Mergers (See page 51)

The Talos Board has unanimously (i) determined that the Merger Agreement, the Mergers and the related agreements and transactions contemplated thereby are fair to, advisable and in the best interests of, Talos and the Talos stockholders, (ii) approved, adopted and declared advisable the Merger Agreement, the Mergers and the related agreements and transactions contemplated thereby, (iii) authorized and approved Talos’s execution and delivery of the Merger Agreement in accordance with its terms and Talos’s consummation of the transactions contemplated thereby, and the issuance of Talos Common Stock contemplated by the Share Issuance Proposal, (iv) directed that the Share Issuance Proposal be submitted to the Talos stockholders to a vote at the Special Meeting and (v) recommended that the Talos stockholders approve the Share Issuance Proposal at the Special Meeting. The Talos Board recommends that Talos stockholders vote “FOR” the Share Issuance Proposal, “FOR” each of the A&R Charter Proposals, “FOR” the A&R Bylaws Proposal and “FOR” the Adjournment Proposal. For additional information on the factors considered by the Talos Board in reaching this decision and the recommendation of the Talos Board, please see “The Mergers—Recommendation of the Talos Board and its Reasons for the Mergers.”

Interests of Talos’s Directors and Executive Officers in the Mergers (See page 80)

Other than continuing roles as directors or executive officers of Talos after the Effective Time as described in the section titled “The Merger Agreement—Board of Directors and Executive Officers of Talos After Completion of the Mergers,” and the interests described herein, the members of the Talos Board and Talos executive officers do not have any interests in the Mergers that may be different from, or in addition to, the interests of Talos stockholders generally.

Talos Support Agreement (See page 124)

Following the execution of the Merger Agreement, Talos, EnVen and certain entities affiliated with Riverstone entered into the Talos Support Agreement pursuant to which the Talos Supporting Stockholders have agreed, among other things, to (i) vote all shares of Talos Common Stock beneficially owned by such stockholders (a) in favor of the Share Issuance Proposal, (b) in favor of the amendment and/or restatement of Talos’s organizational documents as necessary or appropriate to reflect the termination of the Stockholders’ Agreement, (c) in favor of any other proposals necessary or appropriate in connection with the Mergers and (d) against, among other things, (A) any Acquisition Proposal (as defined in the Merger Agreement) with respect to Talos and (B) any other proposal that could reasonably be expected to materially impede or delay the First Merger or result in a breach of any representation or covenant of Talos under the Merger Agreement, (ii) to terminate the Stockholders’ Agreement, and (iii) to cause Mr. Tichio to resign from the Talos Board, in each case of the foregoing clauses (ii) and (iii), effective immediately prior to, but conditioned on, the occurrence of the Closing.

For more information, please see “The Merger Agreement—Talos Support Agreement.” For more information regarding the security ownership of Riverstone, please see “Certain Beneficial Owners of Talos Common Stock.”

EnVen’s Solicitation of Written Consents (See page 138)

EnVen equityholders are being asked to approve each of the EnVen Merger Proposal and the EnVen Conversion Proposal by executing and delivering the written consent furnished with this proxy statement/consent solicitation statement/prospectus.

EnVen equityholders may consent to the EnVen Merger Proposal with respect to their shares of EnVen Common Stock and to the EnVen Conversion Proposal with respect to their shares of EnVen Preferred Stock by completing and executing the written consent attached as Annex M to this proxy statement/consent solicitation statement/prospectus and returning it to EnVen by 5:00 p.m., Central Time, on February 7, 2023 by following the instructions set forth on such written consent.

The delivery of written consents from the EnVen Supporting Stockholders pursuant to the EnVen Support Agreements will constitute receipt by EnVen of the requisite approval to approve each of the EnVen Merger Proposal and the EnVen Conversion Proposal, and a failure of any other EnVen equityholder to deliver a written consent is not expected to have any effect on the approval of the Merger Agreement or the First Merger.

For more information, please see “EnVen Consent Solicitation.”

Recommendation of the EnVen Board and its Reasons for the Mergers (See page 60)

The EnVen Board has unanimously (i) determined that the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of EnVen and its equityholders, (ii) approved, adopted and declared advisable the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement, (iii) directed that the Merger Agreement be submitted to a vote or written action of the EnVen equityholders, and (iv) recommended to the EnVen equityholders approval of the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement. The EnVen Board recommends that EnVen equityholders “CONSENT” to each of the EnVen Merger Proposal and the EnVen Conversion Proposal. For additional information on the factors considered by the EnVen Board in reaching this decision and the recommendation of the EnVen Board, please see “The Mergers—Recommendation of the EnVen Board and its Reasons for the Mergers.”

Interests of EnVen’s Directors and Executive Officers in the Mergers (See page 78)

When considering the recommendation of the EnVen Board that EnVen equityholders “CONSENT” to each of the EnVen Merger Proposal and the EnVen Conversion Proposal, EnVen equityholders should be aware that, aside from their interests as EnVen equityholders, EnVen’s directors and executive officers have interests in the Mergers that may be different from, or in addition to, the interests of the EnVen equityholders generally. These interests include:

•

certain EnVen executive officers are parties to employment agreements under which they will be eligible to receive severance following a termination of such executive officer’s employment for any reason during the two (2) year period following the Closing of the Merger;

•	Talos is required to fund a “rabbi trust” on the terms required by the Merger Agreement with respect to the severance benefits that are expected to become payable to these EnVen executive officers;

•

each of Ms. Shandell Szabo and Mr. Richard Sherrill are expected to become members of the Talos Board upon the Closing and will receive compensation from Talos for their service as non-employee members of the Talos Board under Talos’s non-employee director compensation policy. See the section entitled “The Mergers—Board of Directors and Executive Officers of Talos After Completion of the Mergers;”

•

each of Mr. Andrew Hailey, Mr. John Ezekowitz and Mr. Christopher Linneman is a representative of Bain on the EnVen Board, and Bain will be entitled to certain registration rights with respect to the resale of shares of Talos Common Stock received by Bain in connection with the Mergers, subject to the conditions of the Registration Rights Agreement. See the section entitled “The Merger Agreement—Registration Rights Agreement;”

•

Talos must cause the Final Surviving Company to indemnify and hold harmless the directors, managers and officers of EnVen in respect of acts or omissions occurring at or prior to the Closing, and will advance expenses to these individuals in respect of any claims, actions, suits or other proceedings relating to any such acts or omissions, in each case to the fullest extent permitted by applicable law or EnVen’s governing documents. In addition, for a period of six years following the Closing, Talos must maintain certain provisions in EnVen’s governing documents relating to indemnification and exoneration of officers and directors. Further, Talos is required to obtain “tail” policies in favor of the indemnified persons, subject to the terms provided in the Merger Agreement. See the section entitled “The Mergers—Indemnification and Insurance”; and

•

certain members of the EnVen Board and certain EnVen executive officers have EnVen RSUs, EnVen PSUs and/or EnVen Options to purchase shares of EnVen Common Stock. The treatment of EnVen equity-based awards is discussed in more detail in the section entitled “The Mergers—Treatment of EnVen Equity-Based Awards.”

These interest are discussed in more detail in the section entitled “The Mergers—Interests of EnVen’s Directors and Executive Officers in the Mergers.” The EnVen Board was aware of and carefully considered these interests, among other matters, in evaluating the terms and structure, and overseeing the negotiation, of the Mergers, in approving the Merger Agreement and the transactions contemplated thereby, including the Mergers, and in recommending that EnVen equityholders “CONSENT” to each of the EnVen Merger Proposal and the EnVen Conversion Proposal.

EnVen Support Agreements (See page 124)

Following the execution of the Merger Agreement, Talos, EnVen and the EnVen Supporting Stockholders party thereto entered into the EnVen Support Agreements (a form of which is attached as Annex D to this proxy statement/consent solicitation statement/prospectus) pursuant to which the EnVen Supporting Stockholders agreed to, among other things, vote all shares of EnVen capital stock beneficially owned by such stockholders (i) in favor of the adoption of each of the EnVen Merger Proposal and the EnVen Conversion Proposal, (ii) against any Acquisition Proposal with respect to EnVen and (iii) against any other action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, postpone or materially and adversely affect the Mergers. As of the EnVen record date, the EnVen Supporting Stockholders held a majority of the outstanding shares of EnVen Common Stock and more than 60% of the outstanding shares of EnVen Preferred Stock. As a result, the delivery of executed written consents by the EnVen Supporting Stockholders pursuant to the EnVen Support Agreements will constitute receipt of the requisite approvals to approve each of the EnVen Merger Proposal and the EnVen Conversion Proposal and the Bain Approval.

For additional information, see “The Merger Agreement—EnVen Support Agreements.”

Certain Beneficial Owners of EnVen Capital Stock (See page 246)

At the close of business on December 31, 2022, the latest practicable date prior to the date of this proxy statement/consent solicitation statement/prospectus, EnVen’s directors and executive officers and their affiliates, as a group, beneficially owned and were entitled to vote approximately 10,153,354 shares of EnVen Common Stock, collectively representing 47% of the shares of EnVen Common Stock outstanding on that date and 8,424,714 shares of EnVen Preferred Stock, collectively representing 56% of the shares of EnVen Preferred Stock outstanding on that date. For more information regarding the security ownership of EnVen directors and executive officers, please see “Certain Beneficial Owners of EnVen Capital Stock.”

Registration Rights Agreement (See page 125)

Pursuant to the Merger Agreement, Talos entered into a Registration Rights Agreement, to become effective at the Closing, with Adage and certain entities affiliated with Bain pursuant to which Talos has granted such entities certain demand, “piggy-back” and shelf registration rights with respect to the shares of Talos Common Stock to be received by such parties in the Mergers, subject to certain customary thresholds and conditions. Talos has agreed to pay certain expenses of the parties incurred in connection with the exercise of their rights under the Registration Rights Agreement and to indemnify them for certain securities law matters in connection with any registration statement filed with the SEC pursuant thereto. The parties to the Registration Rights Agreement will be restricted from the sale and/or transfer of Talos Common Stock for a period of 60 days following the Closing, subject to certain exceptions. For more information, please see the section entitled “The Merger Agreement—Registration Rights Agreement” and a copy of the Registration Rights Agreement attached to this proxy statement/consent solicitation statement/prospectus as Annex F.

Certain Beneficial Owners of Talos Common Stock (See page 181)

As of the date of this proxy statement/consent solicitation statement/prospectus, the number of outstanding shares of EnVen capital stock and the number of outstanding shares of Talos Common Stock, it is estimated that Talos stockholders will own approximately 66% and EnVen equityholders will own approximately 34% of the issued and outstanding shares of Talos Common Stock immediately following the Effective Time. For more information regarding the security ownership of Talos, please see “Certain Beneficial Owners of Talos Common Stock.”

Board of Directors and Executive Officers of Talos After Completion of the Mergers (See page 92)

In connection with the consummation of the Mergers, Riverstone will agree to, among other things, (i) terminate the Stockholders’ Agreement and (ii) cause Mr. Robert Tichio to resign from the Talos Board, in each case no later than immediately prior to the Effective Time.

Pursuant to the Merger Agreement, Talos will cause (a) the number of directors constituting the Talos Board to be increased to eight and (b) Ms. Shandell Szabo and Mr. Richard Sherrill (each of whom is an EnVen Designated Director) to be appointed as members of the Talos Board. The EnVen Designated Directors will serve as Class II directors and will serve until the 2023 annual meeting of stockholders or until such EnVen Designated Director’s earlier death, resignation or removal. The classification of the Talos Board will be as follows:

•	Class I Director—Charles M. Sledge

•	Class II Directors—Timothy S. Duncan, John “Brad” Juneau, Donald R. Kendall, Jr., Shandell Szabo and Richard Sherrill

•	Class III Directors—Neal P. Goldman and Paula R. Glover

Additionally, pursuant to the Merger Agreement, Talos will (among other things) take all actions reasonably necessary to ensure that each EnVen Designated Director is included in the slate of nominees recommended by the Talos Board to the Talos stockholders for election as directors at the 2023 annual meeting of the Talos stockholders, and the proxy statement prepared by Talos in connection therewith.

In the event that any EnVen Designated Director becomes unwilling or unable to serve on the Talos Board, or if any EnVen Designated Director shall resign or be removed from the Talos Board, then Mr. Kenneth R. Olive, Jr., as the “EnVen Alternate Director” will become an EnVen Designated Director in place of such individual. Other than Mr. Tichio’s resignation and the appointment of Ms. Szabo and Mr. Sherrill, no further changes are expected to the composition of the Talos Board.

Neal P. Goldman will continue to serve as Chairman of the Talos Board, and Timothy S. Duncan will continue to serve as President and Chief Executive Officer of Talos following the Closing of the Mergers.

For additional information regarding the Talos Board and the management of Talos, following the completion of the Mergers, please see “The Merger Agreement—Board of Directors and Executive Officers of Talos After Completion of the Mergers.” See also “The Merger Agreement—Talos Support Agreement.”

Conditions to the Completion of the Mergers (See page 117)

Each party’s obligation to effect the Mergers is subject to the satisfaction at Closing, or waiver at or prior to Closing, of each of the following conditions:

•	the approval of the EnVen Merger Proposal by the EnVen equityholders;

•	the approval of the Share Issuance Proposal by the Talos stockholders;

•	the absence of any applicable law or order (preliminary or otherwise) prohibiting the consummation of the Mergers;

•	the expiration or earlier termination of the waiting period (and any extension of such period) under the HSR Act;

•

the registration statement on Form S-4, of which this proxy statement/consent solicitation statement/prospectus forms a part, will have become effective with the SEC under the Securities Act and no stop order suspending the effectiveness may be in effect; and

•	the NYSE having approved the listing of shares of Talos Common Stock to be issued in the Mergers.

In addition, the obligations of Talos, Talos Production, Merger Sub Inc., Merger Sub LLC and UnSub to effect the Mergers is subject to the satisfaction at Closing, or waiver at or prior to Closing, of each of the following conditions:

•	the accuracy of the representations and warranties of EnVen as follows:

•

the representations and warranties of EnVen set forth in Section 3.01 (Existence and Power) (solely the first sentence and (solely with respect to EnVen) the third sentence thereof), Section 3.02 (Subsidiaries) (solely the first and third sentences thereof), Section 3.03 (Authorization), Section 3.06 (Capitalization) and Section 3.25 (Finders’ Fees) of the Merger Agreement shall be true and correct in all respects as of the date of the Merger Agreement and as of the Closing Date, as if made as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except for de minimis inaccuracies;

•

the representations and warranties of EnVen regarding the absence of certain changes or developments that have had, or would reasonably be expected to have, a material adverse effect as set forth in Section 3.09(b) of the Merger Agreement shall be true and correct in all respects as of the date of the Merger Agreement and as of the Closing Date, as if made as of such date (except to the extent expressly made as of an earlier date, in which case as of such date); and

•

each other representation and warranty of EnVen set forth in the Merger Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth in any individual such representation or warranty) as of the date of the Merger Agreement and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth in any individual such representation or warranty) would not reasonably have been expected to have, individually or in the aggregate, a material adverse effect on EnVen;

•

EnVen’s performance or compliance in all material respects with all of its covenants, obligations or agreements required to be performed or complied with under the Merger Agreement prior to the Effective Time;

•	the non-occurrence of any EnVen Material Adverse Effect (as defined and further described herein) since the date of the Merger Agreement that is continuing; and

•	EnVen having delivered to Talos a certificate of a duly authorized officer certifying the matters of the immediately preceding bullets.

EnVen’s obligation to effect the Mergers is subject to the satisfaction at Closing, or waiver at or prior to Closing, of each of the following conditions:

•	the accuracy of the representations and warranties of Talos as follows:

•

the representations and warranties of Talos set forth in Section 4.01 (Existence and Power) (solely the first sentence thereof), Section 4.02 (Subsidiaries) (solely the first and third sentences thereof), Section 4.03 (Authorization), Section 4.06 (Capitalization) and Section 4.26 (Finders’ Fees) of the Merger Agreement shall be true and correct in all respects as of the date of the Merger Agreement and as of the Closing Date, as if made as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except for de minimis inaccuracies;

•

the representations and warranties of Talos as set forth in Section 4.09(b) of the Merger Agreement shall be true and correct in all respects as of the date of the Merger Agreement and as of the Closing Date, as if made as of such date (except to the extent expressly made as of an earlier date, in which case as of such date); and

•

each other representation and warranty of Talos set forth in the Merger Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth in any individual such representation or warranty) as of the date of the Merger Agreement and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth in any individual such representation or warranty) would not reasonably have been expected to have, individually or in the aggregate, a material adverse effect on Talos.

•

Talos’s performance or compliance in all material respects with all of its covenants, obligations or agreements required to be performed or complied with under the Merger Agreement prior to the Effective Time;

•	the non-occurrence of any Talos Material Adverse Effect (as defined and further described herein) since the date of the Merger Agreement that is continuing;

•	Talos having delivered to EnVen a certificate of a duly authorized officer certifying the matters of the immediately preceding bullets;

•

receipt by EnVen of an opinion of Davis Polk, counsel to EnVen (or, if Davis Polk is unable or unwilling to deliver such opinion, any other nationally recognized law firm reasonably acceptable to EnVen), to the effect that, on the basis of facts, representations, assumptions and exclusions set forth or referred to in such opinion, the First Merger and the Second Merger, taken together as an integrated transaction, more likely than not qualify to be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, which opinion shall be dated as of the Closing Date; and

•	Talos’s funding of the EnVen Rabbi Trust (as defined herein) in the manner required by the Merger Agreement.

No Solicitation of Acquisition Proposals by EnVen (See page 103)

EnVen has agreed that, except as expressly contemplated by the Merger Agreement, neither it nor any of its subsidiaries will, and EnVen will use its reasonable best efforts to, and will cause each of its subsidiaries to use its respective reasonable best efforts to, cause their respective representatives not to, directly or indirectly:

•

initiate or solicit, or knowingly encourage or knowingly facilitate any inquiries or the making or submission of any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal with respect to EnVen;

•

engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any person relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal;

•	approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal; or

•

execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal.

No Solicitation of Acquisition Proposals by Talos (See page 104)

Talos has agreed that, except as expressly contemplated by the Merger Agreement, neither it nor any of its subsidiaries will, and Talos will use its reasonable best efforts to, and will cause each of its subsidiaries to use its respective reasonable best efforts to, cause their respective representatives not to, directly or indirectly:

•

initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or would reasonably be expected to result in or lead to, any Acquisition Proposal with respect to Talos;

•

engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any person relating to any proposal, offer, inquiry or request for information that constitutes, or would reasonably be expected to result in or lead to, any Acquisition Proposal;

•	approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal; or

•

execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal.

Notwithstanding anything to the contrary in the Merger Agreement, prior to obtaining the requisite approval from the Talos stockholders, Talos may (i) negotiate or execute an acceptable confidentiality agreement with any person who has made a bona fide written Acquisition Proposal and (ii) engage in negotiations or discussions with any person who has made a bona fide written Acquisition Proposal and provide access to Talos’s properties, books and records and related information, if the Talos Board (A) has determined in good faith, after consultation with its outside legal counsel and financial advisor(s), that such Acquisition Proposal constitutes or would reasonably be expected to constitute or result in a Superior Proposal and (B) has determined in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable law.

Nothing described above will prohibit Talos or the Talos Board from taking and disclosing to the Talos stockholders a position with respect to an Acquisition Proposal with respect to Talos pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, in either case to the extent required by law.

No Change of Recommendation by EnVen (See page 107)

Notwithstanding the above, EnVen will not be prevented from, prior to obtaining the requisite approval from the EnVen equityholders, changing or withdrawing the EnVen Board’s recommendation to approve the Merger Agreement and the Mergers solely to the extent the EnVen Board determines in good faith, after consultation with its outside legal counsel, that failing to make any such change or withdrawal would be inconsistent with the EnVen Board’s fiduciary duties under applicable law.

No Change of Recommendation by Talos (See page 108)

The Merger Agreement provides that the Talos Board may change or withdraw its recommendation to approve the Merger Agreement and the Mergers, if, prior to obtaining the requisite approval from the Talos stockholders:

•

the Talos Board determines in good faith, after consultation with its financial advisor(s) and outside legal counsel, in response to a bona fide written Acquisition Proposal, not solicited or initiated in violation of the Merger Agreement, that (i) such proposal constitutes a Superior Proposal and (ii) the failure to take action with respect to such Acquisition Proposal would be inconsistent with the Talos Board’s fiduciary duties under applicable law; or

•

the Talos Board determines in good faith, in response to certain intervening events, after consultation with its outside legal counsel, that the failure to make a Talos Change in Recommendation would be inconsistent with the Talos Board’s fiduciary duties under applicable law.

Termination of the Merger Agreement (See page 119)

Termination by Mutual Consent

The Merger Agreement may be terminated and the Mergers abandoned at any time prior to the Effective Time, whether before or after approval of the Merger Agreement by the EnVen equityholders or approval of the Share Issuance Proposal by the Talos stockholders, by mutual written consent of Talos and EnVen.

Termination by Either Talos or EnVen

Either party may terminate the Merger Agreement if:

•

the Mergers have not been consummated on or prior to June 21, 2023 (the “End Date”); provided, however, that (i) the right to terminate the Merger Agreement at the End Date will not be available to any party whose action or failure to act is the primary cause of the failure of the Mergers to occur on or before such date and such action or failure to act constitutes a material breach of the Merger Agreement by such party and (ii) either party may, by providing written notice to the other party, extend the End Date to September 21, 2023;

•

a court of competent jurisdiction or other governmental entity issues a final and nonappealable order, or takes any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Mergers; provided, however, the right to terminate the Merger Agreement in respect of any such order or action is not available to any party whose failure to perform any of its obligations pursuant to Section 5.07 of the Merger Agreement resulted in the entry of the order or the taking of such other action; or

•	the required approval by the Talos stockholders of the Share Issuance Proposal has not been obtained at the Special Meeting subject to any adjournment or recess of the Special Meeting).

Termination by Talos

Talos may terminate the Merger Agreement if:

•

there is any material breach of any representation, warranty, covenant or agreement by EnVen, such that the conditions regarding EnVen’s representations and warranties and performance of covenants would not be satisfied at the Closing, except that, if such breach is curable by EnVen by the End Date, then, EnVen shall have a period of 30 days to cure such breach after receipt by EnVen of notice from Talos of such breach, provided that the right to terminate the Merger Agreement described in this bullet shall not be available if Talos, Talos Production, UnSub, Merger Sub Inc. or Merger Sub LLC are in material breach of the Merger Agreement on the date of such termination;

•	the EnVen Supporting Stockholders have not executed and delivered to Talos the EnVen Support Agreements within 24 hours following the execution of the Merger Agreement;

•	the EnVen Supporting Stockholders have not, within 48 hours of the date of this proxy statement/consent solicitation/prospectus, delivered the requisite written consents; or

•	at any time prior to the approval of the Merger Agreement by the EnVen equityholders, the EnVen Board:

•	makes an EnVen Change in Recommendation to approve the Merger Agreement and the Mergers; or

•	does not include such recommendation in the proxy statement/consent solicitation statement/prospectus.

Termination by EnVen

EnVen may terminate the Merger Agreement if:

•

there is any material breach of any representation, warranty, covenant or agreement by Talos, Talos Production, UnSub, Merger Sub Inc or Merger Sub LLC, such that the conditions regarding Talos’s representations and warranties and performance of covenants would not be satisfied at the Closing, except that, if such breach is curable by Talos, Talos Production, UnSub, Merger Sub Inc. and Merger Sub LLC by the End Date, then, Talos shall have a period of 30 days to cure such breach after receipt by Talos of notice from EnVen of such breach, , provided that the right to terminate the Merger Agreement described in this bullet shall not be available if EnVen is in material breach of the Merger Agreement on the date of such termination; or

•	at any time prior to the approval of the Merger Agreement by the Talos stockholders, the Talos Board:

•	makes a Talos Change in Recommendation to approve the Merger Agreement and the Mergers; or

•	does not include such recommendation in the proxy statement/consent solicitation statement/prospectus.

Termination Payments (See page 120)

Talos will be required to make a termination payment to EnVen of $42.5 million if EnVen validly terminates the Merger Agreement due to (a) prior to obtaining the approval of the Share Issuance Proposal by the Talos stockholders, the Talos Board making a Talos Change in Recommendation or failing to include its recommendation in the proxy statement, or (b) a terminable breach by Talos of the non-solicitation provisions applicable to Talos under the Merger Agreement or Talos’s covenant to convene and hold the Special Meeting.

Talos will be required to make a termination payment of $12.0 million to EnVen if either party validly terminates the Merger Agreement due to the failure to obtain the approval of the Share Issuance Proposal by the Talos stockholders at the Special Meeting.

Talos will be required to make a termination payment to EnVen of $42.5 million, less any amount paid pursuant to the preceding paragraph, if (a) either party validly terminates the Merger Agreement due to (i) the failure of the Closing to occur on or before the End Date as provided above (but only if, prior to the date of termination, an Acquisition Proposal with respect to Talos is publicly announced and is not publicly withdrawn as of the date of such termination) or (ii) the failure to obtain the approval of the Share Issuance Proposal by the Talos stockholders at the Special Meeting (but only if an Acquisition Proposal with respect to Talos is publicly announced and is not publicly withdrawn as of the date of the Special Meeting), and (b) within 12 months of the date of termination, Talos consummates an Acquisition Proposal or enters into a definitive agreement for an Acquisition Proposal that is ultimately consummated.

EnVen will be required to make a termination payment of $28.0 million to Talos if Talos validly terminates the Merger Agreement due to, prior to obtaining the required approval of EnVen equityholders, the EnVen Board making an EnVen Change in Recommendation or failing to include its recommendation in the consent solicitation statement.

Opinion of EnVen’s Financial Advisor (See page 64)

The EnVen Board engaged Intrepid to act as its financial advisor. On September 21, 2022, Intrepid delivered to the EnVen Board its oral opinion, confirmed by its delivery of a written opinion dated as of the same date, that, as of the date thereof, and based upon and subject to the assumptions, procedures, factors, qualifications, limitations and other matters set forth in Intrepid’s written opinion, the total consideration of $212.5 million in cash and 43.8 million shares of Talos Common Stock (representing 34.7% ownership in the combined post-Transaction company on an undiluted basis) being received by the EnVen equityholders, taken as a whole, as a result of the Mergers and the other transactions contemplated by the Merger Agreement (collectively, the “Transaction”), is fair, from a financial point of view, to the EnVen equityholders.

The full text of Intrepid’s written opinion, dated September 21, 2022, which sets forth, among other things, certain of the assumptions made, procedures followed, matters considered, qualifications and limitations with respect to the review undertaken by Intrepid, is attached as Annex B to this proxy statement/consent solicitation statement/prospectus and is incorporated by reference in its entirety.

Intrepid provided its opinion solely for the information and benefit of the EnVen Board (in its capacity as such) in connection with its evaluation of the Transaction. The opinion does not address EnVen’s underlying business decision to enter into the Transaction or the relative merits of the Transaction as compared with any other strategic alternative that may be available to EnVen. The opinion is not intended to be and does not constitute a recommendation to any EnVen equityholder or Talos stockholder as to how such EnVen equityholder or Talos stockholder should act or vote with respect to the Transaction or any other matter. In addition, the opinion is not rendered to or for the benefit of, and does not confer rights or remedies upon, any person other than the EnVen Board (including any equity holders, creditors, bondholders or other constituencies of EnVen or Talos). This summary is qualified in its entirety by reference to the full text of the opinion, attached as Annex B to this proxy statement/consent solicitation statement/prospectus.

Intrepid’s opinion was necessarily based upon business, market, economic, regulatory and other conditions as they existed on, and were evaluated as of, September 16, 2022. Intrepid assumes no responsibility for updating, revising or reaffirming its opinion based on developments, circumstances or events occurring, or information made available to it, after such date or the date of the opinion. Intrepid’s opinion did not express any opinion as to equity securities or debt securities of EnVen or Talos and the price, trading range or volume at which any securities will trade at any time, including following announcement of the Transaction.

For further information, please see “The Mergers—Opinion of EnVen’s Financial Advisor” and the full text of the written opinion of Intrepid attached as Annex B to this proxy statement/consent solicitation statement/prospectus.

Opinion of Talos’s Financial Advisor (See page 54)

At the meeting of the Talos Board on September 21, 2022, J.P. Morgan Securities LLC (“J.P. Morgan”) rendered its oral opinion to the Talos Board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be paid by Talos in the proposed Mergers was fair, from a financial point of view, to Talos. J.P. Morgan has confirmed its September 21, 2022 oral opinion by delivering its written opinion, dated September 22, 2022, to the Talos Board, that, as of such date, the consideration to be paid by Talos in the proposed Mergers was fair, from a financial point of view, to Talos.

The full text of the written opinion of J.P. Morgan, dated September 22, 2022, sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Annex C to this proxy statement/consent solicitation statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement/consent solicitation statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Talos’s stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Talos Board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed Mergers and was directed only to the consideration to be paid by Talos in the proposed Mergers and did not address any other aspect of the Mergers. J.P. Morgan expressed no opinion as to the fairness of the consideration to the holders of any class of securities, creditors or other constituencies of Talos or as to the underlying decision by Talos to engage in the proposed Mergers. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The summary of the opinion of J.P. Morgan set forth in this proxy statement/consent solicitation statement/prospectus is qualified in its entirety by reference to the full text of such opinion. The opinion does not constitute a recommendation to any stockholder of Talos as to how such stockholder should vote with respect to the proposed Mergers or any other matter.

For additional information, see the section entitled “The Mergers—Opinion of Talos’s Financial Advisor” and the full text of the written opinion of J.P. Morgan attached as Annex C to this proxy statement/consent solicitation statement/prospectus.

Accounting Treatment (See page 81)

Talos and EnVen prepare their respective financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”). The accounting guidance for business combinations requires the use of the acquisition method of accounting, which requires the determination of the acquirer, the purchase price, the acquisition date, the fair value of assets and liabilities of the acquiree and the measurement of goodwill, if any. The Mergers will be accounted for using the acquisition method of accounting, with Talos being treated as the accounting acquirer. In identifying Talos as the acquiring entity for accounting purposes, Talos and EnVen took into account a number of factors as of the date of this proxy statement/consent solicitation statement/prospectus, including which entity is issuing its equity interests and transferring cash, the expectation that following the Effective Time holders of shares of Talos Common Stock as of immediately prior to the Effective Time will hold, in the aggregate, approximately 66% of the issued and outstanding shares of Talos Common Stock immediately following the Effective Time, the intended corporate governance structure of Talos following the Effective Time and the intended senior management of Talos following the Effective Time. No single factor was the sole determinant in the overall conclusion that Talos is the acquirer for accounting purposes; rather, all factors were considered in arriving at such conclusion.

Material U.S. Federal Income Tax Consequences of the Mergers (See page 155)

Assuming that the Mergers are completed as currently contemplated, Talos and EnVen intend for the First Merger and the Second Merger, taken together, to constitute a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the obligation of EnVen to complete the Mergers that EnVen receives an opinion from Davis Polk, counsel to EnVen (or, if Davis Polk is unable or unwilling to deliver such opinion, any other nationally recognized law firm reasonably acceptable to EnVen), dated as of the Closing Date, to the effect that the First Merger and the Second Merger, taken together as an integrated transaction, more likely than not qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code (the “Closing Date Opinion”). Davis Polk has filed an opinion as an exhibit to this proxy statement/consent solicitation statement/prospectus to the effect that the First Merger and the Second Merger, taken together as an integrated transaction, will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code (the “Registration Statement Opinion”), which opinion if delivered on the Closing Date would satisfy the closing condition. The Registration Statement Opinion is, and the Closing Date Opinion will be, based on certain assumptions as well as representations, warranties and covenants of EnVen, Talos, Merger Sub Inc. and Merger Sub LLC. After consulting with their respective counsel, both EnVen and Talos expect that the tax opinion closing condition will be satisfied. Further, neither EnVen nor Talos has knowledge of any fact or circumstance that could reasonably be expected to prevent the First Merger and the Second Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. If any of the assumptions, representations, warranties or covenants is incorrect, incomplete, inaccurate, or is violated, the validity of the Registration Statement Opinion or the Closing Date Opinion, as applicable, may be affected and the U.S. federal income tax consequences of the First Merger and the

Second Merger could differ materially from those described in this proxy statement/consent solicitation statement/prospectus. This closing condition is waivable, and Talos and EnVen will undertake to recirculate and resolicit this proxy statement/consent solicitation statement/prospectus if this condition is waived and the change in U.S. federal income tax consequences is material. Neither EnVen nor Talos will request a ruling from the IRS with respect to the tax treatment of the Mergers.

Assuming that the First Merger and the Second Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, except for any fractional share of Talos Common Stock deemed received and redeemed for cash, each holder of EnVen Common Stock that receives a combination of Talos Common Stock and cash in the Mergers generally will not recognize any realized loss but will recognize any realized gain equal to the lesser of (i) the excess, if any, of the amount of cash (excluding the amount of any cash in lieu of a fractional share of Talos Common Stock) plus the fair market value of the Talos Common Stock (including any fractional share of Talos Common Stock deemed received and redeemed for cash) received in exchange for such shares of EnVen Common Stock in the Mergers, over such holder’s tax basis in the shares of EnVen Common Stock exchanged therefor and (ii) the amount of cash (excluding the amount of any cash in lieu of a fractional share of Talos Common Stock) received by such holder in exchange for such shares of EnVen Common Stock.

You should read “Material U.S. Federal Income Tax Consequences of the Mergers” beginning on page 155 of this proxy statement/consent solicitation statement/prospectus for a more complete discussion of the U.S. federal income tax considerations relating to the Mergers. You should be aware that you are not receiving any tax opinion from either party or its advisors. Further, tax matters can be complicated and the tax consequences of the Mergers to you will depend on your particular tax situation. You should consult with, and rely solely upon, your tax advisor to determine the tax consequences of the Mergers to you.

Comparison of Stockholders’ Rights (See page 164)

Upon the completion of the Mergers, EnVen equityholders receiving shares of Talos Common Stock will become stockholders of Talos, and their rights will be governed by Delaware law and the governing corporate documents of Talos in effect at the Effective Time. EnVen equityholders will have different rights once they become stockholders of Talos due to differences between the governing corporate documents of EnVen and Talos, as further described in “Comparison of Stockholders’ Rights.”

Listing of Talos Common Stock (See page 81)

Before completion of the Mergers, Talos has agreed to use its reasonable best efforts to cause the shares of Talos Common Stock to be issued in the Mergers to be approved for listing on the NYSE.

Regulatory Matters (See page 82)

Under the HSR Act and the rules promulgated thereunder, the Mergers cannot be completed until the parties to the Merger Agreement have given notification and furnished information to the Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) and until the applicable waiting period (and any extension of such period) has expired or has been terminated. On October 5, 2022, the parties gave notification and furnished information to the FTC and the DOJ, and the applicable waiting period expired on November 4, 2022.

Appraisal Rights (See page 82)

Talos stockholders are not entitled to dissenters’ or appraisal rights with respect to the Mergers, the Share Issuance Proposal or any of the other transactions contemplated by the Merger Agreement.

EnVen equityholders are entitled to appraisal rights with respect to their shares of EnVen capital stock to be converted into the right to receive the Per Share Consideration in the First Merger. To exercise appraisal rights,

EnVen equityholders must comply with the requirements set forth in Section 262 of the DGCL. In view of the complexity of Section 262 of the DGCL, EnVen equityholders who wish to pursue appraisal rights should consult their legal and financial advisors.

A&R Charter (See page 133)

Subject to the approval of the A&R Charter Proposals, Talos will amend and restate the Existing Talos Charter by filing the A&R Charter with the Secretary of State of the State of Delaware that will, among other things: (i) declassify the Talos Board from three classes to one class at the 2025 annual meeting of stockholders, with each Class I, Class II and Class III director being elected annually for a one-year term thereafter, (ii) provide that members of the Talos Board may be removed, with or without cause, by the affirmative vote of Talos stockholders holding at least a majority of the voting power of the outstanding shares of Talos Common Stock, (iii) provide that the Existing Talos Bylaws may be amended, altered or repealed by the affirmative vote of the holders of a majority of the voting power of Talos’s capital stock outstanding and entitled to vote thereon, (iv) clarify that the exclusive forum provision of the A&R Charter shall not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claims for which the federal courts have exclusive jurisdiction; and (v) to make certain other administrative and clarifying changes to the A&R Charter that the Talos Board deems appropriate to effect the foregoing amendment proposals and the termination of the Stockholders’ Agreement as contemplated by the Talos Support Agreement.

Approval of the A&R Charter Proposals is not a condition to the completion of the Mergers or the approval of the Share Issuance Proposal. However, if the Share Issuance Proposal is not approved but the A&R Charter Proposals are approved, (i) the Talos Board will be declassified in accordance with the above (although the EnVen Designated Directors will not be seated on the Talos Board), (ii) directors serving on the Talos Board will become removable with or without cause and (iii) the Stockholders’ Agreement will not be terminated (and as a result, Riverstone will continue to have designation rights to the Talos Board).

For more information, please see the section entitled “Talos Proposal 2—The A&R Charter Proposals” and the proposed A&R Charter, the form of which is attached to this proxy statement/consent solicitation statement/prospectus as Annex G.

A&R Bylaws (See page 136)

Talos will amend and restate the Existing Talos Bylaws to conform to changes expected to be made upon the approval of the A&R Charter Proposals and the termination of the Stockholders’ Agreement by adopting the A&R Bylaws. For more information, please see the section entitled “Talos Proposal 3—The A&R Bylaws Proposal” and the proposed A&R Bylaws, the form of which is attached to this proxy statement/consent solicitation statement/prospectus as Annex H.

Risk Factors (See page 31)

In evaluating the Merger Agreement and the Mergers, you should carefully read this proxy statement/consent solicitation statement/prospectus and give special consideration to the factors discussed in “Risk Factors.” These Risk Factors include:

Risks Related to the Mergers

•

Because the market price of Talos Common Stock will fluctuate, EnVen equityholders cannot be sure of the value of the shares of Talos Common Stock they will receive in the First Merger. In addition, the number of shares of Talos Common Stock to be received by EnVen equityholders in the First Merger will not change between now and the time the First Merger is completed to reflect changes in the trading prices of Talos Common Stock.

•

The market price for Talos Common Stock following the Mergers may be affected by factors different from those that historically have affected or currently affect Talos Common Stock and EnVen capital stock.

•	Talos stockholders and EnVen equityholders, in each case as of immediately prior to the First Merger, will have reduced ownership in the combined company.

•

Both Talos and EnVen are subject to a number of Closing conditions in order to complete the Mergers, which, if not fulfilled, or not fulfilled in a timely manner, may delay completion of the Mergers or result in termination of the Merger Agreement.

•

The business relationships of Talos and EnVen may be subject to disruption due to uncertainty associated with the Mergers, which could have a material adverse effect on the results of operations, cash flows and financial position of Talos or EnVen pending and following the Mergers.

•	Talos or EnVen may waive one or more of the Closing conditions without re-soliciting stockholder approval.

•	The Merger Agreement subjects Talos and EnVen to restrictions on their respective business activities prior to the Effective Time.

•	Directors and executive officers of EnVen have interests in the Mergers that may be different from, or in addition to, the interest of the EnVen equityholders generally.

•

The Merger Agreement limits Talos’s and EnVen’s respective ability to pursue alternatives to the Mergers, may discourage certain other companies from making a favorable alternative transaction proposal and, in specified circumstances, could require Talos or EnVen to make a termination payment to the other party.

•	Failure to complete the Mergers could negatively impact Talos’s stock price and have a material adverse effect on Talos’s and EnVen’s results of operations, cash flows and financial position.

•	The shares of Talos Common Stock to be received by EnVen equityholders upon the completion of the First Merger will have different rights from shares of EnVen capital stock.

•	Completion of the Mergers may trigger change in control or other provisions in certain agreements to which EnVen is a party.

•	Talos and EnVen are expected to incur significant transaction costs in connection with the Mergers, which may be in excess of those anticipated by them.

•	Litigation relating to the Mergers could result in an injunction preventing the completion of the Mergers and/or substantial costs to Talos and EnVen.

Risks Relating to Talos and EnVen

•

The combined company may not be able to retain customers or suppliers, and customers or suppliers may seek to modify contractual obligations with the combined company, either of which could have an adverse effect on the combined company’s business and operations. Third parties may terminate or alter existing contracts or relationships with Talos or EnVen as a result of the Mergers.

•	The combined company may fail to realize the anticipated benefits of the Mergers.

•	The failure to successfully integrate the businesses and operations of Talos and EnVen in the expected time frame may adversely affect the combined company’s future results.

•

The unaudited pro forma combined financial information contained in this proxy statement/consent solicitation statement/prospectus may not be an indication of the combined company’s results of operations or financial condition following the Closing of the Mergers.

•

The financial forecasts relating to Talos and EnVen prepared in connection with the Mergers may not be realized, which may adversely affect the market price of Talos Common Stock following the Closing of the Mergers.

•	The trading price and volume of Talos Common Stock may be volatile following the Mergers.

•	Future sales or issuances of Talos Common Stock could have a negative impact on the Talos Common Stock price.

•	Combined company stockholders may experience dilution in the future.

•

The combined company may record goodwill and other intangible assets that could become impaired and result in material non-cash charges to the results of operations of the combined company in the future.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF ENVEN

	As of and for the Nine Months Ended September 30, 2022	As of and for the Year Ended December 31, 2021
	(in thousands)
Statement of Operations Data
Revenues:
Oil	$527,236	$468,035
Natural gas	40,130	33,217
NGL	11,557	7,649
Product handling and other income	20,860	21,390

Total revenues	599,783	530,291
Operating expenses:
Lease operating expense	60,915	79,789
Workover, repair, and maintenance expenses	16,635	23,027
Transportation, gathering, and processing costs	7,366	7,261
Depreciation, depletion, and amortization	114,662	156,745
Accretion of asset retirement obligations	21,092	27,541
General and administrative expenses	52,678	75,601

Total operating expenses	273,348	369,964
Operating income	326,435	160,327
Gain (loss) on derivatives, net	(89,121)	(171,917)
Interest expense	(35,191)	(47,165)
Loss on extinguishment of long-term debt	—	(11,419)
Gain on fair value of 11.00% Senior Notes due 2023	—	16,589
Other income	4,487	2,790

Total other expenses	(119,825)	(211,122)

Income (loss) before income taxes	206,610	(50,795)
Income tax expense	27,814	11,307

Net income (loss)	178,796	(62,102)
Net loss attributable to non-controlling interest	—	(4,744)

Net income (loss) attributable to EnVen Energy Corporation	178,796	(57,358)
Series A preferred stock dividends	(20,181)	(28,583)

Net income (loss) attributable to EnVen Energy Corporation Class A common stockholders	$158,615	$(85,941)

Balance Sheet Data
Total property and equipment, net	761,536	766,856
Total assets	1,256,414	1,138,890
Total liabilities	799,356	845,466
Total stockholders’ equity	457,058	293,424

SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following summary unaudited pro forma balance sheet data gives effect to the proposed Mergers as if the Mergers had occurred on September 30, 2022, while the unaudited pro forma statement of operations data for the year ended December 31, 2021 and the nine months ended September 30, 2022 is presented as if the Mergers had occurred on January 1, 2021. These summary unaudited pro forma financial statements have been prepared for illustrative purposes only and are not necessarily indicative of what Talos’s financial position or results of operations actually would have been had the Mergers occurred as of the dates indicated. In addition, the unaudited pro forma financial statements do not purport to project Talos’s future financial position or operating results. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page 31. The following summary unaudited pro forma financial statements should be read in conjunction with the section titled “Unaudited Pro Forma Financial Statements” beginning on page 73 and the related notes included in this proxy statement/consent solicitation statement/prospectus.

	For the Nine Months Ended September 30, 2022	For the Year Ended December 31, 2021
	(in thousands, except per share amounts)
Statement of Operations Data
Revenues:
Oil	$1,606,036	$1,532,196
Natural gas	221,877	163,833
NGL	60,789	57,412
Production handling and other income	20,860	21,390

Total revenues	1,909,562	1,774,831
Operating expenses:
Lease operating expense	311,919	391,005
Production taxes	2,670	3,363
Depreciation, depletion and amortization	407,687	592,078
Write-down of oil and natural gas properties	—	18,123
Accretion expense	63,492	85,670
General and administrative expense	125,573	223,260
Other operating expense	12,142	32,037

Total operating expenses	923,483	1,345,536

Operating income	986,079	429,295
Interest expense	(130,534)	(183,574)
Price risk management activities expense	(320,254)	(590,994)
Equity method investment income	14,599	—
Other income (expense)	40,474	5,753

Net income (loss) before income taxes	590,364	(339,520)
Income tax benefit (expense)	(30,560)	12,197

Net income (loss)	$559,804	$(327,323)

Net income (loss) per common share:
Basic	$4.44	$(2.61)
Diluted	$4.40	$(2.61)
Weighted average common shares outstanding:
Basic	126,206	125,569
Diluted	127,238	125,569

As of September 30, 2022
(in thousands)
Balance Sheet Data
Total property and equipment, net	3,912,696
Total assets	4,785,167
Total liabilities	2,841,995
Total stockholders’ equity	1,943,172

SUMMARY UNAUDITED PRO FORMA COMBINED OIL, NATURAL GAS AND NGL RESERVE INFORMATION AND PRODUCTION DATA

The following tables present the estimated pro forma combined net proved developed and undeveloped oil, natural gas and NGL reserves prepared as of December 31, 2021. The pro forma reserve information set forth below gives effect to the Mergers as if the Mergers had been completed on December 31, 2021. However, the proved reserves presented below represent the respective estimates made as of December 31, 2021 by Talos and EnVen while they were separate companies. These estimates have not been updated for changes in development plans or methodologies that may occur following the Mergers or may have occurred if Talos owned all such assets as of December 31, 2021.

The following summary pro forma reserve information has been prepared for illustrative purposes and is not intended to be a projection of future results of the combined company. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page 31. The summary pro forma reserve information should be read in conjunction with the section titled “Unaudited Pro Forma Combined Financial Statements” beginning on page 73 and the related notes included in this proxy statement/consent solicitation statement/prospectus.

	As of December 31, 2021
	Talos Historical	EnVen Historical	Pro Forma Combined
Proved Developed Producing Reserves:
Crude Oil (MBbl)	70,183	27,353	97,536
NGLs (MBbl)	7,426	733	8,159
Natural Gas (MMcf)	108,238	20,837	129,075
Total (MBoe)	95,649	31,559	127,208
Proved Developed Non-Producing Reserves:
Crude Oil (MBbl)	23,237	8,928	32,165
NGLs (MBbl)	4,366	121	4,487
Natural Gas (MMcf)	78,204	16,094	94,298
Total (MBoe)	40,637	11,731	52,368
Proved Undeveloped Reserves:
Crude Oil (MBbl)	14,344	6,315	20,659
NGLs (MBbl)	2,643	126	2,769
Natural Gas (MMcf)	49,911	4,073	53,984
Total (MBoe)	25,305	7,120	32,425

	For the Nine Months Ended September 30, 2022
	Talos Historical	EnVen Historical	Pro Forma Combined
Production:
Crude Oil (MBbl)	11,020	5,559	16,579
NGLs (MBbl)	1,372	243	1,615
Natural Gas (MMcf)	24,746	4,754	29,500
Total (MBoe)	16,516	6,594	23,110

	For the Year Ended December 31, 2021
	Talos Historical	EnVen Historical	Pro Forma Combined
Production:
Crude Oil (MBbl)	16,159	7,177	23,336
NGLs (MBbl)	1,875	209	2,084
Natural Gas (MMcf)	32,795	7,005	39,800
Total (MBoe)	23,500	8,554	32,054

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE INFORMATION

The following table presents Talos’s historical and pro forma per share data as of and for the year ended December 31, 2021 and as of and for the nine months ended September 30, 2022. The pro forma per share data for the year ended December 31, 2021 and as of and for the nine months ended September 30, 2022 is presented as if the Mergers had been completed on January 1, 2021. Except for the historical information for the year ended December 31, 2021, the information provided in the table below is unaudited. This information should be read together with the historical consolidated financial statements and related notes of Talos and EnVen, and included elsewhere herein or incorporated by reference in this proxy statement/consent solicitation statement/prospectus, and with the unaudited pro forma combined financial statements included in the section entitled “Unaudited Pro Forma Combined Financial Statements” beginning on page 73 and the related notes included in this proxy statement/consent solicitation statement/prospectus.

	As of and for the Nine Months Ended September 30, 2022	As of and for the Year Ended December 31, 2021
	(in thousands, except per share amounts)
Talos Historical
Net income (loss)	$379,165	$(182,952)
Weighted average common shares outstanding—basic	82,406	81,769
Dilutive effect of securities	1,032	—
Weighted average common shares outstanding—diluted	83,438	81,769
Net income (loss) per common share:
Basic	$4.60	$(2.24)
Diluted	$4.54	$(2.24)
Anti-dilutive potentially issuable securities excluded from diluted common shares	1,149	1,709
Book value per common share	$13.99	$9.29
EnVen Historical (1)
Net income (loss)	$178,796	$(62,102)
Book value per common share	$21.48	$14.08
Pro Forma Combined
Net income (loss)	$559,804	$(327,323)
Net income (loss) per common share:
Basic	$4.44	$(2.61)
Diluted	$4.40	$(2.61)
Weighted average common shares outstanding:
Basic	126,206	125,569
Diluted	127,238	125,569
Book value per common share	$15.38	—

(1)	The scope of FASB ASC 260, Earnings Per Share, excludes non-public companies. As such, EnVen’s historical per share data is not included.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Talos Market Price and Dividend Information

Talos Common Stock is listed on the NYSE under the symbol “TALO.” The closing price of Talos Common Stock on September 21, 2022, the last full trading day before the public announcement of the execution of the Merger Agreement, was $18.87 per share. On January 6, 2023, the latest practicable date before the date of this proxy statement/consent solicitation statement/prospectus, the closing price of Talos Common Stock was $18.09 per share.

The market price of shares of Talos Common Stock has fluctuated since the date of the announcement of the Mergers and may continue to fluctuate from the date of this proxy statement/consent solicitation statement/prospectus, the date of the Special Meeting and the Closing Date. No assurance can be given concerning the market price of shares of Talos Common Stock after completion of the Mergers. Talos stockholders and EnVen equityholders are advised to obtain current market quotations for Talos Common Stock and to review carefully the other information contained in this proxy statement/consent solicitation statement/prospectus or incorporated by reference into this proxy statement/consent solicitation statement/prospectus. For more information, see the section entitled “Where You Can Find More Information” beginning on page 251 of this proxy statement/consent solicitation statement/prospectus.

Talos has never declared or paid any cash dividends on Talos Common Stock, and Talos anticipates that any available cash, other than the cash distributed to Talos to pay taxes and cover its corporate and other overhead expenses, will be retained by Talos Production to satisfy its operational and other cash needs. Accordingly, Talos does not anticipate paying any cash dividends on Talos Common Stock in the foreseeable future. Although Talos does not expect to pay dividends on Talos Common Stock, if the Talos Board decides to do so in the future, Talos’s ability to do so may be limited to the extent Talos Production is limited in its ability to make distributions to Talos, including the significant restrictions that the agreements governing Talos Production’s debt impose on the ability of Talos Production to make distributions and other payments to Talos.

Pursuant to the records of Talos’s transfer agent, as of December 31, 2022, there were approximately 131 holders of record of Talos Common Stock.

For more information on the market for Talos Common Stock and related stockholder matters, see Part II, Item 5, “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities” of Talos’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which is incorporated by reference into this proxy statement/consent solicitation statement/prospectus.

EnVen Market Price and Dividend Information

EnVen is a private company and its shares of EnVen Common Stock are not publicly traded, and thus there is not an established public trading market for the EnVen Common Stock.

Holders of EnVen Preferred Stock are entitled to receive quarterly dividends of $0.45 per share of EnVen Preferred Stock, at the election of the EnVen Board, in cash or in shares of EnVen Preferred Stock (“EnVen PIK Shares”), pursuant to the EnVen Certificate of Designations (the “EnVen Preferred Stock Dividends”). Prior to the second quarter of 2021, the EnVen Preferred Stock Dividends were paid by issuing EnVen PIK Shares; however, in the first and second quarters of 2022 and the second, third and fourth quarters of 2021, the EnVen Board elected to pay the EnVen Preferred Stock Dividends in cash. EnVen does not anticipate declaring or paying any cash dividends to holders of EnVen capital stock in the foreseeable future, excluding EnVen Preferred Stock Dividends paid in accordance with the EnVen Certificate of Designations. In addition, the terms of the EnVen Revolving Credit Facility and EnVen Second Lien Notes Indenture restrict EnVen’s ability to pay cash dividends. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of EnVen—Liquidity and Capital Resources—Other Significant Sources of Liquidity.”

As of December 1, 2022, there were 152 and 62 holders of record of EnVen Common Stock and EnVen Preferred Stock, respectively. The number of holders of record does not include stockholders for whom shares are held in a “nominee” or “street” name.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements and information in this proxy statement/consent solicitation statement/prospectus may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words “will,” “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “forecast,” “may,” “objective,” “plan” and similar expressions or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. These forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. These forward-looking statements include, but are not limited to, (1) Talos’s future production and capital expenditures and (2) statements regarding the proposed transaction with EnVen described herein and as adjusted descriptions of the combined company and its operations, integration, debt levels, acreage, well performance, development plans, per unit costs, ability to maintain production within cash flow, production, cash flows, synergies, type curves, opportunities and anticipated future performance. Information adjusted for the proposed transaction should not be considered a forecast of future results. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this proxy statement/consent solicitation statement/prospectus. These include, but are not limited to, the following:

•	the possibility that Talos stockholders may not approve the issuance of new shares of Talos Common Stock in the proposed transaction;

•	the risk that a condition to Closing of the Mergers may not be satisfied, that either party may terminate the Merger Agreement or that the Closing of the Mergers might be delayed or not occur at all;

•	the length of time necessary to consummate the Mergers, which may be longer than anticipated for various reasons;

•

potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the Mergers or that the businesses may not be integrated successfully;

•

the risk that Talos or EnVen may be unable to obtain governmental and regulatory approvals required for the transaction, or that required governmental and regulatory approvals may delay the transaction or result in the imposition of conditions that could reduce the anticipated benefits from the Mergers or cause the parties to abandon the Mergers;

•	the risk that changes in Talos’s capital structure and governance could have adverse effects on the market value of its securities;

•	the ability of Talos to retain customers and retain and hire key personnel and maintain relationships with its suppliers and customers and on Talos’s operating results and business generally;

•	the risk that the proposed transaction could distract management from ongoing business operations or cause Talos to incur substantial costs;

•	the risk that the cost savings, synergies and growth from the Mergers may not be fully realized or may take longer to realize than expected;

•	the risk that Talos does not realize expected benefits of its hedges;

•	the success of Talos’s carbon capture and sequestration projects;

•

commodity price volatility due to the continued impact of the coronavirus disease 2019 (“COVID-19”), including any new strains or variants, and governmental measures related thereto on global demand for oil and natural gas and on the operations of Talos’s and EnVen’s businesses;

•

the ability or willingness of the Organization of Petroleum Exporting Countries (“OPEC”) and other state-controlled oil companies (“OPEC Plus”), such as Saudi Arabia and Russia, to set and maintain oil production levels and the impact of any such actions;

•	the lack of a resolution to the war in Ukraine and its impact on certain commodity markets;

•	changes in the general economic environment, or social or political conditions, that could affect the businesses;

•	lack of transportation and storage capacity as a result of oversupply, government and regulations;

•	lack of availability of drilling and production equipment and services;

•	adverse weather events, including tropical storms, hurricanes and winter storms;

•	cybersecurity threats;

•	sustained levels of high inflation and related changes in monetary policy;

•	environmental risks;

•	failure to find, acquire or gain access to other discoveries and prospects or to successfully develop and produce from current discoveries and prospects;

•	geologic risk;

•	drilling and other operating risks;

•	well control risk;

•	the effect of future regulatory or legislative actions on the companies or the industries in which they operate;

•	the uncertainty inherent in estimating reserves and in projecting future rates of production;

•	cash flow and access to capital;

•	the timing of development expenditures; and

•

potential adverse reactions or competitive responses to acquisitions and other transactions, generally, including those discussed in Talos’s public filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2021 and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC that are available on Talos’s website at www.talosenergy.com and on the website of the SEC at www.sec.gov.

The forward-looking statements contained in this proxy statement/consent solicitation statement/prospectus are largely based on Talos’s and EnVen’s expectations for the future, which reflect certain estimates and assumptions made by their respective managements. These estimates and assumptions reflect Talos’s and EnVen’s best judgment based on currently known market conditions, operating trends and other factors. Although Talos and EnVen believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond Talos’s and EnVen’s control and neither Talos nor EnVen can assure you that such statements will be realized or that the events and circumstances they describe will occur. As such, managements’ assumptions about future events may prove to be inaccurate. For a more detailed description of the risks and uncertainties involved, see the section entitled “Risk Factors” and Talos’s most recently filed Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other SEC filings. Talos and EnVen do not intend to publicly update or revise any forward-looking statements as a result of new information, future events, changes in circumstances or otherwise, and as such, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Estimates for our future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation, marketing and storage of oil and gas are subject to disruption due to transportation, processing and storage availability, mechanical failure, human error, hurricanes and numerous other factors. Our estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Therefore, we can give no assurance that our future production volumes will be as estimated.

Reserve engineering is a process of estimating underground accumulations of oil, natural gas and NGLs that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions upward or downward of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling.

RISK FACTORS

In deciding how to vote, Talos stockholders and EnVen equityholders, respectively, should carefully consider the following risk factors and all of the information contained in or incorporated by reference herein, including, but not limited to, the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” as well as Talos’s other filings with the SEC incorporated herein by reference. Please see the section entitled “Where You Can Find More Information.”

Risks Relating to the Mergers

Because the market price of Talos Common Stock will fluctuate, EnVen equityholders cannot be sure of the value of the shares of Talos Common Stock they will receive in the First Merger. In addition, the number of shares of Talos Common Stock to be received by EnVen equityholders in the First Merger will not change between now and the time the First Merger is completed to reflect changes in the trading prices of Talos Common Stock.

The market price of Talos Common Stock has fluctuated since the date of the announcement of the parties’ entry into the Merger Agreement and will continue to fluctuate from the date of this proxy statement/consent solicitation statement/prospectus to the date of the Special Meeting, the date the Mergers are completed and thereafter. The market price of Talos Common Stock, when received by EnVen equityholders after the First Merger is completed, could be greater than, less than or the same as the market price of Talos Common Stock as of the date of this proxy statement/consent solicitation statement/prospectus. Accordingly, you should obtain current stock price quotations for Talos Common Stock before deciding how to vote or abstain from voting on any of the proposals described in this proxy statement/consent solicitation statement/prospectus.

The market price for Talos Common Stock following the Mergers may be affected by factors different from those that historically have affected or currently affect Talos Common Stock and EnVen capital stock.

Upon the completion of the Mergers, EnVen equityholders will receive shares of Talos Common Stock. Talos’s financial position may differ from its financial position before the completion of the Mergers, and the results of operations of the combined company may be affected by some factors that are different from those currently affecting the results of operations of Talos and those currently affecting the results of operations of EnVen. Accordingly, the market price and performance of Talos Common Stock following the Closing is likely to be different from the performance of Talos Common Stock in the absence of the Mergers. In addition, general fluctuations in the stock markets could have a material adverse effect on the market for, or liquidity of, Talos Common Stock, regardless of Talos’s actual operating performance. For a discussion of the businesses of Talos and EnVen and important factors to consider in connection with those businesses, see “Information about EnVen,” “Information about Talos” and the documents incorporated by reference herein or attached to this proxy statement/consent solicitation statement/prospectus and referred to in “Where You Can Find More Information.”

Talos stockholders and EnVen equityholders, in each case as of immediately prior to the First Merger, will have reduced ownership in the combined company.

Pursuant to the Merger Agreement, Talos will issue 43.8 million shares of Talos Common Stock to EnVen equityholders. The issuance of these new shares of Talos Common Stock could have the effect of depressing the market price of Talos Common Stock, through dilution of earnings per share or otherwise. Any dilution of, or delay of any accretion to, Talos’s earnings per share could cause the price of Talos Common Stock to decline or increase at a reduced rate.

Immediately after the completion of the Mergers, it is expected that legacy Talos stockholders will own approximately 66% and legacy EnVen equityholders will own approximately 34% of the issued and outstanding shares of Talos Common Stock.

Both Talos and EnVen are subject to a number of Closing conditions in order to complete the Mergers, which, if not fulfilled, or not fulfilled in a timely manner, may delay completion of the Mergers or result in termination of the Merger Agreement.

The respective obligations of each of EnVen and Talos to effect the Mergers are subject to the satisfaction at or prior to the Effective Time of numerous conditions, including the following:

•	the adoption and approval of the Merger Agreement by the EnVen equityholders;

•	the approval of the Share Issuance Proposal by the Talos stockholders;

•	the shares of Talos Common Stock that will be issued in the Mergers must have been authorized for listing on the NYSE, upon official notice of issuance;

•

the registration statement on Form S-4, of which this proxy statement/consent solicitation statement/prospectus forms a part, will have become effective under the Securities Act and no stop order suspending its effectiveness may be in effect;

•	the absence of any applicable law or order (preliminary or otherwise) prohibiting the consummation of the Mergers; and

•	the expiration or earlier termination of the waiting period (and any extension of such period) under the HSR Act.

Many of the conditions to completion of the Mergers are not within either Talos’s or EnVen’s control, and neither company can predict when, or if, these conditions will be satisfied. If any of these conditions are not satisfied or waived prior to June 21, 2023 (or September 21, 2023, if the End Date is extended by either party), it is possible that the Merger Agreement may be terminated. Although Talos and EnVen have agreed in the Merger Agreement to use reasonable best efforts to, subject to certain limitations, to complete the Mergers as promptly as practicable, these and other conditions to the completion of the Mergers may fail to be satisfied. In addition, satisfying the conditions to and completion of the Mergers may take longer, and could cost more, than Talos and EnVen expect. Neither Talos nor EnVen can predict whether and when these other conditions will be satisfied. Furthermore, the requirements for obtaining the required clearances and approvals could delay the completion of the Mergers for a significant period of time or prevent them from occurring. Any delay in completing the Mergers may adversely affect the cost savings and other benefits that Talos and EnVen expect to achieve if the Mergers and the integration of the companies’ respective businesses are not completed within the expected timeframe. There can be no assurance that all required regulatory approvals will be obtained or obtained prior to the termination date.

The business relationships of Talos and EnVen may be subject to disruption due to uncertainty associated with the Mergers, which could have a material adverse effect on the results of operations, cash flows and financial position of Talos or EnVen pending and following the Mergers.

Parties with which Talos or EnVen do business may experience uncertainty associated with the Mergers, including with respect to current or future business relationships with Talos or EnVen following the Mergers. Talos’s and EnVen’s business relationships may be subject to disruption as customers, distributors, suppliers, vendors, landlords, joint venture partners and other business partners may attempt to delay or defer entering into new business relationships, negotiate changes in existing business relationships or consider entering into business relationships with parties other than Talos or EnVen following the Mergers. These disruptions could have a material and adverse effect on the results of operations, cash flows and financial position of Talos or EnVen, regardless of whether the Mergers are completed, as well as a material and adverse effect on Talos’s ability to realize the expected benefits of the Mergers. The risk, and adverse effect, of any disruption could be exacerbated by a delay in completion of the Mergers or termination of the Merger Agreement.

Talos or EnVen may waive one or more of the Closing conditions without re-soliciting stockholder approval.

Talos or EnVen may determine to waive, in whole or part, one or more of the conditions to Closing prior to either Talos or EnVen, as the case may be, being obligated to consummate the Mergers. Each of Talos and EnVen currently expects to evaluate the materiality of any waiver and its effect on its respective stockholders in light of the facts and circumstances at the time, to determine whether any amendment of this proxy statement/consent solicitation statement/prospectus or any re-solicitation of stockholder approval is required in light of such waiver. Any determination whether to waive any conditions to Closing, to re-solicit stockholder approval to amend or supplement this proxy statement/consent solicitation statement/prospectus as a result of such a waiver will be made by Talos or EnVen, as the case may be, at the time of such waiver based on the facts and circumstances as they exist at that time.

The Merger Agreement subjects Talos and EnVen to restrictions on their respective business activities prior to the Effective Time.

The Merger Agreement subjects Talos and EnVen to restrictions on their respective business activities prior to the Effective Time. The Merger Agreement obligates each of Talos and EnVen to generally conduct its businesses in the ordinary course until the Effective Time and to use its commercially reasonable efforts to preserve intact its present business organization. Additionally, the Merger Agreement restricts EnVen and Talos from certain other actions prior to the Effective Time, including, among other things, (i) amending their respective organizational documents, (ii) issuing, selling, pledging, disposing of or encumbering any of their respective securities, (iii) entering into collective bargaining agreements or benefit plans and (iv) merging, consolidating, combining or amalgamating with any person or acquiring any assets or incurring indebtedness in excess of certain monetary thresholds.

These restrictions could prevent Talos and EnVen from pursuing certain business opportunities that arise prior to the Effective Time. Please see “The Merger Agreement—Covenants” for additional details.

Directors and executive officers of EnVen have interests in the Mergers that may be different from, or in addition to, the interests of the EnVen equityholders generally.

In considering the recommendation of the (i) Talos Board that Talos stockholders vote in favor of the Share Issuance Proposal and (ii) EnVen Board that EnVen equityholders consent to each of the EnVen Merger Proposal and the EnVen Conversion Proposal, Talos stockholders and EnVen equityholders should be aware of and take into account the fact that certain EnVen directors and executive officers have interests in the Mergers that may be different from, or in addition to, the interests of EnVen equityholders generally. The interests of EnVen’s directors and executive officers include, among others, severance rights, rights to continuing indemnification and directors’ and officers’ liability insurance and accelerated vesting of outstanding equity-based awards in exchange for the Per Share Consideration. Please see “The Mergers—Interests of EnVen’s Directors and Executive Officers in the Mergers” for a more detailed description of these interests. The EnVen Board was aware of and carefully considered the interests of its respective directors and officers, among other matters, in evaluating the terms and structure, and overseeing the negotiation, of the Mergers, in approving the Merger Agreement and the transactions contemplated thereby, including the Mergers, and the recommendation of the EnVen Board that EnVen equityholders consent to the EnVen Merger Proposal.

The Merger Agreement limits Talos’s and EnVen’s respective ability to pursue alternatives to the Mergers, may discourage certain other companies from making a favorable alternative transaction proposal and, in specified circumstances, could require Talos or EnVen to make a termination payment to the other party.

The Merger Agreement contains certain provisions that restrict each of Talos’s and EnVen’s ability to initiate, solicit, knowingly encourage or knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to result in, a competing proposal with respect to Talos or EnVen, as applicable, and Talos and EnVen have each agreed to certain terms and conditions relating to their ability to engage in, continue or otherwise participate in any discussions with respect to, provide any third party confidential information with respect to or enter into any an acquisition agreement with respect to certain unsolicited proposals that constitute or are reasonably likely to lead to a competing proposal. Further, even if the EnVen Board or Talos Board changes, withdraws, modifies, or qualifies its recommendation with respect to the EnVen Merger Proposal, the EnVen Conversion Proposal or Share Issuance Proposal, as applicable, unless the Merger Agreement has been terminated in accordance with its terms, the EnVen Board and Talos Board will still be required to submit the EnVen Merger Proposal, the EnVen Conversion Proposal and the Share Issuance Proposal, as applicable, for consent or a vote of its stockholders. In addition, Talos and EnVen generally have an opportunity to offer to modify the terms of the Merger Agreement in response to any competing Acquisition Proposal or intervening events before the Talos Board or EnVen Board, respectively, may withdraw or qualify their respective recommendations. The Merger Agreement further provides that under specified circumstances, including after receipt of certain alternative Acquisition Proposals, Talos may be required to make a termination payment to the EnVen equal to $42.5 million (or $12.0 million in certain circumstances) and EnVen may be required to make a termination payment to Talos equal to $28.0 million. Please see “The Merger Agreement—Termination Payments” for additional details.

These provisions could discourage a potential third-party acquirer or other strategic transaction partner that might have an interest in acquiring all or a significant portion of EnVen or Talos from considering or pursuing an alternative transaction with either party or proposing such a transaction, even if it were prepared, in EnVen’s case, to pay consideration with a higher per share value than the total value proposed to be paid or received in the Mergers. These provisions might also result in a potential third-party acquirer or other strategic transaction partner proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination payment or expense reimbursement that may become payable in certain circumstances.

Failure to complete the Mergers could negatively impact Talos’s stock price and have a material adverse effect on Talos’s and EnVen’s results of operations, cash flows and financial position.

If the Mergers are not completed for any reason, the ongoing businesses of Talos and EnVen may be materially adversely affected and, without realizing any of the benefits of having completed the Mergers, Talos and EnVen would be subject to a number of risks, including the following:

•	Talos and EnVen may experience negative reactions from the financial markets, including negative impacts on their respective valuations;

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Talos, EnVen and their respective subsidiaries may experience negative reactions from their respective customers, distributors, suppliers, vendors, landlords, joint venture partners and other business partners;

•	Talos and EnVen will still be required to pay certain significant costs relating to the Mergers, such as legal, accounting, financial advisor and printing fees;

•	Talos or EnVen may be required to make a termination payment as required by the Merger Agreement;

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the Merger Agreement places certain restrictions on the conduct of the respective businesses pursuant to the terms of the Merger Agreement, which may delay or prevent the respective companies from undertaking business opportunities that, absent the Merger Agreement, may have been pursued;

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matters relating to the Mergers (including integration planning) require substantial commitments of time and resources by each company’s management, which may have resulted in the distraction of each company’s management from ongoing business operations and pursuing other opportunities that could have been beneficial to the companies; and

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litigation related to any failure to complete the Mergers or related to any enforcement proceeding commenced against Talos or EnVen to perform their respective obligations pursuant to the Merger Agreement.

If the Mergers are not completed, the risks described above may materialize and they may have a material adverse effect on Talos’s or EnVen’s results of operations, cash flows, financial position and stock prices.

The shares of Talos Common Stock to be received by EnVen equityholders upon the completion of the First Merger will have different rights from shares of EnVen capital stock.

Upon the completion of the Mergers, EnVen equityholders will no longer be stockholders of EnVen. Instead, former EnVen equityholders will become Talos stockholders and their rights as Talos stockholders will be governed by the laws of the state of Delaware, and the governing corporate documents of Talos in effect at the Effective Time. The terms of the Talos governing documents are in some respects different than the terms of the EnVen Charter, the EnVen Certificate of Designations and the EnVen amended and restated bylaws of EnVen (the “EnVen Bylaws”), which currently govern the rights of EnVen equityholders. Please see “Comparison of Stockholders’ Rights” for a discussion of the different rights associated with shares of Talos Common Stock and shares of EnVen Common Stock.

Completion of the Mergers may trigger a change in control or other provisions in certain agreements to which EnVen is a party.

The completion of the Mergers may trigger a change in control or other provisions in certain agreements to which EnVen is a party. If Talos and EnVen are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements, or seeking monetary damages. Even if Talos and EnVen are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to EnVen.

Talos and EnVen are expected to incur significant transaction costs in connection with the Mergers, which may be in excess of those anticipated by them.

Talos and EnVen have incurred and are expected to continue to incur a number of non-recurring costs associated with negotiating and completing the Mergers, combining the operations of the two companies and achieving desired synergies. These costs have been, and will continue to be, substantial and, in many cases, will be borne by Talos and EnVen whether or not the Mergers are completed. A substantial majority of non-recurring expenses will consist of transaction costs and include, among others, fees paid to financial, legal, accounting and other advisors, employee retention, severance and benefit costs and filing fees, and upon the Closing, Talos will be responsible for such transaction expenses of EnVen, in addition to its own transaction expenses. Talos will also incur costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and other employment-related costs. Talos and EnVen will continue to assess the magnitude of these costs and additional unanticipated costs may be incurred in connection with the Mergers and the integration of the two companies’ businesses. While Talos and EnVen have assumed that a certain level of expenses would be incurred, there are many factors beyond their control that could affect the total amount or the timing of the expenses. The elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may not offset integration-related costs and achieve a net benefit in the near term, or at all. The costs described above and any unanticipated costs and expenses, many of which will be borne by Talos or EnVen even if the Mergers are not completed, could have an adverse effect on Talos’s or EnVen’s financial condition and operating results.

Litigation relating to the Mergers could result in an injunction preventing the completion of the Mergers and/or substantial costs to Talos and EnVen.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into acquisition, merger, or other business combination agreements. Even if such a lawsuit is without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Talos’s and EnVen’s respective liquidity and financial condition.

Lawsuits that may be brought against Talos, EnVen or their respective directors could also seek, among other things, injunctive relief or other equitable relief, including a request to rescind parts of the Merger Agreement already implemented and to otherwise enjoin the parties from consummating the Mergers. One of the conditions to the Closing of the Mergers are that no injunction by any court, administrative agency or other governmental entity has been entered and continues to be in effect and no law having such effect has been adopted or is effective. Consequently, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Mergers, that injunction may delay or prevent the Mergers from being completed within the expected timeframe or at all, which may adversely affect Talos’s and EnVen’s respective business, financial position and results of operation.

There can be no assurance that any of the defendants will be successful in the outcome of any pending or any potential future lawsuits. The defense or settlement of any lawsuit or claim that remains unresolved at the time the Mergers are completed may adversely affect Talos’s and EnVen’s business, financial condition, results of operations and cash flows.

Risks Relating to Talos and EnVen

The combined company may not be able to retain customers or suppliers, and customers or suppliers may seek to modify contractual obligations with the combined company, either of which could have an adverse effect on the combined company’s business and operations. Third parties may terminate or alter existing contracts or relationships with Talos or EnVen as a result of the Mergers.

As a result of the Mergers, the combined company may experience impacts on relationships with customers and suppliers that may harm the combined company’s business and results of operations. Certain customers or suppliers may seek to terminate or modify contractual obligations following the Mergers whether or not contractual rights are triggered as a result of the Mergers. There can be no guarantee that customers and suppliers will remain with or continue to have a relationship with the combined company or do so on the same or similar contractual terms following the Mergers. If any customers or suppliers seek to terminate or modify contractual obligations or discontinue their relationships with the combined company, then the combined company’s business and results of operations may be harmed. Furthermore, the combined company will not have long-term arrangements with many of its significant suppliers. If the combined company’s suppliers were to seek to terminate or modify an arrangement with the combined company, then the combined company may be unable to procure necessary supplies or services from other suppliers in a timely and efficient manner and on acceptable terms, or at all.

Talos and EnVen also have contracts with vendors, landlords, licensors and other business partners which may require Talos or EnVen, as applicable, to obtain consent from these other parties in connection with the Mergers. If these consents cannot be obtained, the combined company may suffer a loss of potential future revenue, incur costs and lose rights that may be material to the business of the combined company. In addition, third parties with whom Talos or EnVen currently have relationships may terminate or otherwise reduce the scope of their relationship with either party in anticipation of the Mergers. Any such disruptions could limit the combined company’s ability to achieve the anticipated benefits of the Mergers. The adverse effect of any such disruptions could also be exacerbated by a delay in the completion of the Mergers or by a termination of the Merger Agreement.

The combined company may fail to realize the anticipated benefits of the Mergers.

The success of the Mergers will depend on, among other things, the combined company’s ability to combine each of Talos’s and EnVen’s businesses in a manner that realizes anticipated synergies and benefits and meets or exceeds the forecasted stand-alone cost savings anticipated by the combined company. The combined company anticipates it will benefit from significant synergies, based on, among other things, increased scale. If the combined company is not able to successfully achieve these synergies, or the cost to achieve these synergies is greater than expected, then the anticipated benefits of the Mergers may not be realized fully or at all or may take longer to realize than expected.

The failure to successfully integrate the businesses and operations of Talos and EnVen in the expected time frame may adversely affect the combined company’s future results.

Talos and EnVen have operated and, until the completion of the Mergers, will continue to operate independently; however, their respective businesses may not be integrated successfully. It is possible that the integration process could result in the loss of key employees, customers, providers, vendors or business partners, the disruption of either company’s or both companies’ ongoing businesses, inconsistencies in standards, controls, procedures and policies, potential unknown liabilities and unforeseen expenses, delays, or regulatory conditions associated with and following completion of the Mergers or higher than expected integration costs and an overall post-completion integration process that takes longer than originally anticipated. Specifically, the following issues, among others, must be addressed in integrating the operations of Talos and EnVen in order to realize the anticipated benefits of the Mergers:

•	combining the companies’ operations and corporate functions and the resulting difficulties associated with managing a larger, more complex, integrated business;

•	combining the businesses of Talos and EnVen in a manner that permits the combined company to achieve any cost savings or operating synergies anticipated to result from the Mergers;

•	reducing additional and unforeseen expenses such that integration costs are not more than anticipated;

•	avoiding delays in connection with the Mergers or the integration process;

•	minimizing the loss of key employees;

•	identifying and eliminating redundant functions and assets;

•

maintaining existing agreements with customers, providers and vendors or business partners and avoiding delays in entering into new agreements with prospective customers, providers and vendors or business partners; and

•	consolidating the companies’ operating, administrative and information technology infrastructure.

In addition, at times the attention of certain members of either company’s or both companies’ management and resources may be focused on completion of the Mergers and the integration of the businesses of the two companies and diverted from day-to-day business operations or other opportunities that may have been beneficial to such company, which may disrupt each company’s ongoing business and the business of the combined company.

The unaudited pro forma combined financial information contained in this proxy statement/consent solicitation statement/prospectus may not be an indication of the combined company’s results of operations or financial condition following the Closing of the Mergers.

This proxy statement/consent solicitation statement/prospectus includes unaudited pro forma combined financial information for the combined company, which gives effect to the Mergers and should be read in conjunction with the financial statements and accompanying notes of Talos and EnVen, which are incorporated by reference or attached to this proxy statement/consent solicitation statement/prospectus. The unaudited pro forma combined financial information contained in this proxy statement/consent solicitation statement/prospectus should not be considered to be an indication of the combined company’s results of operations or financial condition following the Closing of the Mergers. The unaudited pro forma combined financial information has been derived from the historical financial statements of Talos and EnVen and adjustments, assumptions and preliminary estimates have been made in connection with the preparation of this information. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments, assumptions and estimates are difficult to make with accuracy.

Moreover, the unaudited pro forma combined financial information does not reflect all costs that are expected to be incurred by the combined company in connection with the Mergers. For example, the impact of any incremental costs incurred in coordinating the operations of Talos and EnVen are not reflected in the unaudited pro forma combined financial information. In addition, the unaudited pro forma combined financial information does not include, among other things, estimated cost synergies, adjustments related to restructuring or integration activities, future acquisitions or dispositions not yet known or probable, or impacts of change in control provisions that are currently not factually supportable or probable of occurring.

As a result, the actual results of operations and financial condition of the combined company following the Closing of the Mergers may not be consistent with, or evident from, the unaudited pro forma combined financial information. The assumptions used in preparing the unaudited pro forma combined financial information may not prove to be accurate, and other factors may affect the combined company’s results of operations or financial condition following the Closing of the Mergers. Any potential decline in the combined company’s financial condition or results of operations may cause significant variations in the price of the Talos Common Stock following the Closing of the Mergers.

The unaudited pro forma combined financial information in this proxy statement/consent solicitation statement/prospectus is based on the best information available, which in part includes a number of estimates and assumptions. These estimates and assumptions may prove not to be accurate, and accordingly, the unaudited pro forma combined financial information should not be assumed to be indicative of what the combined company’s financial condition, results of operations or cash flows actually would have been as a stand-alone company or to be a reliable indicator of what the combined company’s financial condition or results of operations may actually be in the future.

The financial forecasts relating to Talos and EnVen prepared in connection with the Mergers may not be realized, which may adversely affect the market price of Talos Common Stock following the Closing of the Mergers.

This proxy statement/consent solicitation statement/prospectus includes certain financial forecasts considered by Talos and EnVen in connection with their respective businesses. None of the financial forecasts prepared by Talos or EnVen were prepared with a view towards public disclosure or compliance with the published guidelines of the SEC, GAAP or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts. These forecasts are inherently based on various estimates and assumptions that are subject to the judgment of those preparing them. These forecasts are also subject to significant economic, competitive, industry and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of Talos and EnVen. Important factors that may affect the actual results of Talos and EnVen and cause the internal financial forecasts to not be achieved include risks and uncertainties relating to Talos’s and EnVen’s businesses, industry performance, the regulatory environment, general business and economic conditions and other factors described under the section entitled “Cautionary Statement Regarding Forward-Looking Statements” in this proxy statement/consent solicitation statement/prospectus.

In addition, the financial forecasts also reflect assumptions that are subject to change and do not reflect revised prospects for Talos’s and EnVen’s businesses, changes in general business or economic conditions or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial forecasts were prepared. In addition, since such financial forecasts cover multiple years, the information by its nature becomes less predictive with each successive year. There can be no assurance that Talos’s, EnVen’s or the combined company’s financial condition or results of operations will be consistent with those set forth in such forecasts.

The trading price and volume of Talos Common Stock may be volatile following the Mergers.

The trading price and volume of Talos Common Stock may be volatile following completion of the Mergers. The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of the Talos Common Stock. As a result, you may suffer a loss on your investment.

The market for Talos Common Stock will depend on a number of conditions, most of which the combined company cannot control, including:

•	general economic conditions within the U.S. and internationally, including sustained rates of high inflation and corresponding changes in monetary policy;

•	general market conditions, including fluctuations in commodity prices;

•	domestic and international economic, legal and regulatory factors unrelated to the combined company’s performance;

•	changes in oil, natural gas and NGL prices, including as a result of the actions of OPEC+;

•	volatility in the financial markets or other global economic factors, including the impact of COVID-19;

•	actual or anticipated fluctuations in the combined company’s quarterly and annual results and those of its competitors;

•	quarterly variations in the rate of growth of the combined company’s financial indicators, such as revenue, EBITDA, net income and net income per share;

•	the businesses, operations, results and prospects of the combined company;

•	the operating and financial performance of the combined company;

•	future mergers, acquisitions, dispositions and strategic alliances;

•	market conditions in the oil and gas industry;

•	changes in government regulation, taxes, legal proceedings or other developments;

•	shortfalls in the combined company’s operating results from levels forecasted by equity research analysts;

•	investor sentiment toward the stock of oil and gas companies;

•	changes in revenue or earnings estimates, or changes in recommendations by equity research analysts;

•

failure of the combined company to achieve the perceived benefits of the Mergers, including financial results and anticipated synergies, as rapidly as or to the extent anticipated by financial or industry analysts;

•	speculation in the industry, press or investment community;

•	sales of Talos Common Stock by the combined company, large stockholders or management, or the perception that such sales may occur;

•	changes in accounting principles, policies, guidance, interpretations or standards;

•	announcements concerning the combined company or its competitors;

•	public reaction to the combined company’s press releases, other public announcements and filings with the SEC;

•	strategic actions taken by competitors;

•	actions taken by the combined company stockholders;

•	additions or departures of key management personnel;

•	access to the bank and capital markets on acceptable terms;

•	maintenance of acceptable credit ratings or credit quality;

•	the general state of the securities markets; and

•

the risk factors described in this proxy statement/consent solicitation statement/prospectus and the documents incorporated by reference into this proxy statement/consent solicitation statement/prospectus.

These and other factors may impair the market for the Talos Common Stock and the ability of investors to sell shares at an attractive price. These factors also could cause the market price and demand for the Talos Common Stock to fluctuate substantially, which may negatively affect the price and liquidity of the Talos Common Stock. Many of these factors and conditions are beyond the control of the combined company or the combined company stockholders.

Future sales or issuances of Talos Common Stock could have a negative impact on the Talos Common Stock price.

The Talos Common Stock that Talos will issue to EnVen equityholders if the First Merger is consummated generally may be sold immediately in the public market, subject to certain exceptions. It is possible that some EnVen equityholders will decide to sell some or all of the shares of Talos Common Stock that they receive in the First Merger. More specifically, in connection with the Merger Agreement, Talos entered into the Registration Rights Agreement, to become effective at the Closing, with Adage and certain entities affiliated with Bain, pursuant to which Talos grants such entities certain demand, “piggy-back” and shelf registration rights with respect to the shares of Talos Common Stock to be received by such entities in the Mergers.

Adage and Bain, collectively, own a majority of the outstanding shares of EnVen Common Stock (on an as-converted basis). Following the Closing, we expect that Adage, Bain and Riverstone will, collectively, own approximately 38.0 million shares of Talos Common Stock, representing approximately 30% of the outstanding shares of Talos Common Stock of which approximately 6.4 million shares would be held by Adage, 19.1 million shares would be held by Bain and 12.3 million shares would be held by Riverstone, respectively. The Registration Rights Agreement and Talos Support Agreement provide that all of the approximately 38.0 million shares held by Adage, Bain and Riverstone will be subject to a lock-up period beginning on September 21, 2022 and ending on the later of the date that is (a) sixty (60) days after the Closing Date and (b) the date that the Shelf Registration Statement (as defined in the Registration Rights Agreement) becomes effective. The lock-up agreements contain certain customary exceptions, including, among others: (i) the pledging of any shares of Talos Common Stock in connection with a party’s entry into a credit facility or any other bona fide borrowing or similar lending arrangement, (ii) the transfer of any shares of Talos Common Stock to general partners, limited partners, members or stockholders or other entity which controls or manages or is controlled or managed by any such party, or to any affiliate under common control and (iii) transfers of shares of Talos Common Stock pursuant to a bona fide third-party tender offer for shares of Talos Common Stock made to all holders of such securities or pursuant to a merger, consolidation or other similar transaction.

Talos has agreed to pay certain expenses of the parties incurred in connection with the exercise of their rights under the Registration Rights Agreement and indemnify them for certain securities law matters in connection with any registration statement filed with the SEC pursuant thereto. The terms of the Registration Rights Agreement may help facilitate sales of Talos Common Stock by the parties thereto. See “The Merger Agreement—Registration Rights Agreement” for additional information.

Any disposition by a significant stockholder of Talos Common Stock, such as Riverstone, Adage or Bain, or the perception in the market that such dispositions could occur, may cause the price of Talos Common Stock to fall. Any such decline could impair the combined company’s ability to raise capital through future sales of Talos Common Stock. Further, Talos Common Stock may not qualify for investment indices and any such failure may discourage new investors from investing in Talos Common Stock.

Combined company stockholders may experience dilution in the future.

The percentage ownership of combined company stockholders may be diluted in the future because of equity issuances for acquisitions, capital market transactions or otherwise, including, without limitation, equity awards that the combined company may grant to its directors, officers and employees. Such issuances may have a dilutive effect on the combined company’s earnings per share, which could adversely affect the market price of Talos Common Stock.

In addition, the Existing Talos Charter authorizes Talos to issue, without the approval of stockholders, one or more classes or series of preferred stock having such designations, powers, preferences and relative, participating, optional and other special rights, including preferences over Talos Common Stock with respect to dividends and distributions, as the Talos Board generally may determine. The terms of one or more classes or series of preferred stock could dilute the voting power or reduce the value of the Talos Common Stock. For example, the repurchase or redemption rights or liquidation preferences that could be assigned to holders of preferred stock could affect the residual value of the Talos Common Stock. For more information, see “Description of Talos Capital Stock.”

Talos may record goodwill and other intangible assets that could become impaired and result in material non-cash charges to the results of operations of the combined company in the future.

Talos will account for the Mergers as an acquisition of a business in accordance with GAAP. Under the acquisition method of accounting, the assets and liabilities of EnVen and its subsidiaries will be recorded, as of the date of completion, at their respective fair values and added to Talos’s. The combined company’s reported financial condition and results of operations for periods after completion of the Mergers will reflect EnVen’s balances and results after completion of the Mergers but will not be restated retroactively to reflect the historical financial position or results of operations of EnVen and its subsidiaries for periods prior to the Mergers.

Under the acquisition method of accounting, the total purchase price is allocated to EnVen’s identifiable tangible and intangible assets acquired and liabilities assumed based on their respective fair market values as of the date of completion of the Mergers, with any excess purchase price allocated to goodwill. To the extent the value of goodwill or intangibles, if any, becomes impaired in the future, Talos may be required to incur material non-cash charges relating to such impairment. The combined company’s operating results may be significantly impacted from both the impairment and the underlying trends in the business that triggered the impairment.

The A&R Charter will designate the Court of Chancery of the State of Delaware and, to the extent enforceable, the federal district courts of the United States of America as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or agents.

The A&R Charter will provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on our or our stockholders’ behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers, employees, agents and stockholders to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the A&R Charter or the A&R Bylaws, (iv) any action as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware, or (v) any other action asserting a claim that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware. The A&R Charter will also provide that, to the fullest extent permitted by applicable law, the federal district courts of the U.S. are the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, subject to and contingent upon a final adjudication in the State of Delaware of the enforceability of such exclusive forum provision. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts with respect to suits brought to enforce a duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain claims under the Securities Act.

Notwithstanding the foregoing, the exclusive forum provision does not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring an interest in any shares of our capital stock shall be deemed to have notice of and to have consented to the forum provisions in the A&R Charter.

These choice-of-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that he, she or it believes to be favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits. Alternatively, if a court were to find these provisions of the A&R Charter inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

While the Delaware courts have determined that choice of forum provisions of the type included in the A&R Charter are facially valid, uncertainty exists as to whether a court would enforce such provision, and as such, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in our exclusive forum provision. In such instance, to the extent applicable, we would expect to vigorously assert the validity and enforceability of our exclusive forum provision. This may require additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.

Risks Relating to Talos’s Business

You should read and consider risk factors specific to Talos’s business that will also affect the combined company after the Mergers. These risks are described in the sections entitled “Risk Factors” in Talos’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and in Talos’s subsequent Quarterly Reports on Form 10-Q for the periods ended March 31, 2022, June 30, 2022 and September 30, 2022, respectively, and in other documents incorporated by reference into this proxy statement/consent solicitation statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 251 of this document for the location of information incorporated by reference into this proxy statement/consent solicitation statement/prospectus.

Risks Relating to EnVen’s Business

The businesses of EnVen and Talos are subject to substantially similar risks and uncertainties. EnVen’s business is and, after completion of the Mergers, will be subject to the risks described above. For the location of information incorporated by reference in this proxy statement/consent solicitation statement/prospectus, see the section entitled “Where You Can Find Additional Information.”

THE PARTIES TO THE MERGERS

Talos Energy Inc.

Talos was incorporated on November 14, 2017 under the laws of the state of Delaware. Talos is a technically-driven independent exploration and production company focused on safely and efficiently maximizing long-term value through its operations, currently in the United States Gulf of Mexico and offshore Mexico both upstream through oil and gas exploration and production and the development of future carbon capture and sequestration opportunities. Talos leverages decades of technical and offshore operational expertise in the acquisition, exploration and development of assets in key geological trends that are present in many offshore basins around the world. With a focus on environmental stewardship, Talos also utilizes its expertise to explore opportunities to reduce industrial emissions through our carbon capture and sequestration initiatives both in and along the coast of the U.S. Gulf of Mexico.

Shares of Talos Common Stock are listed and traded on the NYSE under the ticker symbol “TALO.” Additional information about Talos and its subsidiaries, including, but not limited to, information regarding its business, properties, legal proceedings, financial statements, financial condition and results of operations, market risk, executive compensation and related party transactions is set forth in Talos’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and Talos’s subsequent Quarterly Reports on Form 10-Q for the periods ended March 31, 2022, June 30, 2022 and September 30, 2022, which are each incorporated by reference into this proxy statement/consent solicitation statement/prospectus.

For more information about Talos, please visit Talos’s website at www.talosenergy.com. The information contained on Talos’s website or accessible through it does not constitute a part of this proxy statement/consent solicitation statement/prospectus.

Our principal executive offices are located at 333 Clay Street, Suite 3300, Houston, Texas 77002, and our telephone number at that address is (713) 328-3000.

EnVen Energy Corporation

EnVen is an independent oil and natural gas company engaged in the development, exploitation, exploration, and acquisition of primarily crude oil properties in the deepwater region of the U.S. Gulf of Mexico. EnVen focuses on acquiring and developing operated, deepwater assets that it believes have untapped, lower-risk drill bit opportunities and will provide strong cash flow and significant production potential. This strategy allows EnVen to benefit from the favorable geologic and economic characteristics of the deepwater U.S. Gulf of Mexico fields.

Presently, no established public trading market exists for EnVen Common Stock.

For more information about EnVen, please see the section entitled “Information About EnVen” located elsewhere in this proxy statement/consent solicitation statement/prospectus.

EnVen’s principal executive offices are located at 609 Main Street, Suite 3200, Houston, Texas 77002, and its telephone number at that address is (713) 335-7000.

THE MERGERS

The following discussion contains certain information about the proposed Mergers. This discussion is subject, and qualified in its entirety by reference, to the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/consent solicitation statement/prospectus. You are urged to carefully read this entire proxy statement/consent solicitation statement/prospectus, including the Merger Agreement, before making any investment or voting decision.

Transaction Structure

Upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub Inc. will merge with and into EnVen in the First Merger, with EnVen continuing as the First Surviving Corporation in the First Merger. Immediately following the First Merger, the First Surviving Corporation will merge with and into Merger Sub LLC in the Second Merger, with Merger Sub LLC continuing as the Surviving Company in the Second Merger. Talos commenced the Notes Consent Solicitation on October 21, 2022 to obtain the requisite holders’ consent to certain amendments to the Talos Second Lien Notes Indenture to permit the incurrence of indebtedness in respect of the EnVen Second Lien Notes. The Notes Consent Solicitation expired on October 27, 2022, with consents received from holders of 95.8% of the aggregate principal amount of the Talos Second Lien Notes outstanding. As a result, the Surviving Company will merge with and into Talos Production, with Talos Production continuing as the Final Surviving Company in the Third Merger.

Consideration to EnVen Equityholders

If the Mergers are completed, EnVen equityholders holding eligible shares of EnVen Common Stock outstanding at the Effective Time, including the EnVen Conversion Shares and EnVen Converted Equity Award Shares, will be eligible to receive:

(a) a number of shares of Talos Common Stock equal to the quotient of (i) 43,800,000 shares, divided by, (ii) the aggregate number of shares of EnVen Common Stock outstanding immediately prior to the Effective Time (including the EnVen Conversion Shares and EnVen Converted Equity Award Shares); and

(b) an amount in cash equal to the quotient of (i) the sum of (A) $212,500,000, less (B) the amount of cash paid by EnVen (and not otherwise funded by the applicable awardholder) in respect of withholding tax liabilities associated with the settlement of EnVen PSUs and EnVen RSUs and the exercise of EnVen Options outstanding as of immediately prior to the Effective Time, plus (C) the aggregate exercise price of all EnVen Options received by EnVen in cash prior to the Effective Time in connection with the exercise of EnVen Options outstanding as of immediately prior to the Effective Time, divided by (ii) the aggregate number of shares of EnVen Common Stock outstanding immediately prior to the Effective Time (including the EnVen Conversion Shares and EnVen Converted Equity Award Shares).

See the sections entitled “The Merger Agreement—Treatment of EnVen Equity-Based Awards” and “—Treatment of EnVen Preferred Stock” for further details regarding how outstanding EnVen equity-based awards in respect of EnVen Common Stock, including the EnVen PSUs, EnVen RSUs, the EnVen Options and the EnVen Preferred Stock, will be treated in the Mergers, respectively.

Background of the Mergers

Each of the Talos Board and Talos management and the EnVen Board and EnVen management regularly reviews their respective performance, prospects and strategy in light of current and expected business and economic conditions, developments in the offshore oil and gas industry, and their respective position in the industry.

In connection with the Talos’s Board review, the Talos Board and Talos management have generally agreed that Talos is well-positioned as one of the few capable offshore consolidators, and have agreed to seek to capitalize on such strategic positioning. Accordingly, Talos management has regularly engaged in discussions with potential sellers regarding acquisition opportunities, and Talos management and the Talos Board continuously evaluate transactions they believe could fit Talos’s growth strategy and technical and commercial skillsets.

The EnVen board, together with its management team, also regularly reviews strategic opportunities and potential combinations that meet EnVen’s strategic and financial objectives. In connection with its regular and ongoing review of strategic alternatives, EnVen engaged Intrepid in 2017 as EnVen’s financial advisor in connection with potential strategic opportunities, including a potential sale of EnVen.

On January 14, 2022, Mr. Timothy Duncan, President and Chief Executive Officer of Talos, and a representative of Intrepid had lunch to discuss a potential transaction between EnVen and Talos.

Over the next several months, Mr. Duncan and Intrepid engaged in additional high-level discussions regarding a potential transaction between EnVen and Talos.

On March 9, 2022, Talos and EnVen entered into a mutual confidentiality agreement, which included a standstill provision prohibiting EnVen from, among other things, acquiring Talos Common Stock for a period of 12 months, subject to certain exceptions. Over the following weeks, representatives of Talos and EnVen engaged in a series of preliminary discussions and exchanged certain diligence materials to analyze the prospects of a potential transaction. Talos also provided EnVen with an informal indication of interest for a potential transaction on March 28, 2022 providing for consideration of approximately 41.0 million shares of Talos Common Stock and approximately $265.0 million in cash.

On March 29, 2022, the EnVen Board held a special meeting, attended by representatives of EnVen senior management and Intrepid, to discuss the informal indication of interest received from Talos on March 28, 2022, as well as other potential strategic opportunities.

In early April 2022, Talos engaged Vinson & Elkins L.L.P. (“V&E”) as its legal advisor in connection with a potential transaction with EnVen. During this time, Talos also began discussions with J.P. Morgan Securities LLC (“J.P. Morgan”) to act as a financial advisor to Talos in connection with a potential transaction with EnVen. Also during this time, EnVen engaged Davis Polk & Wardwell LLP (“Davis Polk”) as its legal advisor in connection with a potential strategic transaction.

On April 14, 2022, the Talos Board held a special meeting to discuss a potential transaction with EnVen, attended by representatives of Talos senior management and J.P. Morgan. During this meeting, Talos senior management and J.P. Morgan reviewed preliminary financial information related to a potential transaction with EnVen, including expected synergies and the anticipated capital structure of a combined company. The Talos Board and meeting participants also discussed the potential type and amount of consideration to offer for an acquisition of EnVen.

On April 18, 2022, the Talos Board held a special meeting to further discuss a potential transaction with EnVen, attended by representatives of Talos senior management, J.P. Morgan and V&E. During this meeting, the Talos Board authorized Talos management to send EnVen a non-binding indication of interest providing for an acquisition of EnVen with consideration consisting of 44.1 million shares of Talos Common Stock. Later that day, Talos sent the non-binding indication of interest to EnVen.

On April 19, 2022, the EnVen Board held a special meeting, attended by representatives of EnVen senior management and Intrepid, to discuss the indication of interest received from Talos on April 18, 2022. Following this meeting, Mr. Steven A. Weyel, Chairman and Chief Executive Officer of EnVen, and Mr. Duncan met, and at the EnVen Board’s direction, Mr. Weyel indicated that while EnVen would not accept the offer, EnVen intended to make a counteroffer.

On April 21, 2022, the EnVen Board held a special meeting, attended by representatives of EnVen senior management and Intrepid, to discuss a potential non-binding counteroffer to be made to Talos.

Over the next several weeks, Talos and EnVen continued to exchange diligence information and discuss potential transaction structures.

On May 5, 2022, EnVen received a non-binding proposal for the acquisition of all or substantially all of the assets of EnVen from Party A, a private investment firm owning shares in EnVen and founded in 2021 by a former EnVen executive, which was established to target the acquisition of assets located in the U.S. Gulf of Mexico. The proposal indicated that Party A was willing to acquire EnVen on a cash-free, debt-free basis for $1.025 billion in cash assuming an effective date of May 1, 2022, with financing for the acquisition being available from Party A and its strategic capital partners.

On May 6, 2022, the EnVen Board held a special meeting, attended by representatives of EnVen senior management and Intrepid, to further discuss a potential non-binding counteroffer to be made to Talos in response to Talos’s indication of interest received on April 18, 2022. At this meeting, the EnVen Board also discussed further reviewing the proposal received from Party A at its next upcoming regular board meeting on May 12, 2022.

On May 9, 2022, EnVen sent Talos a revised counterproposal providing for consideration of 49.2 million shares of Talos Common Stock and $200 million in cash.

On May 12, 2022, the EnVen Board held a regularly scheduled meeting, attended by representatives of EnVen senior management and Intrepid. At the meeting, the EnVen Board discussed the merits of the proposal received from Party A relative to the offer from Talos and other potential strategic transactions. In particular, the EnVen Board expressed concern regarding Party A’s ability to finance a transaction with EnVen, as Party A was a newly established investment firm with no track record of financing or completing corporate transactions of the proposed size. In addition, the EnVen Board considered that the proposal from Party A, being on a cash-free, debt-free basis with a May 1, 2022 effective date, would provide less value to the EnVen shareholders than Talos’s current proposal, and would require significant additional financing than indicated in order to repay the EnVen Second Lien Notes. Unlike in the Talos proposal, Party A’s proposal would result in a change of control under the EnVen Second Lien Notes. Following this discussion, the EnVen Board directed Intrepid to seek additional information from Party A to determine Party A’s financing capabilities and whether Party A would increase the consideration in its proposal. During this meeting, Mr. Jeffrey Starzec, Executive Vice President, General Counsel and Secretary of EnVen, also reviewed with the members of the EnVen Board their fiduciary duties and contractual obligations with respect to the potential transaction with Talos and strategic transactions with other potential strategic partners, including Party A.

Following the May 12, 2022 meeting, Intrepid spoke with Party A to discuss Party A’s proposal, including with respect to Party A’s ability to demonstrate its financial capability to complete a transaction, and with Intrepid noting that the prospective transaction would result in a change of control under the EnVen Second Lien Notes, which meant that Party A’s offer would need to provide for financing not only to pay the cash merger consideration to EnVen’s shareholders, but also to repay the EnVen Second Lien Notes.

Also on May 12, 2022, the Talos Board held a special meeting to discuss EnVen’s counterproposal, attended by representatives of Talos senior management, J.P. Morgan and V&E. During this meeting, representatives of J.P. Morgan reviewed certain preliminary financial information regarding EnVen’s counterproposal. Following discussion, the Talos Board authorized management to send EnVen a revised non-binding indication of interest providing for consideration of 44.4 million shares of Talos Common Stock and $100 million in cash.

On May 18, 2022, Talos sent EnVen a revised non-binding indication of interest providing for consideration of 44.4 million shares of Talos Common Stock and $100 million in cash.

On May 20, 2022, the EnVen Board held a special meeting, attended by representatives of EnVen senior management and Intrepid, to discuss the revised indication of interest received from Talos on May 18, 2022, as well as other potential strategic opportunities and Intrepid’s discussion with Party A.

On May 24, 2022, EnVen entered into a mutual confidentiality agreement with Party B, an independent oil and gas company listed in the United Kingdom and with operations in Europe, relating to a potential strategic transaction with EnVen. On May 25, 2022, members of EnVen senior management gave a management presentation relating to EnVen’s business to Party B in London.

On May 27, 2022, Party A provided Intrepid with equity financing commitments from four investment firms in the Houston, Texas area, but only one provided a detailed commitment, for $100 million to $150 million in equity financing, while the others represented only verbal commitments. In total, these commitments (verbal and written) represented less than 60% of the amount that would be required for Party A to finance the total consideration set forth in Party A’s proposal.

Also on May 27, 2022, the EnVen Board held a special meeting, attended by representatives of EnVen senior management and Intrepid, to discuss EnVen management’s prior discussions with Party B, as well as EnVen’s ongoing diligence of Talos in connection with the EnVen Board’s consideration of a potential counteroffer to Talos’s revised indication of interest.

On May 31, 2022, EnVen sent Talos a revised counterproposal providing for consideration of 46.0 million shares of Talos Common Stock and $175 million in cash.

On June 3, 2022, the Talos Board held a special meeting to discuss EnVen’s counterproposal, attended by representatives of Talos senior management, J.P. Morgan and V&E. During this meeting, Talos senior management reviewed potential Talos counterproposals and the financial analysis related to each potential counterproposal. Following discussion, the Talos Board authorized management to send EnVen a revised non-binding indication of interest providing for consideration of 43.8 million shares of Talos Common Stock and $150 million in cash. Talos sent the revised non-binding indication of interest to EnVen on June 6, 2022.

The following week, Mr. Duncan and Intrepid had a series of discussions regarding the economic terms of a potential transaction.

On June 9, 2022, the EnVen Board held a special meeting, attended by representatives of EnVen senior management and Intrepid, to discuss the revised indication of interest received from Talos on June 6, 2022, including relative to other potential strategic opportunities with Party A, Party B and other third parties. During this meeting, EnVen senior management reviewed terms of potential EnVen counterproposals, and the financial analysis related to each potential counterproposal. The EnVen Board determined that entering into a transaction with Talos was superior to a transaction with other potential partners based on current negotiations due to, among other things, the fact that Talos’s proposal provided the most value to the EnVen shareholders relative to other indications of interests reviewed by the EnVen Board thus far, and Talos’s perceived ability to finance and complete a transaction with EnVen. Following discussion, the EnVen Board authorized management to send Talos a draft non-binding letter of intent.

On June 10, 2022, EnVen sent Talos a draft non-binding letter of intent. The non-binding letter of intent accepted Talos’s latest proposal for consideration of 43.8 million shares of Talos Common Stock and $150 million in cash and set forth certain other key terms for the transaction, including governance terms, closing conditions and termination rights and remedies (the “June 10 EnVen Proposal”). The non-binding letter of intent also provided for a mutual exclusivity period through June 30, 2022.

On June 12, 2022, EnVen received a revised indication of interest from Party A, which provided for an acquisition of EnVen on a cash-free, debt-free basis for $1.2 billion in cash assuming an effective date of May 1,

2022. Party A’s revised proposal, however, did not provide any additional evidence of Party A’s ability to finance the transaction and provided less value to EnVen shareholders than the June 10 EnVen Proposal. Following several informal discussions among EnVen board members, Intrepid and EnVen management regarding the relative merits of the June 10 EnVen Proposal and the revised proposal from Party A, the revised Party A proposal was determined to be inferior to the June 10 EnVen Proposal, particularly in terms of certainty of financing as well as value (when considering a cash-free, debt-free proposal, effective date and change of control costs), and it was determined that the June 10 EnVen Proposal continued to be in the best interests of EnVen and its stockholders.

On June 14, 2022, the Talos Board held a special meeting to discuss the June 10 EnVen Proposal, attended by representatives of Talos senior management, J.P. Morgan and V&E. During this meeting, representatives of J.P. Morgan reviewed a preliminary financial analysis regarding the proposed transaction. In addition, representatives of V&E reviewed with the Talos directors their fiduciary duties in connection with considering a possible transaction with EnVen. Following discussion, the Talos Board authorized Talos management to send a revised non-binding letter of intent to EnVen reflecting certain changes to the proposed governance, exclusivity, conditionality, termination and remedies terms. Later that day, Talos sent a revised non-binding letter of intent to EnVen. On June 14, 2022, Intrepid contacted Party A asking it to substantiate its ability to finance its proposed transaction and improve the financial terms of its proposal in order to be competitive with other potential strategic transactions available to EnVen.

On June 16, 2022, J.P. Morgan delivered to the Talos Board a letter disclosing customary information regarding J.P. Morgan’s banking relationships with Talos, EnVen and the stockholders of Talos and EnVen.

Over the next several days, Talos and EnVen exchanged several drafts of the non-binding letter of intent before ultimately executing the non-binding letter of intent on June 20, 2022. The non-binding letter of intent provided for a mutual exclusivity period through July 15, 2022, to explore a transaction involving a combination on economic terms consistent with the June 10 EnVen Proposal and other customary terms. During this time, the parties also agreed that funds affiliated with Riverstone Holdings LLC (“Riverstone”), the largest stockholder of Talos, and funds affiliated with Bain Capital, LP (“Bain”) and Adage Capital Management, L.P. (“Adage”), together the holders of a majority of EnVen’s voting stock, would enter into support agreements in respect of a transaction. In addition, the parties agreed that Riverstone, Bain and Adage would be subject to post-closing lockup agreements pursuant to which they would each agree not to transfer shares of Talos Common Stock for a specified period following the closing, with terms of the lock-up agreements to be consistent among such investors.

Also on June 20, 2022, Mr. Duncan and Mr. William S. Moss III, Executive Vice President and General Counsel of Talos, had a meeting with Messrs. Weyel and Starzec to discuss certain deal term and diligence matters.

On June 22, 2022, EnVen sent Talos a draft merger agreement for the potential transaction.

On June 28, 2022, V&E sent a revised merger agreement to Davis Polk, reflecting, among other things, certain changes to (i) the parties’ termination rights and remedies, (ii) the parties’ closing conditions and (iii) and the scope of each party’s representations and warranties and covenants.

On June 30, 2022, representatives of Talos, EnVen, V&E and Davis Polk had a telephone conference to discuss certain points in the merger agreement.

On July 1, 2022, Talos formalized its engagement of J.P. Morgan with the execution of an engagement letter.

On July 6, 2022, Davis Polk sent a revised merger agreement to V&E reflecting, among other things, certain changes to (i) the parties’ termination rights and remedies, (ii) the parties’ closing conditions and (iii) and the scope of each party’s representations and warranties and covenants.

On July 15, 2022, the exclusivity period under the non-binding letter of intent expired and was not renewed by the parties.

On July 17, 2022, Mr. Duncan, Mr. Moss, Mr. Weyel and Mr. Starzec met to discuss certain deal timing, employee and diligence matters.

On July 20, 2022, the Talos Board held a special meeting to discuss the status of discussions with EnVen, attended by representatives of Talos senior management, J.P. Morgan and V&E. During this meeting, representatives from Vinson & Elkins again reviewed with the members of the Talos Board their fiduciary duties and contractual obligations with respect to the potential transaction with EnVen. Talos senior management and V&E also reviewed with the Talos Board the terms of the most recent drafts of the merger agreement and related documents and key open items in those documents, which had been provided to the Talos Board, together with a summary of the terms, in advance of the meeting.

Also on July 20, 2022, EnVen received a revised non-binding proposal from Party A. Party A’s revised proposal indicated that Party A was willing to acquire EnVen on a cash-free, debt-free basis for $1.2 billion in cash assuming an effective date of July 1, 2022, with financing for the acquisition being available from Party A and its strategic capital partners. Party A did not provide any additional evidence, however, that Party A had the financial ability to support its proposal, as had been requested from Party A on several previous occasions.

On July 21, 2022, V&E sent a revised merger agreement to Davis Polk reflecting, among other things, certain changes to (i) the parties’ termination rights and remedies, (ii) the parties’ closing conditions and (iii) the scope of each party’s representations and warranties and covenants.

Also on July 21, 2022, Intrepid contacted Party A to discuss the terms of Party A’s revised proposal received from Party A on July 20, 2022, including the continued need for Party A to credibly substantiate its ability to finance its proposed transaction in order to be competitive with other potential strategic transactions available to EnVen.

On July 25, 2022, the Talos Board held a special meeting to further discuss the status of discussions with EnVen, attended by representatives of Talos senior management, J.P. Morgan and V&E. During this meeting, representatives of J.P. Morgan reviewed an updated preliminary financial analysis with respect to a potential transaction with EnVen.

Also on July 25, 2022, Davis Polk sent V&E a draft form of the support agreement to be signed by Bain, Adage and EnVen’s directors and officers in connection with the transaction (the “EnVen Support Agreements”). For more information, see “The Merger Agreement—EnVen Support Agreements.” Davis Polk also sent V&E a draft registration rights agreement to be entered into by Bain, Adage and Talos in connection with the transaction. For more information, see “The Merger Agreement—Registration Rights Agreement.”

On July 29, 2022, Reuters published an article stating that Talos was in talks to acquire EnVen for approximately $1 billion, plus the assumption of $250 million of debt.

On August 2, 2022, the EnVen Board held a special meeting, attended by representatives of EnVen senior management and EnVen’s independent petroleum consulting firm engaged in connection with the potential transaction with Talos, to discuss EnVen’s ongoing due diligence of Talos, as well as EnVen’s ongoing discussions with other potential strategic partners.

On August 4, 2022, EnVen entered into a mutual confidentiality agreement with Party C, an independent exploration and production company located in Europe and with operations in the North Sea and the U.S. Gulf of Mexico, relating to a potential strategic transaction with EnVen.

During August 2022, the parties continued to conduct in-depth reciprocal due diligence and engage in transaction discussions. Mr. Weyel and Intrepid also communicated with Mr. Duncan on several due diligence matters. During this time, the EnVen Board held a special meeting, attended by representatives of EnVen senior management and EnVen’s independent petroleum consulting firm engaged in connection with the potential transaction with Talos, to discuss EnVen’s ongoing due diligence of Talos. The parties also exchanged several drafts of the merger agreement and related documents, with the primary open points being related to transaction structure, termination rights and remedies.

On August 25, 2022, EnVen received a non-binding indication of interest from Party C. providing for an acquisition of EnVen on a cash-free, debt-free basis with consideration consisting of $850 million in cash assuming an effective date of July 1, 2022. On August 30, 2022, Intrepid spoke with Party C’s financial advisor to discuss the terms of Party C’s indication of interest, including with respect to valuation and timing relative to EnVen’s other strategic opportunities. Also on August 25, 2022, the EnVen Board held a special meeting, attended by representatives of EnVen senior management and Intrepid, to review each of EnVen’s strategic opportunities and the indications of interest received by various third parties to date, as well as EnVen’s ongoing due diligence of Talos. Later that day, Intrepid received a communication from Party A indicating that, based on the current status of discussions, Party A had determined to cease negotiations with EnVen in connection with a potential transaction between EnVen and Party A in order to focus on other opportunities.

On September 1, 2022, the EnVen Board held a special meeting, attended by representatives of EnVen senior management and Intrepid, to discuss the potential transaction with Talos and EnVen’s other strategic opportunities. The meeting reconvened on September 2, 2022, where the EnVen Board reviewed additional financial analysis prepared by Intrepid relating to a potential transaction with Talos. During this meeting, the EnVen Board authorized EnVen management to deliver a new proposal to Talos increasing the consideration to EnVen’s stockholders to 44.8 million shares of Talos Common Stock and $275 million in cash.

On September 1, 2022, Intrepid notified Mr. Duncan that EnVen intended to set forth a new proposal that would increase the consideration to EnVen’s stockholders.

On September 2, 2022, EnVen delivered to Talos a proposal providing for consideration to EnVen’s stockholders of 44.8 million shares of Talos Common Stock and $275 million in cash.

On September 6, 2022, the Talos Board held a special meeting to discuss EnVen’s proposal, attended by representatives of Talos senior management, J.P. Morgan and V&E. During this meeting, Talos senior management and representatives of J.P. Morgan reviewed financial analysis related to EnVen’s proposal. Following discussion, the Talos Board authorized management to deliver EnVen a revised proposal providing for consideration to EnVen’s stockholders of 38.8 million shares of Talos Common Stock and $250 million in cash.

On September 8, 2022, Party C submitted a revised indication of interest, providing for an acquisition of EnVen on a cash-free, debt-free basis with consideration consisting of $850 million in cash assuming an effective date of September 1, 2022, and an earn-out opportunity of up to $150 million based on achievement of certain oil production and price benchmarks.

Over the next several days, Mr. Duncan and Intrepid had multiple discussions regarding valuation and considerations relevant to each side in trying to reach a mutually agreeable consideration mix. During these discussions, Mr. Duncan suggested that Talos was considering making a counteroffer that did not change the total consideration, but with 38.8 million shares of Talos Common Stock and $250 million in cash, and Intrepid indicated that Talos needed to move towards EnVen’s latest proposal in order for EnVen to be willing to consider proceeding with a transaction.

On September 13, 2022, the Talos Board held a special meeting to discuss the potential EnVen transaction, attended by representatives of Talos senior management, J.P. Morgan and V&E. During this meeting, Mr. Duncan indicated that he had received feedback from Intrepid that if Talos were to move towards EnVen’s latest proposal, EnVen likely would be willing to proceed with a transaction. Talos management also reviewed with the Talos Board its most recent views as to the financial and operational prospects of Talos on a stand-alone basis and on a combined basis with EnVen, as well as Talos management’s financial analysis related to a proposed counteroffer to EnVen. Following discussion among the Talos Board that noted, among other things, the advantages of a deleveraging transaction with EnVen and the benefits of the larger size and scale of a combined company, and the likelihood that the combination would better position Talos to continue to compete for consolidation opportunities and accelerate Talos’s ability to return capital to stockholders, the Talos Board authorized Talos management to submit a counteroffer to EnVen, and following such authorization Mr. Duncan submitted an offer of 43.8 million in shares and $212.5 million in cash in accordance with the Talos Board’s authorization.

On September 14, 2022, the EnVen Board held a special meeting to discuss Talos’s counterproposal and the indications of interests received by other potential strategic partners to date. Following this discussion, the EnVen Board determined that the Talos’ counterproposal provided the most value to the EnVen shareholders of the offers received to date, but that it would give Talos’s counterproposal additional thought and reconvene in the coming days. The Bain representatives on the EnVen Board also indicated that they would further discuss Talos’s counterproposal with Bain prior to the next EnVen Board meeting.

On September 16, 2022, the EnVen Board held a special meeting to further discuss Talos’s counterproposal. At the meeting, the EnVen Board determined that a transaction based on Talos’s counterproposal would be in the best interests of EnVen and the EnVen shareholders, subject to final negotiation of certain terms in the Merger Agreement, after consideration of EnVen’s other strategic opportunities.

On September 16, 2022, Intrepid notified Mr. Duncan that EnVen was willing to proceed with a transaction on the terms specified by Talos in the letter delivered by Mr. Duncan on September 13, 2022, subject to negotiation of final terms to be specified in a forthcoming markup to the Merger Agreement. Intrepid indicated that EnVen was willing to move forward with signing definitive agreements as quickly as possible.

Also on September 16, 2022, Davis Polk sent V&E a revised draft of the merger agreement and related documents reflecting, among other things, certain changes to (i) the parties’ termination rights and remedies, (ii) the parties’ closing conditions and (iii) and the scope of each party’s representations and warranties and covenants.

Over the next several days, the parties and their representatives engaged in multiple discussions and exchanged further drafts of the merger agreement and related documents, ultimately coming to agreement on contractual terms on September 21, 2022.

On the morning of September 21, 2022, the EnVen Board held a special meeting to consider the approval of a transaction with Talos, attended by representatives of EnVen senior management, Intrepid and Davis Polk. During this meeting, Intrepid discussed with the EnVen Board materials prepared by Intrepid regarding financial analyses with respect to the proposed Mergers and, at the request of the EnVen Board, delivered to the EnVen Board an oral opinion, confirmed by delivery of a written opinion dated September 21, 2022, that, as of the date thereof and based upon and subject to the assumptions, procedures, factors, qualifications and limitations and other matters set forth in Intrepid’s written opinion, the total consideration of $212.5 million in cash and 43.8 million shares of Talos Common Stock (representing 34.7% ownership in the combined post-transaction company on an unaudited basis) being received by the EnVen equityholders, taken as a whole, as a result of the Mergers and other transactions contemplated by the Merger Agreement, was fair, from a financial point of view, to the EnVen equityholders. Also at this meeting, representatives from Davis Polk reviewed with the members of the EnVen Board their fiduciary duties and contractual obligations with respect to the proposed transaction. EnVen senior management and Davis Polk also reviewed with the EnVen Board the terms of the merger agreement and related documents, which had been provided to the EnVen Board, together with a summary of the terms, in advance of the meeting. Following discussion among the EnVen Board members, senior management and representatives from Intrepid and Davis Polk regarding the terms and conditions of the proposed transaction, the strategic rationale for the transaction, including the factors described under “The Mergers—Recommendation of the EnVen Board and its Reasons for the Mergers,” and the risks and benefits of the transaction, the members of the EnVen Board unanimously (i) determined that the Merger Agreement, the other transaction agreements and the transactions contemplated thereby, are fair to, advisable and in the best interests of EnVen and its stockholders, (ii) approved, adopted and declared advisable the Merger Agreement, the other transaction agreements and the transactions contemplated thereby, (iii) directed that the Merger Agreement be submitted to of the EnVen stockholders for approval and (iv) recommended to EnVen stockholders approval of each of the matters requiring the EnVen stockholder approval.

On the afternoon of September 21, 2022, the Talos Board held a special meeting to consider the approval of a transaction with EnVen, attended by representatives of Talos senior management, J.P. Morgan and V&E. During this meeting, J.P. Morgan reviewed with the Talos Board its financial analysis of the consideration to be paid by Talos in the definitive form of the Merger Agreement based on financial forecasts, synergies, and other estimates provided by the managements of Talos and EnVen (as described in the section entitled “The Mergers—Certain Unaudited Forecasted Financial Information” of this proxy statement/consent solicitation statement/prospectus) and, at the request of the Talos Board, rendered to the Talos Board an oral opinion, subsequently confirmed by delivery of a written opinion dated September 22, 2022, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by J.P. Morgan as set forth in the written opinion, the consideration to be paid by Talos in the proposed transaction was fair, from a financial point of view, to Talos. Also at this meeting, representatives from V&E again reviewed with the members of the Talos Board their fiduciary duties and contractual obligations with respect to the proposed transaction. Talos senior management and V&E also reviewed with the Talos Board the terms of the merger agreement and related documents, which had been provided to the Talos Board, together with a summary of the terms, in advance of the meeting. Following discussion among the Talos Board members, senior management and representatives from J.P. Morgan and V&E regarding the terms and conditions of the proposed transaction, the strategic rationale for the transaction, including the factors described under “The Mergers—Recommendation of the Talos Board and its Reasons for the Mergers,” and the risks and benefits of the transaction, the members of the Talos Board unanimously (i) determined that the Merger Agreement, the other transaction agreements and the transactions contemplated thereby, are fair to, advisable and in the best interests of Talos and its stockholders, (ii) approved, adopted and declared advisable the Merger Agreement, the other transaction agreements and the transactions contemplated thereby, (iii) directed that the Merger Agreement be submitted to a vote of the Talos stockholders and (iv) recommended to Talos stockholders approval of each of the matters requiring the Talos stockholder approval.

On the evening of September 21, 2022, the parties executed the Merger Agreement and related documents.

On the morning of September 22, 2022, prior to the opening of trading on the NYSE, Talos issued a press release announcing the transaction. Also on September 22, 2022, Bain, Adage and EnVen’s directors and executive officers executed the EnVen Support Agreements and delivered such agreements to Talos.

Recommendation of the Talos Board and its Reasons for the Mergers

On September 21, 2022, the Talos Board unanimously (a) determined that the Merger Agreement, the other transaction agreements and the transactions contemplated thereby are fair to, advisable and in the best interests of Talos and its stockholders and (b) adopted, approved and declared advisable the Merger Agreement, the other transaction agreements and the transactions contemplated thereby. The Talos Board unanimously recommends that holders of Talos Common Stock vote “FOR” the Share Issuance Proposal, “FOR” each of the A&R Charter Proposals, “FOR” the A&R Bylaws Proposal and “FOR” the Adjournment Proposal.

In the course of reaching its determinations and recommendations, the Talos Board consulted with Talos’s senior management and its outside legal and financial advisors and considered several potentially positive factors that weighed in favor of the Mergers, including the following (not necessarily presented in order of relative importance):

Strategic Considerations, Credit Profile and Synergies

•

The belief that the transaction is well-aligned with Talos’s strategy focused on value creation through the acquisition and development of conventional resources in close proximity to under-utilized infrastructure applying Talos’s vast seismic inventory and advanced reprocessing;

•

The belief that the combined company will have a better credit profile, improved liquidity and financial flexibility due to its enhanced scale and expected free cash flow generation, when compared to Talos on a standalone basis;

•	The belief that the transaction will further Talos’s commitment to sustainability by reducing Talos’s greenhouse gas emission intensity as a result of Talos’s increased deepwater operating footprint;

•

The belief that the transaction will be immediately de-leveraging for Talos at the Closing, with year-end 2022 leverage of less than 0.8x, and the belief that the de-leveraging effect of the transaction will continue to benefit Talos in 2023 and beyond;

•

The fact that the combined company will have an enhanced free cash flow profile which will allow Talos to pursue capital growth opportunities, including high-impact subsea tie-back opportunities, acquisitions and low-carbon initiatives;

•	The belief that the transaction will be accretive to Talos stockholders on certain key metrics such as 2023E Free Cash Flow per Share;

•	The belief that the Mergers are expected to create approximately $30 million in annual run-rate synergies through operational efficiencies and general and administrative cost reductions;

•

The fact that the combined company will continue to be led by Talos’s strong, experienced management team and that the combined company’s board, which will include seven fully independent directors and Talos’s Chief Executive Officer, will enhance the likelihood of meeting or exceeding the strategic benefits that Talos expects to derive from the Mergers;

•	The fact that the transaction accomplishes Talos’s goal of optimizing long-term board independence and structure by declassifying the Talos Board with full support from Riverstone;

•	The belief that the transaction will enhance the combined company’s governance practices and increase board diversity and technical expertise;

•	The fact that acquiring EnVen will significantly increase Talos’s operational scale, asset diversity and cash flow from operations; and

•	The belief that the acquisition of EnVen will improve Talos’s operated deepwater facility footprint, adding key infrastructure in Talos’s operating areas and enhancing Talos’s deepwater operations.

Likelihood of Completion of the Transaction

•	The belief that the transaction is expected to be consummated in late 2022 or early 2023, due to the limited number and customary nature of the Closing conditions;

•

The fact that Talos Supporting Stockholders collectively holding approximately 15% of the outstanding shares of Talos Common Stock as of September 21, 2022 entered into the Talos Support Agreement with Talos and EnVen pursuant to which such Talos Supporting Stockholders have agreed, among other things, to vote all of their shares of Talos Common Stock beneficially owned by such stockholders (i) in favor of the Share Issuance Proposal and (ii) in favor of any matter that requires Talos stockholder approval in order to effect the Mergers; and

•

The fact that EnVen Supporting Stockholders collectively holding a majority of the outstanding shares of EnVen Common Stock (on an as-converted basis) as of September 21, 2022 entered into the several EnVen Support Agreements with EnVen and Talos pursuant to which the such EnVen Supporting Stockholders have agreed to execute written consents (i) in favor of the adoption of the Merger Agreement and (ii) against any alternative or competing Acquisition Proposal that EnVen may receive until the Closing.

Favorable Terms of the Merger Agreement; Financial Advisor Opinion

•

The belief that, in coordination with Talos’s legal advisor, the terms of the Merger Agreement, taken as a whole, including the parties’ representations, warranties, covenants and conditions to Closing, and the circumstances under which the Merger Agreement may be terminated, are reasonable; and

•

The fact that the Talos Board received an oral opinion of J.P. Morgan delivered to the Talos Board on September 21, 2022, which was confirmed by delivery of a written opinion, dated as of September 22, 2022, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be paid by Talos in the proposed Mergers was fair, from a financial point of view, to Talos, as more fully described below in the section entitled “—Opinion of Talos’s Financial Advisor.” The full text of the written opinion of J.P. Morgan, dated as of September 22, 2022, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex C to this proxy statement/consent solicitation statement/prospectus and is incorporated herein by reference.

The Talos Board also considered and balanced against the potentially positive factors a number of uncertainties, risks and other countervailing factors in its deliberations concerning the Mergers and the Merger Agreement, including the following (not necessarily presented in order of relative importance):

•	The fact that the Mergers may not be completed in a timely manner or at all and the potential consequences of non-completion or delays in completion;

•

The fact that the stock based consideration is fixed and will not fluctuate in the event that the market price of Talos Common Stock increases between the execution date of the Merger Agreement and the Closing of the Mergers;

•

The effect that the length of time from announcement until completion of the Mergers could have on the market price of Talos Common Stock, Talos’s operating results and the relationship with Talos’s employees, stockholders, customers, suppliers, regulators and others who do business with Talos;

•

The risks and contingencies relating to the announcement and pendency of the Mergers, including the potential for diversion of management and employee attention and the potential effect of the combination on the businesses of both companies and the restrictions on the conduct of Talos’s business during the period between the execution of the Merger Agreement and the completion of the transactions contemplated thereby;

•	The transaction costs to be incurred by Talos in connection with the Mergers;

•

The fact that Talos’s transaction costs would have been higher if the Notes Consent Solicitation had been unsuccessful and the transaction was consummated on the alternative terms prescribed in the Merger Agreement;

•

The fact that Talos would be required to pay EnVen a termination payment of $42.5 million, if the Merger Agreement is terminated under certain circumstances, or $12.0 million if the Merger Agreement is terminated due to Talos stockholders not approving the Share Issuance Proposal. In addition, if the Merger Agreement is terminated, Talos will generally be required to pay its own expenses associated with the transaction;

•

The fact that there are restrictions in the Merger Agreement on Talos’s ability to solicit competing bids to acquire it and to entertain other acquisition proposals unless certain conditions are satisfied;

•

The fact that the restrictions on Talos’s conduct of business prior to completion of the transaction could delay or prevent Talos from undertaking business opportunities that may arise or taking other actions with respect to its operations during the pendency of the transaction; and

•

The Talos Board considered risks of the type and nature described under the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 28 and 31 of this proxy statement/consent solicitation statement/prospectus, respectively.

After taking into account the factors set forth above, as well as others, the Talos Board concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the transaction were outweighed by the potential benefits of the transaction to Talos stockholders.

The foregoing discussion of factors considered by Talos is not intended to be exhaustive but summarizes the material factors considered by the Talos Board. In light of the variety of factors considered in connection with their evaluation of the Merger Agreement and the Mergers, Talos did not find it practicable to, and did not, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching their determinations and recommendations. Moreover, each member of the Talos Board applied his or her own personal business judgment to the process and may have given different weight to different factors. The Talos Board based its recommendation on the totality of the information presented, including thorough discussions with, and questioning of, Talos’s senior management and the Talos Board’s outside legal and financial advisors.

It should be noted that this explanation of the reasoning of the Talos Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 28 of this proxy statement/consent solicitation statement/prospectus.

Opinion of Talos’s Financial Advisor

Pursuant to an engagement letter, Talos retained J.P. Morgan as its financial advisor in connection with the proposed Mergers.

At the meeting of the Talos Board on September 21, 2022, J.P. Morgan rendered its oral opinion to the Talos Board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be paid by Talos in the proposed Mergers was fair, from a financial point of view, to Talos. J.P. Morgan has confirmed its September 21, 2022 oral opinion by delivering its written opinion, dated September 22, 2022, to the Talos Board, that, as of such date, the consideration to be paid by Talos in the proposed Mergers was fair, from a financial point of view, to Talos.

The full text of the written opinion of J.P. Morgan, dated September 22, 2022, sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Annex C to this proxy statement/consent solicitation statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement/consent solicitation statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Talos’s stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Talos Board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed Mergers and was directed only to the consideration to be paid by Talos in the proposed Mergers and did not address any other aspect of the Mergers. J.P. Morgan expressed no opinion as to the fairness of the consideration to the holders of any class of securities, creditors or other constituencies of Talos or as to the underlying decision by Talos to engage in the proposed Mergers. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The summary of the opinion of J.P. Morgan set forth in this proxy statement/consent solicitation statement/prospectus is qualified in its entirety by reference to the full text of such opinion. The opinion does not constitute a recommendation to any Talos stockholder as to how such stockholder should vote with respect to the proposed Mergers or any other matter.

In arriving at its opinions, J.P. Morgan, among other things:

•	reviewed the Merger Agreement;

•	reviewed certain publicly available business and financial information concerning Talos and EnVen and the industries in which they operate;

•

compared the proposed financial terms of the Mergers with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration received for such companies;

•

compared the financial and operating performance of Talos and EnVen with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of Talos Common Stock and EnVen Common Stock and certain publicly traded securities of such other companies;

•

reviewed certain internal financial analyses and forecasts prepared by or at the direction of the managements of Talos and EnVen relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Mergers (the “Synergies”); and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of Talos and representatives of EnVen with respect to certain aspects of the Mergers, and the past and current business operations of Talos and EnVen, the financial condition and future prospects and operations of Talos and EnVen, the effects of the Mergers on the financial condition and future prospects of Talos, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Talos and EnVen or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to J.P. Morgan’s engagement letter with Talos, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct or was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Talos or EnVen under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the Synergies, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Talos and EnVen to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the proposed Mergers and the other transactions contemplated by the Merger Agreement will qualify as a tax-free reorganization for U.S. federal income tax purposes, and will be consummated as described in the Merger Agreement. J.P. Morgan also assumed that the representations and warranties made by Talos and EnVen in the Merger Agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Talos with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Mergers will be obtained without any adverse effect on Talos or EnVen or on the contemplated benefits of the Mergers.

The projections furnished to J.P. Morgan were prepared by or at the direction of the managements of Talos and EnVen, as discussed more fully under the section entitled “Certain Unaudited Forecasted Financial Information.” Talos and EnVen do not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the proposed Mergers, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of the managements of Talos and EnVen, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections. For more information regarding the use of projections and other forward-looking statements, please refer to the section entitled “Certain Unaudited Forecasted Financial Information.”

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be paid by Talos in the proposed Mergers, and J.P. Morgan has expressed no opinion as to the fairness of any consideration to the holders of any class of securities, creditors or other constituencies of Talos or as to the underlying decision by Talos to engage in the Mergers. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the proposed Mergers, or any class of such persons relative to the consideration to be paid by Talos in the proposed Mergers or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which the Talos Common Stock will trade at any future time.

The terms of the Merger Agreement, including the consideration, were determined through arm’s length negotiations between Talos and EnVen, and the decision to enter into the Merger Agreement was solely that of the Talos Board and the EnVen Board. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Talos Board in its evaluation of the proposed Mergers and should not be viewed as determinative of the views of the Talos Board with respect to the proposed Mergers or the consideration.

Financial Analyses

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodologies in rendering its opinion to the Talos Board on September 21, 2022 and contained in the presentation delivered to the Talos Board on such date in connection with the rendering of such opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with rendering its opinion to the Talos Board and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.

For purposes of the financial analyses described below, (i) the term “offer-implied equity value” means an implied equity value of $1,103 million, calculated based on 43.8 million shares of Talos Common Stock issued to equityholders of EnVen at a per share price of $20.33, as of September 13, 2022, plus, the cash consideration of $212.5 million and (ii) the term “unaffected offer-implied equity value” means an implied equity value of $1,043 million, calculated based on 43.8 million shares of Talos Common Stock issued to equityholders of EnVen at a per share price of $18.95, as of July 29, 2022, the last trading day before the publication of news reports relating to a potential acquisition of EnVen by Talos, plus, the cash consideration of $212.5 million.

Public Trading Multiples Analysis. Using publicly available information, J.P. Morgan compared selected financial data of EnVen with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be sufficiently analogous to those engaged in by EnVen. The companies selected by J.P. Morgan were as follows:

•	Murphy Oil Corporation

•	Kosmos Energy Ltd.

•	Talos Energy Inc.

•	W&T Offshore, Inc.

These companies were selected, among other reasons, because they are publicly traded companies that, for the purposes of J.P. Morgan’s analysis, may be considered similar to EnVen due to their operations and business in offshore upstream oil and gas exploration and production. However, certain of these companies may have characteristics that are materially different from those of EnVen. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the selected companies differently than they would affect EnVen.

Using publicly available information, J.P. Morgan observed for each selected company, among other information, the ratio of the company’s firm value (calculated as fully diluted equity value plus net debt, preferred equity and non-controlling interests, as applicable) to (a) the company’s estimated EBITDA for the fiscal year ending December 31, 2022 (the “FV/2022E EBITDA”) and (b) the company’s estimated EBITDA for the fiscal year ending December 31, 2023 (the “FV/2023E EBITDA”). J.P. Morgan also observed for each selected company the ratio of the company’s equity value (calculated as the number of fully diluted shares outstanding multiplied by the per share trading price of the company’s stock) to (a) the company’s estimated operating cash flow (calculated as EBITDA less interest and taxes) for the fiscal year ending December 31, 2022 (the “EV/2022E operating cash flow”) and (b) the company’s estimated operating cash flow for the fiscal year ending December 31, 2023 (the “EV/2023E operating cash flow”). The multiples implied by such ratios were based on publicly available broker consensus estimates.

J.P. Morgan observed that the FV/2022E EBITDA multiples for the selected companies ranged from a low of 2.5x to a high of 3.5x (with a mean of 3.0x and a median of 2.9x). J.P. Morgan then applied a FV/2022E EBITDA multiple range of 2.5x to 3.5x to EnVen’s estimated EBITDA for the fiscal year ending December 31, 2022 as provided by the management of Talos. This yielded an implied equity value reference range (rounded to the nearest $25 million) for EnVen of $1,075 million to $1,550 million, as compared to (i) the offer-implied equity value of $1,103 million and (ii) the unaffected offer-implied equity value of $1,043 million.

J.P. Morgan observed that the FV/2023E EBITDA multiples for the selected companies ranged from a low of 2.0x to a high of 3.0x (with a mean of 2.7x and a median of 2.8x). J.P. Morgan then applied a FV/2023E EBITDA multiple range of 2.0x to 3.0x to EnVen’s estimated EBITDA for the fiscal year ending December 31, 2023 as provided by the management of Talos. This yielded an implied equity value reference range (rounded to the nearest $25 million) for EnVen of $1,025 million to $1,600 million, as compared to (i) the offer-implied equity value of $1,103 million and (ii) the unaffected offer-implied equity value of $1,043 million.

J.P. Morgan observed that the EV/2022E operating cash flow multiples for the selected companies (other than W&T Offshore, Inc., which did not have any publicly available broker estimates for operating cash flow) ranged from a low of 1.9x to a high of 2.8x (with a mean of 2.5x and a median of 2.7x). J.P. Morgan then applied an EV/2022E operating cash flow multiple range of 2.0x to 3.0x to EnVen’s estimated operating cash flow for the fiscal year ending December 31, 2022 as provided by the management of Talos. This yielded an implied equity value reference range (rounded to the nearest $25 million) for EnVen of $775 million to $1,150 million, as compared to (i) the offer-implied equity value of $1,103 million and (ii) the unaffected offer-implied equity value of $1,043 million.

J.P. Morgan observed that the EV/2023E operating cash flow multiples for the selected companies (other than W&T Offshore, Inc., which did not have any publicly available broker estimates for operating cash flow) ranged from a low of 1.5x to a high of 2.5x (with a mean of 2.1x and a median of 2.4x). J.P. Morgan then applied an EV/2023E operating cash flow multiple range of 1.5x to 2.5x to EnVen’s estimated operating cash flow for the fiscal year ending December 31, 2023 as provided by the management of Talos. This yielded an implied equity value reference range (rounded to the nearest $25 million) for EnVen of $725 million to $1,200 million, as compared to (i) the offer-implied equity value of $1,103 million and (ii) the unaffected offer-implied equity value of $1,043 million.

Selected Transaction Analysis. Using publicly available information, J.P. Morgan examined selected transactions involving businesses that J.P. Morgan deemed sufficiently analogous to the business of EnVen. Specifically, J.P. Morgan reviewed the following transactions:

Announcement Date	Acquiror	Target
December 10, 2019	Talos Energy Inc.	ILX Holdings, Castex Energy and Venari
April 23, 2019	Murphy Oil Corp.	LLOG
August 6, 2018	Kosmos Energy Ltd.	Deep Gulf Energy LP
November 21, 2017	Talos Energy Inc.	Stone Energy Corporation

None of the selected transactions reviewed was identical to the proposed Mergers. However, the selected transactions were chosen because for purposes of J.P. Morgan’s analysis, they are transactions that may be considered similar to the proposed Mergers due to either the target or the acquiror being independent companies engaged in deepwater Gulf of Mexico upstream oil and gas exploration and production and for which EBITDA is published. The analysis necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the selected transactions differently than they would affect the Mergers.

Using publicly available information, J.P. Morgan observed for each of the selected transactions, among other information, the multiple of the consideration paid or payable in such transaction to the target company’s estimated EBITDA for the fiscal year in which the transaction was announced (the “Transaction value/EBITDA”).

J.P. Morgan observed that the Transaction value/EBITDA multiples for the selected transactions ranged from a low of 1.9x to a high of 5.8x (with a mean of 3.5x and a median of 2.9x). J.P. Morgan then applied a Transaction value/EBITDA multiple range of 2.0x to 3.5x to EnVen’s estimated EBITDA for the fiscal year ending December 31, 2022 as provided by the management of Talos. This yielded an implied equity value reference range (rounded to the nearest $25 million) for EnVen of $825 million to $1,550 million, as compared to (i) the offer-implied equity value of $1,103 million and (ii) the unaffected offer-implied equity value of $1,043 million.

Discounted Cash Flow Analysis. J.P. Morgan conducted a discounted cash flow analysis of EnVen by calculating the estimated present value of the unlevered free cash flows expected to be generated by EnVen during the second half of the fiscal year ending December 31, 2022 through the full fiscal year ending December 31, 2027 based on financial projections provided by the management of Talos and utilizing New York Mercantile Exchange (“NYMEX”) strip pricing. J.P. Morgan calculated a range of terminal values for EnVen at the end of this period by applying a perpetual growth rate ranging from (1.0)% to 1.0% to the unlevered free cash flows of EnVen during the terminal period of the projections. The unlevered free cash flows and the range of terminal values were discounted to present values as of June 30, 2022 using a discount rate ranging from 11.25% to 12.25%.

This analysis yielded an implied equity value reference range (rounded to the nearest $25 million) for EnVen of $1,425 million to $1,725 million, as compared to (i) the offer-implied equity value of $1,103 million and (ii) the unaffected offer-implied equity value of $1,043 million.

Value Creation Analysis. J.P. Morgan conducted an analysis of the implied theoretical value creation of the proposed Mergers to existing holders of Talos Common Stock based on the pro forma equity ownership of such holders in the combined company upon consummation of the proposed Mergers relative to the implied equity value of Talos on a stand-alone basis, in each case based on projections and other data provided by the managements of Talos and EnVen.

J.P. Morgan calculated the implied pro forma equity value to holders of Talos Common Stock by taking into account (i) (a) the implied midpoint equity value of Talos on a stand-alone basis derived from a discounted cash flow analysis of Talos based on financial projections for Talos provided by management of Talos utilizing the same methodology described above for EnVen under “Discounted Cash Flow Analysis,” (b) the implied midpoint equity value of EnVen on a stand-alone basis derived from the discounted cash flow analysis of EnVen described above under “Discounted Cash Flow Analysis” and (c) the illustrative present value of the operational Synergies based on estimates provided by the management of Talos, offset by (ii) (a) the illustrative present value of the tax Synergies based on estimates provided by the management of Talos, (b) the cash consideration and (c) the estimated transaction expenses. This analysis yielded an implied equity value for the combined company of $4,105 million, indicating that the proposed Mergers could create a hypothetical incremental implied equity value per share for holders of Talos Common Stock of approximately 4.1% relative to the implied equity value per share of Talos Common Stock on a stand-alone basis. There can be no assurance that the projected financial information and impacts from the Mergers will not be substantially greater or less than those estimated by the management of Talos or as described above.

Miscellaneous. The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of Talos or EnVen. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary are identical to Talos or EnVen, and none of the selected transactions reviewed was identical to the Mergers. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Talos and EnVen. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the Mergers. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Talos and EnVen and the transactions compared to the Mergers.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise Talos with respect to the Mergers and deliver an opinion to the Talos Board with respect to the Mergers on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with Talos, EnVen and the industries in which they operate.

Talos has agreed to pay J.P. Morgan an aggregate fee of up to $8.5 million, including $2 million which can be paid at Talos’s sole discretion. Upon the delivery of J.P. Morgan’s opinion, $2.0 million of the fee became payable, with the remainder to become payable upon consummation of the proposed Mergers. In addition, Talos has agreed to reimburse J.P. Morgan for certain of its expenses incurred in connection with its services, including the fees and expenses of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement.

During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Talos and EnVen for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as lead bookrunner on Talos’s offering of debt securities in December 2020 and acting as a lead bookrunner on EnVen’s offering of debt securities in April 2021. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with certain affiliates of Riverstone, a significant shareholder of Talos. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Bain Capital, LP (“Bain”), a significant shareholder of EnVen, for which J.P. Morgan and such affiliates received customary compensation. Such services during such period included providing debt syndication, debt underwriting, equity underwriting and financial advisory services to Bain portfolio companies. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of Bain portfolio companies, for which it receives customary compensation or other financial benefits.

During the two year period preceding delivery of its opinion ending on September 22, 2022, the aggregate fees recognized by J.P. Morgan from Bain were approximately $183 million, from Riverstone were approximately $20 million, from Talos were approximately $7.3 million and from EnVen were approximately $2 million. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of Talos. In the ordinary course of J.P. Morgan’s businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of Talos and EnVen for their own account or for the accounts of customers and, accordingly, J.P. Morgan may at any time hold long or short positions in such securities or other financial instruments.

Recommendation of the EnVen Board and its Reasons for the Mergers

At a meeting on September 21, 2022, the EnVen Board, by unanimous vote, (i) determined that the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of EnVen and its equityholders, (ii) approved, adopted and declared advisable the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement, (iii) directed that the Merger Agreement be submitted to a vote or written action of the EnVen equityholders, and (iv) recommended to the EnVen equityholders approval of the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement.

In evaluating the Mergers, the EnVen Board consulted extensively with EnVen’s management, as well as EnVen’s financial and legal advisors, and, in reaching its conclusion, considered, without limitation, the following factors (which are not necessarily presented in order of relative importance):

•

The EnVen Board’s knowledge of EnVen’s business, operations, financial condition, earnings and prospects and of Talos’s business, operations, financial condition, earnings and prospects, taking into account the results of EnVen’s due diligence review of Talos.

•

The Merger Agreement provides that EnVen equityholders will receive, in the aggregate, 43.8 million shares of Talos Common Stock and $212.5 million in cash, resulting in an implied enterprise value for EnVen of approximately $1.1 billion based on the closing price of Talos Common Stock on September 21, 2022.

•

The fact that, upon the Closing of the Mergers, (i) two designees of EnVen will be added to the board of the combined company, and (ii) EnVen equityholders would own approximately 34% of the combined company on a pro forma basis.

•

The liquidity that the Per Share Cash Consideration will provide EnVen’s current stockholders, and the greater liquidity the Per Share Stock Consideration will provide EnVen’s current stockholders by owning stock in a public company.

•

The Per Share Consideration will be paid partially in cash and partially in a fixed amount of Talos Common Stock, which gives the EnVen equityholders the opportunity to participate in any future earnings and growth of the combined company and future appreciation in the value of Talos Common Stock.

•

EnVen had explored a variety of strategic alternatives and the EnVen Board had conducted a strategic alternatives review, which included soliciting interest from multiple potential buyers. This strategic alternatives review included analysis of a potential strategic transaction with a number of parties identified by EnVen and its financial advisors, and, following discussions with its financial advisors, the EnVen Board concluded that the transaction with Talos offered the greatest potential for EnVen to engage in a strategic transaction at that time.

•

The advantages of the Mergers over other strategic transactions available to EnVen, and the EnVen Board’s belief that the Mergers provided better value to EnVen equityholders than that which might result from other alternatives available or that could become potentially available to EnVen at a later time, including a public offering of EnVen shares. In particular, the EnVen Board considered that the Mergers were likely to provide for a more time- and cost-effective liquidity event with a higher likelihood of completion and greater valuation certainty.

•

The EnVen Board retained financial and legal advisors with knowledge and experience with respect to merger and acquisition transactions, the oil and gas industry generally and EnVen particularly, as well as substantial experience advising other exploration and production companies with respect to transactions similar to the Mergers.

•

The presentation of representatives of Intrepid to the EnVen Board on September 21, 2022 and the opinion of Intrepid, dated September 21, 2022, to the EnVen Board to the effect that, as of September 21, 2022, and based upon and subject to the assumptions, procedures, factors, qualifications, limitations and other matters set forth in its written opinion, the total consideration of $212.5 million in cash and 43.8 million shares of Talos Common Stock (representing 34.7% ownership in the combined company on an undiluted basis) being received by the EnVen equityholders, taken as a whole, as a result of the Mergers and the other transactions contemplated by the Merger Agreement was fair, from a financial point of view, to the EnVen equityholders, as more fully described in the section of this proxy statement/consent solicitation statement/prospectus entitled “—Opinion of EnVen’s Financial Advisor.”

•

The fact that the Mergers would provide EnVen equityholders with the benefits of ownership in a larger company with a more diversified asset base and greater financial capacity to explore, develop and exploit EnVen’s portfolio of assets. In that regard, the EnVen Board considered the potential benefits of the combination to Talos, including the expanded free cash flow, the availability to Talos of new, lower cost investment opportunities, the opportunity to act as a consolidator in the offshore U.S. Gulf of Mexico, the prospect of having the ability to return capital to stockholders in the future and the benefits associated with integrating two highly rated organizations with strong personnel into an even more efficient and effective combined organization.

•

The fact that $212.5 million of the Per Share Consideration will be paid in cash, which provides EnVen equityholders with some protection against the value of the Per Share Consideration diminishing due to a decrease in the trading price of Talos Common Stock before the Closing of the Mergers.

•

The EnVen Board’s review, in consultation with EnVen’s legal advisors, of the structure of the Mergers and the other terms and conditions of the Merger Agreement, including the Per Share Consideration, the EnVen Board’s expectation that the First Merger and Second Merger, taken together, will more likely than not qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the EnVen Board’s view of the likelihood of completing the Mergers on the anticipated schedule.

•	The belief that regulatory approvals and clearances necessary to complete the Mergers will likely be obtained promptly without material cost or burden.

•	The terms of the Merger Agreement, principally:

•

the EnVen Board’s belief that the terms of the Merger Agreement, including Talos’s representations, warranties and covenants and the conditions to each parties obligations, are reasonable and consistent with applicable market practice;

•

the provisions allowing the Talos Board to terminate the Merger Agreement if the EnVen Support Agreements were not delivered to Talos within 24 hours of signing the Merger Agreement. The EnVen Board viewed this requirement as favorable, in that the EnVen Common Stock held by the EnVen Supporting Stockholders represent sufficient shares of EnVen Common Stock necessary to adopt the Merger Agreement by the EnVen equityholders (and thus results in greater certainty that the Mergers would be completed), but the Merger Agreement retains the ability of the EnVen Board to exercise its fiduciary duties (as described below);

•

the provisions allowing the EnVen Board to withdraw or change its recommendation of the Merger Agreement, subject to the payment of a $28 million termination payment if Talos elects to terminate the Merger Agreement due to such change in recommendation, if the EnVen Board makes a good faith determination that the failure to change its recommendation would be inconsistent with its fiduciary duties under applicable law;

•

the provisions allowing the EnVen Board to terminate the Merger Agreement and receive a termination payment of $12.0 million from Talos, if Talos fails to receive approval of the Share Issuance Proposal from the Talos stockholders; and

•

the provisions allowing the Talos Board to terminate the Merger Agreement or change its recommendation that Talos stockholders approve the Share Issuance Proposal, and if the Merger Agreement is terminated by EnVen as a result of a change in recommendation by the Talos Board or Talos announces or enters into a definitive agreement with a third party providing for the consummation of a Superior Proposal, subject to certain conditions, then in each case Talos has agreed to pay EnVen a termination payment of $42.5 million. For additional information, see the section entitled “The Merger Agreement—Termination Payments” beginning on page 82.

•	EnVen management’s recommendation in favor of the Mergers.

•

The EnVen Board’s understanding of, and management’s review of, overall market conditions, including then-current commodity prices and the current and historical trading prices for Talos Common Stock, and the EnVen Board’s determination that, in light of these factors, the timing of the potential transaction was favorable to EnVen.

•	The current volatile state of the economy and general uncertainty surrounding forecasted economic conditions.

•

The EnVen equityholders who do not deliver an EnVen Support Agreement or a written consent in favor of the adoption of the Merger Agreement may exercise appraisal rights under Section 262 of the DGCL. For more information see the section entitled “—Appraisal Rights” beginning on page 82.

The EnVen Board also considered potential risks and potentially negative factors concerning the Mergers in connection with its deliberations of the proposed transaction, including:

•

The fact that the Per Share Stock Consideration to be issued to EnVen equityholders in the transaction is fixed, and, as a result, the value of the consideration to EnVen equityholders may be less than the price per share of Talos Common Stock at the time of the Effective Time in the event of a decrease in the trading price of Talos Common Stock during the pendency of the transactions contemplated by the Merger Agreement, and the fact that the Merger Agreement does not provide EnVen with a price-based termination right or other similar protection in favor of EnVen or its stockholders in such circumstances.

•

The possibility that the Mergers may not be completed, or that completion may be unduly delayed, for reasons beyond the control of EnVen and Talos, which could result in significant costs and disruption to EnVen’s normal business.

•	Certain terms of the Merger Agreement, principally:

•

EnVen is prohibited from soliciting offers for alternative proposals or engaging in discussions regarding such proposals, and may only change its recommendation based on a good faith determination that the failure to change its recommendation would be inconsistent with its fiduciary duties under applicable law. In addition, the EnVen Supporting Stockholders are required to vote in favor of the Mergers regardless of whether the EnVen Board changes its recommendation. The EnVen Board understood that these provisions, which the EnVen Board was advised were fairly standard, may have the effect of discouraging alternative proposals and may make it impossible for such proposals to be negotiated or pursued, even if potentially more favorable to the EnVen equityholders than the Mergers;

•

the termination payment that would be payable by EnVen in connection with a termination of the Merger Agreement as a result of a change in recommendation by the EnVen Board, which, although within the range of such fees normally seen in similar transactions, could have the effect of discouraging an alternative proposal for EnVen; and

•	restrictions on the conduct of EnVen’s business during the period between the signing of the Merger Agreement and completion of the Mergers.

•	The fact that EnVen’s stockholders will be foregoing the potential benefits, if any, that could be realized by remaining as stockholders of EnVen as a standalone, private entity.

•

The potential for diversion of management and employee attention and for increased employee attrition during the period prior to completion of the Mergers, and the potential effect of the Mergers on EnVen’s business and relations with customers, suppliers and regulators.

•	The substantial costs to be incurred in connection with the Mergers, including the costs of integrating the businesses of EnVen and Talos and the transaction expenses arising from the Mergers.

•	The risks of the type and nature described under “Risk Factors” beginning on page 31, and the matters described under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 28.

The foregoing discussion is not intended to be exhaustive, but is intended to address the material information and principal factors considered by the EnVen Board in considering the Mergers. In view of the number and variety of factors and the amount of information considered, the EnVen Board did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, the EnVen Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of the EnVen Board may have given different weights to different factors.

The EnVen Board made its recommendation based on the totality of information presented to, and the investigation conducted by, the EnVen Board. It should be noted that certain statements and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 28 of this proxy statement/consent solicitation statement/prospectus.

The EnVen Board recommends that EnVen equityholders “CONSENT” to the EnVen Merger Proposal by executing and delivering the written consent furnished with this proxy statement/consent solicitation statement/prospectus.

Opinion of EnVen’s Financial Advisor

The EnVen Board engaged Intrepid to act as its financial advisor. As part of that engagement, the EnVen Board requested that Intrepid evaluate the fairness, from a financial point of view, of the total consideration of $212.5 million in cash and 43.8 million shares of Talos Common Stock (representing 34.7% ownership in the combined post-Transaction company on an undiluted basis) (as used in this section, the “Total Consideration”) being received by the EnVen equityholders, taken as a whole, as a result of the Mergers and the other transactions contemplated by the Merger Agreement (as used in this section, collectively, the “Transaction”). On September 21, 2022, Intrepid delivered to the EnVen Board its oral opinion, confirmed by its delivery of a written opinion dated as of the same date, that, as of the date thereof, and based upon and subject to the assumptions, procedures, factors, qualifications, limitations and other matters set forth in Intrepid’s written opinion, the Total Consideration being received by the EnVen equityholders in the Transaction is fair, from a financial point of view, to the EnVen equityholders.

The full text of Intrepid’s written opinion, dated September 21, 2022, which sets forth, among other things, certain of the assumptions made, procedures followed, matters considered, qualifications and limitations with respect to the review undertaken by Intrepid, is attached as Annex B to this proxy statement/consent solicitation statement/prospectus and is incorporated by reference into this section.

Intrepid provided its opinion solely for the information and benefit of the EnVen Board (in its capacity as such) in connection with its evaluation of the Transaction. The opinion does not address EnVen’s underlying business decision to enter into the Transaction or the relative merits of the Transaction as compared with any other strategic alternative that may be available to EnVen. The opinion is not intended to be and does not constitute a recommendation to any EnVen equityholder or Talos stockholder as to how such EnVen equityholder or Talos stockholder should act or vote with respect to the Transaction or any other matter. In addition, the opinion is not rendered to or for the benefit of, and does not confer rights or remedies upon, any person other than the EnVen Board (including any equity holders, creditors, bondholders or other constituencies of EnVen or Talos). This summary is qualified in its entirety by reference to the full text of the opinion, attached as Annex B to this proxy statement/consent solicitation statement/prospectus.

Intrepid’s opinion was necessarily based upon business, market, economic, regulatory and other conditions as they existed on, and were evaluated as of, September 16, 2022. Intrepid assumes no responsibility for updating, revising or reaffirming its opinion based on developments, circumstances or events occurring, or information made available to it, after such date or the date of the opinion. Intrepid’s opinion did not express any opinion as to equity securities or debt securities of EnVen or Talos and the price, trading range or volume at which any securities will trade at any time, including following announcement of the Transaction.

In connection with rendering its opinion, Intrepid, among other things:

•	reviewed a draft of the Merger Agreement (draft dated September 20, 2022);

•	reviewed a draft of the form of Talos Support Agreement (draft dated September 18, 2022) to be entered into among EnVen, Talos and certain Talos Supporting Stockholders;

•	reviewed a draft of the form of EnVen Support Agreement (draft dated September 16, 2022) to be entered into among Talos and certain EnVen Supporting Stockholders;

•	reviewed a draft of the Registration Rights Agreement (draft dated September 17, 2022) to be entered into among the EnVen, Talos and certain EnVen equityholders;

•	discussed the strategic rationale for, and potential benefits of, the Transaction with management of EnVen;

•

reviewed certain financial and operating data relating to EnVen, including financial statements, modeled reserves as of June 30, 2022 at SEC pricing, and related assumptions prepared by management of EnVen;

•

discussed past and current operations, current financial condition and financial projections of EnVen with management of EnVen (including their views on the risks and uncertainties of achieving the projections set forth in the forecasts provided by management of EnVen);

•

reviewed certain financial and operating data relating to Talos, including financial statements, modeled reserves as of June 30, 2022 at SEC pricing, and related assumptions prepared by management of Talos;

•	reviewed internal analysis and certain presentations from the management of EnVen and Talos;

•	reviewed the financial metrics of certain historical transactions that Intrepid deemed relevant and compared such financial metrics to those implied by the Transaction;

•

reviewed and analyzed publicly available historical and current financial information, stock price data and public consensus estimates with respect to certain public companies with operations and assets that Intrepid considered comparable to EnVen and Talos; and

•

conducted such other studies and investigations, performed such other analyses and examinations, reviewed such other information and considered such other factors that Intrepid deemed appropriate for purposes of providing its opinion.

For purposes of its analysis and opinion, Intrepid assumed and relied upon the accuracy and completeness of all of the foregoing information and any other financial, accounting, legal, operational, tax and other information and data provided to, discussed with or reviewed by it, and Intrepid has not assumed any responsibility for independent verification of the accuracy or completeness of any such information. Intrepid further relied upon the assurances of management of EnVen that they were not aware of any facts or circumstances that would make such information inaccurate, incomplete or misleading. With respect to financial forecasts, projections and business plans of EnVen and Talos provided to it, Intrepid relied, with the consent of the EnVen Board, upon the assurances of management of EnVen that such data had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of EnVen as to the future performance of EnVen and Talos, under the assumptions reflected therein. Intrepid expresses no view as to such forecasts or any judgments, estimates or assumptions on which they were based.

Intrepid relied, with the consent of the EnVen Board, upon the assessments of management of EnVen as to (i) the potential impact on EnVen and Talos of market and other trends and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the oil and gas industry or U.S. markets, (ii) the potential impact on the operations, results and prospects of EnVen and Talos of the Transaction and (iii) existing and future contracts and relationships, agreements and arrangements with related and third parties that are necessary or desirable for the operation of EnVen and Talos. Intrepid did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which EnVen or Talos is or may be a party or is or may be subject. Intrepid also assumed that there were no material changes in the liabilities, financial condition, results of operations, business or prospects of or relating to EnVen or Talos since the date of the latest information relating to EnVen or Talos, as applicable, made available to it. In arriving at its opinion, Intrepid did not conduct a physical inspection of the properties and facilities of EnVen or Talos and did not make or obtain any evaluations or appraisals of their respective assets or liabilities, nor has Intrepid been furnished with any such evaluations or appraisals.

In rendering its opinion, Intrepid assumed (in all respects material to its analysis and with the consent of the EnVen Board) that the representations and warranties of each party contained in the Merger Agreement are true and correct, and that each party will perform all of the covenants, undertakings and agreements required to be performed by it under the Merger Agreement, and the Transaction will be consummated on the terms described in the Merger Agreement, without any waiver or modification of any terms or conditions contained therein that are material to Intrepid’s analysis. Intrepid’s opinion relates only to the Total Consideration, without giving effect to any potential adjustments thereto pursuant to the terms of the Merger Agreement. With the consent of the EnVen Board, for purposes of its analysis and its opinion, Intrepid assumed no cash shall be payable to holders of any shares of EnVen Preferred Stock in connection with the Transaction. Intrepid assumed that the final executed and delivered versions of all documents reviewed by it in draft form conformed in all material respects to the most recent drafts reviewed by it. Intrepid assumed that all governmental, regulatory or other consents, approvals or releases and any financing will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the parties to the Transaction or materially reduce the benefits of the Transaction to EnVen. Intrepid assumed that the Transaction and the business of each of EnVen, Talos and the other parties to the Transaction will be and has been conducted in a manner that complies with all applicable federal, state and local statutes, rules and regulations. Intrepid assumed that EnVen has relied on the advice of its counsel, independent accountants and other advisors (other than Intrepid) as to all legal, financial reporting, tax, accounting, securities and regulatory matters with respect to the Transaction.

Intrepid was not asked to pass upon, and expressed no opinion with respect to, any matter other than whether the Total Consideration to be paid to the EnVen equityholders in the Transaction is fair, from a financial point of view, to the EnVen equityholders. Intrepid was not asked to, nor does it express any view on, and its opinion does not address, any other terms, conditions, aspects or implications of the Transaction or any agreements, arrangements or understandings entered into in connection therewith or otherwise, including the structure, form or timing of the Transaction and the covenants and undertakings of EnVen and Talos. In addition, Intrepid does not express any view regarding the relative merits of the Transaction as compared to any other transaction or business strategy in which EnVen might engage or the merits of the underlying decision by EnVen Board to engage in the Transaction and enter into and perform the Merger Agreement. Intrepid expresses no view or opinion as to the fairness of the Total Consideration or the fairness of the Transaction to equity holders, creditors, bondholders or other constituencies of EnVen or its subsidiaries, or the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction or class of such persons.

Intrepid’s opinion does not address accounting, legal, actuarial, regulatory or tax matters. Intrepid is not a legal, tax, commercial or bankruptcy advisor. Intrepid’s opinion does not constitute a solvency opinion and does not address the solvency or financial condition of EnVen or any of the potential parties to the Transaction. Intrepid’s opinion does not constitute a tax opinion. Intrepid’s opinion cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. Each person should seek legal, regulatory, accounting and tax advice based on his, her or its particular circumstances from independent advisors regarding the evaluation and impact of any transactions or matters described herein.

In arriving at its opinion, Intrepid did not attribute any particular weight to any particular analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Several analytical methodologies were employed by Intrepid in its analyses, and no one single method of analysis should be regarded as critical to the overall conclusion reached by Intrepid. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, Intrepid believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and all factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by Intrepid, therefore, is based on the application of Intrepid’s own experience and judgment to all analyses and factors considered by it, taken as a whole. Intrepid’s opinion was approved by the fairness opinion committee of Intrepid.

Summary of Material Financial Analyses

Set forth below is a summary of the material financial analyses performed by Intrepid and reviewed with the EnVen Board on September 21, 2022, in connection with rendering Intrepid’s opinion to the EnVen Board. Intrepid performed net asset value analyses, comparable public company implied valuation analyses, and precedent deepwater/flex-trend Gulf of Mexico transactions analyses with respect to EnVen and a comparable net asset value analyses with respect to Talos. Intrepid calculated the implied equity splits applying these financial analyses and utilizing (i) implied total enterprise value for both EnVen and Talos adjusted for leverage and (ii) Talos market capitalization using a 10-day volume-weighted average price (“VWAP”) of $20.58 as of September 16, 2022 of $1,699 million. EnVen’s pro forma equity splits were reduced by the cash consideration of $212.5 million payable to EnVen equityholders in the Transaction.

Financial data for EnVen and Talos utilized by Intrepid in the financial analyses described below were based on, among other things, the following prospective financial information that was furnished to it: the EnVen unaudited prospective financial information and operating forecasts, on a standalone basis, as prepared by the management of EnVen, and the Talos unaudited prospective financial information and operating forecasts, on a standalone basis, prepared by the management of Talos and then further adjusted by the management of EnVen.

The following summary does not purport to be a complete description of the financial and comparative analyses performed by Intrepid, nor does the order of analyses described represent relative importance or weight given to those analyses by Intrepid. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. A fairness opinion is thus not susceptible to partial analysis or summary descriptions.

The financial and comparative analyses summarized below include information presented in tabular format. In order to fully understand the analyses performed by Intrepid, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial and comparative analyses performed by Intrepid. Considering the data set forth in the tables below without considering the full narrative description of the analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial and comparative analyses performed by Intrepid. Except as otherwise noted, the following quantitative information is based on market data or conditions as they existed at the time of the delivery of the opinion, and is not necessarily indicative of current market conditions.

Analysis

Net Asset Value Analysis

Intrepid performed a net asset value (“NAV”) analysis of EnVen by calculating the net present value of future pre-tax cash flows expected to be generated from its estimated oil and gas reserves in each of the Proved Developed Producing (“PDP”), Production Handling Agreement Revenue (“PHA”), Proved Developed Non-Producing (“PDNP”), and Proved Undeveloped (“PUD”) reserve categories, less asset retirement obligations, based on a mid-year reserve report (as of June 30, 2022) provided by management of EnVen. Intrepid performed this analysis using a reserve adjustment factor (“RAF”) approach applying a range of Society of Petroleum Evaluation Engineers (“SPEE”) risk factors that are designated by reserve category. Intrepid utilized RAFs of (i) 90%–100% for PDP reserves, (ii) 90%–100% for PHA revenues, (iii) 70%–80% for PDNP reserves, and (iv) 50%–60% for PUD reserves, in each case, as applied to each reserve category’s PV-10 values, based on SEC pricing as of June 30, 2022 set forth below.

	2023E	2024E
Oil ($/Bbl)	$85.82	$85.82
Gas ($/MMBtu)	$5.13	$5.13

Such analysis indicated an implied PDP PV-10 value reference range of approximately $1,315 million–$1,461 million (inclusive of PHA) and an implied 1P PV-10 value reference range of approximately $1,741 million–$1,953 million. Intrepid then derived implied equity value reference ranges from the resulting 1P PV-10 value reference ranges, adjusting for certain forecasted cash general & administrative costs, surety costs and hedging costs, as provided by EnVen management, and total cash consideration of $212.5 million, and using the net debt information also provided by EnVen management. This analysis indicated an implied equity value of $1,091 million–$1,304 million. The implied equity value reference range applying PDP PV-10 value, similarly adjusting for costs, total cash consideration and net debt referenced above, indicated an implied equity value of $665 million–$811 million.

Intrepid also performed a NAV analysis of Talos by calculating the net present value of future pre-tax cash flows expected to be generated from its estimated oil and gas reserves in each of the PDP, PDNP and PUD reserve categories based on the reserve reports as of June 30, 2022 provided by management of Talos. Intrepid performed this analysis using a RAF approach applying a range of SPEE risk factors that are designated by reserve category. Intrepid utilized RAFs of (i) 90%–100% for PDP reserves, (ii) 70%–80% for PDNP reserves, and (iii) 50%–60% for PUD reserves, in each case, as applied to each reserve category’s PV-10 values, based on the SEC pricing as of June 30, 2022 as previously described. Such analysis indicated an implied PDP PV-10 value reference range of approximately $3,587 million–$3,986 million and an implied 1P PV-10 value reference range approximately $4,434 million–$4,966 million.

Intrepid then derived implied equity value reference range from the resulting 1P PV-10 value reference ranges, adjusting for certain forecasted cash, general & administrative costs, surety costs, hedging costs and non-exploration and production (“E&P”) asset values as disclosed in Talos’s public filings, and using the net debt information also disclosed in Talos’s public filings. This analysis indicated an implied equity value of $3,259 million–$3,790 million. Implied equity value reference range from PDP PV-10 value, similarly adjusting for costs referenced above, indicated an implied equity value of $2,412 million–$2,810 million.

Using the implied PV-10 values as of June 30, 2022 observed in this analysis, Intrepid calculated an implied total enterprise value (“TEV”) range for EnVen and Talos as set forth below.

	Implied TEV ($ in millions)		Implied Equity Value ($ in millions)		Implied Equity Splits
	EnVen	Talos	EnVen	Talos	Implied TEVs		Talos Market Capitalization
PDP PV-10	$1,024-1,170	$3,181-3,579	$665-811	$2,412-2,810	22	% /78%	30	% / 70%
1P PV-10	$1,450-1,663	$4,028-4,559	$1,091-1,304	$3,259-3,790	25	% /75%	41	% / 59%

Comparable Public Company Implied Valuation Analysis

Intrepid performed a comparable public company implied valuation analysis of EnVen by reviewing and comparing certain financial and operating metrics of the following publicly-traded offshore E&P companies that Intrepid deemed to have certain characteristics similar to those of EnVen:

•	W&T Offshore, Inc.;

•	Murphy Oil Corporation;

•	Talos Energy, Inc.; and

•	Kosmos Energy Ltd.

These companies are referred to in this section as the “EnVen selected comparable companies.” Although none of the EnVen selected comparable companies are directly comparable to EnVen, the companies included were selected because they are U.S. listed offshore exploration and production companies with significant Gulf of Mexico operations and equity market capitalizations of less than $10 billion, with asset profiles, financial profiles, service profiles, geographic exposure and/or entity structure that, in Intrepid’s experience and professional judgment, for purposes of this analysis, may be considered similar to certain aspects of those of EnVen. Accordingly, Intrepid believes that purely quantitative analyses are not, in isolation, determinative in the context of the Transaction and that qualitative judgments concerning differences between the financial and operating characteristics and prospects of EnVen and the EnVen selected comparable companies also are relevant.

For each of the EnVen selected comparable companies, Intrepid calculated the following metrics based on information from public company filings and disclosures, publicly available disclosure statements and broker research estimates (with no additional growth rates applied except to the extent implicit therein), using applicable market data as of September 16, 2022, including:

•	TEV / projected EBITDA for fiscal year 2023, which is calculated as TEV divided by EBITDA (as projected by broker research analysts) (each company’s definition of EBITDA may vary);

•	TEV / projected average daily production for fiscal year 2023;

•	TEV / 1P reserves as of December 31, 2021;

•	TEV / 1P PV-10 as of December 31, 2021; and

•	Projected free cash flow yield for fiscal year 2023, which is calculated as free cash flow divided by market capitalization.

The resulting mean and median metrics of the EnVen selected comparable companies are set forth below.

	Mean	Median
TEV/2023E EBITDA	2.6x	2.7x
TEV/2023E average daily production ($/Boe/d)	$43,859	$39,185
TEV/1P reserves (YE 2021) ($/Boe)	$12.91	$13.35
TEV/1P PV-10 (YE 2021)	0.9x	0.9x

The table below includes relevant reference ranges selected by Intrepid based on the metrics of the EnVen selected comparable companies set forth above and Intrepid’s professional judgment.

Reference Range
TEV/2023E EBITDA	2.50x-3.00x
TEV/2023E average daily production ($/Boe/d)	$40,000-50,000
TEV/1P reserves (YE 2021) ($/Boe)	$10.00-17.50
TEV/PV-10 (YE 2021)	0.60x-1.0x
TEV/2023E FCF (% yield)	24%-20%

Based upon the metrics observed in this analysis, Intrepid calculated an implied TEV range for EnVen and Talos as set forth below. Intrepid also calculated an implied equity value range for EnVen and Talos as set forth below based on implied TEV less net debt of $146 million for EnVen and $769 million for Talos and, for EnVen, total cash consideration of $212.5 million. The ranges of implied equity value set forth below are presented herein for illustrative purposes only and were not provided to the EnVen Board.

	Implied TEV ($ in millions)		Implied Equity Value ($ in millions)		Implied Equity Splits
	EnVen	Talos	EnVen	Talos	Implied TEVs	Talos Market Capitalization
2023E EBITDA	$1,540-1,848	$2,437-2,924	$1,181-1,489	$1,668-2,155	41% /59%	44% / 56%
2023E average daily production	$1,019-1,274	$2,212-2,765	$661-915	$1,443-1,996	31% /69%	32% / 68%
YE 2021 SEC 1P reserves	$504-882	$1,616-2,828	$145-523	$847-2,059	19% /81%	16% / 84%
YE 2021 SEC 1P PV-10	$941-1,569	$2,356-3,926	$583-1,210	$1,587-3,157	27% /73%	35% / 65%
2023E FCF	$1,347-1,588	$2,139-2,413	$989-1,229	$1,370-1,644	42% /58%	39% / 61%

Precedent Transactions Analysis

Intrepid evaluated multiples of transaction value to proved reserves and average daily production with respect to the following deepwater/flex-trend Gulf of Mexico precedent transactions (excluding shelf and shallow-water transactions), each of which was announced during the period between January 2018 and August 2022 and was greater than a $25.0 million transaction size and for which transaction multiples were available or could be derived:

Date	Buyer(s)	Seller(s)
8/4/22 7/22/21 10/5/20 12/10/19 5/13/19 4/23/19 1/16/19 9/4/18 8/6/18 8/1/18 4/27/18 3/28/18 2/15/18	Murphy Oil Ridgewood BHP Billiton Talos Equinor Murphy Oil Talos Talos Kosmos Energy Fieldwood Energy Stone Energy W&T Offshore Fieldwood Energy	Undisclosed Riverstone Energy Hess ILX/Castex/Venari Shell LLOG Samson Energy Whistler Energy II Deep Gulf Energy Marathon Oil Shell; Others Cobalt Noble Energy

The transactions listed in the table above are referred to in this section as the “—selected comparable transactions.” Intrepid’s analyses included publicly disclosed metrics related to these selected comparable transactions as well as Intrepid’s estimates. Intrepid assumed median percentages of oil production commodity split where data was unavailable. No selected comparable transaction utilized in the precedent transactions analysis was identical or entirely comparable to the Transaction. Accordingly, Intrepid believes that purely quantitative analyses are not, in isolation, determinative in the context of the Transaction and that qualitative judgments concerning differences between the financial and operating characteristics and prospects of EnVen and Talos and the selected comparable transactions that could affect the values are also relevant.

Intrepid then applied adjustments based on a ratio of WTI and Henry Hub strip prices as of September 16, 2022, to WTI and Henry Hub strip prices as of the time of the announcement of the applicable selected comparable transactions. The resulting mean and median transaction multiples, determined by dividing the TEV by total proved reserves or average daily production, as applicable, of the selected comparable transactions were:

	Transaction Multiples		Price Adjusted Multiples
	$ /Proved Boe	$ /Daily Boe	$ /Proved Boe	$ /Daily Boe
Mean	$19.37	$43,651	$31.00	$63,848
Median	$20.85	$38,361	$30.91	$66,992
Mean (transactions > $1.0 billion)	$21.26	$42,592	$34.06	$67,138
Median (transactions > $1.0 billion)	$21.26	$42,592	$34.06	$67,138

The table below includes relevant range of multiples paid in the selected comparable transactions and its professional judgment, rather than the application of a mathematical mean or median:

Reference Range
Q2 2022 average daily production ($ / Boe/d)	$45,000-55,000
Proved reserves (YE 2021) ($ / Boe)	$25.00-30.00

Based upon the reserve and production metrics observed in this analysis, Intrepid calculated an implied TEV range for EnVen and Talos as set forth below. Intrepid also calculated an implied equity value range for EnVen and Talos as set forth below based on implied TEV less net debt of $146 million for EnVen and $769 million for Talos and, for EnVen, total cash consideration of $212.5 million. The ranges of implied equity value set forth below are presented herein for illustrative purposes only and were not provided to the EnVen Board.

	Implied TEV ($ in millions)		Implied Equity Value ($ in millions)		Implied Equity Splits
	EnVen	Talos	EnVen	Talos	Implied TEVs	Talos Market Capitalization
Q2 2022 average daily production	$1,143-1,397	$2,944-3,598	$784-1,038	$2,175-2,829	27% /73%	35% / 65%
1P reserves (YE 2021)	$1,260-1,512	$4,040-4,848	$902-1,154	$3,271-4,079	22% /78%	38% / 62%

Implied Equity Splits Summary

Intrepid calculated an equity split of 29%/71% using implied TEVs, and an equity split of 34%/66% using Talos’s market capitalization as of September 16, 2022, as the averages of the respective implied equity splits observed in the above analyses.

Intrepid also performed an equity split sensitivity analysis associated with the share price of the Talos Common Stock being received by the EnVen equityholders in the Transaction. Intrepid calculated the implied Talos equity value based on prior one-day closing prices, five-day VWAP, 10-day VWAP, 20- day VWAP and 30-day VWAP as of September 16, 2022, and diluted share information using publicly available information. Excluding cash consideration of $212.5 million payable to EnVen equityholders from the analysis, assuming an EnVen implied equity value of $902 million, the average implied equity split applying the applicable Talos share price to calculate Talos’s implied equity value was 34.5%/65.5%.

Intrepid compared the implied equity splits observed in the above analyses to the pro forma ownership of Talos Common Stock by the EnVen equityholders and Talos stockholders upon consummation of the Mergers of 34.7% and 65.3% respectively.

General

As described above in this section, the preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Intrepid’s opinion. In arriving at its fairness determination, Intrepid considered the results of all of its analyses and, except as otherwise described herein, did not attribute any particular weight to any factor or analysis considered by it. Intrepid made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses taken as a whole. No company or transaction used in the above analyses as a comparison is directly comparable to EnVen, Talos or the Transaction. Accordingly, these analyses must take into account differences in the financial and operating characteristics of the selected publicly traded companies and differences in the structure and timing of the selected transactions and other factors that would affect the public trading value and acquisition value of the companies considered.

Intrepid prepared these analyses for purposes of Intrepid providing its opinion only to the EnVen Board as to the fairness, from a financial point of view, of the Total Consideration to be paid to the EnVen equityholders in the Transaction. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of EnVen, Intrepid or any other person assumes responsibility if future results are materially different from those forecasts.

As described above, Intrepid’s opinion to the EnVen Board was only one of many factors taken into consideration by the EnVen Board and should not be viewed as determinative of the views of the EnVen Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Intrepid in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Intrepid attached as Annex B to this proxy statement/consent solicitation statement/prospectus.

Miscellaneous

Intrepid and its affiliates, as part of their investment banking business, are regularly engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, private placements and other transactions as well as for real estate, corporate and other purposes. Intrepid and its affiliates also engage in advisory work, private equity activities, underwriting and financing, principal investing, investment management and other financial and non-financial activities and services for various persons and entities.

Intrepid and its affiliates and employees, and funds or other entities in which they invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in (i) equity, debt and other securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments (including bank loans and other obligations) of EnVen, Talos, any of their respective affiliates and third parties or any of the other parties to the transactions contemplated by the Merger Agreement, or (ii) any currency or commodity that may be involved in the transactions and other matters otherwise contemplated by the Merger Agreement for the accounts of Intrepid and its affiliates and employees and their customers.

Intrepid acted as financial advisor to the EnVen Board in connection with, and participated in certain of the negotiations leading to, the transactions contemplated by the Merger Agreement. Intrepid may in the future provide certain investment banking services to EnVen, Talos and/or their affiliates, for which Intrepid may receive compensation.

Intrepid was engaged by the EnVen Board to act as its financial advisor in connection with an evaluation of the Transaction by entering into an engagement letter. The engagement letter initially entered into in April 2017 (and subsequently amended) between the EnVen Board and Intrepid provides for a quarterly advisory fee for the first three years and a transaction fee, a portion of which relates to a customary opinion fee, which was paid to and earned by Intrepid upon delivery of its opinion, regardless of the conclusion reached by Intrepid, another portion of which was paid to and earned by Intrepid upon the announcement of the Transaction and the remainder of which becomes payable upon the consummation of the Transaction. A portion of the quarterly advisory fee may be creditable against the transaction fee. In addition, EnVen has agreed to reimburse Intrepid for certain of its expenses, including certain attorneys’ fees and disbursements, and to indemnify Intrepid and related persons against various liabilities, including certain liabilities under the federal securities laws. During the past two years, no other material relationship has existed between Intrepid and its affiliates and EnVen, Talos or any of their respective affiliates pursuant to which compensation was received by Intrepid or its affiliates as a result of such a relationship.

The EnVen Board selected Intrepid as its financial advisor because it is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for corporate and other purposes. The EnVen Board selected Intrepid to act as its financial advisor on the basis of Intrepid’s qualifications and expertise, knowledge of the oil and gas industry, reputation in the investment banking community, independence and experience in transactions similar to the transactions described in the Merger Agreement, as well as familiarity with EnVen and its business.

Certain Unaudited Forecasted Financial Information

Neither Talos nor EnVen, as a matter of course, makes public long-term forecasts or internal projections as to future performance, revenues, production, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with Talos’s evaluation of the Mergers, Talos’s management prepared and provided to the Talos Board, EnVen, J.P. Morgan and Intrepid certain unaudited internal financial forecasts with respect to Talos on a stand-alone basis, and prepared and provided to the Talos Board and J.P. Morgan certain unaudited financial forecasts with respect to EnVen on a stand-alone basis (collectively, the “Talos Forecasted Financial Information”). In addition, in connection with EnVen’s evaluation of the Mergers, EnVen’s management prepared and provided to the EnVen Board, Talos, Intrepid and J.P. Morgan certain unaudited internal financial forecasts with respect to EnVen on a stand-alone basis (collectively, the “EnVen Forecasted Financial Information” and, together with the Talos Forecasted Financial Information, the “Forecasted Financial Information”). The Talos Forecasted Financial Information was provided by Talos to J.P. Morgan for its use and reliance in connection with its financial analyses and opinion as described in the section entitled “The Mergers—Opinion of Talos’s Financial Advisor.” The EnVen Forecasted Financial Information was provided by EnVen to Intrepid for its use and reliance in connection with its financial analyses and opinion as described in the section entitled “The Mergers—Opinion of EnVen’s Financial Advisor.” The inclusion of this Forecasted Financial Information should not be regarded as an indication that any of Talos, EnVen, their respective affiliates, officers, directors, advisors or other representatives or any other recipient of this Forecasted Financial Information considered, or now considers, it to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and such summary projections set forth below should not be relied on as such.

The Forecasted Financial Information includes non-GAAP financial measures, including EBITDA, Unlevered Free Cash Flow and Free Cash Flow. Please see the tables below for a description of how Talos and EnVen, as applicable, define these non-GAAP financial measures. Talos believes that EBITDA and Unlevered Free Cash Flow, and EnVen believes that EBITDA and Free Cash Flow, provide information useful in assessing operating and financial performance across periods. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP, and non-GAAP financial measures used by Talos and EnVen may not be comparable to similarly titled measures used by other companies.

This Forecasted Financial Information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the Forecasted Financial Information reflects numerous estimates and assumptions that are inherently uncertain and may be beyond the control of Talos’s and EnVen’s management teams, including, among others, estimates and assumptions related to Talos’s and EnVen’s future results, oil and gas industry activity, commodity prices, demand for crude oil and natural gas, the availability of financing to fund the exploration and development costs associated with the respective projected drilling programs, takeaway capacity and the availability of services in the areas in which Talos and EnVen operate, general economic and regulatory conditions, and other matters described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements,” “Where You Can Find More Information” and “Risk Factors.” The Forecasted Financial Information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Neither Talos, EnVen, nor their respective affiliates, officers, directors, advisors or other representatives can give assurance that the Forecasted Financial Information and the underlying estimates and assumptions will be realized. This Forecasted Financial Information constitutes “forward-looking statements” and actual results may differ materially and adversely from those set forth below.

The Forecasted Financial Information was not prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. Neither Ernst & Young LLP nor any other independent accountant has compiled, reviewed, examined, performed any other assurance procedures, or expressed any form of assurance with respect to the prospective financial information included in this Registration Statement. The report of Ernst & Young LLP incorporated by reference in this Registration Statement/Prospectus relates to the Talos Energy Inc.’s historical audited financial statements and does not extend to the unaudited prospective financial information and should not be read to do so. The report of Ernst & Young LLP included in this Registration Statement/Prospectus relates to EnVen’s historical audited financial statements and does not extend to the unaudited prospective financial information and should not be read to do so. The Talos Forecasted Financial Information included in this proxy statement/consent solicitation statement/prospectus has been prepared by, and is the responsibility of, management of Talos and has not been audited, reviewed or examined by any independent accounting firm. The EnVen Forecasted Financial Information included in this proxy statement/consent solicitation statement/prospectus has been prepared by, and is the responsibility of, management of EnVen and has not been audited, reviewed or examined by any independent accounting firm.

The Forecasted Financial Information does not take into account any circumstances or events occurring after the date it was prepared. Neither Talos nor EnVen can give assurance that, had the Forecasted Financial Information been prepared either as of the date of the Merger Agreement or as of the date of this proxy statement/consent solicitation statement/prospectus, similar estimates and assumptions would be used. Except as required by applicable securities laws, Talos and EnVen do not intend to, and disclaim any obligation to, make publicly available any update or other revision to the Forecasted Financial Information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even if any or all of the underlying assumptions are shown to be inappropriate, including with respect to the accounting treatment of the Mergers under GAAP, or to reflect changes in general economic or industry conditions. The Forecasted Financial Information does not take into account all of the possible financial and other effects of the Mergers on Talos or EnVen, the effect on Talos or EnVen of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the Merger Agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the Mergers. Further, the Forecasted Financial Information does not take into account the effect on Talos or EnVen of any possible failure of the Mergers to occur. None of Talos or EnVen or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any Talos or EnVen stockholder or other person regarding Talos’s or EnVen’s ultimate performance compared to the information contained in the Forecasted Financial Information or that the Forecasted Financial Information will be achieved. The inclusion of the Forecasted Financial Information herein should not be deemed an admission or representation by Talos, EnVen, their respective affiliates, officers, directors, advisors or other representatives or any other person that it is viewed as material information of Talos or EnVen, particularly in light of the inherent risks and uncertainties associated with such forecasts. The summary of the Forecasted Financial Information included below is not being included in this proxy statement/consent solicitation statement/prospectus in order to influence any Talos or EnVen stockholder’s decision or to induce any stockholder to vote in favor of any of the proposals set forth in this proxy statement/consent solicitation statement/prospectus, but is being provided solely because it was made available to Talos, the Talos Board and J.P. Morgan, or EnVen, the EnVen Board and Intrepid, as applicable, in connection with the Mergers.

In light of the foregoing, and considering that Talos and EnVen stockholders will vote on the proposals set forth in this proxy statement/consent solicitation statement/prospectus after the Forecasted Financial Information was prepared, as well as the uncertainties inherent in any forecasted information, Talos and EnVen stockholders are cautioned not to place undue reliance on such information.

Talos Forecasted Financial Information

Talos’s Assumptions. In preparing the prospective financial and operating information for Talos and EnVen described below, the management team of Talos used the following price assumptions, which were based on NYMEX oil and gas strip pricing as of September 9, 2022.

	NYMEX Oil & Gas Strip Pricing (as of September 9, 2022)
	2023E	2024E	2025E	2026E
Commodity Prices
Oil (WTI) ($/Bbl)	$80.41	$73.76	$69.08	$65.76
Natural Gas (Henry Hub) ($/MMBtu)	$6.06	$5.05	$4.87	$4.85

The Talos Forecasted Financial Information was prepared by Talos management and provided to the Talos Board and to J.P. Morgan for its use and reliance in connection with its financial analyses. In addition to the assumptions with respect to commodity prices described above, the Talos Forecasted Financial Information was prepared based on various other assumptions, including, but not limited to, assumptions relating to the following: general and administrative costs; no unannounced acquisitions; assumptions regarding forecasted production information based on the application of risk factors thereto for known and unknown operational- and weather-related downturn in the forward-looking period; outstanding debt during applicable periods; the availability and cost of capital; the level of production of crude oil and natural gas; ongoing investments in infrastructure in Talos’s existing entities consistent with historical level; no material fluctuations in interest rate assumptions; no material regulatory changes or changes in U.S. or Mexican law or practice; expected pricing differentials; and other general business, market and financial assumptions.

The following table sets forth certain summarized prospective financial and operating information of Talos for the fiscal years 2023-2026 on a stand-alone basis prepared by Talos management.

	Talos Stand-Alone(1) Year Ending December 31,
($ in millions)	2023E	2024E	2025E	2026E
Production (Net Daily MBoe/d)	61	64	63	65
EBITDA(2)	$1,033	$996	$914	$922
Capital Expenditures	$559	$574	$518	$578
Unlevered Free Cash Flow(3)	$560	$382	$396	$335

(1)

The prospective financial and operating information of Talos set forth in this table does not take into account any circumstances or events occurring after the date it was prepared. Given that the Special Meeting of Talos will be held several months after such information was prepared, as well as the uncertainties inherent in any forecasted information, Talos stockholders are cautioned not to place undue reliance on such information.

(2)	EBITDA is a non-GAAP financial measure. Talos defines EBITDA as net income (loss) plus interest expense, income tax expense (benefit), depreciation, depletion and amortization, and accretion expense.

Talos uses EBITDA to provide management and investors with (i) additional information to evaluate, with certain adjustments, items required or permitted in calculating covenant compliance under its debt agreements, (ii) important supplemental indicators of the operational performance of its business, (iii) additional criteria for evaluating its performance relative to its peers and (iv) supplemental information to investors about certain material non-cash and/or other items that may not continue at the same level in the future. EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of Talos’s results as reported under GAAP or as an alternative to net income (loss), operating income (loss) or any other measure of financial performance presented in accordance with GAAP.
(3)

Unlevered Free Cash Flow is a non-GAAP financial measure. Talos defines Unlevered Free Cash Flow as EBITDA less capital expenditures and changes in net working capital. Unlevered Free Cash Flow also includes the impact of any estimated cash taxes to be paid by Talos in the projected period, where applicable. Unlevered Free Cash Flow has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of Talos’s results as reported under GAAP or as an alternative to net income (loss), operating income (loss) or any other measure of financial performance presented in accordance with GAAP.

The following table sets forth certain summarized prospective financial and operating information of EnVen for the fiscal years 2023-2026 on a stand-alone basis prepared by Talos management.

	EnVen Stand-Alone(1) Year Ending December 31,
($ in millions)	2023E	2024E	2025E	2026E
Production (Net Daily MBoe/d)	25	22	26	26
EBITDA(2)	$523	$412	$429	$415
Capital Expenditures	$192	$203	$256	$179
Unlevered Free Cash Flow(3)	$227	$200	$202	$187

(1)

The prospective financial and operating information of EnVen set forth in this table does not take into account any circumstances or events occurring after the date it was prepared. Given that the Special Meeting of Talos will be held several months after such information was prepared, as well as the uncertainties inherent in any forecasted information, Talos stockholders are cautioned not to place undue reliance on such information.

(2)

EBITDA is a non-GAAP financial measure defined as net income (loss) plus interest expense, income tax expense (benefit), depreciation, depletion and amortization. EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of results as reported under GAAP or as an alternative to net income (loss), operating income (loss) or any other measure of financial performance presented in accordance with GAAP.

(3)

Unlevered Free Cash Flow is a non-GAAP financial measure defined as EBITDA less capital expenditures and changes in net working capital. Unlevered Free Cash Flow includes the impact of any estimated cash taxes to be paid by EnVen in the projected period, where applicable. Unlevered Free Cash Flow has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of results as reported under GAAP or as an alternative to net income (loss), operating income (loss) or any other measure of financial performance presented in accordance with GAAP.

EnVen Forecasted Financial Information

EnVen’s Assumptions. In preparing the prospective financial and operating information for EnVen described below, the management team of EnVen used the following price assumptions, which were based on consensus pricing as of September 16, 2022.

	Consensus Pricing (as of September 16, 2022)
	2023E	2024E	2025E	2026E
Commodity Prices
Oil (WTI) ($/Bbl)	$91.24	$78.99	$71.64	$71.64
Natural Gas (Henry Hub) ($/MMBtu)	$4.99	$4.36	$3.93	$3.93

The EnVen Forecasted Financial Information was prepared by EnVen management and provided to the EnVen Board and to Intrepid for its use and reliance in connection with its financial analyses. In addition to the assumptions with respect to commodity prices described above, the EnVen Forecasted Financial Information was prepared based on various other assumptions, including, but not limited to, assumptions relating to the following: general and administrative costs; no material acquisitions; assumptions regarding forecasted production information based on the application of risk factors thereto for known and unknown operational- and weather-related downturn in the forward-looking period; outstanding debt during applicable periods; the availability and cost of capital; the level of production of crude oil and natural gas; ongoing investments in infrastructure in EnVen’s existing entities consistent with historical levels; no material fluctuations in interest rate assumptions; no material regulatory changes or changes in U.S. law or practice; expected pricing differentials; and other general business, market and financial assumptions.

The following table sets forth certain summarized prospective financial and operating information of EnVen for the fiscal years 2023-2026 on a stand-alone basis prepared by EnVen management.

	EnVen Stand-Alone(1) Year Ending December 31,
($ in millions)	2023E	2024E	2025E	2026E
Daily Production (MBoe/d)	25.5	22.7	27.8	27.2
EBITDA(2)	$616	$456	$503	$478
Capital Expenditures	$221	$101	$91	$18
Free Cash Flow(3)	$288	$261	$310	$352

(1)

The prospective financial and operating information of EnVen set forth in this table does not take into account any circumstances or events occurring after the date it was prepared. Given that the Consent Solicitation will be initiated several months after such information was prepared, as well as the uncertainties inherent in any forecasted information, EnVen equityholders are cautioned not to place undue reliance on such information.

(2)

EBITDA is a non-GAAP financial measure. EnVen defines EBITDA as total revenue (inclusive of realized hedge income (loss)) less operating expenses which includes lease operating expenses, insurance expenses, workover / repairs & maintenance expenses, transportation, gathering, and processing expenses, and general and administrative expenses. EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of EnVen’s results as reported under GAAP or as an alternative to net income (loss), operating income (loss) or any other measure of financial performance presented in accordance with GAAP.

(3)

Free Cash Flow is a non-GAAP financial measure. EnVen defines Free Cash Flow as EBITDA less interest expense, cash taxes, capital expenditures, and plugging and abandonment expenditures. Free Cash Flow has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of EnVen’s results as reported under GAAP or as an alternative to net income (loss), operating income (loss) or any other measure of financial performance presented in accordance with GAAP.

TALOS AND ENVEN DO NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE CERTAIN UNAUDITED FORECASTED FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH FORECASTED FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.

Headquarters

Immediately following the Effective Time, the headquarters and principal executive officers of Talos will remain located at 333 Clay Street, Suite 3300, Houston, Texas 77002.

Treatment of Indebtedness

Talos initiated the Notes Consent Solicitation on October 21, 2022 to obtain the requisite holders’ consent to certain amendments to the Talos Second Lien Notes Indenture to permit the incurrence of indebtedness in respect of the EnVen Second Lien Notes. The Notes Consent Solicitation closed on October 27, 2022, with consents received from holders of 95.8% of the aggregate principal amount of the Talos Second Lien Notes. Talos will pay the Consent Fee to consenting holders of the Talos Second Lien Notes. The payment of the Consent Fee is conditioned upon satisfaction or waiver of certain conditions to the Notes Consent Solicitation, including the occurrence of the Second Merger. The Consent Fee is expected to equal approximately $3.1 million, in the aggregate, and is to be paid substantially concurrently with the Closing.

For a description of Talos’s existing indebtedness, see Talos’s Quarterly Report on Form 10-Q for the period ended September 30, 2022, which is incorporated by reference into this proxy statement/consent solicitation statement/prospectus. For a description of EnVen’s existing indebtedness, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of EnVen—Liquidity and Capital Resources.”

Interests of EnVen’s Directors and Executive Officers in the Mergers

In considering the recommendations of the EnVen Board, EnVen equityholders should be aware that EnVen’s directors and executive officers have interests in the First Merger that may be different from, or in addition to, the interests of other EnVen equityholders generally. The EnVen Board was aware of and considered these interests, among other matters, in evaluating the Merger Agreement and the Mergers, in approving the Merger Agreement and in recommending that EnVen equityholders “CONSENT” to each of the EnVen Merger Proposal and the EnVen Conversion Proposal.

The following discussion sets forth certain of these interests in the Mergers for each director and executive officer of EnVen. For purposes of this disclosure, the executive officers and directors of EnVen are as follows:

•	Steven A. Weyel – Chairman and Chief Executive Officer;

•	John P. Wilkirson – Chief Financial Officer and Executive Vice President;

•	David A. Carmony – Chief Operating Officer;

•	Jeffrey A. Starzec – Executive Vice President, General Counsel and Secretary;

•	John Ezekowitz – Director;

•	Andrew Hailey – Director;

•	Christopher Linneman – Director;

•	Kenneth R. Olive, Jr. – Director;

•	Richard Sherrill – Director; and

•	Shandell Szabo – Director.

Severance Payments Under Employment Agreements with EnVen’s Executive Officers

Steven A. Weyel Employment Agreement

Steven A. Weyel entered into an employment agreement with EnVen on November 6, 2015 (the “CEO Agreement”). The CEO Agreement provides that, in the event Mr. Weyel experiences a termination of employment (for any or no reason) on or within a two-year period following the date of the closing of a “change in control” (as defined in the CEO Agreement, and which will include the Closing of the Merger), he will be entitled to receive the following payments: (a) an amount equal to the product of (i) three (3) multiplied by (ii) the sum of (x) Mr. Weyel’s annual base salary plus (y) his target bonus amount, with such amount to be paid in equal monthly installments over an eighteen (18) month period; (b) an amount equal to the product of (x) Mr. Weyel’s target bonus for the calendar year in which the termination date occurs multiplied by (y) a fraction, the numerator of which is the number of days Mr. Weyel was employed by EnVen during the year of termination and the denominator is the number of days in such year; (c) fully reimbursed health plan coverage for up to thirty-six (36) months (the date such coverage ends, the “CEO Expiration Date”); (d) full COBRA premium reimbursement for a period of up to eighteen (18) months following the CEO Expiration Date; and (e) full vesting of all then unvested equity awards (and, with respect to outstanding equity awards that are subject to performance-based conditions, performance will be deemed achieved at the maximum levels).

Mr. Weyel will also be subject to customary noncompetition and nonsolicitation covenants for a period of eighteen (18) months following the termination date.

John P. Wilkirson, David A. Carmony and Jeffrey A. Starzec Employment Agreements

In addition to Mr. Weyel, EnVen entered into employment agreements (the “Executive Agreements”) with each of John P. Wilkirson, David A. Carmony and Jeffrey A. Starzec on March 16, 2016, November 6, 2015 and June 18, 2018, respectively (together, the “EnVen Officers”). Similar to the CEO Agreement, each Executive Agreement provides that, in the event the applicable EnVen Officer experiences a termination of employment (for any or no reason) on or within a two-year period following the date of the closing of a “change in control” (as defined in the applicable Executive Agreement, and which will include the Closing of the Merger), the EnVen Officer will be entitled to receive the following payments: (a) an amount equal to the product of (i) the quotient of (x) the number of complete calendar months remaining in such Executive Agreement’s term (which, for each EnVen Officer, is between 24 and 36 months depending on when the term of the Executive Agreement has been automatically extended by its terms) divided by (y) twelve (12) multiplied by (ii) the sum of (x) the applicable EnVen Officer’s annual base salary plus (y) target bonus amount, with such amount to be paid in equal monthly installments over a twelve (12) month period; (b) an amount equal to the product of (x) the EnVen Officer’s target bonus for the calendar year in which the termination date occurs multiplied by (y) a fraction, the numerator of which is the number of days the EnVen Officer was employed by EnVen during the calendar year and the denominator is the number of days in such year; (c) for Mr. Carmony only, fully reimbursed health plan coverage for up to twenty-four (24) months; (d) full COBRA premium reimbursement until the date such EnVen Officer is no longer eligible for COBRA (or, for Mr. Carmony, for up to eighteen (18) months following a period of up to eighteen (18) months following his termination of employment); and (e) full vesting of all then-unvested equity awards (and, with respect to outstanding equity awards that are subject to performance-based conditions, performance will be deemed achieved at the maximum levels).

Each EnVen Officer will also be subject to customary noncompetition and nonsolicitation covenants for a period of twelve (12) months following the termination date.

Treatment of EnVen Equity-Based Awards

Immediately prior to the Effective Time, each EnVen RSU and EnVen PSU outstanding immediately prior to the Effective Time, whether or not then vested, and whether settleable in shares of EnVen Common Stock or cash, will become vested and settleable in shares of EnVen Common Stock. EnVen will issue (or deem to issue) to each holder of EnVen RSUs and EnVen PSUs the number of shares of EnVen Common Stock such holder was entitled to receive upon such vesting of such EnVen RSU or EnVen PSU. At the Effective Time, each share of EnVen Common Stock issued (or deemed to be issued) by EnVen to such EnVen RSU and EnVen PSU holders (“EnVen Converted RSU Shares” and “EnVen Converted PSU Shares,” respectively) will be converted into the right to receive the Per Share Consideration. With respect to the EnVen PSUs held by Messrs. Weyel, Wilkirson, Carmony and Starzec, pursuant to the CEO Agreement and the Executive Agreements (except, as described below, with respect to EnVen PSUs that may vest in the ordinary course prior to the Closing of the Merger), such EnVen PSUs will vest at 200% of target. As of September 30, 2022, (i) Messrs. Weyel, Wilkirson, Carmony and Starzec held an aggregate number of EnVen RSUs and EnVen PSUs relating to an aggregate number of shares of EnVen Common Stock (assuming those certain EnVen PSUs will vest at 200% of target) equal to 397,376, 180,921, 173,711 and 156,272, respectively and (ii) Messrs. Ezekowitz, Hailey, Linneman, Olive, and Sherrill

and Ms. Szabo held EnVen RSUs relating to an aggregate number of shares of EnVen Common Stock equal to 0, 0, 5,798, 5,798, 5,798 and 5,798, respectively. The actual number of these EnVen RSUs and EnVen PSUs that will vest and be accelerated as a result of the Closing of the Merger is unknown as we do not know when the Closing of the Merger will occur and as we anticipate that certain of these EnVen RSUs and PSUs will vest in the ordinary course prior to the Closing of the Merger based on the achievement of the applicable EnVen PSU performance targets or the passage of time.

The treatment of outstanding EnVen Options in connection with the Merger is set forth in the Merger Agreement. Immediately prior to the Effective Time, each EnVen Option outstanding immediately prior to the Effective Time, whether or not then vested and exercisable, will become vested and exercisable, and EnVen will cause each holder of such EnVen Option to either (i) cash exercise such EnVen Option immediately prior to the Effective Time or (ii) forfeit such EnVen Option. At the Effective Time, each share of EnVen Common Stock issued (or deemed to be issued) by EnVen to each such holder of EnVen Options (“EnVen Converted Option Shares”) that elects to cash exercise their EnVen Options and issued and outstanding (or deemed to be outstanding) will be converted into the right to receive the Per Share Consideration. Each EnVen Option forfeited by a holder of EnVen Options that does not elect to cash exercise their EnVen Options will be cancelled by EnVen and cease to exist. As of September 30, 2022, Messrs. Weyel, Wilkirson and Carmony held EnVen Options with respect to 238,339, 114,756 and 114,756 shares of EnVen Common Stock, respectively, each with an exercise price of $10.00 per share.

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the Merger Agreement, the parties agreed that the Final Surviving Company from and after the Effective Time, to the fullest extent permitted by law, will jointly and severally indemnify, defend and hold harmless (and advance expenses in connection therewith) all persons who at or prior to Closing were directors, managers or officers of EnVen or its subsidiaries against any costs or expenses or other liabilities incurred in connection with any that arises out of or pertains to the fact that the director, manager or officer is or was a director, manager or officer of EnVen at or prior to the Effective Time. In addition, the Merger Agreement provides, for a period of six years following the Effective Time, certain continued indemnification and reimbursement rights to the EnVen officers, managers and directors, as well as the right to be covered by a directors’ and officers’ liability insurance policy purchased by EnVen (or Talos, if requested by EnVen at least 30 days prior to Closing). For additional information, see “The Mergers—Indemnification and Insurance.”

Interests of Talos’s Directors and Executive Officers in the Mergers

Other than continuing roles as directors or executive officers of Talos after the Effective Time as described in the section titled “The Merger Agreement—Board of Directors and Executive Officers of Talos After Completion of the Mergers,” and the interests described herein, the members of the Talos Board and Talos executive officers do not have any interests in the Mergers that may be different from, or in addition to, the interests of Talos stockholders generally.

Indemnification and Insurance

Pursuant to the Merger Agreement, Talos shall cause the Final Surviving Company to indemnify and hold harmless all persons who at the Closing were directors, managers or officers of EnVen or any of its subsidiaries (each, an “EnVen Indemnitee”), for a period of six years, in respect of acts or omissions occurring at or prior to the Closing. The Final Surviving Company shall advance expenses to each EnVen Indemnitee in respect of any claim, action, suit or other proceeding relating to any such acts or omissions to the fullest extent provided.

The Surviving Company shall serve as the indemnitor of first resort, and if any EnVen equityholder or any affiliate thereof pays any amount otherwise indemnifiable hereunder with any EnVen Indemnitee, then such EnVen equityholder or affiliate shall be subrogated to the rights of the EnVen Indemnitee with respect to such payment, and the Final Surviving Company shall reimburse such EnVen equityholder or affiliate for such payment.

Pursuant to the Merger Agreement, for a period of six years from the Effective Time, the certificate of incorporation and bylaws of the Final Surviving Company will contain provisions no less favorable with respect to indemnification and advancement of expenses of individuals who were directors and officers prior to the Effective Time than are set forth, as of the date of the Merger Agreement, in EnVen’s certificate of incorporation and bylaws.

At or prior to Closing, EnVen shall (or Talos shall, if requested by EnVen at least 30 days prior to Closing) purchase or cause to be purchased a non-cancellable extension of the directors’ and officers’ liability coverage of EnVen and its subsidiaries’ existing directors’ and officers’ insurance policies and EnVen and its subsidiaries’ existing fiduciary liability insurance policies (collectively, “D&O Tail Policy”), which shall (i) be for a claims reporting or discovery period of at least six years from and after Closing with respect to any claim related to any period of time at or prior to Closing, (ii) be from EnVen’s current insurance carrier with respect to such coverage or an insurance carrier with the same or better credit rating and (iii) have terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under EnVen and its subsidiaries’ existing insurance coverage. Notwithstanding the foregoing, in no event shall Talos or EnVen be required to expend for the D&O Tail Policy an aggregate premium amount in excess of 300% of the premium amount per annum for EnVen and its subsidiaries’ existing insurance coverage. If the annual premiums of such insurance coverage exceed such amount, EnVen will obtain a policy with the greatest coverage available for a cost not exceeding such amount.

Prior to Closing, EnVen shall cooperate with Talos and use commercially reasonable efforts to cause Talos to be named as the successor-in-interest to EnVen’s rights under the D&O Tail Policy.

Listing of Talos Common Stock

Before completion of the Mergers, Talos has agreed to its reasonable best efforts to cause the shares of Talos Common Stock to be issued in connection with the First Merger to be approved for listing on the NYSE. The approval and authorization for listing on the NYSE, subject to official notice of issuance, of the new shares of Talos Common Stock to be issued to former EnVen equityholders in the Mergers is a condition to the consummation of the Mergers.

Accounting Treatment of the Mergers

Talos and EnVen prepare their respective financial statements in accordance with GAAP. The accounting guidance for business combinations requires the use of the acquisition method of accounting, which requires the determination of the acquirer, the purchase price, the acquisition date, the fair value of assets and liabilities of the acquiree and the measurement of goodwill, if any. The Mergers will be accounted for using the acquisition method of accounting, with Talos being treated as the accounting acquirer. In identifying Talos as the acquiring entity for accounting purposes, Talos and EnVen took into account a number of factors as of the date of this proxy statement/consent solicitation statement/prospectus, including which entity is issuing its equity interests and transferring cash, the expectation that following the Effective Time holders of shares of Talos Common Stock as of immediately prior to the Effective Time will hold, in the aggregate, approximately 66% of the issued and outstanding shares of Talos Common Stock immediately following the Effective Time, the intended corporate governance structure of Talos following the Effective Time and the intended senior management of Talos following the Effective Time. No single factor was the sole determinant in the overall conclusion that Talos is the acquirer for accounting purposes; rather, all factors were considered in arriving at such conclusion.

Regulatory Matters

Under the HSR Act and the rules promulgated thereunder, the Mergers cannot be completed until the parties to the Merger Agreement have given notification and furnished information to the FTC and the DOJ and until the applicable waiting period (and any extension of such period) has expired or has been terminated. On October 5, 2022, the parties gave notification and furnished information to the FTC and the DOJ, and the applicable waiting period expired on November 4, 2022.

Appraisal Rights

Talos stockholders are not entitled to appraisal rights with respect to the Mergers.

EnVen equityholders are entitled to appraisal rights with respect to their shares of EnVen capital stock to be converted into the right to receive the Per Share Consideration in the First Merger.

Under Section 262 of the DGCL, if an EnVen equityholder does not wish to accept the Per Share Consideration provided for in the Merger Agreement, does not consent to the adoption of the Merger Agreement, and complies with the requirements for perfecting and preserving appraisal rights specified in Section 262 of the DGCL, and the First Merger is consummated, such equityholder has the right to seek appraisal of his, her or its shares of EnVen Common Stock and to receive payment in cash for the fair value of his, her or its shares of EnVen Common Stock exclusive of any element of value arising from the accomplishment or expectation of the First Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value of such shares of EnVen Common Stock. These rights are known as appraisal rights under Delaware law. The “fair value” of such shares of EnVen Common Stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the Per Share Consideration that an equityholder of record is otherwise entitled to receive for the same number of shares of EnVen Common Stock under the terms of the Merger Agreement. Equityholders of EnVen who elect to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL to perfect their rights. Strict compliance with the statutory procedures in Section 262 of the DGCL is required. Failure to strictly comply with such procedures in a timely and proper manner will result in the loss of appraisal rights under Delaware law. Equityholders of EnVen who wish to exercise appraisal rights, or preserve the ability to do so, must not deliver a signed written consent adopting the Merger Agreement.

This section is intended only as a brief summary of the material provisions of the statutory procedures under Section 262 of the DGCL that an EnVen equityholder must follow in order to seek and perfect appraisal rights. This summary, however, is not intended to be a complete statement of all applicable requirements and the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which is attached as Annex K to this proxy statement/consent solicitation statement/prospectus. Annex K should be reviewed carefully by any EnVen equityholder who wishes to exercise appraisal rights or to preserve the ability to do so, as failure to comply with the procedures of Section 262 of the DGCL will result in the loss of appraisal rights. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that EnVen equityholders exercise their appraisal rights under Section 262 of the DGCL. Unless otherwise noted, all references in this summary to “equityholders” or “you” are to the record holders of shares of EnVen Common Stock immediately prior to the Effective Time (including holders of EnVen Conversion Shares and EnVen Converted Equity Award Shares) as to which appraisal rights are asserted. A person having a beneficial interest in shares of EnVen stock held of record in the name of another person must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

Section 262 of the DGCL requires that if the First Merger is approved by a written consent of equityholders in lieu of a meeting of equityholders, each of the equityholders entitled to appraisal rights must be given notice of the approval of the First Merger and that appraisal rights are available. A copy of Section 262 of the DGCL must be included with such notice. The notice must be provided after the First Merger is approved and no later than 10 days after the Effective Time. Only those EnVen equityholders who did not submit a written consent adopting the Merger Agreement and who have otherwise complied with Section 262 of the DGCL are entitled to receive such notice. The notice will be given by EnVen. If given on or after the Effective Time, the notice must also specify the Effective Time; otherwise, a supplementary notice will provide this information. This proxy statement/consent solicitation statement/prospectus is not intended to constitute such a notice. If you want to demand appraisal of your EnVen stock, do not send in your demand before the date of such notice because a demand for appraisal made prior to the date of giving such notice may not be effective to perfect your rights.

Following the Effective Time, EnVen will send all non-consenting EnVen equityholders who satisfy the other statutory conditions the notice regarding the receipt of such written consents and the availability of appraisal rights. An EnVen equityholder electing to exercise his, her or its appraisal rights will need to take action at that time, in response to such notice, but this description is being provided to all EnVen equityholders now so you can determine whether you wish to preserve your ability to demand appraisal rights in the future in response to such notice.

In order to preserve your right to receive notice and to demand appraisal rights, you must not deliver a written consent adopting the Merger Agreement. As described below, you must also continue to hold your shares for which you are demanding appraisal through the Effective Time.

If you elect to demand appraisal of your shares of EnVen stock, you must, within 20 days after the date of giving the notice of appraisal rights, make a written demand for the appraisal of your shares of EnVen stock to EnVen, at the specific address which will be included in the notice of appraisal rights. A demand may be delivered by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Do not submit a demand before the date of the notice of appraisal rights because a demand that is made before the date of giving such notice may not be effective to perfect your appraisal rights.

An EnVen equityholder wishing to exercise appraisal rights must hold of record the shares of EnVen stock on the date the written demand for appraisal is made. In addition, a holder must continue to hold of record the shares of EnVen stock through the Effective Time. Appraisal rights will be lost if your shares of EnVen stock are transferred prior to the Effective Time. If you are not the equityholder of record, you will need to follow special procedures as summarized further below.

If you and/or the record holder of your shares of EnVen stock fail to comply with all of the conditions required by Section 262 of the DGCL to perfect your appraisal rights, and the First Merger is completed, your shares of EnVen stock (assuming that you hold them through the Effective Time) will be converted into the right to receive the Per Share Consideration in respect thereof, as provided for in the Merger Agreement, but without interest, and you will have no appraisal rights with respect to such shares.

As noted above, a holder of shares of EnVen stock wishing to exercise his, her or its appraisal rights must, within 20 days after the date of giving of the notice of appraisal rights, make a written demand for the appraisal of his, her or its shares of EnVen stock; provided that a demand may be delivered by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. The demand must reasonably inform EnVen of the identity of the equityholder of record and his, her or its intent thereby to demand appraisal of the fair value of the shares held by such holder. Only a holder of record of shares of EnVen stock issued and outstanding immediately prior to the Effective Time will be entitled to assert appraisal rights for the shares of EnVen stock registered in that holder’s name. The demand for appraisal should be executed by or on behalf of the holder of record of the shares of EnVen stock, fully and correctly, as the equityholder’s name appears on the EnVen stock certificate(s), as applicable, should specify the equityholder’s name and mailing address and the number of shares registered in the equityholder’s name, and must state that the person intends thereby to demand appraisal of the equityholder’s shares of EnVen stock in connection with the First Merger. The demand cannot be made by the beneficial owner of shares of EnVen stock if such beneficial owner does not also hold of record such shares. A beneficial owner of shares of EnVen stock held in “street name” who desires appraisal should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of such shares. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depository, such as Cede & Co. Any beneficial holder desiring appraisal who holds shares through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder. The beneficial holder of such shares should instruct such firm, bank or institution that the demand for appraisal be made by the record holder of the shares, which may be the nominee of a central security depository if the shares have been so deposited. As required by Section 262, a demand for appraisal must reasonably inform EnVen of the identity of the holder(s) of record (which may be a nominee as described above) and of such holder’s intention to seek appraisal of such shares. If shares of EnVen stock are held of record in a fiduciary capacity (such as by a trustee, guardian or custodian) by a person other than the beneficial owner execution of the demand for appraisal should be made by the record holder in that capacity. If the shares of EnVen stock are held of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal on behalf of a holder of record; however, the agent must identify the record holder or holders and expressly disclose the fact that, in executing the demand, he, she or it is acting as agent for the record holder or holders. A record holder who holds shares of EnVen stock as a nominee for others, may exercise appraisal rights with respect to such shares held for one or more beneficial owners, while not exercising such rights with respect to shares held for other beneficial owners. In that case, the written demand should state the number of shares of EnVen stock as to which appraisal is sought. Where no number of shares of EnVen stock is expressly mentioned, the demand for appraisal will be presumed to cover all shares of EnVen stock held in the name of the record holder. Equityholders who hold their shares of EnVen stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

At any time within 60 days after the Effective Time, but not thereafter, any equityholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand for appraisal and accept the Per Share Consideration for his, her or its shares of EnVen stock by delivering to EnVen a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of EnVen. Unless the demand for appraisal is properly withdrawn by the equityholder who has not commenced an appraisal proceeding or joined that proceeding as a named party within 60 days after the Effective Time, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any EnVen equityholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the court deems just. If EnVen does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the equityholder will be entitled to receive only the fair value determined in any such appraisal proceeding, which value could be less than, equal to or more than the Per Share Consideration for his, her or its shares of EnVen stock.

Within 120 days after the Effective Time, either Final Surviving Company (as the surviving corporation of the Mergers) or any equityholder who has complied with the requirements of Section 262 of the DGCL and is otherwise entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of EnVen stock held by all equityholders entitled to appraisal. Upon the filing of such a petition by an equityholder, service of a copy of such petition shall be made upon EnVen. Talos has no present intent to cause EnVen to file such a petition and has no obligation to cause such a petition to be filed, and equityholders should not assume that EnVen will file a petition. Accordingly, it is the obligation of the holders of EnVen stock to initiate all necessary action to perfect their appraisal rights in respect of such shares of EnVen stock within the time prescribed in Section 262 of the DGCL, as the failure of a equityholder to file such a petition within the period specified could nullify his, her or its previous written demand for appraisal. In addition, within 120 days after the Effective Time, any equityholder who has properly complied with the requirements for the exercise of appraisal rights under Section 262 of the DGCL, upon written request (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), will be entitled to receive from EnVen a statement setting forth the aggregate number of shares of EnVen capital stock for which a written consent adopting the Merger Agreement was not submitted and with respect to which demands for appraisal have been received, and the aggregate number of holders of such shares. The statement must be given within 10 days after such written request has been received by EnVen or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of EnVen stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from EnVen such statement.

If no petition for appraisal is filed within 120 days after the Effective Time, then you will lose the right to appraisal and instead will receive the Per Share Consideration for your shares. If you otherwise fail to perfect your appraisal rights or successfully withdraw your demand for appraisal then your right to appraisal will cease and you will only be entitled to receive the Per Share Consideration for your shares.

If a petition for appraisal is duly filed by an equityholder, the equityholder must serve a copy of the petition upon EnVen, and EnVen will then be obligated to file, within 20 days after receiving service of a copy of the petition, with the Delaware Register in Chancery a duly verified list containing the names and addresses of all equityholders who have demanded payment for their shares of EnVen stock and with whom agreements as to the value of their shares of EnVen stock have not been reached by EnVen. After notice by the Delaware Register in Chancery to equityholders who have demanded appraisal and EnVen, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those equityholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights provided thereunder. The Register in Chancery, if so ordered by the Delaware Court of Chancery, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to EnVen and to the equityholders shown on the list at the addresses therein stated. Such notice will also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication will be approved by the Delaware Court of Chancery, and the costs thereof will be borne by EnVen. The Delaware Court of Chancery may require equityholders who have demanded an appraisal for their shares of EnVen stock and who hold stock represented by certificates to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any equityholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that equityholder.

After the Delaware Court of Chancery’s determination of the equityholders entitled to appraisal of their shares of EnVen stock, the Delaware Court of Chancery will appraise such shares of EnVen stock in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the fair value of such shares as of the Effective Time after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the First Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value, together with interest, if any, upon surrender by those equityholders of the EnVen stock certificates, representing their shares of EnVen stock. Holders of EnVen stock considering seeking appraisal should be aware that the fair value of their shares of EnVen stock as determined under Section 262 could be more or less than or the same as the consideration they would receive pursuant to the First Merger if they did not seek appraisal of their shares of EnVen stock and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262 of the DGCL. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the First Merger which throw any light on future prospects of the merged corporation. The Delaware Supreme Court has declined to adopt a presumption favoring reliance upon the deal price in determining fair value, but has noted that the deal price is one of the relevant factors to be considered, and can often be the best evidence of fair value in arm’s-length mergers with a robust sales process. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. Unless the court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, EnVen may pay to each equityholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided above only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery and (2) interest theretofore accrued, unless paid at that time. The costs of the appraisal action (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. The Delaware Court of Chancery may also order that all or a portion of the expenses incurred by an equityholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to an appraisal.

No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and equityholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Per Share Consideration. Moreover, neither of Talos nor EnVen anticipates offering more than the Per Share Consideration to any equityholder exercising appraisal rights and Talos and EnVen reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of EnVen stock is less than the Per Share Consideration eligible to be received for such share.

FAILING TO FOLLOW PROPER STATUTORY PROCEDURES WILL RESULT IN LOSS OF YOUR APPRAISAL RIGHTS. In view of the complexity of Section 262 of the DGCL, holders of shares of EnVen stock who may wish to pursue appraisal rights should consult their legal and financial advisors.

THE MERGER AGREEMENT

The following description sets forth the principal terms of the Merger Agreement, which is attached as Annex A and incorporated by reference into this proxy statement/consent solicitation statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the Merger Agreement and not by this description, which is summary by nature. This description does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement. You are encouraged to read the Merger Agreement carefully and in its entirety, as well as this proxy statement/consent solicitation statement/prospectus, before making any decisions regarding any of the proposals described in this proxy statement/consent solicitation statement/prospectus. This section is only intended to provide you with information regarding the terms of the Merger Agreement. Neither Talos nor EnVen intends that the Merger Agreement will be a source of business or operational information about Talos or EnVen. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this proxy statement/consent solicitation statement/prospectus and in the public reports of Talos filed with the SEC, as described in “Where You Can Find More Information.”

Explanatory Note Regarding the Merger Agreement

The Merger Agreement and this summary of terms are included to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about Talos and EnVen contained in this proxy statement/consent solicitation statement/prospectus or in the public reports of Talos filed with the SEC may supplement, update or modify the factual disclosures about Talos and EnVen contained in the Merger Agreement. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement, as of a specific date. In addition, these representations, warranties and covenants were made solely for the benefit of the parties to the Merger Agreement and may be qualified and subject to important limitations agreed to by Talos and EnVen in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with a principal purpose of allocating risk between parties to the Merger Agreement rather than the purpose of establishing these matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to stockholders and reports and documents filed with the SEC and, in some cases, were qualified by the matters contained in the confidential disclosures that Talos and EnVen each delivered in connection with the Merger Agreement, which disclosures were not reflected in the Merger Agreement itself. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/consent solicitation statement/prospectus, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement/consent solicitation statement/prospectus or in the public filings made by Talos with the SEC.

Additional information about Talos and EnVen may be found elsewhere in this proxy statement/consent solicitation statement/prospectus or incorporated by reference herein. Please see “Where You Can Find More Information.”

Structure of the Mergers

Upon satisfaction or waiver of the conditions to closing in the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub Inc. shall be merged with and into EnVen in the First Merger, with EnVen continuing as the First Surviving Corporation in the First Merger. Immediately following the First Merger, the First Surviving Corporation will merge with and into Merger Sub LLC in the Second Merger, with Merger Sub LLC continuing as the Surviving Company in the Second Merger. Talos initiated the Notes Consent Solicitation on October 21, 2022 to obtain the requisite holders’ consent to certain amendments to the Talos Second Lien Notes Indenture to permit the incurrence of indebtedness in respect of the EnVen Second Lien

Notes. The Notes Consent Solicitation closed on October 27, 2022, with consents received from holders of 95.8% of the aggregate principal amount of the Talos Second Lien Notes. As a result, the Surviving Company will merge with and into Talos Production, with Talos Production continuing as the Final Surviving Company in the Third Merger.

Merger Consideration; Effect of the Transaction on Capital Stock

Subject to the terms and conditions of the Merger Agreement, at the Effective Time, each share of EnVen Common Stock issued and outstanding immediately prior to the Effective Time, including the EnVen Conversion Shares and EnVen Converted Equity Award Shares, will automatically be converted into the right to receive:

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a number of shares of Talos Common Stock, equal to the quotient of (i) 43,800,000 shares, divided by (ii) the aggregate number of shares of EnVen Common Stock outstanding immediately prior to the Effective Time (including the EnVen Conversion Shares and the EnVen Converted Equity Award Shares); and

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an amount in cash equal to the quotient of (i) the sum of (A) $212,500,000, less (B) the amount of cash paid by EnVen (and not otherwise funded by the applicable awardholder) in respect of withholding tax liabilities associated with the settlement of EnVen PSUs and EnVen RSUs and the exercise of EnVen Options, each in accordance with the Merger Agreement, plus (C) the aggregate exercise price of all EnVen Options received by EnVen in cash prior to the Effective Time in connection with the exercise of EnVen Options, in each case outstanding as of immediately prior to the Effective Time in accordance with the Merger Agreement, divided by (ii) the aggregate number of shares of EnVen Common Stock outstanding immediately prior to the Effective Time (including the EnVen Conversion Shares and the EnVen Converted Equity Award Shares).

At the Effective Time, by virtue of the First Merger and without any further action on the part of Talos, Merger Sub Inc., EnVen or any other person:

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except for Disregarded Shares (as defined below) and Dissenting Shares (as defined below), each share of EnVen Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Per Share Consideration (as described above);

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each share of EnVen Common Stock held by EnVen (including as treasury stock) (collectively, the “Disregarded Shares”) immediately prior to the Effective Time will automatically be canceled without any conversion thereof and will cease to exist, and no payment will be made with respect thereto; and

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each share of capital stock of Merger Sub Inc. issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Final Surviving Company with the same rights, powers and privileges as the shares so converted and will constitute the only outstanding shares of capital stock of the First Surviving Corporation.

At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Talos, Merger Sub LLC, the First Surviving Corporation or any other person, each share of capital stock of the First Surviving Corporation will be cancelled and each limited liability company interest of Merger Sub LLC issued and outstanding immediately prior to the Second Effective Time will be converted into and become one validly issued, fully paid and (to the extent applicable) non-assessable limited liability company interest of the Surviving Company with the same rights, powers and privileges as the limited liability company interests so converted and will constitute the only outstanding limited liability company interests of the Surviving Company.

At the Third Effective Time, by virtue of the Third Merger and without any action on the part of Talos, UnSub, Talos Production, the Surviving Company or any other person, each limited liability company interest of the Surviving Company will be cancelled and each share of capital stock of Talos Production issued and outstanding immediately prior to the Third Effective Time will remain outstanding and be unaffected by the Third Merger and will constitute the only outstanding shares of capital stock of the Final Surviving Company.

Treatment of EnVen Equity-Based Awards

Immediately prior to the Effective Time, each EnVen RSU and EnVen PSU outstanding immediately prior to the Effective Time, whether or not then vested, and whether settleable in shares of EnVen Common Stock or cash, will become vested and settleable in shares of EnVen Common Stock. EnVen will issue (or deem to issue) to each holder of EnVen RSUs and EnVen PSUs the number of shares of EnVen Common Stock such holder was entitled to receive upon such vesting of such EnVen RSU or EnVen PSU. At the Effective Time, each EnVen Converted RSU Share and EnVen Converted PSU Share, respectively will be converted into the right to receive the Per Share Consideration. With respect to the EnVen PSUs held by Messrs. Weyel, Wilkirson, Carmony and Starzec, pursuant to the CEO Agreement and the Executive Agreements (except, as described below, with respect to EnVen PSUs that may vest in the ordinary course prior to the Closing of the Merger), such EnVen PSUs will vest at 200% of target. As of September 30, 2022, (i) Messrs. Weyel, Wilkirson, Carmony and Starzec held an aggregate number of EnVen RSUs and EnVen PSUs relating to an aggregate number of shares of EnVen Common Stock (assuming those certain EnVen PSUs will vest at 200% of target) equal to 397,376, 180,921, 173,711 and 156,272, respectively and (ii) Ms. Szabo and Messrs. Olive, Sherrill, Hailey, Linneman and Ezekowitz held EnVen RSUs relating to an aggregate number of shares of EnVen Common Stock equal to 5,798, 5,798, 5,798, 0, 5,798 and 0, respectively. The actual number of these EnVen RSUs and EnVen PSUs that will vest and be accelerated as a result of the Closing of the Merger is unknown as we do not know when the Closing of the Merger will occur and as we anticipate that certain of these EnVen RSUs and PSUs will vest in the ordinary course prior to the Closing of the Merger based on the achievement of the applicable EnVen PSU performance targets or the passage of time.

The treatment of outstanding EnVen Options in connection with the Merger is set forth in the Merger Agreement. Immediately prior to the Effective Time, each EnVen Option outstanding immediately prior to the Effective Time, whether or not then vested and exercisable, will become vested and exercisable, and EnVen will cause each holder of such EnVen Option to either (i) cash exercise such EnVen Option immediately prior to the Effective Time or (ii) forfeit such EnVen Option. At the Effective Time, each holder of EnVen Converted Option Shares that elects to cash exercise their EnVen Options and issued and outstanding (or deemed to be outstanding) will be converted into the right to receive the Per Share Consideration. Each EnVen Option forfeited by a holder of EnVen Options that does not elect to cash exercise their EnVen Options will be cancelled by EnVen and cease to exist. As of September 30, 2022, Messrs. Weyel, Wilkirson and Carmony held EnVen Options with respect to 238,339, 114,756 and 114,756 shares of EnVen Common Stock, respectively, each with an exercise price of $10.00 per share.

Treatment of EnVen Preferred Stock

Immediately prior to the Effective Time (but prior to the calculation of the Per Share Consideration), in accordance with EnVen’s Certificate of Designations, all outstanding shares of EnVen Preferred Stock will be automatically converted into EnVen Conversion Shares in the Preferred Conversion. Immediately upon the Preferred Conversion, all EnVen Preferred Stock will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and will thereafter each represent only the right to receive the Per Share Consideration.

Completion and Effectiveness of the Mergers

The Closing of the Mergers will take place on the third Business Day after the day on which the conditions to the Closing set forth in the Merger Agreement have been satisfied or waived (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or such other time as Talos and EnVen mutually agree.

Immediately following the Closing, Talos and EnVen will cause a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware in accordance with the DGCL effecting the First Merger (the “First Certificate of Merger”), a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware in accordance with the DGCL and the Delaware Limited Liability Company Act (“DLLCA”) effecting the Second Merger (the “Second Certificate of Merger”), and a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware in accordance with the DLLCA and the DGCL (if applicable) effecting the Third Merger (the “Third Certificate of Merger”).

The First Merger will become effective upon such filing and acceptance of the First Certificate of Merger with the Secretary of State of the State of Delaware, or at such later date and time as agreed by Talos and EnVen and as set forth in the First Certificate of Merger. The Second Merger will become effective upon such filing and acceptance of the Second Certificate of Merger with the Secretary of State of the State of Delaware, or at such later date and time as agreed by Talos and EnVen and as set forth in the Second Certificate of Merger, but in no event earlier than the Effective Time. The Third Merger will become effective upon such filing and acceptance of the Third Certificate of Merger with the Secretary of State of the State of Delaware, or at such later date and time as agreed by Talos and EnVen and as set forth in the Third Certificate of Merger, but in no event earlier than the effective time of the Second Merger.

Dissenters’ Rights

To the extent that the provisions of Section 262 of the DGCL are or prior to the Effective Time may become applicable to the First Merger, then EnVen Common Shares that are issued and outstanding immediately prior to the Effective Time and are held by a holder who (i) has duly and validly demanded appraisal of such shares in connection with the First Merger in accordance with the DGCL and (ii) as of the Effective Time, has not effectively withdrawn or lost such appraisal rights (through failure to perfect or otherwise) (such shares, the “Dissenting Shares”) will not be converted into or represent the right to receive any portion of the Per Share Consideration but instead will be converted into the right to receive only such consideration as may be determined to be due with respect to such Dissenting Shares under the DGCL. From and after the Effective Time, the Dissenting Shares will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and a holder of Dissenting Shares will not be entitled to exercise any of the voting rights or other rights of a stockholder of the First Surviving Corporation. However, if any such holder who has duly and validly demanded appraisal of such shares in connection with the First Merger in accordance with the DGCL effectively withdraws or loses such appraisal rights (through failure to perfect or otherwise), then such shares will no longer be Dissenting Shares and, as of the later of the Effective Time and the occurrence of such withdrawal or loss, such shares will automatically be converted into the right to receive the Per Share Consideration. For information about the procedure for exercising appraisal or dissenters’ rights, see the section titled “The Mergers—Appraisal Rights” beginning on page 82 of this proxy statement/consent solicitation statement/prospectus.

Exchange of Shares

Exchange Agent

Prior to the date of Closing, Talos will appoint an agent reasonably satisfactory to EnVen (the “Exchange Agent”), for the purpose of exchanging for the Per Share Consideration (i) certificates representing shares of EnVen Common Stock (“Certificates”) or (ii) uncertificated shares of EnVen Common Stock (the “Uncertificated Interests”).

Exchange Procedures

At or prior to the Closing, Talos will deliver or cause to be delivered, to the Exchange Agent in trust for the benefit of holders of shares of EnVen Common Stock:

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evidence of book-entry shares (or certificates if requested by any such holder) representing the number of shares of Talos Common Stock sufficient to pay to the holder of shares of EnVen Common Stock the aggregate Per Share Stock Consideration; and

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cash in immediately available funds sufficient to pay to the holders of shares of EnVen Common Stock the aggregate Per Share Cash Consideration (together with cash in lieu of fractional shares and any dividends or distributions with respect to shares of Talos Common Stock).

Promptly after the Effective Time (and in no event later than one Business Day after the Closing Date), Talos will send, or will cause the Exchange Agent to send, to each holder of record of Certificates or Uncertificated Interests which immediately prior to the Effective Time represented outstanding shares of EnVen Common Stock, including the Conversion Shares and Converted Equity Award Shares, a letter of transmittal in substantially the form attached to this proxy statement/consent solicitation statement/prospectus as Annex I (the “Letter of Transmittal”).

Upon delivery to the Exchange Agent of a properly completed Letter of Transmittal and (i) surrender to the Exchange Agent of a Certificate or (ii) receipt by the Exchange Agent of such evidence of transfer as the Exchange Agent may reasonably request in the case of a book-entry transfer of Uncertificated Interests, such holder will be entitled to receive the Per Share Consideration represented by such Certificate or for each such Uncertificated Interest (together with cash in lieu of fractional shares and any dividends or distributions with respect to shares of Talos Common Stock). If such holder provides such documentation not later than 5:30 p.m. New York time on the Business Day prior to the Closing Date, the Exchange Agent will pay, on the Closing Date, the Per Share Consideration payable for each share of EnVen Common Stock represented by such Certificate or for each such Uncertificated Interest (together with cash in lieu of fractional shares and any dividends or distributions with respect to shares of Talos Common Stock). Until so surrendered or transferred, as the case may be, each Certificate or Uncertificated Interest (other than Dissenting Shares) will represent after the Closing for all purposes only the right to receive the consideration to be paid pursuant to the Merger Agreement and the Certificate or Uncertificated Interest will be canceled and cease to exist.

If any portion of the consideration to be paid pursuant to the Merger Agreement is to be paid to a person other than the person in whose name the surrendered Certificate or the transferred Uncertificated Interest is registered, it will be a condition to such payment that such Certificate will be properly endorsed or will otherwise be in proper form for transfer or such Uncertificated Interest will be properly transferred. The person requesting payment must also pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such Certificate or Uncertificated Interest, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

After the Effective Time, the stock transfer books of EnVen will be closed and there will be no further registration of transfers of shares of EnVen Common Stock. If, after the Closing, Certificates or Uncertificated Interests are presented to Talos, the First Surviving Corporation, the Surviving Company, the Final Surviving Company or the Exchange Agent, they will be canceled and exchanged for the Per Share Consideration (together with cash in lieu of fractional shares and any dividends or distributions with respect to shares of Talos Common Stock).

Any portion of the aggregate Per Share Consideration made available to the Exchange Agent that remains unclaimed by EnVen equityholders twelve months after the Effective Time will be returned to Talos, upon demand. None of Talos, Merger Sub Inc., Merger Sub LLC, Talos Production, Unsub, EnVen, the First Surviving Corporation, the Surviving Company, the Final Surviving Company, the Exchange Agent or any other person will be liable to any holder of shares of EnVen Common Stock for any amount properly delivered to a governmental authority pursuant to applicable abandoned property, escheat or similar applicable laws.

No dividends or other distributions with respect to shares of Talos Common Stock issued in the First Merger will be paid to the holder of any unsurrendered Certificates or Uncertificated Interests until such Certificates or Uncertificated Interests are surrendered as described herein. Following such surrender, subject to the effect of escheat, tax or other applicable law, there will be paid, without interest, to the record holder of the shares of Talos Common Stock issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of such shares of Talos Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Talos Common Stock with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of shares of Talos Common Stock, all shares of Talos Common Stock to be issued pursuant to the First Merger will be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

Lost, Stolen, or Destroyed Certificates

If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the record holder thereof, and delivery of an otherwise duly completed and signed Letter of Transmittal by such record holder, such record holder will be entitled to receive the consideration in respect of the shares of EnVen Common Stock represented by such Certificate, subject to the conditions set forth in the Merger Agreement and Letter of Transmittal.

Withholding Rights

Each of Talos, Merger Sub Inc., Merger Sub LLC, Talos Production, Unsub, EnVen, the First Surviving Corporation, the Surviving Company, the Final Surviving Company and their respective affiliates will be entitled to deduct and withhold from amounts otherwise deliverable or payable under the Merger Agreement any amounts as required to be deducted or withheld with respect to such delivery or payment under the Code or any other applicable law. To the extent that amounts are so deducted or withheld and made and paid over to the proper governmental entity, such amounts will be treated as having been paid to the person.

No Fractional Shares

Talos will not issue fractional shares of Talos Common Stock in the transaction. Each holder of EnVen Common Stock who would otherwise have been entitled to receive a fraction of a share of Talos Common Stock will receive an amount in cash (without interest) equal to the product of (a) such fraction of a share of Talos Common Stock multiplied by (b) the closing price per share of Talos Common Stock on the NYSE on the trading day immediately prior to the Closing Date, rounded down to the nearest cent.

Board of Directors and Executive Officers of Talos After Completion of the Mergers

Prior to the Closing, Talos will take all actions reasonably necessary to cause the number of directors constituting the Talos Board to be eight, two of which such directors will be the EnVen Designated Directors. The EnVen Designated Directors will serve as Class II directors and will serve until the 2023 annual meeting of stockholders or until such EnVen Designated Director’s earlier death, resignation or removal. In the event that any EnVen Designated Director becomes unwilling or unable to serve on the Talos Board, or if any EnVen Designated Director shall resign or be removed from the Talos Board, then the EnVen Alternate Director will become an EnVen Designated Director in place of the EnVen Designated Director who becomes unwilling or unable to serve on the Talos Board, or who resigned or was removed from the Talos Board.

Following the Closing, Talos will take all actions reasonably necessary to (i) ensure that each EnVen Designated Director is included in the slate of nominees recommended by the Talos Board to the Talos stockholders for election as directors at the 2023 annual meeting of the Talos stockholders, (ii) ensure that each EnVen

Designated Director is included in the proxy statement prepared by Talos in connection with soliciting proxies at the next annual meeting of Talos stockholders, and at every adjournment or postponement thereof and (iii) appoint the EnVen Alternate Director to fill any vacancy (but only the first vacancy) resulting from any resignation or removal of any EnVen Designated Director, to serve on the Talos Board until the expiration of the term applicable to such vacant directorship. Each of the EnVen Designated Directors will receive compensation from Talos for his or her service as a director that is consistent with the compensation of other non-employee members of the Talos Board.

Neal P. Goldman will continue to serve as Chairman of the Talos Board, and Timothy S. Duncan will continue to serve as President and Chief Executive Officer of Talos following the Closing.

The officers of EnVen at the Effective Time will be the initial officers of the First Surviving Corporation and will hold office until successors are duly appointed in accordance with applicable Law.

At the Second Effective Time, the managers and officers of Merger Sub LLC prior to the Second Merger will be the initial managers and officers of the Surviving Company, to serve until successors are duly elected or appointed and qualified in accordance with applicable law.

At the Third Effective Time, the officers of Talos Production at the Effective Time will be the initial officers of the Final Surviving Company until successors are duly appointed in accordance with applicable law.

For information relating to the existing and continuing members of the Talos Board and management, please see Talos’s Definitive Proxy Statement on Schedule 14A for the 2022 annual meeting of stockholders, filed with the SEC on April 6, 2022, incorporated by reference into this proxy statement/consent solicitation statement/prospectus.

For comparable information regarding each of the EnVen Designated Directors we expect to join the Talos Board at the Closing, please see below:

Shandell Szabo – Director Nominee – 48 – Ms. Szabo has served on the EnVen Board since February 2020. Ms. Szabo served nearly 20 years with Anadarko Petroleum Corporation (“Anadarko”) in various roles of steadily increasing responsibility throughout Anadarko’s U.S. onshore portfolio and deepwater Gulf of Mexico, including Vice President of US Exploration from 2018 to 2019, Vice President of Lower 48 Onshore Exploration from 2016 to 2018, Director of Investor Relations from 2015 to 2016, Exploration Manager Greater Permian from 2014 to 2015, General Manager of the Anadarko’s Freestone, Chalk, and Hugoton fields from 2013 to 2015, Geoscience Manager Haynesville East Texas from 2011 to 2013, and Regional Gulf of Mexico Manager from 2009 to 2010. Prior to Anadarko, Ms. Szabo held various subsurface and geoscience positions in basins in the U.S. onshore and Gulf of Mexico. Ms. Szabo is also active in her community, serving on the Montgomery County executive leadership team for the Leukemia and Lymphoma Society and Chairing the 2023 Student Visionaries of the Year leadership program. She is also a member of the Corporate Regional Council for the United Way and the American Association of Petroleum Geologist Corporate Advisory Board.

Ms. Szabo holds a Bachelor of Science in Environmental Geology from the University of Michigan and a Master of Science in Environmental Geology from Texas Christian University. She is a registered professional geologist in the state of Texas.

Ms. Szabo has been selected to serve as a director on the Talos Board until the 2023 annual meeting of stockholders, or until Ms. Szabo’s successor is elected and qualified or her earlier death, resignation or removal. We believe that Ms. Szabo’s over 20 years of experience in the oil and gas industry makes Ms. Szabo well qualified to serve as a director on the Talos Board.

Richard Sherrill – Director Nominee – 57 – Mr. Sherrill has served as President of Clean Aire Partners (“CAP”) since 2021, an energy transition company focused on carbon capture, processing, transportation, and sequestration, and is the founding partner of the company. Prior to CAP, Mr. Sherrill was the President and a board member of Ceritas Energy LLC (“Ceritas”), a midstream natural gas company focused on providing producers with midstream gathering and process solution in various onshore regions of the U.S. and backed by private equity firms Quantum Energy Partners and Energy Spectrum Partners, since the founding of the company in 2003. Prior to forming Ceritas, Mr. Sherrill held various senior management roles at Duke Energy Corporation (NYSE: DUK) (“Duke”) over four years, which culminated in his position as Chief Operating Officer of Duke’s North American commercial activities. In this role, Mr. Sherrill oversaw all of the North American commercial activities for Duke in the deregulated natural gas and power space. Prior to Duke, Mr. Sherrill began in the industry at the private partnership Natural Gas Clearinghouse, which became Dynegy, Inc., ultimately holding the position of Vice President. Prior to Natural Gas Clearinghouse, Mr. Sherrill began his career with over four years at First Interstate Bank of Texas, now part of Wells Fargo, where he worked with upstream, midstream and energy merchant clients in the firm’s Energy Lending Group.

Mr. Sherrill earned a Bachelor of Business Administration degree in finance from the University of Texas at Austin.

Mr. Sherrill has been selected to serve as a director on the Talos Board until the 2023 annual meeting of stockholders, or until Mr. Sherrill’s successor is elected and qualified or his earlier death, resignation or removal. We believe that Mr. Sherrill’s over 30 years of experience in the oil and gas industry makes Mr. Sherrill’s well qualified to serve as a director on the Talos Board.

Representations and Warranties

The Merger Agreement contains customary representations and warranties made by Talos to EnVen and by EnVen to Talos. Certain of the representations and warranties in the Merger Agreement are subject to materiality or “material adverse effect” qualifications (that is, they will not be deemed to be inaccurate or incorrect unless their failure to be true or correct is material or would, individually or in the aggregate, be reasonably expected to have a “material adverse effect” on the party making such representation or warranty. In addition, certain of the representations and warranties in the Merger Agreement are subject to knowledge qualifications, which means that those representations and warranties would not be deemed untrue, inaccurate or incorrect as a result of matters of which certain officers of the party making the representation did not have actual knowledge. Furthermore, each of the representations and warranties is subject to the qualifications set forth on the disclosure letter delivered to EnVen by Talos, in the case of representations and warranties made by Talos, or to Talos by EnVen, in the case of representations and warranties made by EnVen, as well as certain of the reports of Talos filed with or furnished to the SEC prior to the date of the Merger Agreement (excluding any disclosures set forth under the heading “Risk Factors” or “Cautionary Statement Regarding Forward-Looking Statements” or similar heading to the extent that such information is cautionary or forward-looking in nature (other than any historical factual information contained within such headings, disclosure or statements).

In the Merger Agreement, EnVen has made representations and warranties to Talos regarding:

•	organization, good standing and qualification to do business;

•	subsidiaries;

•	corporate authority and power with respect to the execution, delivery and performance of the Merger Agreement;

•	governmental authorization;

•

the absence of violations of, or conflicts with, organizational documents, applicable law and certain contracts as a result of the execution, delivery and performance of the Merger Agreement and the consummation of the Mergers and the other transactions contemplated by the Merger Agreement;

•	capitalization;

•	financial statements;

•	derivative transactions;

•	the absence of certain material changes and effects since June 30, 2022;

•	the absence of undisclosed material liabilities;

•	material contracts;

•	legal proceedings;

•	compliance with laws and regulations;

•	title to properties (including oil and gas properties);

•	surface and seabed rights;

•	oil and gas matters;

•	intellectual property;

•	employment, labor and benefit plan matters;

•	environmental matters;

•	tax matters;

•	insurance;

•	opinion of financial advisor;

•	finders’ fees; and

•	related party transactions.

In the Merger Agreement, Talos has made representations and warranties to EnVen regarding:

•	organization, good standing and qualification to do business;

•	subsidiaries;

•	corporate authority and power with respect to the execution, delivery and performance of the Merger Agreement;

•	governmental authorization;

•

the absence of violations of, or conflicts with, organizational documents, applicable law and certain contracts as a result of the execution, delivery and performance of the Merger Agreement and the consummation of the Mergers and the other transactions contemplated by the Merger Agreement;

•	capitalization;

•	SEC filings, financial statements, SEC comments, relationships with auditors and off-balance sheet arrangements;

•	derivative transactions;

•	the absence of certain material changes and effects since June 30, 2022;

•	the absence of undisclosed material liabilities;

•	material contracts;

•	legal proceedings;

•	compliance with laws and regulations;

•	title to properties (including oil and gas properties);

•	surface and seabed rights;

•	oil and gas matters;

•	intellectual property;

•	employment, labor and benefit plan matters;

•	environmental matters;

•	tax matters;

•	insurance;

•	financing;

•	financial advisor;

•	finders’ fees; and

•	related party transactions.

For purposes of the Merger Agreement, a “material adverse effect” with respect to EnVen, or “EnVen Material Adverse Effect” means a material adverse effect on the financial condition or results of operations of EnVen and its subsidiaries, taken as a whole, excluding any changes, events, developments, conditions, occurrences or effects resulting from or arising out of:

•	changes or prospective changes in GAAP or other regulatory accounting requirements (or the interpretation thereof) applicable to any industry in which EnVen or any of its subsidiaries operate;

•

changes in the financial, securities, currency, commodity, real estate, capital or credit markets or in general economic, political, social, regulatory, legal or tax conditions in any jurisdiction in which EnVen or any of its subsidiaries operate;

•

changes (including changes of applicable law (or the interpretation or enforcement thereof) or interest or exchange rates) or conditions generally affecting any industry in which EnVen or any of its subsidiaries operate;

•

actual or threatened acts of war, sabotage, cyber-attack or terrorism or, other than with respect to hurricanes, natural disasters (including tornadoes, floods, earthquakes and weather-related events) involving any jurisdiction in which EnVen or any of its subsidiaries operate, or any escalation or worsening thereof;

•

any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or other public health condition involving any jurisdiction in which EnVen or any of its subsidiaries operate, or any escalation or worsening thereof;

•

the announcement, pendency or consummation of the transactions contemplated hereby, the identity of Talos or any facts or circumstances relating to Talos or the announcement or other disclosure of Talos’s plans or intentions with respect to the conduct of any of the businesses of EnVen and its subsidiaries after the Closing, including the effect of any of the foregoing on the relationships, contractual or otherwise, of EnVen or its subsidiaries with customers, employees, suppliers, vendors, service providers or governmental authorities;

•

failure to meet any internal or published projections, forecasts or predictions in respect of financial performance (it being understood that any underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of “EnVen Material Adverse Effect” may be taken into account in determining whether there has been an EnVen Material Adverse Effect);

•	any action taken (or omitted to be taken) at the request of Talos,

•	any action taken by EnVen or any of its subsidiaries that is expressly required pursuant to the Merger Agreement; or

•	any breach of the Merger Agreement by Talos, Talos Production, UnSub, Merger Sub Inc. or Merger Sub LLC;

except, in the case of any changes, events, developments, conditions, occurrences or effects referred to in the foregoing first, second, third, fourth and fifth bullets to the extent EnVen and its subsidiaries, taken as a whole, are materially and disproportionately affected thereby relative to other participants in the industry or industries in which EnVen and its subsidiaries operate (in which case only the disproportionate effect or effects may be taken into account in determining whether there has been an EnVen Material Adverse Effect).

For purposes of the Merger Agreement, a “material adverse effect” with respect to Talos, or “Talos Material Adverse Effect” means a material adverse effect on the financial condition or results of operations of Talos and its Subsidiaries, taken as a whole, excluding any changes, events, developments, conditions, occurrences or effects resulting from or arising out of:

•	changes or prospective changes in GAAP or other regulatory accounting requirements (or the interpretation thereof) applicable to any industry in which Talos or any of its subsidiaries operate;

•

changes in the financial, securities, currency, commodity, real estate, capital or credit markets or in general economic, political, social, regulatory, legal or tax conditions in any jurisdiction in which Talos or any of its subsidiaries operate;

•

changes (including changes of applicable law (or the interpretation or enforcement thereof) or interest or exchange rates) or conditions generally affecting any industry in which Talos or any of its subsidiaries operate;

•

actual or threatened acts of war, sabotage, cyber-attack or terrorism or, other than with respect to hurricanes, natural disasters (including tornadoes, floods, earthquakes and weather-related events) involving any jurisdiction in which Talos or any of its subsidiaries operate, or any escalation or worsening thereof;

•

any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or other public health condition involving any jurisdiction in which Talos or any of its subsidiaries operate, or any escalation or worsening thereof;

•

the announcement, pendency or consummation of the transactions contemplated hereby, the identity of EnVen or any facts or circumstances relating to EnVen or the announcement or other disclosure of Talos’s plans or intentions with respect to the conduct of any of the businesses of EnVen and its subsidiaries after the Closing, including the effect of any of the foregoing on the relationships, contractual or otherwise, of Talos or its subsidiaries with customers, employees, suppliers, vendors, service providers or governmental authorities;

•

any failure to meet any internal or published projections, forecasts or predictions in respect of financial performance (it being understood that any underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of “Talos Material Adverse Effect” may be taken into account in determining whether there has been a Talos Material Adverse Effect);

•	any action taken (or omitted to be taken) at the request of EnVen;

•	any action taken by Talos or any of its subsidiaries that is expressly required pursuant to the Merger Agreement; or

•	any breach of the Merger Agreement by EnVen;

except, in the case of any changes, events, developments, conditions, occurrences or effects referred to in the foregoing first, second, third, fourth and fifth bullets to the extent Talos and its subsidiaries, taken as a whole, are materially and disproportionately affected thereby relative to other participants in the industry or industries in which Talos and its subsidiaries operate (in which case only the disproportionate effect or effects may be taken into account in determining whether there has been a Talos Material Adverse Effect).

The representations and warranties in the Merger Agreement do not survive the Closing.

Covenants

Conduct of Business Prior to the Effective Time

EnVen

Except (i) as otherwise expressly contemplated by the Merger Agreement, (ii) as required by any applicable law or any governmental authority, (iii) as set forth in the EnVen Disclosure Schedule or (iv) with the written consent of Talos (which shall not be unreasonably withheld, conditioned or delayed), from the date of the Merger Agreement until the Closing Date. EnVen and its subsidiaries will use commercially reasonable efforts to (A) conduct their businesses in all material respects in the ordinary course consistent with past practice and keep available in all material respects the services of their current officers, employees, and consultants and (B) preserve intact their current business organizations; provided that the Merger Agreement will not prohibit EnVen or any of its subsidiaries from taking commercially reasonable actions outside of the ordinary course or not consistent with past practice in response to (x) the COVID-19 pandemic; provided, further, however, that prior to taking any such action outside of the ordinary course or that is not consistent with past practice, EnVen will consult with Talos and consider in good faith the views of Talos regarding any such proposed action, unless clause (y) of this proviso also applies, in which case no such prior consultation will be required, or (y) an emergency condition that presents a significant risk of imminent harm to human health, any material property or asset or the environment; provided, further, however, that EnVen will, as promptly as reasonably practicable, inform Talos of such condition and any such actions taken pursuant to the exception described in clause (y).

In addition, from the date of the Merger Agreement until the Closing Date, except as otherwise contemplated by the Merger Agreement, required by applicable law, authorizations, permits, licenses or any governmental authority, as set forth in the EnVen Disclosure Schedule or with the written consent of Talos (which shall not be unreasonably withheld, conditioned or delayed), EnVen and its subsidiaries will not:

•

amend (whether by merger, consolidation or otherwise) the certificate of incorporation, bylaws, limited liability company agreement or equivalent organizational documents of EnVen or any of its subsidiaries;

•

(A) split, combine or reclassify any EnVen securities or EnVen subsidiary securities, (B) declare, set aside or pay any dividend or other distribution, other than cash dividends or other cash distributions (x) by EnVen’s wholly owned subsidiaries to EnVen, (y) payable to holders of shares of EnVen Preferred Stock pursuant to the Certificate of Designations, or (z) payable to holders of shares of EnVen Preferred Stock pursuant to the Preferred Conversion; or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any EnVen securities or any EnVen subsidiary securities, except as required by the terms of any EnVen security or EnVen subsidiary security or as contemplated or permitted by the terms of any EnVen Benefit Plan in effect as of the date of the Merger Agreement (including any award agreement applicable to any EnVen equity award on the date of the Merger Agreement or issued in accordance with the Merger Agreement);

•

except for (A) issuances of shares of EnVen Common Stock in respect of any exercise of EnVen Options or settlement of any EnVen RSU or EnVen PSU outstanding on the date of the Merger Agreement or issued in accordance with the Merger Agreement, (B) shares of EnVen Common Stock issued pursuant to the exercise of EnVen Options or settlement of any EnVen RSUs or EnVen PSUs, including, in each case, to effectuate exercise or the withholding of taxes and (C) transactions solely between or among EnVen and its wholly owned subsidiaries, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any EnVen securities or any EnVen subsidiary securities;

•

except as required by the terms of the EnVen benefit plans or applicable law or to facilitate or in contemplation of the transactions described in “Treatment of EnVen Equity-Based Awards,” above, (A) enter into, adopt or terminate any material EnVen Benefit Plan, other than entering into employment agreements or offer letters in the ordinary course of business that can be terminated within thirty (30) days without penalty or payment of severance, (B) amend any EnVen Benefit Plan, other than amendments in the ordinary course of business (including, for the avoidance of doubt, annual renewals of welfare benefit plans) that do not materially increase the cost to EnVen of maintaining such EnVen Benefit Plan, (C) increase the compensation payable to any current or former employee, officer, director or individual independent contractor, except in the ordinary course of business consistent with past practice in respect of employees whose annual base salary is less than $200,000, (D) grant or award any severance or termination pay, bonuses, equity or equity-based awards, retention or incentive compensation, to any current or former employee, officer, director or individual independent contractor, except in respect of employees whose annual base salary is less than $200,000, or (E) hire or terminate the employment of any employee with an annual base salary greater than or equal to $200,000, other than terminations for cause;

•	enter into or amend any collective bargaining agreement;

•

(A) merge, consolidate, combine or amalgamate with any person or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, exchanging, licensing or by any other manner), any properties, assets, business or any corporation, partnership, association or other business organization or division thereof, in each case other than (1) any such action solely between or among EnVen and its wholly owned subsidiaries or between or among wholly owned subsidiaries of EnVen, (2) acquisitions of inventory or other assets in the ordinary course of business consistent with past practice or pursuant to existing contracts and with an aggregate purchase price of not more than $5,000,000 (inclusive of any assumed indebtedness for borrowed money) (other than in the case of inventory) or (3) acquisitions where no indebtedness is assumed and for which the consideration is equal to or less than $5,000,000 (for any single transaction) or $15,000,000 in the aggregate for all such transactions;

•

consummate any plan of complete or partial liquidation or dissolution of EnVen or any of EnVen’s subsidiaries, or a restructuring, recapitalization or other reorganization of EnVen or any of EnVen’s subsidiaries;

•

make any capital expenditures, except in accordance with a capital expenditure budget agreed to by the parties or to repair damage resulting from insured casualty events or capital expenditures required on an emergency basis or for the safety of individuals, assets or the environment;

•

sell, lease, farmout, license, transfer, exchange or otherwise dispose of any of its assets or properties, other than (A) pursuant to a contract of EnVen or any of EnVen’s subsidiaries in effect on the date of the Merger Agreement and listed in the EnVen Disclosure Schedule, (B) among EnVen and its wholly owned subsidiaries or among wholly-owned subsidiaries of EnVen, (C) sales, leases, exchanges or dispositions for which the consideration (or fair value if the consideration is non-cash) of less than $20,000,000 (for any individual transaction) or $50,000,000 (in the aggregate for all such transactions), (D) sales of hydrocarbons made in the ordinary course of business, (E) sales of obsolete or worthless equipment, (F) the expiration of any oil and gas lease in accordance with its terms and in the ordinary course of business consistent with past practice or (G) farmouts in the ordinary course of business consistent with past practice;

•

fail to maintain material intellectual property rights owned by EnVen or any of EnVen’s subsidiaries, or fail to maintain rights in material intellectual property rights, in the ordinary course of business, provided that the foregoing will not require EnVen or any of EnVen’s subsidiaries to take any action to alter the terms of any license or other contract with respect to intellectual property rights;

•

(A) incur, create or suffer to exist any lien other than (1) liens in existence on the date of the Merger Agreement or (2) permitted liens, (B) incur, create, assume or guarantee any indebtedness, other than

(1) incurrences under EnVen Revolving Credit Facility solely as required on an emergency basis or for the safety of individuals, assets or the environment, (2) transactions solely between or among EnVen and its wholly owned subsidiaries or solely between or among wholly owned subsidiaries of EnVen, and in each case guarantees thereof or (3) debt incurred in connection with hedging activities (including pursuant to any derivative transaction) in the ordinary course consistent with past practices or (C) retire, prepay, repurchase or redeem any indebtedness of EnVen or its subsidiaries, except as required under the indenture governing the EnVen Second Lien Notes;

•

other than the settlement of any legal proceedings reflected or reserved against on EnVen’s balance sheet (or, in each case, in the notes thereto) for an amount not in excess of such reserve, settle or offer or propose to settle, any legal proceeding (excluding (A) any audit, claim or legal proceeding in respect of taxes, as set forth below, and (B) any shareholder litigation against EnVen, Talos or their respective subsidiaries, directors or officers relating to the Mergers and the other transactions contemplated by the Merger Agreement, as set forth in “Stockholder Litigation,” below) involving the payment of monetary damages by EnVen or any of EnVen’s subsidiaries of any amount exceeding $2,000,000 in the aggregate (but excluding any amounts paid on behalf of EnVen or any of EnVen’s subsidiaries by any applicable insurance policy maintained by EnVen or any of EnVen’s subsidiaries); provided, however, that neither EnVen nor any of EnVen’s subsidiaries will settle or compromise any legal proceeding if such settlement or compromise (1) involves a material conduct remedy or material injunctive or similar relief, (2) involves an admission of criminal wrongdoing by EnVen or any of EnVen’s subsidiaries or (3) would result in any material restrictions on future actions by EnVen, Talos or their respective subsidiaries;

•

change in any material respect any of its financial accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of EnVen or EnVen’s subsidiaries, except as required by GAAP or applicable law;

•

(A) make (other than in the ordinary course of business consistent with past practice), change or rescind any material election relating to taxes, (B) settle or compromise any material tax claim or assessment by any taxing authority, or surrender any right to claim a material refund, offset or other reduction in tax liability, (C) change any material method of tax accounting from those employed in the preparation of its tax returns that have been filed for prior taxable years, (D) fail to timely pay any material tax or fail to file any material tax return when due (taking into account any valid extension of time within which to pay or file), (E) consent to any extension or waiver of the limitation period applicable to any material claim or assessment with respect to taxes (other than in the ordinary course of business); or (F) enter into any tax allocation, sharing, or indemnity agreement or any closing or other similar agreement with respect to taxes (other than any commercial agreements or contracts entered into in the ordinary course of business and that are not primarily related to taxes);

•

other than (x) as set forth in the EnVen Disclosure Schedule or (y) otherwise in the ordinary course of business consistent with past practice (but excluding certain material contracts concerning areas of mutual interest, joint bidding areas, joint acquisition areas, or non-competes or similar types of provisions), (A) enter into or assume any contract that would have been a Company Material Contract had it been entered into prior to the date of the Merger Agreement or (B) terminate, materially amend or waive or accelerate any material rights or defer any material liabilities under any material contract, excluding any termination upon expiration of a term in accordance with the terms of a material contract;

•	enter into or amend any agreements with related parties, except as expressly contemplated by the Merger Agreement or the other transaction agreements;

•

cancel, modify or waive any debts or claims held by EnVen or any of its subsidiaries or waive any rights held by EnVen or any of its subsidiaries having a value in excess of $5,000,000 in the aggregate;

•

fail to maintain in full force and effect in all material respects, or fail to replace or renew, the material insurance policies of EnVen and EnVen’s subsidiaries to the extent commercially reasonable;

•

fail to maintain all bonds, letters of credit and other similar credit support instruments required with or for the benefit of any governmental authority or other third person with respect to its oil and gas properties other than in the ordinary course of business consistent with past practice;

•

incur, or agree to incur, transaction expenses (for or on behalf of EnVen or its subsidiaries) of more than $500,000 in the aggregate, excluding: (A) transaction expenses incurred under certain contracts described in the EnVen Disclosure Schedule; (B) transaction expenses to the extent relating to any litigation against EnVen, Talos or their respective subsidiaries, directors or officers relating to the Mergers or the other transactions contemplated by the Merger Agreement, (C) costs and expenses relating to any request for additional information and documentary material relating to the transactions contemplated by the Merger Agreement under the HSR Act, (D) costs and expenses of enforcing the terms of the transaction agreements and (E) costs and expenses relating to other matters or circumstances that first arise after the date of the Merger Agreement and are not, as of the date of the Merger Agreement, reasonably expected to occur with a high degree of certainty; or

•	agree or commit to do any of the foregoing.

Talos

Except (i) as otherwise expressly contemplated by the Merger Agreement, (ii) as required by any applicable law or any governmental authority, (iii) as set forth in the Talos Disclosure Schedule or (iv) with the written consent of EnVen (which shall not be unreasonably withheld, conditioned or delayed), from the date of the Merger Agreement until the Closing Date, Talos and its subsidiaries will use commercially reasonable efforts to (A) conduct their businesses in all material respects in the ordinary course consistent with past practice and keep available in all material respects the services of their current officers, employees, and consultants; and (B) preserve intact their current business organizations; provided that the Merger Agreement will not prohibit Talos or any of its subsidiaries from taking commercially reasonable actions outside of the ordinary course or not consistent with past practice in response to (x) the COVID-19 pandemic; provided, further, however, that prior to taking any such action outside of the ordinary course or that is not consistent with past practice, Talos will consult with EnVen and consider in good faith the views of EnVen regarding any such proposed action, unless clause (y) of this proviso also applies, in which case no such prior consultation will be required, or (y) an emergency condition that presents, or is reasonably likely to present, a significant risk of imminent harm to human health, any material property or asset or the environment; provided, further, however, that Talos will, as promptly as reasonably practicable, inform EnVen of such condition and any such actions taken pursuant to the exception described in clause (y).

In addition, from the date of the Merger Agreement until the Closing Date, except as otherwise contemplated by the Merger Agreement, required by applicable law, authorizations, permits, licenses or any governmental authority, as set forth in the Talos Disclosure Schedule or with the written consent of EnVen (which shall not be unreasonably withheld, conditioned or delayed), Talos and its subsidiaries will not:

•

amend (whether by merger, consolidation or otherwise) the certificate of incorporation, bylaws, limited liability company agreement or equivalent organizational documents of Talos or any of its subsidiaries;

•

(A) split, combine or reclassify any Talos securities or Talos subsidiary securities, (B) declare, set aside or pay any dividend or other distribution, other than cash dividends or other cash distributions by Talos’s wholly owned subsidiaries to Talos; or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any Talos securities or any Talos subsidiary securities, except as required by the terms of any Talos security or Talos subsidiary security or as contemplated or permitted by the terms of any Talos Benefit Plan in effect as of the date of the Merger Agreement (including any award agreement applicable to any Talos equity award on the date of the Merger Agreement or issued in accordance with the Merger Agreement);

•	except for (A) issuances of shares of Talos Common Stock in respect of any settlement of any Talos equity awards outstanding on the date of the Merger Agreement or issued in accordance with the

Merger Agreement, (B) shares of Talos Common Stock issued pursuant to the settlement of any Talos equity award, including, in each case, to effectuate exercise or the withholding of taxes, (C) issuances of Talos equity awards as set forth in the Talos Disclosure Schedule in the ordinary course of business consistent with past practice, including to new hires, (D) transactions solely between or among Talos and its wholly owned subsidiaries, and (E) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any Talos securities or any Talos subsidiary securities;

•

(A) merge, consolidate, combine or amalgamate with any person or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, exchanging, licensing or by any other manner), any properties, assets, business or any corporation, partnership, association or other business organization or division thereof, in each case other than (1) any such action solely between or among Talos and its wholly owned subsidiaries or between or among wholly owned subsidiaries of Talos, (2) acquisitions of inventory or other assets in the ordinary course of business consistent with past practice or pursuant to existing contracts and with an aggregate purchase price of not more than $10 million (other than in the case of inventory) or (3) acquisitions for which the consideration is equal to or less than $10 million (inclusive of any assumed indebtedness for borrowed money) (for any single transaction) or $25 million in the aggregate for all such transactions;

•

consummate any plan of complete or partial liquidation or dissolution of Talos or any of Talos’s subsidiaries, or a restructuring, recapitalization or other reorganization of Talos or any of Talos’s subsidiaries;

•

make any capital expenditures, except in accordance with a capital expenditure budget agreed to by the parties or to repair damage resulting from insured casualty events or capital expenditures required on an emergency basis or for the safety of individuals, assets or the environment;

•

sell, lease, farmout, license, transfer, exchange or otherwise dispose of any of its assets or properties, other than (A) pursuant to a contract of Talos or any of Talos’s subsidiaries in effect on the date of the Merger Agreement and listed in the Talos Disclosure Schedule, (B) among Talos and its wholly owned subsidiaries or among wholly owned subsidiaries of Talos, (C) sales, leases, exchanges or dispositions for which the consideration (or fair value if the consideration is non-cash) of less than $30,000,000 (for any individual transaction) or $75,000,000 (in the aggregate for all such transactions), (D) sale of hydrocarbons made in the ordinary course of business, (E) sales of obsolete or worthless equipment, (F) the expiration of any oil and gas lease in accordance with its terms and in the ordinary course of business consistent with past practice or (G) farmouts in the ordinary course of business consistent with past practice;

•

fail to maintain material intellectual property rights owned by Talos or any of Talos’s subsidiaries, or fail to maintain rights in material intellectual property rights, in the ordinary course of business, provided that the foregoing will not require Talos or any of Talos’s subsidiaries to take any action to alter the terms of any license or other contract with respect to intellectual property rights;

•

(A) incur, create or suffer to exist any lien other than (1) liens in existence on the date of the Merger Agreement or (2) permitted liens, (B) incur, create, assume or guarantee any Indebtedness, other than (1) incurrences under the Talos Revolving Credit Facility, (2) transactions solely between or among Talos and its wholly owned subsidiaries or solely between or among wholly owned subsidiaries of Talos, and in each case guarantees thereof (3) debt incurred in connection with hedging activities (including pursuant to any derivative transaction) in the ordinary course consistent with past practices or (4) indebtedness assumed in connection with acquisitions permitted by Section 5.02(b)(iv) of the Merger Agreement or (C) retire, prepay, repurchase or redeem any indebtedness of Talos or its subsidiaries;

•

other than the settlement of any legal proceedings reflected or reserved against on Talos’s balance sheet (or, in each case, in the notes thereto) for an amount not in excess of such reserve, settle or offer or propose to settle, any legal proceeding (excluding (A) any audit, claim or legal proceeding in respect of taxes, as set forth below, and (B) any shareholder litigation against EnVen, Talos or their respective subsidiaries, directors or officers relating to the Mergers and the other transactions contemplated by the Merger Agreement, as set forth in “Stockholder Litigation,” below) involving the payment of monetary damages by Talos or any of Talos’s subsidiaries of any amount exceeding $10 million in the aggregate (but excluding any amounts paid on behalf of Talos or any of Talos’s subsidiaries by any applicable insurance policy maintained by Talos or any of Talos’s subsidiaries); provided, however, that neither Talos nor any of Talos’s subsidiaries will settle or compromise any legal proceeding if such settlement or compromise (1) involves a material conduct remedy or material injunctive or similar relief, (2) involves an admission of criminal wrongdoing by Talos or any of Talos’s subsidiaries or (3) would result in any material restrictions on future actions by Talos or its subsidiaries;

•

change in any material respect any of its financial accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of Talos or Talos’s subsidiaries, except as required by GAAP or applicable law;

•

(A) make (other than in the ordinary course of business consistent with past practice), change or rescind any material election relating to taxes, (B) settle or compromise any material tax claim or assessment by any taxing authority, or surrender any right to claim a material refund, offset or other reduction in tax liability, (C) change any material method of tax accounting from those employed in the preparation of its tax returns that have been filed for prior taxable years, (D) fail to timely pay any material tax or fail to file any material tax return when due (taking into account any valid extension of time within which to pay or file), (E) consent to any extension or waiver of the limitation period applicable to any material claim or assessment with respect to taxes (other than in the ordinary course of business); or (F) enter into any tax allocation, sharing, or indemnity agreement or any closing or other similar agreement with respect to taxes (other than any commercial agreements or contracts entered into in the ordinary course of business and that are not primarily related to taxes);

•

cancel, modify or waive any debts or claims held by Talos or any of its subsidiaries or waive any rights held by Talos or any of its subsidiaries having a value in excess of $5,000,000 in the aggregate;

•

fail to maintain all bonds, letters of credit, and other similar credit support instruments required with or for the benefit of any governmental authority or other third person with respect to its oil and gas properties other than in the ordinary course of business consistent with past practice; or

•	agree or commit to do any of the foregoing.

No Solicitation of Acquisition Proposals

EnVen

Except as expressly permitted by the terms of the Merger Agreement, from the date of the Merger Agreement until the Effective Time or, if earlier, the valid termination of the Merger Agreement, EnVen will not, will cause its respective subsidiaries not to and will use its reasonable best efforts to cause its and their respective representatives not to, directly or indirectly:

•

initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal (as defined below);

•

engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal;

•	approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal;

•

execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal; or

•	resolve or agree to do any of the foregoing.

EnVen also agreed that immediately following the execution of the Merger Agreement it will, and will cause each of its subsidiaries and will use its reasonable best efforts to cause its and their representatives to, cease any solicitations, discussions or negotiations with any person (other than Talos and its representatives) conducted prior to the Merger Agreement in connection with an Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal. EnVen also agreed that within three Business Days of the execution of the Merger Agreement, EnVen will instruct each person (other than the parties to the Merger Agreement and their respective Representatives) that has within 12 months prior to the date of the Merger Agreement executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to promptly return or destroy all confidential information furnished to such person by or on behalf of it or any of its subsidiaries prior to the date of the Merger Agreement (unless such request has previously been made), and such party will terminate access to any physical or electronic data room maintained by or on behalf of such party or any of its subsidiaries. EnVen will promptly (and in any event within two Business Days) notify, in writing, Talos of the receipt of any inquiry, proposal, offer or request for information received after the date of the Merger Agreement that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, which notice will include the identity of the person or group of persons making, such inquiry, proposal, offer or request for information and, with respect to any such proposal or offer, a summary of the material terms of, and an unredacted copy of any proposed definitive agreement, proposal or offer made in writing or, if not in writing, a written description of the material terms and conditions of such proposal or offer (and will include any other material documents evidencing or specifying the terms of such proposal or offer or, to the extent applicable, inquiry). To the extent EnVen is prohibited by a non-disclosure or confidentiality agreement entered into prior to the date of the Merger Agreement from providing the information set forth in the preceding sentence, EnVen will not be required to provide Talos with the identity of the person(s) from which such expression of interest, inquiry or proposal was received. EnVen will not enter into any confidentiality agreement with any person after the date of the Merger Agreement that prohibits it from complying with the foregoing obligations.

Notwithstanding the foregoing, the Merger Agreement does not prevent EnVen or the EnVen Board from changing the recommendation of the EnVen Board as described in “No Change of Recommendation—EnVen—Permitted Change of Recommendation—Fiduciary Duties,” below.

Talos

Except as expressly permitted by the terms of the Merger Agreement, from the date of the Merger Agreement until the Effective Time or, if earlier, the valid termination of the Merger Agreement, Talos will not, will cause its subsidiaries not to and will use its reasonable best efforts to cause its and their respective representatives not to, directly or indirectly:

•

initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or would reasonably be expected to result in or lead to, any Acquisition Proposal;

•

engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any person relating to any proposal, offer, inquiry or request for information that constitutes, or would reasonably be expected to result in or lead to, any Acquisition Proposal;

•	approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal;

•

execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement (other than an acceptable confidentiality agreement), merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal; or

•

resolve or agree to do any of the foregoing; provided that notwithstanding anything to the contrary in the Merger Agreement, Talos or its representatives may, (A) in response to an unsolicited inquiry or proposal, seek to clarify the terms and conditions of such inquiry or proposal to determine whether such inquiry or proposal constitutes, or would reasonably be expected to result in or lead to, a Superior Proposal (as defined herein) and (B) in response to an inquiry or proposal from a third party, inform a third party or its representative of the restrictions imposed by the Merger Agreement; provided, further, that it is understood and agreed that any determination or action by Talos or the Talos Board, as applicable, made in accordance with the sections described below, as applicable, will not be deemed to be a breach or violation of the Merger Agreement.

Talos also agreed that immediately following the execution of the Merger Agreement it will, and will cause each of its subsidiaries and will use its reasonable best efforts to cause its and their representatives to, cease any solicitations, discussions or negotiations with any Person (other than EnVen and its representatives) conducted prior to the Merger Agreement in connection with an Acquisition Proposal or any inquiry or request for information that would reasonably be expected to lead to, or result in, an Acquisition Proposal. Talos also agreed that within three Business Days of the execution of the Merger Agreement, Talos will instruct each person (other than the parties to the Merger Agreement and their respective representatives) that has prior to the date of the Merger Agreement executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to promptly return or destroy all confidential information furnished to such person by or on behalf of it or any of its subsidiaries prior to the date of the Merger Agreement, and Talos will terminate access to any physical or electronic data room maintained by or on behalf of Talos or any of its subsidiaries with respect thereto. Talos will promptly (and in any event within two Business Days) notify, in writing, EnVen of the receipt of any inquiry, proposal, offer or request for information received after the date of the Merger Agreement that constitutes, or would reasonably be expected to result in or lead to, any Acquisition Proposal, which notice will include the identity of the person or group of persons making, such inquiry, proposal, offer or request for information and, with respect to any such proposal or offer, a summary of the material terms of, and an unredacted copy of any proposed definitive agreement, proposal or offer made in writing or, if not in writing, a written description of the material terms and conditions of such proposal or offer (and will include any other material documents evidencing or specifying the terms of such proposal or offer or, to the extent applicable, inquiry). To the extent Talos is prohibited by a non-disclosure or confidentiality agreement entered into prior to the date of the Merger Agreement from providing the information set forth in the preceding sentence, Talos will not be required to provide EnVen with the identity of the person(s) from which such expression of interest, inquiry or proposal was received. Talos will promptly (and in any event within two Business Days) keep EnVen informed of any material developments with respect to any such inquiry, proposal, offer, request for information or Acquisition Proposal (including any changes or proposed changes thereto and copies of any additional material written materials received by Talos, its subsidiaries or its or their respective representatives). EnVen will not enter into any confidentiality agreement with any person after the date of the Merger Agreement that prohibits it from complying with the foregoing obligations.

Notwithstanding anything to the contrary described above, the Merger Agreement will not prevent Talos or the Talos Board from:

•

taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) if it determines, after consultation with outside legal counsel, that such disclosure is required by applicable law; provided that this clause (i) will not be deemed to permit the Talos Board to effect a Talos Change in Recommendation except in accordance with Sections 5.04(e) and 5.04(d) of the Merger Agreement, as applicable;

•

prior to obtaining the requisite approval of Talos stockholders, negotiating or executing an acceptable confidentiality agreement with any person and its representatives who has made (and not withdrawn) a bona fide written Acquisition Proposal after the date of the Merger Agreement that did not result from a breach of the section described above, if the Talos Board, as applicable, (A) will have determined in good faith, after consultation with its outside legal counsel and financial advisor(s), that such Acquisition Proposal constitutes or would reasonably be expected to constitute or result in a Superior Proposal and (B) will have determined in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable law; provided that Talos will provide a copy of such executed acceptable confidentiality agreement promptly (and in any event within two Business Days) to EnVen;

•

prior to obtaining the requisite approval of Talos stockholders, (A) engaging in any negotiations or discussions with any person and its representatives who has made (and not withdrawn) a bona fide written Acquisition Proposal after the date of the Merger Agreement that did not result from a breach the section described above (which negotiations or discussions need not be solely for clarification purposes) and (B) providing access to Talos’s or any of its subsidiaries’ properties, books and records and providing information or data in response to a request therefor by a person who has made (and not withdrawn) a bona fide written Acquisition Proposal that did not result from a breach of the section described above, in each case, if the Talos Board: (1) shall have determined in good faith, after consultation with its outside legal counsel and financial advisor(s), that such Acquisition Proposal constitutes or would reasonably be expected to constitute or result in a Superior Proposal; (2) shall have determined in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable law; and (3) has received from the person so requesting such information an executed acceptable confidentiality agreement; provided that Talos shall provide to EnVen a list of any material non-public information or data that is provided to any person given such access, and to the extent such information was not previously made available to EnVen, copies of such information prior to or substantially concurrently with the time it is provided to such person (and in any event within two Business Days thereof);

•	prior to obtaining the requisite approval of Talos stockholders, making a Talos Change in Recommendation (but only to the extent permitted by the sections described below); or

•	resolving, authorizing, committing or agreeing to take any of the foregoing actions, but only to the extent such actions would be permitted by the foregoing four bullets.

As used in the Merger Agreement, “Acquisition Proposal” means, with respect to a party, any proposal or offer from any person or “group” (as defined in the Exchange Act) (other than Talos, Merger Sub Inc., Merger Sub LLC or UnSub or their respective affiliates on the one hand, or EnVen or its affiliates on the other hand) relating to, in a single transaction or series of related transactions: (a) any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or earnings before interest, taxes, depreciation and amortization for the preceding twelve months of such party and its subsidiaries, taken as a whole; (b) any direct or indirect acquisition of 20% or more of the consolidated assets of such party and its subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the EnVen Board or the Talos Board, as applicable), including through the acquisition of one or more subsidiaries of such party owning such assets; (c) acquisition of beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the total voting power of the equity interests of such party, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of the total voting power of the equity interests of such party, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving such party (or any of its subsidiaries) that constitutes 20% or more of the revenues or assets of such party and its subsidiaries, taken as a whole; (d) any issuance or sale or other disposition (including by way of merger, reorganization, division, consolidation, share exchange, business combination, recapitalization or other similar transaction) of 20% or more of the total voting power of the equity interests of such party; or (e) any combination of the foregoing.

As used in the Merger Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal made after the date of the Merger Agreement, that did not result from a breach of the section described above, that the Talos Board in good faith determines (after consultation with its outside legal counsel and financial advisor(s)) is reasonably likely to be consummated in accordance with its terms and would, if consummated, result in a transaction that is more favorable to the Talos stockholders (solely in their capacity as such) than the transactions contemplated by the Merger Agreement after taking into account all such factors and matters deemed relevant in good faith by the Talos Board, including legal, financial (including the financing terms of any such proposal), regulatory, timing or other aspects of such proposal (including the identity of the third party making such proposal) and the Merger Agreement and the transactions contemplated by the Merger Agreement (including any executed written offer by EnVen to amend the terms of the Merger Agreement, termination or break-up fee and conditions to consummation); provided that for purposes of the definition of “Superior Proposal,” the term “Acquisition Proposal” will have the meaning assigned to such term in the Merger Agreement, except that the references to “20%” in such definition will be deemed to be references to “50%.”

As used in the Merger Agreement, “Talos Intervening Event” means a material event, fact, development, circumstance or occurrence with respect to the business, assets, operations or prospects of Talos and its subsidiaries, taken as a whole, and that was not known and was not reasonably foreseeable to the Talos Board as of the date of the Merger Agreement (or if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable to the Talos Board as of the date of the Merger Agreement) and that becomes known to the Talos Board after the date of the Merger Agreement; provided that in no event will any of the following constitute a Talos Intervening Event or be taken into account in determining whether a Talos Intervening Event has occurred: (A) the receipt, existence or terms of any inquiry, offer or proposal by Talos or EnVen that constitutes or would reasonably be expected to lead to, an Acquisition Proposal or any matter relating thereto; (B) changes in the financial, securities, currency, commodity, real estate, capital or credit markets or in general economic, political, social, regulatory, legal or tax conditions in any jurisdiction in which EnVen or any of its Subsidiaries operate; (C) failure by EnVen or any of its subsidiaries to meet any internal or published projections, forecasts or predictions in respect of financial performance; or (D) changes in the market price or trading volume of Talos Common Stock or any other securities of Talos, or any change in credit rating of Talos or EnVen or any of their respective subsidiaries (it being understood that the underlying cause of any of (B) through (D) hereof may constitute a Talos Intervening Event).

No Change of Recommendation

EnVen

The Merger Agreement provides that neither the EnVen Board nor any committee or subgroup thereof shall change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the recommendation of the EnVen Board, except as described below.

Permitted Change of Recommendation—Fiduciary Duties

Notwithstanding anything to the contrary in EnVen’s non-solicitation covenant, the Merger Agreement will not prevent EnVen or the EnVen Board from, prior to obtaining the requisite approval of EnVen equityholders, changing or withdrawing the recommendation of the EnVen Board but solely to the extent the EnVen Board determines in good faith, after consultation with its outside legal counsel, that failing to make any such change or withdrawal would be inconsistent with the EnVen Board’s fiduciary duties under applicable law; provided that in no event will any such disclosure, change or withdrawal (a) affect the validity and enforceability of the Merger Agreement or the EnVen Support Agreements or (b) cause any state corporate takeover law or other similar statute to be applicable to the Mergers or the other transactions contemplated by the Merger Agreement; provided, further, that EnVen must deliver to Talos a written notice advising Talos that the EnVen Board proposes to change or withdraw the recommendation of the EnVen Board at least five Business Days in advance of such change or withdrawal.

Talos

The Merger Agreement provides that neither the Talos Board nor any committee or subgroup thereof shall change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold qualify or modify, the recommendation of the Talos Board, except as described below.

Notwithstanding the foregoing, if on a date for which the Special Meeting is scheduled, Talos has not received proxies representing a sufficient number of shares of Talos Common Stock to obtain the requisite approval of Talos stockholders, whether or not a quorum is present, Talos will have the right to make two adjournments of the Special Meeting, in the case of a first adjournment, for a period not to exceed 10 days after consulting with EnVen, and in the case of a second adjournment, for a period not to exceed five days after consulting with EnVen; provided, however, that, unless otherwise required by applicable law, Talos will not change the Talos record date for the Special Meeting in connection with any such adjournment without EnVen’s prior approval. Unless the Merger Agreement has been terminated in accordance with its terms, Talos’s obligation to solicit proxies from the Talos stockholders to obtain the requisite approval of Talos stockholders with respect to each of the Proposals in accordance with the section described here will not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Acquisition Proposal or Superior Proposal with respect to Talos, or by any Talos Change in Recommendation.

Permitted Change of Recommendation—Superior Proposal

If, at any time prior to obtaining the requisite approval of Talos stockholders, the Talos Board determines in good faith, after consultation with its financial advisor(s) and outside legal counsel, in response to a bona fide written Acquisition Proposal that did not result from a breach of Talos’s non-solicitation covenant, that (i) such proposal constitutes a Superior Proposal and (ii) the failure to take the actions described here would be inconsistent with the Talos Board’s fiduciary duties under applicable law, the Talos Board may, prior to obtaining the requisite approval of Talos stockholders, make a Talos Change in Recommendation; provided that the Talos Board will not be entitled to make a Talos Change in Recommendation unless (A) Talos delivers to EnVen a written notice (a “Talos Notice”) advising EnVen that the Talos Board proposes to take such action and containing the material terms and conditions of the Superior Proposal that is the basis of the proposed action of the Talos Board, the identity of the person or group of persons making such Superior Proposal, an unredacted copy of such Superior Proposal, including the most current version of any proposed definitive agreement (which version will be updated on a prompt basis) and any related documents (including financing documents) to the extent provided by the relevant party in connection with the Superior Proposal, and (B) at or after 5:00 p.m., New York City time, on the fourth Business Day immediately following the day on which Talos delivered the Talos Notice (such period from the time the Talos Notice is provided until 5:00 p.m. New York City time on the fourth Business Day immediately following the day on which Talos delivered the Talos Notice (it being understood that any material revision, amendment, update or supplement to the terms and conditions of such Superior Proposal, including any revision in price or financing, will be deemed to constitute a new Superior Proposal and will require a new notice but with an additional two Business Day (instead of five Business Day) period from the date of such notice) (it being understood that there may be multiple extensions), the “Talos Notice Period”), the Talos Board reaffirms in good faith (1) after consultation with its outside legal counsel and financial advisor(s) that such Acquisition Proposal continues to constitute a Superior Proposal after taking into account the adjustments to the terms and conditions of the Merger Agreement committed to by EnVen in writing and (2) after consultation with its outside legal counsel, that the failure to make a Talos Change in Recommendation would be inconsistent with its fiduciary duties under applicable law. If requested by EnVen, Talos will, and will cause its subsidiaries to, and will use its reasonable best efforts to cause its or their representatives to, during the Talos Notice Period, engage in good faith negotiations with EnVen and its representatives (to the extent EnVen desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal.

Permitted Change of Recommendation—Intervening Event

If, at any time prior to obtaining the requisite approval of Talos stockholders, the Talos Board determines in good faith, in response to a Talos Intervening Event, after consultation with its outside legal counsel, that the failure to make a Talos Change in Recommendation would be inconsistent with the Talos Board’s fiduciary duties under applicable law, the Talos Board may, prior to obtaining the requisite approval of Talos stockholders, make a Talos Change in Recommendation; provided that Talos will not be entitled to make, or agree or resolve to make, a Talos Change in Recommendation unless (i) Talos delivers to EnVen a written notice (a “Talos Intervening Event Notice”) advising EnVen that the Talos Board proposes to take such action and containing a reasonably detailed description of the material facts underlying the Talos Board’s determination that a Talos Intervening Event has occurred and the reasons for taking such action (it being acknowledged that such Talos Intervening Event Notice will not itself constitute a breach of the Merger Agreement), and (ii) at or after 5:00 p.m., New York City time, on the fourth Business Day immediately following the day on which Talos delivered the Talos Intervening Event Notice (such period from the time the Talos Intervening Event Notice is provided until 5:00 p.m. New York City time on the fourth Business Day immediately following the day on which Talos delivered the Talos Intervening Event Notice (it being understood that any material development with respect to a Talos Intervening Event will require a new notice but with an additional two Business Day (instead of four Business Day) period from the date of such notice) (it being understood that there may be multiple extensions), the “Talos Intervening Event Notice Period”), the Talos Board reaffirms in good faith (after consultation with its outside legal counsel) that, after taking into account the adjustments to the terms and conditions of the Merger Agreement committed to by EnVen in writing, the failure to make a Talos Change in Recommendation would be inconsistent with its fiduciary duties under applicable law. If requested by EnVen, Talos will, and will cause its subsidiaries to, and will use its reasonable best efforts to cause its or their representatives to, during the Talos Intervening Event Notice Period, engage in good faith negotiations with EnVen and its representatives to make such adjustments in the terms and conditions of the Merger Agreement so as to obviate the need for a Talos Change in Recommendation.

Special Meeting; Solicitation of EnVen Equityholder Approval

Talos will use reasonable best efforts to, as promptly as practicable: (i) establish the Talos record date (which shall be mutually agreed with EnVen) for the Special Meeting; (ii) duly call and give notice of the Special Meeting; (iii) convene and hold the Special Meeting in accordance with the DGCL within 40 days after the Registration Statement is declared effective under the Securities Act; (iv) cause the proxy statement to be disseminated to Talos stockholders in compliance with applicable law and (v) solicit proxies from the Talos stockholders to give the requisite approval of Talos stockholders with respect to each of the proposals. Talos will, through the Talos Board, recommend to the Talos stockholders that they approve the proposals and will include such recommendation in the proxy statement, unless a Change in Talos Recommendation shall have occurred, as described above.

EnVen will solicit the requisite approval of the EnVen equityholders via written consent as promptly as practicable after the Registration Statement becomes effective. In connection therewith, EnVen will use reasonable best efforts to, as promptly as practicable: (i) establish the EnVen record date for determining EnVen equityholders entitled to provide such written consent (which record date will be mutually agreed with Talos); (ii) cause the Consent Solicitation Statement to be disseminated to EnVen equityholders in compliance with applicable law; and (iii) solicit written consents from EnVen equityholders to give the requisite approval of EnVen equityholders. EnVen will, through the EnVen Board, recommend to EnVen equityholders that they adopt the Merger Agreement and will include such recommendation in the Consent Solicitation Statement, unless the EnVen Board will have changed its recommendation as described in “No Change of Recommendation—EnVen—Permitted Change of Recommendation—Fiduciary Duties,” above.

EnVen will provide Talos with copies of all stockholder consents it receives promptly following receipt. If the requisite approval of EnVen equityholders is obtained, then promptly following the receipt of the required written consents, EnVen will prepare and deliver to EnVen equityholders who have not consented the notice required by Section 228(e) of the DGCL. Unless the Merger Agreement has been terminated in accordance with its terms, EnVen’s obligation to solicit written consents by means of the Consent Solicitation Statement from EnVen equityholders to give the requisite approval in accordance with this paragraph will not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Acquisition Proposal with respect to EnVen, or by any EnVen Change in Recommendation.

Further Assurances; Regulatory Approvals

Without limiting any other covenant contained in the Merger Agreement, Talos and EnVen will each, and will each cause their respective subsidiaries to, use reasonable best efforts to: (i) assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as reasonably practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated by the Merger Agreement; (ii) obtain all consents and approvals of third parties that any of Talos, EnVen or their respective affiliates are required to obtain in connection with the transactions contemplated by the Merger Agreement, including any required consents and approvals of parties to material contracts with EnVen or its subsidiaries or with Talos or its subsidiaries; (iii) terminate or cause to be terminated those agreements listed on Section 5.15 of the parties’ disclosure schedules; and (iv) take such other action as may reasonably be necessary to satisfy the Closing conditions described below or otherwise to comply with the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement as promptly as reasonably practicable. Notwithstanding the foregoing, in no event will Talos, Talos Production, UnSub, Merger Sub Inc., Merger Sub LLC, EnVen or any of the respective subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any contract to which EnVen or its subsidiaries or Talos or its subsidiaries is a party.

In furtherance and not in limitation of the foregoing, each of Talos, Talos Production, UnSub, Merger Sub Inc., Merger Sub LLC and EnVen, as applicable, will (and will cause their respective controlled affiliates to):

•

cooperate with each other in determining whether any applications, notices, registrations and requests are required or advisable to be filed with any governmental authority in order to consummate the transactions contemplated hereby;

•

file, individually or jointly, as appropriate, such applications, notices, registrations and requests as may be required or advisable to be filed by it with any governmental authority in order to consummate the transactions contemplated hereby, including (i) an appropriate filing of a notification and report form or forms, as applicable, pursuant to the HSR Act with respect to the transactions contemplated hereby, as promptly as practicable but in any event within 10 Business Days of the date of the Merger Agreement and (ii) any other filings and clearances or expiration of waiting periods required in order to consummate the transactions contemplated hereby, as promptly as practicable;

•	supply as promptly as practicable any additional information and documentary material that may be requested by any such governmental authority;

•

subject to applicable law relating to the sharing of information, furnish the other parties with copies of all documents (except documents or portions thereof for which confidential treatment has been requested or given) and correspondence (i) prepared by or on behalf of such party for any governmental authority and affording the other parties opportunity to comment and participate in responding, where appropriate; and (ii) received by or on behalf of such party from any governmental authority, in each case in connection with any such consent, authorization, order or approval; and

•	use commercially reasonable efforts to consult with and keep the other parties informed as to the status of such matters.

In furtherance and not in limitation of the foregoing, each of Talos and EnVen agreed to, and to cause its respective controlled affiliates to, take reasonable best efforts to satisfy as promptly as practicable all conditions, undertakings and requirements as may be necessary or appropriate to obtain expeditiously all such consents, authorizations, orders and approvals from governmental authorities; provided that neither Talos nor EnVen, nor any of their respective affiliates, will be required to (or will without the consent of the other party) divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, Talos or its subsidiaries, EnVen or its subsidiaries, or any of the respective businesses or assets of Talos, EnVen or any of their respective subsidiaries, in each case if such divestiture or other action with respect thereto would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Talos, EnVen and their respective subsidiaries, taken as a whole (giving effect to the Closing).

No party will meet or engage in material conversations with any governmental authority or representative of such governmental authority in connection with obtaining any such consent, authorization, order and approval unless, to the extent reasonably practicable, it consults with the other parties in advance and, to the extent not precluded by applicable law or regulation or exempted by the Merger Agreement, offers the other parties the opportunity to participate in such meeting or conversation. Notwithstanding anything to the contrary in the Merger Agreement, Talos will determine the strategy to be pursued for obtaining and lead the effort to obtain all necessary approvals from any governmental authority in connection with the transactions contemplated by the Merger Agreement and EnVen will take all reasonable actions to support Talos in connection therewith.

Talos and EnVen will not, and will cause its respective controlled affiliates not to, take, refrain from taking or cause to be taken any action that it is aware or should reasonably be aware would have the effect of delaying, impairing or impeding the receipt of any consent, authorization, order or approval of any governmental authorities without EnVen’s prior consent. All filing fees incurred by Talos, Talos Production, UnSub, Merger Sub Inc., Merger Sub LLC, EnVen or any of their affiliates in connection the HSR Act or any other consents, authorizations, orders and approvals from any governmental authority will be treated as transaction expenses under the Merger Agreement.

Conduct

Until the Closing Date, Talos and EnVen agreed they will not, and will cause their respective affiliates not to, take any action or fail to take any action that is intended to prevent or materially impair or delay such party’s consummation of the transactions contemplated by the Merger Agreement. Talos will take all action necessary to cause Talos Production, UnSub, Merger Sub Inc. and Merger Sub LLC to perform its obligations under the Merger Agreement and to consummate the Mergers on the terms and conditions set forth in the Merger Agreement.

Directors’ and Officers’ Insurance and Indemnification

Talos will cause the Final Surviving Company, and the Final Surviving Company agreed, that for six years after the Closing, the Final Surviving Company will indemnify and hold harmless all persons who at or prior to the Closing were directors, managers or officers of EnVen or any of its subsidiaries (each, an “EnVen Indemnitee”) in respect of acts or omissions occurring at or prior to the Closing, and will advance expenses to EnVen Indemnitees in respect of any claims, actions, suits or other proceedings relating to any such acts or omissions, in each case to the fullest extent provided under the governing documents of EnVen or its subsidiaries on the date of the Merger Agreement. Talos and the Final Surviving Company agreed that the Final Surviving Company is the indemnitor of first resort (i.e., its obligations to any EnVen Indemnitee under the Merger Agreement are primary and any obligation of any EnVen equityholder or any affiliate thereof to provide indemnification or advancement of expenses for the same matters are secondary), and if any EnVen equityholder or any affiliate thereof pays any amount otherwise indemnifiable under the Merger Agreement with any EnVen Indemnitee, then such EnVen equityholder or affiliate thereof will be subrogated to the rights of the EnVen Indemnitee under the Merger Agreement with respect to such payment, and the Final Surviving Company will reimburse such EnVen equityholder or affiliate thereof for such payment.

Talos agreed that (i) the governing documents of the Final Surviving Company and its subsidiaries after the Closing will contain provisions with respect to indemnification, exculpation from liability and advancement of expenses that are at least as favorable to the beneficiaries of such provisions as those provisions that are set forth in the governing documents of EnVen and its subsidiaries on the date of the Merger Agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years following the Closing in any manner that would adversely affect the rights thereunder of any EnVen Indemnitee except to the extent that such modification is required by applicable law and (ii) all rights to indemnification as provided in any indemnification agreements between EnVen or its subsidiaries, on the one hand, and any EnVen Indemnitee, on the other hand, as in effect as of the date of the Merger Agreement with respect to matters occurring at or prior to the Closing will survive the Closing.

At or prior to the Closing, EnVen will (or Talos will, if requested by EnVen at least 30 days prior to the Closing) purchase or cause to be purchased a D&O Tail Policy, which will (i) be for a claims reporting or discovery period of at least six years from and after the Closing with respect to any claim related to any period of time at or prior to the Closing, (ii) be from EnVen’s current insurance carrier with respect to such coverage or an insurance carrier with the same or better credit rating and (iii) have terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under EnVen and its subsidiaries’ existing insurance coverage with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against the beneficiaries thereof by reason of their having served in such capacity that existed or occurred at or prior to the Closing (including in connection with the Merger Agreement or the transactions or actions contemplated hereby); provided that in no event will Talos or EnVen be required to expend for the D&O Tail Policy an aggregate premium amount in excess of 300% of the premium amount per annum for EnVen and its subsidiaries’ existing insurance coverage; and provided, further, that if the aggregate premium amount for the D&O Tail Policy exceeds such amount, EnVen will obtain a D&O Tail Policy with the greatest coverage available, with respect to matters occurring prior to the Closing, for a cost not exceeding such amount. Prior to the Closing, EnVen will cooperate with Talos and use commercially reasonable efforts to cause Talos to be named as the successor-in-interest to EnVen’s rights under the D&O Tail Policy.

In the event that Talos, the Final Surviving Company, any of the Final Surviving Company’s subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any person, then in each such case, proper provision will be made so that the successors and assigns of Talos, the Final Surviving Company or any of its subsidiaries, as the case may be, will succeed to and be bound by the obligations described in this section.

The rights of each EnVen Indemnitee described in this section will be in addition to any rights such person may have under applicable law or under any agreement with any of EnVen or its subsidiaries. The obligations of Talos described in this section will not be terminated or modified in such a manner as to materially and adversely affect any EnVen Indemnitee to whom the provision described in this section applies without the written consent of such affected EnVen Indemnitee (it being expressly agreed that each EnVen Indemnitee will be a third-party beneficiary of the provision described in this section).

Stockholder Litigation

EnVen will give Talos the opportunity to participate in the defense or settlement of any stockholder claim or litigation (including any class action or derivative litigation) against EnVen or its officers or directors relating to the Merger Agreement and the transactions contemplated by the Merger Agreement, and no such settlement will be agreed to without the prior written consent of Talos, which consent shall not be unreasonably withheld, conditioned or delayed; provided that the foregoing will not require EnVen to take any action if it may result in a waiver of any attorney-client or any other similar privilege; provided, further, that EnVen will use its reasonable best efforts to allow for the taking of such action in a manner that does not result in a waiver of such privilege, including by entering into a customary joint defense or similar agreement. Talos will reasonably cooperate, and will use its reasonable best efforts to cause its affiliates and representatives to cooperate, in the defense against such claim or litigation.

Talos agreed that, following the Closing, it will not settle or offer or propose to settle certain litigation matters set forth in the EnVen Disclosure Schedule prior to the conclusion of pending proceedings without the prior approval of the Equityholders’ Representative and at least one of EnVen’s representatives set forth on the EnVen Disclosure Schedule.

Treatment of EnVen Revolving Credit Facility

Each of Talos and EnVen agreed to, and to cause its respective subsidiaries to, use its and their reasonable best efforts to reasonably cooperate with respect to EnVen entering into an amendment to the EnVen Revolving Credit Facility that is reasonably acceptable to Talos and EnVen to permit the consummation of the Closing without the occurrence of an event of default, any penalty or payment obligation thereunder or termination of commitments of the lenders thereunder, or to otherwise obtain the consent or waiver of the lenders thereunder to permit the consummation of the Closing without the occurrence of an event of default, any penalty or payment obligation thereunder or termination of commitments of the lenders thereunder (any of the foregoing, the “Credit Agreement Amendment”); provided that Talos may elect to instead seek, and each of the parties will, and will cause its respective subsidiaries to, use its and their reasonable best efforts to reasonably cooperate with respect to, an amendment to the Talos Revolving Credit Facility prior to the Closing in accordance with the Talos Second Lien Notes Indenture such that available borrowings under the Talos Revolving Credit Facility would be increased as of the Closing.

Talos will, and will cause its subsidiaries to, and will use reasonable best efforts to cause its and their respective affiliates and representatives to, on a timely basis, upon the reasonable request of EnVen, provide reasonable assistance and cooperation in connection with the Credit Agreement Amendment, including but not limited to using reasonable best efforts to (i) cause Talos’s representatives to furnish any customary certificates or legal opinions in connection with the Credit Agreement Amendment, (ii) provide reasonable cooperation to the lenders, administrative agent or other agent with respect to any Credit Agreement Amendment in connection with their related diligence activities, including providing access to documentation reasonably requested by such persons, and (iii) provide reasonable assistance in the preparation of customary documentation.

In the event that the Credit Agreement Amendment is not obtained on or prior to the fifth Business Day prior to Closing Date, then the provisions described in this paragraph will apply. At least one Business Day prior to the Closing Date, EnVen will deliver to Talos an executed payoff letter (a “Payoff Letter”), in a form and substance reasonably acceptable to Talos, from the lenders, or the administrative agent (or similar person) on behalf of the lenders, under the EnVen Revolving Credit Facility. Such Payoff Letter will (i) confirm the aggregate outstanding amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or any other outstanding and unpaid indebtedness under the EnVen Revolving Credit Facility as of the anticipated Closing Date (and the daily accrual of interest thereafter), (ii) contain payment instructions and (iii) evidence the satisfaction, release and discharge of the indebtedness under the EnVen Revolving Credit Facility and the agreement by such administrative agent or lenders to the release of all liens upon the payment of such amount in accordance with the payment instructions. Prior to or at the Closing, EnVen will (a) deliver (by the applicable date required under the terms of the EnVen Revolving Credit Facility) any notices necessary to permit the prepayment, payoff, discharge and termination in full at the Closing of all indebtedness under the EnVen Revolving Credit Facility on the Closing Date and (b) obtain such documents (including an authorization to file the Uniform Commercial Code termination statements upon the payment in full of the outstanding amounts under EnVen Revolving Credit Facility) and releases as are reasonably necessary to release all Liens created in connection with EnVen Revolving Credit Facility. At the Closing, Talos will make payment of all amounts owing to the lenders under the EnVen Revolving Credit Facility pursuant to the Payoff Letter, without adjustment to the Per Share Consideration.

Treatment of Talos Second Lien Notes Indenture

Subject to the paragraphs below, the Merger Agreement required Talos and its subsidiaries, promptly following the date of the Merger Agreement (and in any event within 30 days after that date), to use its and their reasonable best efforts to commence the Notes Consent Solicitation (with a nationally recognized investment bank acting as solicitation agent) to obtain from the requisite holders thereof consent to certain amendments to the Talos Second Lien Notes Indenture to permit the incurrence of indebtedness in respect of the EnVen Second Lien Notes and the EnVen Revolving Credit Facility (to the extent it remains in place, or the Talos Revolving Credit Facility, as it may be amended, as applicable) pursuant to the terms thereof without application of the requirement that an RBL Lending Financial Institution (as such term is defined in the Talos Second Lien Notes Indenture) beneficially hold any principal amount of the EnVen Second Lien Notes so long as the Talos Second Lien Notes remain outstanding; provided that the Notes Consent Solicitation would not interfere in any material respect with Talos’, Talos Production’s, UnSub’s, Merger Sub Inc.’s or Merger Sub LLC’s ability to perform their respective obligations under the Merger Agreement or their ability to consummate the transactions contemplated by the Merger Agreement. The Notes Consent Solicitation was conducted on customary terms and conditions as mutually agreed by Talos and EnVen (acting reasonably) (including with respect to the selection of, and the consideration to be paid to, the consent solicitation agent) and was permitted by the terms of the Talos Second Lien Notes Indenture and applicable law (the “Solicitation Terms”). Any consent fee included in the Solicitation Terms to be offered or paid in connection with the Notes Consent Solicitation will not, without the consent of Talos, exceed the maximum amount agreed upon by EnVen and Talos prior to the date of the Merger Agreement. Promptly after the date of the Merger Agreement, Talos, at its own expense, prepared all necessary and appropriate documentation in connection with the Notes Consent Solicitation, including the consent solicitation statement and other related documents, reflecting the Solicitation Terms (collectively, the “Notes Consent Solicitation Statement”).

Subject to the paragraphs below, since the Notes Consent Solicitation was successful, and the requisite consents to amend the Talos Second Lien Notes Indenture were obtained on the terms and conditions set forth in the Notes Consent Solicitation Statement prior to the occurrence of an Alternative Structure Event, the supplemental indenture to the Talos Second Lien Notes Indenture amending the terms and provisions of such indenture in connection with the Notes Consent Solicitation, will be in accordance with the terms of the Talos Second Lien Notes Indenture and in a form reasonably acceptable to EnVen, which supplemental indenture will not become effective until Closing. Substantially concurrently with the effectiveness of such supplemental indenture to the Talos Second Lien Notes Indenture, Talos Production and certain of its subsidiaries entered into a supplemental indenture to the EnVen Second Lien Notes Indenture which, inter alia, provides for the assumption of the indebtedness in respect of the EnVen Second Lien Notes by Talos Production, as well as guarantees of such indebtedness by certain subsidiaries of Talos Production, as contemplated by the terms of the EnVen Second Lien Notes Indenture. Additionally, Talos will pay the Consent Fee to consenting holders of the Talos Second Lien Notes. The payment of the Consent Fee is conditioned upon satisfaction or waiver of certain conditions to the Notes Consent Solicitation, including the occurrence of the Second Merger. The Consent Fee is expected to equal approximately $3.1 million in the aggregate, and is to be paid substantially concurrently with the Closing.

The Merger Agreement required EnVen and its subsidiaries to use reasonable best efforts to cause its and their respective affiliates and representatives to, on a timely basis, upon the reasonable request of Talos, provide reasonable assistance and cooperation in connection with the Notes Consent Solicitation, including but not limited to providing reasonable assistance in the review of customary documentation; provided that Talos is responsible for all liabilities, fees and expenses incurred by EnVen or its subsidiaries in connection with the Notes Consent Solicitation.

The success of the Notes Consent Solicitation was not a condition to the consummation of the transactions contemplated by the Merger Agreement.

Transaction Expenses

Except as provided in certain parts of the Merger Agreement, all costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring such costs or expense, provided that if the Closing occurs, Talos or one or more of its subsidiaries will pay when due and payable all transaction expenses to the extent not paid prior to Closing.

The parties agreed that the Per Share Consideration will not be adjusted for transaction expenses.

Employee Matters

For a period commencing on the Closing Date and ending on the one-year anniversary of the Closing Date, Talos will, or will cause its affiliates to, provide each EnVen employee who is employed as of immediately prior to the Closing (each, a “Continuing Employee”) with (i) an annual base salary rate or hourly wage rate (as applicable) that is at least equal to that in effect immediately prior to the Closing Date, (ii) target cash incentive compensation opportunities and target equity compensation opportunities that are, in the aggregate, substantially comparable to similarly situated employees of Talos or its subsidiaries and (iii) benefits that are substantially comparable in the aggregate to the benefits provided to similarly situated employees of Talos or its subsidiaries. The benefits and compensation provided to Continuing Employees following the Closing Date will be subject to the requirements of applicable law.

If the Closing Date occurs in the 2022 calendar year, through the end of 2022, Talos will continue for the benefit of each Continuing Employee, each EnVen Benefit Plan that is an annual bonus or annual commission plan in accordance with the terms of each such plan as in effect immediately prior to the Closing Date; provided that bonuses for 2022 will be paid out under such plan as determined by the compensation committee of the EnVen Board prior to the Closing Date.

From and after the Effective Time, Talos agreed to cause EnVen and its subsidiaries to honor and continue to be obligated to perform, in accordance with their terms, all contractual rights of current and former employees of EnVen or any of its subsidiaries existing as of the Effective Time, including, without limitation, all employment, severance, deferred compensation and change in control agreements or arrangements of EnVen and its subsidiaries.

Prior to the Effective Time, EnVen will establish a “rabbi trust” (the “EnVen Rabbi Trust”) with a third party financial institution mutually acceptable to EnVen and Talos and meeting the requirements of the Code and including such other terms and conditions as are set forth on Section 6.03(b) of the EnVen Disclosure Schedule and Talos will deposit funds on the Closing Date with the trustee of such trust equal to the severance benefits which become payable in connection with any termination of service following the Closing pursuant to the contracts with EnVen employees set forth on Section 6.03(b) of the EnVen Disclosure Schedule. Talos will be entitled to all interest accrued in the EnVen Rabbi Trust.

Effective upon the Closing, Talos will adopt and will, for a period of not less than one year following the Closing Date, maintain and honor the severance policy set forth on Section 6.03(c) of the EnVen Disclosure Schedule with respect to each Continuing Employee; provided that with respect to any Continuing Employee that has, as of the Closing, a contractual right to severance benefits pursuant to a contract set forth in Section 6.03(c) of the EnVen Disclosure Schedule, the severance benefits payable to such continuing employee pursuant to such severance policy will be reduced by any severance otherwise paid pursuant to such contract.

As of the Closing Date, Talos will cover (or cause to be covered) each Continuing Employee who is based primarily in the United States under one or more defined contribution plans and trusts intended to qualify under Section 401(a) of the Code (collectively, the “Talos DC Plan”) on a basis substantially comparable to the basis on which such employee participated in any defined contribution plan and trust intended to qualify under Section 401(a) of the Code that is sponsored by EnVen or any of its affiliates (collectively, the “EnVen DC Plan”) and on terms that reflect the service credit provisions of the following paragraph. If requested by Talos no later than seven days prior to the Closing Date, EnVen will take such actions as are reasonably necessary or appropriate to terminate the EnVen DC Plan in accordance with the terms of such plan and the requirements of applicable law (including fully vesting all participants), with such termination of participation to be effective immediately prior to the Closing Date. Effective as of the Closing Date or any subsequent date reasonably requested by Talos (but not later than the 60th day following the Closing Date), all such Continuing Employees will be eligible to effect a “direct rollover” (as described in Section 401(a)(31) of the Code) of their account balances (including participant loans) under the EnVen DC Plan to the Talos DC Plan in the form of cash and participant loan notes.

With respect to any EnVen Benefit Plan maintained by Talos or its affiliates in which any Continuing Employee is eligible to participate on or after the Closing Date, as of the Closing Date, for all purposes, including for purposes of determining eligibility to participate, level of benefits, vesting and benefit plan accruals (other than benefit accrual under a defined benefit pension plan), Talos will use reasonable best efforts to (or will use reasonable best efforts to cause its subsidiaries to) credit each Continuing Employee’s service with EnVen and any of its subsidiaries (as well as service with any predecessor employer) prior to the Closing Date to be treated as service with Talos and its affiliates as of the Closing Date; provided that the foregoing will not apply to the extent that it would result in any duplication of benefits for the same period of service. For the avoidance of doubt, Talos will (or will cause its subsidiaries to) credit each Continuing Employee with all paid time off accrued and unused by such Continuing Employee through the Closing Date; provided that, to the extent required by applicable law, all paid time off accrued and unused by such Continuing Employee through the Closing Date will be paid by EnVen (or its relevant affiliate) to the Continuing Employee if applicable law requires EnVen (or its relevant affiliate) to pay such paid time off accrued and unused by such Continuing Employee through the Closing Date.

Talos will be solely responsible for, and agreed to indemnify and hold harmless EnVen and their respective affiliates from and against, any liabilities under WARN with respect to any EnVen employee who is found to have suffered an “employment loss” under WARN on or after the Closing Date or who, by reason of actions by Talos or its affiliates at or after the Closing, is deemed to have suffered an “employment loss” under WARN at or prior to the Closing.

Talos will use reasonable best efforts to (or will use commercially reasonable efforts to cause its subsidiaries to):

•

waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees and their eligible dependents under any health and welfare plans in which such Continuing Employees and their eligible dependents are eligible to participate after the Closing Date to the extent that such limitations were waived or satisfied under the applicable EnVen Benefit Plan; and

•

provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any health and welfare plans in which such Continuing Employee and such Continuing Employee’s eligible dependents are eligible to participate after the Closing Date.

Prior to the Closing Date, (a) EnVen will use commercially reasonable efforts to submit for approval by EnVen equityholders, in conformance with Section 280G of the Code and the regulations thereunder (the “280G Stockholder Vote”), any payments that constitute or would reasonably be expected to constitute “parachute payments” with respect to the transactions contemplated by the Merger Agreement pursuant to Section 280G of the Code (each, a “Parachute Payment”) on behalf of each “disqualified individual” (as defined in Section 280G of the Code and the regulations promulgated thereunder) and which are irrevocably waived by such individual under clause (b) hereof, (b) prior to the distribution of the 280G Stockholder Vote materials, EnVen will use commercially reasonable efforts to obtain a waiver of the right to receive or retain any Parachute Payment (in the absence of the 280G Stockholder Vote) from each of the applicable “disqualified individuals” (as defined under Section 280G of the Code and the regulations promulgated thereunder) whose Parachute Payments would be subject to the 280G Stockholder Vote (the “280G Waivers”), and (c) prior to the distribution of the 280G Stockholder Vote materials and the 280G Waivers, EnVen will deliver to Talos complete copies of all disclosure and other related documents that will be provided to EnVen equityholders in connection with the 280G Stockholder Vote in a manner providing Talos with sufficient time to review and comment thereon, and EnVen will consider all reasonable comments of Talos in good faith. The parties acknowledged that, to the extent any arrangements entered into at the direction of Talos or between Talos and its affiliates, on the one hand, and a disqualified individual, on the other hand (“Talos Arrangements”) are Parachute Payments, Talos shall provide to EnVen a written description of any Talos Arrangements and the value for purposes of Section 280G of the Code of such Talos Arrangements reasonably in advance of EnVen’s request of the waivers under clause (b) above.

Certain Tax Matters

The Merger Agreement contains certain covenants and other agreements relating to the intended treatment of the Mergers. Talos and EnVen intend, for U.S. federal income tax purposes, that (i) the First Merger and Second Merger, taken together, will constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) the Merger Agreement is adopted as a “plan of reorganization” for the purposes of Section 354, 361 and 368 of the Code and Treasury Regulations Sections 1.368-2(g).

Certain Additional Covenants and Agreements

The Merger Agreement contains certain other covenants and agreements, including, among others, covenants relating to access to information and notices of certain events, public announcements relating to the Merger Agreement and the transaction, preparation and filing of the registration statement of which this proxy statement/consent solicitation statement/prospectus forms a part, exemption from takeover laws, certain director and officer resignations, the listing of the shares of Talos Common Stock to be issued in the Merger, preparation and delivery of certain documents, termination of affiliate agreements and financing-related covenants.

Conditions to the Completion of the Mergers

Conditions to Each Party’s Obligation to Effect the Mergers

Each party’s obligation to effect the Mergers is subject to the satisfaction at Closing, or waiver at or prior to Closing, of each of the following conditions:

•	the requisite approval of EnVen equityholders shall have been obtained in accordance with the DGCL;

•	the requisite approval of Talos stockholders shall have been obtained in accordance with the DGCL;

•	the absence of any applicable law or order (preliminary or otherwise) prohibiting the consummation of the Mergers;

•	any applicable waiting period under the HSR Act with respect to the transactions contemplated by the Merger Agreement shall have expired or been terminated;

•	the Registration Statement shall have become effective under the Securities Act and no stop order suspending the use of the Registration Statement shall have been issued by the SEC;

•

the Talos Common Stock to be issued in connection with the transactions contemplated by the Merger Agreement shall have been approved for listing on NYSE, subject only to official notice of issuance thereof; and

•	there shall not be in force an injunction or order of any court of competent jurisdiction in the United States enjoining or prohibiting the consummation of the Closing.

Conditions to the Obligation of Talos to Effect the Mergers

In addition, the obligation of Talos, Talos Production, UnSub, Merger Sub Inc. and Merger Sub LLC to effect the Mergers is subject to the satisfaction of the following further conditions:

•	the accuracy of the representations and warranties made in the Merger Agreement by EnVen, subject to certain materiality thresholds;

•	performance in all material respects by EnVen of the covenants required to be performed by it as of or prior to the Closing;

•	since the date of the Merger Agreement, there shall not have occurred any EnVen Material Adverse Effect that is continuing; and

•	Talos shall have received a certificate signed by an executive officer of EnVen to the effect of the preceding bullets.

Conditions to the Obligation of EnVen to Effect the Mergers

EnVen’s obligation to effect the Mergers is subject to the satisfaction of the following further conditions:

•	the accuracy of the representations and warranties made in the Merger Agreement by Talos, subject to certain materiality thresholds;

•	performance in all material respects by Talos, Talos Production, UnSub, Merger Sub Inc. and Merger Sub LLC of the covenants required to be performed by such entities as of or prior to the Closing;

•	since the date of the Merger Agreement, there shall not have occurred any Talos Material Adverse Effect that is continuing;

•	EnVen shall have received a certificate signed by an executive officer of Talos to the effect of the preceding bullets;

•

EnVen shall have received an opinion from Davis Polk (or, if Davis Polk is unable or unwilling to deliver such tax opinion, any other nationally recognized law firm reasonably acceptable to EnVen), dated as of the Closing Date, to the effect that, on the basis of facts, representations, assumptions and exclusions set forth or referred to in such opinion, the First Merger and the Second Merger, taken together as an integrated transaction, more likely than not qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code (the “Closing Tax Opinion”). In rendering the Closing Tax Opinion, tax counsel shall be entitled to rely upon representations, warranties and covenants of officers of Talos, Merger Sub Inc., Merger Sub LLC and EnVen and any of their respective affiliates and representatives, including those contained in the representation letters described in the Merger Agreement; and

•	Talos shall have funded the EnVen Rabbi Trust in the manner required by the Merger Agreement.

Termination of the Merger Agreement

Termination by Mutual Consent

The Merger Agreement may be terminated and the Mergers abandoned at any time prior to the Closing by mutual written consent of Talos and EnVen.

Termination by Either Talos or EnVen

Either party may terminate the Merger Agreement if:

•

Closing has not occurred on or before the End Date; provided that (i) if, on the End Date, all of the mutual Closing conditions and the Closing conditions of EnVen are satisfied or validly waived (other than those conditions that by their nature are to be satisfied at the Closing, which conditions would reasonably be expected to be satisfied if the Closing were to occur on the End Date), except for the condition regarding the HSR Act waiting period and/or the condition regarding the Registration Statement’s effectiveness (solely in respect of an injunction or other order in respect of filings made with any governmental authority) then EnVen or Talos may, by providing written notice to the other party on or before the End Date, extend the End Date to September 21, 2023 and (ii) the right to terminate the Merger Agreement described in this bullet shall not be available to any party whose breach of any provision of the Merger Agreement has caused or resulted in the failure of the Closing to be consummated by the End Date;

•

consummation of the transactions contemplated by the Merger Agreement would violate any non-appealable final order, decree, judgment or ruling of any governmental authority in the United States having competent jurisdiction; provided that the right to terminate the Merger Agreement described in this bullet shall not be available to any party that has not complied with its obligations regarding regulatory approvals (as set forth in the Merger Agreement) in respect of such order, decree, judgment or ruling in all material respects; or

•

the Special Meeting shall have been held (subject to any adjournment or recess of the Special Meeting) and the requisite approval of Talos stockholders is not obtained at the Special Meeting (subject to any adjournment or recess of the Special Meeting).

Termination by Talos

Talos may terminate the Merger Agreement:

•

if there is any material breach of any representation, warranty, covenant or agreement on the part of EnVen set forth in the Merger Agreement, such that the conditions described above regarding EnVen’s representations and warranties and performance of covenants would not be satisfied at the Closing, except that, if such breach is curable by EnVen through the exercise of its reasonable best efforts by the End Date, then, for a period of 30 days after receipt by EnVen of notice from Talos of such breach, but only as long as EnVen continues to use its reasonable best efforts to cure such breach, such termination shall not be effective, and such termination shall become effective only if such breach is not cured within such cure period, provided that the right to terminate the Merger Agreement described in this bullet shall not be available if Talos, Talos Production, UnSub, Merger Sub Inc. or Merger Sub LLC are in material breach of the Merger Agreement on the date of such termination;

•

if any EnVen Supporting Stockholder shall have failed to execute and deliver to Talos the EnVen Support Agreement to which such EnVen Supporting Stockholder is a party within 24 hours following the execution of the Merger Agreement;

•	if the requisite approval of EnVen equityholders is not obtained within 48 hours following the date the consent solicitation statement is disseminated by EnVen to EnVen equityholders; or

•

if, prior to obtaining the requisite approval of EnVen equityholders, the EnVen Board shall have (i) made an EnVen Change in Recommendation or (ii) failed to include the recommendation of the EnVen Board in the consent solicitation statement distributed to EnVen equityholders.

Termination by EnVen

EnVen may terminate the Merger Agreement:

•

if there is any material breach of any representation, warranty, covenant or agreement on the part of Talos, Talos Production, UnSub, Merger Sub Inc or Merger Sub LLC set forth in the Merger Agreement, such that the conditions described above regarding Talos’s representations and warranties and performance of covenants would not be satisfied at the Closing, except that, if such breach is curable by Talos, Talos Production, UnSub, Merger Sub Inc. and Merger Sub LLC through the exercise of their reasonable best efforts by the End Date, then, for a period of 30 days after receipt by Talos of notice from EnVen of such breach, but only as long as Talos, Talos Production, UnSub, Merger Sub Inc. and Merger Sub LLC continue to use their reasonable best efforts to cure such breach, such termination shall not be effective, and such termination shall become effective only if such breach is not cured within such cure period, provided that the right to terminate the Merger Agreement described in this bullet shall not be available if EnVen is in material breach of the Merger Agreement on the date of such termination; or

•

if, prior to obtaining the requisite approval of Talos stockholders, the Talos Board shall have (i) made a Talos Change in Recommendation or (ii) failed to include the recommendation of the Talos Board in the proxy statement distributed to Talos stockholders.

Termination Payments

If the Merger Agreement is terminated as a result of Actual Fraud (as defined below) or the Willful Breach (as defined below) by any party of any covenant or agreement contained therein, such party will be fully liable for any and all losses, damages, claims, costs or expenses incurred or suffered by another party as a result of such Actual Fraud or Willful Breach, which will not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a party’s stockholders (taking into consideration relevant matters, including other combination opportunities and the time value of money).

As used in the Merger Agreement, “Willful Breach” means (i) any material breach of the Merger Agreement that is the consequence of an action or omission by any party that knew or reasonably should have known that the taking of such action or the failure to take such action would be or would be reasonably likely to be a material breach of the Merger Agreement and (ii) with respect to Talos, Talos Production, UnSub, Merger Sub Inc. and Merger Sub LLC, the failure, for any reason, to consummate the transactions contemplated by the Merger Agreement as and when required thereunder.

As used in the Merger Agreement, “Actual Fraud” means the making by a party to another party, of an express representation or warranty contained in the Merger Agreement, any certificate delivered pursuant to the Merger Agreement or any other transaction agreement; provided that at the time such representation or warranty was made by such party, (a) such representation or warranty was inaccurate, (b) such party had actual knowledge (and not imputed or constructive knowledge) of the inaccuracy of such representation or warranty, (c) in making such representation or warranty such party had the intent to deceive such other party and to induce such other party to enter into the Merger Agreement, and (d) such other party acted in reasonable reliance on such representation or warranty. For the avoidance of doubt, “Actual Fraud” does not include equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including fraud) based on negligence or recklessness, and no person shall be liable for or as a result of any other person’s Actual Fraud.

In the event that the Merger Agreement is validly terminated by EnVen pursuant to Section 9.01(a)(ix) of the Merger Agreement or Section 9.01(a)(viii) of the Merger Agreement (but only under Section 9.01(a)(viii) of the Merger Agreement in the event of a Willful Breach by Talos of Section 5.04 or Section 5.05(d) of the Merger Agreement prior to receipt of the requisite approval of Talos stockholders), then Talos will pay the Talos Termination Payment (as defined below) to EnVen (or one or more of its designees), as promptly as reasonably practicable (and, in any event, within three Business Days following such termination).

In the event that the Merger Agreement is validly terminated by Talos pursuant to Section 9.01(a)(x) of the Merger Agreement, then EnVen will pay the EnVen Termination Payment (as defined below) to Talos (or one or more of its designees) as promptly as reasonably practicable (and, in any event, within three Business Days following such termination).

In the event that the Merger Agreement is validly terminated by EnVen or Talos pursuant to Section 9.01(a)(ii) of the Merger Agreement or Section 9.01(a)(iv) of the Merger Agreement, and (i) in the case of a termination pursuant to Section 9.01(a)(ii) of the Merger Agreement, before the date of such termination, an Acquisition Proposal with respect to Talos is publicly announced, disclosed or made and is not publicly withdrawn as of the date of such termination, or, in the case of a termination pursuant to Section 9.01(a)(iv) of the Merger Agreement, an Acquisition Proposal with respect to Talos is publicly announced, disclosed or made and is not publicly withdrawn as of the date the Special Meeting is held, and (ii) within 12 months after the date of termination, Talos shall have consummated an Acquisition Proposal or entered into a definitive agreement for an Acquisition Proposal (which Acquisition Proposal is ultimately consummated), then Talos will pay the Talos

Termination Payment (less the amount of any previously paid Talos Special Meeting Termination Payment (as defined below)) to EnVen (or one or more of its designees), as promptly as reasonably practicable (and, in any event, within three Business Days) after the earlier of the date such Acquisition Proposal is consummated and the date on which the definitive agreement providing for such Acquisition Proposal is entered into.

In the event that the Merger Agreement is validly terminated by EnVen or Talos pursuant to Section 9.01(a)(iv) of the Merger Agreement, then Talos will pay the Talos Special Meeting Termination Payment (as defined below) to EnVen (or one or more of its designees), as promptly as reasonably practicable (and, in any event, within three Business Days following such termination).

As used in the Merger Agreement, “Talos Termination Payment” means $42,500,000, “Talos Special Meeting Termination Payment” means $12,000,000, and “EnVen Termination Payment” means $28,000,000. Each of the Talos Termination Payment, Talos Special Meeting Termination Payment and the EnVen Termination Payment is referred to as a “Termination Payment.”

The Merger Agreement provides that the payment of each termination payment outlined above and specific performance are, subject to certain exceptions, the sole and exclusive remedies of the parties for any loss suffered as a result of the failure of the Mergers to be consummated.

Release

Effective as of the Closing, except for any rights or obligations under the Merger Agreement and the other transaction agreements, Talos, on behalf of itself and each of its subsidiaries (including the Final Surviving Company and its subsidiaries) and each of its and their respective past, present and/or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, stockholders, equityholders, controlling persons, representatives or affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Releasing Parties”), agreed to irrevocably and unconditionally release and forever discharge the EnVen equityholders and their respective affiliates (excluding EnVen and its subsidiaries), and each of the foregoing’s respective past, present or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, stockholders, equityholders, controlling persons, representatives or affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity (whether based upon contract, tort or otherwise and whether absolute or contingent, liquidated or unliquidated, known or unknown, determined, determinable or otherwise) which the Releasing Parties may have against each of the Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to EnVen or any of its subsidiaries, the operation of EnVen and its subsidiaries’ respective businesses, the relationship of any of the EnVen equityholders or their respective affiliates with EnVen or its subsidiaries or any actions taken or failed to be taken by any of the Released Parties in any capacity related to EnVen or any of its subsidiaries occurring or arising on or prior to the Closing Date.

The rights and claims waived and released by the Releasing Parties under the Merger Agreement include claims for damages, indemnification, contribution and other rights of recovery arising out of or relating to any breach of contract, misrepresentation or breach of warranty, negligent misrepresentation, all other claims for breach of duty and all other claims arising under applicable law. From and after the Closing, no Releasing Party will bring any action, suit or proceeding against any Released Party, whether at law or in equity, with respect to any of the rights or claims waived and released by the Releasing Parties under the Merger Agreement. Notwithstanding the foregoing, the Releasing Parties shall not be deemed to have released or constitute a waiver of:

•

any claims against any person that is a natural person in such person’s capacity as an employee or individual contractor of EnVen or any of its subsidiaries to the extent necessary to prosecute any legal proceeding against such person relating to the work (other than work related to the Merger Agreement, the other transaction agreements or the transactions contemplated therein) such person performed in such capacity for EnVen or any of its subsidiaries prior to the Closing;

•	rights or claims with respect to Actual Fraud against any person who has committed such Actual Fraud;

•

any claims with respect to any commercial agreement between or among a Releasing Party, on the one hand, and a Released Party, on the other hand, or any covenants or agreements that survive the Closing;

•	claims under any other transaction agreement against a party thereto in accordance with the terms of such other transaction agreement;

•	any claims or obligations under any employment, stock option, bonus or other employment or compensation agreement or plan;

•	the availability of insurance to cover claims; and

•	claims or rights under any Company Related Party Transaction that is not terminated on or prior to the Closing pursuant to the provisions described herein.

Amendment; Waiver

Any provision of the Merger Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, (i) in the case of an amendment (A) prior to the Closing, by Talos and EnVen and (B) after the Closing, by Talos and the Equityholders’ Representative or (ii) in the case of a waiver, by the party against whom the waiver is to be effective, provided that after the receipt of the requisite consents or approvals of EnVen equityholders or Talos stockholders, as applicable, no amendment to the Merger Agreement shall be made which by applicable law or the rules of any stock exchange requires further approval by EnVen equityholders or Talos stockholders without such further approval by such groups.

No failure or delay by any party in exercising any right, power or privilege under the Merger Agreement will impair such right or remedy or operate or be construed as a waiver or variation thereof or preclude its exercise at any subsequent time nor will any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

The rights and remedies provided in the Merger Agreement will be cumulative and not exclusive of any rights or remedies provided by law.

Equityholders’ Representative

At the Closing, without further act of any EnVen equityholder, Equityholders’ Representative will be appointed as agent and attorney-in-fact for each EnVen equityholder, for and on behalf of such persons, to give and receive notices and communications, to retain and appoint advisors and to assert, agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to all claims and disputes under the Merger Agreement and any other transaction agreement, to negotiate and execute any waivers or amendments of the Merger Agreement or any other transaction agreement and to take all actions necessary or appropriate in the judgment of the Equityholders’ Representative for the accomplishment of the foregoing. The requisite approval of EnVen equityholders will, to the maximum extent permitted under applicable law (including DGCL § 251(b)), constitute knowing and irrevocable ratification and approval of such appointment by the holders of a majority of the outstanding shares of EnVen Common Stock and EnVen Preferred Stock, voting together as a single class, and authorization of the Equityholders’ Representative to serve in such capacity. BCC Enven Investments, L.P. may resign from such position at any time upon written notice to Talos, and the Enven equityholders will appoint a replacement Equityholders’ Representative by approval of BCC Enven Investments, L.P. upon written notice to Talos. No bond will be required of the Equityholders’ Representative. Notices or communications to or from the

Equityholders’ Representative will constitute notice to or from each of the EnVen equityholders. The power of attorney granted in the Merger Agreement is coupled with an interest and is irrevocable, may be delegated by the Equityholders’ Representative and will survive the death, incapacity, illness, bankruptcy, dissolution, or other inability to act of each EnVen equityholder.

Neither the Equityholders’ Representative nor any of its representatives will be liable for any act done or omitted under the Merger Agreement as Equityholders’ Representative while acting in good faith and in the exercise of reasonable judgment. The EnVen equityholders will severally, on a pro rata basis in accordance with the percentage of the aggregate Per Share Consideration received by each EnVen equityholder, indemnify the Equityholders’ Representative and hold the Equityholders’ Representative harmless against any loss, liability or expense incurred without bad faith on the part of the Equityholders’ Representative and arising out of or in connection with the acceptance or administration of the Equityholders’ Representative’s duties under the Merger Agreement, including the fees and expenses of any legal counsel retained by the Equityholders’ Representative. The EnVen equityholders acknowledge that the Equityholders’ Representative will not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or administration of its duties as the Equityholders’ Representative under the Merger Agreement. The foregoing indemnities will survive the Closing, the resignation or removal of the Equityholders’ Representative or the termination of the Merger Agreement.

A decision, act, consent or instruction of the Equityholders’ Representative will constitute a decision, act, consent or instruction of all EnVen equityholders, with respect to the matters described in this section and will be final, binding and conclusive upon each EnVen equityholder, and Talos and its subsidiaries and the Exchange Agent may rely upon any such decision, act, consent or instruction of the Equityholders’ Representative as being the decision, act, consent or instruction of each and every EnVen equityholder.

The EnVen equityholders acknowledge that the Equityholders’ Representative is not providing any investment supervision, recommendations or advice. The relationship created in the Merger Agreement is not to be construed as a joint venture or any form of partnership between or among the Equityholders’ Representative or any EnVen equityholder for any purpose of U.S. federal or state law, including federal, state or non-U.S. income tax purposes. Neither the Equityholders’ Representative nor any of its affiliates owes any fiduciary or other duty to any EnVen equityholder.

Each EnVen equityholder and EnVen acknowledges that the Equityholders’ Representative is party to the Merger Agreement solely for purposes of serving as the “Equityholders’ Representative” thereunder, and no action, suit, claim, investigation or proceeding will be brought by, or on behalf of, any EnVen equityholder against the Equityholders’ Representative with respect to the Merger Agreement or the transactions contemplated thereby, or any statement, certificate, instruction, opinion, instrument or other documents delivered thereunder (with it being understood that any covenant or agreement of or by the “parties” or “each of the parties” will not be deemed to require performance by, or be an agreement of, the Equityholders’ Representative unless performance by the Equityholders’ Representative is expressly provided for in such covenant or the Equityholders’ Representative expressly so agrees in writing), in each case, (i) other than in respect of matters arising from or in connection with bad faith on the part of the Equityholders’ Representative and (ii) without limiting any separate contract that may be entered into between the Equityholders’ Representative, on the one hand, and one or more EnVen equityholders, on the other hand, regarding the Equityholders’ Representative’s role as Equityholders’ Representative under the Merger Agreement.

Each EnVen equityholder, by its acceptance of a portion of the consideration payable under the Merger Agreement, accepts and agrees to be bound by the provisions described in this section.

Enforcement

Prior to the termination of the Merger Agreement, the parties have agreed that each party will be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof, without proof of damages, in addition to any other remedy to which they are entitled under the Merger Agreement.

EnVen Support Agreements

On September 22, 2022, following execution of the Merger Agreement, EnVen Supporting Stockholders collectively holding a majority of the outstanding shares of EnVen Common Stock entered into several EnVen Support Agreements with Talos and EnVen pursuant to which the EnVen Supporting Stockholders have agreed, among other things, to vote all shares of EnVen Common Stock and EnVen Preferred Stock beneficially owned by such equityholders to agree to execute and deliver a written consent within 48 hours following the first dissemination of the consent solicitation statement forming a part of this Registration Statement (i) approving the Merger Agreement, the Mergers and the Preferred Conversion and (ii) agreeing to vote against any Acquisition Proposal with respect to EnVen and any other action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, postpone or materially and adversely affect the Mergers.

The EnVen Support Agreements will terminate upon the earliest to occur of: (i) the Effective Time; (ii) the termination of the Merger Agreement in accordance with its terms; (iii) the time such support agreement is terminated upon the mutual written agreement of each of the parties thereto; and (iv) the election of the EnVen Supporting Stockholder in its sole discretion to terminate the agreement following any amendment, supplement, waiver by EnVen or other modification of any term or provision of the Merger Agreement without the prior written consent of such Supporting Stockholder that (a) reduces or changes the form of consideration payable pursuant to the Merger Agreement or (b) otherwise amends the Merger Agreement in a manner materially adverse to such Supporting Stockholder relative to the other stockholders of EnVen.

As of the date of the Merger Agreement, the EnVen Supporting Stockholders held a majority of the outstanding shares of EnVen Common Stock. As a result, the delivery of executed written consents by the EnVen Supporting Stockholders will constitute receipt of the requisite approval to adopt and approve the Merger Agreement.

Talos Support Agreement

Following the execution of the Merger Agreement, Talos, EnVen and certain entities affiliated with Riverstone entered into the Talos Support Agreement pursuant to which the Talos Supporting Stockholders have agreed, among other things, to (i) vote all shares of Talos Common Stock beneficially owned by such Talos Supporting Stockholders (a) in favor of the Share Issuance Proposal, (b) in favor of the amendment and/or restatement of Talos’s organizational documents as necessary or appropriate to reflect the termination of the Talos Stockholders’ Agreement, (c) in favor of any other proposals necessary or appropriate in connection with the Mergers and (d) against, among other things, (A) any Acquisition Proposal (as defined in the Merger Agreement) with respect to Talos and (B) any other proposal that could reasonably be expected to materially impede or delay the First Merger or result in a breach of any representation or covenant of Talos under the Merger Agreement, (ii) terminate the Stockholders’ Agreement, and (iii) to cause Mr. Tichio to resign from the Talos Board, in each case of the foregoing clauses (ii) and (iii), effective immediately prior to, but conditioned on, the occurrence of the Closing.

The Talos Supporting Stockholders will be subject to certain lock-up provisions with regards to the sale and/or transfer of Talos Common Stock to the same extent as the parties to the Registration Rights Agreement are restricted.

The Talos Support Agreement will terminate upon the earliest to occur of: (i) the Effective Time; (ii) the termination of the Merger Agreement in accordance with its terms; (iii) any amendment to the Merger Agreement that materially reduces the economic benefits to the Talos Supporting Stockholders contemplated thereby as of the date of the Merger Agreement; and (iv) the time the Merger Agreement is terminated upon the mutual written agreement of each of the parties thereto.

As of the date of the Merger Agreement, Riverstone was the beneficial owner of a number of shares of Talos Common Stock representing approximately 15% of the outstanding voting power of Talos’s capital stock.

Registration Rights Agreement

Pursuant to the Merger Agreement, Talos entered into a Registration Rights Agreement, to become effective at the Closing, with Adage and certain entities affiliated with Bain pursuant to which Talos has granted such entities certain demand, “piggy-back” and shelf registration rights with respect to the shares of Talos Common Stock to be received by such entities in the Mergers, subject to certain customary thresholds and conditions. Talos has agreed to pay certain expenses of the parties incurred in connection with the exercise of their rights under the Registration Rights Agreement and indemnify them for certain securities law matters in connection with any registration statement filed with the SEC pursuant thereto. The parties to the Registration Rights Agreement will be restricted from the sale and/or transfer of Talos Common Stock for a period of 60 days following the Closing, subject to certain exceptions. For more information, please see a copy of the Registration Rights Agreement attached to this proxy statement/consent solicitation statement/prospectus as Annex F.

TALOS SPECIAL MEETING

General

This proxy statement/consent solicitation statement/prospectus is first being mailed on or about January 10, 2023 and constitutes notice of the Special Meeting in conformity with the requirements of the DGCL and the Existing Talos Bylaws.

This proxy statement/consent solicitation statement/prospectus is being provided to Talos stockholders as part of a solicitation of proxies by the Talos Board for use at the Special Meeting and at any adjournment or postponement of the Special Meeting. Talos stockholders are encouraged to read the entire document carefully, including the annexes to this proxy statement/consent solicitation statement/prospectus, for more detailed information regarding the Mergers, the Merger Agreement and the transactions contemplated by the Merger Agreement.

Attending the Special Meeting

The Special Meeting will be held on February 8, 2023, at Three Allen Center, 333 Clay Street, Suite 3300, Houston, Texas 77002 at 10:00 a.m., Central Time. To attend, participate in, and vote at the Special Meeting, you will need the control number included on your proxy card, or voting instruction card (if your shares are held through a bank, broker or another nominee).

Stockholders who wish to submit a question in advance may do so by phone at (713) 328-3000 or by mail to Talos Energy Inc., 333 Clay Street, Suite 3300, Houston, Texas 77002. Stockholders also may submit questions during the Special Meeting. Talos is committed to transparency. All questions received before or during the Special Meeting, and Talos’s responses, will be posted to Talos’s investor relations website at www.talosenergy.com promptly after the Special Meeting. Personal details may be omitted for data protection purposes. If we receive substantially similar questions, we may group these questions together and provide a single response to avoid repetition.

Purpose of the Special Meeting

At the Special Meeting, Talos stockholders will be asked to consider and vote on the following:

•	to approve the Share Issuance Proposal;

•	to approve each of the A&R Charter Proposals;

•	to approve the A&R Bylaws Proposal; and

•	to approve the Adjournment Proposal.

This proxy statement/consent solicitation statement/prospectus, including the Merger Agreement attached to this proxy statement/consent solicitation statement/prospectus as Annex A, contains further information with respect to these matters. In addition, any other matters that properly come before the Special Meeting or any adjournments or postponements thereof will be considered. Talos is presently aware of no other business to come before the Special Meeting.

Recommendation of the Talos Board

The Talos Board has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Mergers, are advisable and fair to, and in the best interests of, Talos and its stockholders and has unanimously adopted, approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Mergers. The Talos Board unanimously recommends that Talos stockholders vote “FOR” the Share Issuance Proposal, “FOR” each of the A&R Charter Proposals, “FOR” the A&R Bylaws Proposal and “FOR” the Adjournment Proposal. For additional information on the factors considered by the Talos Board in reaching this decision and the recommendation of the Talos Board, please see “The Mergers—Recommendation of the Talos Board and its Reasons for the Mergers.”

Voting at the Special Meeting

The Talos Common Stock is the only class of securities that entitles holders to vote generally at meetings of Talos’s stockholders. Holders of Talos Common Stock will vote as a single class on all matters presented at the Special Meeting. Each share of our common stock outstanding on the Talos record date entitles the holder to one vote at the Special Meeting.

If on the Talos record date you held shares of Talos Common Stock that are represented by stock certificates or registered directly in your name with Talos’s transfer agent, Computershare, you are considered the stockholder of record with respect to those shares and Computershare is sending these proxy materials directly to you on Talos’s behalf. Proxies may also be solicited on behalf of the Talos Board, without additional compensation, by Talos’s directors, officers and other regular employees. Talos has not retained a professional proxy solicitor or other firm to assist with the solicitation of proxies, although it may do so if deemed appropriate. As a stockholder of record as of the Talos record date, you may vote in person at the Special Meeting or by proxy. Whether or not you plan to attend the Special Meeting in person, you may vote by Internet or by telephone by following the instructions on your proxy card. Whether or not you plan to attend the Special Meeting, Talos urges you to vote by way of the Internet, by telephone or by filling out and returning the enclosed proxy card. If you submit a proxy but do not give voting instructions as to how your shares should be voted on a particular proposal at the Special Meeting, your shares will be voted in accordance with the recommendations of the Talos Board stated in this proxy statement/consent solicitation statement/prospectus. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by (1) delivering a written notice of revocation addressed to Talos Energy Inc., Attn: William S. Moss III, Three Allen Center, 333 Clay Street, Suite 3300, Houston, Texas 77002, (2) duly executing a proxy bearing a later date, (3) voting again by Internet or by telephone or (4) attending the Special Meeting and voting in person. Your last vote or proxy will be the vote or proxy that is counted. Attendance at the Special Meeting will not cause your previously granted proxy to be revoked unless you vote or specifically so request.

If on the Talos record date you held shares of Talos Common Stock in an account with a brokerage firm, bank or other nominee, then you are a beneficial owner of the shares and hold such shares in “street name,” and these proxy materials will be forwarded to you by that organization. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares held in their account, and the nominee has enclosed or provided voting instructions for you to use in directing it how to vote your shares. The nominee that holds your shares, however, is considered the stockholder of record for purposes of voting at the Special Meeting. Because you are not the stockholder of record, you may not vote your shares in person at the Special Meeting unless you bring to the Special Meeting a letter from your broker, bank or other nominee confirming your beneficial ownership of the shares as of the Talos record date. Whether or not you plan to attend the Special Meeting, we urge you to vote by following the voting instructions provided to you to ensure that your vote is counted.

If you are a beneficial owner and do not vote, and your broker, bank or other nominee does not have discretionary power to vote your shares, your shares may constitute “broker non-votes.” Broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal and generally occur because the broker (1) does not receive voting instructions from the beneficial owner and (2) lacks discretionary authority to vote the shares. Brokers and other nominees have discretionary authority to vote on the ratification of our independent public accounting firm for clients who have not provided voting instructions. However, without voting instructions from their clients, they cannot vote on “non-routine” proposals, including the election of directors. Shares that constitute broker non-votes will be counted for the purpose of establishing a quorum at the Special Meeting. Voting results will be tabulated and certified by the inspector of elections appointed for the Special Meeting.

A list of stockholders entitled to vote at the Special Meeting will be available for inspection during ordinary business hours for a period of ten days before the Special Meeting at Talos’s offices located at Three Allen Center, 333 Clay Street, Suite 3300, Houston, Texas 77002. The list will also be available for inspection at the Special Meeting.

Quorum Requirement for the Special Meeting

The presence, in person or by proxy, at the Special Meeting of the persons holding shares of outstanding Talos Common Stock on the Talos record date that represent a majority of the voting power of all outstanding shares of Talos Common Stock entitled to vote at the Special Meeting will constitute a quorum, permitting Talos to conduct its business at the Special Meeting. On the Talos record date, there were 82,570,328 shares of Talos Common Stock held by 131 stockholders of record. Both abstentions (i.e., if you or your broker mark “ABSTAIN” on a proxy or voting instruction form, or if a stockholder of record attends the Special Meeting, but does not vote (either before or during the Special Meeting)) and broker non-votes will be considered to be shares present at the Special Meeting for purposes of establishing a quorum.

Votes Required

Assuming a quorum is present:

•

Proposal No. 1: Approval of the Share Issuance Proposal requires the affirmative vote of a majority of the shares of Talos Common Stock present (in person and/or by proxy) and entitled to vote on such proposal at the Special Meeting.

•	Proposal No. 2: Approval of each of the A&R Charter Proposals requires the following affirmative votes:

•

Proposal No. 2A: To declassify the Talos Board from three classes to one class at the 2025 annual meeting of stockholders, with each Class I, Class II and Class III director being elected annually for a one-year term thereafter—requires the affirmative vote of a majority of the shares of Talos Common Stock outstanding and entitled to vote thereon;

•

Proposal No. 2B: To provide that members of the Talos Board may be removed, with or without cause, by the affirmative vote of Talos stockholders holding at least a majority of the voting power of the outstanding shares of Talos Common Stock—requires the affirmative vote of 66 2/3% of the shares of Talos Common Stock outstanding and entitled to vote thereon;

•

Proposal No. 2C: To provide that the Existing Talos Bylaws may be amended, altered or repealed by the affirmative vote of the holders of a majority of the voting power of Talos’s capital stock outstanding and entitled to vote thereon—requires the affirmative vote of 66 2/3% of the shares of Talos Common Stock outstanding and entitled to vote thereon;

•

Proposal No. 2D: To clarify that, to the fullest extent permitted by and enforceable under applicable law, the exclusive forum for claims under the Securities Act shall be the federal district courts of the United States, and that such exclusive forum provision shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act—requires the affirmative vote of a majority of the shares of Talos Common Stock present (in person and/or by proxy) at the Special Meeting and entitled to vote thereon; and

•

Proposal No. 2E: To make certain other administrative and clarifying changes to the A&R Charter that the Talos Board deems appropriate to effect the foregoing amendment proposals and the termination of the Stockholders’ Agreement as contemplated by the Talos Support Agreement—requires the affirmative vote of a majority of the shares of Talos Common Stock present (in person and/or by proxy) at the Special Meeting and entitled to vote thereon.

•

Proposal No. 3: Approval of the A&R Bylaws Proposal requires the affirmative vote of a majority of shares of Talos Common Stock present (in person and/or by proxy) at the Special Meeting and entitled to vote thereon.

•

Proposal No. 4: Approval of the Adjournment Proposal requires the affirmative vote of a majority of the shares of Talos Common Stock present (in person and/or by proxy) at the Special Meeting and entitled to vote thereon.

If no instruction as to how to vote is given (including no instruction to abstain from voting) in an executed, duly returned and not revoked proxy, the proxy will be voted “FOR” (i) the Share Issuance Proposal, (ii) each of the A&R Charter Proposals, (iii) the A&R Bylaws Proposal and (iv) the Adjournment Proposal.

Abstentions and Broker Non-Votes

An abstention occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting. At the Special Meeting, abstentions will be counted as present for purposes of determining whether a quorum exists.

Brokers who hold shares in street name for customers are required to vote those shares as the customers instruct. Under applicable rules, brokers are permitted to vote on “routine” matters even if they have not received voting instructions from their customers, but they are not permitted to vote on “non-routine” matters absent specific voting instructions from their customers. A “broker non-vote” occurs when a broker holds shares for a customer, which are present at the meeting, but lacks discretionary voting power with respect to a particular proposal because the customer has not given the broker instructions regarding how to vote those shares.

The approval of the Share Issuance Proposal (Proposal No. 1), each of the A&R Charter Proposals (Proposal Nos. 2A-2E), the A&R Bylaws Proposal (Proposal No. 3) and the Adjournment Proposal (Proposal No. 4) are considered non-routine matters under applicable rules. Consequently, brokers may not vote uninstructed shares on any of these proposals, and there may be broker non-votes on these proposals. Broker shares that are voted on any matter at the Special Meeting will be included in determining the number of shares present for purposes of determining whether a quorum is present at the Special Meeting. Broker shares that are not voted on any matter at the Special Meeting will not be included in determining whether a quorum is present at the Special Meeting.

A broker non-vote is not counted as a vote cast and, therefore, will have no effect on the Share Issuance Proposal, the A&R Bylaws Proposal or the Adjournment Proposal. Abstentions will have the effect of a vote “AGAINST” the Share Issuance Proposal, the A&R Bylaws Proposal and the Adjournment Proposal.

Abstentions and a broker non-vote will have the effect of a vote “AGAINST” each of the A&R Charter Proposals.

Failure to Vote

If you are a stockholder of record and you do not sign and return your proxy card or vote over the Internet, by telephone or at the Special Meeting, your shares will not be voted at the Special Meeting, will not be counted as present in person or by proxy at the Special Meeting and will not be counted as present for purposes of determining whether a quorum exists.

A stockholder’s failure to vote by proxy or to vote at the Special Meeting is not counted as a vote cast and, therefore, will have no effect on the Share Issuance Proposal, the A&R Bylaws Proposal or the Adjournment Proposal.

A stockholder’s failure to vote by proxy or to vote at the Special Meeting will have the effect of a vote “AGAINST” each of the A&R Charter Proposals.

Voting by Talos’s Directors and Executive Officers

At the close of business on the Talos record date, directors and executive officers of Talos were entitled to vote 645,593 shares of Talos Common Stock, or approximately 0.78% of the shares of Talos Common Stock issued and outstanding on that date. Directors and executive officers of Talos have informed Talos that they intend to vote their shares in favor of the Share Issuance Proposal, each of the A&R Charter Proposals and the Adjournment Proposal, although none of the directors and executive officers are obligated to do so.

Revocation of Proxy

A stockholder executing and returning a proxy may revoke it at any time before it is exercised at the Special Meeting by giving written notice of the revocation to the Talos Corporate Secretary or by executing and delivering to the Talos Corporate Secretary a later dated proxy. Attendance at the Special Meeting will not be effective to revoke the proxy unless written notice of revocation has also been delivered to the Talos Corporate Secretary before the proxy is exercised. If you hold your shares in a brokerage account or by other nominee and deliver voting instructions to the record holder of those shares, you may only revoke the voting of those shares in accordance with your instructions if such record holder revokes the original proxy as directed above and either resubmits a proxy reflecting your voting instructions or delivers to you a legal proxy giving you the right to vote the shares.

Written notices to us must be addressed to the Talos Corporate Secretary. No revocation by written notice will be effective unless such notice has been received by the Talos Corporate Secretary prior to the day of the Special Meeting or by the inspector of election at the Special Meeting.

Proxy Solicitation

The Talos Board is soliciting your proxy in connection with the Special Meeting, and Talos will bear the cost of soliciting such proxies, including the costs of printing and mailing this proxy statement/consent solicitation statement/prospectus. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through banks, brokers and other nominees to the beneficial owners of shares of Talos Common Stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by certain of Talos’s officers and employees, without additional compensation.

Appraisal Rights

Talos Stockholders

Talos stockholders are not entitled to appraisal or dissenters’ rights in connection with the Mergers.

EnVen Equityholders

EnVen equityholders are entitled to appraisal rights with respect to their shares of EnVen Common Stock to be converted into the right to receive the Per Share Consideration in the First Merger. To exercise appraisal rights, EnVen equityholders must comply with the requirements set forth in Section 262 of the DGCL. In view of the complexity of Section 262 of the DGCL, EnVen equityholders who wish to pursue appraisal rights should consult their legal and financial advisors

For additional information, please see the section entitled “The Mergers—Appraisal Rights.”

Householding of Special Meeting Materials

Each registered Talos stockholder will receive one copy of this proxy statement/consent solicitation statement/prospectus per account, regardless of whether you have the same address as another stockholder of record. SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more shareholders sharing the same address by delivering a single proxy statement or a single notice addressed to those shareholders. This process, commonly called “householding,” provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. For more details, see “Householding of Proxy Materials.”

Questions

If you have more questions about the Mergers or how to submit your proxy, or if you need additional copies of this proxy statement/consent solicitation statement/prospectus or the enclosed proxy card or voting instructions, please contact the Talos Corporate Secretary, at Talos’s principal executive offices, Three Allen Center, 333 Clay Street, Suite 3300, Houston, Texas 77002.

TALOS PROPOSAL 1—THE SHARE ISSUANCE PROPOSAL

Overview

Pursuant to the Merger Agreement, the Talos stockholders are being asked to vote on a proposal to approve, for purposes of complying with Section 312.03 of the NYSE Listed Company Manual, the potential issuance of 43,800,000 shares of Talos Common Stock to EnVen equityholders pursuant to the Merger Agreement.

This proxy statement/consent solicitation statement/prospectus is being furnished to Talos stockholders as part of the solicitation of proxies by the Talos Board for use at the Special Meeting to consider and vote upon a proposal to approve the Share Issuance Proposal pursuant to the Merger Agreement, which is attached as Annex A to this proxy statement/consent solicitation statement/prospectus.

The Talos Board, after due and careful discussion and consideration, unanimously adopted, approved and declared advisable the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement and determined that the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement are advisable and fair to, and in the best interests of, Talos and its stockholders.

Why the Company Needs Shareholder Approval

Talos Common Stock is listed on the NYSE under the symbol “TALO.” Under Section 312.03 of the NYSE Listed Company Manual, stockholder approval is required prior to the issuance of shares of common stock, or of securities convertible into common stock, if:

•

such common stock or securities have, or will have upon issuance, voting power equal to 20% or more of the voting power outstanding before the issuance of such stock or securities convertible into common stock; or

•

the number of shares of common stock to be issued is, or will be upon issuance, equal to 20% or more of the number of shares of common stock outstanding before the issuance of the common stock or securities convertible into common stock.

Because the aggregate number of shares of Talos Common Stock issuable as Stock Consideration in the Mergers would represent greater than each of the foregoing thresholds, stockholder approval of the Mergers is required under the NYSE rules and regulations. Accordingly, Talos will hold a special meeting of its stockholders to approve the issuance of the Stock Consideration on the terms, and in the manner contemplated, by the Merger Agreement.

Accordingly, we are seeking shareholder approval under Section 312.03 of the NYSE Listed Company Manual in connection with the potential issuance of 43,800,000 shares of Talos Common Stock to EnVen equityholders pursuant to the Merger Agreement.

Required Vote of Stockholders

Approval of the Share Issuance Proposal is a condition to completion of the Mergers.

Approval of the Share Issuance Proposal requires the affirmative vote of a majority of the shares of Talos Common Stock present (in person and/or by proxy) and entitled to vote on such proposal at the Special Meeting, in compliance with the applicable NYSE Listed Company Manual.

A stockholder’s failure to vote by proxy or to vote at the Special Meeting and a broker non-vote are not counted as a vote cast and, therefore, will have no effect on the Share Issuance Proposal. Abstentions will have the effect of a vote “AGAINST” the Share Issuance Proposal.

THE TALOS BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE SHARE ISSUANCE PROPOSAL.

TALOS PROPOSAL 2—THE A&R CHARTER PROPOSALS

Overview

The Talos Board has approved, recommended that stockholders approve and submitted for stockholder approval, a series of the following proposals with respect to the A&R Charter in substantially the form attached to this proxy statement/consent solicitation statement/prospectus as Annex G:

•

Proposal No. 2A: To declassify the Talos Board from three classes to one class at the 2025 annual meeting of stockholders, with each Class I, Class II and Class III director being elected annually for a one-year term thereafter;

•

Proposal No. 2B: To provide that members of the Talos Board may be removed, with or without cause, by the affirmative vote of Talos stockholders holding at least a majority of the voting power of the outstanding shares of Talos Common Stock;

•

Proposal No. 2C: To provide that the Existing Talos Bylaws may be amended, altered or repealed by the affirmative vote of the holders of a majority of the voting power of Talos’s capital stock outstanding and entitled to vote thereon;

•

Proposal No. 2D: To clarify that, to the fullest extent permitted by and enforceable under applicable law, the exclusive forum for claims under the Securities Act shall be the federal district courts of the United States, and that such exclusive forum provision shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act; and

•

Proposal No. 2E: To make certain other administrative and clarifying changes to the A&R Charter that the Talos Board deems appropriate to effect the foregoing amendment proposals and the termination of the Stockholders’ Agreement as contemplated by the Talos Support Agreement.

The A&R Charter Proposals, collectively, are unrelated to the Mergers, and approval of the A&R Charter Proposals are not conditions to the completion of the Mergers or the approval of the Share Issuance Proposal (Proposal No. 1). Several of the A&R Charter Proposals are, however, conditioned on the approval of other proposals:

•	Proposal No. 2B is conditioned upon the approval of Proposal No. 2A; and

•	Proposal No. 2E is conditioned upon the approval of each of the Share Issuance Proposal and Proposal Nos. 2A-2D.

For additional information regarding the A&R Charter, please see the section titled “Comparison of Stockholders’ Rights.”

Reasons for the Amendments

Proposal No. 2A

This proposal is a result of the Talos Board’s ongoing review of the Company’s corporate governance policies. A classified board structure can be viewed as diminishing a board’s accountability to stockholders because such structure does not enable stockholders to express a view on each director’s performance by means of an annual vote. Annual voting allows stockholders to express their views on the individual performance of each director and on the entire board of directors more frequently than with a classified board structure, which provides stockholders a more active role in shaping and implementing corporate governance policies. The Talos Board believes that approval of a full declassification of the Board at the 2025 annual meeting of stockholders will further enhance stockholder input, feedback and engagement through the annual meeting of stockholders process.

The Talos Board has considered the fact that an activist shareholder (or group of shareholders) could gain control of the Company by acquiring or obtaining enough shares to replace the entire Talos Board with its own nominees at a single annual meeting of stockholders, which could result in radical changes to the way Talos is operated.

In view of these considerations, the Talos Board has unanimously determined that it is in the best interests of the Company and its stockholders to further adopt best-in-class corporate governance practices and amend its Existing Charter to eliminate the classified board structure and provide for the annual election of directors.

Proposal No. 2B

This proposal is a result of the Talos Board’s regular consideration of a broad range of corporate governance issues and its commitment to adopting governance practices that are beneficial to Talos and its stockholders.

Delaware corporate law provides that, unless a company’s charter provides otherwise, members of a classified board of directors may be removed only for cause. At present, because the Talos Board is classified, directors are removable only for cause. To effect the foregoing Proposal No. 2A and facilitate compliance with the DGCL, the Talos Board has unanimously determined to amend the Existing Talos Charter to provide for the removal of directors with or without cause. See “—Proposal No. 2A” above for additional information.

Additionally, the elimination of supermajority voting requirements in corporate governance documents is increasingly considered an important aspect of good corporate governance and a concern to many of our investors. Talos’s current supermajority voting requirements have been in place since its initial listing on the NYSE. At that time, the Talos Board believed that such thresholds were an important piece of Talos’s governance structure in order to promote continuity and stability and were in the best interests of Talos and its stockholders. The Talos Board recognizes that removing the supermajority voting requirements is consistent with generally held views of evolving corporate governance practices. The Talos Board has listened to the views of its stockholders and the investor community on this issue and has also considered the limited benefits of the supermajority voting requirements to Talos and its stockholders. In addition, the Talos Board acknowledges that many other public companies have transitioned away from these kinds of supermajority voting provisions. In view of these considerations, the Talos Board has unanimously determined to eliminate the supermajority voting requirement relating to director removal.

Proposal No. 2C

This proposal is a result of the Talos Board’s regular consideration of a broad range of corporate governance issues and its commitment to adopting governance practices that are beneficial to Talos and its stockholders. The elimination of supermajority voting requirements in corporate governance documents is increasingly considered an important aspect of good corporate governance and a concern to many of our investors.

See “—Proposal No. 2B” and “—Proposal No. 2A” above for additional information.

In view of these considerations, the Talos Board has unanimously determined to eliminate the supermajority voting requirement relating to future amendments of the A&R Bylaws.

Proposal No. 2D

The Talos Board has unanimously determined that certain clarifying changes are necessary and appropriate to the A&R Charter to reflect the fact that, pursuant to the exclusive forum provision, suits brought to enforce any liability or duty created by the Securities Act, must be brought in the federal district courts of the United States, and such exclusive forum clause shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts with respect to suits brought to enforce a duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain claims under the Securities Act. While the Delaware courts have determined that choice of forum provisions of the type included in the A&R Charter are facially valid, uncertainty exists as to whether a court would enforce such provision, and as such, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in our exclusive forum provision. In such instance, to the extent applicable, we would expect to vigorously assert the validity and enforceability of our exclusive forum provision. This may require additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.

Proposal No. 2E

The Talos Board has unanimously determined that certain administrative and clarifying changes are necessary and appropriate to the A&R Charter to effect the foregoing Proposals Nos. 2A-2D and in light of the termination of the Stockholders’ Agreement as contemplated by the Talos Support Agreement.

Effects of the A&R Charter Proposals on Talos Stockholders

If each of the A&R Charter Proposals is approved, Talos will file the A&R Charter with the Secretary of State of the State of Delaware as soon as practicable thereafter to amend and restate the Existing Talos Charter. The A&R Charter will become effective upon such filing.

If the Talos stockholders fail to approve the A&R Charter Proposals, Talos will not file the A&R Charter with the Secretary of State of the State of Delaware and the A&R Charter shall not become effective, with the Existing Talos Charter remaining in full effect.

Required Vote of Shareholders

The A&R Charter Proposals are unrelated to the Mergers, and approval of each of the A&R Charter Proposals is not a condition to the completion of the Mergers or the approval of the Share Issuance Proposal (Proposal No. 1).

The approval of the A&R Charter Proposals require the following affirmative votes:

•	Proposal No. 2A requires the affirmative vote of a majority of the shares of Talos Common Stock outstanding and entitled to vote thereon;

•	Proposal No. 2B requires the affirmative vote of 66 2/3% of the shares of Talos Common Stock outstanding and entitled to vote thereon;

•	Proposal No. 2C requires the affirmative vote of 66 2/3% of the shares of Talos Common Stock outstanding and entitled to vote thereon;

•	Proposal No. 2D requires the affirmative vote of a majority of the shares of Talos Common Stock present (in person and/or by proxy) at the Special Meeting and entitled to vote thereon; and

•	Proposal No. 2E requires the affirmative vote of a majority of the shares of Talos Common Stock present (in person and/or by proxy) at the Special Meeting and entitled to vote thereon.

THE TALOS BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE A&R CHARTER PROPOSALS.

TALOS PROPOSAL 3—THE A&R BYLAWS PROPOSAL

Overview

The Talos Board has approved, recommended that stockholders approve and submitted for stockholder approval, a proposal to approve, on a non-binding, advisory basis, the A&R Bylaws, substantially in the form attached to this proxy statement/consent solicitation statement/prospectus as Annex H.

The A&R Bylaws will, among other things, implement administrative and clarifying changes necessary and appropriate to align the A&R Bylaws with the proposed amendments to the Existing Talos Charter described in the A&R Charter Proposals (Proposals Nos. 2A-2D) and the termination of the Stockholders’ Agreement as contemplated by the Talos Support Agreement. For additional information regarding the A&R Bylaws, please see the section titled “Comparison of Stockholders’ Rights.” For more information regarding the A&R Charter Proposals, please see the section titled “Talos Proposal 2—The A&R Charter Proposals.”

Required Vote of Stockholders

The approval of the A&R Bylaws Proposal requires the affirmative vote of a majority of shares of Talos Common Stock present (in person and/or by proxy) at the Special Meeting and entitled to vote thereon.

As discussed above, a vote to approve the A&R Bylaws Proposal is an advisory vote, and therefore, is not binding on Talos. Accordingly, Talos intends that the A&R Bylaws in substantially the form attached to this proxy statement/consent solicitation statement/prospectus as Annex H will take effect at the Closing.

THE TALOS BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE A&R BYLAWS PROPOSAL.

TALOS PROPOSAL 4—THE ADJOURNMENT PROPOSAL

Overview

Pursuant to the Merger Agreement, Talos stockholders are being asked to vote on a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Share Issuance Proposal. The Adjournment Proposal will only be presented to Talos stockholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Share Issuance Proposal.

The Special Meeting may be adjourned to another time and place, including, if necessary to permit solicitation of additional proxies if there are not sufficient votes to approve the Share Issuance Proposal or to ensure that any supplement or amendment to this proxy statement/consent solicitation statement/prospectus is timely provided to Talos stockholders.

Talos is asking its stockholders to authorize the holder of any proxy solicited by the Talos Board to vote in favor of any adjournment of the Special Meeting to solicit additional proxies if there are not sufficient votes to approve the Share Issuance Proposal or to ensure that any supplement or amendment to this proxy statement/consent solicitation statement/prospectus is timely provided to Talos stockholders.

Required Vote of Stockholders

The vote on the Adjournment Proposal is a vote separate and apart from the vote to approve the Share Issuance Proposal. Accordingly, a Talos stockholder may vote to approve the Share Issuance Proposal and vote not to approve the Adjournment Proposal, and vice versa.

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the shares of Talos Common Stock present (in person and/or by proxy) at the Special Meeting and entitled to vote thereon.

A stockholder’s failure to vote by proxy or to vote at the Special Meeting and a broker non-vote are not counted as a vote cast and, therefore, will have no effect on the Adjournment Proposal. Abstentions will have the effect of a vote “AGAINST” the Adjournment Proposal.

THE TALOS BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT PROPOSAL.

ENVEN CONSENT SOLICITATION

Consents

The EnVen Board is providing these consent solicitation materials to the stockholders of EnVen. EnVen equityholders are being asked to consent to the EnVen Merger Proposal and the holders of EnVen Preferred Stock are being asked to consent to the EnVen Conversion Proposal by executing and delivering the written consent furnished with this proxy statement/consent solicitation statement/prospectus to EnVen. See “—Submission of Consents” for additional information.

Shares Entitled to Consent and Consent Required

Only EnVen equityholders of record at the close of business on December 23, 2022, will be notified of and be entitled to execute and deliver a written consent. Under the EnVen Charter, the Certificate of Designations and the DGCL, each holder of EnVen Common Stock is entitled to one vote for each share of EnVen Common Stock held as of the EnVen record date, and each holder of EnVen Preferred Stock is entitled to a number of votes for each share of EnVen Preferred Stock held as of the EnVen record date equal to the number of shares of EnVen Common Stock into which such shares of EnVen Preferred Stock are then convertible.

Approval Requirements of the EnVen Merger Proposal

Approval of the EnVen Merger Proposal requires the consent of (i) the holders of a majority of the outstanding shares of EnVen Common Stock and EnVen Preferred Stock (on an as-converted basis) voting together as a single class and (ii) the holders of 60% of the outstanding shares of EnVen Preferred Stock, voting as a separate class. In addition, the affirmative written approval of Bain Capital Credit, LP, together with certain of its affiliated funds (collectively, the “Bain Entities”), of the Merger Agreement and the transactions contemplated thereby is required pursuant to that certain Letter Agreement, dated December 11, 2016, by and between EnVen and the Bain Entities (the “Bain Approval”). As of the EnVen record date, there were 21,551,777 shares of EnVen Common Stock and 14,949,771 shares of EnVen Preferred Stock outstanding and entitled to consent with respect to the approval of the EnVen Merger Proposal. Additionally, directors and officers of EnVen and their affiliates owned and were entitled to consent with respect to shares of EnVen Common Stock and EnVen Preferred Stock, representing approximately 47% of the shares of EnVen Common Stock (including shares of EnVen Preferred Stock, on an as-converted basis) and 56% of the shares of EnVen Preferred Stock, outstanding on that date.

Approval Requirements of the EnVen Conversion Proposal

Approval of the EnVen Conversion Proposal requires the consent of the holders of 60% of the outstanding shares of EnVen Preferred Stock, voting as a separate class. As of the EnVen record date, there were 14,949,771 shares of EnVen Preferred Stock outstanding and entitled to consent with respect to the approval of the EnVen Conversion Proposal. Additionally, directors and officers of EnVen and their affiliates owned and were entitled to consent with respect to shares of EnVen Preferred Stock, representing approximately 56% of the shares of EnVen Preferred Stock, outstanding on that date.

EnVen Support Agreements

Subsequent to the execution of the Merger Agreement, the EnVen Supporting Stockholders, including each of the Bain Entities, entered into the EnVen Support Agreements pursuant to which the EnVen Supporting Stockholders agreed, among other things, to execute and deliver a written consent, within 48 hours following the first dissemination of the consent solicitation statement forming a part of this proxy statement/consent solicitation statement/prospectus (i) approving the EnVen Merger Proposal, (ii) with respect to EnVen Supporting Stockholders who are holders of EnVen Preferred Stock, approving the EnVen Conversion Proposal, and

(iii) agreeing to vote against any Acquisition Proposal with respect to EnVen and any other action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, postpone or materially and adversely affect the Mergers. In addition, the EnVen Support Agreements with the Bain Entities requires that the Bain Entities provide the Bain Approval.

As of the EnVen record date, the EnVen Supporting Stockholders held approximately 63% of the outstanding shares of EnVen Common Stock (including shares of EnVen Preferred Stock, on an as-converted basis) and 70% of the outstanding shares of EnVen Preferred Stock. As a result, the delivery of executed written consents by the EnVen Supporting Stockholders will constitute receipt of the requisite approval to approve each of the EnVen Merger Proposal and the EnVen Conversion Proposal, as well as the Bain Approval. Therefore, EnVen expects to receive a number of consents sufficient to constitute the adoption and approval of the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement by the requisite majority of EnVen equityholders. For additional information, see “The Merger Agreement—EnVen Support Agreements” on page 124 of this proxy statement/consent solicitation statement/prospectus.

Submission of Consents

You may consent to the EnVen Merger Proposal with respect to your shares of EnVen Common Stock and EnVen Preferred Stock by completing and signing the written consent furnished with this proxy statement/consent solicitation statement/prospectus and returning it to EnVen by 5:00 p.m., Central Time, on February 7, 2023 (the “target date”).

If you were a holder of record of EnVen Common Stock or EnVen Preferred Stock (meaning your shares of EnVen Common Stock or EnVen Preferred Stock are registered in your name with EnVen’s transfer agent, American Stock Transfer & Trust Company, LLC) on December 23, 2022, the EnVen record date, and you wish to return your executed written consent, please complete, date and sign the written consent attached as Annex M to this proxy statement/consent solicitation statement/prospectus and promptly return it to EnVen by following the instructions set forth on such written consent.

If you hold your shares in an account at a bank, broker or other nominee, please follow the instructions from your bank, broker or other nominee as to how to return your EnVen written consent.

You are urged to execute the written consent electronically by the target date. The target date is the date on which EnVen expects to receive the written consents of each EnVen Supporting Stockholder under the EnVen Support Agreements. EnVen reserves the right to extend the final date for the receipt of executed written consents beyond the target date. Any such extension may be made without notice to EnVen equityholders. Once a sufficient number of consents to approve the EnVen Merger Proposal have been received, the consent solicitation will conclude. The delivery of written consents from the EnVen Supporting Stockholders pursuant to the EnVen Support Agreements will constitute receipt by EnVen of the requisite approval to approve each of the EnVen Merger Proposal and the EnVen Conversion Proposal, as well as to obtain the Bain Approval, and a failure of any other EnVen equityholder to deliver an executed written consent is not expected to have any effect on the approval of either the EnVen Merger Proposal or the EnVen Conversion Proposal.

Executing Consents; Revocation of Consents

If you are a holder of EnVen Common Stock and EnVen Preferred Stock, you may execute a written consent to approve the EnVen Merger Proposal (which is equivalent to a vote “FOR” the approval of the EnVen Merger Proposal) or withhold consent, or abstain from consenting with respect to the approval of the EnVen Merger Proposal (which is equivalent to a vote “AGAINST” the approval of the EnVen Merger Proposal). If you are a holder of EnVen Preferred Stock, you may execute a written consent to approve the EnVen Conversion Proposal (which is equivalent to a vote “FOR” the approval of the EnVen Conversion Proposal) or withhold consent, or abstain from consenting with respect to the approval of the EnVen Conversion Proposal (which is equivalent to a vote “AGAINST” the approval of the EnVen Conversion Proposal). If you do not return your executed written consent, it will have the same effect as a vote “AGAINST” the approval of the EnVen Merger Proposal and, if you are a holder of EnVen Preferred Stock, the EnVen Conversion Proposal. If you are an EnVen equityholder as of the close of business on the EnVen record date and you return a signed written consent without indicating your decision on the approval of the EnVen Merger Proposal or, if you are a holder of EnVen Preferred Stock, the EnVen Conversion Proposal, you will have given your consent to approve the EnVen Merger Proposal and, if you are a holder of EnVen Preferred Stock, the EnVen Conversion Proposal.

A written consent to approve the EnVen Merger Proposal and/or the EnVen Conversion Proposal that is properly executed and submitted will be irrevocable.

Solicitation of Consents; Expenses

The expense of preparing and administering these consent solicitation materials is being borne by EnVen. Officers and employees of EnVen may solicit consents by telephone and personally. Officers and employees of EnVen will receive their regular salaries but no special compensation for soliciting consents.

Recommendation of the EnVen Board of Directors

The EnVen Board recommends that EnVen equityholders “CONSENT” to the approval of the EnVen Merger Proposal by executing and returning the written consent furnished with this proxy statement/consent solicitation statement/prospectus. See also “—Submission of Consents.”

The EnVen Board recommends that holders of EnVen Preferred Stock “CONSENT” to the approval of the EnVen Conversion Proposal by executing and returning the written consent furnished with this proxy statement/consent solicitation statement/prospectus. See also “—Submission of Consents.”

See “The Mergers—Recommendation of the EnVen Board and its Reasons for the Mergers” beginning on page 60 of this proxy statement/consent solicitation statement/prospectus.

TALOS ENERGY INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On September 21, 2022, Talos, Talos Production, Merger Sub Inc., Merger Sub LLC, UnSub, EnVen, and the Equityholders’ Representative entered into the Merger Agreement. The Merger Agreement provides that, among other things and upon the terms and subject to the conditions set forth therein, Merger Sub Inc. will merge with and into EnVen, with EnVen continuing as the First Surviving Corporation in the First Merger, and, immediately following the First Merger, the First Surviving Corporation will merge with and into Merger Sub LLC, with Merger Sub LLC continuing as the Surviving Company in the Second Merger. In connection therewith, Talos initiated the Notes Consent Solicitation on October 21, 2022 to obtain the requisite holders’ consent to certain amendments to the Talos Second Lien Notes Indenture to permit the incurrence of indebtedness in respect of the EnVen Second Lien Notes. The Notes Consent Solicitation closed on October 27, 2022, with consents received from holders of 95.8% of the aggregate principal amount of the Talos Second Lien Notes. As a result, the Surviving Company will merge with and into Talos Production, with Talos Production surviving the Third Merger as the Final Surviving Company.

At the Effective Time, merger consideration will consist of the following:

a)	43,800,000 shares of Talos Common Stock; and

b)

cash equal to (i) $212.5 million, less (ii) the amount of cash paid by EnVen (and not otherwise funded by the applicable awardholder) in respect of withholding tax liabilities associated with the settlement of EnVen time-based restricted stock units and performance-based restricted stock units and the exercise of EnVen stock options outstanding as of immediately prior to the Effective Time, each in accordance with the Merger Agreement, plus (iii) the aggregate exercise price of all EnVen stock options received by EnVen in cash prior to the Effective Time in connection with the exercise of EnVen stock options outstanding as of immediately prior to the Effective Time in accordance with the Merger Agreement.

The following unaudited pro forma combined financial statements (which we refer to as the “pro forma financial statements”) have been prepared from the respective historical consolidated financial statements of Talos and EnVen, adjusted to give effect to the Mergers and related financing consisting of borrowings under Talos Production’s revolving credit facility. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2022, and the year ended December 31, 2021, combine the historical consolidated statement of operations of Talos and EnVen, giving effect to the Mergers and related financing as if the transaction had been consummated on January 1, 2021. The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of Talos and EnVen as of September 30, 2022, giving effect to the Mergers and related financing as if the transaction had been consummated on September 30, 2022. The pro forma financial statements contain certain reclassification adjustments to conform the historical EnVen financial statement presentation to Talos’ financial statement presentation.

The pro forma financial statements are presented to reflect the Mergers and related financing and do not represent what Talos’ financial position or results of operations would have been had the Mergers occurred on the dates noted above, nor do they project the financial position or results of operations of the combined company following the Mergers. The pro forma financial statements are intended to provide information about the continuing impact of the Mergers and related financing as if the transaction had been consummated earlier. The pro forma adjustments are based on available information and certain assumptions that management believes are factually supportable and are expected to have a continuing impact on Talos’ results of operations. In the opinion of management, all adjustments necessary to present fairly the pro forma financial statements have been made.

Talos has used currently available information to determine preliminary fair value estimates for the consideration and its allocation to the EnVen assets acquired and liabilities assumed. Until the Mergers are completed, Talos and EnVen are limited in their ability to share certain information. Therefore, Talos estimated the fair value of

EnVen’s assets and liabilities based on reviews of EnVen’s internally generated financial statements, preliminary valuation studies, allowed discussions with EnVen’s management and other due diligence procedures. The assumptions and estimates used to determine the preliminary purchase price allocation and fair value adjustments are described in the notes accompanying the pro forma financial statements.

The final determination of the fair value of EnVen’s assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of EnVen that exist as of the Closing Date of the Mergers and, therefore, cannot be made prior to the completion of the Mergers. In addition, the value of the consideration to be transferred by Talos upon the consummation of the Mergers will be determined based on the closing price of Talos Common Stock on the Closing Date of the Mergers and the cash adjustments as described above.

As a result of the foregoing, the pro forma adjustments are preliminary and subject to change as additional information becomes available and additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the pro forma financial statements presented below. Any increases or decreases in the fair value of assets acquired and liabilities assumed upon completion of the final valuation will result in adjustments to the pro forma balance sheet and if applicable, the pro forma statement of operations. The final purchase price allocation may be materially different than that reflected in the preliminary purchase price allocation presented herein.

The pro forma financial statements have been developed from and should be read in conjunction with the separate historical consolidated financial statements and related notes thereto in Talos’s SEC filings incorporated by reference into this proxy statement/consent solicitation statement/prospectus and EnVen’s historical consolidated financial statements and related notes thereto included in this proxy statement/consent solicitation statement/prospectus. For additional information, see the section entitled “Where You Can Find More Information.”

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2022

(In thousands, except share amounts)

	Historical		Transaction Accounting Adjustments
	Talos	EnVen	Reclass Adjustment(a)	Pro Forma Adjustments		Pro Forma Combined Talos
ASSETS
Current assets:
Cash and cash equivalents	$64,490	$192,124	$—	$130,557	(b)	$198,951
				(195,047	)(d)
				6,827	(l)
Accounts receivable:
Trade, net	150,099	60,856	(6)	—		210,949
Joint interest, net	42,259	—	16,563	—		58,822
Other, net	9,450	—	—	—		9,450
Joint interest and other	—	16,575	(16,575)	—		—
Assets from price risk management activities	27,389	—	19,663	—		47,052
Prepaid assets	76,397	—	12,591	—		88,988
Other current assets	1,894	—	5,075	—		6,969
Prepaid expenses and other current assets	—	12,688	(12,688)	—		—
Prepaid income tax	—	5,058	(5,058)	—		—

Total current assets	371,978	287,301	19,565	(57,663)		621,181

Property and equipment:
Proved properties	5,522,951	—	1,845,227	(709,827	)(i)	6,658,351
Unproved properties, not subject to amortization	213,802	—	96,794	298,471	(i)	609,067
Oil and natural gas properties	—	1,942,021	(1,942,021)	—		—
Other property and equipment	30,601	8,545	—	(6,744	)(i)	32,402

Total property and equipment	5,767,354	1,950,566	—	(418,100)		7,299,820
Accumulated depreciation, depletion and amortization	(3,387,124)	(1,189,030)	—	1,189,030	(i)	(3,387,124)

Total property and equipment, net	2,380,230	761,536	—	770,930		3,912,696

Other long-term assets:
Restricted cash	—	100,460	—	—		100,460
Notes receivable, net	—	65,137	—	(28,602	)(i)	36,535
Assets from price risk management activities	19,540	1,666	12,883	—		34,089
Equity method investments	2,121	—	—	—		2,121
Other well equipment inventory	27,043	14,716	97	—		41,856
Operating lease assets	5,518	21,798	—	—		27,316
Other assets	6,936	3,800	(1,823)	—		8,913

Total assets	$2,813,366	$1,256,414	$30,722	$684,665		$4,785,167

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2022

(In thousands, except share amounts)

	Historical		Transaction Accounting Adjustments
	Talos	EnVen	Reclass Adjustment(a)	Pro Forma Adjustments		Pro Forma Combined Talos
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$109,964	$27,123	$5,830	$—		$142,917
Accrued liabilities	189,743	75,836	(12,845)	23,571	(c)	314,882
				14,298	(k)
				24,279	(l)
Accrued royalties	45,476	23,555	—	—		69,031
Current portion of long-term debt	—	27,112	—	2,888	(h)	30,000
Current portion of asset retirement obligations	65,613	16,590	—	—		82,203
Liabilities from price risk management activities	99,180	14,223	19,663	—		133,066
Accrued interest payable	17,537	—	13,157	—		30,694
Current portion of operating lease liabilities	1,885	5,710	—	—		7,595
Other current liabilities	26,930	6,143	(6,143)	—		26,930

Total current liabilities	556,328	196,292	19,662	65,036		837,318

Long-term liabilities:
Long-term debt, net of discount and deferred financing costs	652,108	235,636	(1,823)	130,557	(b)	1,032,165
				8,687	(h)
				7,000	(i)
Asset retirement obligations	387,651	334,368	—	—		722,019
Liabilities from price risk management activities	7,126	—	12,883	—		20,009
Operating lease liabilities	14,895	13,689	—	—		28,584
Other long-term liabilities	39,915	17,859	—	—		57,774
Deferred tax liability	—	1,512	—	142,614	(m)	144,126

Total liabilities	1,658,023	799,356	30,722	353,894		2,841,995

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value; 30,000,000 shares authorized and no shares issued or outstanding as of September 30, 2022	—	—	—	—		—
Common stock $0.01 par value; 270,000,000 shares authorized; 82,570,328 shares (126,370,328 pro forma shares) issued and outstanding as of September 30, 2022	826	—	—	438	(e)	1,264
Series A convertible perpetual preferred stock	—	15	—	(15	)(f)	—
Class A common stock	—	21	—	(21	)(f)	—
Additional paid-in capital	1,692,316	399,493	—	842,712	(e)	2,546,016
				35,267	(l)
				(24,279	)(l)
				(399,493	)(f)
Accumulated deficit	(537,799)	57,529	—	(23,571	)(c)	(604,108)
				(57,529	)(f)
				(28,440	)(l)
				(14,298	)(k)

Total stockholders’ equity	1,155,343	457,058	—	330,771		1,943,172

Total liabilities and stockholders’ equity	$2,813,366	$1,256,414	$30,722	$684,665		$4,785,167

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2022

(In thousands, except per share amounts)

	Historical		Transaction Accounting Adjustments
	Talos	EnVen	Reclass Adjustment(a)	Pro Forma Adjustments		Pro Forma Combined Talos
Revenues:
Oil	$1,078,800	$—	$527,236	$—		$1,606,036
Natural gas	181,747	—	40,130	—		221,877
NGL	49,232	—	11,557	—		60,789
Oil, natural gas, and NGL revenue	—	578,923	(578,923)	—		—
Production handling and other income	—	20,860	—	—		20,860

Total revenues	1,309,779	599,783	—	—		1,909,562
Operating expenses:
Lease operating expense	229,156	60,915	16,635	—		311,919
			7,366
			(2,153)
Workover, repair, and maintenance	—	16,635	(16,635)	—		—
Transportation, gathering, and processing costs	—	7,366	(7,366)	—		—
Production taxes	2,670	—	—	—		2,670
Depreciation, depletion and amortization	295,174	114,662	—	(2,149	)(j)	407,687
Accretion expense	42,400	21,092	—	—		63,492
General and administrative expense	70,742	52,678	2,153	—		125,573
Other operating expense	12,142	—	—	—		12,142

Total operating expenses	652,284	273,348	—	(2,149)		923,483

Operating income	657,495	326,435	—	2,149		986,079
Interest expense	(91,531)	(35,191)	—	996	(i)	(130,534)
				(4,808	)(b)
Price risk management activities expense	(231,133)	(89,121)	—	—		(320,254)
Equity method investment income	14,599	—	—	—		14,599
Other income (expense)	31,991	4,487	—	3,996	(i)	40,474

Net income (loss) before income taxes	381,421	206,610	—	2,333		590,364
Income tax benefit (expense)	(2,256)	(27,814)	—	(490	)(g)	(30,560)

Net income (loss)	$379,165	$178,796	$—	$1,843		$559,804

Net income (loss) per common share:
Basic	$4.60					$4.44
Diluted	$4.54					$4.40
Weighted average common shares outstanding:
Basic	82,406			43,800	(e)	126,206
Diluted	83,438			43,800	(e)	127,238

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2021

(In thousands, except per share amounts)

	Historical		Transaction Accounting Adjustments
	Talos	EnVen	Reclass Adjustment(a)	Pro Forma Adjustments		Pro Forma Combined Talos
Revenues:
Oil	$1,064,161	$—	$468,035	$—		$1,532,196
Natural gas	130,616	—	33,217	—		163,833
NGL	49,763	—	7,649	—		57,412
Oil, natural gas, and NGL revenue	—	508,901	(508,901)	—		—
Production handling and other income	—	21,390	—	—		21,390

Total revenues	1,244,540	530,291	—	—		1,774,831
Operating expenses:
Lease operating expense	283,601	79,789	23,027	—		391,005
			7,261
			(2,673)
Workover, repair, and maintenance	—	23,027	(23,027)	—		—
Transportation, gathering, and processing costs	—	7,261	(7,261)	—		—
Production taxes	3,363	—	—	—		3,363
Depreciation, depletion and amortization	395,994	156,745	—	39,339	(j)	592,078
Write-down of oil and natural gas properties	18,123	—	—	—		18,123
Accretion expense	58,129	27,541	—	—		85,670
General and administrative expense	78,677	75,601	2,673	23,571	(c)	223,260
				14,298	(k)
				28,440	(l)
Other operating expense	32,037	—	—	—		32,037

Total operating expenses	869,924	369,964	—	105,648		1,345,536

Operating income	374,616	160,327	—	(105,648)		429,295
Interest expense	(133,138)	(47,165)	—	1,323	(i)	(183,574)
				(4,594	)(b)
Price risk management activities expense	(419,077)	(171,917)	—	—		(590,994)
Other income (expense)	(6,988)	2,790	5,170	4,781	(i)	5,753
(Loss) gain on extinguishment of long-term debt	—	(11,419)	11,419	—		—
Gain (loss) on fair value of 11% Senior Notes due 2023	—	16,589	(16,589)	—		—

Net income (loss) before income taxes	(184,587)	(50,795)	—	(104,138)		(339,520)
Income tax benefit (expense)	1,635	(11,307)	—	21,869	(g)	12,197

Net income (loss)	$(182,952)	$(62,102)	$—	$(82,269)		$(327,323)

Net income (loss) per common share:
Basic	$(2.24)					$(2.61)
Diluted	$(2.24)					$(2.61)
Weighted average common shares outstanding:
Basic	81,769			43,800	(e)	125,569
Diluted	81,769			43,800	(e)	125,569

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1—Basis of Presentation

The Talos historical financial information have been derived from its Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 and Annual Report on Form 10-K for the year ended December 31, 2021. The EnVen historical financial information have been derived from its unaudited quarterly financial statements ended September 30, 2022 and audited annual financial statements for the year ended December 31, 2021. Certain of EnVen’s historical amounts have been reclassified to conform to Talos’ financial statement presentation. The pro forma financial statements should be read in conjunction with Talos’ and EnVen’s historical consolidated financial statements and the notes thereto, which have been incorporated by reference into this and included in this proxy statement/consent solicitation statement/prospectus, respectively. The pro forma balance sheet gives effect to the Mergers and related financing consisting of borrowings under Talos Production’s revolving credit facility as if they had been completed on September 30, 2022. The pro forma statement of operations give effect to the Mergers and related financing as if they had been completed on January 1, 2021.

The pro forma adjustments for the Mergers and the related financing are described in the accompanying notes to the pro forma financial statements. In the opinion of Talos’ management, all material adjustments have been made that are necessary to present fairly, in accordance with Article 11 of Regulation S-X of the SEC, the pro forma financial statements. The pro forma financial statements do not purport to be indicative of the financial position or results of operations of the combined company that would have occurred if the Mergers and related financing had occurred on the dates indicated, nor are they indicative of Talos’ future financial position or results of operations. In addition, future results may vary significantly from those reflected in such statements due to factors discussed in the section entitled “Risk Factors” on page 31 of this proxy statement/consent solicitation statement/prospectus.

Note 2—Preliminary Acquisition Accounting

Talos has determined it is the accounting acquirer to the Mergers which will be accounted for under the acquisition method of accounting for business combinations in accordance with Accounting Standards Codification 805, Business Combinations (“ASC 805”). The allocation of the preliminary estimated purchase price with respect to the Mergers is based upon management’s estimates of and assumptions related to the fair values of assets to be acquired and liabilities to be assumed as of September 30, 2022, using currently available information. Due to the fact that the unaudited pro forma combined financial statements have been prepared based on these preliminary estimates, the final purchase price allocation and the resulting effect on Talos’ financial position and results of operations may differ significantly from the pro forma amounts included herein.

The final purchase price allocation for the business combination will be performed subsequent to closing and adjustments to estimated amounts or recognition of additional assets acquired or liabilities assumed may occur as more detailed analyses are completed and additional information is obtained about the facts and circumstances that existed as of the Closing Date of the Mergers. Talos expects to finalize the purchase price allocation as soon as practicable after completing the Mergers.

The preliminary purchase price allocation is subject to change due to several factors, including but not limited to:

•	Changes in the estimated fair value of Talos Common Stock transferred as merger consideration to EnVen’s stockholders, based on Talos’s closing share price at the Closing Date of the First Merger;

•

Changes in the estimated fair value of cash transferred as merger consideration to EnVen’s stockholders, based on tax payments related to stock-based compensation and proceeds from the exercise of outstanding stock options not forfeited;

•

Changes in the estimated fair value of EnVen’s identifiable assets acquired and liabilities assumed as of the Closing Date of the First Merger, which could result from Talos’s additional valuation analysis, changes in future oil and natural gas commodity prices, reserves estimates, discount rates and other factors; and

•	The factors described in the section entitled “Risk Factors” on page 31 of this proxy statement/consent solicitation statement/prospectus.

Preliminary Estimated Purchase Price

The following table summarizes the preliminary estimate of the purchase price (in thousands, except per share data):

Shares of Talos Common Stock	43,800
Talos Common Stock price	$19.25

Stock consideration	$843,150
Cash consideration	$195,047

Total purchase price	$1,038,197

The stock consideration was determined using the closing price of Talos Common Stock on December 15, 2022. The final stock consideration will be based on the market price of Talos Common Stock when the Mergers are consummated. The following table summarizes the change in stock consideration resulting from a 20% fluctuation in the market price of Talos Common Stock (in thousands, except per share amounts):

	Talos share price	Purchase price (equity portion)
As presented	$19.25	$843,150
20% increase	23.10	1,011,780
20% decrease	15.40	674,520

The cash consideration was determined as follows: (i) $212,500,000, less (ii) the amount of cash paid by EnVen (and not otherwise funded by the applicable equity award holder) in respect of withholding tax liabilities associated with the settlement of EnVen RSUs and EnVen PSUs and the exercise of EnVen Options assumed to be outstanding as of immediately prior to the Effective Time, totaling $24,279,111 (based on the number of outstanding EnVen RSUs, EnVen PSUs and EnVen Options as of September 30, 2022 and the last reported sales price of Talos Common Stock on December 15, 2022), plus (iii) the aggregate exercise price of all EnVen Options received in cash prior to the Effective Time in connection with the exercise of EnVen Options assumed to be outstanding and exercised as of immediately prior to the Effective Time, totaling $6,826,500 based on the number of outstanding EnVen Options as of September 30, 2022. The actual number of these EnVen RSUs and EnVen PSUs that will vest and be accelerated as a result of the Closing of the Merger is unknown as we do not know when the Closing of the Merger will occur and as we anticipate that certain of these EnVen RSUs and PSUs will vest in the ordinary course prior to the Closing of the Merger based on the achievement of the applicable EnVen PSU performance targets or the passage of time. In addition, the actual number of these EnVen Options that will be exercised as a result of the Closing of the Merger is unknown as we do not know which holders of EnVen Options will elect to exercise their EnVen Options prior to the Closing.

The potential change in the purchase price will likely affect the value allocated to property and equipment as the value of the underlying estimated oil and natural gas reserve volumes is dependent upon commodity prices at the Closing of the Mergers.

Preliminary Estimated Purchase Price Allocation

The following table summarizes the allocation of the preliminary estimate of the purchase price to the assets acquired and liabilities assumed (in thousands):

Assets Acquired
Current assets:
Cash and cash equivalents	$192,124
Accounts receivable	77,413
Prepaid expenses and other current assets	37,329
Property and equipment:
Proved properties	1,135,400
Unproved properties, not subject to amortization	395,265
Other property and equipment	1,801
Other long-term assets:
Restricted cash	100,460
Notes receivable	36,535
Other well equipment inventory	14,813
Operating lease assets	21,798
Other assets	16,526

Total assets to be acquired	$2,029,464

Liabilities assumed
Current liabilities:
Accounts payable	32,953
Accrued liabilities	62,991
Accrued royalties	23,555
Current portion of long-term debt	30,000
Current portion of asset retirement obligations	16,590
Liabilities from price risk management activities	33,886
Accrued interest payable	13,157
Current portion of operating lease liabilities	5,710
Long-term liabilities:
Long-term debt	249,500
Asset retirement obligations	334,368
Liabilities from price risk management activities	12,883
Operating lease liabilities	13,689
Other long-term liabilities	17,859
Deferred tax liability	144,126

Total liabilities to be assumed	991,267

Net assets to be acquired	$1,038,197

Note 3—Transaction Accounting Adjustments

The following adjustments and assumptions were made in the preparation of the pro forma financial statements:

(a)	Reflects reclassifications to the EnVen historical financial statements to conform to Talos’ financial statement presentation.

(b)

Reflects an increase of $130.6 million in long-term debt attributable to additional borrowings under Talos Production’s revolving bank credit facility to fund a portion of the cash consideration. The increase in interest expense assumes the borrowing occurred on January 1, 2021 and was outstanding for the year ended December 31, 2021 and the nine months ended September 30, 2022. For the nine months ended September 30, 2022 and year ended December 31, 2021, pro forma interest expense was based on a weighted-average interest rate of 4.91% and 3.52%, respectively. The table below represents the effects of a one-eighth percentage point change in the interest rate on the pro forma interest associated with the additional borrowings (dollars in thousands):

	Nine Months Ended September 30, 2022	Year Ended December 31, 2021
Weighted-average interest rate	4.91%	3.52%
Interest expense	$4,808	$4,594
Weighted-average interest rate—increase 0.125%	5.04%	3.64%
Interest expense	$4,930	$4,757
Weighted-average interest rate—decrease 0.125%	4.79%	3.39%
Interest expense	$4,685	$4,431

(c)

Reflects the accrual of non-recurring transaction costs of $23.6 million related to the Mergers including, among others, fees paid for financial advisors, legal services, and professional accounting services. The costs are not reflected in the historical September 30, 2022 consolidated balance sheets of Talos and EnVen, but are reflected in the Talos combined pro forma balance sheet as of September 30, 2022, as an increase to Accrued liabilities and to Accumulated deficit, and in the Talos combined pro forma statement of operations for the year ended December 31, 2021, within General and administrative expense as they will be expensed by Talos and EnVen as incurred. These amounts and their corresponding tax effect have not been reflected in the pro forma statement of operations for the nine months ended September 30, 2022, due to their nonrecurring nature. These costs are not expected to be incurred in any period beyond 12 months from the Closing Date of the Mergers.

(d)	Reflects the cash consideration paid to EnVen equityholders to effect the Mergers.

(e)

Reflects the estimated increase in shares of Talos Common Stock and additional paid-in capital in excess of par resulting from the issuance of shares of Talos Common Stock to EnVen equityholders to effect the Mergers based on the Talos closing share price of $19.25 on December 15, 2022.

(f)	Reflects the elimination of EnVen’s historical equity balances in accordance with the acquisition method of accounting.

(g)

Reflect the income tax effects of the transaction accounting adjustments presented using the statutory tax rate in effect during the period. Because the tax rates used for these unaudited pro forma condensed combined statement of operations are an estimate, the blended rate will vary from the actual effective rate in periods subsequent to completion of the Merger.

(h)	Reflects the write-off of the EnVen’s historical unamortized and deferred financing costs.

(i)

Reflects the adjustments to reflect the preliminary estimated fair value of Talos Common Stock of $843.2 million and cash consideration of $195.0 million allocated to the estimated fair values of the assets acquired and liabilities assumed as follows:

a.

$770.9 million increase to Total Property and Equipment, net calculated as the difference between the estimated fair value and EnVen’s historical book value. The change is primarily a result of a (i) decrease in Proved properties as a result of EnVen’s partial depletion of proved oil and natural gas reserves which is presented in Accumulated depreciation, depletion and amortization offset by the increase in estimated fair value of the remaining proved reserves over historical cost (ii) increase in Unproved properties, not subject to amortization due to higher fair values of properties compared to historical value and (iii) the elimination of the historical EnVen Accumulated depreciation, depletion and amortization. The fair value of oil and natural gas properties were measured using a discounted cash flow technique of valuation. Inputs to the valuation of oil and natural gas properties include estimates of: (i) reserves, (ii) future operating and development costs, (iii) future commodity prices, (iv) future plugging and abandonment costs, (v) estimated cash flows and (vi) a market-based weighted average cost of capital rate. These estimates require significant judgement and may vary due to many factors, such as, but not limited to, the inputs to the fair value measure described above.

b.

$7.0 million increase to long-term debt, net of discount and deferred financing costs, and the corresponding amortization of the premium as a reduction to interest expense of $1.0 million and $1.3 million for the nine months ended September 30, 2022 and the year ended December 31, 2021, respectively.

c.

$28.6 million decrease to total Notes Receivable, net and the corresponding accretion of discount as an increase to other income (expense) of $4.0 million and $4.8 million for the nine months ended September 30, 2022 and the year ended December 31, 2021, respectively.

(j)

Reflects changes in depletion that would have been recorded with respect to the allocated fair values attributable to proved oil and natural gas properties acquired as a result of the application of the full cost method of accounting for oil and natural gas activities following the Mergers. The pro forma depletion rates for the nine months ended September 30, 2022 and year ended December 31, 2021 were estimated using the proved property amounts based on the preliminary purchase price allocation and estimates of reserves at September 30, 2022, adjusted for actual production. The pro forma depletion rates were applied to production volumes for the Talos properties and EnVen properties for the respective periods.

(k)

Reflects the accrual of contractual severance and other separation benefits associated with existing EnVen employment agreements in connection with the termination of certain executive officers of EnVen that will occur immediately after the consummation of the First Merger. The post-combination expense is reflected in the Talos combined pro forma balance sheet as of September 30, 2022, as an increase to Accrued liabilities and to Accumulated deficit, and in the Talos combined pro forma statement of operations for the year ended December 31, 2021, within General and administrative expense.

(l)

Reflects the cash exercise of EnVen’s stock options outstanding as of September 30, 2022 and the accelerated vesting of both time and performance based restricted stock awards outstanding as of September 30, 2022 that would occur immediately prior to the First Merger due to preexisting contractual change-in-control provisions. The actual number of EnVen stock options that will be exercised and EnVen restricted stock awards that will vest and be accelerated as a result of the closing of the First Merger is unknown as we do not know when the Closing Date will occur and as we anticipate that certain of these EnVen restricted stock awards will vest in the ordinary course prior to the closing of the First Merger based on the achievement of the applicable performance targets or the passage of time. Estimated tax withholding obligations of $24.3 million associated with the acceleration of stock-based compensation awards are reflected in the Talos combined pro forma balance sheet as of September 30, 2022, as an increase to Accrued liabilities and a reduction to Additional paid-in capital. The stock-based compensation of $28.4 million associated with the accelerated vesting of restricted stock awards is reflected in the Talos combined pro forma balance sheet as of September 30, 2022, as an increase to Accumulated deficit, and in the Talos combined pro forma statement of operations for the year ended December 31, 2021, within General and administrative expense.

(m)

Reflects purchase accounting adjustment to the Historical EnVen Deferred tax liability of $1.5 million to record the estimated deferred income tax effects of $144.1 million to reflect the Mergers. Because the tax rates used for these unaudited pro forma condensed balance sheet are an estimate, the blended rate will vary from the actual effective rate in periods subsequent to completion of the Merger.

Note 4—Supplemental Pro Forma Oil and Gas Reserves Information

The following tables present the estimated pro forma combined net proved developed and undeveloped oil and gas reserves information as of December 31, 2021, along with a summary of changes in quantities of net remaining proved reserves during the year ended December 31, 2021.

The following estimated pro forma oil and gas reserves information is not necessarily indicative of the results that might have occurred had the Mergers been completed on January 1, 2021, and is not intended to be a projection of future results. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” on page 31 of this proxy statement/consent solicitation statement/prospectus.

	Crude Oil Reserves (MBbls)
	Historical Talos	Historical EnVen	Pro Forma Combined Talos
Total proved reserves at December 31, 2020	109,307	36,332	145,639
Revision of previous estimates	13,619	10,935	24,554
Production	(16,159)	(7,177)	(23,336)
Purchases of reserves	—	1,591	1,591
Extensions and discoveries	997	915	1,912

Total proved reserves at December 31, 2021	107,764	42,596	150,360

Total proved developed reserves as of:
December 31, 2020	85,007	29,876	114,883
December 31, 2021	93,420	36,281	129,701
Total proved undeveloped reserves as of:
December 31, 2020	24,300	6,456	30,756
December 31, 2021	14,344	6,315	20,659

	Natural Gas Reserves (MMcf)
	Historical Talos	Historical EnVen	Pro Forma Combined Talos
Total proved reserves at December 31, 2020	257,208	34,426	291,634
Revision of previous estimates	8,979	12,618	21,597
Production	(32,795)	(7,005)	(39,800)
Purchases of reserves	—	387	387
Extensions and discoveries	2,961	577	3,538

Total proved reserves at December 31, 2021	236,353	41,003	277,356

Total proved developed reserves as of:
December 31, 2020	204,054	29,977	234,031
December 31, 2021	186,442	36,930	223,372
Total proved undeveloped reserves as of:
December 31, 2020	53,154	4,449	57,603
December 31, 2021	49,911	4,073	53,984

	NGL Reserves (MBbls)
	Historical Talos	Historical EnVen	Pro Forma Combined Talos
Total proved reserves at December 31, 2020	10,858	1,010	11,868
Revision of previous estimates	5,137	110	5,247
Production	(1,875)	(209)	(2,084)
Purchases of reserves	—	29	29
Extensions and discoveries	315	40	355

Total proved reserves at December 31, 2021	14,435	980	15,415

Total proved developed reserves as of:
December 31, 2020	8,104	779	8,883
December 31, 2021	11,792	854	12,646
Total proved undeveloped reserves as of:
December 31, 2020	2,754	231	2,985
December 31, 2021	2,643	126	2,769

	Total Reserves (MBoe)
	Historical Talos	Historical EnVen	Pro Forma Combined Talos
Total proved reserves at December 31, 2020	163,033	43,080	206,113
Revision of previous estimates	20,252	13,148	33,400
Production	(23,500)	(8,554)	(32,054)
Purchases of reserves	—	1,685	1,685
Extensions and discoveries	1,806	1,051	2,857

Total proved reserves at December 31, 2021	161,591	50,410	212,001

Total proved developed reserves as of:
December 31, 2020	127,120	35,651	162,771
December 31, 2021	136,286	43,290	179,576
Total proved undeveloped reserves as of:
December 31, 2020	35,913	7,429	43,342
December 31, 2021	25,305	7,120	32,425

Pro Forma Standardized Measure of Discounted Future Net Cash Flows

The following table presents the estimated pro forma discounted future net cash flows at December 31, 2021. The pro forma standardized measure information set forth below gives effect to the Mergers as if the Mergers had been completed on January 1, 2021. The disclosures below were determined by referencing the “Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil, Natural Gas and NGL Reserves” reported in Talos’ Annual Report on Form 10-K for the year ended December 31, 2021 and the “Standardized Measure of Discounted Future Net Cash Flows” reported in EnVen’s Annual Report for the year ended December 31, 2021. An explanation of the underlying methodology applied, as required by SEC regulations, can be found within the Talos Annual Report on Form 10-K for the year ended December 31, 2021 and EnVen Annual Report. See “Where You Can Find More Information.” The calculations assume the continuation of existing economic, operating and contractual conditions at December 31, 2021.

Therefore, the following estimated pro forma standardized measure is not necessarily indicative of the results that might have occurred had the merger been completed on January 1, 2021 and is not intended to be a projection of future results. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” on page 31 of this proxy statement/consent solicitation statement/prospectus.

	Historical	Historical	Pro Forma Combined
	Talos	EnVen	Talos
At December 31, 2021	(In thousands)
Future cash inflows	$8,496,005	$2,982,723	$11,478,728
Future costs:
Production	(1,868,818)	(731,167)	(2,599,985)
Development and abandonment	(1,422,507)	(440,282)	(1,862,789)

Future net cash flows before income taxes	5,204,680	1,811,274	7,015,954
Future income tax expense	(676,778)	(336,047)	(1,012,825)

Future net cash flows after income taxes	4,527,902	1,475,227	6,003,129
Discount at 10% annual rate	(1,087,291)	(334,792)	(1,422,083)

Standardized measure of discounted future net cash flows	$3,440,611	$1,140,435	$4,581,046

Pro Forma Change in Standardized Measure of Discounted Future Net Cash Flows

The change in the pro forma standardized measure of discounted future net cash flows relating to proved reserves for the year ended December 31, 2021 are as follows:

	Historical	Historical	Pro Forma Combined
	Talos	EnVen	Talos
		(In thousands)
Standardized measure at January 1, 2021	$1,904,934	$420,896	$2,325,830
Sales and transfers of oil, net gas and NGLs produced during the period	(957,576)	(398,819)	(1,356,395)
Net change in prices and production costs	2,049,980	784,528	2,834,508
Changes in estimated future development costs	(57,876)	15,807	(42,069)
Previously estimated development costs incurred	69,125	31,540	100,665
Accretion of discount	199,849	50,071	249,920
Net change in income taxes	(391,834)	(176,522)	(568,356)
Purchases of reserves	—	3,972	3,972
Extensions and discoveries	45,485	50,261	95,746
Net change due to revision in quantity estimates	426,357	404,430	830,787
Changes in production rates (timing) and other	152,167	(45,729)	106,438

Standardized measure at December 31, 2021	$3,440,611	$1,140,435	$4,581,046

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS

The following is a discussion of the material U.S. federal income tax consequences of the Mergers to holders of EnVen Common Stock that exchange their shares of EnVen Common Stock pursuant to the Mergers. This discussion is based upon the Code, Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions in effect as of the date of this proxy statement/consent solicitation statement/prospectus, all of which are subject to change at any time, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift, alternative minimum tax, or Medicare contribution tax considerations.

The following discussion applies only to holders of EnVen Common Stock that hold shares of EnVen Common Stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to such holders in light of their particular circumstances and does not apply to holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies; traders in securities that elect to apply a mark-to-market method of accounting; persons who are required to recognize income or gain with respect to the Mergers no later than such income or gain is required to be reported on an applicable financial statement under Section 451(b) of the Code; banks and certain other financial institutions; insurance companies; mutual funds; tax-exempt or governmental organizations; partnerships, S corporations or other pass-through entities or investors therein; regulated investment companies; real estate investment trusts; controlled foreign corporations; passive foreign investment companies; certain expatriated entities; former citizens or long-term residents of the United States; holders whose functional currency is not the U.S. dollar; holders that exercise their appraisal rights in connection with the First Merger; holders that hold shares of EnVen Common Stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment; holders who acquired EnVen Common Stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation; or holders that own or have owned (directly, indirectly or constructively) 5% or more of the shares of EnVen’s stock (by vote or value)).

For purposes of this discussion, a “U.S. holder” is a beneficial owner of EnVen Common Stock that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States or any political subdivision thereof, or an entity treated as such for U.S. federal income tax purposes, (iii) an estate, the income of which is includible in gross income for U.S. federal income tax purposes, regardless of its source, or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) has the authority to control all of the trust’s substantial decisions or (b) such trust has made a valid election to be treated as a United States person for U.S. federal income tax purposes. A “non-U.S. holder” is a beneficial owner of EnVen Common Stock that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust and that is not a U.S. holder.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds EnVen Common Stock, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds EnVen Common Stock, and any partners in such partnership, should consult their tax advisors regarding the tax consequences of the Mergers to their specific circumstances.

Assuming that the Mergers are completed as currently contemplated, Talos and EnVen intended for the First Merger and the Second Merger, taken together, to constitute a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the obligation of EnVen to complete the Mergers that EnVen receives an opinion from Davis Polk (or, if Davis Polk is unable or unwilling to deliver such opinion, any other nationally recognized law firm reasonably acceptable to EnVen), dated as of the Closing Date, to the effect that the First Merger and the Second Merger, taken together as an integrated transaction, more likely than not qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code (the “Closing Date Opinion”). Davis Polk has filed an opinion as an exhibit to this proxy statement/consent solicitation statement/prospectus to the effect that the First Merger and the Second Merger, taken together as an integrated transaction, will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code (the “Registration Statement Opinion”), which opinion if delivered on the Closing Date would satisfy the closing condition. The Registration Statement Opinion is, and the Closing Date Opinion will be, based on certain assumptions as well as representations, warranties and covenants of EnVen, Talos, Merger Sub Inc. and Merger Sub LLC. After consulting with their respective counsel, both EnVen and Talos expect that the tax opinion closing condition will be satisfied. Further, neither EnVen nor Talos has knowledge of any fact or circumstance that could reasonably be expected to prevent the First Merger and the Second Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. This closing condition is waivable, and Talos and EnVen will undertake to recirculate and resolicit this proxy statement/consent solicitation statement/prospectus if this condition is waived and the change in U.S. federal income tax consequences is material.

An opinion of counsel represents counsel’s legal judgment but is not binding on the IRS or any court and there can be no assurance that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge. Neither EnVen nor Talos will request a ruling from the IRS with respect to the tax treatment of the First Merger and the Second Merger, and as a result, no assurance can be given that the IRS will not challenge the treatment of the Mergers described below or that a court would not sustain such a challenge. If the IRS were to successfully challenge the “reorganization” status of the First Merger and the Second Merger, the tax consequences would differ from those set forth in this proxy statement/consent solicitation statement/prospectus and holders of EnVen Common Stock could be subject to U.S. federal income tax upon the receipt of Talos Common Stock and cash in the Mergers. You should be aware that you are not receiving any tax opinion from either party or its advisors. Further, tax matters can be complicated and the tax consequences of the Mergers to you will depend on your particular tax situation. In addition, if any of the assumptions, representations, warranties or covenants is or becomes incorrect, incomplete, inaccurate, or is violated, the validity of the Registration Statement Opinion or the Closing Date Opinion, as applicable, may be adversely affected and the U.S. federal income tax consequences of the First Merger and the Second Merger could differ materially from those described in this proxy statement/consent solicitation statement/prospectus.

The following discussion assumes that the First Merger and the Second Merger, taken together, will constitute a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

U.S. Holders

Tax Consequences of the Mergers Generally

Neither EnVen nor Talos will recognize gain or loss for U.S. federal income tax purposes as a result of the Mergers.

A holder of EnVen Common Stock who acquired different blocks of EnVen Common Stock at different times and at different prices generally must apply the rules described in the following sections separately to each identifiable block of shares of EnVen Common Stock. A U.S. holder of EnVen Common Stock that holds EnVen Common Stock with differing bases or holding periods should consult the holder’s tax advisor with regard to identifying the particular shares of EnVen Common Stock and identifying the bases or holding periods of the particular shares of Talos Common Stock received in the Mergers.

Exchange of Shares of EnVen Common Stock for a Combination of Talos Common Stock and Cash

A U.S. holder of EnVen Common Stock that exchanges shares of EnVen Common Stock for a combination of Talos Common Stock and cash in the Mergers generally will not recognize any realized loss but will recognize any realized gain equal to the lesser of (i) the excess, if any, of the amount of cash (excluding the amount of any cash in lieu of a fractional share of Talos Common Stock) plus the fair market value of the Talos Common Stock (including any fractional share of Talos Common Stock deemed received and redeemed for cash, as discussed below) received in exchange for such shares of EnVen Common Stock in the Mergers, over such holder’s tax basis in the shares of EnVen Common Stock exchanged therefor and (ii) the amount of cash (excluding the amount of any cash in lieu of a fractional share of Talos Common Stock) received by such holder in exchange for such shares of EnVen Common Stock.

Generally, such holder’s aggregate tax basis in the Talos Common Stock received by such holder in the Mergers (including any fractional share of Talos Common Stock deemed received and redeemed for cash, as discussed below) will equal such holder’s aggregate tax basis in the shares of EnVen Common Stock exchanged therefor, increased by the amount of taxable gain, if any, recognized by such holder of EnVen Common Stock in the exchange of such shares, and decreased by the amount of cash received by such holder of EnVen Common Stock (excluding the amount of any cash in lieu of a fractional share of Talos Common Stock) in exchange for such shares of EnVen Common Stock. A U.S. holder’s holding period in the Talos Common Stock received (including any fractional share of Talos Common Stock deemed received and redeemed for cash, as discussed below) will include the holding period for the holder’s shares of EnVen Common Stock surrendered in exchange therefor.

Cash in Lieu of Fractional Share

A U.S. holder of EnVen Common Stock that receives cash in lieu of a fractional share of Talos Common Stock will generally be treated as having received such fractional share and then as having sold to Talos that fractional share of Talos Common Stock for cash. Gain or loss will generally be recognized based on the difference between the amount of cash received in lieu of the fractional share of Talos Common Stock and the portion of the U.S. holder’s aggregate adjusted tax basis in the shares of EnVen Common Stock exchanged therefor that is allocable to the fractional share.

Capital Gain or Loss

Any gain or loss recognized with respect to the exchange of EnVen Common Stock in the Mergers will generally be capital gain or loss. Such gain or loss will generally be long-term capital gain or loss if the U.S. holder’s holding period for its EnVen Common Stock surrendered in the Mergers exceeds one year at the Effective Time. Long-term capital gains of certain non-corporate holders of EnVen Common Stock, including individuals, are generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Possible Treatment as a Dividend

Notwithstanding the foregoing, it is possible that a U.S. holder may be required to treat any gain recognized or cash received as a dividend to the extent of such U.S. holder’s ratable share of the undistributed earnings and profits of EnVen if such holder’s percentage ownership in Talos (including Talos Common Stock that the holder is deemed to own under certain attribution rules) after the Mergers is not meaningfully reduced from what the holder’s percentage ownership would have been if the holder had received solely shares of Talos Common Stock rather than cash and Talos Common Stock, if any, in the Mergers, which is referred to as a dividend equivalent transaction. A U.S. holder with a relatively minimal stock interest in EnVen and Talos that experiences a reduction in its proportionate interest in Talos as a result of the Mergers generally should not be regarded as having had a dividend equivalent transaction as a result of the Mergers. Since the possibility of dividend treatment depends primarily upon the particular circumstances of a holder of EnVen Common Stock, including the application of certain constructive ownership rules, holders of EnVen Common Stock (particularly holders that also own actually or constructively Talos Common Stock before the Mergers) should consult their tax advisors as to the possibility that all or a portion of any cash received in the exchange for their shares of EnVen Common Stock will be treated as a dividend.

Non-U.S. Holders

Tax Consequences of the Mergers Generally

The U.S. federal income tax consequences of the Mergers to non-U.S. holders of EnVen Common Stock will be the same as those described above for U.S. holders of EnVen Common Stock. Non-U.S. Holders should be aware that, because EnVen expects that it is and has been a “United States real property holding corporation” for U.S. federal income tax purposes, any gain required to be recognized by a non-U.S. holder generally will be considered to be “effectively connected” with a U.S. trade or business of such non-U.S. holder and, such non-U.S. holder generally will be subject to U.S. federal income tax with respect to such gain on a net basis in the same manner as a U.S. holder (subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals). Non-U.S. holders should consult their tax advisors with respect to the treatment of any gain recognized as effectively-connected income for U.S. federal income tax purposes, as well as to the possibility that all or a portion of any cash received in the exchange for their shares of EnVen Stock will be treated as a dividend and as to the application of U.S. federal income tax withholding with respect to such dividend.

If a non-U.S. holder is eligible for treaty benefits under an income tax treaty with the United States, the non-U.S. holder may be able to reduce or eliminate certain of the U.S. federal income tax consequences discussed above. Non-U.S. holders should consult their tax advisors regarding possible relief under an applicable income tax treaty.

FATCA

Under provisions of the Code commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA,” withholding at a rate of 30% will generally be required on certain payments, including any amount of the merger consideration treated as a dividend for U.S. federal income tax purposes paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). While existing Treasury regulations would also require withholding on payments of gross proceeds of the disposition (including upon retirement) of securities that provide for U.S.-source dividends, such as the EnVen Common Stock, the U.S. Treasury Department has indicated in subsequent proposed regulations its intent to eliminate this requirement. The U.S. Treasury Department has stated that taxpayers may rely on these proposed regulations pending their finalization. An intergovernmental agreement between the U.S. and an applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements. No additional amounts will be paid to holders in respect of any amounts withheld.

Reporting Requirements

Each holder of shares of EnVen Common Stock that receives shares of Talos Common Stock in the Mergers is required to retain permanent records pertaining to the Mergers and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the amount, basis, and fair market value of the EnVen Common Stock exchanged and the amount of Talos Common Stock and cash received in exchange therefor. Additionally, holders of shares of EnVen Common Stock that owned immediately before the Mergers at least one percent (by vote or value) of the total outstanding stock of EnVen are required to attach a statement to their U.S. federal income tax returns for the year in which the Mergers are consummated that contains the information listed in Treasury Regulations Section 1.368-3(b). Such statement must include the holder’s tax basis in such holder’s EnVen Common Stock surrendered in the Mergers, the fair market value of such stock, the date of the Mergers and the name and employer identification number of each of EnVen and Talos. Holders of shares of EnVen Common Stock are urged to consult with their tax advisors to comply with these rules.

FIRPTA Withholding

If (i) you are not a U.S. person or (ii) you are a U.S. person and do not timely provide a properly completed and signed IRS Form W-9 (or other appropriate form of certification of non-foreign status under the applicable Treasury regulations), then the applicable withholding agent will generally be required to withhold 15% of the value of the applicable portion of the aggregate consideration in respect of your EnVen Common Stock to be surrendered herewith under Section 1445 of Code.

Backup Withholding and Information Reporting

A holder of shares of EnVen Common Stock may, under certain circumstances, be subject to information reporting and backup withholding (currently, at a rate of 24%) on any cash payments received in the Mergers, including payments of cash in lieu of fractional shares, unless such holder properly establishes an exemption or provides its correct tax identification number and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a payee’s U.S. federal income tax liability, if any, so long as such payee furnishes the required information to the IRS in a timely manner.

This discussion of U.S. federal income tax consequences is for general information purposes only and is not intended to be, and should not be construed as, tax advice. It is not a complete analysis or discussion of all the potential tax effects that may be important to a particular holder. Determining the actual tax consequences of the Mergers to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult with, and rely solely upon, your tax advisors with respect to the application of U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

DESCRIPTION OF TALOS CAPITAL STOCK

The description of Talos Capital Stock filed as Exhibit 4.11 to Talos’s Annual Report on Form 10-K for the year ended December 31, 2021, which discusses the terms of Talos’s capital stock based on the Existing Charter and the Existing Bylaws, is hereby incorporated by reference.

The following summary discusses certain provisions of Talos’s capital stock assuming approval of the Governance Proposals and adoption of the A&R Charter and the A&R Bylaws but does not purport to be complete and is subject to and is qualified in its entirety by reference to the A&R Charter and the A&R Bylaws.

Authorized Capital Stock

Talos’s authorized capital stock will consist of 300,000,000 shares of capital stock, consisting of 270,000,000 shares of common stock, par value $0.01 per share, and 30,000,000 shares of blank check preferred stock, par value $0.01 per share.

Common Stock

Voting Rights. Holders of Talos Common Stock will be entitled to one vote for each share of Talos Common Stock held. Holders of Talos Common Stock will not be entitled to vote on any amendment to the A&R Charter that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote on such terms pursuant to the A&R Charter or the DGCL.

Subject to the rights of the holders of any series of preferred stock or any resolution providing for the issuance of such series of stock adopted by the Talos Board, the number of authorized shares of either Talos Common Stock or preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power.

Subject to the rights of the holders of any series of preferred stock, each director of the Talos Board will be elected (i) in the case of an uncontested election, by the vote of a majority of the votes cast with respect to that director’s election, and (ii) in the case of a contested election, by the vote of a plurality of the votes cast with respect to that director’s election. A majority of the votes cast shall mean that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” the director’s election (with “abstentions” and “broker nonvotes” not counted as a vote either “for” or “against” that director’s election).

Directors (other than directors elected exclusively by the holders of one or more series of preferred stock) may be removed from office with or without cause by the affirmative vote of Talos stockholders that together hold at least a majority of the voting power of Talos’s outstanding shares.

The Talos Board will consist of one class of directors, and at each annual meeting of stockholders, each director shall be elected for a term expiring at the next annual meeting of stockholders.

Unless required otherwise by law, the A&R Charter or the A&R Bylaws, any action other than the election of directors that requires stockholder approval must be authorized by a majority of the votes cast affirmatively or negatively by the stockholders entitled to vote at a meeting at which a quorum is present. The A&R Charter and the A&R Bylaws will provide that the A&R Bylaws may be adopted, amended, altered, or repealed by the approval of the Talos Board, which must include the approval of a majority of directors then in office. The A&R Bylaws may also be adopted, amended or repealed by the affirmative vote of the stockholders that together hold at least a majority of Talos’s outstanding shares.

Generally, the A&R Charter may be amended, modified or repealed by the affirmative vote of Talos’s stockholders that together hold a majority of Talos’s outstanding shares. Subject to the foregoing sentence and the rights of the holders of any series of preferred stock, the A&R Charter may be amended as provided by the DGCL.

Dividend Rights. Subject to any preferential dividend rights of outstanding preferred stock, the Talos Board may, in its discretion, out of funds legally available for the payment of dividends, declare and pay dividends on Talos Common Stock.

Liquidation Rights. In the event of any liquidation, dissolution or winding up, whether voluntary or involuntary, after payment or provision for payment of Talos’s debts and other liabilities and payment or setting aside for payment of any preferential amount due to the holders of any series of preferred stock, the holders of Talos Common Stock will receive ratably any assets remaining to be paid or distributed.

Preemptive Rights. The holders of Talos Common Stock do not have preemptive rights. There will be no redemption or sinking fund provisions applicable to Talos Common Stock.

Preferred Stock

Under the A&R Charter, the Talos Board will have the authority to issue preferred stock in one or more series, and to fix for each series the voting powers, designations, preferences and relative, participating, optional or other rights and the qualifications, limitations or restrictions, as may be stated and expressed in any resolution or resolutions adopted by the Talos Board providing for the issuance of such series as may be permitted by the DGCL, including dividend rates, conversion rights, terms of redemption and liquidation preferences and the number of shares constituting each such series, without any further vote or action by Talos stockholders.

The purpose of authorizing the Talos Board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of Talos’s outstanding voting stock. Additionally, the issuance of preferred stock may restrict dividends on Talos Common Stock, dilute the voting power of Talos Common Stock or subordinate the liquidation rights of Talos Common Stock.

Voting Rights. Holders of Talos’s Series A Convertible Preferred Stock (as defined in Talos’s Annual Report on Form 10-K for the year ended December 31, 2021) will have no voting rights, except as otherwise expressly required by law and their consent shall not be required for the taking of any corporate action, except for any voting rights (including with respect to corporate actions) required by the DGCL or the A&R Charter, provided, however, holders of Series A Convertible Preferred Stock will have the right to vote as a class on any increase or decrease in the authorized shares of Series A Convertible Preferred Stock.

Liquidation Rights. In the event of any liquidation, dissolution or winding up, whether voluntary or involuntary, after payment or provision for payment of Talos’s debts and other liabilities and payment or setting aside for payment of any preferential amount due to the holders of any other class or series of stock, the holders of Series A Convertible Preferred Stock will be entitled to receive payment of $0.01 per share in preference to the holders of, and before any payment or distribution is made on, any stock ranking junior to the Series A Convertible Preferred Stock, including without limitation the Talos Common Stock. Following payment, the holders of Series A Convertible Preferred Stock will be entitled to receive the amount that such holders would have been entitled to receive if the Series A Convertible Preferred Stock were fully converted (disregarding for such purpose any conversion limitations) to Talos Common Stock at the Conversion Ratio (as defined in Talos’s Certificate of Designations of Preferences, Rights and Limitations relating to the Series A Convertible Preferred Stock), which amount will be paid pari passu with all holders of Talos Common Stock.

Automatic Conversion. Each share of Series A Convertible Preferred Stock will automatically, without any further action on the part of the holder thereof and without regard to any arrearage in the payment of dividends, convert into a number of shares of Talos Common Stock equal to the Conversion Ratio immediately following the expiration of the 20 calendar day period commencing on the stated date of distribution to Talos’s stockholders of a definitive Information Statement on Schedule 14C relating to such Conversion.

Dividend Rights. Holders of Series A Convertible Preferred Stock will be entitled to receive, with respect to any cash distribution made to holders of Talos Common Stock, the amount that such holders of Series A Convertible Preferred Stock would have been entitled to receive if the Series A Convertible Preferred Stock were fully converted (disregarding for such purpose any conversion limitations) to Talos Common Stock at the Conversion Ratio on the record date for such cash distribution.

Exclusive Venue

The A&R Charter will require, to the fullest extent permitted by law, that, unless Talos consents in writing to the selection of an alternative forum, (i) any derivative action or proceeding brought on Talos’s behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of Talos’s current or former directors, officers, employees, agents or stockholders (including beneficial owners of stock) to Talos or its stockholders, (iii) any action asserting a claim against Talos arising pursuant to any provision of the DGCL, the A&R Charter or the A&R Bylaws or (iv) any action asserting a claim against Talos governed by the internal affairs doctrine, will have to be brought only in the Court of Chancery in the State of Delaware. Although Talos believes this provision benefits it by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against Talos’s directors and officers. The enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in the A&R Charter is inapplicable or unenforceable.

The federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws of the United States, including without limitation under the Securities Act. Notwithstanding the foregoing, the exclusive forum provision shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain claims under the Securities Act. While the Delaware courts have determined that choice of forum provisions of the type included in the A&R Charter are facially valid, uncertainty exists as to whether a court would enforce such provision, and as such, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in our exclusive forum provision. In such instance, to the extent applicable, we would expect to vigorously assert the validity and enforceability of our exclusive forum provision. Stockholders may be subject to increased costs to bring these claims, and the choice of forum provisions could have the effect of discouraging claims or limiting investors’ ability to bring claims in a judicial forum that they find favorable.

Talos stockholders, including EnVen equityholders receiving shares of Talos Common Stock pursuant to the Mergers, cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Anti-Takeover Effects of Provisions of our Governing Documents

The A&R Charter and the A&R Bylaws will contain provisions that may delay, defer or discourage another party from acquiring control of Talos. Talos expects that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Talos to first negotiate with the Talos Board, which Talos believes may result in an improvement of the terms of any such acquisition in favor of Talos stockholders. However, the A&R Charter and the A&R Bylaws will also give the Talos Board the power to discourage acquisitions that some stockholders may favor.

Board Designees

Pursuant to the Merger Agreement, EnVen has the right to nominate the EnVen Designated Directors to the Talos Board. As Class II directors, the EnVen Designated Directors shall serve an initial term concluding at the 2023 annual meeting of stockholders or such director’s earlier death, resignation or removal. The Merger Agreement does not provide any ongoing designation rights to EnVen following Talos’s 2023 annual meeting of stockholders.

Authorized but Unissued Shares

Authorized but unissued shares of Talos Common Stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NYSE. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved shares of Talos Common Stock and preferred stock could make more difficult or discourage an attempt to obtain control of Talos by means of a proxy contest, tender offer, merger or otherwise.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

The A&R Bylaws will provide that stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Talos Board, or by a qualified stockholder of record at the time of giving of notice and at the time of the annual meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to Talos’s Secretary of the stockholder’s intention to bring such business before the meeting. The A&R Bylaws will provide that, subject to applicable law, special meetings of the stockholders may be called at any time by (i) the Chairman of the Talos Board, (ii) the President, (iii) a majority of the Talos Board, (iv) a majority of the executive committee (if any) or (v) the Secretary at the direction of a stockholder, or a group of stockholders, holding at least 25% of Talos’s capital stock. The A&R Bylaws will prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. In addition, any stockholder who wishes to bring business before an annual meeting or nominate directors must comply with the advance notice requirements set forth in the A&R Bylaws and provide Talos with certain information. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control of Talos or its management.

Action by Written Consent in Lieu of a Meeting

The A&R Charter and the A&R Bylaws will also provide that any action that could be taken by stockholders at a meeting of stockholders must be effected at a duly called annual or special meeting and may not be effected by consent in lieu of a stockholder meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control of Talos or its management.

COMPARISON OF STOCKHOLDERS’ RIGHTS

EnVen is incorporated under the laws of the State of Delaware and, accordingly, the rights of EnVen’s equityholders are governed by the DGCL and the EnVen Charter, the EnVen Certificate of Designations and the EnVen Bylaws. Talos is incorporated under the laws of the State of Delaware and, accordingly, the rights of Talos’s stockholders are governed by the DGCL and the Existing Talos Charter and the Existing Talos Bylaws. If the Mergers are completed, the rights of EnVen equityholders who become Talos stockholders through the exchange of shares will be, and the rights of existing Talos stockholders will continue to be governed by the DGCL. Additionally, if the A&R Charter Proposals are approved by the Talos stockholders, the rights of the Talos stockholders (including the EnVen equityholders who become Talos stockholders) will be governed by the A&R Charter and the A&R Bylaws.

The following description summarizes certain material differences between the rights of EnVen equityholders and the anticipated rights of Talos stockholders under the A&R Charter and A&R Bylaws. This does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. EnVen equityholders and Talos stockholders should read carefully the relevant provisions of the DGCL, the A&R Charter, the A&R Bylaws, the EnVen Charter and the EnVen Bylaws. Copies of the documents referred to in this summary may be obtained as described under “Where You Can Find More Information.”

EnVen	Talos

AUTHORIZED CAPITAL STOCK; OUTSTANDING CAPITAL STOCK

EnVen’s authorized capital stock consists of 200,000,000 shares of EnVen Common Stock, 50,000,000 shares of Class B common stock, par value $0.001 per share, and 25,000,000 shares of EnVen Preferred Stock.

As of the close of business on December 31, 2022, the latest practicable date prior to the date of this proxy statement/consent solicitation statement/prospectus, EnVen had 21,551,777 shares of EnVen Common Stock and 14,949,771 shares of EnVen Preferred Stock issued and outstanding.

Talos is authorized to issue 270,000,000 shares of Talos Common Stock, par value $0.01 per share, and 30,000,000 shares of Preferred Stock, $0.01 par value per share (the “Talos Preferred Stock”).

As of the close of business on December 31, 2022, the latest practicable date prior to the date of this proxy statement/consent solicitation statement/prospectus, Talos had 82,570,328 shares of Talos Common Stock and no shares of Talos Preferred Stock issued and outstanding, which such number of shares of Talos Common Stock does not include the shares of Talos Common Stock expected to be issued in the Mergers.

RIGHTS OF PREFERRED STOCK

The EnVen Board is authorized, subject to any limitations prescribed by the DGCL, to provide for the issuance of shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series and to fix the par value, the powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof (including dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking and purchase fund

The Talos Board is authorized, subject to any limitations prescribed by the DGCL, to provide for the issuance of preferred stock in one or more series, to establish from time to time for such series: the distinctive designation, the number of shares, the dividend rate, the voting rights, conversion privileges, terms and conditions of any redemption (including any potential sinking fund), rights upon voluntary or involuntary liquidation, dissolution or winding up and any other rights, power, preferences, qualifications, limitations and restrictions thereof.

EnVen	Talos

provisions)), redemption price or prices and dissolution preferences. The EnVen Board may also increase or decrease the number of shares of any series of preferred stock, subsequent to the issue of such series but not below the number of shares of such series then outstanding.

There shall be no limitation or restriction on any variation between any of the different series of preferred stock as to the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof. Preferred stock may vary in any and all respects as fixed and determined by the resolution or resolutions of the EnVen Board or by a committee of the EnVen Board.

EnVen Preferred Stock receives a preference in an involuntary liquidation of $24.00 per share, plus accrued and unpaid dividends.

The Talos Board may also increase or decrease the number of shares of Talos Preferred Stock, subsequent to the issue of any series but not below the number of shares of such series then outstanding.

All shares of any one series of Talos Preferred Stock so designated by the Talos Board shall be identical, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.

VOTING RIGHTS

Each holder of shares of EnVen Common Stock shall be entitled to one vote for each share of EnVen Common Stock held of record by such holder on all matters submitted for a vote of the EnVen equityholders. The holders of EnVen Preferred Stock are entitled to one vote per share of EnVen Common Stock, on an as-converted basis, on all matters to be voted on by the EnVen equityholders, except the consent or approval of more than 60% of the holders of EnVen Preferred Stock shall be required to approve, and EnVen shall not without such approval, (i) amend, alter or repeal (whether by merger, consolidation or otherwise) any of the provisions of the EnVen Certificate of Designations or the EnVen Charter, (ii) authorize or issue any senior or parity stock of EnVen, (iii) make any distribution or payment to junior stock or issue any option, warrant, convertible or exchangeable security or other right to acquire junior stock, or (iv) effect a mandatory conversion of EnVen Preferred Stock.

Holders of EnVen capital stock vote together as a single class on all matters, except (i) as set forth above and (ii) that holders of EnVen capital stock are not entitled to vote on any amendment to the EnVen Charter which alters or changes the powers, preferences, rights or other terms of the EnVen Preferred Stock.

Each holder of shares of Talos Common Stock shall be entitled to one vote for each share of Talos Common Stock held on all matters submitted to the holders of Talos Common Stock, except that holders of Talos Common Stock are not entitled to vote on any amendment to the A&R Charter which relates solely to the terms of one or more outstanding series of Talos Preferred Stock, if the holders of such series are entitled to vote thereon.

EnVen	Talos

QUORUM

The EnVen Bylaws provide that, at any meeting of stockholders, the holders of a majority of the total voting power of the outstanding shares of EnVen capital stock entitled to vote together at the meeting shall be necessary and sufficient to constitute a quorum.

Shares of EnVen capital stock belonging to EnVen or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by EnVen, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of EnVen or any of its subsidiaries to vote shares held of EnVen capital stock in a fiduciary capacity.

The A&R Bylaws provide that, at any meeting of stockholders, the holders of a majority of the total voting power of the outstanding shares of capital stock entitled to vote together at a meeting of Talos stockholders shall constitute a quorum for the transaction of business at such meeting of stockholders, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business.

SPECIAL MEETINGS OF SHAREHOLDERS

Special meetings may only be called by (i) a resolution adopted by the affirmative vote of directors constituting a majority of the authorized directorships (whether or not any vacancies then exist), (ii) the chief executive officer or chairman of the EnVen Board, (iii) stockholders holding at least 30% of the voting power of the EnVen capital stock, voting together as a single class, and (iv) an affirmative vote of the majority of the total number of votes entitled to be cast by the parties to the EnVen RRAs.

Nominations of persons for election to the EnVen Board may be made at a special meeting at which directors are to be (i) by or at the direction of the EnVen Board or the nominating and corporate governance committee thereof or (ii) by any stockholder of record who, at the time the notice is delivered to the Secretary, is entitled to vote at the meeting and upon such election.

In the event EnVen calls a special meeting for the purpose of electing one or more directors to the EnVen Board, any stockholder entitled to vote in such election of directors may nominate a person or persons for election, if the notice required by the EnVen Bylaws (including the completed and signed questionnaire, representation and agreement and any other information, documents, affidavits, or certifications required by EnVen) shall be delivered to the Secretary at the principal executive offices of EnVen not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the

Special meetings may be called only by: (i) the Chairman of the Talos Board, (ii) the President, (iii) a majority of the Talos Board, (iv) a majority of the executive committee (if any), or (v) by the Secretary at the direction of a stockholder, or a group of stockholders, holding at least 25% of the capital stock of Talos.

Nominations of persons for election to the Talos Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to Talos’s notice of a special meeting (i) by or at the direction of the Talos Board or (ii) by any Talos stockholder who (a) is a stockholder of record at the time of giving of notice and at the time of the special meeting, (b) is entitled to vote at the special meeting and (c) complies with the notice procedures as set forth in the A&R Bylaws.

In the event Talos calls a special meeting of stockholders for the purpose of electing one or more directors to the Talos Board, any stockholder may nominate a person or persons for election to such position(s) if the stockholder’s notice required by Section 2.13(a)(ii) of the A&R Bylaws (including the completed and signed questionnaire, representation and agreement) shall be delivered to the Secretary at the principal executive offices of Talos not earlier than the close of business on the 120th day prior to the date of such special meeting and not later than the close of business on the later of the 100th day prior to the date of such special meeting or, if the first public

EnVen	Talos
10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the EnVen Board to be elected at such meeting.	announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Talos Board to be elected at such meeting.

NOTICE OF MEETINGS OF SHAREHOLDERS

Record Date

Pursuant to the EnVen Bylaws, the EnVen Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the EnVen Board, and unless otherwise required by law, not be more than 60 nor less than 10 days before the date of such meeting.

If no record date is fixed by the EnVen Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

A determination of stockholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of the meeting; provided, however, that the EnVen Board may fix a new record date for the adjourned meeting.

Notice of Stockholder Meetings

Pursuant to the EnVen Bylaws, a notice of the meeting shall be given stating: (i) the place, if any; (ii) the date and hour of the meeting; (iii) the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting; (iv) the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting); and (v) in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by law, notice of any meeting shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at the meeting as of the record. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of EnVen.

Record Date

Pursuant to the A&R Bylaws, the Talos Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Talos Board, and unless otherwise required by law, not be more than 60 nor less than 10 days before the date of such meeting.

If no record date is fixed by the Talos Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Talos Board may fix a new record date for the adjourned meeting.

Notice of Stockholder Meetings

Written or printed notice stating the place, day and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting and the purpose or purposes for which the meeting is called shall be delivered by or at the direction of the President, the Secretary or the other person(s) calling the meeting not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting.

EnVen	Talos

SHAREHOLDER RIGHTS PLANS

EnVen does not currently have a stockholder rights plan in effect.	Talos does not currently have a shareholder rights plan in effect nor does the Talos Board currently have any plans to adopt any such plan or similar anti-takeover measures.

SHAREHOLDER INSPECTION RIGHTS; SHAREHOLDER LISTS

The officer in charge of the stock ledger shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the Stockholders entitled to vote is less than 10 days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of a date that is no more than 10 days before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder as of the record date (or such other date).

Such list shall be open to the examination of any stockholder at least 10 days prior to the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting or (ii) during ordinary business hours at the principal place of business of EnVen.

If the meeting is to be held at a place, then a list of Stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Talos shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; (provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the 10th day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing contained in this section shall require Talos to include electronic mail addresses or other electronic contact information on such list.

Such list shall be open to the examination of any stockholder at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of Talos.

In the event that Talos determines to make the list available on an electronic network, Talos may take reasonable steps to ensure that such information is available only to stockholders of Talos. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

EnVen	Talos

NUMBER OF DIRECTORS; DESIGNATION RIGHTS; TERM

Number of Directors

The EnVen Charter provides that the number of directors constituting the EnVen Board shall be fixed exclusively by resolutions adopted by the majority of the total number of authorized directors (whether or not any vacancies exist).

There are currently seven members of the EnVen Board.

Classification; Term

The EnVen Board is comprised of one class of directors elected annually.

Number of Directors

The A&R Charter provides that the number of directors constituting the Talos Board shall be fixed exclusively by resolutions adopted by the majority of the Talos Board, provided that the number of directors constituting the Talos Board may not be less than 3 nor more than 13.

At Closing, there are expected to be eight members of the Talos Board.

Classification; Term

The A&R Charter provides that (i) at the 2023 annual meeting of stockholders, the Class II directors whose terms expire at such meeting will be elected to hold office for a two-year term expiring at the 2025 annual meeting of stockholders; (ii) at the 2024 annual meeting of stockholders, the Class III directors whose terms expire at such meeting will be elected to hold office for a one-year term expiring at the 2025 annual meeting of stockholders; and (iii) at the 2025 annual meeting of stockholders and each annual meeting of stockholders thereafter, all directors will be elected for a one-year term expiring at the next annual meeting of stockholders.

ELECTION OF DIRECTORS

The EnVen Bylaws provide that at all meetings of stockholders for the election of directors at which a quorum is present a plurality of the votes cast shall be sufficient to elect directors.	The A&R Bylaws provide that each director shall be elected, at any meeting for the election of directors at which a quorum is present, (i) in the case of an uncontested election, by the vote of a majority of the votes cast with respect to that director’s election and (ii) in the case of a contested election, by the vote of a plurality of the votes cast with respect to that director’s election. With respect to clause (i), Talos’s corporate governance guidelines may establish procedures with respect to the contingent resignation of any director who does not receive a majority of the votes cast in an election that is not a contested election.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

Newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the EnVen Board shall be filled only by a majority vote of the directors then in office and entitled to vote thereon, though less than a quorum, or by a sole remaining director entitled to vote thereon, and not by the stockholders; provided, however, that vacancies	Any vacancy or newly created directorships in the Talos Board, however occurring, shall be filled only by a majority of the directors then in office, by a sole remaining director, or by a committee of the Talos Board authorized to fill any such vacancies or newly created directorships, and shall not be filled by the stockholders of Talos.

EnVen	Talos
resulting from the removal of directors pursuant to the EnVen RRA shall be filled only by an affirmative vote of a majority of the total number of votes entitled to be cast by the holders party to the EnVen RRA then outstanding.

If any applicable provision of the DGCL expressly confers power on stockholders to fill such a directorship at a special meeting of stockholders, such a directorship may be filled at such meeting only by the affirmative vote of the holders of a majority of the votes which all the stockholders would be entitled to cast in any annual election of directors.

Prior to the date of the 2025 annual meeting of stockholders, any director elected to fill a vacancy will hold office until the next election of the class for which such director will have been chosen and will remain in office until the election and qualification of a successor or such director’s earlier death, resignation or removal. From and after the date of the 2025 annual meeting of stockholders, any director elected to fill a vacancy will hold office until the next annual meeting of stockholders and will remain in office until the election and qualification of a successor or such director’s earlier death, resignation or removal.

REMOVAL OF DIRECTORS

Newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the EnVen Board shall be filled only by a majority vote of the directors then in office and entitled to vote thereon, though less than a quorum, or by a sole remaining director entitled to vote thereon, and not by the stockholders; provided, however, that vacancies resulting from the removal of directors appointed by Bain pursuant to its EnVen Board nomination rights set forth in the EnVen Certificate of Designations shall be filled only by an affirmative vote of Bain. Any director so chosen shall hold office until the next election and until his successor has been elected and qualified.	Directors (other than directors elected exclusively by the holders of one or more series of Talos Preferred Stock) may be removed with or without cause by the affirmative vote of the stockholders that together hold at least a majority of the voting power of the outstanding shares of Talos entitled to vote in any annual election of directors.

DIRECTOR NOMINATIONS BY SHAREHOLDERS

Nominations of persons for election to the EnVen Board may be made at an annual meeting of stockholders only (i) pursuant to EnVen’s notice of meeting, (ii) by or at the direction of the EnVen Board or the nominating and corporate governance committee thereof, or (iii) by any stockholder who was a stockholder of record at the time the notice and complies with the notice procedures set forth in the EnVen Bylaws.

For purposes of director nominations, such notice must be timely, in proper form and provided in writing to the Secretary. To be timely, notice shall be delivered to the

Nominations of persons for election to the Talos Board may be made at an annual meeting of stockholders (i) pursuant to Talos’s proxy materials with respect to such meeting, (ii) by or at the direction of the Talos Board or (iii) by any Talos stockholder who was a stockholder of record at the time of giving of notice, (A) is entitled to vote at the meeting and (B) complies with the notice procedures and form requirements set forth in the A&R Bylaws. Clause (iii) shall be the exclusive means for a stockholder to make nominations or submit other business before an annual meeting of stockholders.

EnVen	Talos

Secretary at the principal executive offices of EnVen not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to such annual meeting or the 10th day following the day on which public announcement is first made by EnVen.

To be in proper form, such notice must contain (i) as to each proposed nominee, set forth: (A) all information relating to such person that is required to be disclosed in accordance with Section 14(a) of the Exchange Act; and (B) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director of EnVen, if elected; (ii) the completed and signed questionnaire, representation and agreement required by Section 1.15 of the EnVen Bylaws; (iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, set forth: (A) the name and address of such stockholder, as they appear on EnVen’s books, and of such beneficial owner; (B) the class or series and number of shares of capital stock owned beneficially and of record by such stockholder and such beneficial owner; (C) a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among such stockholder and/or such beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, including, in the case of a nomination, the nominee; (D) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder and such beneficial owners, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner, with respect to securities of EnVen; (E) a representation that the stockholder is a holder of record of stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination; (F) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of outstanding capital stock required

For purposes of director nominations, such notice must be timely, in proper form and provided in writing to the Secretary. To be timely, notice shall be delivered to the Secretary at the principal executive offices of Talos not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting, provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date of the preceding year’s annual meeting, or if no meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 100th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by Talos.

To be in proper form, a stockholder’s notice must set forth (without incorporation by reference from any other document or writing), as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on Talos’s books, and of such beneficial owner, if any, (ii) (A) the class or series and number of shares of Talos which are, directly or indirectly, owned beneficially and of record by such stockholder and such beneficial owner, (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of Talos directly or indirectly owned beneficially by such stockholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of Talos, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder has a right to vote any shares of any security of Talos, (D) any short interest in any security of Talos, (E) any rights to dividends on the shares of Talos owned beneficially by such stockholder that are separated or separable from the underlying shares of Talos, (F) any proportionate

EnVen	Talos

to approve or adopt the proposal or elect the nominee and/or otherwise to solicit proxies or votes from stockholders in support of such proposal or nomination; and (G) any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder.

EnVen may require any proposed nominee for election as a director to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director.

interest in shares of Talos or derivative instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (G) any performance-related fees (other than an asset-based fee) that such stockholder is entitled to based on any increase or decrease in the value of shares of Talos or derivative instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such stockholder’s immediate family sharing the same household, and (iii) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

Talos may require any proposed nominee to furnish such other information as may reasonably be required by Talos to determine the eligibility of such proposed nominee to serve as an independent director of Talos or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

SHAREHOLDER ACTION BY WRITTEN CONSENT

The EnVen Charter provides that any action which may be taken at an annual meeting or special meeting of stockholders may be taken without a meeting, if a consent in writing is signed by the holders of the outstanding stock having the minimum number of votes necessary to authorize the action at a meeting of stockholders at which all shares entitled to vote thereon were present and voted.	The A&R Charter provides that any action required or permitted to be taken at any annual or special meeting of stockholders of Talos must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent or consents of the stockholders in lieu of a stockholder meeting.

DISTRIBUTIONS TO STOCKHOLDERS

The EnVen Charter provides that the EnVen Board may declare and pay dividends on the EnVen Common Stock out of the assets of EnVen that are by law available therefor, at such times and in such amounts as the EnVen Board in its discretion shall determine, subject to the rights of any outstanding series of preferred stock or any class or series of stock having a preference over, or the right to participate, with the EnVen Common Stock with respect to the payment of dividends.	Pursuant to the A&R Charter, the Talos Board may, in its discretion, out of funds legally available for the payment of dividends and at such times and in such manner as determined by the Talos Board, declare and pay dividends on Talos Common Stock. No dividend (other than a dividend in capital stock ranking on a parity with Talos Common Stock or cash in lieu of fractional shares with respect to such stock dividend) shall be declared or paid on any share or shares of any class of stock or series thereof that

EnVen	Talos

Pursuant to the EnVen Certificate of Designations, the consent or approval of more than 60% of the holders of EnVen Preferred Stock shall be required to make any distribution or payment to junior stock.

Pursuant to the EnVen Certificate of Designations, the holders of the EnVen Preferred Stock are entitled to receive dividends, at the election of the EnVen Board, in cash or in EnVen PIK Shares, which are cumulative from the issue date and payable quarterly, in arrears, beginning on December 31, 2016.

by the express terms of such class of stock or series thereof ranks on parity with Talos Common Stock in respect of payment of dividends for any dividend period unless there shall have been declared, for the same dividend period, like proportionate dividends on all shares of Talos Common Stock then outstanding.

CONVERSION/REDEMPTION RIGHTS

The EnVen Certificate of Designations contains several conversion and redemption features of the EnVen Preferred Stock. Shares of EnVen Preferred Stock are convertible into shares of EnVen Common Stock at any time at the option of the holder at the original issue price of $12.00 per share (the “Initial Conversion Price”). Upon the consummation of an underwritten initial public offering on either the New York Stock Exchange, the NASDAQ Global Market, the NASDAQ Global Select Market or the NASDAQ Capital Market for aggregate gross proceeds of not less than $75 million (a “QIPO”), all the shares of the EnVen Preferred Stock automatically convert into a variable number of shares of EnVen Common Stock based on the price of the EnVen Preferred Stock on the date of conversion (“Conversion Price”). The Conversion Price is based on the Initial Conversion Price and is subject to adjustments for stock dividends, stock splits, stock combinations, and certain issuances of common stock or warrants for less than the Conversion Price. The timing and occurrence of a possible conversion is unknown and contains uncertainties; therefore, neither of the conversion features embody an unconditional obligation.

Additionally, at any time prior to the closing of a QIPO, EnVen may offer to redeem shares of EnVen Preferred Stock, for cash, at a price equal to the Initial Conversion Price per share, plus any accrued but unpaid dividends. Holders of more than 60% of the EnVen Preferred Stock may approve a mandatory conversion of the EnVen Preferred Stock at the Conversion Price.

The A&R Charter provides that Talos shall at all times reserve and keep available, out of its authorized but unissued shares of Talos Common Stock or out of shares of Talos Common Stock held in its treasury, the full number of shares of Talos Common Stock into which all shares of any series of Talos Preferred Stock having conversion privileges from time to time outstanding are convertible.

Talos currently does not have any shares of Talos Preferred Stock outstanding.

PREEMPTIVE RIGHTS

Neither the EnVen Charter nor the EnVen Bylaws provide holders of EnVen capital stock with preemptive rights.	No holder of shares of stock of Talos shall have any preemptive or other rights, except as such rights are

EnVen	Talos

Pursuant to the EnVen Certificate of Designations, if EnVen proposes to sell or issue any additional shares of EnVen Preferred Stock, other equity securities in EnVen, or any other security, bond, note, indebtedness, warrant, option or other right or instrument that is exercisable, convertible or exchangeable, directly or indirectly, into equity in EnVen (collectively, “Equity Securities’”), to any person in a transaction or transactions other than (i) pursuant to a QIPO, (ii) issuances of Equity Securities for consideration pursuant to an acquisition, merger, consolidation or similar business combination, (iii) Equity Securities issued in kind in a distribution or constituting profits interests offered to employees of EnVen, (iv) dividends of EnVen PIK Shares, and (v) Equity Securities issued upon a conversion of any EnVen Preferred Stock, in each case, each holder of EnVen Preferred Stock shall have the right to purchase directly or indirectly a share of such Equity Securities equal to such holders percentage ownership of the EnVen Preferred Stock. Initial holders of EnVen Preferred Stock also hold a right of first refusal over any shares proposed to be sold by any other initial holder of EnVen Preferred Stock, pursuant to the EnVen Certificate of Designations.

expressly provided by contract, an amendment to the A&R Charter or any Preferred Certificate of Designation (as such term used in the A&R Charter).

CHARTER AMENDMENTS

Under Section 242 of the DGCL, a company’s certificate of incorporation may be amended upon a resolution of the board of directors and, subject to certain exceptions, approved by:

•  the holders of a majority of the outstanding shares entitled to vote; and

•  a majority of the outstanding shares of each class entitled to a class vote if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class or alter or change the powers, preference, or special rights of the shares of such class so as to affect them adversely, provided that if the amendment would alter or change the powers, preferences or special rights of one or more series of a class so as to affect them adversely, but shall not so affect the entire class, then only the shares of the series so affected shall be considered a separate class for purposes of the vote.

The EnVen Charter provides that EnVen reserves at any time and from time to time, to amend, modify or repeal any provision(s) contained in the EnVen Charter, except

Subject to any greater vote required by law, the A&R Charter may be amended, modified or repealed upon the affirmative vote of the stockholders that together hold a majority of the voting power of the outstanding shares of Talos entitled to vote thereon.

EnVen	Talos
for any provisions contained in Article 10 of the EnVen Charter, which requires the affirmative vote of the holders of EnVen capital stock then outstanding representing 66 2/3% or more of votes eligible to be cast. The EnVen Certificate of Designations also provides that the consent or approval of more than 60% of the holders of EnVen Preferred Stock shall be required to approve, and EnVen shall not without such approval, amend, alter or repeal (whether by merger, consolidation or otherwise) any of the provisions of the EnVen Certificate of Designations or the EnVen Charter.

BYLAW AMENDMENTS

The EnVen Bylaws may be altered, amended or repealed, and new bylaws made, only by the affirmative vote of stockholders representing at least 66 2/3% of the votes eligible to be cast in an election of directors.

The Talos Board shall have the power to adopt, amend, alter or repeal the A&R Bylaws. In addition to any other vote required by law, the Talos Board shall not amend, alter or repeal the A&R Bylaws without obtaining the approval of a majority of the directors then in office.

In addition, any provision of the A&R Bylaws may be amended, altered or repealed by the stockholders of Talos by the affirmative vote of the holders of a majority of the voting power of the capital stock of Talos outstanding and entitled to vote thereon.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The EnVen Bylaws provides that EnVen shall indemnify and hold harmless, to the fullest extent permitted by applicable law (including as it presently exists or may hereafter be amended), any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of EnVen or, while a director or officer of EnVen, is or was serving at the request of EnVen as a director, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred.

EnVen shall, to the fullest extent permitted by applicable law, pay the expenses (including attorneys’

The A&R Charter provides that Talos shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director or officer of Talos or, while a director or officer of Talos, is or was serving at the request of Talos as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan, whether the basis of such is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all expenses, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in

EnVen	Talos
fees) incurred in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking to repay all amounts advanced if it should be ultimately determined that the person seeking indemnification is not entitled to be indemnified.

settlement) reasonably and actually incurred or suffered by such person in connection therewith.

Talos shall to the fullest extent permitted by applicable law, pay expenses incurred in defending or otherwise participating in any such Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking to repay all amounts advanced if it should be ultimately determined that the person seeking indemnification is not entitled to be indemnified.

Notwithstanding the foregoing provisions, Talos shall indemnify and advance expenses in connection with a Proceeding only if such Proceeding (or part thereof) was authorized by the Talos Board.

LIMITATION OF LIABILITY OF DIRECTORS

The DGCL provides that a corporation may limit or eliminate a director’s personal liability for monetary damages to the corporation or its stockholders for breach of fiduciary duty as a director, except for liability for: (i) any breach of the director’s duty of loyalty to such corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) willful or negligent violation of provisions of Delaware law governing payment of dividends and stock purchases or redemptions; or (iv) any transaction from which the director derived an improper personal benefit.

The EnVen Charter provides that to the fullest extent permitted by the laws of the State of Delaware, no director shall be personally liable to EnVen or its stockholders for monetary damages for breach of fiduciary duty as a director.

To the fullest extent that the DGCL or any other law of the State of Delaware as the same exists or is hereafter amended permits the limitation or elimination of the liability of directors, no person who is or was a director of Talos shall be personally liable to Talos or any of its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to Talos or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (or any successor provision thereto), or (iv) for any transaction from which the director derived an improper personal benefit.

CERTAIN BUSINESS COMBINATIONS

In general, Section 203 of the DGCL, subject to certain exceptions set forth therein, prohibits a business combination between a corporation and an interested stockholder within three years of the time such stockholder became an interested stockholder, unless (i) prior to such time, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least	In general, Section 203 of the DGCL, subject to certain exceptions set forth therein, prohibits a business combination between a corporation and an interested stockholder within three years of the time such stockholder became an interested stockholder, unless (i) prior to such time, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested

EnVen	Talos

85% of the voting stock of the corporation outstanding at the time the transaction commenced, exclusive of shares owned by directors who are also officers and by certain employee stock plans or (iii) at or subsequent to such time, the business combination is approved by the board of directors and authorized by the affirmative vote at a stockholders’ meeting of at least 66 2/3% of the outstanding voting stock of the corporation which is not owned by the interested stockholder.

Section 203 defines a “business combination” as a merger, sale or lease of assets, issuance of securities, or other similar transaction. Section 203 defines an “interested stockholder” as a person who owns, or is an affiliate or associate of the corporation and within three years prior did own, 15% or more of such corporation’s outstanding voting stock, and the affiliates and associates of such person.

EnVen has opted out of Section 203 of the DGCL.

stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, exclusive of shares owned by directors who are also officers and by certain employee stock plans or (iii) at or subsequent to such time, the business combination is approved by the board of directors and authorized by the affirmative vote at a stockholders’ meeting of at least 66 2/3% of the outstanding voting stock of the corporation which is not owned by the interested stockholder.

Section 203 defines a “business combination” as a merger, sale or lease of assets, issuance of securities, or other similar transaction. Section 203 defines an “interested stockholder” as a person who owns, or is an affiliate or associate of the corporation and within three years prior did own, 15% or more of such corporation’s outstanding voting stock, and the affiliates and associates of such person.

Talos has opted out of Section 203 of the DGCL.

FORUM SELECTION

The EnVen Charter provides that the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of EnVen, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee or agent of EnVen to EnVen or to EnVen equityholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the EnVen Charter or the EnVen Bylaws or (iv) any other action asserting a claim governed by the internal affairs doctrine, except as to each of (i) through (iv) above, for any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within 10 days following such determination).

The A&R Charter provides that the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Talos, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder (including a beneficial owner of stock) of Talos to Talos or Talos stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the A&R Charter or the A&R Bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. The federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws of the United States, including without limitation under the Securities Act. Notwithstanding the foregoing, the exclusive forum provision shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act.

Any person or entity purchasing or otherwise acquiring any interest in any share of capital stock of Talos shall be deemed to have notice of and consent to these provisions.

EnVen	Talos

APPRAISAL RIGHTS AND DISSENTERS’ RIGHTS

As EnVen is a Delaware corporation subject to the DGCL, EnVen equityholders have those appraisal rights provided by Section 262 of the DGCL, to the extent applicable, provided they satisfy the special criteria and conditions set forth in Section 262 of the DGCL.

Under Section 262 of the DGCL, EnVen equityholders are entitled to appraisal or dissenters’ rights in connection with the First Merger. Please see “The Mergers—Appraisal Rights.”

As Talos is a Delaware corporation subject to the DGCL, Talos stockholders have those appraisal rights provided by Section 262 of the DGCL, to the extent applicable, provided they satisfy the special criteria and conditions set forth in Section 262 of the DGCL.

Under Section 262 of the DGCL, Talos stockholders are not entitled to appraisal or dissenters’ rights in connection with the Mergers. Please see “The Mergers—Appraisal Rights.”

BUSINESS OPPORTUNITIES

The EnVen Charter provides that, to the fullest extent permitted by the laws of the State of Delaware, EnVen renounces all interest and expectancy that it otherwise would be entitled to have in, and all rights to be offered an opportunity to participate in, any business opportunity that from time to time may be presented to (i) the EnVen Board or any director, (ii) any stockholder, officer or agent of EnVen or (iii) any affiliate of any person or entity identified in the preceding clause (i) or (ii), but in each case excluding any such person in its capacity as an employee of

The A&R Charter provides that, (x) any director or officer of Talos (other than a person then serving as a full-time employee of Talos) who is also an officer, director, employee, managing director or other affiliate of a Principal Stockholder (as such term as defined in the A&R Charter) and (y) the Principal Stockholders, may, and shall have no duty not to, in each case on behalf of the Principal Stockholders (the persons and entities in clauses (x) and (y), each a “Covered Person”), (i) carry on and conduct, whether directly, or as a partner in any partnership, or as a

EnVen or its subsidiaries. No holder of EnVen capital stock and no director that is not an employee of EnVen or its subsidiaries will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which EnVen or its subsidiaries is engaged or (ii) otherwise competing, directly or indirectly, with EnVen or any of its subsidiaries; and (iii) if any holder of EnVen capital stock or any director that is not an employee of EnVen or its subsidiaries acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity both for such holder of EnVen capital stock or such director or any of their respective affiliates, on the one hand, and for EnVen or its subsidiaries, on the other hand, such holder of EnVen capital stock or director shall have no duty to communicate or offer such transaction or business opportunity to EnVen or its subsidiaries and such holder of EnVen capital stock or director may take any and all such transactions or opportunities for itself or offer such transactions or opportunities to any other person or entity.

No potential transaction or business opportunity may be deemed to be a potential corporate opportunity of joint venturer in any joint venture, or as an officer, director or stockholder of any corporation, or as a participant in any syndicate, pool, trust or association, any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as Talos, (ii) do business with any client, customer, vendor or lessor of any of Talos or its affiliates, and (iii) make investments in any kind of property in which Talos may make investments.

Talos renounces any interest or expectancy to participate in any business of the Principal Stockholders, and waives any claim against a Covered Person and shall indemnify a Covered Person against any claim that such Covered Person is liable to Talos or its stockholders for breach of any fiduciary duty solely by reason of such person’s or entity’s participation in any such business.

In the event that a Covered Person acquires knowledge of a potential transaction or matter which may constitute a corporate opportunity for both (x) the Covered Person, in his or her Principal Stockholder-related capacity, or a Principal Stockholder and (y) Talos, the Covered Person shall

EnVen	Talos
EnVen or its subsidiaries unless (i) EnVen and its subsidiaries would be permitted to undertake such transaction or opportunity in accordance with the EnVen Charter, (ii) EnVen and its subsidiaries at such time have sufficient financial resources to undertake such transaction or opportunity and (iii) such transaction or opportunity would be in the same or similar line of business in which EnVen and its subsidiaries are then engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business.	not have any duty to offer or communicate information regarding such corporate opportunity to Talos. Talos also renounces any interest or expectancy in such corporate opportunity and waives any claim against each Covered Person and shall indemnify a Covered Person against any claim, that such Covered Person is liable to Talos or its stockholders for breach of any fiduciary duty solely by reason of the fact that such Covered Person (i) pursues or acquires any corporate opportunity for its own account or the account of any affiliate, (ii) directs, recommends, sells, assigns, or otherwise transfers such corporate opportunity to another person or (iii) does not communicate information regarding such corporate opportunity to Talos, provided, however, in each case, that any corporate opportunity which is expressly offered to a Covered Person in writing solely in his or her capacity as an officer or director of Talos shall belong to Talos.

INFORMATION ABOUT TALOS

Talos Energy Inc.

Talos is a technically-driven independent exploration and production company focused on safely and efficiently maximizing long-term value through its operations, currently in the United States Gulf of Mexico and offshore Mexico both through upstream oil and gas exploration and production, and the development of future carbon capture and sequestration opportunities. Talos leverage decades of technical and offshore operational expertise in the acquisition, exploration and development of assets in key geological trends that are present in many offshore basins around the world. With a focus on environmental stewardship, Talos also utilizes its expertise to explore opportunities to reduce industrial emissions through its carbon capture and sequestration initiatives both in and along the coast of the U.S. Gulf of Mexico.

Talos’s principal executive offices are located at Three Allen Center, 333 Clay Street, Suite 3300, Houston, Texas 77002 and its phone number is (713) 328-3000.

Shares of Talos Common Stock are traded on the NYSE under the symbol “TALO.”

Additional information about Talos and its subsidiaries is included in documents incorporated by reference into this proxy statement/consent solicitation statement/prospectus. See “Where You Can Find More Information.”

CERTAIN BENEFICIAL OWNERS OF TALOS COMMON STOCK

The following table sets forth certain information known to the management of Talos, based on filings made under Section 13(d) and 13(g) of the Exchange Act, regarding the beneficial ownership of Talos Common Stock as of December 31, 2022 by:

•	each person, or group of affiliated persons, known to the management of Talos to beneficially own more than 5% of Talos Common Stock;

•	each member of the Talos Board;

•	each of Talos’s Named Executive Officers; and

•	all of Talos’s directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. In addition, the rules take into account shares of common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable within 60 days of the date of this proxy statement/consent solicitation statement/prospectus. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. Unless otherwise indicated, the address for each of the Company’s directors, executive officers, Named Executive Officers and each beneficial owner of more than 5% of Talos Common Stock listed in the table below is c/o Talos Energy Inc., Three Allen Center, 333 Clay Street, Suite 3300, Houston, Texas 77002.

As of December 31, 2022, there were 82,570,328 shares of Talos Common Stock outstanding.

	Shares Beneficially Owned
Names of Beneficial Owners	Number	Percent
5% Stockholders
Riverstone Funds(1)	12,291,194	14.9%
BlackRock, Inc.(2)	8,807,417	10.7%
Directors and Named Executive Officers:
Neal P. Goldman(3)	29,687	*
Timothy S. Duncan(4)	201,465	*
Charles M. Sledge(5)	20,743	*
Robert M. Tichio	—	—
John “Brad” Juneau(6)	52,671	*
Donald R. Kendall, Jr.(7)	21,191	*
Paula R. Glover(7)	6,159	*
Robert Abendschein(8)	105,354	*
John A. Parker(9)	78,409	*
Shannon E. Young(10)	66,277	*
William S. Moss III(11)	58,576	*
Directors and executive officers as a group (12 persons)	651,779	*

*	Represents beneficial ownership of less than one percent of shares outstanding.
(1)

Represents shares of our common stock held of record by Riverstone Talos Energy Equityco LLC (“Riverstone Equityco”), Riverstone Talos Energy Debtco LLC (“Riverstone Debtco”), ILX Holdings II, LLC (“ILX II”), and Riverstone V Castex 2014 Holdings, L.P. (“Castex 2014”). David M. Leuschen and Pierre F. Lapeyre, Jr. are the managing directors of Riverstone Management Group, L.L.C., which is the general partner of Riverstone/Gower Mgmt Co Holdings, L.P. (“Riverstone/Gower”), which is the sole member of Riverstone Holdings LLC (“Riverstone Holdings”), which is the sole shareholder of Riverstone Energy GP V Corp., which is the managing member of Riverstone Energy GP V, LLC (“Riverstone GP”), which is the general partner of Riverstone Energy Partners V, L.P. (“Riverstone Energy Partners V”), which is the general partner of Riverstone Global Energy and Power Fund V (FT), L.P. (“Riverstone Energy Fund”), which is the general partner of Riverstone V Talos Holdings, L.P. (“Riverstone Aggregator”), which is the managing member of Riverstone Equityco and the sole manager of Riverstone Debtco. In addition, Riverstone Energy Partners V owns an indirect interest in Castex 2014 and in ILX II, Riverstone Holdings is the owner of the ultimate general partner of ILX Holdings III, LLC and Riverstone/Gower is the owner of the ultimate general partner of REL US Partnership, LLC. Each of the foregoing entity or person disclaims any such beneficial ownership of the securities except to the extent of their pecuniary interest therein. As such, each of Riverstone Aggregator, Riverstone Energy Fund V, Riverstone Energy Partners V, Riverstone GP, Riverstone Corp., Riverstone Holdings, Riverstone/Gower, Riverstone Management, and Messrs. Leuschen and Lapeyre may be deemed to share beneficial ownership of the securities held directly by Riverstone Equity and Riverstone Debtco. Each of the foregoing entities and persons, except for Riverstone Aggregator and Riverstone Energy Fund V, may be deemed to share beneficial ownership of the securities held of record by Castex 2014 and by ILX II. The address of each of the foregoing persons is C/O Riverstone Holdings LLC, 712 Fifth Avenue, 36th Floor, New York, New York 10019. The foregoing information is based on each of the Form 4 and Schedule 13D/A filed by the Riverstone Funds on June 21, 2022, respectively.
(2)

BlackRock, Inc. has sole dispositive power over 8,807,417 shares of our common stock and sole voting power over 8,596,746 shares of our common stock. The principal address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. The foregoing information is based on the Schedule 13G filed by BlackRock, Inc. on July 8, 2022.

(3)

For Mr. Goldman, does not include (i) 16,691 unvested RSUs that will vest on March 5, 2023, (ii) 6,263 deferred RSUs that will settle on May 14, 2024 and (iii) 17,491 deferred RSUs that will settle on March 5, 2025, with each of the foregoing RSUs to be settled 60% in shares of our common stock and 40% in cash.

(4)

For Mr. Duncan, does not include (i) 50,698 unvested RSUs that will vest on March 5, 2023 (“2020 RSUs”), (ii) 67,239 unvested RSUs that will vest ratably on each of March 8, 2023 and March 8, 2024 (“2021 RSUs”), (iii) 96,759 unvested RSUs that will vest ratably on each of March 5, 2023, March 5, 2024 and March 5, 2025 (“2022 RSUs”) or (iv) 427,455 unvested RSUs that will vest ratably on each of March 5, 2023 and March 5, 2024, which were granted in exchange for the cancelation of all PSUs outstanding and held by the reporting person on March 4, 2022 (“Retention 2022 RSUs”).

(5)

For Mr. Sledge, does not include (i) 11,612 unvested RSUs that will vest on March 5, 2023, (ii) 4,175 deferred RSUs that will settle on May 14, 2024 and (iii) 6,873 deferred RSUs that will settle on March 5, 2025, with each of the foregoing RSUs to be settled 60% in shares of our common stock and 40% in cash.

(6)	For Mr. Juneau, does not include 11,612 unvested RSUs that will vest on March 5, 2023 and will be settled 60% in shares of our common stock and 40% in cash.
(7)

For each of Mr. Kendall and Ms. Glover, does not include 11,612 unvested RSUs that will vest on March 5, 2023 and will be settled 60% in shares of our common stock and 40% in cash. Mr. Kendall and Ms. Glover each submitted a deferral election with respect to their respective RSUs, and, as a result, such RSUs will settle on the fifth anniversary of the vesting date.

(8)	For Mr. Abendschein, does not include (i) 15,210 unvested 2020 RSUs, (ii) 20,172 unvested 2021 RSUs, (iii) 38,704 unvested 2022 RSUs or (iv) 106,143 unvested Retention 2022 RSUs.
(9)	For Mr. Parker, does not include (i) 16,478 unvested 2020 RSUs, (ii) 21,853 unvested 2021 RSUs, (iii) 31,447 unvested 2022 RSUs or (iv) 137,080 unvested Retention 2022 RSUs.
(10)	For Mr. Young, does not include (i) 19,646 unvested 2020 RSUs, (ii) 26,056 unvested 2021 RSUs, (iii) 38,704 unvested 2022 RSUs or (iv) 158,856 unvested Retention 2022 RSUs.
(11)	For Mr. Moss, does not include (i) 15,843 unvested 2020 RSUs, (ii) 21,012 unvested 2021 RSUs, (iii) 31,447 unvested 2022 RSUs, or (iv) 131,430 unvested Retention 2022 RSUs.

INFORMATION ABOUT ENVEN

Overview of EnVen’s Business

EnVen is an independent oil and natural gas company engaged in the development, exploitation, exploration and acquisition of primarily crude oil properties in the deepwater region of the U.S. Gulf of Mexico. EnVen focuses on developing operated, deepwater assets that its management believes have untapped, lower-risk drill bit opportunities and will provide strong cash flow and significant production potential. This strategy allows EnVen to benefit from the favorable geologic and economic characteristics of the deepwater U.S. Gulf of Mexico fields.

EnVen’s portfolio of assets provides the company with multiple ways to organically grow its business. Similar to acreage in prolific onshore basins, such as the Permian Basin, much of EnVen’s acreage is prospective for oil and natural gas production from multiples zones, or stacked-pay. Using advanced seismic and drilling technology provides EnVen with additional development and production enhancement opportunities within existing and new wellbores. EnVen’s multi-year portfolio of identified and potentially high-return projects include new drill wells, sidetracks and recompletions, most of which are located at or near EnVen’s owned production infrastructure.

As of December 31, 2021, EnVen held 81 leases in the U.S. Gulf of Mexico, which span 427,103 gross acres (336,126 net acres), approximately 50% of these leases are “held by production” and EnVen had an average working interest of approximately 80% for its operated fields and approximately 35% for its non-operated fields. Over 95% of EnVen’s proved reserves as of December 31, 2021 and over 95% of EnVen’s average daily production for the year ended December 31, 2021 was attributable to assets located in the deepwater region.

For the year ended December 31, 2021, EnVen’s daily production averaged 23.4 MBoe/d, approximately 84% of EnVen’s production was oil, approximately 88% of EnVen’s revenues were generated from oil production, and over 90% of EnVen’s production was generated by assets it operates.

As of December 31, 2021, based on a fully-engineered reserve report prepared by Netherland, Sewell & Associates, Inc. (“NSAI”), an independent petroleum engineering firm, EnVen had proved reserves of 50.4 MMBoe, with approximately 86% of the proved reserves being considered developed. As of December 31, 2021, the PV-10 value of EnVen’s proved reserves was $1,396.8 million. See “—Oil, Natural Gas and NGL Reserves—PV-10” below for a reconciliation of EnVen’s proved reserve PV-10 value to the Standardized Measure.

EnVen’s Assets and Reserves

The following table presents EnVen’s oil, natural gas and NGL estimated reserves quantities and PV-10 values as of December 31, 2021, based on a fully-engineered reserve report prepared by NSAI, an independent petroleum engineering firm. In addition, the table shows EnVen’s average daily production and oil production percentages for certain fields for the year ended December 31, 2021.

	Average Daily Production for the Year Ended December 31, 2021		Proved Reserves
	(Boe/d)	% Oil	Total (MMBoe)	PV-10(1) (In millions)
Lobster field	8,333	83%	11.8	$412.8
Brutus field	3,755	86%	10.6	233.7
Glider field	5,148	90%	6.6	309.3
Neptune field	2,040	97%	5.0	134.0
Petronius field	1,621	73%	3.9	95.9

	Average Daily Production for the Year Ended December 31, 2021		Proved Reserves
	(Boe/d)	% Oil	Total (MMBoe)	PV-10(1) (In millions)
Other fields	2,537	68%	12.5	211.1
Reserves Total	23,434	84%	50.4	$1,396.8

Percentage developed reserves			86%	88%

(1)

Proved reserve PV-10 value is a non-GAAP measure and differs from the Standardized Measure, the most directly comparable GAAP financial measure, because the proved reserve PV-10 value does not include the effects of income taxes on future net revenues, discounted at 10%. Neither the proved reserve PV-10 value nor the Standardized Measure represents the fair value of EnVen’s proved oil, natural gas and NGL reserves. See “—Oil, Natural Gas and NGL Reserves—PV-10” below for a reconciliation of EnVen’s proved reserve PV-10 value to the Standardized Measure.

EnVen’s Oil and Natural Gas Properties

For the year ended December 31, 2021, EnVen’s 20 U.S. Gulf of Mexico fields produced an average of 23.4 Boe/d net, approximately 96% of which was generated by assets located in the deepwater U.S. Gulf of Mexico. EnVen’s significant producing fields are described below.

Producing Properties and Related Projects

Lobster

EnVen’s deepwater Lobster field is located in approximately 775 feet of water in the U.S. Gulf of Mexico Ewing Bank blocks 873, 874, 917 and 963. EnVen owns a 66.7% working interest (55.6% net revenue interest) in Ewing Bank blocks 873, 874 and 917 and a 62.5% working interest (51.6% net revenue interest) in Ewing Bank block 963. EnVen is the operator of the Lobster field and Chevron Corporation is EnVen’s non-operating partner. EnVen acquired its interest in the Lobster field from Marathon Oil Corporation in 2015.

As of December 31, 2021, the Lobster field had 11.8 MMBoe of proved reserves, net to EnVen. Average daily production for the year ended December 31, 2021 from the Lobster field was 8,333 Boe/d net, approximately 83% of which consisted of oil. Lobster produces through a fixed platform structure, operated by EnVen, with a processing capacity of approximately 80 MBoe/d. This structure also serves as the host facility for processing production from Ewing Bank blocks 917 and 963, owned by EnVen, as well as third-party production from Ewing Bank block 871 (“Starfish”), operated by Walter Oil & Gas Corporation, and Ewing Bank blocks 877 and 921 (“Spruance”), operated by LLOG Exploration Company (“LLOG”), which EnVen is a non-operating partner with 13.5% working interest. During the year ended December 31, 2021, EnVen generated $2.1 million under production handling agreements related to production from Starfish and Spruance. Third-party pipelines available in the region are the Poseidon pipeline for oil and Discovery pipeline for natural gas.

The Lobster field is situated within a localized salt-withdrawal mini-basin on the southern flank of a partially penetrating salt diapir. The field is bounded on both the east and west by large salt welds that have been reactivated into large, down-to-the-west fault systems. Historically, the primary producing intervals in the Lobster field are the Plio-Pleistocene Bul 1, Cris S and the upper intervals of the Tex Mex E and H Sands, encountered at depths from 9,000 feet to 12,700 feet subsea. The Pliocene Bul 1 is comprised of compensationally stacked, overlapping deepwater turbidites as part of a slope fan complex. The eastern portion of the reservoir is comprised of channels and associated levee/overbank deposits. The western and central portions of the reservoir are massively bedded fan lobes and sheet sands. This reservoir is the field’s primary producer (approximately 75% of the field production) and has a hydrocarbon column greater than 4,000 feet, making it the third largest in the offshore U.S. Gulf of Mexico. The deeper Pliocene Tex Mex Sands are primarily amalgamations of upper slope turbidite channels and sheet sands. The Pleistocene Cris S is the producing interval of the Ewing Bank block 917 (“Oyster”) and Ewing Bank block 963 (“Arnold”) subsea developments tied back to the Lobster facility. Oyster is located within the Lobster basin immediately south of the Lobster facility and Arnold is located in the adjacent supra-salt basin to the southeast. Oyster is a localized basin floor fan trapped on an onlapping unconformity, while Arnold is downslope of the Lobster/Oyster basin and comprised of a weakly-confined slope channel complex with a distributary splay, derived from ‘fill-and-spill’ deposition from the northwest.

The ongoing drilling which has lasted over six years has revitalized Bul 1 production and has deepened the field, producing from the Tex Mex L, N, O/P, and S Sands in intervals down to 17,000 feet subsea. In addition, EnVen drilled the “Clam” prospect in 2022 as an extend reach sidetrack south into the Oyster field for a satellite accumulation of the Bul 1 reservoir. The Clam well commenced production in April 2022. As of December 31, 2021, the cumulative production from the Lobster field was approximately 225 MMBoe, approximately 87% of which consisted of oil.

EnVen’s 2023 capital programs at the Lobster field consist of continued drilling operations using a platform rig contracted from Transocean Ltd. EnVen’s ability to utilize existing wellbores for the majority of the projects reduces the number of drilling days. In both sidetracks and new drills, production is expected to begin within a few days following completion of the rig operations. As noted above, the drilling campaign has been ongoing for six years, consisting of both, development and exploration projects, in the inventory with potential to extend into 2024.

Brutus

EnVen’s deepwater Brutus field is located in approximately 2,900 feet of water in the U.S. Gulf of Mexico Green Canyon blocks 158 and 202. EnVen operates the Brutus field and owns a 100% working interest (87.5% net revenue interest). EnVen acquired its interest in the Brutus field from Shell Offshore Inc. (“Shell”) in 2016.

As of December 31, 2021, Brutus had 10.6 MMBoe of proved reserves, net to EnVen. Average daily production for the year ended December 31, 2021 from the Brutus field was 3,755 Boe/d net, approximately 86% of which consisted of oil. The Brutus field produces through a tension leg platform (“TLP”) owned and operated by EnVen, with a processing capacity of approximately 120 MBoe/d. This TLP also serves as the host facility for processing production from EnVen’s Glider field, as well as third-party production from the J. Bellis field operated by LLOG. During the year ended December 31, 2021, EnVen generated $8.4 million under production handling agreements from LLOG’s J. Bellis field production. Pipelines available in the region are the Brutus Oil Lateral (owned by EnVen), Amberjack, MARS and LOCAP for oil and Nemo, Manta Ray and Nautilus for natural gas.

The Brutus field is comprised of over 15 stacked, Plio-Pleistocene hydrocarbon bearing intervals, primarily between approximately 12,500 feet to 17,000 feet subsea, sub-divided and referenced as the B, C, D, E, G, H and J Sands. These sands were deposited in an intra-slope mini-basin setting and can be divided into four general sequences from amalgamated sheet sands (H and J Sands), transitional (i.e. ponded to bypass) channelized sands (G Sands), amalgamated channel sands (E Sands), and low-relief bypass channel-fill and levee-overbank facies (B, C and D Sands). As of December 31, 2021, cumulative production from the Brutus field was approximately 140 MMBoe, approximately 78% of which consisted of oil. The majority of the production since discovery has come from the deepest H and J Sands. However, in addition to continuing exploitation and optimization of the H and J Sands, both current and future activity in the field target the E and G Sands. EnVen applies both interpretation of its propriety 3-D seismic and information from over 40 well penetrations in the Brutus field to identify and reduce the risk of EnVen’s projects.

EnVen’s operations in the field are conducted from the Brutus TLP and utilize the existing wellbores in the field to provide EnVen with cost and operating efficiencies. In addition, the ability to use existing wellbores reduces EnVen’s drilling days compared to drilling a new well and allows production to begin immediately following completion of operations. The Brutus program uses an EnVen-owned platform drilling rig purchased from Helmerich & Payne International Drilling Co. in 2017. EnVen’s ownership of the platform drilling rig allows it to keep the rig permanently on the TLP for effective cost management while maximizing production without rig mobilization and demobilization costs and the associated production shut-in periods. A second development campaign is planned for mid-year 2023 with four sidetrack development opportunities identified.

Glider

EnVen’s deepwater Glider field is located in approximately 3,300 feet of water in the U.S. Gulf of Mexico Green Canyon block 248. EnVen operates the Glider field and owns a 100% working interest (87.5% net revenue interest). EnVen acquired its interest in the Glider field from Shell in 2016.

As of December 31, 2021, the Glider field had 6.6 MMBoe of proved reserves, net to EnVen. Average daily production for the year ended December 31, 2021 from the Glider field was 5,148 Boe/d net, approximately 90% of which consisted of oil. The Glider field produces through subsea completions tied back to the Brutus TLP.

The Glider field is syncline-separated from the Brutus field which is located seven miles northwest, with nine primary hydrocarbon bearing intervals Pliocene in age and correlative to the reservoirs at the Brutus field. These reservoirs are subdivided and referenced as the F, G, H, I, J and L Sands and primarily reside at depths between 14,000 feet and 15,500 feet subsea. Like the Brutus field, these sands were deposited in an intra-slope mini-basin setting. The H, I and J Sands represent laterally extensive channelized and amalgamated sheet sands while the L Sand represents a levee/overbank facies. As of December 31, 2021, the cumulative production from the Glider field was approximately 50 MMBoe, approximately 88% of which consisted of oil, with the majority of the production primarily from the G-2, H, J and L reservoirs.

Neptune

EnVen’s deepwater Neptune field, is a subsea complex located in approximately 6,250 feet of water in the U.S. Gulf of Mexico Atwater Valley blocks 574, 575 and 618. As of May 2021, EnVen owns a 65% working interest (57% net revenue interest) in the Neptune field. EnVen is the operator of the Neptune field, and W&T Offshore, Inc. (20% working interest) and 31 Offshore LLC (30% working interest) are EnVen’s non-operating partners.

As of December 31, 2021, the Neptune field had 5.0 MMBoe of proved reserves, net to EnVen. Average daily production for the year ended December 31, 2021 from the Neptune field was 2,040 Boe/d net, approximately 97% of which consisted of oil. The Neptune subsea complex produces through a TLP located two blocks west in Green Canyon block 613, located in 4,250 feet of water, with a processing capacity of approximately 60 MBoe/d. Third-party pipelines available in the region are the Enbridge, Caesar and Poseidon oil and Enbridge, Cleopatra, Manta Ray and Nautilus for natural gas.

The Neptune field is comprised of six Lower Miocene hydrocarbon bearing intervals, primarily between 16,300 feet to 18,200 feet subsea, sub-divided and referenced as the M-9, M-9S, M-9X, M-10 and M-12 Sands. As of December 31, 2021, the cumulative production from the Neptune field was approximately 50 MMBoe, approximately 88% of which consisted of oil. The M-10 Sand is laterally extensive, consisting of channels and amalgamated lobes of a basin floor fan system and accounts for approximately 75% of the overall Neptune field production. The M-9 intervals, which are a combination of slump facies and localized channels and ponded deposits, account for the remaining 25% of the Neptune field total production volumes.

The reservoirs are deposited on a large salt-cored, faulted doubly-plunging anticline having four-way closure with an asymmetrically, over-steepened southern flank which has dips up to 70 degrees. The Neptune field is located below the Sigsbee escarpment and is partially obscured by an overlying allochthonus salt canopy that limits 3-D seismic interpretation of the northern area of the Neptune structure. Thus, all development activity to date has been in the southern flank of the field.

Recent activity has focused on optimizing recovery from the producing wells with pressure drawdown management. However, an inventory of development ideas has been recently compiled focusing on the M-9 and M-10 Sands with potential attic or infill wells, as well as possible recompletions, which EnVen may execute on in the near term.

Petronius

EnVen’s deepwater Petronius field is located in approximately 1,750 feet of water in the U.S. Gulf of Mexico in Viosca Knoll blocks 742, 786 and 830. EnVen owns a 50% working interest (43.8% net revenue interest) in the Petronius field. Chevron Corporation operates the Petronius field and also owns a 50% working interest.

As of December 31, 2021, the Petronius field had 3.9 MMBoe of proved reserves, net to EnVen. Average daily production for the year ended December 31, 2021 from the Petronius field was 1,621 Boe/d net, approximately 73% of which consisted of oil. The Petronius field produces through a compliant tower structure, 50% owned by EnVen, with a processing capacity of approximately 77 MBoe/d. This structure also serves as the host facility for processing third-party production from the DeSoto Canyon blocks 4, 48, 47, 91 and 135, (the “Dalmatian field”) operated by Murphy Exploration and Production Company (“Murphy”). During the year ended December 31, 2021, EnVen received $7.2 million under production handling agreements from Murphy related to production from Dalmatian field. Third-party pipelines available in the region are Odyssey for oil and VKGS, WGS and Transco for natural gas.

The Petronius field is comprised of ten stacked, Middle Miocene hydrocarbon bearing intervals, primarily between 9,800 feet to 12,000 feet subsea, sub-divided and referenced as the F, G, H, I, J-0.5, J-1, J-2, J-3, J-4 and J-6 Sands. As of December 31, 2021, the cumulative production of the Petronius field was approximately 210 MMBoe, approximately 80% of which consisted of oil. The J Sands accounted for essentially all of the Petronius field production. The J-1 and J-2 Sands are relatively widespread amalgamated channels and unconfined radial slope fans. These are the most prolific producers within the Petronius field and account for over 78% of the field production. J-4 and J-6 Sands are more limited ponded deposits localized in the southern portion of the field and comprise approximately 17% of the field production. Extended reach wells have been drilled to the north and south, referred to as Viosca Knoll blocks 742 and 830 are considered part of the greater Petronius field.

Current activity has focused on optimizing recovery from the producing wells with maintain the ongoing waterflood. There are no major capital expenditures planned for 2022 or 2023 or identified project inventory associated with the Petronius field.

Spruance

Spruance is a subsalt field located in Ewing Banks blocks 877 and 921 in approximately 1,550 feet of water in the U.S. Gulf of Mexico. EnVen owns a 13.5% working interest (10.2% net revenue interest) in the Spruance field. LLOG operates the Spruance field with a 22.6% working interest.

The field is a faulted west-dipping 3-way dip closure trapped by a north-south trending salt weld with minor compartmentalization by transverse faults. The field is comprised of three stacked, Upper Miocene hydrocarbon bearing intervals between approximately 13,500 to 16,500 feet subsea, sub-divided and referenced based on their depth as 13,500 feet; 15,000 feet (Upper and Lower), and 16,500 feet sands. These sands were deposited in an intra-slope mini-basin setting and consist of localized, ponded slope fans (15,000 feet sand) and channelized reservoir intervals (13,500 feet sand and 16,500 feet). The Miocene subsalt trend in this area has proven to be prolific with major fields and discoveries including Grand Isle block 116 (“Hickory”), South Timbalier block 308 (“Tarantula”), Ewing Bank block 834 (“Coelacanth”), Mississippi Canyon block 793 (“Claiborne”); and Green Canyon block 40 (“Katmai”).

Spruance is a two-well development tied back to EnVen’s operated Lobster platform, currently producing from commingled completions in the 13,500 feet Sands and the 15,00 feet Sands (Upper and Lower) at a gross rate of approximately 18 MBoe/d. Production was on-line as of April 2022. Additional resource potential exists in an offset fault block to the south, in addition to Spruance West to expand development of existing reservoirs, as well as testing additional prospective intervals to the south of the mini-basin. Spruance West has an expected spud date in December 2022 with potential production on-line by the third quarter of 2023 tied into the existing subsea manifold.

Dothraki Appraisal/Development

The proposed Green Canyon EnVen 166 #1ST is an appraisal and development well following the discovery EnVen made with the Dothraki partnership in April 2020. The initial exploration well discovered 60 feet net oil in a high-quality Lower Pliocene reservoir interval (LP-3 Sand) in Green Canyon block 166 in approximately 2,150 feet of water in the U.S. Gulf of Mexico. The LP-3 Sand is a localized ponded deposit in the southern extent of a suprasalt basin. Post-drill evaluation was conducted and the well was temporarily abandoned for subsequent appraisal and development activity. The lease for the proposed development well was acquired in the 2020 Gulf of Mexico Lease Sale. EnVen is the operator with 30.15% working interest. This project was mapped utilizing a proprietary reprocessed, pre-stack, depth migrated wide-azimuth and full-azimuth 3D seismic data with a substantial amount of AVO evaluation. The #1ST well is planned to test the reservoir in a mid-dip position at approximately 23,000 feet subsea to validate the anticipated oil column and volumes implied by the seismic amplitude. Assuming success, Dothraki would be a single-well development that would tieback to EnVen’s Prince TLP with potential co-development synergies with the Sunspear subsea prospect discussed below.

Near-term Subsea Projects

In addition to the projects associated with EnVen’s current producing properties described above, EnVen has a diversified inventory of subsea projects, most of which would likely be tied back to EnVen’s owned infrastructure if successful. Although EnVen currently owns 100% of many of these projects, EnVen intends to farm out a portion of its working interest prior to drilling. Some of EnVen’s near-term subsea prospects are described below.

Sunspear. The Sunspear project is combination structural and stratigraphic trap with seismic amplitude support located in Green Canyon block 78 in approximately 2,250 feet of water in the U.S. Gulf of Mexico. The Sunspear prospect was acquired in the 2020 Gulf of Mexico Lease Sale. EnVen is the operator and owns 100% working interest. The target interval of the Sunspear project is a localized, ponded Lower Pliocene fan on the northern extent of a suprasalt basin. This basin has two undeveloped discoveries to the south – Bison and Dothraki located in the Green Canyon block 166, which bracket the target interval that is approximately 22,500 feet subsea. The project is anticipated to be oil and the primary risk for this project is trap integrity. This project was mapped utilizing a proprietary reprocessed, pre-stack, depth migrated wide-azimuth and full-azimuth 3D seismic data with a substantial amount of AVO evaluation. Assuming success, Sunspear could be a multi-well development that would tieback to EnVen’s Prince TLP.

Nebraska. The Nebraska project is situated on the western flank of a major, salt-cored anticlinal structure within the prolific Atwater foldbelt. Nebraska is located in Atwater Valley blocks 444, 487 and 488 in approximately 4,200 feet of water in the U.S. Gulf of Mexico. The Nebraska prospect was acquired in the 2018 and 2019 Gulf of Mexico Lease Sales. EnVen is the operator with 100% working interest. The Nebraska project is targeting Lower Pliocene and Upper to Lower Miocene ponded fans and channels between 15,000 and 23,500 feet subsea. These intervals correlate to several hydrocarbon-bearing intervals discovered in BP’s Bonsai discovery downdip and to the northwest in Atwater Valley block 398. The Lower Pliocene and Upper Miocene targets are amplitude supported, analogous to the recent Green Canyon block 389 (“Khaleesi”) and Green Canyon block 478 (“Mormont”) discoveries to the west. The Middle and Lower Miocene objectives are structural/geologic plays consistent with the nearby major fields in the Atwater foldbelt (e.g. Neptune, Atlantis, Shenzi). This project is anticipated to be oil and the primary risk for this project is timing/migration. The Nebraska project was mapped utilizing non-proprietary reprocessed, pre-stack, depth migrated wide-azimuth 3-D seismic data. Assuming success, Nebraska would require a multi-well development that would tieback to EnVen’s Neptune TLP.

Hyperion. Hyperion is located in Atwater Valley blocks 398 and 399 in approximately 3,650 feet of water in the U.S. Gulf of Mexico. EnVen acquired the Hyperion prospect in the 2018 and 2019 Gulf of Mexico Lease Sales and is the operator with 100% working interest. The Hyperion project is an offset to the undeveloped Lower Pliocene and Upper Miocene oil pays encountered in the 2005 BP Bonsai discovery. While the BP Bonsai discovery encountered several hydrocarbon-bearing intervals, it is in a depositional shadow on the southern flank of a salt stock and paleo high, and thus, is relatively thin overall and sand poor. Hyperion is intended to follow the undeveloped pays updip, to the southeast toward the apex of the depocenter where these sands should thicken and appear to be trapped both structurally and stratigraphically. The objective section is between 18,000 to 20,000 feet subsea. The project is anticipated to be oil and the primary risk for this project is trap integrity. Hyperion was mapped utilizing non-proprietary reprocessed, pre-stack, depth migrated wide-azimuth 3-D seismic data. If successful, Hyperion would require a multi-well development and could be co-developed with the aforementioned Nebraska prospect as a tieback to EnVen’s Neptune TLP.

Allyrion. The Allyrion project is combination structural and stratigraphic trap with seismic amplitude support located in Green Canyon blocks 568 and 612 in approximately 4,300 feet of water in the U.S. Gulf of Mexico. The Allyrion prospect was purchased by LLOG in the 2017 Gulf of Mexico Lease Sale. EnVen then acquired LLOG’s interest via reimbursement of sunk costs and is currently the operator with 52.5% working interest. The target interval of the Allyrion project is a channelized fan complex is at a depth of 25,100 feet subsea and it is a comparable age and along trend to the recent Khaleesi and Mormont discoveries to the northwest. This project is anticipated to be oil and the primary risk is trap imaging/definition. Allyrion was mapped utilizing non-proprietary reprocessed, pre-stack, depth migrated wide-azimuth 3-D seismic data. Assuming success, Allyrion would require a multi-well development that would tieback to EnVen’s Neptune TLP less than three miles away.

Cunningham. The Cunningham project is a subsalt/weld Upper Miocene seismic anomaly that is both stratigraphically and structurally trapped on the eastern flank of the Candy Bars anticline, located in Green Canyon block 37 in approximately 2,050 feet of water in the U.S. Gulf of Mexico. EnVen acquired the Cunningham prospect was acquired in the 2019 Gulf of Mexico Lease Sale and is the operator with 100% working interest. The primary target interval of the Cunningham project is at 19,100 feet subsea and roughly equivalent to amplitude-supported productive sections of subsalt/subweld discoveries in the neighboring area (Hickory, Tarantula; Spruance and Green Canyon block 39 (“Rockefeller”)). This project is anticipated to be oil and the primary risk for this project is fluid quality as several of the neighboring fields have demonstrated heavier, lower quality crude. A secondary objective in the suprasalt, Lower Pliocene interval will also be tested with the initial well, offsetting undeveloped oil originally discovered in the Green Canyon block 37 British-Borneo #1ST in 1997. The Cunningham project was mapped utilizing non-proprietary reprocessed, pre-stack, depth migrated wide-azimuth 3-D seismic data. Offset development opportunities are also present in Ewing Bank block 1007 and reachable from the proposed drill center in Green Canyon block 37. Assuming success, Cunningham would be a multi-well development that would tieback to EnVen’s Prince TLP or EnVen’s Lobster platform. Additional development opportunities exist in comparable suprasalt targets in the immediate area for future growth of the field.

Productive Wells

The following table presents EnVen’s working interest at December 31, 2021 in its productive oil and natural gas wells:

	Oil		Natural Gas		Total
	Gross	Net	Gross	Net	Gross	Net
Operated	58.00	44.71	8.00	5.84	66.00	50.55
Non-operated	14.00	5.88	6.00	0.97	20.00	6.85

Total productive wells	72.00	50.59	14.00	6.81	86.00	57.40

At December 31, 2021, EnVen did not own interest in any gross active producing oil or natural gas wells containing multiple completions.

Drilling Activity

The following table sets forth EnVen’s drilling activity during the years ended December 31, 2021, 2020 and 2019:

	Exploratory Wells						Development Wells
	Productive(1)		Dry(2)		Total		Productive(1)		Dry(2)		Total		Total
	Gross	Net	Gross	Net	Gross	Net	Gross	Net	Gross	Net	Gross	Net	Gross	Net
December 31, 2021	—	—	—	—	—	—	3.00	2.33	—	—	3.00	2.33	3.00	2.33
December 31, 2020	1.00	0.33	1.00	0.40	2.00	0.73	5.00	3.30	1.00	0.67	6.00	3.97	8.00	4.70
December 31, 2019	1.00	0.63	1.00	0.67	2.00	1.30	5.00	4.00	—	—	5.00	4.00	7.00	5.30

(1)

A productive well is an exploratory or development well found to be capable of producing either oil or natural gas in sufficient quantities to justify completion as an oil or natural gas producing well. Productive wells are included in the table in the year they were determined to be productive, as opposed to the year the well was drilled.

(2)

A dry well is an exploratory or development well that is not a productive well. Dry wells are included in the table in the year they were determined not to be productive, as opposed to the year the well was drilled.

As of December 31, 2021, EnVen had wells actively drilling or completing and wells suspended or awaiting completion, as follows:

Actively Drilling or Completing				Wells Suspended or Waiting on Complete
Exploratory		Development		Exploratory		Development
Gross	Net	Gross	Net	Gross	Net	Gross	Net
1.00	1.00	—	—	2.00	0.27	—	—

Acreage

The following table presents EnVen’s leasehold at December 31, 2021:

	Developed Acreage		Undeveloped Acreage		Total Acreage
	Gross	Net	Gross	Net	Gross	Net
Deepwater(1)	133,400	86,208	231,859	198,965	365,259	285,173
Shelf	54,424	43,533	7,420	7,420	61,844	50,953

Total acreage	187,824	129,741	239,279	206,385	427,103	336,126

(1)

Deepwater refers to acreage in the U.S. Gulf of Mexico characterized by water depths between 500 feet and 7,500 feet and marking the transition from the shallow water associated with the shelf to the deeper water environment.

As of December 31, 2021, 2.4% of EnVen’s total 239,279 gross undeveloped acreage could expire by the end of 2022, 12.7% could expire in 2023, 18.5% could expire in 2024, and 66.4% could expire in 2025 and beyond. As of December 31, 2021, 0.4% of EnVen’s total 206,385 net undeveloped acreage could expire by the end of 2022, 11.1% could expire in 2023, 15.3% could expire in 2024, and 73.2% could expire in 2025 and beyond. EnVen gives consideration to undeveloped leasehold that could expire in the near term when making decisions regarding future drilling and operations. As of December 31, 2021, EnVen had not assigned any proved undeveloped reserves to locations that are currently scheduled to be drilled after lease expiration.

Title to Properties

As is customary in the oil and natural gas industry, EnVen conducts title reviews at the time it acquires oil and natural gas properties and often procures written title reviews and title opinions of local counsel if the value of the acquisition or complexity of the underlying title warrants such analysis. Although title to EnVen’s properties is subject to encumbrances in certain cases, EnVen’s management believes that none of these burdens will materially detract from the value of its properties or from its interest therein or will materially interfere with EnVen’s use in the operation of its business. EnVen’s management believes that the company has satisfactory title to or rights to all of its producing properties.

EnVen’s oil and natural gas properties are subject to customary royalty interests, liens incident to operating agreements, liens for current taxes and other burdens, including other mineral encumbrances and restrictions. EnVen’s management does not believe that any of these burdens materially interfere with EnVen’s use of the properties in the operation of its business.

Oil, Natural Gas and NGL Reserves

Proved Reserves

Proved reserves are those quantities of oil and natural gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible, from a given date forward, from known reservoirs, and under existing economic conditions, operating methods and government regulations, prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation.

There are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves. Periodic revisions to the estimated reserves and future cash flows may be necessary as a result of a number of factors, including reservoir performance, new drilling, oil, natural gas and NGL prices, changes in costs, technological advances, new geological or geophysical data, or other economic factors. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas ultimately recovered or reserve quantities reported by other entities.

EnVen employs a technical staff of petroleum engineers and geoscientists that perform technical analysis of its estimated proved reserves. EnVen’s reserve estimates as of December 31, 2021 are based on a reserve report prepared by NSAI in accordance with the rules and regulations of the SEC by Regulation S-X, Rule 4-10. All of EnVen’s proved reserves presented below are located in the U.S. Gulf of Mexico.

The reserves estimates shown herein have been independently evaluated by NSAI, a worldwide leader of petroleum property analysis for industry and financial organizations and government agencies. NSAI was founded in 1961 and performs consulting petroleum engineering services under Texas Board of Professional Engineers Registration No. F-2699. Within NSAI, the technical persons primarily responsible for preparing the estimates set forth in the NSAI reserves report incorporated herein are Mr. Gregory S. Cohen and Mr. Ruurdjan (Rudi) de Zoeten. Mr. Cohen, a Licensed Professional Engineer in the State of Texas (No. 117412), has been practicing consulting petroleum engineering at NSAI since 2013 and has over 14 years of prior industry experience. He graduated from Carnegie Mellon University in 1980 with a Bachelor of Science Degree in Chemical Engineering and from Anderson Graduate School of Management at UCLA in 1993 with a Master of Business Administration Degree. Mr. de Zoeten, a Licensed Professional Geoscientist in the State of Texas, Geology (No. 3179), has been practicing consulting petroleum geoscience at NSAI since 2008 and has over 18 years of prior industry experience. He graduated from the University of Wisconsin, Madison, in 1986 with a Bachelor of Science Degree in Geology and from University of Texas at Austin in 1988 with a Master of Arts Degree in Geology. Both technical principals meet or exceed the education, training and experience requirements set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers; both are proficient in judiciously applying industry standard practices to engineering and geoscience evaluations as well as applying SEC and other industry reserves definitions and guidelines. NSAI does not own an interest in EnVen or any of EnVen’s properties, nor is it employed by EnVen on a contingent basis.

EnVen’s reserve estimates as of December 31, 2021 and 2020 were determined using the 12-month unweighted arithmetic average of the first-day-of-the-month price for each month in the period January through December.

The following table presents EnVen’s estimated proved developed, proved undeveloped and total proved oil, natural gas and NGL reserves and PV-10 values and the Standardized Measure:

	As of December 31, 2021
	Oil (MBbls)	Natural Gas (MMcf)	NGLs (MBbls)	Total (MBoe)	Proved PV-10(1) (In thousands)
Proved developed producing reserves	27,353	20,837	733	31,559	$897,408
Proved developed non-producing reserves	8,928	16,094	121	11,731	327,480
Proved undeveloped reserves	6,315	4,073	126	7,120	171,887

Total proved reserves	42,596	41,004	980	50,410	$1,396,775
Standardized Measure(1)					$1,140,435

	As of December 31, 2020
	Oil (MBbls)	Natural Gas (MMcf)	NGLs (MBbls)	Total (MBoe)	Proved PV-10(1) (In thousands)
Proved developed producing reserves	23,934	18,966	653	27,748	$329,506
Proved developed non-producing reserves	5,942	11,011	126	7,903	97,105
Proved undeveloped reserves	6,456	4,449	231	7,429	74,103

Total proved reserves	36,332	34,426	1,010	43,080	$500,714
Standardized Measure(1)					$420,896

(1)

Proved reserve PV-10 value is a non-GAAP measure and differs from the Standardized Measure, the most directly comparable GAAP financial measure, because the proved reserve PV-10 value does not include the effects of income taxes on future net revenues, discounted at 10%. Neither proved reserve PV-10 value nor the Standardized Measure represents the fair value of EnVen’s proved oil, natural gas and NGL reserves. See “—PV-10” below for a reconciliation of EnVen’s proved reserve PV-10 value to the Standardized Measure.

The following table presents a summary of the changes in EnVen’s estimated proved reserves which occurred during the year ended December 31, 2021:

Total (MBoe)
Proved reserves at December 31, 2020	43,080
Revisions of previous estimates	13,148
Extensions and discoveries	1,051
Purchases of reserves	1,685
Production	(8,554)

Proved reserves at December 31, 2021	50,410

During the year ended December 31, 2021, EnVen added 7.3 MMBoe of estimated proved reserves, primarily due to positive revisions of 13.1 MMBoe, which include upward proved developed producing performance revisions of 6.2 MMBoe at several of its fields, as well as positive price revisions of 6.9 MMBoe due to increased SEC prices used in the estimation of proved reserves at December 31, 2021 compared to December 31, 2020. EnVen also had 1.1 MMBoe of additional estimated proved reserves from extensions and discoveries as a result of its successful drilling activities at its operated Lobster field and 1.7 MMBoe of additional estimated proved reserves from the acquisition of an additional 35% ownership interest in the Neptune field from BHP Billiton Petroleum (Deepwater) Inc. and BHP Billiton Petroleum GOM Inc. completed in May 2021. These increases were partially offset by 8.6 MMBoe of production during the year ended December 31, 2021.

The following table presents a summary of the changes in EnVen’s estimated proved undeveloped reserves which occurred during the year ended December 31, 2021:

	Oil (MBbls)	Natural Gas (MMcf)	NGLs (MBbls)	Total (MBoe)
Proved undeveloped reserves at December 31, 2020	6,456	4,449	231	7,429
Revisions of previous estimates	1,277	362	(14)	1,323
Conversions to proved developed reserves	(1,418)	(738)	(91)	(1,632)

Proved undeveloped reserves at December 31, 2021	6,315	4,073	126	7,120

During the year ended December 31, 2021, EnVen’s proved undeveloped reserves decreased by 0.3 MMBoe partially due to the conversion of 1.6 MMBoe, or 23%, of its proved undeveloped reserves to proved developed producing reserves, due to the conversion of one gross (one net) proved undeveloped reserve location. The Lobster A-23 well was drilled and completed for a cost of $19.0 million, of which $10.8 million and $8.2 million was incurred during the years ended December 31, 2020 and 2021, respectively. This conversion was partially offset by incremental 1.3 MMBoe of upward revisions due to one Prince field proved undeveloped reserve location that became economic and was concurrently included in our capital program, expected to be developed within five years. During the year ended December 31, 2021, development activities for the Spruance prospect continued including the design and fabrication of the required flowline and tieback infrastructure to allow for the completion of the previously drilled wells to occur during the year ending December 31, 2022.

PV-10

Proved reserve PV-10 values are non-GAAP financial measures and represent the period-end present values of estimated future cash inflows from EnVen’s proved reserves, less projected future development, all estimated future costs to settle our asset retirement obligations associated with our proved reserves, including proved undeveloped reserves and production (excluding DD&A and any impairments of oil and natural gas properties) costs before consideration of any income taxes, discounted at 10% to reflect timing of future cash flows, using SEC pricing assumptions in effect at the end of the period. The PV-10 value of EnVen’s proved reserves is equal to the standardized measure of discounted future net cash flows at the applicable date (or, the Standardized Measure), the most directly comparable GAAP financial measure, before deducting future income taxes, discounted at 10%. PV-10 and Standardized Measure values do not include future net revenues from EnVen’s production handling agreements.

Generally, PV-10 is not equal to, or a substitute for, the GAAP financial measure of standardized measure of discounted future net cash flows. EnVen’s proved reserve PV-10 values and standardized measure of discounted future net cash flows do not purport to present the fair value of EnVen’s oil and natural gas reserves. GAAP does not provide a measure of estimated future net cash flows for reserves other than proved reserves.

EnVen’s management believes that the presentation of PV-10 is useful because it presents the relative monetary significance of EnVen’s properties regardless of tax structure. Further, investors may utilize the measure as a basis for comparison of the relative size and value of EnVen’s reserves to other companies. EnVen uses this measure when assessing the potential return on investment related to EnVen’s oil and natural gas properties.

The following table provides a reconciliation of EnVen’s proved reserve PV-10 value to the Standardized Measure at December 31, 2021 and 2020:

	Year ended December 31,
(In thousands)	2021	2020
Proved reserve PV-10 value	$1,396,775	$500,714
Present value of future income taxes discounted at 10%	256,340	79,818

Standardized Measure	$1,140,435	$420,896

Estimation of Reserves

For purposes of estimating EnVen’s reserves, EnVen and NSAI used technical and economic data including well logs, geologic maps, seismic data, well test data, production data, historical price and cost information and property ownership interests. EnVen’s reserves have been estimated using deterministic estimates. Standard engineering and geoscience methods were used, or a combination of methods, including performance analysis, volumetric analysis and analogy, which EnVen and NSAI considered to be appropriate and necessary to categorize and estimate reserves in accordance with SEC definitions and regulations subject to the exceptions discussed in this proxy statement/consent solicitation statement/prospectus and the reserve reports. A substantial portion of these reserves are for undeveloped locations; such reserves are based on estimates of reserve volumes and recovery efficiencies along with analogy to properties with similar geologic and reservoir characteristics.

Reserve engineering is and must be recognized as a subjective process of estimating volumes of economically recoverable oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation. As a result, the estimates of different engineers often vary. In addition, the results of drilling, testing and production may justify revisions of such estimates. Accordingly, reserve estimates often differ from the quantities of oil and natural gas that are ultimately recovered. Estimates of economically recoverable oil and natural gas and of future net revenues are based on a number of variables and assumptions, all of which may vary from actual results, including geologic interpretation, prices and future production rates and costs.

Qualifications of Technical Persons and Internal Control over Reserves Estimation Process

Estimates of EnVen’s oil and natural gas reserves relating to its fields as of December 31, 2021 were based upon the reserve report prepared by NSAI, an independent petroleum engineering firm, which estimated 100% of EnVen’s proved reserves as of December 31, 2021. The NSAI reserve report was prepared in accordance with the Standards Pertaining to the Estimating and Auditing of Oil and Natural Gas Reserves Information promulgated by the Society of Petroleum Engineers and the guidelines established by the SEC. The technical personnel responsible for preparing the reserve estimates of NSAI meet the requirements regarding qualifications, independence, objectivity and confidentiality set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Natural Gas Reserves Information promulgated by the Society of Petroleum Engineers. NSAI does not own an interest in EnVen’s properties nor is employed on a contingent fee basis.

EnVen’s internal staff of petroleum engineers and geoscience professionals work closely with NSAI to ensure the integrity, accuracy and timeliness of data furnished to NSAI for use in their reserves estimation process. Throughout each fiscal year, EnVen’s technical team meets with EnVen’s independent reserve engineers to review properties and discuss methods and assumptions used in preparation of the reserves estimates. EnVen provides historical information to independent reserve engineers for EnVen’s properties such as ownership interest, oil, natural gas and NGL production, well test data, commodity prices and operating and development costs. The NSAI reserve reports are reviewed with a representative of EnVen’s internal technical staff before dissemination of the information.

EnVen’s Vice President of Engineering, Kendall Meyers, oversees the preparation of EnVen’s reserve estimates. He has over 30 years of technical experience in petroleum engineering and reservoir evaluation and analysis. Mr. Meyers graduated from Louisiana State University with a Bachelor’s of Science Degree in Petroleum Engineering. The Society of Petroleum Engineers recognized Mr. Meyers’ achievements in 2009 and awarded him the Distinguished Contribution Award for Reservoir Description and Dynamics.

The preparation of EnVen’s reserve estimates are completed in accordance with EnVen’s internal control procedures, which are intended to ensure reliability of reserve estimations. These procedures, include, but are not limited to, the following:

•	the review and verification of EnVen’s actual historical production data by its internal technical staff, which EnVen provides to the independent reserve engineers;

•	the review by EnVen’s Vice President of Engineering of its reserves estimates, including the review of all significant reserve changes and all new proved undeveloped reserves additions;

•	annual review of EnVen’s year-ended reserves estimates by the board of directors, including the review of significant changes and all new proved undeveloped reserves additions;

•	direct reporting responsibilities by EnVen’s Vice President of Engineering to EnVen’s Executive Vice President — Exploration and Reservoir Engineering; and

•	the verification of property ownership by EnVen’s land department.

Oil, Natural Gas and NGL Prices and Production

The prices EnVen receives for its oil, natural gas and NGL production heavily influence EnVen’s revenue, operating results, profitability, access to capital, future rate of growth and carrying value of EnVen’s properties. Oil, natural gas and NGL are commodities and, therefore, their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, the commodities market has been volatile. This market will likely continue to be volatile in the future. The prices EnVen receives for its production, and the levels of EnVen’s production, depend on numerous factors beyond its control. For a list of factors that could impact the realized prices of EnVen’s oil, natural gas and NGL production, see “Risk Factors—Oil and natural gas prices are volatile. Sustained periods of low, or declines in, commodity prices may adversely affect our financial condition and results of operations, cash flows, access to the capital markets and ability to grow” in Talos’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which is incorporated by reference in this proxy statement/consent solicitation statement/prospectus.

The following table presents the NYMEX WTI and NYMEX HH average prices, EnVen’s average realized oil and natural gas prices (excluding and including effects of derivatives), EnVen’s average realized oil and natural gas price differentials (excluding and including effects of derivatives) to the benchmark prices, and EnVen’s average realized NGL price for the periods indicated:

	Year Ended December 31,
	2021	2020	2019
Oil (per Bbl):
NYMEX WTI Average	$68.08	$39.34	$57.04
Average realized price (excluding effects of derivatives)	$65.21	$36.59	$59.04
Average realized price differential to benchmark(1)	$(2.87)	$(2.75)	$2.00
Percentage of average realized price to benchmark(1)	95.8%	93.0%	103.5%
Average realized price (including effects of derivatives)(2)	$50.33	$41.84	$56.82
Natural gas:
NYMEX HH Average ($/MMBtu)	$3.72	$2.13	$2.53
Average realized price (excluding effects of derivatives) ($/Mcf)	$4.74	$2.27	$2.94
Average realized price differential to benchmark ($/Mcf)(1)(3)	$0.88	$0.06	$0.32
Percentage of average realized price to benchmark(1)(3)	122.9%	102.8%	112.3%
Average realized price (including effects of derivatives) ($/Mcf)(2)	$4.11	$2.48	$3.04
NGLs (per Bbl):
Average realized price	$36.60	$12.92	$16.41

(1)	Benchmarks are the NYMEX WTI and NYMEX HH average prices for oil and natural gas, respectively.
(2)

The effects of derivatives represents, as applicable to the periods presented: (i) current period derivative settlements; (ii) the exclusion of the impact of current period settlements for early-terminated derivatives originally designated to settle against future production period revenues; (iii) the exclusion of option premiums paid in current periods related to future production period revenues; (iv) the impact of the prior period settlements of early-terminated derivatives originally designated to settle against future production period revenues; and (v) the impact of option premiums paid in prior periods related to current period production revenues.

(3)	Calculated using a conversion factor of one Mcf equal to 1.037 MMBtu.

The following table presents EnVen’s total production by product and EnVen’s average daily production volumes, average realized prices and production costs per Boe for its fields that made up 15% or more of its proved reserve value as of December 31, 2021 for the periods indicated:

	Year Ended December 31,
	2021	2020	2019
Production volumes:
Oil (MBbls)	7,177	7,815	7,649
Natural gas (MMcf)	7,005	8,267	8,925
NGLs (MBbls)	209	253	218
Total (MBoe)	8,554	9,446	9,355
Average daily production (MBoe/d)	23.4	25.9	25.6
Lobster field
Production volumes:
Oil (MBbls)	2,521	2,249	1,934
Natural gas (MMcf)	2,124	1,768	1,247
NGLs (MBbls)	167	209	144
Total (MBoe)	3,042	2,753	2,286
Average daily production (MBoe/d)	8.3	7.5	6.3
Average realized price:
Oil (per Bbl)	$64.85	$35.65	$57.44
Natural gas (per Mcf)	$4.40	$2.37	$3.12
NGLs (per Bbl)	$37.21	$12.83	$15.95
Production cost per Boe	$4.37	$3.95	$4.07
Brutus field
Production volumes:
Oil (MBbls)	1,186	1,633	1,223
Natural gas (MMcf)	1,109	1,403	1,190
Total (MBoe)	1,371	1,867	1,422
Average daily production (MBoe/d)	3.8	5.1	3.9
Average realized price:
Oil (per Bbl)	$63.99	$34.83	$58.31
Natural gas (per Mcf)	$5.59	$2.17	$3.68
Production cost per Boe	$19.35	$16.53	$21.00

EnVen’s oil production price has a premium or deduct differential to the prevailing NYMEX WTI price. A substantial portion of EnVen’s crude differential reflects adjustments for location, crude quality and transportation and gathering costs. Similar to oil, EnVen’s natural gas production price has a premium or deduct differential to the prevailing NYMEX HH price primarily due to differential adjustments for location and quality and energy content of the natural gas. Location differentials result from variances in natural gas transportation costs based on the proximity of the natural gas to its major consuming markets that correspond with the ultimate delivery point as well as individual supply and demand dynamics. The majority of EnVen’s natural gas production is delivered to a natural gas processor who gathers and processes EnVen’s raw natural gas and remits proceeds for the resulting sales of NGLs and residue gas. NGL sales occur at the tailgate of the facility with prices derived from the Mont Belvieu Trading Hub. For a further discussion on EnVen’s average realized prices, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of EnVen—Known Trends and Uncertainties—Realized Prices on the Sale of Oil, Natural Gas and NGLs.”

To reduce EnVen’s price volatility, EnVen may enter into derivative contracts to economically hedge a significant portion of EnVen’s estimated production from its proved developed producing oil and natural gas properties against adverse fluctuations in commodity prices. By doing so, EnVen’s management believes the company can mitigate, but not eliminate, the potential negative effects of decreases in oil and natural gas prices on EnVen’s cash flows from operations. However, EnVen’s hedging activity could reduce its ability to benefit from increases in oil and natural gas prices. EnVen could sustain losses to the extent its derivative contract prices are lower than market prices and, conversely, EnVen could recognize gains to the extent its derivative contract prices are higher than market prices. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of EnVen—Quantitative and Qualitative Disclosures about Market Risk—Commodity Price Risk” for a discussion of historical commodity pricing.

Marketing and Customers

The marketability of EnVen’s oil, natural gas and NGL production depends in part upon the availability, proximity and capacity of transportation facilities owned by third parties. EnVen’s share of oil, natural gas and NGL production from its properties is sold under a series of arm’s length contracts awarded on a competitive bid basis or entered into following negotiations. Oil is sold directly to companies with refineries in the U.S. Gulf Coast regions of Texas and Louisiana at prices based on widely-used industry benchmarks. Gas is processed in one of nine large onshore gas plants, where EnVen is paid its contractual share of revenues from the sale of natural gas. EnVen sells its residue gas to a purchaser who delivers to various industrial and energy markets as well as intrastate and interstate pipeline systems.

EnVen typically sells its production to a relatively small number of customers, as is customary in the exploration, development and production business. Historically, EnVen has sold a large portion of its oil production to Shell.

During the years ended December 31, 2021 and 2020, sales to Shell accounted for approximately 85.2% and approximately 84.5%, respectively, of EnVen’s total revenue and they were the only purchaser which accounted for more than 10% of EnVen’s total revenue.

Competition

EnVen encounters competition from other oil and natural gas companies in all areas of EnVen’s operations, including the acquisition of properties, marketing its oil, natural gas and NGL production, and securing personnel. Many of EnVen’s competitors are larger companies that have been engaged in the oil and natural gas business for longer than EnVen has and possess substantially larger technical and personnel resources. They may also have greater capital resources or can obtain access to capital resources at a lower cost. EnVen may not be able to compete successfully in the future in acquiring prospective reserves, developing reserves, marketing hydrocarbons, raising additional capital and attracting and retaining quality personnel, which could have a material adverse effect on EnVen’s business, financial condition and results of operations.

Seasonal Nature of Business

Seasonal weather conditions and lease stipulations can limit EnVen’s drilling and producing activities and other oil and natural gas operations in a portion of EnVen’s operating areas. These seasonal anomalies can pose challenges for meeting EnVen’s well drilling objectives and can increase competition for equipment, supplies and personnel, which could lead to shortages and increase costs or delay operations.

Regulation of the Oil & Natural Gas Industry

The oil and natural gas industry is extensively regulated by numerous federal, state and local authorities, some of which are authorized by statute to issue rules and regulations that are binding on the oil and natural gas industry and its individual members. Legislation affecting the oil and natural gas industry is under constant review for amendment or expansion, frequently increasing the regulatory burden. Although the regulatory burden on the oil and natural gas industry increases EnVen’s cost of doing business and, consequently, affects EnVen’s profitability, these burdens generally do not affect EnVen any differently or to any greater or lesser extent than they affect other companies in the industry with similar types, quantities and locations of production.

EnVen is generally subject to the same regulations that Talos is subject to, and such regulations affect, or may affect, EnVen and its operations in substantially the same manner as they affect, or may affect, Talos and its operations. For a more detailed discussion of these regulations, see “Items 1 and 2. Business and Properties—Government Regulation” in Talos’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which is incorporated by reference in this proxy statement/consent solicitation statement/prospectus.

Operational Hazards and Insurance

The oil and natural gas industry involves a variety of operating risks, including the risk of fire, explosions, blowouts, pipe failures and, in some cases, abnormally high pressure formations which could lead to environmental hazards such as oil spills, natural gas leaks and the discharge of toxic gases. If any of these should occur, EnVen could incur legal defense costs and could be required to pay amounts due to injury, loss of life, damage or destruction to property, natural resources and equipment, pollution or environmental damage, regulatory investigation and penalties and suspension of operations.

In accordance with what EnVen’s management believes to be industry practice, EnVen maintain insurance against some, but not all, of the operating risks to which its business is exposed. EnVen has insurance policies for property (including leased oil and natural gas properties), general liability, operational control of certain wells, pollution, commercial auto, umbrella liability, inland marine, workers’ compensation and other coverage. EnVen is self-insured for named windstorms in the U.S. Gulf of Mexico. EnVen also have surety bonds associated with environmental and asset retirement obligations, self-insurance bonds for workers’ compensation claims and other bonds to cover additional liabilities.

Most of EnVen’s insurance coverage includes deductibles that must be met prior to recovery. Additionally, EnVen’s insurance is subject to exclusion and limitations, and there is no assurance that such coverage will fully or adequately protect EnVen against liability from all potential consequences, damages and losses. Any of these operational hazards could cause a significant disruption to EnVen’s business. A loss not fully covered by insurance could have a material adverse effect on EnVen’s financial condition, results of operations and cash flows.

EnVen reevaluates the purchase of insurance, policy terms and limits annually. Future insurance coverage for EnVen’s industry could increase in cost and may include higher deductibles or retentions. In addition, some forms of insurance may become unavailable in the future or unavailable on terms that EnVen’s management believes are economically acceptable. No assurance can be given that EnVen will be able to maintain insurance in the future at rates that it considers reasonable and EnVen may elect to maintain minimal or no insurance coverage. EnVen may not be able to secure additional insurance or bonding that might be required by new governmental regulations. This may cause EnVen to restrict its operations, which might severely impact its financial condition. The occurrence of a significant event, not fully insured against, could have a material adverse effect on EnVen’s financial condition and results of operations.

Generally, EnVen also requires its third party vendors to sign master service agreements in which they agree to indemnify EnVen for injuries and deaths of the service provider’s employees as well as contractors and subcontractors hired by the service provider.

Employees

As of December 31, 2021, EnVen had 149 full-time employees, of which 13 have technical experience and training to evaluate oil and natural gas assets and opportunities in the U.S. Gulf of Mexico. None of EnVen’s employees are represented by labor unions or covered by any collective bargaining agreements. EnVen also hires independent contractors and consultants involved in land, technical, regulatory and other disciplines to assist EnVen’s full-time employees. EnVen considers its relations with its employees to be satisfactory.

Legal Proceedings

From time to time, EnVen is a party to ongoing legal proceedings in the ordinary course of business, including workers’ compensation claims, employment-related disputes, commercial disputes, personal injury claims, royalty claims, property damage claims and contract actions. EnVen’s management does not believe the results of these proceedings, individually or in the aggregate, will have a material adverse effect on EnVen’s business, financial condition, results of operations and liquidity.

In June 2019, David M. Dunwoody, Jr., former President of the Company, filed a lawsuit against the Company in Texas District Court alleging that the circumstances of his resignation constituted “Good Reason” under his employment agreement dated as of November 6, 2015 (the “Employment Agreement”), and entitled him to the severance payments and benefits as set forth in his Employment Agreement for a resignation for “Good Reason.” In September 2021, the trial court entered a judgment of $12.4 million in favor of Mr. Dunwoody, inclusive of Mr. Dunwoody’s legal fees and interest, which the Company has recorded as a non-current liability on its condensed consolidated balance sheets as of September 30, 2022 and December 31, 2021. The Company disagrees with many of the trial court’s rulings and does not agree with Mr. Dunwoody’s assertion that he had “Good Reason” to resign from his employment. The Company expects the appellate process to continue for the foreseeable future.

In July 2019, the Company filed a lawsuit against Mr. Dunwoody in Delaware Chancery Court for breach of fiduciary duty and equitable fraud relating to Mr. Dunwoody’s conduct while he was President of the Company. In January 2020, the Company filed an amended complaint that added claims against Oilfield Pipe of Texas, LLC for aiding and abetting Mr. Dunwoody’s breach of his fiduciary duty and equitable fraud. On April 21, 2022, the Delaware Chancery Court denied Mr. Dunwoody’s renewed motion to dismiss and the parties are engaged in discovery. The Delaware Chancery Court has schedule the trial for July 2023. The Company may recognize additional liabilities and expenses in future periods related to this litigation with Mr. Dunwoody.

Additional Company Information

EnVen’s corporate headquarters are located at 609 Main Street, Suite 3200, Houston, TX 77002. EnVen has additional offices in Lafayette, Louisiana.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ENVEN

This Management’s Discussion and Analysis of Financial Condition and Results of Operations of EnVen Energy Corporation (“EnVen”) contains “forward-looking statements” that reflect management’s future plans, estimates, beliefs, and expected performance. The forward-looking statements are dependent upon events, risks, and uncertainties that may be outside EnVen’s control. EnVen’s actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, market prices for oil, natural gas, and NGLs, production volumes, estimates of proved reserves, capital expenditures, economic and competitive conditions, regulatory changes, and other uncertainties. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. EnVen does not undertake any obligation to publicly update any forward-looking statements except as otherwise required by applicable law. Please see the section titled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 28 of this proxy statement/consent solicitation statement/prospectus for a discussion of the risks, uncertainties and assumptions relating to EnVen’s forward-looking statements, as well as the information set forth under the section titled “Risk Factors” beginning on page 31 of this proxy statement/consent solicitation statement/prospectus. Additionally, this disclosure should be read in conjunction with EnVen’s audited consolidated financial statements and related notes as of and for the three-years ended December 31, 2021 and unaudited interim financial statements and related notes as of and for the three and nine months ended September 30, 2022, each of which are included elsewhere in this proxy statement/consent solicitation statement/prospectus.

Overview

EnVen is an independent oil and natural gas company engaged in the development, exploitation, exploration, and acquisition of primarily crude oil properties in the deepwater region of the U.S. Gulf of Mexico. EnVen focuses on developing operated, deepwater assets that it believes have untapped, lower-risk drill bit opportunities and will provide strong cash flow and significant production potential. This strategy allows EnVen to benefit from the favorable geologic and economic characteristics of the deepwater U.S. Gulf of Mexico fields.

As of December 31, 2021, EnVen held 81 leases in the U.S. Gulf of Mexico, which span 427,103 gross acres (336,126 net acres), approximately 50% of these leases are “held by production” and EnVen had an average working interest of approximately 80% for its operated fields and approximately 35% for its non-operated fields. Over 95% of EnVen’s proved reserves as of December 31, 2021 and over 95% of EnVen’s average daily production for the year ended December 31, 2021 was attributable to assets located in the deepwater region.

Business Environment

Commodity prices are predominantly driven by the physical market for oil and natural gas, supply and demand, financial markets, and various other geopolitical factors; therefore, changes and uncertainties surrounding these factors typically result in notable fluctuations and volatility in oil and natural gas prices and commodity markets.

Beginning in early 2020, the coronavirus (“COVID-19”) pandemic, and the various mobility restrictions implemented in response to the pandemic, caused significant market disruptions, volatility, and uncertainty which led to considerable changes in the global economy and the demand for oil and natural gas resulting in significantly lower commodity prices throughout the first half of 2020. In 2021, the global demand for oil and natural gas started to rebound as COVID-19 vaccinations became available and certain restrictions were lifted, resulting in higher commodity prices during the second half of 2021. However, Russia’s ongoing military conflict with Ukraine, beginning in February 2022, introduced wider disruptions to oil and natural gas supply and demand, resulting in further volatility in crude oil and natural gas prices.

The Russian war with Ukraine continues to evolve, and the extent to which such events may have a materially adverse effect on EnVen’s business, financial position, results of operations, and/or cash flows will depend on future developments, which are highly uncertain and cannot be predicted.

The following table presents the NYMEX WTI and NYMEX HH average, high, and low prices for the periods indicated:

	Year Ended December 31,
	2021	2020	2019
Oil (per Bbl):
NYMEX WTI Average	$68.08	$39.34	$57.04
NYMEX WTI High	$84.65	$63.27	$66.30
NYMEX WTI Low	$47.62	$(37.63)	$(46.54)
Natural gas (per MMBtu):
NYMEX HH Average	$3.72	$2.13	$2.53
NYMEX HH High	$6.31	$3.35	$3.59
NYMEX HH Low	$2.45	$1.48	$2.07

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Oil (per Bbl):
NYMEX WTI Average	$91.43	$70.52	$98.25	$65.02
NYMEX WTI High	$108.43	$75.45	$123.70	$75.45
NYMEX WTI Low	$76.71	$62.32	$76.08	$47.62
Natural gas (per MMBtu):
NYMEX HH Average	$7.95	$4.32	$6.69	$3.35
NYMEX HH High	$9.68	$5.87	$9.68	$5.87
NYMEX HH Low	$5.51	$3.60	$3.72	$2.45

U.S. Gulf of Mexico. After the lifting of the drilling moratorium in the U.S. Gulf of Mexico in 2011, exploration and production companies resumed their exploration and development activity in the deepwater and ultra deepwater regions of the U.S. Gulf of Mexico. EnVen believes that it will continue to see opportunities to acquire what it views as under-exploited deepwater positions in the U.S. Gulf of Mexico as larger operators with different cost structures and priorities seek to focus on other areas and companies continue to divest their assets in deepwater fields.

EnVen believes that some large operators are motivated to accelerate their divesting of still under-exploited U.S. Gulf of Mexico deepwater assets, amongst others, that may no longer be the core to their current strategy, and thus provide EnVen with an opportunity to acquire assets in its areas of focus that it believes will provide attractive risk adjusted returns on its investment. EnVen proactively pursues acquisitions of assets that in general (i) EnVen will operate or will have a well-established U.S. Gulf of Mexico operator, (ii) have oil-weighted production, (iii) have proved developed producing reserves with further development and exploitation potential, (iv) are high margin and reviewed for production handling agreement revenue, (v) have tie-back potential to EnVen’s existing infrastructure, and (vi)  are long life assets with pre-negotiated surety bond securitization.

Factors Affecting Comparability

EnVen’s historical financial condition and results of operations for the periods presented may not be comparable, either between periods or going forward due to the business environment factors described above, specifically changes in commodity pricing, along with the other transactions described below.

2021 Refinancing Transactions

In April 2021, EnVen completed the offering of the $302.5 million aggregate principal amount EnVen Second Lien Notes and used the net proceeds from the EnVen Second Lien Notes offering to redeem the remaining $276.8 million principal amount of the outstanding EnVen 2023 Second Lien Notes . Additionally, EnVen amended certain terms of the EnVen Revolving Credit Facility agreement, which, among other things, extended the maturity date to January 26, 2024, established a revised borrowing base of $165.0 million, and reduced the aggregate committed amounts thereunder to $165.0 million (collectively, the “2021 Refinancing Transactions”). As part of the semi-annual redeterminations, in November 2021, the EnVen Revolving Credit Facility borrowing base was increased to $200.0 million and in June 2022, the EnVen Revolving Credit Facility borrowing base and aggregated committed amounts were increased to $250.0 million and $200.0 million, respectively. See “—Liquidity and Capital Resources—Other Significant Sources of Liquidity” and “Notes to Audited Consolidated Financial Statements—Note 8—Long-Term Debt” for a further discussion of the 2021 Refinancing Transactions and the EnVen Revolving Credit Facility.

Conversion of Class B Common Stock and Settlement of the Tax Receivable Agreement

On October 30, 2015, Energy Ventures GoM Holdings, LLC entered into an agreement to sell 13,732,925 units in a private offering, at a price of $10.00 per unit, to selected institutional investors (the “2015 Equity Offering”). Prior to the closing of the 2015 Equity Offering, the then existing members of Energy GoM Holdings contributed 100% of their limited liability company units (the “limited liability interests”) in EnVen GoM to a newly formed limited liability company, EnVen Equity Holdings, LLC (“EnVen Equity Holdings”). Therefore, the members of EnVen Equity Holdings indirectly owned 100% of the limited liability interests of EnVen GoM. Following this transaction and also prior to the closing of the 2015 Equity Offering, Energy GoM Holdings was converted from a limited liability company to a Delaware corporation and renamed EnVen Energy Corporation. Additionally, at the time of the 2015 Equity Offering, EnVen also entered into a Tax Receivable Agreement (“TRA”) with EnVen Equity Holdings.

As specified in the EnVen GoM Second Amended and Restated Limited Liability Company Agreement (the “EnVen GoM LLC Agreement”), the members of EnVen Equity Holdings could have, at any time, required EnVen GoM to repurchase all or any number of its limited liability interests of EnVen GoM for consideration equal to one share of EnVen Common Stock per unit of the limited liability interest of EnVen GoM. However, with approval from the EnVen Board, EnVen could satisfy the obligation by exercising an option to purchase the limited liability interest of EnVen GoM for a cash price equal to the fair value of one share of EnVen Common Stock or by issuing newly issued shares of EnVen Common Stock (collectively, the “Redemption Rights”). See “Notes to Audited Consolidated Financial Statements—Note 10—Related Party Transactions” for a full discussion of the TRA and the Redemption Rights.

In April 2021, EnVen Equity Holdings exercised its Redemption Rights with respect to all of its limited liability interests of EnVen GoM. Pursuant to the terms of the EnVen GoM LLC Agreement, EnVen then elected to settle the Redemption Rights through a direct exchange of such common units for 3,333,333 newly issued shares of EnVen Common Stock and cancelled the associated 3,333,333 shares of its $0.001 par value Class B common stock (“Class B Common Stock”) (collectively, the “Class B Common Stock Conversion”). Concurrent with the Class B Common Stock Conversion, EnVen and EnVen Equity Holdings agreed to terminate the TRA for a $7.0 million cash payment to EnVen Equity Holdings. As a result of these transactions, EnVen Equity Holdings no longer holds any limited liability interests of EnVen GoM and no longer holds any shares of EnVen’s Class B Common Stock; therefore, as of April 30, 2021, EnVen owns and controls 100% of its subsidiary EnVen GoM and no longer reports a Non-controlling interest on its condensed consolidated balance sheet. EnVen accounted for these transactions as an adjustment to its Stockholders’ equity during the second quarter of 2021. See “Notes to Audited Consolidated Financial Statements—Note 9—Stockholders’ Equity” for a further discussion of these transactions.

Neptune Acquisition

On May 20, 2021, EnVen completed the acquisition of an incremental 35% working interest in the U.S. Gulf of Mexico Atwater Valley 574, 575, and 618 (“Neptune”) field from BHP Billiton Petroleum (Deepwater) Inc. and BHP Billiton Petroleum (GOM) Inc. (collectively, “BHP”) with an effective date of July 1, 2020 (collectively, the “Neptune Acquisition”). Prior to the Neptune Acquisition, EnVen held a 30% working interest in the Neptune field and following the close of the Neptune Acquisition, EnVen holds a 65% working interest in the Neptune field. Additionally, EnVen became the operator of the Neptune field on August 1, 2021. Per the agreement, EnVen did not provide any cash consideration for the Neptune Acquisition, but assumed BHP’s portion of the future plugging and abandonment (“P&A”) obligations associated with the Neptune field. Upon final settlement of the Neptune Acquisition, BHP agreed to pay EnVen $8.6 million for the Neptune Acquisition, inclusive of customary closing adjustments and net of transaction related costs. Due to the timing of the final settlement, EnVen received $8.2 million of the total consideration in cash during the nine months ended September 30, 2021 and the remaining amount was received in January 2022. The net cash received for the Neptune Acquisition is reflected in the net cash used in investing activities section on EnVen’s condensed consolidated statements of cash flows for the nine months ended September 30, 2022 and 2021. See EnVen’s Unaudited Interim Financial Statements and Related Notes.

Known Trends and Uncertainties

Realized Prices on the Sale of Oil, Natural Gas, and NGLs

The majority of EnVen’s oil production is sold under netback arrangements, in which EnVen sells oil at the wellhead or pipeline interconnect and collects a price, net of any transportation and gathering costs incurred by the purchaser; therefore, the majority of EnVen’s oil revenues are recorded at the net price received from the purchaser. EnVen’s oil production price has a premium or deduct differential to the prevailing NYMEX WTI price and a substantial portion of EnVen’s crude differential reflects adjustments for location, crude quality, and transportation and gathering costs. Crude location and quality differentials result from contracts that contain a grade differential and/or provisions for quality bank adjustments. Grade differentials consider the crude quality of the oil and its marketability to different marketplaces. Oil contracts may include adjustments for different grade differentials depending on the corresponding production location and crude quality. In addition, the majority of EnVen’s oil fields have premium or deduct quality bank adjustments for the density of the oil, as characterized by its American Petroleum Institute gravity, and the presence and concentration of impurities, such as sulfur.

During the years ended December 31, 2021 and 2020 and three and nine months ended September 30, 2022 and 2021, EnVen’s oil produced offshore was mostly priced using Mars and Poseidon grade differentials. These grade differentials experience volatility, mostly due to the same factors described in “—Business Environment” above; however, they do not always have a linear relationship with each other or with NYMEX WTI, which could result in EnVen realizing either a differential premium or deduct to NYMEX WTI in any given period. The ongoing market volatility continues to impact the composition of the global crude oil supply which impacts refinery demands for EnVen’s oil produced offshore, resulting in noticeable changes to the grade differentials EnVen realized throughout the periods presented. During the year ended December 31, 2020, the average monthly differentials of NYMEX WTI versus Mars and NYMEX WTI versus Poseidon were an approximate premium of $0.88 per Bbl and an approximate deduct of $0.18 per Bbl, respectively, compared to approximate premiums of $3.79 per Bbl and $2.87 per Bbl, respectively, for the same period of 2019. During the year ended December 31, 2021, the average monthly differentials of NYMEX WTI versus Mars and NYMEX WTI versus Poseidon were approximate deducts of $0.83 per Bbl and $1.50 per Bbl, respectively, compared to an approximate premium of $0.88 per Bbl and an approximate deduct of $0.18 per Bbl, respectively, for the same period of 2020. During the three months ended September 30, 2022, the average monthly differentials of NYMEX WTI versus Mars and NYMEX WTI versus Poseidon were deducts of $1.99 per Bbl and $3.03 per Bbl, respectively, compared to deducts of $1.50 per Bbl and $2.21 per Bbl, respectively, for the same period of 2021. During the nine months ended September 30, 2022, the average monthly differentials of NYMEX WTI versus Mars and NYMEX WTI versus Poseidon were deducts of $2.42 per Bbl and $3.28 per Bbl, respectively, compared to deducts of $0.38 per Bbl and $1.10 per Bbl, respectively, for the same period of 2021.

Depending on contractual arrangements or economic conditions, EnVen’s natural gas production may be sold to purchasers before or after processing. When selling unprocessed wet natural gas, EnVen transfers control at a specific point before processing and receives the resulting sales proceeds, as well as a positive price adjustment based on the margin, if any, received by the purchaser for the sale of the underlying liquids. In comparison, when selling processed natural gas, EnVen transfers control at the tailgate of the processing facility and receives the proceeds for the resulting sales of the residue gas and NGLs. EnVen records the costs to transport, gather, compress, and process the natural gas and NGLs, as applicable, until the time control transfers, as a component of operating expense in its consolidated statements of operations. When selling NGLs, EnVen receives prices derived from the Mont Belvieu Trading Hub.

Natural gas prices vary by region and locality, depending upon the distance to markets, availability of pipeline capacity, and supply and demand relationships in that region or locality. Similar to oil, EnVen’s natural gas production price has a premium or deduct differential to the prevailing NYMEX HH price primarily due to differential adjustments for the location and quality and the energy content of the natural gas. Location differentials result from variances in natural gas transportation costs based on the proximity of the natural gas to its major consuming markets that correspond with the ultimate delivery point as well as individual supply and demand dynamics.

Commodity Derivatives

Since oil, natural gas, and NGL prices are the most significant factors impacting EnVen’s results of operations, continued price variations can have a material impact on EnVen’s financial results and capital expenditures. In an effort to reduce the impact of price volatility, EnVen enters into derivative contracts to economically hedge a portion of its estimated production from its proved, developed, producing oil and natural gas properties against adverse fluctuations in commodity prices. By doing so, EnVen believes it can mitigate, but not eliminate, the potential negative effects of decreases in oil and natural gas prices on EnVen’s cash flows from operations. However, EnVen’s hedging activity could reduce its ability to benefit from increases in oil and natural gas prices. See “—Results of Operations” below for a discussion of EnVen’s realized prices excluding and including effects of derivatives. Further, EnVen could sustain losses to the extent its oil and natural gas derivative contract prices are lower than market prices and, conversely, EnVen could recognize gains to the extent its oil and natural gas derivative contract prices are higher than market prices. See “—Results of Operations—Other Expenses” below for a discussion of EnVen’s recognized gains or losses on derivative contracts.

The EnVen Revolving Credit Facility agreement contains certain requirements relating to the hedging of EnVen’s proved, developed, and producing reserves, which are defined in the agreement as the proved, developed, and producing reserves based on the year end or mid-year reserve reports prepared by independent third-party reserve engineers, NSAI. The EnVen Revolving Credit Facility agreement limits EnVen’s derivative contracts with delivery risk to 85% of the reasonably projected production from its proved, developed, producing reserves in December through July and 70% of the reasonably projected production from its proved, developed, producing reserves in August through November.

Additionally, the EnVen Revolving Credit Facility agreement contains a minimum hedging requirement, which was amended as part of the semi-annual redetermination in November 2021. Per the agreement, as amended, if EnVen’s leverage ratio is below a defined threshold on the minimum hedging test dates of March 15th and September 15th of each year (the “Minimum Hedging Test Date”), EnVen is required to hedge a minimum of 50% of the reasonably projected production from its proved, developed, producing reserves, on a Boe basis, for the first 12 months following the Minimum Hedging Test Date. If the leverage ratio is above the defined threshold on the Minimum Hedging Test Date, then the minimum hedging requirements change to 70% of the reasonably projected production from EnVen’s proved, developed, producing reserves, on a Boe basis, for the first 12 months and 50% of the reasonably projected production from its proved, developed, producing reserves, on a Boe basis, for months 13 through 18 following the Minimum Hedging Test Date. As of December 31, 2021 and September 30, 2022, EnVen was in compliance with all of the hedging requirements contained in the EnVen Revolving Credit Facility agreement.

As of September 30, 2022, EnVen had the following outstanding crude oil and natural gas derivative contracts in place, which settle monthly and are indexed to NYMEX WTI and HH, respectively:

	Settling During the Year Ended December 31, 2022	Settling During the Year Ended December 31, 2023	Settling During the Year Ended December 31, 2024
Crude Oil Swaps:
Notional volume (Bbls)	92,000	90,000	—
Weighted average price ($/Bbl)	$62.00	$62.00	$—
Crude Oil Purchased Puts:
Notional volume (Bbls)	414,000	—	—
Weighted average price ($/Bbl)	$57.27	$—	$—
Crude Oil Collars:
Notional volume (Bbls)	634,800	772,500	—
Weighted average floor price ($/Bbl)	$50.72	$59.17	$—
Weighted average ceiling price ($/Bbl)	$74.89	$85.08	$—
Crude Oil Three-way Collars:
Notional volume (Bbls)	18,400	3,079,000	291,200
Weighted average sub-floor price ($/Bbl)	$40.00	$50.22	$57.27
Weighted average floor price ($/Bbl)	$50.00	$63.44	$70.00
Weighted average ceiling price ($/Bbl)	$81.48	$106.34	$98.01
Natural Gas Three-way Collars:
Notional volume (MMBtus)	610,000	900,000	—
Weighted average sub-floor price ($/MMBtu)	$2.50	$2.50	$—
Weighted average floor price ($/MMBtu)	$3.00	$3.00	$—
Weighted average ceiling price ($/MMBtu)	$5.00	$5.00	$—

Additionally, EnVen enters into diesel swap derivative contracts to hedge against variability in cash flows associated with the purchase of diesel fuel used in EnVen’s production and drilling activities. Under these diesel derivative swap contracts, EnVen pays a fixed price to the counterparty for contracted commodity volumes over specified time periods.

As of September 30, 2022, EnVen had the following outstanding diesel swap derivative contracts in place, which settle monthly and are indexed to the Platts US:

Settling During the Year Ended December 31, 2022
Diesel Swaps:
Notional volume (Gals)	600,000
Weighted average price ($/Gal)	$2.92

Oil and Natural Gas Properties Full Cost Ceiling Test

The estimated proved reserve quantities of EnVen’s oil and natural gas properties and future revenues largely depend on commodity prices. As discussed above, commodity prices were volatile since the beginning of 2020, resulting in significantly weakened prices during the first half of 2020, which rebounded to considerably higher prices during the second half of 2021. Consequently, EnVen’s revenues and estimated proved reserve quantities also fluctuated and were significantly higher beginning in the second half of 2021 compared to 2020 and prior years. Despite this volatility, EnVen’s quarterly ceiling test calculations did not result in an impairment of oil and natural gas properties for or during the years ended

December 31, 2021 or 2020 or the three and nine months ended September 30, 2022 and 2021. However, if the market were to decline again, EnVen could recognize an impairment of oil and natural gas properties in future periods.

Production Volumes

As reservoirs deplete, production from a given well or formation decreases; as a result, growth in EnVen’s future production and reserves will depend on its ability to continue to add oil, natural gas, and NGL reserves in excess of its production. Accordingly, EnVen plans to maintain its focus on adding reserves through efficiently developing or working over its existing and acquired assets. EnVen’s ability to add reserves through acquisitions is dependent on many factors, including its ability to successfully identify and consummate acquisitions (including obtaining regulatory approvals) and raise capital to finance such acquisitions.

Tropical Storms and Hurricanes

Tropical storms, hurricanes, and the threat of tropical storms and hurricanes often result in the shutdown of operations in the U.S. Gulf of Mexico as well as operations within the path and the projected path of the tropical storms or hurricanes. In addition, climate change could result in an increase in the frequency and severity of tropical storms, hurricanes, or other extreme weather events. During a shutdown period, EnVen may be unable to access its wells and certain third-party services it relies on to operate its wells and distribute its production. Additionally, tropical storms or hurricanes may cause evacuation of personnel and damage to EnVen’s platforms and other equipment, which may result in suspension of its operations. The shutdowns, related evacuations, and damage can create unpredictability in activity and utilization rates, as well as delays and cost overruns, which could have a material adverse effect on EnVen’s business, financial condition, and results of operations.

On August 29, 2021, Hurricane Ida made landfall in Louisiana as a Category 4 hurricane causing significant damage, including with respect to Louisiana’s refinery operations and U.S. Gulf of Mexico oil and natural gas production. As a result, almost all of EnVen’s fields in the U.S. Gulf of Mexico were shut-in for several weeks following the storm. Although the majority of EnVen’s fields did not sustain major damages, there were prolonged complications impacting third-party downstream service providers, such as refiners, crude oil terminals, and pipelines, causing further production delays. The majority of EnVen’s impacted production was brought back online by the end of September 2021, with the exception of EnVen’s U.S. Gulf of Mexico Mississippi Canyon 194 (“Cognac”) field, which was brought back online at the end of December 2021. Currently, all of EnVen’s fields impacted by Hurricane Ida are back online and producing.

Executive Orders and Regulations

The Biden Administration has taken a number of actions to modify existing laws, executive orders, and regulations which have resulted in stricter environmental, health, and safety regulations and standards applicable to EnVen’s operations and those of the oil and natural gas industry. In January 2021, President Biden issued an executive order mandating the suspension of new leasing activities for oil and natural gas exploration and production on federal lands and offshore waters pending completion of a comprehensive review and reconsideration of federal oil and natural gas permitting and leasing practices.

In June 2021, a federal judge issued a nationwide temporary injunction in a lawsuit filed in a Louisiana federal district court, which effectively blocked the administration’s suspension on new leasing. The Department of the Interior (“DOI”) appealed the judge’s ruling, but resumed oil and natural gas leasing pending resolution of the appeal and held Lease Sale 257 in November 2021. However, in January 2022, a federal court vacated the lease sale, concluding that the Bureau of Ocean Energy Management (“BOEM”), an agency of the DOI, had failed to consider the impact on foreign greenhouse gas emissions if the November 2021 lease sale was not held, which failure contravened the National Environmental Policy Act. The federal court directed the DOI to consider certain climate effects of awarding the leases before deciding if DOI could proceed with a new lease sale.

Notwithstanding this January 2022 judicial decision, however, in August 2022, the Inflation Reduction Act of 2022 was signed into law, which Congressional legislation directed the DOI to effectively reinstate Lease Sale 257 by accepting highest valid bids for each tract or unit of that lease sale that was received in November 2021 and providing the available lease form to such winning bidders, all within 30 days of enactment of the legislation. In September 2022, the DOI accepted 307 highest valid bids from Lease Sale 257. Subsequently in September 2022, the DOI filed a motion with the federal appellate district court to dismiss the litigation over lease sale 257, concluding that Congress’ adoption of the Inflation Reduction Act of 2022 made the lower court’s decision to cancel Lease Sale 257 for violating the National Environmental Policy Act moot. The federal appellate court has not, as yet, responded to this motion.

In November 2021, the DOI issued its report on the federal oil and natural gas leasing program, which recommended several changes to federal leasing practices, including changes to royalty payments, bidding, and bonding requirements. In April 2022, the DOI announced that it will hold its first onshore lease sale since President Biden took office, incorporating several of the recommended changes outlined in its November report, including increased onshore royalty payments. In July 2022, the DOI under the Biden Administration released the second part of a three-part formal administrative review process for issuing a 5-year national program for leasing in federal Outer Continental Shelf (“OCS”) waters of the U.S. Gulf of Mexico for the years 2023 to 2028 (the “Proposed Program”). The BOEM under the Trump Administration had taken the first formal step in pursuit of a new five-year program in 2018 by releasing a Draft Proposed Program that proposed 47 potential lease sales in numerous OCS planning areas. Subsequent to public notice and comment on the Draft Proposed Program, BOEM under the Biden Administration issued the Proposed Program in July 2022, which included 10 proposed lease sales in the U.S. Gulf of Mexico OCS region and 1 proposed lease sale in the Alaska OCS region. The public comment period on the Proposed Program closed on October 6, 2022. Upon BOEM consideration of public comments received, the third formal part for issuance of a new 5-year national program (the “Proposed Final Program”) will be finalized and issued, which Proposed Final Program will need to be submitted to President Biden and Congress for review for a period of at least 60 days, after which approval by the Secretary of DOI is required. The date by which a new 5-year national program for offshore OCS leasing will be approved and made effective is currently unknown, but it could be early 2023 before that occurs. Additionally, there remains the possibility that legal proceedings may be pursued against the new national program, once it is approved and made effective, and such proceedings could further delay the implementation of such program. The delay of the DOI’s finalized 5-year leasing program and any other initiatives taken by the Biden Administration relating to federal leasing practices could lead to additional restrictions on offshore drilling, limitations on the availability of offshore leases, or restrictions on the ability to obtain required permits, any of which could lead to operational delays and/or increased operating and compliance costs and could materially and adversely affect EnVen’s business, financial condition, and results of operations.

Capital Program Update

EnVen’s 2021 capital expenditures were prioritized for the ongoing platform development drilling program at its U.S. Gulf of Mexico Ewing Bank 873, 917, and 963 (“Lobster”) field, the development of its non-operated subsea U.S. Gulf of Mexico Ewing Banks 877 and 921 (“Spruance”) field, and long lead items required for several planned operated subsea well drilling projects included in its 2022 capital program. For the year ended December 31, 2021, EnVen’s capital expenditures totaled $92.8 million, on an accrual basis, excluding P&A expenditures and net cash received for acquisitions.

EnVen’s 2022 capital expenditures are prioritized for the ongoing development drilling programs at its Lobster and Spruance fields. EnVen expects its full year 2022 capital expenditures to be between $120.0 million and $150.0 million, excluding P&A expenditures between $25.0 million and $30.0 million. For the nine months ended September 30, 2022, EnVen’s capital expenditures totaled $106.2 million, on an accrual basis, excluding P&A expenditures.

During the year ended December 31, 2021, EnVen successfully completed four capital projects at its Lobster field. First, EnVen used the platform rig to drill the Lobster A-23 well, in which EnVen has a 100% working interest, which came online at the beginning of February 2021, with initial gross production of approximately 1.8 MBoe/d. EnVen then used the platform rig to sidetrack the Lobster A-9 well, recomplete the Lobster A-2 well, and sidetrack the Lobster A-13 well, which came online in April, June, and August of 2021, respectively. Each of these three Lobster wells had initial gross production of approximately 1.0 MBoe/d. During the first quarter of 2022, EnVen used the platform rig at its Lobster field to drill its Clam project, which came online at the beginning of April 2022, with initial gross production of approximately 2.2 MBoe/d. EnVen then sidetracked the Lobster A-3 well, which came online at the beginning of June 2022, with initial gross production of approximately 1.0 MBoe/d and the Lobster A-15 well, which came online in September 2022, with initial gross production of approximately 0.5 MBoe/d. Following the Lobster A-15 well, EnVen sidetracked the Lobster A-4 well, which started to flow back at the end of October 2022 with initial production of approximately 1.0 MBoe/d. EnVen has since began to sidetrack the Lobster A-26 well, which EnVen expects to complete in the first quarter of 2023. EnVen has a 100% working interest in the Clam project and a 66.7% working interest in the Lobster A-3, A-4, A-15, and A-26 wells.

Late in April 2022, both of the previously drilled Spruance wells, which are tied back to EnVen’s Lobster facility, came online with initial gross production of approximately 18.0 MBoe/d. With the start of production, EnVen began recognizing the associated third-party production handling fees from processing all of the other Spruance working interest partners production at its Lobster facilities. EnVen has a 13.5% working interest in the Spruance field, which is operated by LLOG Exploration Company LLC.

In January of 2022, EnVen executed a contract for the Transocean Discoverer Inspiration drillship and in April 2022, EnVen exercised the first option for an additional well under the contract. EnVen expects to start utilizing the Transocean Discoverer Inspiration drillship in the first quarter of 2023 for its planned operated subsea drilling projects included in EnVen’s 2023 capital programs.

Sources of EnVen’s Revenues

The majority of EnVen’s revenues are derived from the sale of its oil and natural gas production, as well as the sale of NGLs that are extracted from its natural gas during processing. The majority of EnVen’s oil production is sold under netback arrangements, in which EnVen sells oil at the wellhead or pipeline interconnect and collects a price, net of any transportation and gathering costs incurred by the purchaser; therefore, most of EnVen’s oil revenues are recorded at the net price received from the purchaser. The majority of EnVen’s natural gas production is delivered to a natural gas processor who gathers and processes EnVen’s raw natural gas and remits proceeds for the resulting sales of NGLs and residue gas. NGL sales occur at the tailgate of the facility with prices derived from the Mont Belvieu Trading Hub. Generally, EnVen transfers control for natural gas and NGLs at a specified point after processing and the costs to transport, gather, compress, and process the natural gas and NGLs, until the time control transfers post-processing, are recorded as a component of operating expense on EnVen’s statements of operations. EnVen’s oil, natural gas, and NGL revenues do not include the effects of derivatives and may vary significantly from period to period as a result of changes in its production volumes sold or changes in commodity prices.

Additionally, EnVen generates revenue from third-party production handling agreements, where EnVen receives a fee for processing third-party production through its facilities primarily located at its U.S. Gulf of Mexico Green Canyon blocks 158 and 202 (“Brutus”), Lobster, and U.S. Gulf of Mexico Vioska Knoll blocks 742, 786, and 830 (“Petronius”) platforms, and receives revenue from third parties for the use of EnVen’s pipelines.

Principal Components of EnVen’s Cost Structure

Lease operating expenses. Lease operating expenses (“LOE”) are the day-to-day operating costs incurred to produce EnVen’s oil, natural gas, and NGL volumes. Such costs generally consist of direct labor, insurance, utilities, materials, and supplies and do not include general and administrative (“G&A”) expenses or production and severance taxes. Certain items, such as direct labor, materials, and supplies, generally remain relatively fixed across broad production volume ranges, but can fluctuate depending on activities performed during a specific period. Certain LOE are variable and increase or decrease as the level of produced hydrocarbons increases or decreases.

Workover, repair, and maintenance expenses. Workover, repair, and maintenance expenses are incurred during the ordinary course of operations and in connection with the improvement of EnVen’s assets. These activities may be complex to execute and therefore can be expensive to complete, but constitute an important aspect of EnVen’s business strategy aimed at increasing production efficiency. Due to the timing and nature of EnVen’s workover, repair, and maintenance projects, the amount and timing of costs incurred vary throughout the year and may not be comparable by property, in totality, or between periods.

Transportation, processing, and gathering costs. Due to the nature of EnVen’s oil revenue contracts, the majority of the transportation and gathering fees associated with EnVen’s oil revenues are treated as a reduction to revenue rather than an expense. Therefore, the transportation, processing, and gathering costs presented as a component of EnVen’s operating expenses mainly relate the costs to transport, gather, compress, and process EnVen’s natural gas and NGLs, until the time control transfers post-processing.

Depreciation, depletion, and amortization. EnVen follows the full cost method of accounting for oil and natural gas activities and capitalizes all costs associated with the acquisition, exploration, and development of oil and natural gas properties. Capitalized costs include lease acquisitions, geological and geophysical work, delay rentals, costs of drilling, completing, and equipping oil and natural gas wells, whether successful or unsuccessful, and other directly related costs. The capitalized costs of proved oil and natural gas properties, net of accumulated depreciation, depletion and amortization (“DD&A”) plus estimated future development costs related to proved oil and natural gas reserves and estimated future P&A costs are amortized on a unit of production method over the estimated productive life of the proved reserves to determine DD&A for each period. Costs related to nonproducing leasehold, geological and geophysical costs associated with unproved acreage, and exploration drilling costs represent investments in unproved properties. These costs are excluded from the depreciable base until EnVen’s management determines the existence of proved oil and natural gas reserves on the respective property or the costs are impaired. At least quarterly, EnVen reviews its investments in unproved properties individually to determine if the costs should be reclassified and included as a part of the depreciable base.

General and administrative expenses. G&A expenses consist of overhead, including salaries, incentive compensation, benefits for EnVen’s corporate staff, costs of maintaining EnVen’s headquarters, and costs of managing EnVen’s production and development operations. EnVen records a certain portion of its salaries, wages, and benefits as LOE when they are directly attributable to maintaining the production of EnVen’s operated oil and natural gas properties. For oil and natural gas properties for which EnVen is the operator, EnVen reduces G&A expenses for reimbursements it receives from other working interest owners for the portion of costs and allowable overhead incurred during the drilling and production phases of the property. G&A expenses also include software fees and audit, legal compliance, and other professional service fees. Additionally, EnVen could be subject to legal actions and claims arising in the ordinary course of business, which, if considered probable and reasonably estimable, would require a contingent liability to be recorded as G&A expense.

Results of Operations for the Years Ended December 31, 2021, 2020 and 2019

The following table presents selected financial and operating information for the periods indicated:

	Year Ended December 31,
	2021	2020	2019
Selected financial data (in thousands):
Total revenues	$530,291	$329,631	$500,543
Total operating expenses	369,964	344,789	385,918

Operating income (loss)	160,327	(15,158)	114,616

Total other expenses	(211,122)	(14,073)	(97,165)

(Loss) income before income taxes	(50,795)	(29,231)	17,451

Income tax expense (benefit)	11,307	(18,334)	(485)

Net (loss) income	(62,102)	(10,897)	17,936

Net (loss) income attributable to non-controlling interest	(4,744)	(2,720)	1,778

Net (loss) income attributable to EnVen Energy Corporation	(57,358)	(8,177)	16,158
Series A preferred stock dividends	(28,583)	(23,709)	(30,670)

Net loss attributable to EnVen Energy Corporation Class A common stockholders	$(85,941)	$(31,886)	$(14,512)

Production:
Oil (MBbls)	7,177	7,815	7,649
Natural gas (MMcf)	7,005	8,267	8,925
NGLs (MBbls)	209	253	218
Total production (MBoe)	8,554	9,446	9,355
Average sales prices: (1)
Oil (per Bbl) (2)	$65.21	$36.59	$59.04
Natural gas (per Mcf)	$4.74	$2.27	$2.94
NGL (per Bbl)	$36.60	$12.92	$16.41
Average price (per Boe)	$59.49	$32.60	$51.46

(1)	Excluding effects of derivatives.
(2)	The majority of EnVen’s oil revenues are recorded net of any transportation and gathering costs incurred by the purchaser, which is reflected in the average sales price above.

Year Ended December 31, 2021 Compared to Year Ended December 31, 2020

Revenue, Production, and Average Realized Prices

The following table presents the components of EnVen’s revenues, production, and average realized sales prices (excluding and including effects of derivatives) for the periods indicated:

	Year Ended December 31,
	2021	2020	Change
Revenues (in thousands):
Oil revenue (1)	$468,035	$285,941	$182,094
Natural gas revenue	33,217	18,765	14,452
NGL revenue	7,649	3,270	4,379
Production handling and other income	21,390	21,655	(265)
Total revenues	$530,291	$329,631	$200,660
Production:
Oil (MBbls)	7,177	7,815	(638)
Natural gas (MMcf)	7,005	8,267	(1,262)
NGLs (MBbls)	209	253	(44)
Total production (MBoe)	8,554	9,446	(892)
Average daily production:
Oil (MBbls/d)	19.7	21.4	(1.7)
Natural gas (MMcf/d)	19.2	22.6	(3.4)
NGLs (MBbls/d)	0.6	0.7	(0.1)
Total production (MBoe/d)	23.4	25.9	(2.5)
Average sales prices (excluding effects of derivatives):
Oil (per Bbl) (1)	$65.21	$36.59	$28.62
Natural gas (per Mcf)	$4.74	$2.27	$2.47
NGL (per Bbl)	$36.60	$12.92	$23.68
Average price (per Boe)	$59.49	$32.60	$26.89
Average sales prices (including effects of derivatives): (2)
Oil (per Bbl) (1)	$50.33	$41.84	$8.49
Natural gas (per Mcf)	$4.11	$2.48	$1.63
NGL (per Bbl) (3)	$36.60	$12.92	$23.68
Average price (per Boe)	$46.49	$37.13	$9.36

(1)

The majority of EnVen’s oil revenues are recorded net of any transportation and gathering costs incurred by the purchaser, which is reflected in the average sales price (excluding and including effects of derivatives) above.

(2)

The effects of derivatives represents, as applicable to the periods presented: (i) current period derivative settlements; (ii) the exclusion of the impact of current period settlements for early-terminated derivatives originally designated to settle against future production period revenues; (iii) the exclusion of option premiums paid in current periods related to future production period revenues; (iv) the impact of the prior period settlements of early-terminated derivatives originally designated to settle against future production period revenues; and (v) the impact of option premiums paid in prior periods related to current period production revenues.

(3)	During the periods presented there are not any derivatives in place for EnVen’s NGL production volumes.

Oil revenue. For the year ended December 31, 2021, oil revenues were $468.0 million, a 64% increase compared to $285.9 million for the year ended December 31, 2020.

Average realized price. For the year ended December 31, 2021 and 2020, EnVen’s average realized oil prices (excluding effects of derivatives) were $65.21 per Bbl and $36.59 per Bbl, respectively, compared to the NYMEX WTI average prices of $68.08 per Bbl and $39.34 per Bbl, respectively. The significant increase in EnVen’s average realized oil price was driven by the substantial increase in the NYMEX WTI average price for the year ended December 31, 2021 compared to the same period of 2020. However, due to the ongoing changes in the composition of the global crude oil supply and refinery demands for EnVen’s oil produced offshore, EnVen realized slightly less favorable grade differentials on its oil volumes.

Production. For the year ended December 31, 2021, EnVen’s oil production volumes were 7,177 MBbls, which made up 84% of its total production, compared to 7,815 MBbls, which made up 83% of its total production, for the year ended December 31, 2020. The 8% decrease in EnVen’s oil production for the year ended December 31, 2021 is partially due to natural production declines at EnVen’s Brutus and Cognac fields which had higher initial production volumes in 2020 following the execution of multiple capital projects during the first half of the year. Additionally, almost all of EnVen’s fields were shut-in for several weeks following Hurricane Ida at the end of August 2021, resulting in substantially lower production volumes in the third quarter of 2021. The majority of EnVen’s impacted production was brought back online by the end of September 2021, with the exception of EnVen’s Cognac field, which was brought back online at the end of December 2021. Unrelated to Hurricane Ida, EnVen also had short periods of unplanned downtime at its non-operated Petronius field throughout the period due to various operational issues. Some of these negative impacts were slightly offset with increased production volumes attributable to the four successful capital projects completed throughout 2021 at EnVen’s Lobster field, as discussed in the “—Capital Program Update” above, in addition to several other capital projects at Lobster completed during the second half of 2020. Additionally, EnVen’s portion of the production volumes recognized from the Neptune field increased by the incremental working interest acquired from BHP in May of 2021. See “—Factors Affecting Comparability—Neptune Acquisition” above.

Natural gas revenue. For the year ended December 31, 2021, natural gas revenues were $33.2 million, a 77% increase compared to $18.8 million for the year ended December 31, 2020.

Average realized price. For the year ended December 31, 2021 and 2020, EnVen’s average realized natural gas prices (excluding effects of derivatives) were $4.74 per Mcf and $2.27 per Mcf, respectively, compared to the NYMEX HH average prices of $3.72 per MMBtu and $2.13 per MMBtu, respectively. The significant increase in EnVen’s average realized natural gas price was driven by the substantial increase in the NYMEX HH average price for the year ended December 31, 2021 compared to the same period of 2020. Additionally, during the year ended December 31, 2021, EnVen received higher positive price adjustments on the margins received from the purchasers of its unprocessed wet natural gas sold due to the increase in the market value of the underlying liquids produced during processing. These increases resulted in a more favorable overall realized price differential to benchmark of $0.88 per Mcf for the year ended December 31, 2021 compared to $0.06 per Mcf for the same period of 2020.

Production. For the year ended December 31, 2021, EnVen’s natural gas production volumes were 7,005 MMcf, which made up 14% of its total production, compared to 8,267 MMcf, which also made up 14% of its total production, for the year ended December 31, 2020. The 15% decrease in EnVen’s natural gas production volumes during the year ended December 31, 2021 is partially due to natural production declines at EnVen’s Brutus and Cognac fields which had higher initial production volumes in 2020 following the execution of multiple capital projects during the first half of the year. Additionally, almost all of EnVen’s fields were shut-in for several weeks following Hurricane Ida at the end of August 2021, resulting in substantially lower production volumes in the third quarter of 2021. The majority of EnVen’s impacted production was brought back online by the end of September 2021, with the exception of its Cognac field, which was brought back online at the end of December 2021. Unrelated to Hurricane Ida, EnVen also had short periods of unplanned downtime at its non-operated Petronius field throughout the period due to various operational issues. Some of these negative impacts were slightly offset with increased production volumes attributable to the four successful capital projects completed throughout 2021 at EnVen’s Lobster field, as discussed in the Capital Program Update above, in addition to several other capital projects at Lobster completed during the second half of 2020.

NGL revenue. For the year ended December 31, 2021, NGL revenues were $7.6 million compared to $3.3 million for the year ended December 31, 2020.

Average realized price. For the year ended December 31, 2021, EnVen’s average realized NGL price was $36.60 per Bbl compared to $12.92 per Bbl for the year ended December 31, 2020. The significant increase in EnVen’s average realized NGL price is attributable to the substantial upward shift in commodity pricing, primarily due to higher monthly settlements of multiple NGL pricing components driven by overall improved demand and market conditions, including increases of 127%, 114%, and 63% in Mount Belvieu propane, butane, and ethane, respectively, and other extracted product pricing during the year ended December 31, 2021 compared to the same period of 2020.

Production. For the year ended December 31, 2021, EnVen’s NGL production volumes were 209 MBbls, which made up 2% of its total production, compared to 253 MBbls, which made up 3% of its total production, for the year ended December 31, 2020.

Production handling and other income. For the year ended December 31, 2021, production handling and other income remained relatively flat at $21.4 million compared to $21.7 million for the year ended December 31, 2020. During the first half of 2021, EnVen had increased pipeline revenue and production handling fees at EnVen’s Brutus, Lobster, and Petronius fields as a result of additional third-party production volumes being processed and transported; however, these increases were then offset with the prolonged downtime in the third quarter following Hurricane Ida, which caused all of EnVen’s platforms that provide third-party processing to be shut-in for multiple weeks after the storm.

Operating Expenses

The following table presents the components of EnVen’s operating expenses for the periods indicated:

	Year Ended December 31,
	2021	2020	Change
	(In thousands, except operating expenses per share)
Lease operating expenses	$79,789	$77,249	$2,540
Workover, repair, and maintenance expenses	23,027	17,762	5,265
Transportation, gathering, and processing costs	7,261	5,412	1,849
Depreciation, depletion, and amortization	156,745	171,540	(14,795)
Accretion of asset retirement obligations	27,541	28,996	(1,455)
General and administrative expenses	75,601	43,830	31,771

Total operating expenses	$369,964	$344,789	$25,175

Operating expenses per Boe:
Lease operating expenses	$9.33	$8.18	$1.15
Workover, repair, and maintenance expenses	$2.69	$1.88	$0.81
Transportation, gathering, and processing costs	$0.85	$0.57	$0.28
Depreciation, depletion, and amortization	$18.32	$18.16	$0.16
Accretion of asset retirement obligations	$3.22	$3.07	$0.15
General and administrative expenses	$8.84	$4.64	$4.20

Total operating expenses per Boe	$43.25	$36.50	$6.75

Lease operating expenses. For the year ended December 31, 2021, LOE slightly increased to $79.8 million compared to $77.2 million for the year ended December 31, 2020. During the year ended December 31, 2021, EnVen implemented certain operating cost saving measures, which resulted in realized cost savings at certain operated fields, notably at EnVen’s Brutus field. However, these savings were largely offset with incremental operating expenses at EnVen’s Neptune field following the Neptune Acquisition in May of 2021, which EnVen expects to be transitory, see “—Factors Affecting Comparability—Neptune Acquisition” above for a further discussion.

Workover, repair, and maintenance expenses. For the year ended December 31, 2021, workover, repair, and maintenance expenses increased to $23.0 million, or $2.69 per Boe, compared to $17.8 million, or $1.88 per Boe, for the year ended December 31, 2020. The increase in workover, repair, and maintenance expenses during the year ended December 31, 2021 is primarily attributable to the costs incurred to repair the damage caused by Hurricane Ida at EnVen’s Cognac platform facilities and for a non-recurring workover project to restore production volumes at EnVen’s Vermillion 356 field during the first quarter of 2021. Overall, due to the timing and nature of EnVen’s workover, repair, and maintenance projects, the amount and timing of costs incurred vary throughout the year and may not be comparable by property, in totality, or between periods.

Transportation, gathering, and processing costs. For the year ended December 31, 2021, transportation, gathering, and processing costs increased to $7.3 million, or $0.85 per Boe, compared to $5.4 million, or $0.57 per Boe, for the year ended December 31, 2020. The increase in transportation, gathering, and processing costs during the year ended December 31, 2021 is partially driven by an increase in processing fees incurred at EnVen’s Lobster field, which correlated with increased commodity prices during the period. EnVen also recognized additional transportation costs at its Neptune field, following the Neptune Acquisition completed on May of 2021, see “—Factors Affecting Comparability—Neptune Acquisition” above for a further discussion.

Depreciation, depletion, and amortization. For the year ended December 31, 2021, DD&A decreased to $156.7 million compared to $171.5 million for the year ended December 31, 2020, due to decreased production volumes during the year ended December 31, 2021 compared to the same period of 2020.

Accretion of asset retirement obligations. For the year ended December 31, 2021, accretion of asset retirement obligations slightly decreased to $27.5 million compared to $29.0 million for the year ended December 31, 2020. This decrease was primarily due to increased asset retirement obligation settlements during the year ended December 31, 2021, which resulted in a decrease to the costs subject to accretion as of December 31, 2021 compared to the same period of 2020.

General and administrative expenses. For the year ended December 31, 2021, G&A expenses were $75.6 million, or $8.84 per Boe, compared to $43.8 million, or $4.64 per Boe, for the year ended December 31, 2020. For the year ended December 31, 2021, $16.9 million of the $31.8 million increase in G&A expenses was due to a $12.4 million non-cash liability recognized during the year ended December 31, 2021 related to the litigation with Mr. Dunwoody and a $4.5 million payment received by EnVen from an insurance provider, also related to the litigation with Mr. Dunwoody, recognized during the year ended December 31, 2020. See “Notes to Audited Consolidated Financial Statements—Note 14—Commitments and Contingencies” for a further discussion. The remaining increase in G&A expenses was partially driven by $5.4 million of incremental non-cash stock-based compensation expense recognized for performance-based restricted stock during the year ended December 31, 2021, as performance conditions associated with certain performance-based restricted stock shares were deemed probable of occurring. See “Notes to Audited Consolidated Financial Statements—Note 11—Stock-based Compensation” for a further discussion of EnVen’s performance-based restricted stock. Additionally, employee expenses increased by $2.7 million, which included incremental short-term incentive compensation payments recognized during the fourth quarter of 2021 partially offset with $2.3 million of severance expenses recognized during the year ended December 31, 2020. Additionally, EnVen’s professional fees increased $2.2 million and EnVen had a $1.4 million reduction in overheard recoveries due to the timing of its capital projects.

Other Expenses

Interest expense. For the year ended December 31, 2021, interest expense remained relatively flat at $47.2 million compared to $47.6 million for the year ended December 31, 2020. EnVen’s interest expense is not comparable between periods as a result of the 2021 Refinancing Transactions completed in April 2021, see “Notes to Audited Consolidated Financial Statements—Note 8—Long-term Debt” for a further discussion of the 2021 Refinancing Transactions and the details of the components of interest expense during each period.

Loss (gain) on extinguishment of long-term debt. During the year ended December 31, 2020, EnVen paid $41.3 million to repurchase $48.2 million principal amount of the EnVen 2023 Second Lien Notes, including $1.3 million in accrued interest, resulting in a gain on extinguishment of long-term debt of $8.2 million. During the year ended December 31, 2021, EnVen redeemed the remaining $276.8 million principal amount of the outstanding EnVen 2023 Second Lien Notes and paid a call premium of $11.4 million, which EnVen recognized as a loss on extinguishment of long-term debt on the consolidated statement of operations for the year ended December 31, 2021 to reflect the difference between the par value and the redemption price of the EnVen 2023 Second Lien Notes. See “Notes to Audited Consolidated Financial Statements—Note 8—Long-term Debt” for a further discussion of the EnVen 2023 Second Lien Notes and the 2021 Refinancing Transactions.

Gain (loss) on fair value of 11.00% Senior Secured Second Lien Notes due 2023. Prior to the redemption of the EnVen 2023 Second Lien Notes in April 2021, EnVen recorded the changes in the fair value of the EnVen 2023 Second Lien Notes in accordance with Accounting Standards Update (“ASU”) No. 2016-01, Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”). Therefore, the change in the fair value of the EnVen 2023 Second Lien Notes attributable to the change in the base market rate was recorded as a component of Gain (loss) on fair value of 11.00% Senior Secured Second Lien Notes due 2023 and the remainder of the change was attributable to instrument-specific credit risk and was recognized separately as Other comprehensive (loss) income, net on the consolidated statements of comprehensive (loss) income. Additionally, in accordance with Accounting Standards Codification (“ASC”) Topic 470-50, Modifications and Extinguishment of Debt (“ASC 470-50”), at the time of the EnVen 2023 Second Lien Notes redemption in April 2021, EnVen reclassified a $5.0 million gain from Accumulated other comprehensive income and reversed $11.4 million of losses previously recognized to account for the changes in the base market rate of the EnVen 2023 Second Lien Notes, resulting in a gain of $16.6 million recognized for the year ended December 31, 2021. During the year ended December 31, 2020, EnVen recognized a loss of $3.2 million as Gain (loss) on fair value of 11.00% Senior Secured Second Lien Notes due 2023, which includes a gain of $2.8 million which was reclassified from Other comprehensive (loss) income, net, in accordance with ASC 470-50 as the EnVen 2023 Second Lien Notes were repurchased throughout the fourth quarter of 2020. See “Notes to Audited Consolidated Financial Statements—Note 8—Long-term Debt” for a further discussion of the EnVen 2023 Second Lien Notes and the fair value option.

(Loss) gain on derivatives, net. For the year ended December 31, 2021, the loss on derivatives, net was $171.9 million compared to a gain of $22.7 million for the year ended December 31, 2020. The change was primarily attributable to a $150.0 million unfavorable change in cash settlements paid during the year ended December 31, 2021 compared to the same period of 2020. EnVen also had a $44.6 million unfavorable change in the fair value of its open derivative contracts due to an increase in future market prices of crude oil during the year ended December 31, 2021.

Income tax expense (benefit). For the year ended December 31, 2021, EnVen recognized income tax expense of $11.3 million, resulting in an effective tax rate of 22.3%, compared to an income tax benefit of $18.3 million for the year ended December 31, 2020, resulting in an effective tax rate of 62.7%. The overall change in EnVen’s effective tax rate for the year ended December 31, 2021 compared to the same period of 2020 is primarily due to the impact of changes in the valuation allowance and the recognition of a stranded deferred tax balance in Accumulated other comprehensive income associated with EnVen 2023 Second Lien Notes, which resulted in a deferred income tax benefit of $3.1 million. Further, during the year ended December 31, 2020, EnVen recorded income tax benefits related to the U.S. Coronavirus Aid, Relief, and Economic Security Act carryback provisions, which were not recorded during the same period of 2021. See “Notes to Audited Consolidated Financial Statements—Note 16—Income Taxes” for a further discussion of EnVen’s income tax provision.

Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

The following table presents the components of EnVen’s production, revenues, and average realized sales prices (excluding and including effects of derivatives) for the periods indicated:

	Year Ended December 31,
	2020	2019	Change
Production:
Oil (MBbls)	7,815	7,649	166
Natural gas (MMcf)	8,267	8,925	(658)
NGLs (MBbls)	253	218	35

Total production (MBoe)	9,446	9,355	91

Average daily production:
Oil (MBbls/d)	21.4	21.0	0.4
Natural gas (MMcf/d)	22.6	24.5	(1.9)
NGLs (MBbls/d)	0.7	0.6	0.1

Total production (MBoe/d)	25.9	25.6	0.3

Revenues (in thousands):
Oil revenue	$285,941	$451,629	$(165,688)
Natural gas revenue	18,765	26,248	(7,483)
NGL revenue	3,270	3,577	(307)
Production handling and other income	21,655	19,080	2,575

Total revenues	$329,631	$500,534	$(170,903)

Average sales prices (excluding effects of derivatives):
Oil (per Bbl)	$36.59	$59.04	$(22.45)
Natural gas (per Mcf)	$2.27	$2.94	$(0.67)
NGL (per Bbl)	$12.92	$16.41	$(3.49)
Average price (per Boe)	$32.60	$51.46	$(18.86)
Average sales prices (including effects of derivatives): (1)
Oil (per Bbl)	$41.84	$56.82	$(14.98)
Natural gas (per Mcf)	$2.48	$3.04	$(0.56)
NGL (per Bbl) (2)	$12.92	$16.41	$(3.49)
Average price (per Boe)	$37.13	$49.75	$(12.62)

(1)

The effects of derivatives represents, as applicable to the periods presented: (i) current period derivative settlements; (ii) the exclusion of the impact of current period settlements for early-terminated derivatives originally designated to settle against future production period revenues; (iii) the exclusion of option premiums paid in current periods related to future production period revenues; (iv) the impact of the prior period settlements of early-terminated derivatives originally designated to settle against future production period revenues; and (v) the impact of option premiums paid in prior periods related to current period production revenues.

(2)	During the periods presented there are not any derivatives in place for EnVen’s NGL production volumes.

Oil revenue. For the year ended December 31, 2020, oil revenues were $285.9 million, a 37% decrease compared to $451.6 million for the year ended December 31, 2019.

Production. For the year ended December 31, 2020, EnVen’s oil production volumes were 7,815 MBbls, which made up 83% of its total production, compared to 7,649 MBbls, which made up 82% of its total production, for the year ended December 31, 2019. During the year ended December 31, 2020, the 2% increase in EnVen’s oil production volumes was partially driven by incremental production attributable to the completion of capital projects at EnVen’s Brutus A-2, Lobster A-21, Lobster A-10, Lobster A-5, Lobster A-6, Cognac A-23, and Cognac A-7 wells in 2020. EnVen also had incremental production in the period as a result of capital projects completed in the fourth quarter of 2019 at several wells in its Brutus, Lobster, and Cognac fields. These increases were partially offset with lower overall production volumes due to multiple days of suspended production throughout 2020 in response to a large number of hurricanes and tropical storms in the Gulf of Mexico, which resulted in an estimated 700 MBoe, or 1.9 MBoe/d, less production volumes during the period. Additionally, in April 2020, EnVen shut-in certain smaller, non-core fields due to economic reasons brought on by the decrease in the commodity price market, which resulted in an estimated 80 MBoe, or 0.2 MBoe/d, less production volumes during the period. Further, EnVen experienced decreased production volumes at several of its fields during the period due to the natural production decline associated with its properties.

Average realized price. For the years ended December 31, 2020 and 2019, EnVen’s average realized oil prices (excluding effects of derivatives) were $36.59 per Bbl and $59.04 per Bbl, respectively, compared to the NYMEX WTI average prices of $39.34 per Bbl and $57.04 per Bbl, respectively. The 38% decrease in EnVen’s average realized oil price was mostly driven by the 31% decrease in the NYMEX WTI average price for the year ended December 31, 2020 compared to the same period of 2019. Additionally, due to the significant decrease in commodity prices and the negative changes in refinery demands in response to current market conditions, EnVen realized less favorable grade differentials on its corresponding Mars and Poseidon oil volumes of $(2.91) per Bbl and $(3.05) per Bbl, respectively, for the year ended December 31, 2020 compared to the same period of 2019, which further contributed to EnVen’s less favorable overall realized price differential to benchmark of $(2.75) per Bbl for the year ended December 31, 2020 compared to $2.00 per Bbl for the same period of 2019.

Natural gas revenue. For the year ended December 31, 2020, natural gas revenues were $18.8 million, a 29% decrease compared to $26.2 million for the year ended December 31, 2019.

Production. For the year ended December 31, 2020, EnVen’s natural gas production volumes were 8,267 MMcf, which made up 14% of its total production, compared to 8,925 MMcf, which made up 16% of its total production, for the year ended December 31, 2019. During the year ended December 31, 2020, the 7% decrease in EnVen’s natural gas production volumes was partially due to multiple days of suspended production throughout 2020 in response to a large number of hurricanes and tropical storms in the Gulf of Mexico, which resulted an estimated 1,100 MMcf, or 3.0 MMcf/d, less production volumes during the period. Additionally, in April 2020, EnVen shut-in certain smaller, non-core fields due to economic reasons brought on by the decrease in the commodity price market, which also resulted in an estimated 1,100 MMcf, or 3.0 MMcf/d, less production volumes during the period. Further, EnVen experienced decreased production volumes at several of its fields during the period due to the natural production decline associated with its properties. These decreases were partially offset by incremental production driven by the completion of capital projects at EnVen’s Brutus A-2, Lobster A-21, Lobster A-10, Lobster A-5, Lobster A-6, Cognac A-23, and Cognac A-7 wells in 2020. EnVen also had incremental production in the period as a result of capital projects completed in the fourth quarter of 2019 at several wells in its Brutus, Lobster, and Cognac fields.

Average realized price. For the years ended December 31, 2020 and 2019, EnVen’s average realized natural gas prices (excluding effects of derivatives) were $2.27 per Mcf and $2.94 per Mcf, respectively, compared to the NYMEX HH average prices of $2.13 per MMBtu and $2.53 per MMBtu, respectively. The 23% decrease in EnVen’s average realized natural gas price was mostly driven by the 16% decrease in the NYMEX HH average price for the year ended December 31, 2020 compared to the same period of 2019. In addition to the significant decrease in commodity prices during the period, EnVen experienced an increase in production volumes from certain core fields where EnVen realized less favorable differentials, which further contributed to EnVen’s less favorable overall realized price differential to benchmark of $0.06 per Mcf for the year ended December 31, 2020 compared to $0.32 per Mcf for the same period of 2019.

NGL revenue. For the year ended December 31, 2020, NGL revenues were approximately $3.3 million, a 9% decrease compared to $3.6 million for the year ended December 31, 2019.

Production. For the year ended December 31, 2020, EnVen’s NGL production volumes were 253 MBbls, which made up 3% of its total production, compared to 218 MBbls, which made up 2% of its total production, for the year ended December 31, 2019. During the year ended December 31, 2020, the 16% increase in EnVen’s NGL production volumes was mostly driven by incremental production attributable to the completion of capital projects at EnVen’s Lobster A-10, Lobster A-21, Lobster A-5, Lobster A-6, Cognac A-23, and Cognac A-7 wells in 2020 and several wells in its Lobster and Cognac fields in the fourth quarter of 2019. These increases were partially offset with lower overall production volumes due to multiple days of suspended production throughout 2020 in response to a large number of hurricanes and tropical storms in the Gulf of Mexico and the April shut-ins of certain smaller, non-core fields due to economic reasons brought on by the decrease in the commodity price market. Further, EnVen experienced decreased production volumes at several of its fields during the period due to the natural production decline associated with EnVen’s properties.

Average realized price. For the year ended December 31, 2020, EnVen’s average realized NGL price was $12.92 per Bbl compared to $16.41 per Bbl for the year ended December 31, 2019. The 21% decrease in EnVen’s average realized NGL price was driven by a downward shift in commodity pricing, partially due to lower monthly settlements of multiple NGL pricing components, including decreases of 14%, 9%, and 2% in Mount Belvieu ethane, butane, and propane, respectively, and other extracted product pricing during the year ended December 31, 2020 compared to the same period of 2019.

Production handling and other income. For the year ended December 31, 2020, production handling and other income increased to $21.7 million compared to $19.1 million for the year ended December 31, 2019, due to increased production handling fees and pipeline revenue at EnVen’s Brutus and Petronius fields driven by an increase of third-party production volumes being processed and transported.

Operating Expenses

The following table presents the components of EnVen’s operating expenses for the periods indicated:

	Year Ended December 31,
	2020	2019	Change
	(In thousands, except operating expenses per Boe)
Lease operating expenses	$77,249	$84,829	$(7,580)
Workover, repair, and maintenance expenses	17,762	18,680	(918)
Transportation, gathering, and processing costs	5,412	6,262	(850)
Depreciation, depletion, and amortization	171,540	180,414	(8,874)
Accretion of asset retirement obligations	28,996	37,881	(8,885)
General and administrative expenses	43,830	57,852	(14,022)

Total operating expenses	$344,789	$385,918	$(41,129)

Operating expenses per Boe:
Lease operating expenses	$8.18	$9.07	$(0.89)
Workover, repair, and maintenance expenses	$1.88	$2.00	$(0.12)
Transportation, gathering, and processing costs	$0.57	$0.67	$(0.10)
Depreciation, depletion, and amortization	$18.16	$19.28	$(1.12)
Accretion of asset retirement obligations	$3.07	$4.05	$(0.98)
General and administrative expenses	$4.64	$6.18	$(1.54)

Total operating expenses per Boe	$36.50	$41.25	$(4.75)

Lease operating expenses. For the year ended December 31, 2020, LOE was $77.2 million, or $8.18 per Boe, compared to $84.8 million, or $9.07 per Boe, for the year ended December 31, 2019. These decreases were partially due to $4.5 million of operating cost savings at smaller, non-core fields which were shut-in in April 2020 due to economic reasons and a $2.7 million decrease in insurance costs recognized during the period.

Workover, repair, and maintenance expenses. For the year ended December 31, 2020, workover, repair, and maintenance expenses remained relatively flat at $17.8 million, or $1.88 per Boe, compared to $18.7 million, or $2.00 per Boe, for the year ended December 31, 2019. Due to the timing and nature of EnVen’s workover, repair, and maintenance projects, the amount and timing of costs incurred vary throughout the year and may not be comparable by property, in totality, or between periods.

Transportation, gathering, and processing costs. For the year ended December 31, 2020, transportation, gathering, and processing costs remained relatively flat at $5.4 million, or $0.57 per Boe, compared to $6.3 million, or $0.67 per Boe, for the year ended December 31, 2019.

Depreciation, depletion, and amortization. For the year ended December 31, 2020, DD&A decreased to $171.5 million, or $18.16 per Boe, compared to $180.4 million, or $19.28 per Boe, for the year ended December 31, 2019, driven by a decrease in the costs subject to DD&A as of December 31, 2020 compared to the same period of 2019.

Accretion of asset retirement obligations. For the year ended December 31, 2020, accretion of asset retirement obligations decreased to $29.0 million, or $3.07 per Boe, compared to $37.9 million, or $4.05 per Boe, for the year ended December 31, 2019, due to a lower balance subject to accretion during the year ended December 31, 2020 compared to the same period of 2019 partially attributable to the recognition of downward asset retirement obligation revisions recorded at December 31, 2019. Additionally, the P&A costs incurred throughout the fourth quarter of 2019 and first half of 2020 further reduced the balance subject to accretion for the year ended December 31, 2020 compared to the same period of 2019.

General and administrative expenses. For the year ended December 31, 2020, G&A expenses were $43.8 million, $4.64 per Boe, compared to $57.9 million, $6.18 per Boe, for the year ended December 31, 2019. The decrease in G&A expense was primarily driven by a $10.5 million decrease in non-cash stock- based compensation, the majority of which is attributable to additional expense recognized in the second quarter of 2019 to account for the accelerated vesting of restricted stock per certain employment agreements, which provide for, among other things, the accelerated vesting of all non-vested equity awards upon retirement after the eligible age of 65. Additionally, EnVen’s professional fees decreased $3.3 million during the period of 2020 and EnVen received a $4.5 million payment from an insurance provider for the reimbursement of legal fees related to the litigation with Mr. Dunwoody. EnVen’s G&A expenses for the period were further reduced by a $1.0 million increase in overheard recoveries during 2020, primarily related to EnVen’s operated exploratory projects, and $0.8 million in G&A savings as a result of the employee reorganization implemented earlier in the year. These decreases were slightly offset with $2.3 million of severance payments to terminated employees, inclusive of accrued amounts, and $1.3 million of additional rent expense recognized during the period. Further, during the second quarter of 2019, EnVen reversed the $2.0 million contingent liability recorded in the third quarter of 2018 for potential costs associated with a certain environmental compliance matter discussed below in “—Liquidity and Capital Resources—Environmental Compliance,” which resulted in an increase in G&A expenses for the year ended December 31, 2020 compared to the same period of 2019.

Other Expenses

Interest expense. For the year ended December 31, 2020, interest expense slightly decreased to $47.6 million compared to $51.5 million for the year ended December 31, 2019, primarily due to lower surety bond premiums.

Gain on extinguishment of long-term debt. During the year ended December 31, 2020, EnVen paid $41.3 million to repurchase $48.2 million principal amount of its EnVen 2023 Second Lien Notes, including $1.3 million in accrued interest (collectively, the “2023 Notes Repurchases”), resulting in a gain on extinguishment of debt of $8.2 million. EnVen did not recognize any gain on extinguishment of debt during the year ended December 31, 2019. See “Notes to Audited Consolidated Financial Statements—Note 8—Long-term Debt” for further discussion of the EnVen 2023 Second Lien Notes.

Loss on fair value of 11.00% Senior Secured Second Lien Notes due 2023. EnVen has elected the fair value option to account for the EnVen 2023 Second Lien Notes and its features, therefore, the EnVen 2023 Second Lien Notes are recorded at their fair value and subsequent to the adoption of ASU 2016-01, EnVen only recognizes the change in the fair value attributable to the change in the base market rate as a component of Loss on fair value of 11.00% Senior Secured Second Lien Notes due 2023 and the remainder of the change is attributable to instrument-specific credit risk and recognized separately as Other comprehensive (loss) income, net on the consolidated statements of comprehensive (loss) income. As a result, for the year ended December 31, 2020 and 2019, EnVen recognized a loss on fair value of the EnVen 2023 Second Lien Notes of $3.2 million and $9.2 million, respectively. See “Notes to Audited Consolidated Financial Statements—Note 8—Long-term Debt” for further discussion of the EnVen 2023 Second Lien Notes and the fair value option.

Gain (loss) on derivatives, net. For the year ended December 31, 2020, the gain on derivatives, net was $22.7 million compared to a loss of $42.9 million for the year ended December 31, 2019. The change was partially attributable to a $19.5 million favorable change in the fair value of EnVen’s open derivative contracts due to the significant decrease in future market prices of crude oil during the year ended December 31, 2020. Additionally, EnVen had a $46.1 million favorable change in cash settlements received during the year ended December 31, 2020 compared to the same period of 2019, which resulted in a higher average realized oil price with the effects of derivatives of $41.84 per Bbl compared to $36.59 per Bbl without the effect of derivatives for the year ended December 31, 2020. The cash received for settlements during the year ended December 31, 2020 includes $4.7 million of monetization costs received from counterparties for the early termination of certain oil derivative contracts before their contract settlement dates.

Income tax benefit. For the year ended December 31, 2020, EnVen recognized an income tax benefit of $18.3 million, resulting in an effective tax rate of 62.7%, compared to an income tax benefit of $0.5 million for the year ended December 31, 2019, resulting in an effective tax rate of 2.8%. The overall change in EnVen’s effective tax rate for the year ended December 31, 2020 compared to the same period of 2019, is primarily due to the impact of the U.S. Coronavirus Aid, Relief, and Economic Security Act carryback provisions, relief of the valuation allowance, and changes in excess tax benefits from equity compensation.

Results of Operations for the Three and Nine Months Ended September 30, 2022 and 2021

The following table presents selected financial and operating information for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Selected financial data (in thousands):
Total revenues	$183,342	$119,944	$599,783	$379,734

Total operating expenses	96,496	87,844	273,348	277,884

Operating income	86,846	32,100	326,435	101,850

Total other income (expenses)	31,677	(36,208)	(119,825)	(189,305)

Income (loss) before income taxes	118,523	(4,108)	206,610	(87,455)

Income tax expense	15,707	827	27,814	9,558

Net income (loss)	102,816	(4,935)	178,796	(97,013)

Net loss attributable to non-controlling interest	—	—	—	(4,744)

Net income (loss) attributable to EnVen Energy Corporation	102,816	(4,935)	178,796	(92,269)

Series A preferred stock dividends	(6,727)	(6,727)	(20,181)	(21,856)

Net income (loss) attributable to EnVen Energy Corporation Class A common stockholders	$96,089	$(11,662)	$158,615	$(114,125)

Production:
Oil (MBbls)	1,817	1,576	5,559	5,360
Natural gas (MMcf)	1,488	1,284	4,754	5,376
NGLs (MBbls)	82	46	243	147
Total production (MBoe)	2,147	1,836	6,594	6,403
Average sales prices: (1)
Oil (per Bbl) (2)	$86.34	$67.43	$94.84	$62.52
Natural gas (per Mcf)	$9.81	$5.79	$8.44	$4.30
NGL (per Bbl)	$43.34	$39.63	$47.56	$32.54
Average price (per Boe)	$81.53	$62.92	$87.80	$56.69

(1)	Excluding effects of derivatives.
(2)	The majority of EnVen’s oil revenues are recorded net of any transportation and gathering costs incurred by the purchaser, which is reflected in the average sales price above.

Three Months Ended September 30, 2022 Compared to Three Months Ended September 30, 2021

Revenue, Production, and Average Realized Prices

The following table presents the components of EnVen’s revenues, production, and average realized sales prices (excluding and including the effects of derivatives) for the periods indicated:

	Three Months Ended September 30,
	2022	2021	Change
Revenues (in thousands):
Oil revenue (1)	156,888	106,268	50,620
Natural gas revenue	14,598	7,428	7,170
NGL revenue	3,554	1,823	1,731
Production handling and other income	8,302	4,425	3,877

Total revenues	183,342	119,944	63,398
Production:
Oil (MBbls)	1,817	1,576	241
Natural gas (MMcf)	1,488	1,284	204
NGLs (MBbls)	82	46	36

Total production (MBoe)	2,147	1,836	311
Average daily production:
Oil (MBbls/d)	19.8	17.1	2.7
Natural gas (MMcf/d)	16.2	14.0	2.2
NGLs (MBbls/d)	0.9	0.5	0.4

Total production (MBoe/d)	23.3	20.0	3.3
Average sales prices (excluding effects of derivatives):
Oil (per Bbl) (1)	86.34	67.43	18.91
Natural gas (per Mcf)	9.81	5.79	4.02
NGL (per Bbl)	43.34	39.63	3.71
Average price (per Boe)	81.53	62.92	18.61
Average sales prices (including effects of derivatives): (2)
Oil (per Bbl) (1)	62.80	47.87	14.93
Natural gas (per Mcf)	9.81	4.53	5.28
NGL (per Bbl) (3)	43.34	39.63	3.71
Average price (per Boe)	61.60	45.25	16.35

(1)

The majority of EnVen’s oil revenues are recorded net of any transportation and gathering costs incurred by the purchaser, which is reflected in the average sales price (excluding and including effects of derivatives) above.

(2)

The effects of derivatives represents, as applicable to the periods presented: (i) current period derivative settlements; (ii) the exclusion of the impact of current period settlements for early-terminated derivatives originally designated to settle against future production period revenues; (iii) the exclusion of option premiums paid in current periods related to future production period revenues; (iv) the impact of the prior period settlements of early-terminated derivatives originally designated to settle against future production period revenues; and (v) the impact of option premiums paid in prior periods related to current period production revenues.

(3)	EnVen did not have any derivatives in place for its NGL production volumes during the periods presented and as of September 30, 2022.

Oil revenue. For the three months ended September 30, 2022, oil revenues were $156.9 million, a 48% increase compared to $106.3 million for the three months ended September 30, 2021.

Average realized price. For the three months ended September 30, 2022 and 2021, EnVen’s average realized oil prices (excluding effects of derivatives) were $86.34 per Bbl and $67.43 per Bbl, respectively, compared to the NYMEX WTI average prices of $91.43 per Bbl and $70.52 per Bbl, respectively. The increase in EnVen’s average realized oil price was driven by the increase in the NYMEX WTI average price for the three months ended September 30, 2022 compared to the same period of 2021. However, the ongoing market volatility continues to impact the composition of the global crude oil supply, which continues to negatively impact certain refinery demands for EnVen’s oil produced offshore resulting in less favorable grade differentials on EnVen’s oil volumes for the three months ended September 30, 2022 compared to the same period of 2021.

Production. For the three months ended September 30, 2022, EnVen’s oil production volumes were 1,817 MBbls, which made up 85% of its total production, compared to 1,576 MBbls, which made up 86% of its total production, for the three months ended September 30, 2021. The 15% increase in EnVen’s oil production for the three months ended September 30, 2022 is partially due to increased production volumes at EnVen’s Lobster field, driven by several successful capital projects completed in the second and third quarters of 2022, as well as new production volumes from EnVen’s non-operated Spruance field, which came online at the end of April. Additionally, during the three months ended September 30, 2021, EnVen experienced several weeks of production shut-ins in response to Hurricane Ida; EnVen did not have any storm-related shut-ins during the same period of 2022, resulting in increased production during the three months ended September 30, 2022 compared to the same period of 2021. These increases were somewhat offset by decreased production at EnVen’s non-operated Petronius field driven by short periods of unplanned downtime throughout the quarter due to various operating issues. Additionally, EnVen continues to experience natural production declines at some of its fields, resulting in lower production volumes during the period compared to the same period of 2021.

Natural gas revenue. For the three months ended September 30, 2022, natural gas revenues were $14.6 million compared to $7.4 million for the three months ended September 30, 2021.

Average realized price. For the three months ended September 30, 2022 and 2021, EnVen’s average realized natural gas prices (excluding effects of derivatives) were $9.81 per Mcf and $5.79 per Mcf, respectively, compared to the NYMEX HH average prices of $7.95 per MMBtu and $4.32 per MMBtu, respectively. The significant increase in EnVen’s average realized natural gas price was driven by the substantial increase in the NYMEX HH average price for the three months ended September 30, 2022 compared to the same period of 2021.

Production. For the three months ended September 30, 2022, EnVen’s natural gas production volumes were 1,488 MMcf, which made up 11% of its total production, compared to 1,284 MMcf, which made up 12% of its total production, for the three months ended September 30, 2021. The 16% increase in EnVen’s natural gas production volumes during the three months ended September 30, 2022 is partially due to increased production volumes at EnVen’s Lobster field, driven by several successful capital projects completed in the second and third quarters of 2022, as well as new production volumes from EnVen’s non-operated Spruance field, which came online at the end of April 2022. Additionally, during the three months ended September 30, 2021, EnVen experienced several weeks of production shut-ins in response to Hurricane Ida; EnVen did not have any storm-related shut-ins during the same period of 2022, resulting in increased production during the three months ended September 30, 2022 compared to the same period of 2021. The increases were somewhat offset by natural production declines at some of EnVen’s fields, resulting in lower production volumes during the period compared to the same period of 2021.

NGL revenue. For the three months ended September 30, 2022, NGL revenues were $3.6 million compared to $1.8 million for the three months ended September 30, 2021.

Average realized price. For the three months ended September 30, 2022, EnVen’s average realized NGL price was $43.34 per Bbl compared to $39.63 per Bbl for the three months ended September 30, 2021. The increase in EnVen’s average realized NGL price is attributable to the upward shift in commodity pricing, which has resulted in higher monthly settlements of multiple NGL pricing components during the three months ended September 30, 2022 compared to the same period of 2021.

Production. For the three months ended September 30, 2022, EnVen’s NGL production volumes were 82 MBbls, which made up 4% of its total production, compared to 46 MBbls, which also made up 2% of its total production, for the three months ended September 30, 2021. The 78% increase in EnVen’s NGL production volumes is largely due to increased production volumes at EnVen’s Lobster field during the period, driven by several successful capital projects completed in the second and third quarters of 2022, as well as new production volumes from EnVen’s non-operated Spruance field, which came online at the end of April. Additionally, during the three months ended September 30, 2021, EnVen experienced several weeks of production shut-ins in response to Hurricane Ida; EnVen did not have any storm-related shut-ins during the same period of 2022, resulting in increased production during the three months ended September 30, 2022 compared to the same period of 2021. These increases were slightly offset by natural production declines at some of EnVen’s fields.

Production handling and other income. For the three months ended September 30, 2022, production handling and other income increased to $8.3 million compared to $4.4 million for the three months ended September 30, 2021, due to the incremental production handling fees EnVen recognized during the quarter for processing all of the other Spruance working interest partners production at EnVen’s Lobster facilities.

Operating Expenses

The following table presents the components of EnVen’s operating expenses for the periods indicated:

	Three Months Ended September 30,
	2022	2021	Change
	(In thousands, except operating expenses per Boe)
Lease operating expenses	$19,477	$22,864	$(3,387)
Workover, repair, and maintenance expenses	4,514	3,803	711
Transportation, gathering, and processing costs	2,882	2,143	739
Depreciation, depletion, and amortization	38,585	33,467	5,118
Accretion of asset retirement obligations	5,934	6,477	(543)
General and administrative expenses	25,104	19,090	6,014

Total operating expenses	$96,496	$87,844	$8,652

Operating expenses per Boe:
Lease operating expenses	$9.07	$12.45	$(3.38)
Workover, repair, and maintenance expenses	$2.10	$2.07	$0.03
Transportation, gathering, and processing costs	$1.34	$1.17	$0.17
Depreciation, depletion, and amortization	$17.97	$18.23	$(0.26)
Accretion of asset retirement obligations	$2.77	$3.53	$(0.76)
General and administrative expenses	$11.69	$10.40	$1.29

Total operating expenses per Boe	$44.94	$47.85	$(2.91)

Lease operating expenses. For the three months ended September 30, 2022, LOE decreased to $19.5 million, or $9.07 per Boe, compared to $22.9 million, or $12.45 per Boe, for the three months ended September 30, 2021. The decrease in LOE during the three months ended September 30, 2022 was primarily attributable to lower operating expenses at EnVen’s Neptune field driven by cost saving initiatives EnVen began implementing once it became the operator of the field on August 1, 2021, following the Neptune Acquisition in May 2021. See “—Factors Affecting Comparability—Neptune Acquisition” above for a further discussion.

Workover, repair, and maintenance expenses. For the three months ended September 30, 2022, workover, repair, and maintenance expenses remained relatively flat at $4.5 million, or $2.10 per Boe, compared to $3.8 million, or $2.07 per Boe, for the three months ended September 30, 2021. Overall, due to the timing and nature of EnVen’s workover, repair, and maintenance projects, the amount and timing of costs incurred vary throughout the year and may not be comparable by property, in totality, or between periods.

Transportation, gathering, and processing costs. For the three months ended September 30, 2022, transportation, gathering, and processing costs increased to $2.9 million, or $1.34 per Boe, compared to $2.1 million, or $1.17 per Boe, for the three months ended September 30, 2021, primarily due to an increase in third-party processing fees incurred at EnVen’s Lobster field, which correlated with increased commodity prices during the period.

Depreciation, depletion, and amortization. For the three months ended September 30, 2022, DD&A increased to $38.6 million compared to $33.5 million for the three months ended September 30, 2021, due to higher production volumes during the three months ended September 30, 2022 compared to the same period of 2021.

Accretion of asset retirement obligations. For the three months ended September 30, 2022, accretion of asset retirement obligations remained relatively flat at $5.9 million compared to $6.5 million for the three months ended September 30, 2021.

General and administrative expenses. For the three months ended September 30, 2022, G&A expenses increased to $25.1 million, or $11.69 per Boe, compared to $19.1 million, or $10.40 per Boe, for the three months ended September 30, 2021. The increase in G&A expenses was partially driven by $5.1 million of transaction costs and professional fees recognized for the pending merger with Talos, announced in September 2022, refer to “Notes to Condensed Consolidated Financial Statements—Note 1—Organization and Basis of Presentation—Talos Merger Agreement” for a further discussion. Additionally, EnVen had a $5.8 million increase in non-cash stock-based compensation expense during the three months ended September 30, 2022, refer to “Notes to Condensed Consolidated Financial Statements—Note 8—Stock-based Compensation” for a further discussion. These incremental expenses were slightly offset with a $4.4 million litigation accrual recognized during the three months ended September 30, 2021 related to the litigation with Mr. Dunwoody, refer to “Notes to Condensed Consolidated Financial Statements—Note 10—Commitments and Contingencies” for a further discussion.

Other Expenses

Gain (loss) on derivatives, net. For the three months ended September 30, 2022, the gain on derivatives, net was $42.9 million compared to a loss on derivatives, net of $23.6 million for the three months ended September 30, 2021. The change in the gain (loss) on derivatives, net is primarily attributable to a $77.1 million favorable change in the fair value of EnVen’s open derivative contracts as of September 30, 2022 compared to the same period of 2021, slightly offset with a $10.6 million unfavorable change in cash settlements paid during the three months ended September 30, 2022 compared to the same period of 2021.

Interest expense. For the three months ended September 30, 2022, interest expense decreased slightly to $11.6 million compared to $12.6 million for the three months ended September 30, 2021, due to a decrease in the EnVen Second Lien Notes principal outstanding as of September 30, 2022 compared to September 30, 2021, see “Notes to Condensed Consolidated Financial Statements—Note 6—Long-term Debt” for a further discussion of the EnVen Second Lien Notes and a detailed breakout of EnVen’s interest expense during each period.

Income tax expense. For the three months ended September 30, 2022, EnVen recognized income tax expense of $15.7 million, resulting in an effective tax rate of 13.3%, compared to $0.8 million for the three months ended September 30, 2021, resulting in an effective tax rate of 20.1%. The overall change in EnVen’s effective tax rate for the three months ended September 30, 2022 compared to the same period of 2021 is primarily a result of recording a discrete income tax benefit of $3.1 million related to the EnVen 2023 Second Lien Notes during the three months ended September 30, 2021, see “Notes to Condensed Consolidated Financial Statements—Note 12—Income Taxes” for a discussion of EnVen’s quarterly income tax provision.

Nine Months Ended September 30, 2022 Compared to Nine Months Ended September 30, 2021

Revenue, Production, and Average Realized Prices

The following table presents the components of EnVen’s revenues, production, and average realized sales prices (excluding and including the effects of derivatives) for the periods indicated:

	Nine Months Ended September 30,
	2022	2021	Change
Revenues (in thousands):
Oil revenue (1)	$527,236	$335,106	$192,130
Natural gas revenue	40,130	23,129	17,001
NGL revenue	11,557	4,783	6,774
Production handling and other income	20,860	16,716	4,144

Total revenues	$599,783	$379,734	$220,049
Production:
Oil (MBbls)	5,559	5,360	199
Natural gas (MMcf)	4,754	5,376	(622)
NGLs (MBbls)	243	147	96

Total production (MBoe)	6,594	6,403	191
Average daily production:
Oil (MBbls/d)	20.4	19.6	0.8
Natural gas (MMcf/d)	17.4	19.7	(2.3)
NGLs (MBbls/d)	0.9	0.5	0.4

Total production (MBoe/d)	24.2	23.5	0.7
Average sales prices (excluding effects of derivatives):
Oil (per Bbl) (1)	$94.84	62.52	32.32
Natural gas (per Mcf)	$8.44	4.30	4.14
NGL (per Bbl)	$47.56	32.54	15.02
Average price (per Boe)	$87.80	56.69	31.11
Average sales prices (including effects of derivatives): (2)
Oil (per Bbl) (1)	$66.93	$49.35	$17.58
Natural gas (per Mcf)	$8.22	$3.80	$4.42
NGL (per Bbl) (3)	$47.56	$32.54	$15.02
Average price (per Boe)	$64.10	$45.25	$18.85

(1)

The majority of EnVen’s oil revenues are recorded net of any transportation and gathering costs incurred by the purchaser, which is reflected in the average sales price (excluding and including effects of derivatives) above.

(2)

The effects of derivatives represents, as applicable to the periods presented: (i) current period derivative settlements; (ii) the exclusion of the impact of current period settlements for early-terminated derivatives originally designated to settle against future production period revenues; (iii) the exclusion of option premiums paid in current periods related to future production period revenues; (iv) the impact of the prior period settlements of early-terminated derivatives originally designated to settle against future production period revenues; and (v) the impact of option premiums paid in prior periods related to current period production revenues.

(3)	EnVen did not have any derivatives in place for EnVen’s NGL production volumes during the periods presented and as of September 30, 2022.

Oil revenue. For the nine months ended September 30, 2022, oil revenues were $527.2 million, a 57% increase compared to $335.1 million for the nine months ended September 30, 2021.

Average realized price. For the nine months ended September 30, 2022 and 2021, EnVen’s average realized oil prices (excluding effects of derivatives) were $94.84 per Bbl and $62.52 per Bbl, respectively, compared to the NYMEX WTI average prices of $98.25 per Bbl and $65.02 per Bbl, respectively. The significant increase in EnVen’s average realized oil price was driven by the substantial increase in the NYMEX WTI average price for the nine months ended September 30, 2022 compared to the same period of 2021. However, the ongoing market volatility continues to impact the composition of the global crude oil supply, which continues to negatively impact certain refinery demands for EnVen’s oil produced offshore resulting in less favorable grade differentials on EnVen’s oil volumes for the nine months ended September 30, 2022 compared to the same period of 2021.

Production. For the nine months ended September 30, 2022, EnVen’s oil production volumes were 5,559 MBbls, which made up 84% of its total production, compared to 5,360 MBbls, which made up 84% of its total production, for the nine months ended September 30, 2021. The 4% increase in EnVen’s oil production for the nine months ended September 30, 2022 is partially due to increased production volumes at EnVen’s Lobster field, driven by several successful capital projects completed in the second and third quarters of 2022, as well as new production volumes from EnVen’s non-operated Spruance field, which came online at the end of April 2022. These increases were offset by decreased production at EnVen’s non-operated Petronius field driven by several short periods of unplanned downtime due to various operating issues. Additionally, EnVen continues to experience natural production declines at some of its fields, resulting in lower production volumes during the period compared to the same period of 2021.

Natural gas revenue. For the nine months ended September 30, 2022, natural gas revenues were $40.1 million, a 74% increase compared to $23.1 million for the nine months ended September 30, 2021.

Average realized price. For the nine months ended September 30, 2022 and 2021, EnVen’s average realized natural gas prices (excluding effects of derivatives) were $8.44 per Mcf and $4.30 per Mcf, respectively, compared to the NYMEX HH average prices of $6.69 per MMBtu and $3.35 per MMBtu, respectively. The significant increase in EnVen’s average realized natural gas price was driven by the substantial increase in the NYMEX HH average price for the nine months ended September 30, 2022 compared to the same period of 2021.

Production. For the nine months ended September 30, 2022, EnVen’s natural gas production volumes were 4,754 MMcf, which made up 12% of its total production, compared to 5,376 MMcf, which made up 14% of its total production, for the nine months ended September 30, 2021. The 12% decrease in EnVen’s natural gas production volumes during the nine months ended September 30, 2022 is largely attributable to continued natural production declines at some of EnVen’s fields, as well as decreased production at its non-operated Petronius field driven by several short periods of unplanned downtime due to various operating issues. These decreases were slightly offset with increased production volumes at EnVen’s Lobster field, driven by several successful capital projects completed in the second and third quarters of 2022, as well as new production volumes from EnVen’s non-operated Spruance field, which came online at the end of April 2022.

NGL revenue. For the nine months ended September 30, 2022, NGL revenues were $11.6 million compared to $4.8 million for the nine months ended September 30, 2021.

Average realized price. For the nine months ended September 30, 2022, EnVen’s average realized NGL price was $47.56 per Bbl compared to $32.54 per Bbl for the nine months ended September 30, 2021. The increase in EnVen’s average realized NGL price is attributable to the substantial upward shift in commodity pricing and overall improved demand and market conditions, which has resulted in higher monthly settlements of multiple NGL pricing components, including 82%, 46%, and 35% increases in Mount Belvieu ethane, propane, and butane, respectively, as well as other extracted product components, during the nine months ended September 30, 2022 compared to the same period of 2021.

Production. For the nine months ended September 30, 2022, EnVen’s NGL production volumes were 243 MBbls, which made up 4% of its total production, compared to 147 MBbls, which made up 2% of its total production, for the nine months ended September 30, 2021. The 65% increase in EnVen’s NGL production volumes is largely due to increased production volumes at EnVen’s Lobster field, driven by several successful capital projects completed in the second and third quarters of 2022, as well as new production volumes from EnVen’s non-operated Spruance field, which came online at the end of April. These increases were slightly offset with natural production declines at some of EnVen’s fields.

Production handling and other income. For the nine months ended September 30, 2022, production handling and other income increased to $20.9 million compared to $16.7 million for the nine months ended September 30, 2021, mostly due to the incremental production handling fees EnVen recognized during the second and third quarters of 2022 for processing all of the other Spruance working interest partners production at EnVen’s Lobster facilities, slightly offset with decreased production handling fees from EnVen’s non-operated Petronius field driven by less third-party production volumes being processed and transported at the field.

Operating Expenses

The following table presents the components of EnVen’s operating expenses for the periods indicated:

	Nine Months Ended September 30,
	2022	2021	Change
	(In thousands, except operating expenses per Boe)
Lease operating expenses	$60,915	$61,603	$(688)
Workover, repair, and maintenance expenses	16,635	17,676	(1,041)
Transportation, gathering, and processing costs	7,366	5,440	1,926
Depreciation, depletion, and amortization	114,662	119,787	(5,125)
Accretion of asset retirement obligations	21,092	20,869	223
General and administrative expenses	52,678	52,509	169

Total operating expenses	$273,348	$277,884	$(4,536)

Operating expenses per Boe:
Lease operating expenses	$9.24	$9.62	$(0.38)
Workover, repair, and maintenance expenses	$2.52	$2.76	$(0.24)
Transportation, gathering, and processing costs	$1.11	$0.85	$0.26
Depreciation, depletion, and amortization	$17.39	$18.71	$(1.32)
Accretion of asset retirement obligations	$3.20	$3.26	$(0.06)
General and administrative expenses	$7.99	$8.20	$(0.21)

Total operating expenses per Boe	$41.45	$43.40	$(1.95)

Lease operating expenses. For the nine months ended September 30, 2022, LOE slightly decreased to $60.9 million, or $9.24 per Boe, compared to $61.6 million, or $9.62 per Boe, for the nine months ended September 30, 2021. The slight decrease in LOE during the nine months ended September 30, 2022 is attributable to lower operating expenses at EnVen’s Neptune field driven by cost saving initiatives EnVen began implementing once it became the operator of the field on August 1, 2021, following the Neptune Acquisition in May 2021, see “—Factors Affecting Comparability—Neptune Acquisition” above for a further discussion. These decreases were largely offset with increased labor, materials, and service costs at the majority of EnVen’s fields driven by inflation.

Workover, repair, and maintenance expenses. For the nine months ended September 30, 2022, workover, repair, and maintenance expenses decreased to $16.6 million, or $2.52 per Boe, compared to $17.7 million, or $2.76 per Boe, for the nine months ended September 30, 2021. The decrease in workover, repair, and maintenance expenses during the nine months ended September 30, 2022 is primarily attributable to the costs incurred for a non-recurring workover project to restore production volumes at EnVen’s Vermillion 356 field during the first quarter of 2021, which were not incurred during the nine months ended September 30, 2022. Overall, due to the timing and nature of EnVen’s workover, repair, and maintenance projects, the amount and timing of costs incurred vary throughout the year and may not be comparable by property, in totality, or between periods.

Transportation, gathering, and processing costs. For the nine months ended September 30, 2022, transportation, gathering, and processing costs increased to $7.4 million, or $1.11 per Boe, compared to $5.4 million, or $0.85 per Boe, for the nine months ended September 30, 2021, primarily due to an increase in third-party processing fees incurred at EnVen’s Lobster field, which correlated with increased commodity prices during the period.

Depreciation, depletion, and amortization. For the nine months ended September 30, 2022, DD&A decreased to $114.7 million, or $17.39 per Boe, compared to $119.8 million, or $18.71 per Boe, for the nine months ended September 30, 2021, due to higher estimated proved reserve volumes as of September 30, 2022 compared to the same period of 2021.

Accretion of asset retirement obligations. For the nine months ended September 30, 2022, accretion of asset retirement obligations remained relatively flat at $21.1 million compared to $20.9 million for the nine months ended September 30, 2021.

General and administrative expenses. For the nine months ended September 30, 2022, G&A expenses remained relatively flat at $52.7 million compared to $52.5 million for the nine months ended September 30, 2021. The change in G&A expenses is partly attributable to $5.1 million of transaction costs and professional fees recognized for the pending merger with Talos, announced in September 2022, refer to “Notes to Condensed Consolidated Financial Statements—Note 1—Organization and Basis of Presentation – Talos Merger Agreement” for a further discussion. Additionally, EnVen had a $8.9 million increase in non-cash stock-based compensation expense during the nine months ended September 30, 2022, refer to “Notes to Condensed Consolidated Financial Statements—Note 8—Stock-based Compensation” for a further discussion. These increases were mostly offset with a $12.4 million litigation accrual recognized during the nine months ended September 30, 2021 related to the litigation with Mr. Dunwoody, refer to “Notes to Condensed Consolidated Financial Statements—Note 10—Commitments and Contingencies” for a further discussion.

Other Expenses

Loss on derivatives, net. For the nine months ended September 30, 2022 and 2021, the loss on derivatives, net was $89.1 million and $162.1 million, respectively. The decrease in the loss on derivatives, net is attributable to a $156.2 million favorable change in the fair value of EnVen’s open derivative contracts as of September 30, 2022 compared to the same period of 2021, largely offset with a $83.2 million unfavorable change in cash settlements paid during the nine months ended September 30, 2022 compared to the same period of 2021.

Interest expense. For the nine months ended September 30, 2022, interest expense remained flat at $35.2 million; however, EnVen’s interest expense is not comparable between periods due to differences in interest rates and outstanding principal amounts of the EnVen Second Lien Notes and the EnVen 2023 Second Lien Notes, which were issued and redeemed, respectively, as part of the 2021 Refinancing Transactions in April 2021. See “Notes to Condensed Consolidated Financial Statements—Note 6—Long-term Debt” for a further discussion of the 2021 Refinancing Transactions and a detailed breakout of EnVen’s interest expense during each period.

Loss on extinguishment of long-term debt. During the nine months ended September 30, 2021, EnVen redeemed the remaining $276.8 million principal amount of its outstanding EnVen 2023 Second Lien Notes and paid a call premium of $11.4 million, which EnVen recognized as Loss on extinguishment of debt on the condensed consolidated statement of operations to reflect the difference between the par value and the redemption price of the EnVen 2023 Second Lien Notes. EnVen did not recognize any loss on extinguishment of debt during the nine months ended September 30, 2022. See “Notes to Condensed Consolidated Financial Statements—Note 6—Long-term Debt” for a further discussion of the EnVen 2023 Second Lien Notes and the 2021 Refinancing Transactions.

Gain on fair value of 11.00% Senior Secured Second Lien Notes due 2023. At the time of the issuance of the EnVen 2023 Second Lien Notes, EnVen elected to account for the EnVen 2023 Second Lien Notes and all of its features using the fair value option and subsequent to the adoption of ASU 2016-01, EnVen only recognized the change in the fair value attributable to the change in the base market rate as a component of Gain on fair value of 11.00% Senior Secured Second Lien Notes due 2023 and the remainder of the change was attributable to instrument-specific credit risk and recognized separately as Other comprehensive income (loss), net on the unaudited condensed consolidated statement of comprehensive income (loss). In accordance with ASC 470-50 at the time of the EnVen 2023 Second Lien Notes redemption, EnVen reclassified a $5.0 million gain from Accumulated other comprehensive income and reversed $11.4 million of losses previously recognized to account for the changes in the base market rate of the EnVen 2023 Second Lien Notes, resulting in a gain of $16.6 million recognized for the nine months ended September 30, 2021. EnVen did not recognize any Gain on fair value of 11.00% Senior Secured Second Lien Notes due 2023 during the nine months ended September 30, 2022. See “Notes to Condensed Consolidated Financial Statements—Note 6—Long-term Debt” for a further discussion of the EnVen 2023 Second Lien Notes and the fair value option.

Income tax expense. For the nine months ended September 30, 2022, EnVen recognized income tax expense of $27.8 million, resulting in an effective tax rate of 13.5%, compared to $9.6 million for the nine months ended September 30, 2021, resulting in an effective tax rate of 10.9%. The overall change in EnVen’s effective tax rate for the nine months ended September 30, 2022 compared to the same period of 2021 is primarily a result of utilizing certain deferred tax assets which were previously subjected to a valuation allowance in 2021, see “Notes to Condensed Consolidated Financial Statements—Note 12—Income Taxes” for a discussion of EnVen’s quarterly income tax provision.

Liquidity and Capital Resources

The main sources of EnVen’s liquidity are cash flows from operating activities, cash and cash equivalents on hand, available borrowings under the EnVen Revolving Credit Facility, and the issuance of debt or equity securities. During the year ended December 31, 2021 and the nine months ended September 30, 2022, net cash provided by operating activities was $194.1 million and $244.8 million, respectively, and EnVen had $88.9 million and $192.1 million in cash and cash equivalents on hand as of December 31, 2021 and September 30, 2022, respectively. Additionally, as of December 31, 2021 and September 30, 2022, the EnVen Revolving Credit Facility remained undrawn and EnVen had availability of $161.4 million and $196.4 million as of December 31, 2021 and September 30, 2022, respectively, based on the EnVen Revolving Credit Facility aggregate committed amounts of $165.0 million and $200.0 million as of December 31, 2021 and September 30, 2022, respectively, and outstanding letters of credit of $3.6 million as of both of December 31, 2021 and September 30, 2022.

During the year ended December 31, 2021 and the nine months ended September 30, 2022, EnVen’s capital expenditures related to its oil and natural gas properties were $92.8 million and $106.2 million, respectively, on an accrual basis, excluding P&A expenditures and net cash received for acquisitions. EnVen expects its full year 2022 capital expenditures to be between $120.0 million and $150.0 million, excluding P&A expenditures between $25.0 million and $30.0 million. The ultimate amount of capital that EnVen expends may fluctuate materially based on market conditions and drilling results and is subject to the discretion of EnVen’s management and the EnVen Board.

EnVen’s future cash flows are subject to a number of variables, including the level of oil, natural gas, and NGL production and prices and EnVen will require significant future capital expenditures to fully develop its assets. EnVen expects to generate a portion of its future cash flow from drilling opportunities associated with EnVen’s proved undeveloped reserves in its reserve report and the failure to achieve anticipated production and cash flows from these drilling opportunities could result in a reduction in future capital spending. If needed, EnVen could choose to defer any portion of EnVen’s planned capital expenditures depending on a variety of factors, including, but not limited to, the success of EnVen’s development activities, potential acquisition opportunities, prevailing and anticipated prices for oil, natural gas, and NGLs, the availability of necessary equipment, infrastructure, and capital, the receipt and timing of required regulatory permits and approvals, seasonal conditions, drilling and acquisition costs, and the level of participation by other working interest owners. A deferral of planned capital expenditures, particularly with respect to drilling and completing new wells, could result in a reduction in anticipated production and cash flows.

In the event EnVen makes acquisitions and the amount of capital required is greater than the amount EnVen has available for acquisitions at that time, EnVen could be required to increase capital through borrowings under the EnVen Revolving Credit Facility, joint venture partnerships, production payment financings, asset sales, debt or equity security offerings, or other means. There can be no assurance that any additional capital will be available on acceptable terms or at all. If EnVen is unable to obtain funds when needed or on acceptable terms, EnVen may be required to curtail its drilling program, which could result in a loss of acreage through lease expirations or EnVen could be required to reclassify some of its reserves currently booked as proved undeveloped if EnVen is unable to develop such reserves within five years of their initial booking. In addition, EnVen may not be able to complete acquisitions that may be favorable to EnVen or finance the capital expenditures necessary to replace its reserves.

Cash Flows

The following table summarizes EnVen’s cash flows for the three years ended December 31, 2021:

	Year Ended December 31,
	2021	2020	2019
	(In thousands)
Net cash provided by operating activities	$194,118	$209,224	$282,926
Net cash used in investing activities	(91,373)	(202,131)	(273,769)
Net cash used in financing activities	$(58,608)	$(55,141)	$(17,865)

Net cash provided by operating activities. Net cash provided by operating activities totaled $194.1 million, $209.2 million and $282.9 million during the years ended December 31, 2021, 2020 and 2019, respectively. The decrease in EnVen’s net cash provided by operating activities during the year ended December 31, 2021 compared to the same period of 2020 was primarily due an increase in derivative cash settlements paid during the period, which was largely offset by an increase in oil, natural gas, and NGL revenue driven by increased commodity prices. The decrease in EnVen’s net cash provided by operating activities during the year ended December 31, 2020 compared to the same period of 2019 was primarily due to lower oil, natural gas, and NGL revenue driven by decreased commodity prices partially offset with a $46.1 million favorable change in derivative cash settlements received during the year ended December 31, 2020 compared to the same period of 2019.

Additionally, the decreases in EnVen’s net cash provided by operating activities during the year ended December 31, 2021 compared to the same period of 2020 and during the year ended December 31, 2020 compared to the same period of 2019 are also attributable to working capital changes during the periods, primarily due to fluctuations in the timing of EnVen’s cash receipts and disbursements and the amounts EnVen accrued related to its capital projects. Further, EnVen’s working capital is also impacted by changes in the current assets or liabilities of its outstanding derivative contracts and any related cash settlements paid or received for its derivative contracts, as discussed above. EnVen expects that its pace of development, production volumes, commodity prices, and the price differentials compared to NYMEX WTI and NYMEX HH prices will be the largest variables affecting its working capital.

Net cash used in investing activities. Net cash used in investing activities totaled $91.4 million, $202.1 million and $273.8 million during the years ended December 31, 2021, 2020 and 2019, respectively. The $110.7 million decrease in cash used in investing activities during the year ended December 31, 2021 compared to the same period of 2020 was driven by an intentional reduction to EnVen’s 2021 capital program, as EnVen reprioritized and deferred certain capital activities in response to the changing economic environment beginning in the second half of 2020. These decreases were slightly offset with the capital expenditures for drilling and development activities at EnVen’s Lobster and Spruance fields. Additionally, during the year ended December 31, 2021, EnVen received $8.2 million of cash related to the Neptune Acquisition, net of transaction costs. The $71.7 million decrease in cash used in investing activities during the year ended December 31, 2020 compared to the same period of 2019 was attributable to a decrease in EnVen’s capital expenditures, primarily due to the completion of the capital program at EnVen’s Glider field in the first quarter of 2019 and EnVen’s Brutus and Cognac fields in the first half of 2020, partially offset with additional capital expenditures for drilling activities at EnVen’s Bulleit, Dothraki, and Spruance wells.

Net cash used in financing activities. Net cash used in financing activities remained relatively flat for the year ended December 31, 2021 compared to the same period of 2020. During each of the years ended December 31, 2021 and 2020, EnVen used cash to repurchase portions of the EnVen 2023 Second Lien Notes; however, during year ended December 31, 2021, these payments were largely offset with proceeds from the issuance of EnVen Second Lien Notes. Additionally, during year ended December 31, 2021, EnVen used less cash to satisfy the restricted stock tax withholding requirements in consideration for restricted shares withheld at vesting and for payments of EnVen’s notes payable compared to the same period of 2020. These decreases were largely offset with cash payments of dividends on the EnVen Preferred Stock, which, prior to the second quarter of 2021 were paid by issuing EnVen PIK Shares, and the April 2021 payment to settle the TRA. Net cash used in financing activities during the year ended December 31, 2019 totaled $17.9 million, $12.4 million of which related to tax payments to satisfy restricted stock tax withholding requirements in consideration for shares of restricted stocks withheld at vesting and $5.3 million of which was used for payments on EnVen’s notes payable.

The following table summarizes EnVen’s cash flows for the nine months ended September 30, 2022 and 2021:

	Nine Months Ended September 30,
	2022	2021
	(In thousands)
Net cash provided by operating activities	$244,751	$150,573
Net cash used in investing activities	(92,712)	(59,975)
Net cash used in financing activities	$(49,080)	$(34,672)

Net cash provided by operating activities. Net cash provided by operating activities totaled $244.8 million and $150.6 million during the nine months ended September 30, 2022 and 2021, respectively. The increase in EnVen’s net cash provided by operating activities during the nine months ended September 30, 2022 is mostly attributable to an increase in oil, natural gas, and NGL revenue driven by increased commodity prices partially offset with an increase in derivative cash settlements paid during the period and a $32.2 million increase in estimated tax payments during the period to reflect EnVen’s current tax projections in accordance with the Code.

Further, the increase in EnVen’s net cash provided by operating activities during the nine months ended September 30, 2022 compared to the same period of 2021 is also attributable to working capital changes during the period, primarily due to fluctuations in the timing of EnVen’s cash receipts and disbursements and the amounts EnVen accrued related to its capital projects. Further, EnVen’s working capital is also impacted by changes in the current assets or liabilities of its outstanding derivative contracts and any related cash settlements paid or received for its derivative contracts, as discussed above. EnVen expects that its pace of development, production volumes, commodity prices, and the price differentials compared to NYMEX WTI and NYMEX HH prices will be the largest variables affecting EnVen’s working capital.

Net cash used in investing activities. Net cash used in investing activities increased to $92.7 million for the nine months ended September 30, 2022 compared to $60.0 million during the nine months ended September 30, 2021. The increase in EnVen’s net cash used in investing activities during the nine months ended September 30, 2022 is mostly attributable to an increase in EnVen’s capital expenditures, partially due to an increase in drilling and development activities at its Lobster field per its planned capital program, as well as increased labor, materials, and service costs incurred for all of its capital projects driven by inflation.

Net cash used in financing activities. Net cash used in financing totaled $49.1 million and $34.7 million during the nine months ended September 30, 2022 and 2021, respectively. The increase in EnVen’s net cash used in financing activities during the nine months ended September 30, 2022 compared to the same period of 2021 was primarily driven by the redemption of $15.0 million of the EnVen Second Lien Notes outstanding, as required per the EnVen Second Lien Notes indenture on April 15th and October 15th of each year following the issuance of the EnVen Second Lien Notes in April 2021. Additionally, EnVen paid all of its quarterly EnVen Preferred Stock dividends in cash during the nine months ended September 30, 2022; whereas during the nine months ended September 30, 2021, only the second and third quarter EnVen Preferred Stock dividends were paid in cash and the first quarter dividends were paid by issuing EnVen PIK Shares. Further, the payments made to satisfy restricted stock tax withholding requirements for the restricted stock vested during the nine months ended September 30, 2022 increased compared to the same period of 2021. These increases were slightly offset with a $7.0 million cash payment made during the nine months ended September 30, 2021 for the settlement of the TRA, which was not made during the nine months ended September 30, 2022.

Other Significant Sources of Liquidity

EnVen Revolving Credit Facility. The EnVen Revolving Credit Facility is secured by substantially all of EnVen’s assets on a first lien basis. The EnVen Revolving Credit Facility has a maximum line of credit of $500.0 million and the borrowing base is subject to a semi-annual redetermination, based on an assessment of the value of EnVen’s proved reserves as determined by a reserve report. In April 2021, as part of the 2021 Refinancing Transactions, EnVen amended certain terms of the EnVen Revolving Credit Facility agreement and extended the maturity date to January 26, 2024, established a revised borrowing base of $165.0 million, reduced the aggregate committed amounts thereunder to $165.0 million, and modified applicable interest rates. As part of the semi-annual redeterminations, in November 2021, the EnVen Revolving Credit Facility borrowing base was increased to $200.0 million and in June 2022, the EnVen Revolving Credit Facility borrowing base and aggregated committed amounts were increased to $250.0 million and $200.0 million, respectively.

Borrowings under the EnVen Revolving Credit Facility, as amended, bear interest at one of the following rates, as selected by EnVen: (i) the bank’s prime rate in effect, adjusted by an applicable margin of 2.0%–4.5%; or (ii) the London Interbank Offered Rate, adjusted by an applicable margin of 3.0%–5.5%. Per the agreement, EnVen may elect to convert its outstanding borrowings to a different type and interest rate.

The agreement governing the EnVen Revolving Credit Facility, contains and defines certain covenants, including maximum ratios of total funded and secured debt to EBITDAX, and a minimum ratio of current assets to current liabilities. The EnVen Revolving Credit Facility agreement requires a maximum ratio of total funded debt to EBITDAX of 3.00 to 1.00 and a maximum ratio of total secured debt to EBITDAX of 2.50 to 1.00. The EnVen Revolving Credit Facility agreement defines “EBITDAX” as, for any period of four consecutive fiscal quarters, EnVen’s Net income or loss for the period plus the following expenses or charges to the extent deducted from EnVen’s Net income or loss for the period: interest, income taxes, DD&A (including the amortization of deferred financing costs), exploration expenses, accretion of asset retirement obligations, and other similar non-cash charges, minus all non-cash income included in EnVen’s Net income or loss. EBITDAX is subject to pro forma adjustments for any acquisitions or dispositions completed during the period, as if such acquisition or disposition had occurred on the first day of the period. The pro forma adjustments would also add any non-recurring, one-time cash, or non-cash charges or expenses associated with the acquisition or disposition back to Net income or loss. Additionally, the EnVen Revolving Credit Facility agreement requires a minimum ratio of current assets to current liabilities of 1.00 to 1.00 and specifies that the current ratio is calculated using (i) consolidated current assets, including the unused amounts of the total commitments, but excluding non-cash derivative assets, and current P&A restricted cash and (ii) consolidated current liabilities, excluding non-cash derivative obligations, current liabilities for P&A expense, and current maturities under the EnVen Revolving Credit Facility agreement.

EnVen’s ability to declare and pay dividends and other restricted payments under its EnVen Revolving Credit Facility agreement is subject to EnVen’s compliance with additional incurrence covenants, maintaining a required amount of availability under the EnVen Revolving Credit Facility, as well as the absence of any defaults under the EnVen Revolving Credit Facility. Other restrictive covenants include, but are not limited to, limitations on EnVen’s ability to incur indebtedness, make loans or investments, enter into certain hedging agreements, materially change its business, or undergo a change of control. As of December 31, 2021 and September 30, 2022, EnVen was in compliance with all of the debt covenants contained in the EnVen Revolving Credit Facility agreement. The lenders may accelerate all of the indebtedness under the EnVen Revolving Credit Facility upon the occurrence of any event of default unless EnVen cures any such default within any applicable cure period. For payments of interest under the EnVen Revolving Credit Facility, EnVen has a three Business Day grace period, and a 30-day cure period for most covenant defaults, except for defaults of certain covenants, including the financial covenants and negative covenants under the EnVen Revolving Credit Facility.

On October 13, 2022, EnVen entered into a consent and waiver agreement with the majority of the lenders under the EnVen Revolving Credit Facility (the “Consent and Waiver Agreement”), pursuant to which the consenting lenders (i) consented to the change-of-control transaction that would result from the pending merger with Talos under the terms of the EnVen Revolving Credit Facility, and (ii) agreed to waive any default or event or event of default under the EnVen Revolving Credit Facility resulting from such change-of-control transaction. The provisions of the EnVen Revolving Credit Facility, except as provided as provided in the Consent and Waiver Agreement, otherwise remain in full force and effect.

11.75% Senior Secured Second Lien Notes due 2026. On April 15, 2021, EnVen completed the private offering of its $302.5 million aggregate principal amount of EnVen Second Lien Notes, which resulted in net proceeds of $288.4 million, net of the original issuance discount of $6.8 million and underwriter and other third-party offering costs of $7.3 million. The EnVen Second Lien Notes were issued by EnVen GoM and co-issued by EnVen GoM’s wholly owned subsidiary, EnVen Finance Corporation, and are initially guaranteed by EnVen and its domestic subsidiaries which guarantee the EnVen Revolving Credit Facility. The EnVen Second Lien Notes and the related guarantees are secured by second-priority liens on EnVen’s and the guarantors’ assets that secure all of the indebtedness under the EnVen Revolving Credit Facility, subject to certain exceptions. The EnVen Second Lien Notes will mature on April 15, 2026 and interest accrues from April 15, 2021, the date of issuance, and is to be paid semi-annually in cash in arrears on April 15th and October 15th of each year, beginning October 15, 2021. EnVen will amortize the EnVen Second Lien Notes discount and deferred financing costs into Interest expense on its statements of operations over the term of the EnVen Second Lien Notes using the interest method with an effective interest rate of 13.3%. Additionally, per the EnVen Second Lien Notes Indenture, EnVen is required to redeem $15.0 million of the principal amount outstanding at par value on the April 15th and October 15th of each year, beginning October 15, 2021. In accordance with ASC Topic 210, Balance Sheet, EnVen classifies the portion of the EnVen Second Lien Notes, net of the unamortized discount and deferred financing costs, which will be paid within the next twelve months as a current liability on its consolidated balance sheets.

The indenture governing the EnVen Second Lien Notes also contains certain covenants, which are customary with respect to non-investment grade debt securities, including limitations on EnVen’s ability to incur and guarantee additional indebtedness, repay, redeem, or repurchase certain debt and capital stock, issue certain preferred stock or similar equity securities, pay dividends or make other distributions on capital stock, enter into certain types of transactions with affiliates, make loans or investments, and make other restricted payments. Additionally, certain covenants restrict EnVen subsidiaries’ ability to pay dividends, create liens, and sell certain assets. As of December 31, 2021 and September 30, 2022, EnVen was in compliance with all of the debt covenants contained in the indenture governing the EnVen Second Lien Notes.

11.00% Senior Secured Second Lien Notes due 2023. On February 15, 2018, EnVen completed the private offering of its $325.0 million aggregate principal amount of the EnVen 2023 Second Lien Notes, resulting in net proceeds of $317.0 million, after deducting initial purchaser fees and offering expenses of $8.0 million. The EnVen 2023 Second Lien Notes were issued by EnVen GoM and co-issued by EnVen GoM’s wholly owned subsidiary, EnVen Finance Corporation, and were initially guaranteed by EnVen and its domestic subsidiaries which guaranteed the EnVen Revolving Credit Facility. The EnVen 2023 Second Lien Notes and the related guarantees were secured by second-priority liens on EnVen’s and the guarantors’ assets that secured all of the indebtedness under the EnVen Revolving Credit Facility, subject to certain exceptions. The EnVen 2023 Second Lien Notes were set to mature on February 15, 2023 and interest accrued from February 15, 2018, the date of issuance, and was paid semi-annually in cash in arrears on February 15th and August 15th of each year, beginning August 15, 2018. As of the date of issuance and until the EnVen 2023 Second Lien Notes were redeemed, EnVen was in compliance with all of the debt covenants contained in the indenture governing the EnVen 2023 Second Lien Notes.

Throughout the fourth quarter of 2020, EnVen paid $41.3 million to repurchase $48.2 million principal amount of the EnVen 2023 Second Lien Notes, including $1.3 million in accrued interest. Then as part of the 2021 Refinancing Transactions completed in April 2021, EnVen redeemed the remaining $276.8 million principal amount of the outstanding EnVen 2023 Second Lien Notes, which included paying $5.2 million of accrued interest. Additionally, upon redemption, EnVen paid a call premium of $11.4 million, which is recognized as (Loss) gain on extinguishment of long-term debt on the condensed consolidated statements of operations and reflects the difference between the par value and the redemption price of the EnVen 2023 Second Lien Notes.

At the time of the EnVen 2023 Second Lien Notes issuance, EnVen analyzed the put and call features contained in the EnVen 2023 Second Lien Notes indenture in accordance with ASC Topic 815, Derivatives and Hedging and determined that one of these features was an embedded derivative. EnVen then elected to account for the EnVen 2023 Second Lien Notes and all of its features using the fair value option instead of bifurcating the derivative; therefore, EnVen recorded the EnVen 2023 Second Lien Notes at fair value on its balance sheet and all subsequent changes in the fair value were recorded in accordance with ASU No. 2016-01, Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. Therefore, the change in the fair value of the EnVen 2023 Second Lien Notes attributable to the change in the base market rate was recorded as a component of Gain on fair value of 11.00% Senior Notes due 2023 on EnVen’s condensed consolidated statement of operations and the remainder of the change was attributable to instrument-specific credit risk and was recognized separately as Other comprehensive (loss) income, net on the condensed consolidated statement of comprehensive (loss) income. EnVen had elected to use the U.S. Treasury bond rate as its benchmark interest rate to determine the change in the fair value attributable to instrument-specific credit risk, therefore, EnVen compared the change in the fair value of the EnVen 2023 Second Lien Notes to the change in the fair value of the U.S. Treasury bonds based on the interpolated yields of the U.S. Treasury bonds with maturities which coincided with the maturity date of the EnVen 2023 Second Lien Notes. The change in the U.S. Treasury bond rate was attributable as the base market rate change and the remainder of the change was attributable to instrument-specific credit risk, which was separately recognized as Other comprehensive (loss) income, net.

For the year ended December 31, 2019, EnVen recognized $9.2 million as Loss on fair value of 11.00% Senior Notes due 2023 and attributed the remainder of the decrease in the fair value as instrument-specific credit risk, recognizing a gain of $35.8 million as Other comprehensive (loss) income, net of $4.1 million attributable to non-controlling interest.

Additionally, ASC Topic 470-50, Modifications and Extinguishment of Debt specifies that if EnVen extinguishes debt that is recorded using the fair value option then the net carrying amount of the extinguished debt should equal its fair value at the date of the redemption and any related gains or losses that have been recognized separately in Other comprehensive (loss) income should be reclassified to Net income or loss upon extinguishment. Therefore, at each repurchase date throughout the fourth quarter of 2020, EnVen recorded the outstanding amount of the EnVen 2023 Second Lien Notes at their fair value and allocated the change in fair value between the change in the base market rate and the change attributable to instrument-specific credit risk. EnVen then reclassified the proportional amount of the change attributable to instrument-specific credit risk associated with the EnVen 2023 Second Lien Notes repurchases from Other comprehensive (loss) income, net on the consolidated statement of comprehensive (loss) income to either (Loss) gain on extinguishment of long-term debt or Gain (loss) on fair value of 11.00% Senior Notes due 2023 on the consolidated statement of operations. The amount reclassified to the (Loss) gain on extinguishment of long-term debt reflects the difference between the par value and the fair value of the EnVen 2023 Second Lien Notes on the dates of the repurchases and the remaining amount reclassified from the Other comprehensive (loss) income, net amount was recognized as a component of Gain (loss) on fair value of 11.00% Senior Notes due 2023.

During the year ended December 31, 2020, pursuant to the EnVen 2023 Second Lien Notes repurchases, EnVen had reclassified $11.0 million gross, $8.7 million net of deferred income tax expense, from Other comprehensive (loss) income, net, $8.2 million of which was recognized as a gain on the extinguishment of long-term debt and $2.8 million of which was recognized as a gain on the fair value of the EnVen 2023 Second Lien Notes. Overall, during the year ended December 31, 2020, EnVen recognized a loss of $3.2 million as Gain (loss) on fair value of 11.00% Senior Notes due 2023 and a gain of $8.1 million as Other comprehensive (loss) income, net of $1.5 million attributable to non-controlling interest.

Further, when EnVen redeemed the remaining EnVen 2023 Second Lien Notes in April 2021, it recorded the outstanding amount of the EnVen 2023 Second Lien Notes at their fair value and allocated the change in fair value between the change in the base market rate and the change attributable to instrument-specific credit risk. EnVen then reclassified the Accumulated other comprehensive income associated with the EnVen 2023 Second Lien Notes of $5.0 million to its consolidated statement of operations for the year ended December 31, 2021 as Gain (loss) on fair value of 11.00% Senior Notes due 2023. Additionally, the gain on the fair value of the EnVen 2023 Second Lien Notes recognized for the year ended December 31, 2021 includes the reversal of $11.4 million of losses previously recognized to account for the changes in the base market rate of the EnVen 2023 Second Lien Notes. Overall, during the year ended December 31, 2021, EnVen recognized a gain of $16.6 million as Gain (loss) on fair value of 11.00% Senior Notes due 2023 and a loss of $23.0 million as Other comprehensive (loss) income, net of $5.6 million attributable to non-controlling interest.

P&A and Decommissioning Obligations

Pursuant to purchase agreements executed in December 2015 and February 2016, EnVen was required to deposit approximately $100.0 million into escrow accounts to use for future P&A obligation costs assumed in the acquisitions. In December 2015, EnVen deposited approximately $30.0 million into escrow to fully fund one of the P&A obligations and have funded the remaining $70.0 million obligation by depositing a percentage of the net revenues from the acquired properties into a separate escrow account, on a quarterly basis, beginning in January 2017 until October 2021. As of December 31, 2021, the escrow accounts are fully funded and EnVen has no remaining future funding obligations. As of September 30, 2022 and December 31, 2021, these escrow accounts have a combined balance of $100.5 million and $100.7 million, respectively, inclusive of interest earned to date, and are reflected as Restricted cash on the consolidated balance sheets.

Additionally, EnVen holds two P&A Notes Receivable for certain other long-term P&A obligations assumed through acquisitions, which reflect commitments from the sellers of oil and natural gas properties, pursuant to the sales agreements, for an agreed upon amount to be received by EnVen upon EnVen’s completion of the P&A obligations. As of September 30, 2022 and December 31, 2021, both of the P&A Notes Receivable have fully accreted to their principal amounts of $65.1 million and are presented as such, net of related cumulative estimated credit losses, on the consolidated balance sheets.

In addition to EnVen’s P&A obligations, the BOEM and certain third parties require EnVen to post supplemental and performance bonds as a means to ensure EnVen’s decommissioning obligations, such as the plugging of wells, the removal of platforms and other offshore facilities, the abandonment of offshore pipelines, and the clearing of the seafloor of obstructions. EnVen is currently in compliance with all of its financial assurance obligations to the BOEM and have no outstanding BOEM orders related to financial assurance obligations. If needed, EnVen may enter into arrangements with surety companies who provide these bonds on EnVen’s behalf. In exchange, EnVen pays an annual premium to the surety for its financial strength to extend the credit. These surety bond premiums are recognized in Prepaid expenses and other current assets on the consolidated balance sheets and are amortized over the life of the surety bonds into Interest expense on the consolidated statements of operations. EnVen amortized surety bond premiums of $10.7 million and $10.2 million during the years ended December 31, 2021 and 2020, respectively, $2.6 million and $8.1 million during the three and nine months ended September 30, 2022, respectively, and $2.9 million and $8.1 million during the three and nine months ended September 30, 2021, respectively.

EnVen could, in the ordinary course of business, be required by the BOEM to provide additional financial assurances as the BOEM continues to reevaluate its requirements. Additionally, pursuant to the terms of EnVen’s agreements with various sureties under EnVen’s existing bonds or under any additional bonds EnVen may obtain, EnVen is required to post collateral at any time, on demand, at the surety’s discretion. The issuance of any additional surety bonds or other securities to satisfy future BOEM orders, collateral requests from surety bond providers, and collateral requests from other third-parties may require the posting of cash collateral, which may be significant, and may require the creation of escrow accounts. Any of these changes could impact EnVen’s liquidity.

Related Party Transactions

Refer to “Notes to Audited Consolidated Financial Statements—Note 10—Related Party Transactions” for a discussion of EnVen’s related party transactions.

In addition, concurrently with signing the Merger Agreement, EnVen entered into Indemnity Agreements with certain former holders of equity interests of EnVen Equity Holdings, LLC, providing for indemnification for certain expenses, interest and penalties relating to applicable tax audits.

Recently Adopted Accounting Standards

In August 2020, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). This ASU 2020-06 simplifies the accounting for convertible debt and convertible preferred stock by removing the requirements to separately present certain conversion features in equity and eliminates the accounting model for beneficial conversion features. In addition, the amendments in the ASU simplify the guidance in ASC Subtopic 815-40, Derivatives and Hedging: Contracts in Entity’s Own Equity, by removing certain criteria that must be satisfied in order to classify a contract as equity.

For public entities, ASU 2020-06 is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For non-public entities, ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. An entity can only adopt the guidance as of the beginning of its annual fiscal year and can do so through either a modified retrospective method of transition or a fully retrospective method of transition.

EnVen elected to early adopt ASU 2020-06, effective January 1, 2021, using the modified retrospective method of transition, eliminating the accounting model for the beneficial conversion feature related to the EnVen PIK Shares dividends of EnVen Preferred Stock, which is classified in the stockholders’ equity section of the consolidated balance sheets as the shares are not mandatorily redeemable nor do they contain an unconditional conversion obligation. The holders of the EnVen Preferred Stock are entitled to receive quarterly dividends of $0.45 per EnVen Preferred Stock share, at the election of the EnVen Board, in cash or in EnVen PIK Shares. Prior to the adoption of ASU 2020-06, at the end of each reporting period or when EnVen PIK Share dividends were declared, EnVen would evaluate if there was a beneficial conversion feature related to the EnVen PIK Share dividends of its EnVen Preferred Stock by comparing the fair value of EnVen Common Stock to the original issue price of $12.00 per share. If the fair value of EnVen Common Stock was above the original issue price of $12.00 per share, EnVen would record the difference as a beneficial conversion feature associated with its EnVen PIK Share dividends and reflect that amount as part of the EnVen Preferred Stock dividends line item on the consolidated statements of operations. Until the adoption of ASU 2020-06, EnVen evaluated if a beneficial conversion existed on a quarterly basis; however, EnVen has not recognized a beneficial conversion feature related to the EnVen PIK Share dividends of its EnVen Preferred Stock since 2019. See “Notes to Audited Consolidated Financial Statements—Note 9—Stockholders’ Equity” for a full description of EnVen’s Series A Preferred Stock.

To reflect the adoption of ASU 2020-06, EnVen has recorded a cumulative effect adjustment of $28.3 million to Additional paid-in capital and Accumulated deficit balances as of January 1, 2021 to reverse the beneficial conversion feature associated with its EnVen Preferred Stock, EnVen PIK Share dividends outstanding as of January 1, 2021. Additionally, with the adoption of the ASU, EnVen is no longer required to include the disclosures required for the beneficial conversion feature in the notes of EnVen’s consolidated financial statements.

Critical Accounting Policies and Estimates

The discussion and analysis of EnVen’s financial condition and results of operations is based upon EnVen’s consolidated financial statements included elsewhere in this proxy statement/consent solicitation statement/prospectus. These financial statements have been prepared in conformity with GAAP, which requires EnVen’s management to make estimates and assumptions that affect the amounts reported for assets, liabilities, revenues, and expenses and the disclosure of contingent assets and liabilities. EnVen bases its estimates on historical experience and other sources EnVen believes are reasonable at that time. Certain estimates and assumptions EnVen uses involve judgments and uncertainties and as such, actual results may differ from the estimates and assumptions as additional information becomes known. Described below are the most significant policies and the related estimates and assumptions used by EnVen’s management in the preparation of its financial statements. See “Notes to Audited Consolidated Financial Statements—Note 2—Summary of Significant Accounting Policies” for a further discussion related to EnVen’s accounting policies.

Oil, Natural Gas, and NGL Reserves and the Standardized Measure of Discounted Net Future Cash Flows

EnVen’s proved oil, natural gas, and NGL reserve estimates as of December 31, 2021, 2020 and 2019 and associated future net cash flows included in this proxy statement/consent solicitation statement/prospectus have been in accordance with the rules and regulations of the SEC in Regulation S-X, Rule 4-10.

Reserve engineering is a subjective process of estimating volumes of economically recoverable oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation. To achieve reasonable certainty, EnVen’s internal reserve engineers and NSAI employed technologies that have been demonstrated to yield results with consistency and repeatability. The technologies and economic data used in the estimation of EnVen’s proved reserves include, but are not limited to, technical and economic data including well logs, geologic maps, seismic data, well test data, production data, historical price and cost information, and property ownership interests. Estimates of economically recoverable oil and natural gas and of future net revenues are based on a number of variables and assumptions, all of which may vary from actual results, including geologic interpretation, prices and future production rates and costs. Periodic revisions to the estimated reserves and future cash flows may be necessary as a result of a number of factors, including reservoir performance, new drilling, oil, natural gas, and NGL prices, changes in costs, technological advances, new geological or geophysical data, or other economic factors. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas ultimately recovered.

The Standardized Measure is the present value, discounted at 10%, of estimated future net cash flows to be generated from the production of proved reserves calculated by using the 12-month unweighted arithmetic average of the first-day-of-the-month price for each month in the period January through December (with consideration of price changes only to the extent provided by contractual arrangements). The estimated future net cash flows are reduced by projected future development, production (excluding DD&A and any impairments of oil and natural gas properties), P&A costs, and estimated future income tax expenses. The Standardized Measure is calculated per ASC Topic 932, Extractive Activities—Oil and Gas and in accordance with SEC pricing guidelines.

Although EnVen’s estimates of total proved reserves, development costs, and production rates were based on the best available information, the development and production of the oil and natural gas reserves may not occur in the periods assumed. Actual prices realized, costs incurred and production quantities may vary significantly from EnVen’s estimates. Therefore, the Standardized Measure should not be considered to represent EnVen’s estimate of expected revenues or the fair value of its proved oil, natural gas, and NGL reserves.

As discussed further below, EnVen’s estimates of proved reserves materially impact calculated depletion expense each period; therefore, if EnVen’s estimates of total proved reserves decrease, the rate at which EnVen records depletion expense will increase, reducing earnings.

Oil and Natural Gas Properties

EnVen follows the full cost method of accounting for oil and natural gas activities and capitalizes all costs associated with the acquisition, exploration, and development of oil and natural gas properties. Capitalized costs include lease acquisitions, geological and geophysical work, delay rentals, costs of drilling, completing, and equipping oil and natural gas wells, whether successful or unsuccessful, and other directly related costs.

The capitalized costs of proved oil and natural gas properties, net of accumulated DD&A plus estimated future development costs related to proved oil and natural gas reserves and estimated future P&A costs are amortized on a unit of production method over the estimated productive life of the proved reserves, which is reflected as DD&A on EnVen’s consolidated statements of operations. DD&A related to oil and natural gas properties for the years ended December 31, 2021, 2020 and 2019 was $155.5 million, or $18.18 per Boe, $170.3 million, or $18.02 per Boe, and $178.5 million, or $19.08 per Boe, respectively.

Costs related to nonproducing leasehold, geological and geophysical costs associated with unproved acreage, and exploration drilling costs represent investments in unproved properties. Additionally, for any significant capital projects with a development period exceeding six months, EnVen will capitalize a portion of its interest expense while the activities are in progress to bring the unproved assets to their intended use. The capitalized interest is added to the cost of the underlying property and treated in the same manner as the underlying asset. All of these costs are excluded from the depreciable base until EnVen’s management determines the existence of proved oil and natural gas reserves on the respective property or the costs are impaired. At least quarterly, EnVen reviews its investments in unproved properties individually to determine if the costs should be reclassified and included as a part of the depreciable base.

Under the full cost method of accounting, EnVen performs the full cost ceiling test at the end of each reporting period. Per the full cost ceiling test, net capitalized costs less deferred income taxes are limited to the present value of estimated future net cash flows from proved oil and natural gas reserves computed using the unweighted arithmetic average of the first-day-of-the-month historical price, net of applicable differentials, for each month within the previous 12-month period discounted at 10%, plus the lower of cost or fair market value of unevaluated properties, excluding cash flows related to estimated abandonment costs associated with developed properties (the “ceiling limitation”). If the net capitalized costs exceed the ceiling limitation, EnVen would recognize a non-cash impairment expense equal to the excess of the net capitalized costs over the ceiling limitation. EnVen did not recognize an impairment of oil and natural gas properties for the years ended December 31, 2021, 2020 and 2019.

Asset Retirement Obligations

EnVen’s oil and natural gas properties include estimates of future expenditures to P&A wells, pipelines, platforms, and other related facilities after the reserves have been depleted. EnVen recognizes the present value of the asset retirement obligation costs as a liability when it is incurred and an increase to its capitalized oil and natural gas properties. The capitalized asset retirement obligation costs are depleted over the productive lives of the oil and natural gas properties while the asset retirement obligation liability is accreted to the expected settlement value over the productive lives of the oil and natural gas properties. Upon settlement, the difference between the recorded liability amount and the amount of costs incurred is recognized as an adjustment to the capitalized cost of oil and natural gas properties.

The determination of future asset retirement obligations requires estimates of the future costs of removal and restoration, productive lives of the oil and natural gas properties based on reserve estimates, and future inflation rates. Estimated costs consider historical experience, third-party estimates, and government regulatory requirements but do not consider salvage values. These costs could be subject to revisions in subsequent years due to changes in regulatory requirements, the estimated P&A cost, and the estimated timing of the oil and natural gas property retirement. In subsequent periods, if the estimate of the asset retirement obligation liability changes, EnVen records an adjustment to both the asset retirement obligation liability and the oil and natural gas property carrying value. Additionally, EnVen estimates the credit-risk adjusted discount rate, which is applied to the future inflated P&A costs to determine the discounted present value which is recognized as the initial liability. The determined credit-risk adjusted discount rate is also subsequently applied to accrete the liability.

Derivative Instruments

EnVen utilizes commodity derivative instruments to reduce its exposure to oil and natural gas price volatility for a portion of its estimated production from its proved, developed, producing oil and natural gas properties. EnVen recognizes all of its derivative instruments at fair value as either assets or liabilities in its consolidated balance sheets. The fair values of EnVen’s derivative instruments are measured on a recurring basis using a third-party industry standard pricing model that considers various inputs such as quoted forward commodity prices, discount rates, volatility factors, and current market and contractual prices for the underlying instruments, as well as other relevant data.

EnVen has not designated any of its derivative instruments as hedges for accounting purposes; therefore, the aggregate net gains or losses resulting from changes in the fair values of EnVen’s outstanding derivatives during the period are recognized as net gain or loss on derivatives, as applicable, in its consolidated statements of operations. EnVen typically has numerous hedge positions that span several time periods and often result in both fair value derivative asset and liability positions held with that counterparty, therefore, EnVen has elected to net its derivative instrument fair values executed with the same counterparty, pursuant to the International Swaps and Derivatives Association, Inc. master agreements, which provide for the net settlement over the term of the contract and in the event of the default or termination of the contract.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

Stock-based Compensation

EnVen recognizes stock-based compensation expense related to its restricted stock and stock options based on their fair value on the date of the grant. EnVen’s restricted stock do not have any post-vesting restrictions, therefore, the fair value of each share on the grant date is determined based on the per share fair value of EnVen

Common Stock on a minority, non-marketable basis. The estimates of the fair value of EnVen Common Stock are highly complex and subjective, incorporating significant judgments and estimates in the fair value assumptions. The fair value of the stock options granted is estimated on the date of grant using the Black-Scholes option pricing model.

EnVen recognizes compensation expense related to time-based restricted stock and stock options using the straight-line method over the requisite service period during which the employee or board member is required to provide services in exchange for the award in accordance with ASC Topic 718, Compensation—Stock Compensation. Compensation expense related to performance-based restricted stock is only recognized when the performance condition is deemed probable of occurring and, if necessary, is adjusted based on the probability of the level of achievement of the performance metric. EnVen has elected to not estimate the forfeiture rate of its restricted stock or stock options in its initial calculation of compensation expense, but instead will adjust compensation expense for forfeitures as they occur.

Income Taxes

EnVen accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of the assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are calculated by applying the existing tax laws and rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

A valuation allowance for deferred tax assets, including net operating loss carryforwards, is recognized when it is more likely than not that all or some portion of the benefit from the deferred tax asset will not be realized. To assess that likelihood, EnVen uses estimates and judgment regarding its future taxable income, considering the tax consequences in the jurisdiction where such taxable income is generated, to determine whether a valuation allowance is required. Such evidence can include EnVen’s current financial position, actual and forecasted results of operations, and tax planning strategies, as well as the current and forecasted business economics of the oil and natural gas industry. EnVen assesses all available positive and negative evidence to estimate whether sufficient future taxable income will be generated to permit the use of deferred tax assets. A valuation allowance is provided for deferred tax assets if it is more likely than not that these items will not be realized. The effects of a change in the valuation allowance due to changes in circumstances and judgements about the realizability of the related deferred tax asset are included in income from continuing operations.

Quantitative and Qualitative Disclosures About Market Risk

EnVen is exposed to a variety of market risks, including the effects of adverse changes in commodity prices and interest rates. EnVen may enter into various derivative instruments to manage or reduce its market risk, but EnVen does not enter into derivative instruments for speculative purposes. The primary objective of the following disclosures is to provide quantitative and qualitative information about EnVen’s potential exposure to market risk; however, they are not meant to be precise indicators of risks of losses.

Commodity Price Risk

EnVen’s primary market risk exposure is to the prices it receives for EnVen’s oil, natural gas, and NGL production. Realized prices are primarily driven by the prevailing worldwide price for oil and regional spot market prices for natural gas production. Pricing for oil, natural gas, and NGLs has been volatile and unpredictable for several years, and EnVen expects this volatility to continue in the future. The prices EnVen receives for production depend on factors outside of its control, including physical markets, supply and demand, financial markets, and national and international policies. Based on EnVen’s production for the year ended December 31, 2021, excluding any effects of derivatives, EnVen’s gross revenue from commodity sales would increase or decrease by approximately $73.9 million for each $10.00 per Bbl change in oil and NGL prices and approximately $7.0 million for each $1.00 per Mcf change in natural gas prices. Based on EnVen’s production for the three and nine months ended September 30, 2022, excluding any effects of derivatives, EnVen’s gross revenue from commodity sales would increase or decrease by approximately $19.0 million and $58.0 million, respectively, for each $10.00 per Bbl change in oil and NGL prices and approximately $1.5 million and $4.8 million, respectively, for each $1.00 per Mcf change in natural gas prices.

In order to reduce EnVen’s exposure to oil and natural gas price volatility, EnVen utilizes commodity derivative instruments to hedge a portion of its estimated oil and natural gas production volumes. As of December 31, 2021 and September 30, 2022, the fair value of EnVen’s oil derivative instruments was a net liability of $78.5 million and $9.4 million, respectively. Based on EnVen’s outstanding oil derivatives as of December 31, 2021, a 10% increase in the NYMEX WTI average price would increase EnVen’s net liability position by $29.9 million and a 10% decrease in the NYMEX WTI average price would decrease EnVen’s net liability position by $28.5 million. Based on EnVen’s outstanding oil derivatives as of September 30, 2022, a 10% increase in the NYMEX WTI average price would increase EnVen’s net liability position by $18.7 million and a 10% decrease in the NYMEX WTI average price would decrease EnVen’s net liability position by $16.5 million to a net asset position, respectively. As of December 31, 2021 and September 30, 2022, the fair value of EnVen’s natural gas derivative instruments was a net liability of $1.4 million and $3.2 million, respectively. Based on EnVen’s outstanding natural gas derivatives as of December 31, 2021, a 10% increase or decrease in the NYMEX HH average price would correspondingly change EnVen’s net liability position by approximately $0.3 million. Based on EnVen’s outstanding natural gas derivatives as of September 30, 2022, a 10% increase in the NYMEX HH average price would increase EnVen’s net liability position by $0.9 million and a 10% decrease in the NYMEX HH average price would decrease EnVen’s net liability position by $0.8 million.

Additionally, from time to time EnVen may enter into diesel swap derivative contracts to hedge against the variability in cash flows associated with the purchase of diesel fuel used in EnVen’s production and drilling activities. As of September 30, 2022, the fair value of EnVen’s diesel derivative instruments was a net asset of $0.1 million. Based on EnVen’s outstanding diesel derivatives as of September 30, 2022, a 10% increase or decrease in the average diesel price per the Platts U.S. index would correspondingly change EnVen’s net asset position by $0.2 million. As of December 31. 2021, EnVen did not have any outstanding diesel derivative contracts.

EnVen expects to continue to use commodity derivative instruments to mitigate its exposure to price volatility in the future. EnVen’s hedging strategy and transactions will generally be determined at EnVen’s discretion and may be different than its historical practice. See “—Known Trends and Uncertainties—Commodity Derivatives” for a listing of EnVen’s outstanding commodity derivatives as of September 30, 2022.

Interest Rate Risk

EnVen’s exposure to changes in interest rates relates primarily to any borrowings EnVen may have outstanding under the EnVen Revolving Credit Facility because those borrowings bear interest at market-based interest rates plus a margin based on the terms of the agreement. As of December 31, 2021 and September 30, 2022, EnVen did not have any outstanding borrowings under the EnVen Revolving Credit Facility. EnVen does not have any other exposures to changes in interest rates as EnVen’s 2026 Notes were issued at a fixed interest rate and EnVen currently does not have any interest rate derivatives. See “—Liquidity and Capital Resources—Other Significant Sources of Liquidity” for a further discussion of EnVen’s outstanding borrowings as of December 31, 2021 and September 30, 2022.

CERTAIN BENEFICIAL OWNERS OF ENVEN CAPITAL STOCK

The following table and accompanying footnotes set forth certain information regarding the beneficial ownership of EnVen capital stock as of December 31, 2022 by:

•	each person, or group of affiliated persons, who beneficially owned more than 5% of outstanding EnVen capital stock;

•	each executive officer of EnVen;

•	each member of the EnVen Board; and

•	EnVen’s executive officers and the members of the EnVen Board, as a group.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, a person is deemed to be a “beneficial” owner of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. Except as indicated in the footnotes below, EnVen believes, based on the information furnished to it, that the individuals and entities named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them, subject to any applicable community property laws.

In computing the number of shares beneficially owned by an individual or entity and the percentage beneficial ownership of that person, shares of EnVen capital stock subject to options or other rights held by such person (including EnVen PSUs, EnVen RSUs and EnVen Options) that are currently exercisable or have vested, or that will become exercisable or vest within 60 days of December 31, 2022, are considered outstanding. Percentage ownership is based on 36,501,548 shares outstanding as of December 31, 2022 (consisting of 21,551,777 shares of EnVen Common Stock and 14,949,771 shares of EnVen Preferred Stock outstanding as of December 31, 2022). Shares of EnVen Common Stock underlying EnVen RSUs and EnVen PSUs that will vest or confer benefits to the holder upon consummation of the First Merger are not included in the computations referenced above and set forth below. See “The Merger Agreement—Treatment of EnVen Equity-Based Awards.”

Unless noted otherwise, the address of all listed stockholders is 609 Main Street, Suite 3200 Houston, Texas 77002.

	Beneficial Ownership
Names of Beneficial Owners	Number of shares of EnVen Common Stock	Number of shares of EnVen Preferred Stock	Percent of EnVen capital stock (on an as- converted basis)(1)
5% Stockholders
Entities affiliated with Bain Capital(2)	8,380,956	8,171,612	45.7%
Adage Capital Partners, L.P.(3)	3,527,356	2,042,907	15.4%
GoM Investment Vehicle I LLC(4)	3,012,422	—	8.3%
Executive Officers and Directors:
Steven A. Weyel(5)	878,068	102,214	2.7%
John P. Wilkirson(6)	333,649	51,106	1.1%
David Carmony(7)	342,695	51,106	1.1%
Jeffrey A. Starzec(8)	116,275	—	*
John Ezekowitz	—	—	*
Andrew Hailey	—	—	*
Christopher Linneman(9)	—	—	*
Kenneth R. Olive, Jr.(10)	48,049	48,676	*
Richard Sherrill(11)	35,622	—	*
Shandell Szabo(12)	18,040	—	*
Executive officers and directors as a group (10 persons)(13)	1,772,398	253,102	5.3%

*	Represents beneficial ownership of less than one percent of shares outstanding.
(1)

EnVen Preferred Stock is convertible into shares of EnVen Common Stock pursuant to the terms of the EnVen Certificate of Designations. Subject to approval of the Conversion Proposal by the holders of EnVen Preferred Stock, all shares of EnVen Preferred Stock will automatically convert into shares of EnVen Common Stock on a one-for-one basis immediately prior to the Effective Time.

(2)

Includes (i) 1,249,019 shares held by Bain Capital Credit Managed Account (E), L.P., consisting of 632,142 shares of EnVen Common Stock and 616,877 shares of EnVen Preferred Stock; (ii) 180,145 shares held by Bain Capital Credit Managed Account (PSERS), L.P., consisting of 91,175 shares of EnVen Common Stock and 88,970 shares of EnVen Preferred Stock; (iii) 3,133,661 shares held by Bain Capital Distressed & Special Situations 2013 (AIV I) L.P., consisting of 1,585,999 shares of EnVen Common Stock and 1,547,662 shares of EnVen Preferred Stock; (iv) 2,498,038 shares held by Bain Capital Distressed & Special Situations 2013 (AIV II Master) L.P., consisting of 1,264,287 shares of EnVen Common Stock and 1,233,751 shares of EnVen Preferred Stock; (v) 370,001 shares held by Bain Capital Distressed & Special Situations 2013 (B) L.P., consisting of 187,244 shares of EnVen Common Stock and 182,757 shares of EnVen Preferred Stock; (vi) 1,128,272 shares held by Bain Capital Distressed & Special Situations 2016 (A) L.P., consisting of 571,033 shares of EnVen Common Stock and 557,239 shares of EnVen Preferred Stock; (vii) 1,885,682 shares held by Bain Capital Distressed & Special Situations 2016 (B Master) L.P., consisting of 954,365 shares of EnVen Common Stock and 931,317 shares of EnVen Preferred Stock; (viii) 982,903 shares held by Bain Capital Distressed & Special Situations 2016 (F) L.P., consisting of 497,459 shares of EnVen Common Stock and 485,444 shares of EnVen Preferred Stock; (ix) 540,442 shares held by Bain Capital High Income Partnership, L.P., consisting of 273,523 shares of EnVen Common Stock and 266,919 shares of EnVen Preferred Stock; (x) 981,219 shares held by Sankaty Credit Opportunities IV L.P., consisting of 496,606 shares of EnVen Common Stock and 484,613 shares of EnVen Preferred Stock; (xi) 232,219 shares held by Boylston Real Assets Fund, LP, consisting of 117,579 shares of EnVen Common Stock and 114,640 shares of EnVen Preferred Stock; and (xii) 2,848,177 shares held by Clarendon Investment Partners II, LP, consisting of 1,442,100 shares of EnVen Common Stock and 1,406,077 shares of EnVen Preferred Stock (together, the “Bain Funds”). Voting and investment decisions with respect to the shares held by the Bain Funds are directed by Bain Capital Credit Member, LLC and/or Bain Capital Credit Member II, LLC. Also consists of (i) 522,790 shares, consisting of 267,444 shares of EnVen Common Stock and 255,346 of EnVen Preferred Stock held by managed accounts for which Bain Capital Credit, LP acts as investment adviser. The address of each of the foregoing persons is 200 Clarendon Street, Boston, Massachusetts 02116.
(3)

Adage Capital Partners, GP, LLC (“ACPGP”) serves as the general partner of Adage and as such has discretion over the portfolio of securities beneficially owned by Adage. Adage Capital Advisors, LLC (“ACA”) is the managing member of ACPGP and directs ACPGP’s operations. Robert Atchinson and Phillip Gross are the managing members of ACPGP and ACA and general partners of Adage. Robert Atchinson and Phillip Gross disclaim beneficial ownership of the reported securities except to the extent of their pecuniary interest therein. The address of ACPGP is 200 Clarendon St. 52nd Floor, Boston, MA 02116.

(4)

All 3,012,422 shares of EnVen Common Stock were initially held by GoM Investment Vehicle I LLC (“GoM I”) in “street name” and registered in the name of Cede & Co., and to the knowledge of management of EnVen, are still beneficially owned by GoM I. The address of GoM I is 11 Greenway Plaza, Suite 2010, Houston, TX 77046.

(5)

Includes (i) 176,353 shares held by Equigen II LLC (“Equigen”), consisting of 74,139 shares of EnVen Common Stock and 102,214 shares of EnVen Preferred Stock and (ii) 238,339 shares of EnVen Common Stock subject to EnVen Options exercisable within 60 days of December 31, 2022. Mr. Weyel is the managing member of Equigen and directs its operations. Does not include a total of 322,540 unvested EnVen RSUs and EnVen PSUs as at December 31, 2022.

(6)

Includes (i) 241,783 shares held by various family trusts for which Mr. Wilkirson is the trustee, consisting of 190,677 shares of EnVen Common Stock and 51,106 shares of EnVen Preferred Stock and (ii) 114,756 shares of EnVen Common Stock subject to EnVen Options exercisable within 60 days of December 31, 2022. Does not include a total of 134,398 unvested EnVen RSUs and EnVen PSUs as at December 31, 2022.

(7)

Includes 114,756 shares of EnVen Common Stock subject to EnVen Options exercisable within 60 days of December 31, 2022. Does not include a total of 129,023 unvested EnVen RSUs and EnVen PSUs as at December 31, 2022.

(8)	Does not include a total of 118,272 unvested EnVen RSUs and EnVen PSUs as at December 31, 2022.
(9)	Does not include a total of 5,798 unvested EnVen RSUs and EnVen PSUs as at December 31, 2022.
(10)

Includes (i) 24,338 shares of EnVen Preferred Stock held by KLN Legacy, LP (“KLN”) and (ii) 27,830 shares held by various family trusts for which Mr. Olive is the trustee, consisting of 3,492 shares of EnVen Common Stock and 24,338 shares of EnVen Preferred Stock. Mr. Olive serves as the general partner of KLN and as such has discretion over the securities beneficially owned by KLN. Does not include a total of 5,798 unvested EnVen RSUs and EnVen PSUs as at December 31, 2022.

(11)	Does not include a total of 5,798 unvested EnVen RSUs and EnVen PSUs as at December 31, 2022.
(12)

All 18,040 shares of EnVen Common Stock are held by Motown Five Investments LLC (“Motown Five”). Ms. Szabo is the managing member of Motown Five and directs its operations. Does not include a total of 5,798 unvested EnVen RSUs and EnVen PSUs as at December 31, 2022.

(13)	Includes 467,851 shares of EnVen Common Stock subject to EnVen Options exercisable within 60 days of December 31, 2022.

VALIDITY OF TALOS COMMON STOCK

The validity of the shares of Talos Common Stock offered hereby will be passed upon for Talos by Vinson & Elkins, L.L.P., Houston, Texas.

TAX OPINION

Certain U.S. federal income tax consequences relating to the Mergers will be passed upon for EnVen by Davis Polk & Wardwell LLP.

EXPERTS

Talos

The consolidated financial statements of Talos Energy Inc. appearing in Talos Energy Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2021, and the effectiveness of Talos Energy Inc.’s internal control over financial reporting as of December 31, 2021, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.

Certain estimates of Talos’s proved oil, natural gas and NGL reserves attributable to net interests in oil and natural gas properties incorporated by reference in this proxy statement/consent solicitation statement/prospectus and elsewhere in the registration statement were estimated and compiled for reporting purposes by Talos’s reservoir engineers and audited by Netherland, Sewell & Associates, Inc., independent petroleum engineers and geologists, as of December 31, 2021.

EnVen

The consolidated financial statements of EnVen Energy Corporation and subsidiaries at December 31, 2021 and 2020, and for each of the three years in the period ended December 31, 2021 included in this proxy statement/consent solicitation/prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Certain estimates of EnVen’s proved oil, natural gas and NGL reserves attributable to net interests in oil and natural gas properties included in this proxy statement/consent solicitation statement/prospectus and elsewhere in the registration statement were based upon a reserve report prepared by independent petroleum engineers, Netherland, Sewell & Associates, Inc. These estimates have been so included in reliance on the authority of such firm as experts in such matters.

STOCKHOLDER PROPOSALS

Talos

Talos held its 2022 annual meeting of stockholders on May 11, 2022. Any stockholder of the Company who desires to submit a proposal for inclusion in the Company’s 2023 proxy materials must submit such proposal to the Company at its principal executive offices (Talos Energy Inc., Three Allen Center, 333 Clay Street, Suite 3300, Houston, Texas 77002, Attn: Secretary), and the proposal must be received at the Company’s principal executive offices not less than 120 calendar days before the first anniversary of the date the Company sends its 2022 proxy materials, which will be December 7, 2022 (based on the mailing date of April 6, 2022 for the 2022 proxy materials). Any such stockholder proposal must meet the requirements set forth in Rule 14a-8.

Any stockholder of Talos who desires to submit a proposal for action at the 2023 Annual Meeting of Stockholders, but does not wish to have such proposal included in Talos’s proxy materials, must submit such proposal to Talos at its principal executive offices (Talos Energy Inc., Three Allen Center, 333 Clay Street, Suite 3300, Houston, Texas 77002, Attn: Secretary) not earlier than the close of business on the 120th day (January 11, 2023) and not later than the close of business on the 90th day (February 10, 2023) prior to the first anniversary of the preceding year’s annual meeting (May 11, 2023). However, in the event that the date of the 2023 Annual Meeting of Stockholders is more than 30 days before (prior to April 11, 2023) or more than 60 days after (after July 10, 2023) the first anniversary of the preceding year’s annual meeting (May 11, 2023), notice by the stockholder to be timely must be delivered not earlier than the close of business on the 120th day prior to the date of the 2023 Annual Meeting of Stockholders and not later than the close of business on the later of the 100th day prior to the date of the 2023 Annual Meeting of Stockholders or, if the first public announcement of the date of the 2023 Annual Meeting of Stockholders is less than 100 days prior to the date of such meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by Talos. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice. Talos will only consider proposals that meet the requirements of the applicable rules of the SEC and its Bylaws.

It is the responsibility of the Talos Nominating & Governance Committee (the “Nominating & Governance Committee”) to identify, evaluate, and recommend to the Talos Board nominees for election at the annual meeting of stockholders, as well as to fill vacancies or additions on the Talos Board that may occur between annual meetings. The Nominating & Governance Committee endeavors to recommend only director candidates who possess the highest personal values and integrity; who have experience and have exhibited achievements in one or more of the key professional, business, financial, legal and other challenges that face a U.S. independent oil and gas company; who exhibit sound judgment, intelligence, personal character, and the ability to make independent analytical inquiries; who demonstrate a willingness to devote adequate time to Talos Board director duties; and who are likely to be able to serve on the Talos Board for a sustained period.

While the Talos Board does not have a formal policy on diversity, the Nominating & Governance Committee endeavors to achieve an overall balance of diversity of experiences, skills, attributes and viewpoints among its directors. The Nominating & Governance Committee believes it has achieved that balance through the representation on the Talos Board of members having experience in the oil and gas industry, accounting and investment analysis, and legal and corporate governance, among other areas. The Nominating & Governance Committee does not discriminate based upon race, religion, sex, national origin, age, disability, citizenship or any other legally protected status.

In identifying potential director candidates, the Nominating & Governance Committee solicits recommendations from existing directors and senior management to be considered by the Nominating & Governance Committee along with any recommendations that have been received from stockholders as discussed in more detail below. The Nominating & Governance Committee may also, in its discretion, retain, and pay fees to, a search firm to provide additional candidates.

Talos will evaluate director nominees proposed by stockholders on the same basis as recommendations received from any other source. With respect to each such nominee, the following information must be provided to Talos with the written nomination:

•	the name and address of the nominating stockholder, as they appear on Talos’s books;

•	the nominee’s name and address and other personal information;

•

a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the nominating stockholder or beneficial owner and each proposed nominee;

•

a completed and signed questionnaire, representation and agreement and written director agreement, pursuant to Talos’s Bylaws, with respect to each nominee for election or re-election to the Talos Board; and

•	all other information required to be disclosed pursuant to Talos’s Bylaws and Regulation 14A of the Exchange Act.

Further, Talos may require any proposed director nominee to furnish such other information as may reasonably be required by Talos to determine the eligibility of such proposed nominee to serve as an independent director of the Talos Board or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

Talos suggests that any such proposal be sent by certified mail, return receipt requested.

For more information regarding stockholder proposals for Talos’s 2023 Annual Meeting, see the “Stockholder Proposals; Identification of Director Candidates” section of Talos’s definitive proxy statement on Schedule 14A filed with the SEC on April 6, 2022.

HOUSEHOLDING OF PROXY MATERIALS

Talos stockholders residing in the same household who hold their stock through a bank or broker may receive only one set of proxy materials in accordance with a notice sent earlier by their bank or broker. This practice will continue unless instructions to the contrary are received by your bank or broker from one or more of the stockholders within the household. Talos will promptly deliver a separate copy of the proxy materials to such stockholders upon receipt of a written or oral request to William S. Moss III, our General Counsel, at the address or phone number below:

Talos Energy Inc.

Three Allen Center

333 Clay Street, Suite 3300

Houston, Texas 77002

(713) 328-3000

If you hold your shares in street name and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your bank or broker.

WHERE YOU CAN FIND MORE INFORMATION

Talos files annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Talos, which you can access at www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this proxy statement/consent solicitation statement/prospectus.

Talos has filed with the SEC a registration statement on Form S-4 of which this proxy statement/consent solicitation statement/prospectus forms a part. The registration statement registers the shares of Talos Common Stock to be issued to EnVen equityholders in connection with the Mergers. The registration statement, including the attached exhibits and annexes, contains additional relevant information about Talos and EnVen, respectively. The rules and regulations of the SEC allow Talos to omit certain information included in the registration statement from this proxy statement/consent solicitation statement/prospectus.

In addition, the SEC allows Talos to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this proxy statement/consent solicitation statement/prospectus, except for any information that is superseded by information included directly in this proxy statement/consent solicitation statement/prospectus or incorporated by reference subsequent to the date of this proxy statement/consent solicitation statement/prospectus as described below.

This proxy statement/consent solicitation statement/prospectus incorporates by reference the documents listed below that Talos has previously filed with the SEC. They contain important information about Talos and its financial condition.

Talos SEC Filings

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2021;

•

The portions of the Definitive Proxy Statement on Schedule 14A for the 2022 annual meeting of stockholders, filed with the SEC on April 6, 2022, specifically incorporated by reference into the Talos Annual Report;

•	Quarterly Reports on Form 10-Q for the periods ended March 31, 2022, June 30, 2022 and September 30, 2022;

•

Current Reports on Form 8-K filed with the SEC on February  8, 2022, March  10, 2022, March  30, 2022, May  13, 2022, May  24, 2022, September  7, 2022, September  22, 2022, September 22, 2022, October 21, 2022, October  28, 2022, November  3, 2022 and November 4, 2022 (in each case excluding any information furnished pursuant to Item 2.02 or Item 7.01); and

•

The description of Talos’s capital stock filed as Exhibit 4.12 to Talos’s Annual Report on Form 10-K for the year ended December 31, 2021, including any amendment or report filed for the purposes of updating such description.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference.

In addition, Talos incorporates by reference any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date on which the registration statement was initially filed with the SEC and prior to the effectiveness of the registration statement and (ii) after the date of this proxy statement/consent solicitation statement/prospectus and before the date of the Special Meeting (excluding in each case any Current Reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this proxy statement/consent solicitation statement/prospectus, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

Statements contained in this proxy statement/consent solicitation statement/prospectus regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to the full text of that contract or other document filed as an exhibit with the SEC.

You can obtain any of the other documents listed above from the SEC, through the SEC’s website at the address indicated above, or from Talos, by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Talos Energy Inc.

Three Allen Center

333 Clay Street, Suite 3300

Houston, TX 77002

(713) 328-3000

These documents are available from Talos, without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this proxy statement/consent solicitation statement/prospectus forms a part. You can also find information about Talos and EnVen at their Internet websites at www.talosenergy.com and www.enven.com, respectively. Information contained on these websites does not constitute part of this proxy statement/consent solicitation statement/prospectus.

If you would like to request any of the Talos documents that are incorporated by reference into this proxy statement/consent solicitation statement/prospectus, please do so by February 1, 2023 in order to receive them before the Special Meeting.

This proxy statement/consent solicitation statement/prospectus serves as a proxy statement of Talos, a consent solicitation statement of EnVen and a prospectus of Talos. It is a proxy statement because the Talos Board is soliciting proxies using this proxy statement/consent solicitation statement/prospectus from its stockholders. It is a consent solicitation statement because the EnVen Board is soliciting written consent using this proxy statement/consent solicitation statement/prospectus from its stockholders. It is a prospectus because Talos will issue shares of Talos Common Stock as consideration in the Mergers. Neither Talos nor EnVen has authorized anyone to give any information or make any representation about the Mergers or Talos or EnVen that is different from, or in addition to, that contained in this proxy statement/consent solicitation statement/prospectus or in any of the materials that Talos or EnVen has incorporated by reference herein or attached hereto. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. This proxy statement/consent solicitation statement prospectus is dated January 10, 2023. You should not assume that the information is accurate as of any date other than that date, and neither its mailing to Talos stockholders or EnVen equityholders, nor the issuance of shares of Talos Common Stock in the Mergers, will create any implication to the contrary.

Report of Independent Auditors

To the Stockholders and the Board of Directors of EnVen Energy Corporation

Opinion

We have audited the consolidated financial statements of EnVen Energy Corporation and subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2021 and 2020, and the related consolidated statements of operations, comprehensive (loss) income, changes in equity and cash flows for the years ended December 31, 2021, 2020 and 2019, and the related notes (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for the years ended December 31, 2021, 2020 and 2019 in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Adoption of Accounting Standards Update (ASU) 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (ASU 2020-06)

As discussed in Note 1 to the financial statements, in 2021 the Company adopted new accounting guidance, which revised the accounting for convertible debt and convertible preferred stock by removing the requirements to separately present certain conversion features in equity and eliminates the accounting model for beneficial conversion features, as a result of the adoption of the amendments to the Financial Accounting Standards Board (FASB) Accounting Standards Codification resulting from ASU 2020-06. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Ernst & Young LLP

Houston, Texas

February 28, 2022

ENVEN ENERGY CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share amounts)

	December 31, 2021	December 31, 2020
Assets:
Current assets:
Cash and cash equivalents	$88,930	$56,009
Accounts receivable:
Oil, natural gas, and NGL revenue	56,323	42,226
Joint interest and other	11,961	10,939
Income tax receivable	—	5,612
Prepaid expenses and other current assets	11,426	15,452

Total current assets	168,640	130,238
Property and equipment:
Oil and natural gas properties, full cost method, including $94,462 and $89,394 of unevaluated properties not being amortized as of December 31, 2021 and 2020, respectively	1,832,679	1,718,345
Other property and equipment	8,545	8,414
Less: accumulated depreciation, depletion, and amortization	(1,074,368)	(917,717)

Property and equipment, net	766,856	809,042
Right-of-use assets	21,662	23,987
Restricted cash	100,695	89,479
Notes receivable, net	65,089	62,512
Other well equipment inventory	11,408	5,738
Income tax receivable	—	9,564
Other non-current assets	4,540	2,904

Total assets	$1,138,890	$1,133,464

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$21,487	$45,334
Revenue and royalties payable	17,508	9,708
Accrued liabilities	58,905	49,261
Lease liabilities	4,233	4,991
Asset retirement obligations	24,935	12,807
Notes payable	4,413	8,519
11.75% Senior Notes due 2026, net	27,045	—
Derivative liabilities	77,551	15,253
Income tax payable	2,740	—
Other current liabilities	2,199	—

Total current liabilities	241,016	145,873
11.00% Senior Notes due 2023, at fair value	—	262,646
11.75% Senior Notes due 2026, net, less current portion	248,469	—
Asset retirement obligations, less current portion	323,351	286,867
Lease liabilities, less current portion	14,895	15,835
Derivative liabilities	2,391	4,034
Notes payable, less current portion	—	4,413
Deferred tax liability	—	9,648
Other non-current liabilities	15,344	3,494

Total liabilities	845,466	732,810

	December 31, 2021	December 31, 2020
Commitments and contingencies (Note 14)
Stockholders’ equity:
Series A convertible perpetual preferred stock, $0.001 par value, 25,000,000 shares authorized and 14,949,771 and 14,409,417 shares issued and outstanding as of December 31, 2021 and 2020, respectively	15	14
Class A common stock, $0.001 par value, 200,000,000 shares authorized and 20,840,432 and 17,329,667 shares issued and outstanding as of December 31, 2021 and 2020, respectively	21	17
Class B common stock, $0.001 par value, 50,000,000 shares authorized and 0 and 3,333,333 shares issued and outstanding as of December 31, 2021 and 2020, respectively	—	3
Additional paid-in capital	394,474	382,819
Accumulated other comprehensive income	—	23,011
Accumulated deficit	(101,086)	(43,412)

Total stockholders’ equity	293,424	362,452
Non-controlling interest	—	38,202

Total equity	293,424	400,654

Total liabilities and equity	$1,138,890	$1,133,464

The accompanying notes are an integral part of these consolidated financial statements.

ENVEN ENERGY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands)

	Year Ended December 31,
	2021	2020	2019
Revenues:
Oil, natural gas, and NGL revenue	$508,901	$307,976	$481,454
Production handling and other income	21,390	21,655	19,080

Total revenues	530,291	329,631	500,534

Operating expenses:
Lease operating expenses	79,789	77,249	84,829
Workover, repair, and maintenance expenses	23,027	17,762	18,680
Transportation, gathering, and processing costs	7,261	5,412	6,262
Depreciation, depletion, and amortization	156,745	171,540	180,414
Accretion of asset retirement obligations	27,541	28,996	37,881
General and administrative expenses	75,601	43,830	57,852

Total operating expenses	369,964	344,789	385,918

Operating income (loss)	160,327	(15,158)	114,616

Other (expenses) income:
(Loss) gain on derivatives, net	(171,917)	22,716	(42,855)
Interest expense	(47,165)	(47,628)	(51,533)
(Loss) gain on extinguishment of long-term debt	(11,419)	8,167	—
Gain (loss) on fair value of 11.00% Senior Notes due 2023	16,589	(3,242)	(9,169)
Interest income and other	2,790	5,914	6,392

Total other expenses	(211,122)	(14,073)	(97,165)

(Loss) income before income taxes	(50,795)	(29,231)	17,451

Income tax expense (benefit)	11,307	(18,334)	(485)

Net (loss) income	(62,102))	(10,897)	17,936

Net (loss) income attributable to non-controlling interest	(4,744)	(2,720)	1,778

Net (loss) income attributable to EnVen Energy Corporation	(57,358)	(8,177)	16,158
Series A preferred stock dividends	(28,583)	(23,709)	(30,670)

Net loss attributable to EnVen Energy Corporation Class A common stockholders	$(85,941)	$(31,886)	$(14,512)

The accompanying notes are an integral part of these consolidated financial statements.

ENVEN ENERGY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Comprehensive (Loss) Income

(In thousands)

	Year Ended December 31,
	2021	2020	2019
Net (loss) income	$(62,102)	$(10,897)	$17,936
Other comprehensive (loss) income, net:
Credit risk adjustment on 11.00% Senior Notes due 2023 before reclassification, net of deferred income tax (benefit) expense of $(2.2) million, $4.5 million and $0 million for the years ended December 31, 2021, 2020 and 2019, respectively	(23,571)	18,286	39,957
Amounts reclassified from accumulated other comprehensive (loss) income, net of deferred income tax expense of $0 million, $2.3 million and $0 million for the years ended December 31, 2021, 2020 and 2019, respectively	(5,035)	(8,716)	—

Total comprehensive (loss) income, net	(90,708)	(1,327)	57,893

Less: comprehensive (loss) income attributable to non-controlling interest	(10,339)	(1,256)	5,906

Comprehensive (loss) income attributable to EnVen Energy Corporation	$(80,369)	$(71)	$51,987

The accompanying notes are an integral part of these consolidated financial statements.

ENVEN ENERGY CORPORATION AND SUBSIDIARIES

Consolidated Statement of Changes in Equity

(In thousands, except share amounts)

	Series A preferred		Class A common stock		Class B common stock
	Shares	Amount	Shares	Amount	Shares	Amount	Additional paid-in capital	Accumulated other comprehensive income	Accumulated deficit	Total stockholders’ equity	Non- controlling interest	Total equity
January 1, 2019 balance	10,762,683	$11	16,307,443	$16	3,333,333	$3	$320,411	$—	$(17,375)	$303,066	$39,805	$342,871
Issuance of Class A common stock related to stock-based compensation	—	—	1,003,723	1	—	—	(1)	—	—	—	—	—
Tax payments related to stock-based compensation	—	—	(399,584)	—	—	—	(12,386)	—	—	(12,386)	—	(12,386)
Stock-based compensation	—	—	—	—	—	—	15,409	—	—	15,409	—	15,409
Series A preferred stock dividends	1,707,507	1	—	—	—	—	20,489	—	(20,499)	—	—	—
Series A preferred stock dividends beneficial conversion feature	—	—	—	—	—	—	10,180	—	(10,180)	—	—	—
Change in ownership due to Series A preferred stock dividends	—	—	—	—	—	—	2,869	—	—	2,869	(2,869)	—
Cumulative effect of ASU 2016-01 accounting change	—	—	—	—	—	—	—	(20,924)	20,924	—	—	—
Other comprehensive income	—	—	—	—	—	—	—	35,829	—	35,829	4,128	39,957
Net income	—	—	—	—	—	—	—	—	16,158	16,158	1,778	17,936

December 31, 2019 balance	12,470,190	$12	16,911,582	$17	3,333,333	$3	$356,971	$14,905	$(10,963)	$360,945	$42,842	$403,787
Issuance of Class A common stock related to stock-based compensation	—	—	663,538	—	—	—	—	—	—	—	—	—
Tax payments related to stock-based compensation	—	—	(245,453)	—	—	—	(4,911)	—	—	(4,911)	—	(4,911)
Stock-based compensation	—	—	—	—	—	—	4,879	—	—	4,879	—	4,879
Series A preferred stock dividends	1,975,620	2	—	—	—	—	23,707	—	(23,709)	—	—	—
Repurchase of Series A preferred stock	(36,393)	—	—	—	—	—	(450)	—	—	(450)	—	(450)
Change in ownership due to Series A preferred stock dividends, net of tax	—	—	—	—	—	—	2,623	—	—	2,623	(3,320)	(697)
Cumulative effect of ASU 2016-13 accounting change	—	—	—	—	—	—	—	—	(563)	(563)	(64)	(627)
Other comprehensive income, net of tax	—	—	—	—	—	—	—	8,106	—	8,106	1,464	9,570
Net loss	—	—	—	—	—	—	—	—	(8,177)	(8,177)	(2,720)	(10,897)

December 31, 2020 balance	14,409,417	$14	17,329,667	$17	3,333,333	$3	$382,819	$23,011	$(43,412)	$362,452	$38,202	$400,654
Issuance of Class A common stock related to stock-based compensation	—	—	450,469	1	—	—	(1)	—	—	—	—	—
Repurchase of Class A common stock	—	—	(131,405)	—	—	—	(1,950)	—	—	(1,950)	—	(1,950)
Tax payments related to stock-based compensation	—	—	(141,632)	—	—	—	(1,213)	—	—	(1,213)	—	(1,213)
Stock-based compensation	—	—	—	—	—	—	11,190	—	—	11,190	—	11,190
Series A preferred stock dividends	540,354	1	—	—	—	—	6,483	—	(28,583)	(22,099)	—	(22,099)
Change in ownership due to Series A preferred stock dividends	—	—	—	—	—	—	828	—	—	828	(828)	—
Conversion of Class B common stock and settlement of the Tax Receivable Agreement, inclusive of tax impact	—	—	3,333,333	3	(3,333,333)	(3)	24,585	—	—	24,585	(27,035)	(2,450)
Cumulative effect of ASU 2020-06 accounting change	—	—	—	—	—	—	(28,267)	—	28,267	—	—	—
Other comprehensive loss, net of tax	—	—	—	—	—	—	—	(23,011)	—	(23,011)	(5,595)	(28,606)
Net loss	—	—	—	—	—	—	—	—	(57,358)	(57,358)	(4,744)	(62,102)

December 31, 2021 balance	14,949,771	$15	20,840,432	$21	$—	$—	$394,474	$—	$(101,086)	$293,424	$—	$293,424

The accompanying notes are an integral part of these consolidated financial statements.

ENVEN ENERGY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2021	2020	2019
Cash flows from operating activities:
Net (loss) income	$(62,102)	$(10,897)	$17,936
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, depletion, and amortization	156,745	171,540	180,414
Accretion of asset retirement obligations	27,541	28,996	37,881
Stock-based compensation	11,190	4,879	15,409
Excess tax (deficit) benefit from stock-based compensation	(424)	606	3,577
Amortization and expensing of debt issuance and deferred financing costs	3,429	1,225	1,490
(Loss) gain on extinguishment of long-term debt	11,419	(8,167)	—
(Gain) loss on fair value of 11.00% Senior Notes due 2023	(16,589)	3,242	9,169
Loss (gain) on derivatives, net	171,917	(22,716)	42,855
Cash (paid) received for derivative settlements, net	(111,262)	38,727	(7,323)
Deferred income taxes	(5,098)	8,951	—
Other non-cash items	(1,891)	(2,331)	(3,023)
Changes in operating assets and liabilities:
Accounts receivable	(14,655)	31,959	(6,010)
Income tax	20,495	(17,937)	(9,224)
Prepaid expenses and other current assets	4,026	(6,741)	18,985
Other well equipment inventory	(5,670)	(1,963)	—
Accounts payable	(23,847)	(8)	(7,850)
Revenue and royalties payable	7,800	(5,739)	6,123
Accrued liabilities	16,163	(1,275)	1,973
Settlement of asset retirement obligations	(10,781)	(5,912)	(19,172)
Other liabilities	15,712	2,785	(284)

Net cash provided by operating activities	$194,118	$209,224	$282,926

Cash flows from investing activities:
Purchases of property, equipment, and other capital expenditures	$(92,996)	$(197,414)	$(264,534)
Acquisitions of unevaluated oil and natural gas properties	(6,546)	(4,717)	(9,235)
Net cash received for the acquisition of proved oil and natural gas properties	8,169	—	—

Net cash used in investing activities	$(91,373)	$(202,131)	$(273,769)

Cash flows from financing activities:
Repayment of long-term debt	$(291,816)	$(40,016)	$—
Premium paid for the early termination of long-term debt	(11,419)	—	—
Proceeds from the issuance of long-term debt	295,700	—	—
Payment of debt issue and deferred financing costs	(10,292)	—	(156)
Payments on notes payable	(8,519)	(9,764)	(5,323)
Payment of Series A preferred stock dividends	(22,099)	—	—
Payment for the repurchase of Series A preferred stock	—	(450)	—
Payment for the repurchase of Class A common stock	(1,950)	—	—
Tax payments related to stock-based compensation	(1,213)	(4,911)	(12,386)
Payment for the settlement of the tax receivable agreement	(7,000)	—	—

Net cash used in financing activities	$(58,608)	$(55,141)	$(17,865)
Net increase (decrease) in cash, cash equivalents, and restricted cash	$44,137	$(48,048)	$(8,708)
Cash, cash equivalents, and restricted cash - beginning of period	$145,488	$193,536	$202,244

Cash, cash equivalents, and restricted cash - end of period	$189,625	$145,488	$193,536

The accompanying notes are an integral part of these consolidated financial statements.

Refer to Note 17—Supplemental Cash Flow Information for supplemental cash flow disclosures.

ENVEN ENERGY CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1—Organization and Basis of Presentation

EnVen Energy Corporation (individually or together with its subsidiaries, the “Company”) is an independent oil and natural gas company engaged in the development, exploitation, exploration, and acquisition of primarily crude oil properties in the deepwater region of the United States (“U.S.”) Gulf of Mexico. The Company focuses on developing operated, deepwater assets that it believes have untapped, lower-risk drill bit opportunities and will provide strong cash flow and significant production potential. This strategy allows the Company to benefit from the favorable geologic and economic characteristics of the deepwater U.S. Gulf of Mexico fields.

Organization

On October 30, 2015, Energy Ventures GoM Holdings, LLC entered into an agreement to sell 13,732,925 units in a private offering, at a price of $10.00 per unit, to selected institutional investors (the “2015 Equity Offering”). Prior to the closing of the 2015 Equity Offering, the then existing members of Energy Ventures GoM Holdings, LLC contributed 100% of their limited liability company units (the “limited liability interest”) in Energy Ventures GoM LLC (“EnVen GoM”) to a newly formed limited liability company, EnVen Equity Holdings, LLC (“EnVen Equity Holdings”). Therefore, the members of EnVen Equity Holdings indirectly owned 100% of the limited liability interest of EnVen GoM. Following this transaction and also prior to the closing of the 2015 Equity Offering, Energy Ventures GoM Holdings, LLC was converted from a limited liability company to a Delaware corporation and renamed EnVen Energy Corporation. Further, at the time of the 2015 Equity Offering, the Company also entered into a Tax Receivable Agreement (“TRA”) with EnVen Equity Holdings. Refer to Note 10—Related Party Transactions for a further discussion of the Redemption Rights and the TRA.

As specified in the EnVen GoM Second Amended and Restated Limited Liability Company Agreement (the “EnVen GoM LLC Agreement”), the members of EnVen Equity Holdings could have, at any time, required EnVen GoM to repurchase all or any number of its limited liability interest of EnVen GoM for consideration equal to one share of the Company’s $0.001 par value per share (“Class A Common Stock”) per unit of the limited liability interest of EnVen GoM. However, with approval from the Company’s board of directors (the “Board”), the Company could satisfy the obligation by exercising an option to purchase the limited liability interest of EnVen GoM for a cash price equal to the fair value of one share of its Class A Common Stock or by issuing newly issued shares of its Class A Common Stock (collectively, the “Redemption Rights”).

In April 2021, EnVen Equity Holdings exercised its Redemption Rights with respect to all of its limited liability interests of EnVen GoM. Pursuant to the terms of the EnVen GoM LLC Agreement, the Company then elected to settle the Redemption Rights through a direct exchange of such common units for 3,333,333 newly issued shares of its Class A Common Stock and cancelled the associated 3,333,333 shares of its $0.001 par value Class B common stock (“Class B Common Stock”) (collectively, the “Class B Common Stock Conversion”). Concurrent with the Class B Common Stock Conversion, the Company and EnVen Equity Holdings agreed to terminate the TRA for a $7.0 million cash payment to EnVen Equity Holdings (the “TRA Settlement”). As a result of these transactions, EnVen Equity Holdings no longer holds any limited liability interests of EnVen GoM and no longer holds any shares of Company’s Class B Common Stock. The Company accounted for these transactions as an adjustment to its Stockholders’ equity during the second quarter of 2021.

Basis of Presentation and Consolidation

The accompanying consolidated financial statements as of and for the years ended December 31, 2021, 2020 and 2019 are prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”) and include the accounts for the Company and entities in which it has control. All significant intercompany balances and transactions have been eliminated.

Prior to the Class B Common Stock Conversion, discussed above, the Company owned the majority interest (approximately 90.5% and 89.8% as of December 31, 2020 and 2019, respectively) of and controlled its subsidiary, EnVen GoM; therefore, the majority interest in EnVen GoM was reflected as a consolidated subsidiary in the accompanying consolidated financial statements as of December 31, 2020 and 2019. The remaining ownership interest (approximately 9.5% and 10.2% as of December 31, 2020 and 2019, respectively) not held by the Company (the “Non-controlling interest”) was included in the accompanying consolidated financial statements as Non-controlling interest. Following the consummation of the Class B Common Stock Conversion in April 2021, the Company owns and controls 100% of its subsidiary EnVen GoM; therefore, as of April 30, 2021, it no longer reports a Non-controlling interest on its consolidated balance sheet. Refer to Note 9 - Stockholders’ Equity for a further discussion of the Non-controlling interest prior to the Class B Common Stock Conversion.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses and the disclosure of contingent assets and liabilities as of the date of the financial statements, the reported amounts of revenues and expenses during the reporting periods and the reported amounts of proved oil and natural gas reserves. Management believes its estimates and assumptions to be reasonable under the circumstances. Certain estimates and assumptions are inherently unpredictable and actual results could differ from those estimates.

Recently Adopted Accounting Standards

Current Expected Credit Losses—ASU No. 2016-13

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), which changes how entities account for credit losses for most financial assets and certain other instruments which are not measured at fair value through net income and will replace the currently required incurred loss approach with an expected loss model for instruments measured at amortized cost. For public and non-public entities, ASU 2016-13, including all of its amendments, is effective for interim and annual periods beginning after December 15, 2019 and 2020, respectively, using a modified retrospective approach and early adoption is permitted.

The Company elected to early adopt ASU 2016-13, effective January 1, 2020, resulting in a cumulative effect adjustment of $0.6 million to its Accumulated deficit balance and $0.1 million to its Non-controlling interest balance related to the estimated credit losses for its notes receivable for certain acquired P&A obligations (the “P&A Notes Receivable”). Upon entering into the P&A Notes Receivable, the Company recorded the P&A Notes Receivable at their present value using estimated imputed interest rates and the related carrying values of the notes receivable are accreted, with the accretion recognized to Interest income and other on the accompanying consolidated statements of operations based on the expected timing of the completion of the P&A obligations. The Company estimates the current expected credit losses related to its P&A Notes Receivable using the probability of default method based on the long-term credit ratings of the counterparties of the notes, which are currently considered “investment grade.” Additionally, the Company has elected to estimate the credit losses on the various components, the originally discounted principal and accreted interest, included in the amortized basis of the P&A Notes Receivable on a combined basis. The Company records the change in the current estimated credit losses related to its P&A Notes Receivable into Interest income and other on the accompanying consolidated statements of operations and presents the P&A Note Receivable net of the related cumulative estimated credit losses on the accompanying consolidated balance sheets.

The Company estimates the current expected credit losses related to its short-term receivables using an aging method based on historical loss data that, if warranted, is adjusted for asset-specific considerations and current economic conditions. Upon adoption, the Company analyzed the aging of its short-term oil, natural gas, and NGL revenue, production handling agreements revenue, and joint interest and other accounts receivables and its derivative settlement receivables and determined that it did not need to record an adjustment for credit loss related to those short-term receivables because the credit losses have historically been immaterial. The Company will continue to review the aging of these short-term receivables on a quarterly basis and if necessary, could record an allowance in future periods.

Overall, the adoption of ASU 2016-13 did not have a material impact on the Company’s consolidated financial statements.

Income Taxes—ASU No. 2019-12

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which is intended to simplify various aspects related to accounting for income taxes by removing certain exceptions to the general principles in Topic 740 and clarifying and amending existing guidance to promote more consistent application. For public entities, ASU 2019-12 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. For non-public entities, ASU 2019-12 is effective for fiscal years beginning after December 15, 2022 and interim periods within fiscal years beginning after December 15, 2022. The Company has elected to early adopt ASU 2019-12, effective January 1, 2020.

The amendments in ASU 2019-12 eliminate several legacy exceptions the Company was subject to in Topic 740. Specifically, the standard eliminates the legacy exception relating to the allocation of income tax expense or benefit for the year to continuing operations, discontinued operations, other comprehensive (loss) income, and other charges or credits recorded directly to shareholders’ equity. ASU 2019-12 requires that the new intraperiod tax allocation guidance be applied prospectively in the period of adoption. The adoption of this standard did not impact the Company’s prior year financial statements or its income tax provision for the years ended December 31, 2021, 2020, or 2019.

Convertible Debt and Preferred Stock—ASU No. 2020-06

In August 2020, the FASB issued ASU No. 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020- 06”), which simplifies the accounting for convertible debt and convertible preferred stock by removing the requirements to separately present certain conversion features in equity and eliminates the accounting model for beneficial conversion features. In addition, the amendments in the ASU simplify the guidance in Accounting Standards Codification (“ASC”) Subtopic 815-40, Derivatives and Hedging: Contracts in Entity’s Own Equity, by removing certain criteria that must be satisfied in order to classify a contract as equity.

For public entities, ASU 2020-06 is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For non-public entities, ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. An entity can only adopt the guidance as of the beginning of its annual fiscal year and can do so through either a modified retrospective method of transition or a fully retrospective method of transition.

The Company elected to early adopt ASU 2020-06, effective January 1, 2021, using the modified retrospective method of transition, eliminating the accounting model for the beneficial conversion feature related to the paid-in-kind dividends of its Series A convertible perpetual preferred stock (“Series A Preferred Stock”), which is classified in the stockholders’ equity section of the accompanying consolidated balance sheets as the shares are not mandatorily redeemable nor do they contain an unconditional conversion obligation. The holders of the

Series A Preferred Stock are entitled to receive quarterly dividends of $0.45 per Series A Preferred Stock share, at the election of the Company’s Board, in cash or in shares of the Series A Preferred Stock (“PIK Shares”). Prior to the adoption of this ASU, at the end of each reporting period or when PIK Share dividends were declared, the Company would evaluate if there was a beneficial conversion feature related to the PIK Share dividends of its Series A Preferred Stock by comparing the fair value of its Class A Common Stock to the original issue price of $12.00 per share. If the fair value of the Company’s Class A Common Stock was above the original issue price of $12.00 per share, it would record the difference as a beneficial conversion feature associated with its PIK Share dividends and reflect that amount as part of the Series A preferred stock dividends line item on the accompanying consolidated statements of operations. Until the adoption of ASU 2020-06, the Company evaluated if a beneficial conversion existed on a quarterly basis; however, it has not recognized a beneficial conversion feature related to the PIK Share dividends of its Series A Preferred Stock since 2019. Refer to Note 9 - Stockholders’ Equity for a full description of the Company’s Series A Preferred Stock.

To reflect the adoption of ASU 2020-06, the Company has recorded a cumulative effect adjustment of $28.3 million to its Additional paid-in capital and Accumulated deficit balances as of January 1, 2021 to reverse the beneficial conversion feature associated with its Series A Preferred Stock PIK Share dividends outstanding as of January 1, 2021. Additionally, with the adoption of the ASU, the Company is no longer required to include the disclosures required for the beneficial conversion feature in the notes of its consolidated financial statements.

Note 2—Summary of Significant Accounting Policies

Cash and Cash Equivalents

The Company considers all highly liquid investments with an initial maturity of three months or less to be cash and cash equivalents.

Restricted Cash

Restricted cash primarily consists of amounts held in escrow for future P&A obligations in connection with past acquisitions. Pursuant to the purchase agreements, the Company was required to deposit funds in to escrow accounts to use for future P&A obligation costs assumed in the acquisitions. These escrow accounts are fully funded as of October 2021. Refer to Note 14—Commitments and Contingencies for a further discussion of those requirements.

Additionally, prior to the amendment of the first lien senior secured revolving credit facility (the “Revolving Credit Facility”) agreement in April 2021, the Company was required to provide the full outstanding letter of credit amount of $3.6 million in cash to the banks to fulfill a cash security requirement to collateralize its letters of credit, which was recorded as Restricted cash on the consolidated balance sheet as of December 31, 2020. The cash security requirement was removed as part of the Revolving Credit Facility agreement amendment, therefore, the banks have released the previously provided cash required to collateralize its letters of credit back to the Company. Refer to Note 8—Long-term Debt for a further discussion of the Company’s Revolving Credit Facility.

Accounts Receivable

Oil, natural gas, and NGL revenue receivable consists of uncollateralized accrued oil, natural gas, and NGL revenue due under normal trade terms, generally requiring payment within 30 days of production. Joint interest and other receivables consist of uncollateralized joint interest owner obligations due within 30 days of the invoice date and, at times, receivables from the counterparties to the Company’s derivative contracts. In the Company’s capacity as operator, it incurs drilling, operating, and P&A costs that are billed to its partners based on their respective working interests. For receivables from joint interest owners, the Company typically has the ability to withhold revenue distributions to recover any unpaid joint operations billings that are past due.

The Company estimates the current expected credit losses related to its short-term receivables using an aging method based on historical loss data that, if warranted, is adjusted for asset-specific considerations and current economic conditions. Upon the adoption of ASU 2016-13 effective January 1, 2020, the Company analyzed the aging of its short-term oil, natural gas, and NGL revenue, production handling agreements revenue, and joint interest and other accounts receivables and its derivative settlement receivables and determined that it did not need to record an adjustment for credit loss related to those short-term receivables because the credit losses have historically been immaterial. Further, the Company has determined that no allowance is necessary as of December 31, 2021, 2020 and 2019. The Company will continue to review the aging of these short-term receivables on a quarterly basis and if necessary, could record an allowance in future periods.

Oil and Natural Gas Properties

The Company follows the full cost method of accounting for oil and natural gas activities and capitalizes all the costs associated with the acquisition, exploration, and development of oil and natural gas properties. Capitalized costs include lease acquisitions, geological and geophysical work, delay rentals, costs of drilling, completing, and equipping oil and natural gas wells, whether successful or unsuccessful, and other directly related costs.

The capitalized costs of proved oil and natural gas properties, net of accumulated DD&A plus estimated future development costs related to proved oil and natural gas reserves and estimated future P&A costs are amortized on a unit of production method over the estimated productive life of the proved reserves, which is reflected as DD&A on the accompanying consolidated statements of operations. DD&A related to oil and natural gas properties for the years ended December 31, 2021, 2020 and 2019 was $155.5 million, $170.3 million and $178.5 million, respectively.

Costs related to nonproducing leasehold, geological and geophysical costs associated with unproved acreage, and exploration drilling costs represent investments in unproved properties. Additionally, for any significant capital projects with a development period exceeding six months, the Company will capitalize a portion of its interest expense while the activities are in progress to bring the unproved assets to their intended use. The capitalized interest is added to the cost of the underlying property and treated in the same manner as the underlying asset. All of these costs are excluded from the depreciable base until management determines the existence of proved oil and natural gas reserves on the respective property or the costs are impaired. At least quarterly, the Company reviews its investments in unproved properties individually to determine if the costs should be reclassified and included as a part of the depreciable base. Refer to Note 6—Property and Equipment, net for further information related to the Company’s oil and natural gas properties.

The following table presents the costs of unproved properties excluded from the Company’s depreciable base as of December 31, 2021 and the periods such costs were incurred:

		Year Ended December 31,
	Total	2021	2020	2019	2018 & Prior
	(In thousands)
Acquisition costs	$37,022	$667	$10,596	$9,456	$16,303
Exploration costs (1)	57,440	4,401	17,046	30,186	5,807

Total costs	$94,462	$5,068	$27,642	$39,642	$22,110

(1)

The Company’s exploration costs incurred for the years ended December 31, 2021 and 2020, includes capitalized interest of $2.3 million and $1.3 million, respectively, related to certain significant long-term exploratory projects.

Under the full cost method of accounting, the Company performs the full cost ceiling test at the end of each reporting period. Per the full cost ceiling test, net capitalized costs less deferred income taxes are limited to the present value of estimated future net cash flows from proved oil and natural gas reserves computed using the unweighted arithmetic average of the first-day-of-the-month historical price, net of applicable differentials, for each month within the previous 12-month period discounted at 10%, plus the lower of cost or fair market value of unevaluated properties, excluding cash flows related to estimated abandonment costs associated with developed properties (the “ceiling limitation”). If the net capitalized costs exceed the ceiling limitation, the Company would recognize a non-cash impairment expense equal to the excess of the net capitalized costs over the ceiling limitation. The Company did not recognize an impairment of oil and natural gas properties for the years ended December 31, 2021, 2020 and 2019.

Other Property and Equipment

Other property and equipment primarily consists of computer hardware and software, furniture, fixtures, and the Company’s undivided interest in an aircraft, which are depreciated using the straight line method over their estimated useful lives ranging from 2 to 5 years.

Other Well Equipment Inventory

Other well equipment inventory represents the cost of equipment the Company intends to use in its oil and natural gas drilling and development activities, such as drilling pipe, tubulars and certain wellhead equipment. When this inventory is supplied to wells, the cost of the inventory will be capitalized into oil and natural gas properties, and if such property is jointly owned, the proportionate costs will be reimbursed by third-party participants. The Company states its inventory at the lower of cost or net realizable value.

Derivative Instruments

The Company utilizes commodity derivative instruments to reduce its exposure to crude oil and natural gas price volatility for a portion of its estimated production from its proved, developed, producing oil and natural gas properties. The fair values of the Company’s derivative instruments are measured on a recurring basis using a third-party industry-standard pricing model. Refer to Note 5—Fair Value Measurements for a further discussion of the fair value of the Company’s derivative instruments.

The Company has not designated any of its derivative instruments as hedges for accounting purposes; therefore, the aggregate net gains and losses resulting from changes in the fair values of its outstanding derivatives, the settlement of derivative instruments, and any net proceeds or payments related to the early termination of derivative contracts during the period are recognized as net gain or loss on derivatives, as applicable, in the consolidated statements of operations. The Company typically has numerous hedge positions that span several time periods and often result in both fair value derivative asset and liability positions held with that counterparty, therefore, it has elected to net its derivative instrument fair values executed with the same counterparty, pursuant to the International Swaps and Derivatives Association, Inc. (“ISDA”) master agreements, which provide for the net settlement over the term of the contract and in the event of the default or termination of the contract. Refer to Note 4—Derivative Instruments for a discussion of the Company’s outstanding derivative instruments.

Prepaid Expenses and Other Current Assets

The Company’s prepaid expenses and other current assets primarily includes premiums paid to surety companies for its supplemental and performance bonds. These bond premiums are amortized over the life of the surety bonds into Interest expense on the accompanying consolidated statements of operations. As of December 31, 2021 and 2020, the Company’s prepaid balances for its surety bond premiums were $7.7 million and $8.2 million, respectively. Refer to Note 14—Commitments and Contingencies for a further discussion of the Company’s surety bond premiums. Additionally, the Company’s prepaid expenses and other current assets also includes balances related to its commercial insurance packages, which are amortized into LOE over the life of the policy. As of December 31, 2021 and 2020 the Company’s prepaid balances for its commercial insurance packages were $2.2 million and $2.3 million, respectively.

Notes Receivable, net

The Company holds two notes receivables which consist of commitments from the sellers of oil and natural gas properties, acquired by the Company, related to the costs associated with its performance of the assumed P&A obligations (the “P&A Notes Receivable”). As of December 31, 2021, both of the P&A Notes Receivable have fully accreted to their principal amounts and are presented as such, net of the related cumulative estimated credit losses, on the accompanying consolidated balance sheet. As of December 31, 2020, the P&A Notes Receivable were recorded at their present values using estimated imputed interest rates of 8.0% and 12.0%, net of the related cumulative estimated credit losses, on the accompanying consolidated balance sheet.

Subsequent to the adoption of ASU 2016-13, discussed above, the Company records the change in the current estimated credit losses related to its P&A Notes Receivable into Interest income and other on the accompanying consolidated statements of operations and presents the P&A Note Receivable net of the related cumulative estimated credit losses on the accompanying consolidated balance sheets Refer to Note 14—Commitments and Contingencies for a further discussion of the Company’s outstanding notes receivable.

Notes Payable

The Company has in the past entered into notes payable agreements to purchase certain items or services used in its daily operations. The Company records the fair value of the total principal and interest payments as a note payable utilizing an effective interest rate and amortizes the discount over the term of the agreement. If the agreement requires an upfront consideration payment and installment payments, the Company will record the fair value of the installment payments as a note payable at the effective interest rate stated in the agreement and will amortize the discount over the term of the installment period. If the agreement does not state an effective interest rate, the Company will estimate the imputed rate of interest at the time the note is recognized. Refer to Note 14—Commitments and Contingencies for a discussion of the Company’s outstanding notes payable.

11.00% Senior Notes due 2023

On February 15, 2018, the Company completed the private offering of its $325.0 million aggregate principal amount 11.0% senior secured second lien notes due 2023 (the “2023 Notes”). The 2023 Notes indenture contained certain put and call features that were analyzed at the time of issuance in accordance with ASC Topic 815, Derivatives and Hedging. The Company determined that one of these features was an embedded derivative, which would typically require bifurcation. Due to this embedded derivative feature, the Company elected to account for the 2023 Notes and all of its features using the fair value option; therefore, the 2023 Notes were recorded at their fair value on the consolidated balance sheet as of December 31, 2020. Throughout the fourth quarter of 2020, the Company repurchased $48.2 million principal amount of its 2023 Notes and then in April of 2021, as part of the 2021 Refinancing Transactions described further below, the Company redeemed the remaining $276.8 million principal amount of its outstanding 2023 Notes. Refer to Note 8—Long-term Debt for a discussion of the 2021 Refinancing Transactions.

Prior to the redemption of the 2023 Notes in April 2021, the Company recorded the changes in the fair value of the 2023 Notes in accordance with ASU No. 2016-01, Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”). Therefore, the change in the fair value of the 2023 Notes attributable to the change in the base market rate was recorded as a component of Gain (loss) on fair value of 11.00% Senior Notes due 2023 on the Company’s consolidated statements of operations and the remainder of the change was attributable to instrument-specific credit risk and was recognized separately as Other comprehensive (loss) income, net on the consolidated statements of comprehensive (loss) income. The Company had elected to use the U.S. Treasury bond rate as its benchmark interest rate to determine the change in the fair value attributable to instrument-specific credit risk, therefore, it compared the change in the fair value of the 2023 Notes to the change in the fair value of the U.S. Treasury bonds based on the interpolated yields of the U.S. Treasury bonds with maturities which coincided with the maturity date of the 2023 Notes. The change in the U.S. Treasury bond rate was attributable as the base market rate change and the remainder of the change was attributable to instrument-specific credit risk, which was separately recognized as Other comprehensive (loss) income, net. Refer to Note 8—Long-term Debt for a further discussion of the Company’s 2023 Notes.

Leases

The Company capitalizes its operating leases as right-of-use (“ROU”) assets and lease liabilities on the accompanying consolidated balance sheets and recognizes the fixed minimum lease costs for its operating leases on a straight-line basis over the lease term in accordance with ASC Topic 842, Leases (“ASC 842”). The Company does not recognize leases with initial lease terms less than or equal to 12 months on the balance sheet and only includes those short-term leases as part of its lease-related disclosures. Additionally, the Company does not include any of its variable lease costs in the calculation of its ROU assets and lease liabilities, as none of the variable costs are based on an index or rate. Instead, all of the variable costs are based on the performance of the leased asset or the level of use of other non-lease components due to the election of the practical expedient to not separate the lease and non-lease components when measuring lease payments.

The Company makes certain assumptions and judgments when determining its ROU assets and lease liabilities. When determining whether a contract contains a lease, the Company considers whether there is an identified asset that is physically distinct, whether the supplier has substantive substitution rights, whether the Company has the right to obtain substantially all of the economic benefits from the use of the asset, and whether it has the right to control the asset. Certain of the Company’s leases include one or more options to renew the lease, with renewal terms that can extend the lease term for additional years. When determining if renewals should be included in the lease term to be recognized, the Company utilizes the reasonably certain threshold, therefore, certain of the leases included in the calculation of its ROU assets and lease liabilities include optional renewal periods for which it is not contractually obligated. Additionally, the Company must estimate its incremental borrowing rate when the implicit rate is not stated in the lease agreement and cannot be readily determined. As of December 31, 2021, none of the Company’s active leases contain purchase or termination options that are reasonably certain to be exercised.

The Company has several operating leases for office space and IT Equipment used in its daily operations, for which it records the related lease costs as G&A expenses on the accompanying consolidated statements of operations. Additionally, the Company enters into drilling rig operating contracts with third parties to support its drilling activities. The scope of ASC 842 does not include leases to explore or use minerals, oil, natural gas, and similar non-regenerative resources; therefore, the Company’s oil and natural gas leases are excluded, but the equipment used to explore for natural resources, which includes drilling rigs, marine vessels, and other equipment used in the exploration and development of oil and natural gas assets are included in the scope of ASC 842.

In accordance with the full cost method of accounting for oil and natural gas properties, the Company capitalizes the portion of its lease costs which relate to its drilling rig operating leases as part of its oil and natural gas property balance. In lease agreements where the Company is the designated operator per a joint operations arrangement, any related ROU assets and lease liabilities are calculated using the gross payment amount rather than the net amounts based on its working interest in the related property. However, when the costs are incurred, the Company only recognizes its share of the drilling rig operating lease costs in its consolidated financial statements. Refer to Note 15—Leases for a further discussion of the Company’s leases.

Asset Retirement Obligations

The Company’s oil and natural gas properties include estimates of future expenditures to P&A wells, pipelines, platforms, and other related facilities after the reserves have been depleted. The Company recognizes the present value of the asset retirement obligation costs as a liability when it is incurred and an increase to its capitalized oil and natural gas properties. The capitalized asset retirement obligation costs are depleted over the productive lives of the oil and natural gas properties while the asset retirement obligation liability is accreted to the expected settlement value over the productive lives of the oil and natural gas properties. Upon settlement, the difference between the recorded liability amount and the amount of costs incurred is recognized as an adjustment to the capitalized cost of oil and natural gas properties.

The determination of future asset retirement obligations requires estimates of the future costs of removal and restoration, productive lives of the oil and natural gas properties based on reserve estimates, and future inflation rates. Estimated costs consider historical experience, third-party estimates, and government regulatory requirements but do not consider salvage values. These costs could be subject to revisions in subsequent years due to changes in regulatory requirements, the estimated P&A cost, and the estimated timing of the oil and natural gas property retirement. In subsequent periods, if the estimate of the asset retirement obligation liability changes, the Company records an adjustment to both the asset retirement obligation liability and the oil and natural gas property carrying value. Additionally, the Company estimates the credit-risk adjusted discount rate, which is applied to the future inflated P&A costs to determine the discounted present value which is recognized as the initial liability. The determined credit-risk adjusted discount rate is also subsequently applied to accrete the liability. Refer to Note 7—Asset Retirement Obligations for further information related to the Company’s asset retirement obligations.

Series A Preferred Stock

The Company’s Series A Preferred Stock is classified in the stockholders’ equity section of the accompanying consolidated balance sheets as the shares are not mandatorily redeemable nor do they contain an unconditional conversion obligation. The holders of the Series A Preferred Stock are entitled to receive quarterly dividends of $0.45 per Series A Preferred Stock share, at the election of the Company’s Board, in cash or in PIK Shares. Since the Board has the option to pay the dividends in cash or in PIK Shares, the PIK Share dividends are deemed discretionary and are recorded at the declaration date at their stated rate (rather than at fair value) as a reduction to Net (loss) income to determine Net (loss) income attributable to EnVen Energy Corporation Class A common stockholders on the accompanying consolidated statements of operations.

As discussed above in Recently Adopted Accounting Standards, prior to the adoption of ASU 2020-06 on January 1, 2021, at the end of each reporting period or when PIK Share dividends were declared, the Company would evaluate if there was a beneficial conversion feature related to the PIK Share dividends of its Series A Preferred Stock. Although the Company has historically evaluated if a beneficial conversion exists on a quarterly basis, it has not recorded a beneficial conversion feature related to the PIK Share dividends of its Series A Preferred Stock since 2019 due to changes in the fair value of the its Class A Common Stock. Refer to Note 9 - Stockholders’ Equity for a further discussion of the Company’s Series A Preferred Stock.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. Refer to Note 14—Commitments and Contingencies for a further discussion of the Company’s commitments and contingencies as of December 31, 2021.

Revenue Recognition

The Company recognizes the sales of oil, natural gas, and NGLs at the point that control of the product is transferred to the customer and production handling revenue is recognized over time as the Company performs on the service contract.

The Company records revenue in the month production is delivered to the purchaser and invoices revenue by calendar month based on volumes at contractually based rates with payment typically required 30 days after the end of the production month. As a result, at the end of each month when the performance obligation is satisfied, the Company is required to estimate the variable consideration using the amount of production delivered to the purchaser and the price that will be received for the sale of the product. Additionally, the Company has made an accounting election to exclude certain qualifying taxes collected from customers and remitted to governmental authorities from its reported revenues and is presenting those amounts as a component of operating expense in the accompanying consolidated statements of operations. The amounts due from purchasers are accrued in oil, natural gas, and NGL revenue accounts receivable on the accompanying consolidated balance sheets. The Company records the differences between its estimates and the actual amounts received for product sales in the month that payment is received from the purchaser. Additionally, the Company has determined that product returns or refunds are very rare and will account for them as they occur, and it generally provides no warranty other than the implicit promise that goods delivered are free of liens and encumbrances and meet the agreed upon specification.

Oil revenue contracts. The majority of the Company’s oil revenue contracts are structured so that the Company delivers oil to the purchaser at a contractually agreed-upon delivery point at which the purchaser takes custody, title, and risk of loss of the product. Generally, under these arrangements, the Company collects a price net of transportation incurred by the purchaser. The Company concluded that the corresponding transportation deductions related to these arrangements are part of the overall transaction price and records those deductions as a reduction to revenue rather than an expense.

However, in certain arrangements, the Company pays a third-party to transport the product to a contractually agreed-upon delivery point at which time the purchaser takes custody, title, and risk of loss of the product and receives a specified index price from the purchaser with no deduction. In this scenario, the Company recognizes revenue when control transfers to the purchaser at the delivery point based on the price received from the purchaser. The third-party transportation costs are recorded as a component of operating expense in the accompanying consolidated statements of operations.

Natural gas and NGLs revenue contracts. Under the Company’s natural gas processing contracts, the Company delivers natural gas to a processing entity at the wellhead or the inlet of the processing entity’s system. In these contracts, the Company may elect to take residue gas and/or NGLs in-kind at the tailgate of the processing plant and subsequently market the product. Through the marketing process, the Company delivers the product to the purchaser at a contractually agreed-upon delivery point and receives a specified index price from the purchaser. This purchaser can be the natural gas processor or the processor can market the product on the Company’s behalf to a third-party purchaser. In both scenarios, the Company concluded it is the principal in the transaction as control of the product remains with the Company throughout the process. The Company recognizes revenue when control transfers to the ultimate purchaser at the delivery point based on the index price received from the purchaser. Any fees paid to the processor are considered to be for a distinct service with an identifiable benefit that is sufficiently separable. The gathering, processing, and compression fees attributable to the gas processing contract, as well as any transportation fees incurred to deliver the product to the purchaser, are presented as a component of operating expense in the accompanying consolidated statements of operations.

Production handling services contracts. The Company’s production handling service contracts are negotiated in situations where it has a significant working interest in a platform with excess capacity to process and handle produced oil and natural gas. The Company provides processing services to customers with nearby property interests who wish to utilize its excess processing capacity for their production. In certain situations, the Company will also provide services for the operation of the producer’s satellite subsea system. Under these contracts, the Company receives fees for volumes delivered by the customer and processed by the Company. The nature of production handling services is inherently output based on volumes processed and the Company recognizes revenue over time using the output method. Refer to Note 14—Commitments and Contingencies for a further discussion of the Company’s performance obligations related to its production handling services contracts.

General and Administrative Expenses

G&A expenses consist of overhead, including salaries, incentive compensation, benefits for the Company’s corporate staff, costs of maintaining its headquarters, and costs of managing its production and development operations. The Company records a certain portion of its salaries, wages, and benefits as LOE when they are directly attributable to maintaining the production of its operated oil and natural gas properties. For oil and natural gas properties for which the Company is the operator, it reduces G&A expenses for reimbursements received from other working interest owners for the portion of costs and allowable overhead incurred during the drilling and production phases of the property. G&A expenses also include software fees and audit, legal compliance, and other professional service fees. Additionally, the Company could be subject to legal actions and claims arising in the ordinary course of business, which, if considered probable and reasonably estimable, would require a contingent liability to be recorded as G&A expense.

Stock-based Compensation

The Company recognizes stock-based compensation expense related to its Restricted Stock and stock options based on their fair value on the date of the grant. The Company’s Restricted Stock does not have any post-vesting restrictions; therefore, the fair value of each share on the grant date is determined based on the per share fair value of the Company’s Class A Common Stock on a minority, non-marketable basis. The estimates of the fair value of the Company’s Class A Common Stock are highly complex and subjective, incorporating significant judgments and estimates in the fair value assumptions. Refer to Note 5—Fair Value Measurements for discussion of the fair value of the Company’s Class A Common Stock. The fair value of the stock options granted was estimated on the date of the grant using the Black-Scholes option pricing model.

The Company recognizes compensation expense related to time-based Restricted Stock and stock options using the straight-line method over the requisite service period during which the employee or board member is required to provide services in exchange for the award in accordance with ASC Topic 718, Compensation—Stock Compensation. Compensation expense related to performance-based Restricted Stock is only recognized when the performance condition is deemed probable of occurring and, if necessary, is adjusted based on the probability of the level of achievement of the performance metric. The Company has elected to not estimate the forfeiture rate of its Restricted Stock or stock options in its initial calculation of compensation expense, but instead will adjust compensation expense for forfeitures as they occur. Refer to Note 11—Stock-based Compensation for a further discussion of the Company’s Restricted Stock and stock options.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of the assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are calculated by applying the existing tax laws and rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

A valuation allowance for deferred tax assets, including net operating loss carryforwards, is recognized when it is more likely than not that all or some portion of the benefit from the deferred tax asset will not be realized. To assess that likelihood, the Company uses estimates and judgment regarding its future taxable income, considering the tax consequences in the jurisdiction where such taxable income is generated, to determine whether a valuation allowance is required. Such evidence can include the Company’s current financial position, actual and forecasted results of operations, and tax planning strategies, as well as the current and forecasted business economics of the oil and natural gas industry. The Company assesses all available positive and negative evidence to estimate whether sufficient future taxable income will be generated to permit the use of deferred tax assets. A valuation allowance is provided for deferred tax assets if it is more likely than not that these items will not be realized. The effects of a change in the valuation allowance due to changes in circumstances and judgements about the realizability of the related deferred tax asset are included in income from continuing operations. Refer to Note 16—Income Taxes for a further discussion of the Company’s income tax provision.

Note 3—Acquisitions of Oil and Natural Gas Properties

On May 20, 2021, the Company completed the acquisition of an incremental 35% working interest in the U.S. Gulf of Mexico Atwater Valley 574, 575, and 618 (“Neptune”) field from BHP Billiton Petroleum (Deepwater) Inc. and BHP Billiton Petroleum (GOM) Inc. (collectively, “BHP”) with an effective date of July 1, 2020 (collectively, the “Neptune Acquisition”). The Neptune Acquisition was consummated pursuant to a Purchase and Sale Agreement executed on April 6, 2021 and accounted for as an asset acquisition in accordance with ASC Topic 805, Business Combinations. Prior to the acquisition, the Company held a 30% working interest in the Neptune field and following the close of the acquisition, it holds a 65% working interest in the Neptune field. Additionally, the Company became the operator of the Neptune field on August 1, 2021. Per the agreement, the Company did not provide any cash consideration for the Neptune Acquisition, but assumed BHP’s portion of the future P&A obligations associated with the Neptune field. Upon the final settlement of the acquisition, BHP agreed to pay the Company $8.6 million for the Neptune Acquisition, inclusive of customary closing adjustments and net of transaction related costs. Due to the timing of the final settlement, the Company has received $8.2 million of the total consideration in cash as of December 31, 2021, which is reflected in the Net cash used in investing activities section on the consolidated statement of cash flows for the year ended December 31, 2021. The remaining amount was received in January 2022, therefore, it is reflected as non-cash investing activity for the year ended December 31, 2021 in Note 17—Supplemental Cash Flow Information.

The following table presents the allocation of the total consideration to the assets acquired and liabilities assumed, based on their relative fair values, on May 20, 2021:

(In thousands)
Proved oil and natural gas properties	$5,831
Asset retirement obligations	(14,464)

Allocated total consideration	$(8,633)

Refer to Note 5—Fair Value Measurements for a further discussion of the fair value measurements of the assets acquired and liabilities assumed in the Neptune Acquisition.

Note 4—Derivative Instruments

The Company utilizes commodity derivative instruments to reduce its exposure to crude oil and natural gas price volatility for a portion of its estimated production from its proved, developed, producing oil and natural gas properties. The Company has entered into various derivative contracts with major financial institutions, which, as of December 31, 2021, settle monthly through the first quarter of 2023.

The Company’s crude oil and natural gas derivative instruments consist of various instruments based on its hedging strategy, including financially settled crude oil and natural gas call options, put options, and swaps (including basis swaps), or combinations of these arrangements, which are described below.

•

Swaps: The Company receives a fixed price and pays a variable market price to the counterparty for contracted commodity volumes over specified time periods. Basis swaps allow the Company to receive a fixed price differential based on the Argus WTI Cushing index price and pay a variable price differential to the counterparty based on the Argus Mars index price for contracted oil volumes over a specified time period. From time to time, the Company may enter into WTI NYMEX roll swaps, which would provide additional protection against variability in the NYMEX roll component of its oil production price.

•

Call Options: A sold call option gives the counterparty the right, but not the obligation, to purchase the underlying commodity volumes from the Company at a specified price (“strike/ceiling price”) over a specified time period. At settlement, if the market price is above the fixed ceiling price of the sold call option, the Company pays the counterparty the difference. In a purchased call option, if the market price settles above the fixed ceiling price of the purchased call option, the Company will receive the difference from the counterparty. If the market price settles below the fixed ceiling price of the sold or purchased call option, no payment is due from either party.

•

Purchased Put Options: A purchased put option gives the Company the right, but not the obligation, to sell the underlying commodity volumes to the counterparty at a specified price (“strike/floor price”) over a specified time period. At settlement, if the market price is below the fixed floor price of the purchased put option, the counterparty pays the Company the difference. If the market price settles above the fixed floor price of the purchased put option, no payment is due from either party.

•

Put Spreads: A put spread is a combination of a sold put option and a purchased put option. At settlement, if the market price is below the sold put option strike price, the Company receives the difference between the two strike prices from the counterparty. If the market price settles below the purchased put option strike price but above the sold put option strike price, the Company receives the difference between the purchased put option strike price and the market price from the counterparty. If the market price settles above the purchased put option strike price, no payment is due from either party.

•

Collars: A collar contains a purchased put option (“fixed floor price”) and a sold call option (“fixed ceiling price”). At settlement, if the market price is below the fixed floor price, the Company receives the difference between the fixed floor price and the market price from the counterparty. If the market price settles above the fixed ceiling price, the Company pays the counterparty the difference between the market price and the fixed ceiling price. If the market price settles between the fixed floor price and fixed ceiling price, no payments are due from either party.

•

Three-way Collars: A three-way collar combines a sold call option (“fixed ceiling price”), a purchased put option (“fixed floor price”), and a sold put option (“fixed subfloor price”). At settlement, if the market price settles above the fixed subfloor price but below the fixed floor price, the Company receives the difference between the fixed floor price and the market price from the counterparty. If the market price settles below the fixed subfloor price, the Company receives the market price plus the difference between the fixed subfloor price and the fixed floor price from the counterparty. If the market price settles above the fixed ceiling price, the Company pays the counterparty the difference between the fixed ceiling price and the market price. If the market price settles between the fixed floor price and fixed ceiling price, no payments are due from either party.

Additionally, the Company may purchase volumetrically offsetting derivative instruments in order to mitigate its exposure against additional commodity price volatility before the settlement date of certain outstanding derivative contracts.

The Company had the following outstanding crude oil derivative contracts, which are indexed to NYMEX WTI, in place as of December 31, 2021:

	2022	2023
Crude Oil Swaps:
Notional volume (Bbls)	275,000	90,000
Weighted average price ($/Bbl)	$53.04	$62.00
Crude Oil Purchased Puts:
Notional volume (Bbls)	730,000	—
Weighted average price ($/Bbl)	$53.86	$—

	2022	2023
Crude Oil Collars:
Notional volume (Bbls)	2,998,000	270,000
Weighted average floor price ($/Bbl)	$39.66	$51.67
Weighted average ceiling price ($/Bbl)	$54.92	$71.79
Crude Oil Collar Offsets:
Notional volume (Bbls)	62,000	—
Weighted average floor price ($/Bbl)	$38.13	$—
Weighted average ceiling price ($/Bbl)	$50.00	$—
Crude Oil Three-way Collars:
Notional volume (Bbls)	1,013,200	189,000
Weighted average sub-floor price ($/Bbl)	$37.69	$40.00
Weighted average floor price ($/Bbl)	$47.07	$50.00
Weighted average ceiling price ($/Bbl)	$70.00	$81.48

The Company had the following outstanding natural gas derivative contracts, which are indexed to NYMEX HH, in place as of December 31, 2021:

	2022	2023
Natural Gas Collars:
Notional volume (MMBtus)	590,000	—
Weighted average floor price ($/MMBtu)	$2.50	$—
Weighted average ceiling price ($/MMBtu)	$3.30	$—
Natural Gas Collar Offsets:
Notional volume (MMBtus)	590,000	—
Weighted average floor price ($/MMBtu)	$2.50	$—
Weighted average ceiling price ($/MMBtu)	$3.30	$—
Natural Gas Oil Three-way Collars:
Notional volume (MMBtus)	1,215,000	900,000
Weighted average sub-floor price ($/MMBtu)	$2.99	$2.50
Weighted average floor price ($/MMBtu)	$3.56	$3.00
Weighted average ceiling price ($/MMBtu)	$6.03	$5.00

The Company recognizes all of its derivative instruments at fair value as assets or liabilities on the accompanying consolidated balance sheets. The Company has not designated any of its derivative instruments as hedges for accounting purposes; therefore, the aggregate net gains and losses resulting from changes in the fair values of its outstanding derivatives, the settlement of derivative instruments, and any net proceeds or payments related to the early termination of derivative contracts during the period are recognized in (Loss) gain on derivatives, net in the accompanying consolidated statements of operations.

The Company typically has numerous hedge positions that span several time periods and often result in both fair value derivative asset and liability positions held with that counterparty. The Company has elected to net its derivative instrument fair values executed with the same counterparty, pursuant to the ISDA master agreements, which provide for the net settlement over the term of the contract and in the event of the default or termination of the contract.

In some cases, the Company might agree to pay a premium on certain of its option derivative contracts. The Company could agree to pay the premium upfront, in which case the premium payment is recorded as a derivative asset. The value of the premium is considered in the underlying derivative fair value and is adjusted in subsequent periods through (Loss) gain on derivatives, net in the accompanying consolidated statements of operations. Alternatively, the Company could defer the payment of the premium until the month the applicable derivative contract settles, in which case it recognizes the deferred premium obligation net against the derivative instruments fair value asset or liability, pursuant to the ISDA master netting agreements described above. In the period the derivative contract settles, the Company recognizes the deferred premium obligation in (Loss) gain on derivatives, net in the accompanying consolidated statements of operations.

The following tables present the gross and net fair values of the Company’s derivative instruments, net of any applicable deferred premium obligations recorded on the accompanying consolidated balance sheets:

	December 31, 2021
	Gross Amounts Recognized	Gross Amounts Offset on the Consolidated Balance Sheet	Net Amounts Presented on the Consolidated Balance Sheet
	(In thousands)
Current assets	$5,205	$(5,205)	$—
Long-term assets	2,206	(2,206)	—
Current liabilities	(82,756)	5,205	(77,551)
Long-term liabilities	$(4,597)	$2,206	$(2,391)

	December 31, 2020
	Gross Amounts Recognized	Gross Amounts Offset on the Consolidated Balance Sheet	Net Amounts Presented on the Consolidated Balance Sheet
	(In thousands)
Current assets	$8,899	$(8,899)	$—
Long-term assets	7,290	(7,290)	—
Current liabilities	(24,152)	8,899	(15,253)
Long-term liabilities	$(11,324)	$7,290	$(4,034)

As of December 31, 2021 and 2020, the fair values of the Company’s derivatives are presented net of deferred premium obligations of $7.5 million and $6.4 million, respectively.

The following table presents the components of (Loss) gain on derivatives, net reflected on the accompanying consolidated statements of operations and cash flows for the periods indicated. Total cash (paid) received for derivative settlements, net reflects the gains or losses on derivative contracts which matured during the period, calculated as the difference between the contract price and the market settlement price for those contracts. Any proceeds or payments related to the early termination of derivative contracts, any upfront premiums paid for new derivative contracts during the period, and any cash premium payments associated with derivative contracts settled during the period are included in the total cash (paid) received for derivative settlements, net. Total non-cash loss on derivatives, net represents the changes in the fair values of derivative instruments outstanding at the end of the period and the reversal of previously recognized non-cash gains or losses on derivative contracts that matured during the period.

	Year Ended December 31,
	2021	2020	2019
	(In thousands)
Cash (paid) received for derivative settlements, net:
Crude oil	$(106,828)	$41,069	$(7,901)
Natural gas	(4,434)	1,717	903
Diesel	—	(4,059)	(325)

Total cash (paid) received for derivative settlements, net	(111,262)	38,727	(7,323)

	Year Ended December 31,
	2021	2020	2019
	(In thousands)
Non-cash (loss) gain on derivatives:
Crude oil	(59,961)	(14,900)	(35,979)
Natural gas	(694)	(1,496)	832
Diesel	—	385	(385)

Total non-cash loss on derivatives, net	(60,655)	(16,011)	(35,532)

(Loss) gain on derivatives, net	$(171,917)	$22,716	$(42,855)

For the year ended December 31, 2021, total cash (paid) received for derivative settlements, net includes deferred premium obligations paid for crude oil derivative contracts of $7.7 million and natural gas derivative contracts of $2.4 million. For the year ended December 31, 2020, total cash (paid) received for derivative settlements, net includes deferred premium obligations paid for crude oil derivative contracts of $6.6 million. Additionally, for the year ended December 31, 2020, total cash (paid) received for derivative settlements, net includes $4.7 million of monetization costs received from counterparties for the early termination of certain oil derivative contracts before their contract settlement dates. For the year ended December 31, 2019, total cash (paid) received for derivative settlements, net includes deferred premium obligations paid for crude oil derivative contracts of $14.1 million.

Note 5—Fair Value Measurements

Certain of the Company’s assets and liabilities are carried at fair value and measured either on a recurring or non-recurring basis. The Company’s fair value measurements are based either on actual market data or assumptions that other market participants would use in pricing an asset or liability in an orderly transaction, using the valuation hierarchy prescribed by GAAP.

The GAAP valuation hierarchy categorizes assets and liabilities measured at fair value into one of three levels depending on the observability of inputs used to determine fair value. The three levels of the fair value hierarchy are as follows:

•	Level 1: Unadjusted quoted prices for identical assets or liabilities in active markets.

•

Level 2: Observable inputs other than Level 1 inputs. These include: quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets which are not active, or inputs that are corroborated by observable active market data.

•	Level 3: Unobservable inputs for which little or no market data exists.

The classification of an asset or liability within the fair value hierarchy is based on the lowest level input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement of an asset or liability requires judgment and may affect the valuation of the fair value asset or liability and its placement within the fair value hierarchy. There have been no transfers between fair value hierarchy levels.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

Commodity derivative contracts. The fair values of the Company’s derivative instruments are measured on a recurring basis using a third-party industry-standard pricing model that considers various inputs such as quoted forward commodity prices, discount rates, volatility factors, and current market and contractual prices for the underlying instruments, as well as other relevant data. These significant inputs are observable in the current market or can be corroborated by observable active market data and are therefore considered Level 2 inputs within the fair value hierarchy.

11.00% Senior Notes due 2023. At the time of the issuance of the 2023 Notes, the Company elected to account for the 2023 Notes and all of its features using the fair value option; therefore, the 2023 Notes were recorded at their fair value on the consolidated balance sheet as of December 31, 2020. In April, as part of the 2021 Refinancing Transactions, described further below, the Company redeemed the total $276.8 million principal amount of its outstanding 2023 Notes. Refer to Note 8—Long-term Debt for a discussion of the Company’s 2023 Notes. Prior to the redemption, the fair value of the Company’s 2023 Notes was measured on a recurring basis and based on unadjusted quoted prices for the liability in an active market, which is considered a Level 1 input.

The following tables present the Company’s assets and liabilities which are measured at fair value on a recurring basis as of December 31, 2021 and 2020 using the fair value hierarchy:

	Fair Value Measurement as of December 31, 2021
	Total	Level 1	Level 2	Level 3
	(In thousands)
Assets:
Commodity derivative contracts	$7,411	$—	$7,411	$—
Liabilities:
Commodity derivative contracts	$(87,353)	$—	$(87,353)	$—

	Fair Value Measurement as of December 31, 2020
	Total	Level 1	Level 2	Level 3
	(In thousands)
Assets:
Commodity derivative contracts	$16,189	$—	$16,189	$—
Liabilities:
Commodity derivative contracts	$(35,476)	$—	$(35,476)	$—
11.00% Senior Notes due 2023	$(262,646)	$(262,646)	$—	$—

Fair Value of Other Financial Instruments

Cash and cash equivalents, restricted cash, accounts receivable, and accounts payable. The carrying amounts of the Company’s cash and cash equivalents, restricted cash, accounts receivable, and accounts payable approximate fair value due to the highly liquid or short-term nature of these instruments.

11.75% Senior Notes due 2026. The Company’s 11.75% senior secured second lien notes due 2026 (the “2026 Notes”) are presented on the consolidated balance sheet as of December 31, 2021 at their carrying value of $275.5 million, which is net of the unamortized discount and deferred financing costs. Refer to Note 8—Long-term Debt for a discussion of the Company’s 2026 Notes. The fair value of the aggregate principal amount outstanding of the 2026 Notes is $296.2 million as of December 31, 2021, and is estimated based on unadjusted quoted prices for the liability in an active market, which is considered a Level 1 input.

Assets and Liabilities Measured at Fair Value on a Non-Recurring Basis

Acquisition-related assets and liabilities. The fair values of assets acquired and liabilities assumed in an acquisition are measured on a non-recurring basis on the acquisition date using a discounted cash flow model. The significant inputs used in the discounted cash flow model include estimates relating to oil and natural gas reserves, future commodity prices, the timing of developing the assets, future operating costs, a credit-risk adjusted discount rate, and other relevant data. These significant inputs are based on unobservable market data and are therefore considered Level 3 inputs within the fair value hierarchy. Refer to Note 3—Acquisitions of Oil and Natural Gas Properties for a further discussion of the Company’s acquisitions.

Asset retirement obligations. The fair values of any additions to the Company’s asset retirement obligations are measured on a non-recurring basis at the time those obligations are incurred or acquired using a discounted cash flow model. The significant inputs used in the discounted cash flow model include estimates relating to the future P&A settlement timing and costs, a credit-risk adjusted discount rate, and inflation rates. These significant inputs are based on unobservable market data and are therefore considered Level 3 inputs within the fair value hierarchy. Refer to Note 7—Asset Retirement Obligations for a further discussion of the Company’s asset retirement obligations.

Class A Common Stock. The per share fair value of the Company’s Class A Common Stock is estimated on a non-recurring basis. In the second, third, and fourth quarters of 2021, the Company’s Board elected to pay the quarterly Series A Preferred Stock dividends in cash rather than issuing PIK Shares, as they were historically paid, and subsequently changed the valuation model used in determining the fair value of its Class A Common Stock from an option pricing model (“OPM”) to a Monte Carlo simulation model. The Monte Carlo simulation model uses assumptions regarding multiple projections of the Company’s share price paths and must be repeated numerous times to achieve a probabilistic assessment. Both the Monte Carlo model and the OPM estimate the per share fair value of the Company’s Class A Common Stock on a minority, marketable basis, and apply a discount for lack of marketability to account for the illiquidity of the Company’s Class A Common Stock. Both models allocate the Company’s total equity value to the various classes of equity in its capital structure, treating any outstanding shares of the Class A Common Stock, Class B Common Stock, and Series A Preferred Stock as options on the entity’s enterprise value and capturing the option-like characteristics of common stock for entities whose common stock is a small portion of the total capital structure.

The significant inputs used in the Monte Carlo model and the OPM include the timing and probabilities of potential liquidity event dates, equity volatilities, risk-free rates, and an estimate of the Company’s total equity value. A discounted cash flow model is utilized to calculate the total equity fair value by present valuing risk-adjusted future expected cash flows primarily associated with the Company’s oil and natural gas asset reserves. The assumed timing and probabilities of potential liquidity event dates are based on management’s estimates. As there is currently no active market for the Company’s Class A Common Stock, the expected equity volatility is determined using the historical volatility of a publicly traded set of peer companies. The risk-free interest rates utilized are based on the interpolated yields of the U.S. Treasury bonds with maturities that commensurate the timing of potential liquidity event dates. These significant inputs are based on sensitive unobservable market data and are therefore considered Level 3 inputs within the fair value hierarchy.

As of December 31, 2021, the Company’s Monte Carlo valuation model assumed a weighted-average risk-free interest rate of 0.3% and a weighted-average expected stock price volatility rate of 75.0%. As of December 31, 2020, the Company’s OPM valuation assumed a weighted-average risk-free interest rate of 0.2% and a weighted-average expected stock price volatility rate of 80.0%. Historically, the Company has not declared or paid Class A Common Stock cash dividends, nor is it probable that it will do so in the future, therefore, there was no dividend yield included in the OPM.

Note 6—Property and Equipment, net

The Company’s property and equipment, net consist of the following for the periods indicated:

	December 31, 2021	December 31, 2020
	(In thousands)
Proved oil and natural gas properties	$1,738,217	$1,628,951
Less: accumulated depreciation, depletion, and amortization	(1,068,467)	(912,922)

Proved oil and natural gas properties, net	669,750	716,029
Unproved oil and natural gas properties	94,462	89,394

Total oil and natural gas properties, net	764,212	805,423

Other property and equipment	8,545	8,414
Less: accumulated depreciation	(5,901)	(4,795)

Total other property and equipment, net	2,644	3,619

Total property and equipment, net	$766,856	$809,042

During each of the years ended December 31, 2021 and 2020, the Company recognized $0.9 million of G&A expenses directly allocable to capital exploratory activities, which were initially capitalized to unproved oil and natural gas properties. Additionally, during the years ended December 31, 2021 and 2020, the Company capitalized $2.3 million and $1.3 million, respectively, of interest expense to unproved oil and natural gas properties related to certain significant long-term exploratory projects. Refer to Note 19—Supplemental Oil and Natural Gas Disclosures (Unaudited) for a summary of the Company’s costs incurred related to its oil and natural gas properties.

Note 7—Asset Retirement Obligations

The following table presents the change in the Company’s asset retirement obligations for the periods indicated:

	December 31, 2021	December 31, 2020
	(In thousands)
Asset retirement obligations at the beginning of the period	$299,674	$273,530
Liabilities settled	(10,040)	(5,604)
Liabilities incurred	13	521
Liabilities acquired (1)	14,464	—
Revisions of previous estimates	16,634	2,231
Accretion expense	27,541	28,996

Asset retirement obligations at the end of the period	348,286	299,674
Less: current portion of asset retirement obligations	(24,935)	(12,807)

Asset retirement obligations, less current portion at the end of the period	$323,351	$286,867

(1)

All of the asset retirement obligation liabilities acquired during the year ended December 31, 2021 relate to the Neptune Acquisition, refer to Note 3—Acquisitions of Oil and Natural Gas Properties for a further discussion.

For the years ended December 31, 2021 and 2020, the revisions of previous estimates to the Company’s asset retirement obligation balances are attributable to changes in estimated cash flows and the planned timing of P&A activities.

Note 8—Long-term Debt

The Company’s outstanding long-term debt balances consist of the following for the periods indicated:

	December 31, 2021	December 31, 2020
	(In thousands)
11.75% Senior Notes due 2026	$287,500	$—
Less: unamortized discount and deferred financing costs	(11,986)	—

11.75% Senior Notes due 2026, net	275,514	—
Less: current portion of 11.75% Senior Notes due 2026, net (1)	(27,045)	—

Long-term portion of 11.75% Senior Notes due 2026, net	$248,469	$—
11.00% Senior Notes due 2023	$—	$276,816
Fair value adjustment	—	(14,170)

11.00% Senior Notes due 2023, at fair value	—	262,646

Total long-term portion of debt, net	$248,469	$262,646

(1)	As of December 31, 2021, the current portion of the 11.75% Senior Notes due 2026 is presented net of the next twelve months of unamortized discount and deferred financing costs.

The following table presents the components of Interest expense reflected on the accompanying consolidated statements of operations for the periods indicated:

	Year Ended December 31,
	2021	2020	2019
	(In thousands)
Interest expense on 11.75% Senior Notes due 2026	$24,810	$—	$—
Amortization of discount and deferred financing costs related to the 11.75% Senior Notes due 2026	2,127	—	—
Interest expense on 11.00% Senior Notes due 2023	8,980	35,017	35,750
Fees associated with the Revolving Credit Facility	1,045	1,777	1,786
Amortization and expensing of deferred financing costs related to the Revolving Credit Facility	1,302	1,225	1,490
Amortization of surety bond premiums	10,657	10,164	13,650
Interest expense on notes payable and other	580	779	130
Less: capitalized interest	(2,336)	(1,334)	(1,273)

Total interest expense	$47,165	$47,628	$51,533

2021 Refinancing Transactions

In April of 2021, the Company completed the offering of its $302.5 million aggregate principal amount 2026 Notes and used the net proceeds from the 2026 Notes offering to redeem the remaining principal amount of its outstanding 2023 Notes. Additionally, the Company amended certain terms of its Revolving Credit Facility agreement, discussed further below, which, among other things, extended the maturity date to January 26, 2024, established a revised borrowing base of $165.0 million, and reduced the aggregate committed amounts thereunder to $165.0 million (collectively, the “2021 Refinancing Transactions”). In accordance with ASC Topic 470-50, Modifications and Extinguishment of Debt (“ASC 470-50”), the Company concluded that each of these transactions should be accounted for separately and that the redemption of the 2023 Notes should be accounted for as an extinguishment of debt.

Revolving Credit Facility Amendment. The Company analyzed the borrowing capacity of the Revolving Credit Facility before and after the amendment on a lender by lender basis. The initial debt issuance costs associated with the existing lenders remain capitalized as deferred financing costs, along with $2.9 million of incremental costs incurred for the amendment. These costs will be amortized over the term of the amendment agreement and the unamortized portion of the deferred financing costs are included in Other non-current assets on the accompanying consolidated balance sheets. Additionally, the Company expensed $0.2 million of initial debt issue costs associated with lenders that are no longer a part of the Revolving Credit Facility syndicate.

2026 Notes Issuance. The 2026 Notes were issued at an original issuance discount of $6.8 million and the Company incurred underwriter and other third-party offering costs of $7.3 million. The 2026 Notes are presented at their carrying value, net of the unamortized discount and deferred financing costs on the consolidated balance sheet as of December 31, 2021.

2023 Notes Redemption. As discussed below, at the time of the 2023 Notes offering, the Company elected to account for the 2023 Notes and all of its features using the fair value option; therefore, it has since presented the 2023 Notes at their fair value on the consolidated balance sheet as of December 31, 2020. Due to the election for the fair value option, there is no unamortized discount or deferred financing costs associated with the 2023 Notes to expense upon extinguishment.

Revolving Credit Facility

In 2014, the Company entered into an agreement with a syndicate of banks and established the Revolving Credit Facility, which is secured by substantially all of the Company’s assets on a first lien basis. The Revolving Credit Facility has a maximum line of credit of $500.0 million and the borrowing base is subject to a semi-annual redetermination, based on an assessment of the value of the Company’s proved reserves as determined by a reserve report. In April, as part of the 2021 Refinancing Transactions, the Company amended certain terms of the Revolving Credit Facility agreement and extended the maturity date to January 26, 2024, established a revised borrowing base of $165.0 million, reduced the aggregate committed amounts thereunder to $165.0 million, and modified applicable interest rates. In November 2021, as part of the semi-annual redetermination, the Revolving Credit Facility borrowing base was increased to $200.0 million.

As of December 31, 2021 and 2020, the Revolving Credit Facility remained undrawn and the Company had $3.6 million in outstanding letters of credit to collateralize its oil and natural gas transportation agreements and P&A obligations. Prior to the amendment of the Revolving Credit Facility agreement, the Company was required to provide the full outstanding letter of credit amount of $3.6 million in cash to the banks to fulfill a cash security requirement to collateralize its letters of credit, which was recorded as Restricted cash on the consolidated balance sheet as of December 31, 2020. The cash security requirement was removed as part of the Revolving Credit Facility agreement amendment, therefore, the banks have released the previously provided cash required to collateralize its letters of credit back to the Company. As of December 31, 2021 and 2020, the Company had $161.4 million and $271.4 million, respectively, of availability under its Revolving Credit Facility, including its outstanding letters of credit.

Borrowings under the Revolving Credit Facility, as amended, bear interest at one of the following rates, as selected by the Company: (i) the bank’s prime rate in effect, adjusted by an applicable margin of 2.0%–4.5%; or (ii) the London Interbank Offered Rate, adjusted by an applicable margin of 3.0%–5.5%. Per the agreement, the Company may elect to convert its outstanding borrowings to a different type and interest rate.

The agreement governing the Revolving Credit Facility contains certain covenants, including maximum ratios of total funded and secured debt to EBITDAX, and a minimum ratio of current assets to current liabilities. The Company’s ability to declare and pay dividends and other restricted payments under its amended Revolving Credit Facility agreement is subject to its compliance with additional incurrence covenants, the Company maintaining a required amount of availability under its Revolving Credit Facility, as well as the absence of any defaults by the Company under its Revolving Credit Facility. Other restrictive covenants include, but are not limited to, limitations on the Company’s ability to incur indebtedness, make loans or investments, enter into certain hedging agreements, materially change its business, or undergo a change of control.

Additionally, the Revolving Credit Facility agreement contains certain requirements relating to the Company’s hedging of its proved, developed, and producing reserves, which are defined in the agreement as the proved, developed, and producing reserves based on the year end or mid-year reserve reports prepared by independent third-party reserve engineers, Netherland, Sewell & Associates, Inc. (“NSAI”). The Revolving Credit Facility agreement limits the Company’s derivative contracts with delivery risk to 85% of the reasonably projected production from its proved, developed, producing reserves in December through July (“non-wind months”) and 70% of the reasonably projected production from its proved, developed, producing reserves in August through November (“wind months”).

The Revolving Credit Facility agreement also contains a minimum hedging requirement, which was amended as part of the semi-annual redetermination in November 2021. Per the agreement, as amended, if the Company’s leverage ratio is below a defined threshold on the minimum hedging test dates of March 15th and September 15th of each year (the “Minimum Hedging Test Date”), it is required to hedge a minimum of 50% of the reasonably projected production from its proved, developed, producing reserves, on a Boe basis, for the first twelve months following the Minimum Hedging Test Date. If the Company’s leverage ratio is above the defined threshold on the Minimum Hedging Test Date, then the minimum hedging requirements change to 70% of the reasonably projected production from its proved, developed, producing reserves, on a Boe basis, for the first twelve months and 50% of the reasonably projected production from its proved, developed, producing reserves, on a Boe basis, for months 13 through 18 following the Minimum Hedging Test Date.

As of December 31, 2021, the Company is in compliance with all of the covenants and hedging requirements contained in its Revolving Credit Facility agreement.

11.75% Senior Notes due 2026

On April 15, 2021, the Company completed the private offering of its $302.5 million aggregate principal amount 2026 Notes, which resulted in net proceeds of $288.4 million, net of the original issuance discount of $6.8 million and underwriter and other third-party offering costs of $7.3 million. The 2026 Notes were issued by EnVen GoM and co-issued by EnVen GoM’s wholly-owned subsidiary, EnVen Finance Corporation and are initially guaranteed by the Company and its domestic subsidiaries which guarantee the Revolving Credit Facility. The 2026 Notes and the related guarantees are secured by second-priority liens on the Company’s and the guarantors’ assets that secure all of the indebtedness under the Revolving Credit Facility, subject to certain exceptions. The 2026 Notes will mature on April 15, 2026 and interest accrues from April 15, 2021, the date of issuance, and is to be paid semi-annually in cash in arrears on April 15th and October 15th of each year, beginning October 15, 2021. The Company amortizes the 2026 Notes discount and deferred financing costs into Interest expense on the accompanying consolidated statements of operations over the term of the 2026 Notes using the interest method with an effective interest rate of 13.3%. Additionally, per the 2026 Notes indenture, the Company is required to redeem $15.0 million of the principal amount outstanding at par value on the April 15th and October 15th of each year, beginning October 15, 2021. In accordance with ASC Topic 210, Balance Sheet, the Company classifies the portion of the 2026 Notes, net of unamortized discount and deferred financing costs, which will be paid within the next twelve months as a current liability on its consolidated balance sheets.

The indenture governing the 2026 Notes also contains certain covenants, which are customary with respect to non-investment grade debt securities, including limitations on the Company’s ability to incur and guarantee additional indebtedness, repay, redeem, or repurchase certain debt and capital stock, issue certain preferred stock or similar equity securities, pay dividends or make other distributions on capital stock, enter into certain types of transactions with affiliates, make loans or investments, and make other restricted payments. Additionally, certain covenants restrict the Company’s subsidiaries’ ability to pay dividends, create liens, and sell certain assets. As of December 31, 2021, the Company is in compliance with all of the debt covenants contained in the indenture governing the 2026 Notes.

11.00% Senior Notes due 2023

On February 15, 2018, the Company completed the private offering of its $325.0 million aggregate principal amount 2023 Notes, resulting in net proceeds of $317.0 million, after deducting initial purchaser fees and offering expenses of $8.0 million. The 2023 Notes were issued by EnVen GoM and co-issued by EnVen GoM’s wholly-owned subsidiary, EnVen Finance Corporation and were initially guaranteed by the Company and its domestic subsidiaries which guaranteed the Revolving Credit Facility. The 2023 Notes and the related guarantees were secured by second-priority liens on the Company’s and the guarantors’ assets that secured all of the indebtedness under the Revolving Credit Facility, subject to certain exceptions. The 2023 Notes were set to mature on February 15, 2023 and interest accrued from February 15, 2018, the date of issuance, and was paid semi-annually in cash in arrears on February 15th and August 15th of each year, beginning August 15, 2018. As of the date of issuance and until the 2023 Notes were redeemed, the Company was in compliance with all of the debt covenants contained in the indenture governing the 2023 Notes.

Throughout the fourth quarter of 2020, the Company paid $41.3 million to repurchase $48.2 million principal amount of its 2023 Notes, including $1.3 million in accrued interest. Then as part of the 2021 Refinancing Transactions completed in April, the Company redeemed the remaining $276.8 million principal amount of its outstanding 2023 Notes, which included paying $5.2 million of accrued interest. Additionally, upon redemption, the Company paid a call premium of $11.4 million, which is recognized as (Loss) gain on extinguishment of long-term debt on the accompanying consolidated statement of operations for the year ended December 31, 2021 and reflects the difference between the par value and the redemption price of the 2023 Notes.

The 2023 Notes indenture contained certain put and call features that were analyzed at the time of issuance in accordance with ASC Topic 815, Derivatives and Hedging. The Company determined that one of these features was an embedded derivative, which would typically require bifurcation. Due to this embedded derivative feature, the Company had elected to account for the 2023 Notes and all of its features using the fair value option and had recorded the 2023 Notes at their fair value of $262.6 million on the accompanying consolidated balance sheet as of December 31, 2020.

Prior to the redemption of the 2023 Notes, the Company recorded the changes in the fair value of the 2023 Notes in accordance with ASU 2016-01. Therefore, the change in the fair value of the 2023 Notes attributable to the change in the base market rate was recorded as a component of Gain (loss) on fair value of 11.00% Senior Notes due 2023 on the Company’s consolidated statements of operations and the remainder of the change was attributable to instrument-specific credit risk and was recognized separately as Other comprehensive (loss) income, net on the consolidated statements of comprehensive (loss) income. The Company had elected to use the U.S. Treasury bond rate as its benchmark interest rate to determine the change in the fair value attributable to instrument-specific credit risk, therefore, it compared the change in the fair value of the 2023 Notes to the change in the fair value of the U.S. Treasury bonds based on the interpolated yields of the U.S. Treasury bonds with maturities which coincided with the maturity date of the 2023 Notes. The change in the U.S. Treasury bond rate was attributable as the base market rate change and the remainder of the change was attributable to instrument-specific credit risk, which was separately recognized as Other comprehensive (loss) income, net.

For the year ended December 31, 2019, the Company recognized $9.2 million as Loss on fair value of 11.00% Senior Notes due 2023 and attributed the remainder of the decrease in the fair value as instrument-specific credit risk, recognizing a gain of $35.8 million as Other comprehensive (loss) income, net of $4.1 million attributable to non-controlling interest. Further, at the time of the adoption of ASU 2016-01, the Company recorded a cumulative effect adjustment of $20.9 million in the opening balance of its Accumulated deficit and Accumulated other comprehensive income as of December 31, 2019 to reflect the portion of the change in the fair value of the 2023 Notes attributable to instrument-specific credit risk prior to January 1, 2019.

Additionally, ASC 470-50 specifies that if the Company extinguishes debt which was recorded using the fair value option then the net carrying amount of the extinguished debt should equal its fair value at the date of the repurchase or redemption and any related gains or losses that have been recognized separately in Other comprehensive (loss) income should be reclassified to Net income or loss upon extinguishment. Therefore, at each repurchase date throughout the fourth quarter of 2020, the Company recorded the outstanding amount of the 2023 Notes at their fair value and allocated the change in fair value between the change in the base market rate and the change attributable to instrument-specific credit risk. The Company then reclassified the proportional amount of the change attributable to instrument-specific credit risk associated with the 2023 Notes repurchases from Other comprehensive (loss) income, net on the accompanying consolidated statement of comprehensive (loss) income to either (Loss) gain on extinguishment of long-term debt or Gain (loss) on fair value of 11.00% Senior Notes due 2023 on the accompanying consolidated statement of operations. The amount reclassified to the (Loss) gain on extinguishment of long-term debt reflects the difference between the par value and the fair value of the 2023 Notes on the dates of the repurchases and the remaining amount reclassified from the Other comprehensive (loss) income, net amount was recognized as a component of Gain (loss) on fair value of 11.00% Senior Notes due 2023.

During the year ended December 31, 2020, pursuant to the 2023 Notes repurchases, the Company had reclassified $11.0 million gross, $8.7 million net of deferred income tax expense, from Other comprehensive (loss) income, net, $8.2 million of which was recognized as a gain on the extinguishment of long-term debt and $2.8 million of which was recognized as a gain on the fair value of the 2023 Notes. Overall, during the year ended December 31, 2020, the Company recognized a loss of $3.2 million as Gain (loss) on fair value of 11.00% Senior Notes due 2023 and a gain of $8.1 million as Other comprehensive (loss) income, net of $1.5 million attributable to non-controlling interest.

Further, when the Company redeemed the remaining 2023 Notes in April 2021, it recorded the outstanding amount of the 2023 Notes at their fair value and allocated the change in fair value between the change in the base market rate and the change attributable to instrument-specific credit risk. The Company then reclassified the Accumulated other comprehensive income associated with the 2023 Notes of $5.0 million to its consolidated statement of operations for the year ended December 31, 2021 as Gain (loss) on fair value of 11.00% Senior Notes due 2023. Additionally, the gain on the fair value of the 2023 Notes recognized for the year ended December 31, 2021 includes the reversal of $11.4 million of losses previously recognized to account for the changes in the base market rate of the 2023 Notes. Overall, during the year ended December 31, 2021, the Company recognized a gain of $16.6 million as Gain (loss) on fair value of 11.00% Senior Notes due 2023 and a loss of $23.0 million as Other comprehensive (loss) income, net of $5.6 million attributable to non-controlling interest.

Note 9—Stockholders’ Equity

Prior to the 2015 Equity Offering, as discussed in Note 1—Organization and Basis of Presentation, the Company amended its certificate of incorporation to authorize the issuance of 275,000,000 shares of capital stock consisting of 200,000,000 shares of Class A Common Stock, 50,000,000 shares of Class B Common Stock, and 25,000,000 shares of Series A Preferred Stock.

Additionally, as part of the 2015 Equity Offering, the Company issued Series A and Series B Warrants, which were exercisable at any time into 2,000,000 shares of Class A Common Stock. None of these warrants were exercised before they expired on November 6, 2020.

Class A & Class B Common Stock

As discussed in Note 1—Organization and Basis of Presentation, prior to the closing of the 2015 Equity Offering, the then existing members of Energy Ventures GoM Holdings, LLC contributed 100% of their limited liability interest in EnVen GoM to a newly formed limited liability company, EnVen Equity Holdings. Following this transaction and also prior to the closing of the 2015 Equity Offering, Energy Ventures GoM Holdings, LLC was converted from a limited liability company to a Delaware corporation and renamed EnVen Energy Corporation. Concurrently, the Company issued 3,333,333 shares of its Class B Common Stock to the owners of EnVen Equity Holdings.

In April 2021, EnVen Equity Holdings exercised its Redemption Rights, discussed above in Note 1—Organization and Basis of Presentation, with respect to all of its limited liability interests of EnVen GoM. Pursuant to the terms of the EnVen GoM LLC Agreement, the Company then elected to settle the Redemption Rights through a direct exchange of such common units for 3,333,333 newly issued shares of its Class A Common Stock and cancelled the associated 3,333,333 shares of its Class B Common Stock, resulting in the Class B Common Stock Conversion. As a result, EnVen Equity Holdings no longer holds any limited liability interests of EnVen GoM and no longer holds any shares of Company’s Class B Common Stock. The Company accounted for these transactions as an adjustment to its Stockholders’ equity during the second quarter of 2021.

Prior to the Class B Common Stock Conversion, the Company owned the majority interest (approximately 90.5% and 89.8% as of December 31, 2020 and 2019, respectively) of and controlled its subsidiary, EnVen GoM; therefore, the majority interest in EnVen GoM was reflected as a consolidated subsidiary in the accompanying consolidated financial statements as of December 31, 2020. The Non-controlling interest (approximately 9.5% and 10.2% as of December 31, 2020 and 2019, respectively) not held by the Company was included in the accompanying consolidated financial statements as Non-controlling interest. The Non-controlling interest percentage was based on the proportionate amount of the Company’s Class B Common Stock outstanding to the total shares outstanding, inclusive of its Class A Common Stock, Series A Preferred Stock, and the PIK Share dividends; therefore, it changed if and when shares of Class A Common Stock, Series A Preferred Stock, and PIK Share dividends were issued. EnVen GoM was considered a variable interest entity for which the Company was the primary beneficiary, as it was the sole managing member of EnVen GoM and had the power to direct the activities most significant to EnVen GoM’s economic performance, as well as the obligation to absorb losses and receive benefits that were potentially significant. Following the consummation of the Class B Common Stock Conversion in April 2021, the Company owns and controls 100% of its subsidiary EnVen GoM; therefore, as of April 30, 2021, it no longer reports a Non-controlling interest on its consolidated balance sheet.

Excluding Class A Common Stock shares issued as part of the Class B Conversion discussed above, during the years ended December 31, 2021 and 2020, the Company only issued Class A Common Stock as part of its employee incentive award plan. Additionally, during the year ended December 31, 2021, the Company repurchased and retired 131,405 vested Restricted Stock shares from current employees. Refer to Note 11—Stock-based Compensation for a further discussion.

Series A Preferred Stock

On December 30, 2016, the Board designated 9,867,930 shares of the Company’s authorized and unissued shares of preferred stock with a par value of $0.001 per share as Series A Preferred Stock. The Company subsequently issued the Series A Preferred Stock to investors for $12.00 per share in conjunction with funding the acquisition of certain oil and natural gas properties.

The Series A Preferred Stock certificate of designation (“COD”) provides the holders certain rights and preferential privileges not available to the holders of other classes of the Company’s stock. In June 2021, the Company executed an amendment to the Series A Preferred Stock COD to reflect certain administrative changes. In conjunction with the amendment, the Company paid a $1.9 million consent fee to the Series A Preferred Stock holders, which is presented as a component of Net cash used in financing activities on the consolidated statement of cash flows for the year ended December 31, 2021. The Series A Preferred Stock COD amendment did not change the nature or fair value of the Series A Preferred Stock or the rights of the Series A Preferred Stock holders.

The holders of the Series A Preferred Stock are entitled to receive quarterly dividends of $0.45 per Series A Preferred Stock share, at the election of the Company’s Board, in cash or in PIK Shares. The Series A Preferred Stock dividends are cumulative from the issue date and are payable in arrears beginning on December 31, 2016. In the first quarter of 2021 and during the years ended December 31, 2020 and 2019, the Company paid the quarterly Series A Preferred Stock dividends by issuing PIK Shares. However, in the second, third, and fourth quarters of 2021, the Company’s Board elected to pay the dividends in cash rather than issuing PIK Shares, which is presented as a component of Net cash used in financing activities on the consolidated statement of cash flows for the year ended December 31, 2021.

As discussed in Note 1—Organization and Basis of Presentation—Recently Adopted Accounting Standards, the Company elected to early adopt ASU 2020-06, effective January 1, 2021, eliminating the accounting model for the beneficial conversion feature related to its PIK Share dividends. Prior to the adoption of this ASU, at the end of each reporting period or when PIK Share dividends were declared, the Company would evaluate if there was a beneficial conversion feature related to the PIK Share dividends of its Series A Preferred Stock by comparing the fair value of its Class A Common Stock to the original issue price of $12.00 per share. If the fair value of the Company’s Class A Common Stock was above the original issue price of $12.00 per share, it would record the difference as a beneficial conversion feature associated with its PIK Share dividends and reflect that amount as part of the Series A preferred stock dividends line item on the accompanying consolidated statements of operations. Until the adoption of ASU 2020-06, the Company evaluated if a beneficial conversion existed on a quarterly basis; however, it has not recognized a beneficial conversion feature related to the PIK Share dividends of its Series A Preferred Stock since 2019. For the year ended December 31, 2019, the Company recognized $10.2 million for the beneficial conversion feature related to the PIK Share dividends of its Series A Preferred Stock, which was reflected as part of the Series A preferred stock dividends line item on the accompanying consolidated statement of operations for the year ended December 31, 2019.

The holders of the Series A Preferred Stock are entitled to one vote per share of Class A Common Stock, on an as-converted basis, discussed further below, on all matters to be voted on by the Company’s shareholders. Additionally, the holders of the Series A Preferred Stock are entitled to receive a cash liquidation preference in the event of a liquidation, dissolution or other winding up of the affairs of the Company, including the consolidation or merger of the Company or the sale of all or substantially all of the assets of the Company, equal to the greater of either: (i) $24.00 per outstanding share, excluding any previously issued PIK Share dividends, plus accrued and unpaid dividends, or (ii) $12.00 per outstanding share, inclusive of any previously issued PIK Share dividends, plus accrued and unpaid dividends. The Series A Preferred Stock COD also contains several conversion and redemption features. The Series A Preferred Stock shares are convertible into shares of Class A Common Stock at any time at the option of the holder at the original issue price of $12.00 per share (the “Initial Conversion Price”). Upon the consummation of a qualified initial public offering (“QIPO”) (as defined in the COD), all of the shares of the Series A Preferred Stock will automatically convert into a variable number of shares of Class A Common Stock based on a calculation, stated in the COD, using either the price of the Class A Common Stock shares sold in the QIPO or the price of the Series A Preferred Stock shares on the date of conversion (“Conversion Price”), whichever results in a greater number of Class A Common Stock shares, as adjusted for any Series A Preferred Stock shares that have been repurchased, converted, or redeemed prior to the QIPO. The Conversion Price is based on the Initial Conversion Price and is subject to adjustments for stock dividends, stock splits, stock combinations, and certain issuances of common stock or warrants for less than the

Conversion Price. The timing and occurrence of a possible conversion is unknown and contains uncertainties; therefore, neither of the conversion features embody an unconditional obligation. Additionally, at any time prior to the closing of a QIPO, the Company may offer to redeem shares of the Series A Preferred Stock, for cash, at a price equal to the Initial Conversion Price per share, plus any accrued but unpaid dividends. The holders have the right to elect not to have their shares redeemed; therefore, the redemption is not mandatory.

Note 10—Related Party Transactions

Tax Receivable Agreement

As discussed in Note 1—Organization and Basis of Presentation, in connection with the 2015 Equity Offering, the members of EnVen Equity Holdings indirectly owned the limited liability interests of EnVen GoM and as specified in the EnVen GoM LLC Agreement had the ability to exercise their Redemption Rights at any time. Additionally, at the time of the 2015 Equity Offering, the Company also entered into a TRA with EnVen Equity Holdings. Pursuant to the TRA, the Company would be required to remit 85% of the cash tax savings, determined on a with-and-without basis, to EnVen Equity Holdings should it convert its limited liability interest of EnVen GoM into shares of the Company’s Class A Common Stock or if payments were accelerated pursuant to the terms of the TRA. The Company had the right to terminate the TRA early, in which case it would be required to make an immediate payment equal to the present value of the anticipated future tax benefits subject to the TRA, calculated based on certain assumptions and deemed events as set forth in the TRA. The TRA remained in effect until (i) EnVen Equity Holdings or any successor holders exchanged all of its limited liability interest of EnVen GoM pursuant to the Redemption Rights, discussed above, and the payment of all amounts required to be paid under the TRA and (ii) the TRA was terminated pursuant to its terms.

Since any amounts payable pursuant to the TRA would only arise if EnVen Equity Holdings converted its limited liability interest of EnVen GoM into shares of the Company’s Class A Common Stock, the criteria for reporting a liability had not been met as of December 31, 2020 as such conversions have not occurred; therefore the Company’s consolidated balance sheet as of December 31, 2020 did not reflect a liability for any amounts that could have become payable pursuant to the TRA.

In April 2021, EnVen Equity Holdings exercised its Redemption Rights with respect to all of its limited liability interests of EnVen GoM. Pursuant to the terms of the EnVen GoM LLC Agreement, the Company then elected to settle the Redemption Rights through the Class B Common Stock Conversion transaction, as discussed in Note 1—Organization and Basis of Presentation. Concurrent with the Class B Common Stock Conversion, the Company and EnVen Equity Holdings agreed to terminate the TRA for a $7.0 million cash payment to EnVen Equity Holdings, which was paid in April of 2021. Therefore, the Company has no future liability associated with the TRA and has recorded the TRA Settlement as an adjustment to its Stockholders’ equity.

Bain Capital Credit

As of December 31, 2021, entities affiliated with Bain Capital Credit (“Bain”) held 46.2% of the Company’s Class A Common Stock and Series A Preferred Stock and three members of the Company’s Board are affiliated with Bain.

As discussed in Note 8—Long-term Debt, as part of the 2021 Refinancing Transactions completed in April, the Company issued the 2026 Notes and used the net proceeds to redeem the remaining principal amount of its outstanding 2023 Notes. At the date of issuance, an entity affiliated with Bain purchased 8.3% of the Company’s 2026 Notes and prior to the redemption, an entity affiliated with Bain held 13.3% of the 2023 Notes. Additionally, at the date of issuance, an affiliated equity investor purchased 3.3% of the 2026 Notes and certain members of management purchased less than 1% of the 2026 Notes.

Note 11—Stock-based Compensation

Incentive Award Plan

The Company has established the EnVen Energy Corporation and Energy Ventures GoM LLC 2015 Incentive Award Plan (the “2015 Plan”) which authorizes the granting of Restricted Stock, stock options, performance bonuses, and other incentive awards to eligible employees, consultants, and members of its Board. Pursuant to the 2015 Plan, the Company was authorized to award up to 2,583,301 shares of its Class A Common Stock. On December 13, 2018, the Company amended the 2015 Plan (“2015 Plan Amendment”) and all of the awards granted on or after December 13, 2018 will be granted under the 2015 Plan Amendment. Pursuant to the 2015 Plan Amendment, the Company is authorized to award up to 2,720,000 shares of its Class A Common Stock. As of December 31, 2021, the Company had 617,827 shares of its Class A Common Stock available for grant under the 2015 Plan Amendment and all incentive awards granted to date have been to employees or members of its Board.

Restricted Stock Awards and Units

The Company awards time-vested and performance-based non-qualified Restricted Stock subject to the terms, restrictions, and vesting requirements defined in the restricted stock agreements. Additionally, the Company has employment agreements with certain employees with varying terms that provide for, among other things, the accelerated vesting of all non-vested equity awards upon the (i) retirement after the eligible age of 65 or (ii) termination of employment without cause (the “Accelerated Vesting Conditions”).

The Company’s Restricted Stock does not have any post-vesting restrictions, therefore, the fair value of each share of Restricted Stock on the date of the grant is determined based on the per share fair value of its Class A Common Stock on a minority, non-marketable basis. The per share fair value of the Company’s Class A Common Stock is estimated at the grant date of the shares. Refer to Note 5—Fair Value Measurements for a further discussion of the fair value of the Company’s Class A Common Stock. Substantially all of the Restricted Stock granted during the year ended December 31, 2021 was granted during the second quarter of 2021 and the Monte Carlo valuation for the granted Restricted Stock assumed a weighted-average risk-free interest rate of 0.3% and a weighted-average expected stock price volatility rate of 75.0%. All of the Restricted Stock granted during the year ended December 31, 2020 was granted during the second quarter of 2020 and the OPM valuation for the granted Restricted Stock assumed a risk-free interest rate of 0.2% and a 75.0% expected stock price volatility rate. All of the Restricted Stock granted during the year ended December 31, 2019 was granted during the first quarter of 2019 and the OPM valuation for the granted Restricted Stock assumed a risk-free interest rate of 2.3% and an expected stock price volatility rate of 65.0%.

During the years ended December 31, 2021, 2020 and 2019, the aggregate fair value of the vested Restricted Stock was $3.9 million, $13.2 million and $17.0 million, respectively, and the Company withheld 141,632 shares, 245,453 shares and 399,584 shares, respectively, of the vested Restricted Stock on behalf of the Restricted Stock holders to satisfy the related tax withholding obligations. Any shares withheld in connection with such tax withholdings will be available for new grants.

Additionally, during the year ended December 31, 2021, the Company repurchased and retired 131,405 vested Restricted Stock shares from current employees for $2.0 million, the aggregate fair value of the vested Restricted Stock on the date of the repurchase. The repurchased shares are not available for new grants.

Time-based Restricted Stock

The Company awards time-vested non-qualified Restricted Stock subject to the terms, restrictions, and vesting requirements defined in the restricted stock agreements. Time-vested Restricted Stock contains a vesting period subject to the Restricted Stock holder continuing employment or service and generally vests in installments over a period of three years.

The Company recognizes compensation expense related to time-based Restricted Stock on a straight-line basis over the requisite service period based on the fair value of the Restricted Stock on the grant date. In accordance with ASC Topic 718, Compensation—Stock Compensation, for the time-vested Restricted Stock subject to Accelerated Vesting Conditions, as discussed above, the Company considers the accelerated vesting when determining the requisite service period over which to recognize the compensation expense and utilizes the lesser of the stated service period or the period in which the Restricted Stock holder is no longer required to continue employment or service.

The following table presents the Company’s time-based Restricted Stock activity for the periods indicated:

	Time-based Restricted Stock	Weighted Average Grant Date Fair Value
Year ended December 31, 2019:
Non-vested at the beginning of the period	1,133,651	$14.69
Granted	366,900	$18.13
Vested	(543,338)	$15.58
Forfeitures	(78,860)	$16.40

Non-vested at the end of the period	878,353	$17.00

Year ended December 31, 2020:
Non-vested at the beginning of the period	878,353	$17.00
Granted	390,903	$8.72
Vested	(549,072)	$18.74
Forfeitures	(26,700)	$18.12

Non-vested at the end of the period	693,484	$13.14

Year ended December 31, 2021:
Non-vested at the beginning of the period	693,484	$13.14
Granted	434,616	$13.98
Vested	(354,706)	$14.45
Forfeitures	(14,129)	$12.42

Non-vested at the end of the period	759,265	$12.82

During the years ended December 31, 2021, 2020 and 2019, the Company recognized compensation expense related to time-vested Restricted Stock of $5.1 million, $4.2 million and $9.7 million, respectively. As of December 31, 2021, there was $3.6 million of unrecognized compensation expense related to time-vested Restricted Stock, which is expected to be recognized over a weighted average period of 1.3 years.

Performance-based Restricted Stock

The Company awards performance-based non-qualified Restricted Stock subject to the terms, restrictions, and vesting requirements defined in the restricted stock agreements. Performance-based Restricted Stock vests only if the Company achieves certain performance goals during a predetermined performance period. Depending on the performance metric, the vesting of certain performance-based Restricted Stock is subject to the Restricted Stock holder fulfilling varying employment conditions. Pursuant to certain employment agreements which contain Accelerated Vesting Conditions, the performance-based Restricted Stock subject to accelerated vesting may be deemed to have been achieved at maximum performance levels. When the level of a performance metric is determined, the Company considers any difference between the number of awards associated with the maximum and the actual performance level as canceled.

The Company periodically assesses the probability that the performance conditions associated with its performance-based Restricted Stock will be achieved and recognizes compensation expense related to its the performance-based Restricted Stock at the time the performance condition is deemed probable of occurring, based on the fair value of the Restricted Stock on the grant date. If necessary, compensation expense related to performance-based Restricted Stock is adjusted based on the probability of the level of achievement of the performance metric. For the performance-based Restricted Stock subject to Accelerated Vesting Conditions, as noted above, the Company considers the accelerated vesting when determining the requisite service period over which to recognize the compensation expense and utilizes the lesser of the stated performance period or the period in which the Restricted Stock holder is no longer required to continue employment or service. If the performance-based Restricted Stock awards are subject to Accelerated Vesting Conditions because the employee has reached the eligible retirement age, the compensation expense associated with those awards reflects the number of awards that are expected to vest, including those deemed to be achieved at maximum performance levels, as adjusted for the awards that ultimately vest prior to the actual retirement of relevant employees.

The following table presents the Company’s performance-based Restricted Stock activity for the periods indicated:

	Performance-based Restricted Stock	Weighted Average Grant Date Fair Value
Year ended December 31, 2019:
Non-vested at the beginning of the period	789,888	$14.89
Granted	502,817	$18.13
Vested	(460,385)	$15.04
Forfeitures	(99,404)	$12.67

Non-vested at the end of the period	732,916	$16.89

Year ended December 31, 2020:
Non-vested at the beginning of the period	732,916	$16.89
Granted	462,265	$8.71
Vested	(114,466)	$17.08
Forfeitures	(43,027)	$18.33
Canceled	(144,614)	$18.19

Non-vested at the end of the period	893,074	$12.37

Year ended December 31, 2021:
Non-vested at the beginning of the period	893,074	$12.37
Granted	528,317	$13.46
Vested	(95,763)	$8.72
Forfeitures	(25,715)	$14.48
Canceled	(223,507)	$8.72

Non-vested at the end of the period	1,076,406	$13.51

A portion of the performance-based Restricted Stock granted will vest based on the achievement of certain performance metrics in future years. As of December 31, 2021, the performance metrics associated with 384,774 shares, net of forfeitures, granted in June 2020 and May 2021 have not been established; therefore, the Company cannot yet determine the grant date or the fair value of these shares and is considering the shares as issued, but not yet granted. During the year ended December 31, 2021, the baseline for a performance metric associated with 191,372 shares of performance-based Restricted Stock granted in March 2019 and June 2020 was finalized, as a result, these shares are considered granted during the year ended December 31, 2021 and are presented as such in the table above.

During the years ended December 31, 2021, 2020 and 2019, the Company recognized compensation expense of $6.1 million, $0.7 million, and $5.7 million, respectively, for performance-based Restricted Stock for which performance metrics were deemed probable of occurring or is subject to accelerated vesting. As of December 31, 2021, there was less than $0.1 million of unrecognized compensation expense related to these performance-based Restricted Stock shares, which is expected to be recognized over a weighted average period of one year.

As of December 31, 2021, there was $7.7 million of total unrecognized compensation expense related to performance-based Restricted Stock. As discussed above, the performance metrics for certain of the performance-based Restricted Stock issued in June 2020 and May 2021 have not been established; therefore, the Company cannot yet determine the grant date or the related fair value and compensation expense associated with those performance-based shares.

Stock Options

The Company had previously awarded non-qualified stock options, which represent the right to purchase its Class A Common Stock at a specified price (“Stock Option”). The Company did not grant any Stock Options during the years ended December 31, 2021, 2020 or 2019 and as of January 1, and December 31, 2021, all of the 682,650 outstanding Stock Options were vested and exercisable. As of December 31, 2021, all of the Company’s outstanding Stock Options have an exercise price of $10.00 and a weighted average remaining contractual term of 3.9 years. The Company recognized compensation expense related to Stock Options of less than $0.1 million during the year ended December 31, 2019 and did not recognize any compensation expense related to Stock Options during the years ended December 31, 2021 and 2020.

Note 12—Employee Benefit Plan

Defined-Contribution Plan

The Company has a qualified, contributory 401(k) savings plan for all eligible employees. Eligible employees may contribute up to 90% of gross compensation, up to the limits set by the Internal Revenue Service, into the plan and the Company can make matching contributions or can contribute discretionary amounts, at their determination at the end of each year. During the years ended December 31, 2021, 2020 and 2019, the Company contributed $1.1 million, $1.0 million and $1.1 million, respectively, to the defined contribution plan.

Note 13—Concentrations of Risk

Major Customers

During the years ended December 31, 2021, 2020 and 2019, Shell Offshore Inc. accounted for approximately 85.2%, 84.5% and 87.0%, respectively, of the Company’s total revenues and was the only purchaser to account for more than 10% of the Company’s total revenue during those periods. However, based on the adequate number of potential other purchasers, the Company does not believe that the loss of any major customer would have a significant effect on its results of operations or financial position.

Accounts Receivable

The Company does not require its oil and natural gas purchasers to post collateral and an inability or failure of any its significant customers to meet their obligations or their insolvency or liquidation could adversely affect its financial results. The Company evaluates the credit standing of its oil and natural gas purchasers as it deems appropriate under the circumstances, which may include reviewing a purchaser’s credit rating, latest financial information, their historical payment record, the financial ability of the purchaser’s parent company to make payment if the purchaser cannot, and undertaking the due diligence necessary to determine credit terms and credit limits.

Derivative Instruments

The Company’s use of derivative instruments exposes it to the risk that its derivative counterparties will be unable to meet their commitments under the arrangements. The Company manages this risk by using multiple counterparties, all of which are registered swap dealers that have an “investment grade” credit rating. The Company continually monitors the creditworthiness of its derivative counterparties to determine if any credit risk adjustment is necessary to the fair values of its derivative instruments or if any nonperformance risk exists. Since all of the Company’s derivative counterparties are large financial institutions with investment-grade credit ratings, the Company believes it does not have any significant credit risk associated with its counterparties and does not currently anticipate any nonperformance from its counterparties.

Note 14—Commitments and Contingencies

Legal Proceedings

From time to time, the Company could be subject to legal actions and claims arising in the ordinary course of business. It is the opinion of management that the outcome of these matters will not have a material adverse effect on the Company’s financial position or results of operations.

In June 2019, David M. Dunwoody, Jr., former President of the Company, filed a lawsuit against the Company in Texas District Court alleging that the circumstances of his resignation constituted “Good Reason” under his employment agreement dated as of November 6, 2015 (the “Employment Agreement”), and entitled him to the severance payments and benefits as set forth in his Employment Agreement for a resignation for “Good Reason.” In September 2021, the trial court entered a judgment of $12.4 million in favor of Mr. Dunwoody, inclusive of Mr. Dunwoody’s legal fees and interest, which the Company has recorded as a non-current liability on its consolidated balance sheet as of December 31, 2021. The Company disagrees with many of the trial court’s rulings and does not agree with Mr. Dunwoody’s assertion that he had “Good Reason” to resign from his employment. The Company expects the appellate process to continue for the foreseeable future.

In July 2019, the Company filed a lawsuit against Mr. Dunwoody in Delaware Chancery Court for breach of fiduciary duty and equitable fraud relating to Mr. Dunwoody’s conduct while he was President of the Company. In January 2020, the Company filed an amended complaint that added claims against Oilfield Pipe of Texas, LLC for aiding and abetting Mr. Dunwoody’s breach of his fiduciary duty and equitable fraud. Although this case has been stayed pending resolution of the Texas litigation, in October 2021, the Delaware Chancery Court allowed the parties to proceed with motion practice. The Company expects this case to continue for the foreseeable future.

The Company may recognize additional liabilities and expenses in future periods related to this litigation with Mr. Dunwoody.

Environmental Compliance

During the third quarter of 2018, the Company conducted an internal investigation, led by outside counsel, surrounding certain instances of environmental noncompliance at the Company owned Cognac platform located in the U.S. Gulf of Mexico Mississippi Canyon block 194. The Company made self-disclosures to the Environmental Protection Agency (the “EPA”) and also reported to the Bureau of Safety and Environmental Enforcement. By a letter dated June 26, 2019, the EPA notified the Company that it had concluded its inquiry into these matters and recommended that the Company not be prosecuted criminally. There are no asserted claims by any agency arising out of these matters. Based on the letter, the Company reversed its previously recorded $2.0 million contingent liability related to these matters during the three months ended June 30, 2019.

Asset Retirement Obligations

Marathon Acquisition. In December 2015, the Company acquired its ownership interests and the operatorship of the U.S. Gulf of Mexico Ewing Bank 873, 917, and 963, including the Lobster platform (collectively, “Lobster”), a subsea facility, and 29 wells and the ownership interest in the U.S. Gulf of Mexico Vioska Knoll 742, 786, and 830, including 23 wells, from Marathon Oil Corporation. Additionally, in February 2016, the Company acquired a 30% ownership interest in the Neptune field from Marathon Oil Corporation. Pursuant to the agreements, the Company was required to deposit approximately $100.0 million into escrow accounts to use for future P&A obligation costs assumed in the acquisitions. In December 2015, the Company deposited approximately $30.0 million into escrow to fully fund one of the P&A obligations and funded the remaining $70.0 million obligation by depositing a percentage of net revenues from the acquired properties into a separate escrow account, on a quarterly basis, beginning in January 2017 until October 2021. As of December 31, 2021, the escrow accounts are fully funded and the Company has no remaining future funding obligations. As of December 31, 2021 and 2020, these escrow accounts are reflected as Restricted cash on the consolidated balance sheets and have combined balances of $100.7 million and $85.9 million, respectively, inclusive of interest earned to date.

Notes receivable, net. The Company holds two notes receivables which consist of commitments from the sellers of oil and natural gas properties, acquired by the Company, related to the costs associated with its performance of the assumed P&A obligations. The Company records the change in the current estimated credit losses related to its P&A Notes Receivable into Interest income and other on the accompanying consolidated statements of operations. During the years ended December 31, 2021, 2020 and 2019, the Company recognized interest income of $2.6 million, $5.4 million and $5.0 million, respectively, and the carrying values of these P&A Notes Receivable, net of current expected credit losses, were $65.1 million and $62.5 million as of December 31, 2021 and 2020, respectively.

Additionally, with the adoption of ASU 2016-13 on January 1, 2020, the Company has recorded cumulative effect adjustments of $0.6 million and $0.1 million to its Accumulated deficit and Non-controlling interest, respectively, balances as of January 1, 2020 to reflect the estimated credit losses for its P&A Notes Receivable.

Other obligations. The Bureau of Ocean Management and certain third-parties require the Company to post supplemental and performance bonds as a means to ensure its decommissioning obligations, such as the plugging of wells, the removal of platforms and other offshore facilities, the abandonment of offshore pipelines, and the clearing of the seafloor of obstructions. If needed, the Company may enter into arrangements with surety companies who provide such bonds on its behalf. In exchange, the Company pays an annual premium to the surety for its financial strength to extend the credit. These surety bond premiums are recognized in Prepaid expenses and other current assets on the accompanying consolidated balance sheets and amortized over the life of the surety bonds into Interest expense on the accompanying consolidated statements of operations. During the years ended December 31, 2021, 2020 and 2019, the Company paid $12.9 million, $13.3 million and $12.5 million, respectively, for surety bond premiums and amortized $10.7 million, $10.2 million and $13.7 million, respectively, of the premiums into Interest expense on the accompanying consolidated statements of operations.

Additionally, these arrangements could require the Company to provide cash collateral to support the issuance of these bonds. During the year ended December 31, 2019, the Company’s surety providers, at their discretion, released all of the previously provided cash collateral back to the Company. The Company did not provide any cash collateral to sureties during the years ended December 31, 2021 and 2020.

Notes Payable

On June 15, 2019, the Company entered into a note payable agreement to finance a portion of its commercial insurance premiums for a total of $8.4 million. The note payable had an annual interest rate of 3.7% and required monthly payments beginning on June 15, 2019 through April 15, 2020. In January 2020, the Company paid the remaining principal and interest of $3.1 million related to this note, resulting in a zero balance as of December 31, 2020.

On December 30, 2019, the Company entered into a financing agreement for payments due under a licensing agreement for seismic data, paying an initial installment of $3.0 million in the first quarter of 2020, and agreeing to pay eight quarterly installments of $2.2 million beginning on July 1, 2020 through April 1, 2022, at an imputed interest rate of 4.75%. Per the agreement, the Company paid $8.9 million and $7.5 million during the years ended December 31, 2021 and 2020, respectively. As of December 31, 2021, the outstanding balance of this note payable was $4.4 million, all of which is recorded as a current note payable. As of December 31, 2020, the outstanding balance of this note payable was $12.9 million, $4.4 million of which was recorded as a long-term note payable and $8.5 million of which was recorded as a current note payable.

Revenue Performance Obligations

Generally, all of the Company’s sales contracts, other than its production handling service contracts discussed further below, are short-term in nature with a contract term of one year or less. As such, the Company has elected to utilize the practical expedient within ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”) exempting it from the disclosure of the transaction price allocated to the remaining performance obligations if the performance obligation is part of a contract that has an original expected duration of one year or less. Additionally, under the Company’s contracts, each unit of product represents a separate wholly unsatisfied performance obligation for which the variable payment relates specifically to the efforts to satisfy that performance obligation and allocating the variable consideration is consistent with the allocation objective. Therefore, the disclosure of the transaction price allocated to the remaining performance obligations is not required under ASC 606-10-32-40.

In July 2020, the Company executed a new production handling agreement with the other working interest partners for the U.S. Gulf of Mexico Ewing Banks blocks 877 and 921 (“Spruance”) field to be tied back with a 14 mile subsea line to its owned and operated Lobster facility for production processing. As of December 31, 2021, the Company had approximately $17.0 million of remaining performance obligations related to its production handling service contracts with expected durations of one to twelve years. During the years ended December 31, 2021, 2020 and 2019, the Company recognized $1.7 million, $1.8 million and $1.8 million, respectively, of revenue related to its production handling service contracts performance obligations. The Company expects to recognize approximately $3.0 million, $2.0 million, and $1.2 million of the remaining performance obligations as revenue annually over the next three years and the remaining amount allocated to those performance obligations ratably over the following nine years. The transaction price for these contracts is comprised of both fixed and variable consideration which is resolved monthly as the distinct service is provided. The fixed consideration typically relates to monthly minimum fees or production system operation fees. The variable consideration may include operating, infrastructure access, and production handling fees which are based on either contractual rates for units of production serviced or a proportionate expense fee.

Note 15—Leases

Office space and information technology equipment leases. The Company has several operating leases for office space and IT Equipment used in its daily operations, for which it records the related lease costs as G&A expenses on the accompanying consolidated statements of operations.

The following table presents the components of the Company’s office space and IT Equipment operating lease costs during the periods indicated:

	Year Ended December 31,
	2021	2020	2019
	(In thousands)
Office space and IT equipment operating lease costs	$2,896	$3,091	$1,329
Short-term office space and IT equipment operating lease cost (1)	—	—	178
Variable office space and IT equipment operating lease costs	1,461	399	666

Total office space and IT equipment operating lease costs	$4,357	$3,490	$2,173

(1)	None of the total office space and IT equipment operating lease costs for the years ended December 31, 2021 and 2020 relate to short-term leases.

During the years ended December 31, 2021, 2020 and 2019, the Company made cash payments related to its office space and IT Equipment leases of $3.8 million, $1.0 million and $2.1 million, respectively, which are included in its cash flows from operating activities on the accompanying consolidated statements of cash flows. Additionally, during the year ended December 31, 2019, the Company incurred costs of $4.7 million to bring its new office space leases to the condition of its intended use, which is included in cash flows from investing activities on the accompanying consolidated statement of cash flows and in ROU assets on the accompanying consolidated balance sheet upon the commencement of the leases.

Drilling rig operating leases. In accordance with the full cost method of accounting for oil and natural gas properties, the Company capitalizes the portion of its lease costs which relate to its drilling rig operating leases as part of its oil and natural gas property balance.

The following table presents the components of the Company’s drilling rig operating leases capitalized during the periods indicated:

	Year Ended December 31,
	2021	2020	2019
	(In thousands)
Drilling rig operating lease costs, excluding short-term	$11,717	$17,344	$23,316
Short-term drilling rig operating lease costs (1)	—	5,817	13,034
Variable drilling rig operating lease costs (1)	1,427	1,647	1,761

Total drilling rig operating lease costs	$13,144	$24,808	$38,111

(1)

The short-term and variable drilling rig operating lease costs incurred during the year ended December 31, 2021 are not indicative of the Company’s current short-term lease obligations, which are approximately $8.7 million, or its future short-term lease costs and obligations, as it routinely enters into short-term contracts for the use of drilling rigs to support its drilling activities.

Additionally, during the years ended December 31, 2021, 2020 and 2019, the Company recognized $0.5 million, $0.4 million and $1.0 million, respectively, of drilling rig operating lease costs related to P&A costs, inclusive of immaterial amounts of variable lease costs.

During the years ended December 31, 2021, 2020 and 2019, the Company made cash payments of $19.8 million, $45.9 million and $44.8 million, respectively, related to its drilling rig operating lease costs, $14.2 million, $24.7 million and $33.4 million, respectively, of which are included in its cash flows from investing activities on the accompanying consolidated statements of cash flows.

Total lease liabilities. As of December 31, 2021, the Company had total lease liabilities of $19.1 million on the accompanying consolidated balance sheet. To determine the present value of its future lease payments as of December 31, 2021, the Company applied a weighted average incremental borrowing rate of 5.6% and a weighted average remaining lease term of 7.5 years. During the year ended December 31, 2021, the Company recognized an additional $14.9 million in both ROU asset and lease liabilities.

As of December 31, 2021, the Company’s lease liabilities consisted of the following:

(In thousands)
Future lease payments due:
January 1, 2022 through December 31, 2022	$5,032
January 1, 2023 through December 31, 2023	2,318
January 1, 2024 through December 31, 2024	2,272
January 1, 2025 through December 31, 2025	2,138
January 1, 2026 through December 31, 2026	2,179
Thereafter	9,146

Total future lease payments (1)	23,085

Less: present value discount	(3,957)

Total lease liabilities as of December 31, 2021	$19,128

(1)

As of December 31, 2021, total future lease payments include payments of $2.7 million, $20.0 million, and $0.4 million for drilling rigs, office space, and IT equipment, respectively. Payments for drilling rigs are presented on a gross basis and do not reflect the Company’s net proportionate share of such amounts, as the Company will bill other joint interest owners for their working interest share of such costs. The Company’s share of the drilling rig costs are generally capitalized as part of its oil and natural gas property balance.

Note 16—Income Taxes

Following the consummation of the Class B Common Stock Conversion in April 2021, as discussed in Note 1—Organization and Basis of Presentation, the Company will file consolidated tax returns for 100% of the activity of its subsidiary, EnVen GoM, which is treated as a partnership for U.S. income tax purposes. For accounting and tax purposes, the EnVen GoM partnership activity includes the activities of various single member limited liability companies, which are wholly-owned by EnVen GoM. All references to EnVen GoM also include the related activities of such lower-tier entities.

Deferred taxes related to EnVen GoM’s activities are recorded based upon the difference between the financial statement basis of the Company’s consolidated investment in EnVen GoM and the Company’s outside tax basis in its consolidated interest in EnVen GoM (not including the Company’s share of EnVen GoM consolidated tax liabilities). Following the consummation of the Class B Common Stock Conversion in April 2021, as the Company consolidates its financial statements, the financial statement basis in EnVen GoM is generally equal to the net equity of EnVen GoM. The Company’s outside tax basis in EnVen GoM is computed as the sum of the Company’s contributions to EnVen GoM plus its share of allocable items of EnVen GoM taxable income less its share of allocable items of EnVen GoM tax deductions, losses, non-deductible expenses, and distributions.

On March 27, 2020, the U.S. Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act“) was signed into law. The CARES Act is an economic stimulus package designed to aid in offsetting the economic damage caused by the ongoing coronavirus pandemic and includes various changes to U.S. income tax regulations. The CARES Act permits the carryback of certain net operating losses that under previous law were only available to be carried forward. As a result, during the year ended December 31, 2021, the Company received an income tax refund of $5.8 million for a net operating loss carryback claim for 2019. Additionally, the Company applied an income tax refund of $9.7 million for a net operating loss carryback claim for 2020 to its income tax liability for the tax year ending December 31, 2021. Therefore, the Company has recorded a $2.7 million current income tax payable on its consolidated balance sheet as of December 31, 2021, which includes its applied income tax refund for the net operating loss carryback claim and an estimate of the current income tax impact through December 31, 2021.

For the years ended December 31, 2021, 2020 and 2019, the Company had an income tax expense (benefit) of $11.3 million, $(18.3) million and $(0.5) million, respectively. The Company’s provision (benefit) for income taxes is comprised of the following items for the period indicated:

	Year Ended December 31,
	2021	2020	2019
	(In thousands)
Current income tax expense (benefit):
United States federal	$13,965	$(25,130)	$(485)
Louisiana	472	—	—

Total current income tax expense (benefit)	14,437	(25,130)	(485)
Deferred income tax expense:
United States federal	(3,130)	6,796	—

Total deferred income tax expense	(3,130)	6,796	—

Total income tax expense (benefit)	$11,307	$(18,334)	$(485)

The difference in the Company’s income tax provision calculation using its effective rate rates of 22.3%, 62.7% and 2.8% for the years ended December 31, 2021, 2020 and 2019, respectively, from the amounts calculated by applying the U.S. federal income tax rate of 21% to its pretax income from continuing operations were due to the following items for the periods indicated:

	Year Ended December 31,
	2021	2020	2019
	(In thousands, except percentages)
Expected tax expense (benefit) provision	$(10,667)	$(6,140)	$3,664
Increase (decrease) in income taxes resulting from:
Adjustments for non-controlling interest	996	571	(373)
Excess tax expense (benefit) from stock-based compensation	424	(606)	(5,345)
State income taxes	373	—	—
Rate differential for net operating loss carryforwards	—	(5,565)	—
Permanent differences	765	144	319
Valuation allowance	22,269	(6,861)	1,096

	Year Ended December 31,
	2021	2020	2019
	(In thousands, except percentages)
Reclassification of a stranded deferred tax balance(1)	(3,130)	—	—
Return to provision and other adjustments	277	123	154

Income tax expense (benefit)	$11,307	$(18,334)	$(485)

Effective tax rate	22.3%	(62.7)%	(2.8)%

(1)

During the year ended December 31, 2021, the Company recorded a deferred income tax benefit of $3.1 million for the recognition of a stranded deferred tax balance in Accumulated other comprehensive income associated with the credit risk adjustment on its 2023 Notes, which were repurchased in April 2021. Refer to Note 8—Long-term Debt for a further discussion of the 2023 Notes.

As of December 31, 2021, the Company has a gross deferred tax asset with respect to its investment in the underlying partnership and no gross deferred tax liability, resulting in a net deferred tax asset which is subject to a full valuation allowance. Any temporary differences between the book and tax earnings of the underlying partnership that are allocated to the Company affect the components of the net deferred tax asset balance. However, since the valuation allowance is applied to the net deferred tax asset, the temporary differences do not produce a deferred tax benefit or expense which would otherwise offset the current tax effect of the temporary differences between book and taxable income. The Company has considered all available positive and negative evidence related to the realization of its net deferred tax asset and has determined it is not more likely than not to be realized. As such, the Company has recorded a 100% valuation allowance against its net deferred tax asset as of December 31, 2021.

The components of the Company’s net deferred tax asset and liability were as follows for the periods indicated:

	December 31, 2021	December 31, 2020
	(In thousands)
Deferred tax asset:
Net operating loss carryforward	$—	$—
Interest expense carryforward	—	—
Other	—	—
Investment in partnership	$22,269	$—

Net deferred tax asset	22,269	—
Valuation allowance	(22,269)	—

Deferred tax asset, net of valuation allowance	$—	$—

Deferred tax liability:
Investment in partnership	$—	$(9,648)

Deferred tax liability	$—	$(9,648)

For the year ending December 31, 2021, the Company presents its Other comprehensive (loss) income net of a deferred income tax benefit of $2.2 million. Additionally, the Company presents the Class B Common Stock Conversion and TRA Settlement transactions on its consolidated statement of changes in equity for the year ending December 31, 2021 net of a deferred income tax benefit of $4.5 million. For the year ending December 31, 2020, the Company presents its Other comprehensive (loss) income net of deferred income tax expense of $4.5 million and presents the changes in ownership due to Series A preferred stock dividends on its consolidated statement of changes in equity for the year ending December 31, 2020 net of deferred income tax expense of $0.7 million.

The 2018 through 2020 tax years remain open to examination by the tax jurisdictions in which the Company is subject to tax. The statute of limitations with respect to the U.S. federal and state income tax returns of the Company for the year ended December 31, 2017 and prior are closed (except to the extent of any net operating loss carryover balances).

Note 17—Supplemental Cash Flow Information

The following table presents a reconciliation of cash, cash equivalents, and restricted cash reported on the accompanying consolidated statements of cash flows for the periods indicated:

	December 31,
	2021	2020	2019	2018
	(In thousands)
Cash and cash equivalents	$88,930	$56,009	$122,175	$121,184
Current portion of restricted cash (1)	—	—	—	354
Long-term portion of restricted cash (1)	100,695	89,479	71,361	80,706

Total cash, cash equivalents, and restricted cash	$189,625	$145,488	$193,536	$202,244

(1)

Current and long-term restricted cash primarily consists of restricted cash held for future P&A obligations, refer to Note 14—Commitments and Contingencies for further discussion of these P&A obligations.

The following table presents non-cash investing and financing activities and supplemental disclosure relating to cash paid for interest and income taxes for the periods indicated:

	Year Ended December 31,
	2021	2020	2019
	(In thousands)
Non-cash investing and financing activities:
Expenditures for property and equipment in accrued liabilities	$(640)	$(19,513)	$5,982
Expenditures for unevaluated oil and natural gas leases in accrued liabilities	(5,879)	5,879	—
Neptune Acquisition closing adjustments (1)	(464)	—	—
Changes in asset retirement obligations (2)	31,111	2,753	(55,483)
Lease cost property additions	(18)	(85)	41
Note payable issued for insurance premiums	—	—	8,376
Note payable issued for seismic data	—	—	19,617
Series A preferred stock dividends—paid-in-kind (3)	(6,484)	(23,709)	(20,490)
Series A preferred stock dividends—beneficial conversion feature (4)	28,267	—	(10,180)
Supplemental disclosure:
Interest paid on debt, net of amounts capitalized	$37,160	$37,582	$36,368
Income taxes paid	1,950	—	8,200

(1)	Reflects the remaining cash payment from BHP received in January 2022 for the Neptune Acquisition, refer to Note 3—Acquisitions of Oil and Natural Gas Properties for a further discussion.
(2)

The non-cash changes in asset retirement obligations for the years ended December 31, 2021 and 2020 reflect the Company’s revisions of previous asset retirement obligation estimates. Additionally, the non-cash changes in asset retirement obligations for the year ended December 31, 2021 includes the future P&A obligations assumed by the Company in the Neptune Acquisition, refer to Note 3—Acquisitions of Oil and Natural Gas Properties for a further discussion.

(3)

In the first quarter of 2021 and during the year ended December 31, 2020, the Company paid the quarterly Series A Preferred Stock dividends by issuing PIK Shares. However, in the second, third, and fourth quarters of 2021, the Company’s Board elected to pay the dividends in cash rather than issuing PIK Shares.

(4)

Reflects the cumulative effect adjustment for the adoption of ASU 2020-06 to reverse the beneficial conversion feature associated with the Company’s Series A Preferred Stock PIK Share dividends outstanding as of January 1, 2021. Refer to Note 1—Organization and Basis of Presentation—Recently Adopted Accounting Standards for a further discussion of the adoption of ASU 2020-06.

Note 18—Subsequent Events

The Company has evaluated subsequent events from the balance sheet date as of December 31, 2021 through February 28, 2022, the date at which these consolidated financial statements were available to be issued and has determined there are no other events to disclose.

Note 19—Supplemental Oil and Natural Gas Disclosures (Unaudited)

Costs Incurred in Oil and Natural Gas Property Acquisition, Exploration, and Development Activities

The following table presents the costs incurred in oil and natural gas acquisition, exploration, and development activities for the periods indicated:

	Year Ended December 31,
	2021	2020	2019
	(In thousands)
Property acquisition costs:
Proved properties	$5,831	$—	$—
Unproved properties, not subject to amortization	667	10,596	9,235

Total property acquisition costs	6,498	10,596	9,235
Exploration costs	4,401	32,291	64,769
Development costs	103,435	145,759	161,685

Total costs incurred	$114,334	$188,646	$235,689

For the year ended December 31, 2021, the Company’s development costs incurred include $17.4 million of asset retirement obligations costs, revisions, and liabilities incurred. All of the Company’s proved property acquisition costs incurred for the year ended December 31, 2021 relate to the Neptune Acquisition and include $14.5 million of asset retirement obligations costs assumed in the acquisition, refer to Note 3—Acquisitions of Oil and Natural Gas Properties for a further discussion. For the years ended December 31, 2020 and 2019, the Company’s development costs incurred include $3.1 million and $(57.6) million, respectively, of asset retirement obligation costs and. Additionally, during the years ended December 31, 2021, 2020 and 2019, the Company capitalized $2.3 million, $1.3 million and $1.3 million, respectively, of interest expense to unproved oil and natural gas properties related to certain significant long-term exploratory projects.

Proved Reserves

Proved reserves are those quantities of oil and natural gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible, from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations, prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. There are numerous uncertainties inherent in estimating the quantities of proved oil and natural gas reserves and periodic revisions to estimated reserves and future cash flows may be necessary as a result of numerous factors, including reservoir performance, new drilling, oil, natural gas, and NGL prices, changes in costs, technological advances, new geological or geophysical data, or other economic factors. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas ultimately recovered or reserve quantities reported by other entities.

The Company’s reserve estimates as of December 31, 2021, 2020 and 2019, are based on estimates prepared in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”) in Regulation S-X, Rule 4-10. All of the Company’s proved reserves presented below are located in the U.S. Gulf of Mexico. The Company’s estimated proved reserves and the related net revenues and Standardized Measure were determined using the 12-month unweighted arithmetic average of the first-day-of-the-month price for each month in the period January through December (“SEC Prices”). For the years ended December 31, 2021, 2020 and 2019, SEC Prices used in the calculations were $66.55 per Bbl, $39.54 per Bbl and $55.85 per Bbl, respectively, for oil and NGL volumes and $3.60 per MMBtu, $1.99 per MMBtu and $2.58 per MMBtu, respectively, for natural gas volumes. The SEC Prices for oil and NGL volumes are adjusted by field for quality, transportation fees, and market differentials and the SEC Prices for natural gas volumes are adjusted by field for energy content, transportation fees, and market differentials. These prices are held constant throughout the lives of the oil and natural gas properties. For proved reserves as of December 31, 2021, 2020 and 2019, the average SEC Prices adjusted for the differentials, as discussed above, weighted by production over the remaining lives of the oil and natural gas properties were $64.58 per Bbl, $37.43 per Bbl and $60.19 per Bbl, respectively, for oil volumes and $4.95 per Mcf, $2.45 per Mcf and $3.25 per Mcf, respectively, for natural gas volumes.

The following table presents the quantities of the Company’s estimated proved, proved developed, and proved undeveloped oil, natural gas, and NGL reserves and the changes in the quantities of estimated proved oil, natural gas, and NGL reserves for the periods indicated:

	Oil (MBbl)	Natural Gas (MMcf)	NGLs (MBbl)	Total (MBoe)
Proved reserves as of January 1, 2019	45,023	60,133	1,487	56,532
Revisions of previous estimates	651	(11,903)	(440)	(1,773)
Extensions and discoveries	5,380	4,275	321	6,414
Production	(7,649)	(8,925)	(218)	(9,355)

Proved reserves as of December 31, 2019	43,405	43,580	1,150	51,818
Revisions of previous estimates	(2,606)	(3,194)	(112)	(3,250)
Extensions and discoveries	3,348	2,307	225	3,958
Production	(7,815)	(8,267)	(253)	(9,446)

Proved reserves as of December 31, 2020	36,332	34,426	1,010	43,080
Revisions of previous estimates	10,935	12,618	110	13,148
Extensions and discoveries	915	577	40	1,051
Purchases of reserves	1,591	387	29	1,685
Production	(7,177)	(7,005)	(209)	(8,554)

Proved reserves as of December 31, 2021	42,596	41,003	980	50,410

Proved developed reserves:
January 1, 2019	33,274	45,830	1,129	42,041
December 31, 2019	35,811	36,906	752	42,714
December 31, 2020	29,876	29,977	779	35,651
December 31, 2021	36,281	36,930	854	43,290
Proved undeveloped reserves:
January 1, 2019	11,749	14,303	358	14,491
December 31, 2019	7,594	6,674	398	9,104
December 31, 2020	6,456	4,449	231	7,429
December 31, 2021	6,315	4,073	126	7,120

During the year ended December 31, 2021, EnVen added 7.3 MMBoe of estimated proved reserves, primarily due to positive revisions of 13.1 MMBoe, which include upward proved developed producing performance revisions of 6.2 MMBoe at several of its fields, as well as positive price revisions of 6.9 MMBoe due to increased SEC prices used in the estimation of proved reserves at December 31, 2021 compared to December 31, 2020. The Company also had 1.1 MMBoe of additional estimated proved reserves from extensions and discoveries as a result of its successful drilling activities at its operated Lobster field and 1.7 MMBoe of additional estimated proved reserves from the Neptune Acquisition completed in May 2021. These increases were partially offset by 8.6 MMBoe of production during the year ended December 31, 2021.

During the year ended December 31, 2020, the Company’s estimated proved reserves deceased 8.7 MMBoe, largely due to 9.4 MMBoe of production during the year and 3.3 MMBoe of negative revisions, which are primarily attributable to decreased SEC Prices used in the determination of proved reserves at December 31, 2020 compared to December 31, 2019. These decreases were partially offset with 4.0 MMBoe of additional estimated proved reserves from extensions and discoveries driven by the Company’s successful drilling activities during the year, which resulted in approximately 3.1 MMBoe of proved reserve additions to its operated Lobster field and approximately 0.9 MMBoe of new proved undeveloped reserves at its Spruance field.

During the year ended December 31, 2019, the Company’s estimated proved reserves deceased 4.7 MMBoe, largely due to 9.4 MMBoe of production during the year and 1.8 MMBoe of negative revisions, which were partially driven by the de-recognition of 3.9 MMBoe of proved undeveloped reserves primarily due to the extension of the economic life of a zone that was producing in 2019, which shifted the timing of a successive sidetrack proved undeveloped reserve location past the economic limit of the field. These negative revisions were partially offset by net positive revisions of 2.2 MMBoe due to upward proved developed producing reserves at the Company’s Brutus, Glider, and Lobster fields. These decreases were also partially offset by extensions and discoveries primarily attributable to the Company’s successful drilling activities during the year, which resulted in approximately 3.3 MMBoe of new proved undeveloped reserves at its U.S. Gulf of Mexico Green Canyon block 21 (“Bulleit”) and Spruance exploratory prospects and 3.1 MMBoe of proved reserve additions at its operated Brutus, Lobster, and Cognac fields.

Standardized Measure of Discounted Future Net Cash Flows

The Standardized Measure is the present value, discounted at 10%, of future net cash flows from estimated proved reserves calculated using the 12-month unweighted arithmetic average of the first-day-of-the-month price for each month in the period January through December (with consideration of price changes only to the extent provided by contractual arrangements). The estimated future net cash flows are reduced by projected future development, all estimated future costs to settle our asset retirement obligations associated with our proved reserves, including proved undeveloped reserves and production (excluding DD&A and any impairments of oil and natural gas properties) costs and estimated future income tax expenses.

Although the Company’s estimates of total proved reserves, development costs, and production rates were based on the best available information, the development and production of the oil and natural gas reserves may not occur in the periods assumed. Actual prices realized, costs incurred, and production quantities may vary significantly from those used. Therefore, the Standardized Measure should not be considered to represent the Company’s estimate of the expected revenues or the fair value of its proved oil, natural gas, and NGL reserves.

The following table presents the Standardized Measure relating to the Company’s estimated proved oil and natural gas reserves for the periods indicated:

	Year Ended December 31,
	2021	2020	2019
	(In thousands)
Future cash inflows	$2,982,723	$1,455,838	$2,781,011
Future production costs	(731,167)	(469,173)	(785,773)

	Year Ended December 31,
	2021	2020	2019
	(In thousands)
Future development and abandonment costs	(440,282)	(434,352)	(538,759)
Future income taxes	(336,047)	(98,449)	(252,592)

Future net cash flows	1,475,227	453,864	1,203,887
10% annual discount for estimated timing of cash flows	(334,792)	(32,968)	(232,677)

Standardized Measure	$1,140,435	$420,896	$971,210

The following table presents the changes in the Standardized Measure relating to the Company’s estimated proved oil and natural gas reserves for the periods indicated:

	Year Ended December 31,
	2021	2020	2019
	(In thousands)
Standardized Measure at the beginning of the period	$420,896	$971,210	$1,152,470
Net change in sales prices and production costs related to future production	784,528	(618,856)	(152,935)
Changes in estimated future development and abandonment costs	15,807	8,385	51,358
Sales and transfers of oil and natural gas produced, net of production costs	(398,819)	(207,544)	(371,683)
Extensions, discoveries, and other additions, net of future production and development costs	50,261	64,429	116,055
Purchases of reserves	3,972	—	—
Revisions of previous quantity estimates	404,430	(100,164)	(27,369)
Development and abandonment costs incurred during the period	31,540	64,163	104,130
Accretion of discount	50,071	117,072	140,303
Net change in income taxes	(176,522)	119,692	51,046
Changes in production rates, timing, and other	(45,729)	2,509	(92,165)

Net increase (decrease) in Standardized Measure	719,539	(550,314)	(181,260)

Standardized Measure at the end of the period	$1,140,435	$420,896	$971,210

ENVEN ENERGY CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

(Unaudited)

	September 30, 2022	December 31, 2021
Assets:
Current assets:
Cash and cash equivalents	$192,124	$88,930
Accounts receivable:
Oil, natural gas, and NGL revenue	60,856	56,323
Joint interest and other	16,575	11,961
Prepaid expenses and other current assets	12,688	11,426
Prepaid income tax	5,058	—

Total current assets	287,301	168,640
Property and equipment:
Oil and natural gas properties, full cost method, including $96,794 and $94,462 of unevaluated properties not being amortized as of September 30, 2022 and December 31, 2021, respectively	1,942,021	1,832,679
Other property and equipment	8,545	8,545
Less: accumulated depreciation, depletion, and amortization	(1,189,030)	(1,074,368)

Property and equipment, net	761,536	766,856
Restricted cash	100,460	100,695
Notes receivable, net	65,137	65,089
Derivative assets	1,666	—
Right-of-use assets	21,798	21,662
Other well equipment inventory	14,716	11,408
Other non-current assets	3,800	4,540

Total assets	$1,256,414	$1,138,890

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$27,123	$21,487
Revenue and royalties payable	23,555	17,508
Accrued liabilities	75,836	58,905
Derivative liabilities	14,223	77,551
Asset retirement obligations	16,590	24,935
11.75% Senior Notes due 2026, net	27,112	27,045
Lease liabilities	5,710	4,233
Notes payable	—	4,413
Income tax payable	—	2,740
Other current liabilities	6,143	2,199

Total current liabilities	196,292	241,016
Derivative liabilities	—	2,391
Asset retirement obligations, less current portion	334,368	323,351
11.75% Senior Notes due 2026, net, less current portion	235,636	248,469
Lease liabilities, less current portion	13,689	14,895
Deferred tax liability	1,512	—
Other non-current liabilities	17,859	15,344

Total liabilities	$799,356	$845,466

	September 30, 2022	December 31, 2021
Commitments and contingencies (Note 10)
Stockholders’ equity:
Series A convertible perpetual preferred stock, $0.001 par value, 25,000,000 shares authorized and 14,949,771 shares issued and outstanding as of September 30, 2022 and December 31, 2021	$15	$15
Class A common stock, $0.001 par value, 200,000,000 shares authorized and 21,271,937 and 20,840,432 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	21	21
Additional paid-in capital	399,493	394,474
Retained earnings (accumulated deficit)	57,529	(101,086)

Total stockholders’ equity	457,058	293,424

Total liabilities and stockholders’ equity	$1,256,414	$1,138,890

The accompanying notes are an integral part of these condensed consolidated financial statements.

ENVEN ENERGY CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues:
Oil, natural gas, and NGL revenue	$175,040	$115,519	$578,923	$363,018
Production handling and other income	8,302	4,425	20,860	16,716

Total revenues	183,342	119,944	599,783	379,734

Operating expenses:
Lease operating expenses	19,477	22,864	60,915	61,603
Workover, repair, and maintenance expenses	4,514	3,803	16,635	17,676
Transportation, gathering, and processing costs	2,882	2,143	7,366	5,440
Depreciation, depletion, and amortization	38,585	33,467	114,662	119,787
Accretion of asset retirement obligations	5,934	6,477	21,092	20,869
General and administrative expenses	25,104	19,090	52,678	52,509

Total operating expenses	96,496	87,844	273,348	277,884

Operating income	86,846	32,100	326,435	101,850

Other income (expenses):
Gain (loss) on derivatives, net	42,851	(23,648)	(89,121)	(162,113)
Interest expense	(11,565)	(12,579)	(35,191)	(35,164)
Loss on extinguishment of long-term debt	—	—	—	(11,419)
Gain on fair value of 11.00% Senior Notes due 2023	—	—	—	16,589
Other income	391	19	4,487	2,802

Total other income (expenses)	31,677	(36,208)	(119,825)	(189,305)

Income (loss) before income taxes	118,523	(4,108)	206,610	(87,455)

Income tax expense	15,707	827	27,814	9,558

Net income (loss)	102,816	(4,935)	178,796	(97,013)

Net loss attributable to non-controlling interest	—	—	—	(4,744)

Net income (loss) attributable to EnVen Energy Corporation	102,816	(4,935)	178,796	(92,269)
Series A preferred stock dividends	(6,727)	(6,727)	(20,181)	(21,856)

Net income (loss) attributable to EnVen Energy Corporation Class A common stockholders	$96,089	$(11,662)	$158,615	$(114,125)

The accompanying notes are an integral part of these condensed consolidated financial statements.

ENVEN ENERGY CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Comprehensive Income (Loss)

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net income (loss)	$102,816	$(4,935)	$178,796	$(97,013)
Other comprehensive income (loss), net:
Credit risk adjustment on 11.00% Senior Notes due 2023 before reclassification, net of deferred income tax benefit of $0 million for each of the three months ended September 30, 2022 and 2021 and $0 million and $2.2 million for the nine months ended September 30, 2022 and 2021, respectively	—	—	—	(23,571)
Amounts reclassified from accumulated other comprehensive income	—	—	—	(5,035)

Total comprehensive income (loss), net	102,816	(4,935)	178,796	(125,619)

Less: comprehensive loss attributable to non-controlling interest	—	—	—	(10,339)

Comprehensive income (loss) attributable to EnVen Energy Corporation	$102,816	$(4,935)	$178,796	$(115,280)

The accompanying notes are an integral part of these condensed consolidated financial statements.

ENVEN ENERGY CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Changes in Equity

(In thousands, except share amounts)

(Unaudited)

	Series A preferred stock		Class A common stock
	Shares	Amount	Shares	Amount	Additional paid-in capital	Retained earnings (accumulated deficit)	Total stockholders’ equity
January 1, 2022 balance	14,949,771	$15	20,840,432	$21	$394,474	$(101,086)	$293,424
Issuance of Class A common stock related to stock-based compensation	—	—	824,907	—	—	—	—
Tax payments related to stock-based compensation	—	—	(302,727)	—	(7,139)	—	(7,139)
Stock-based compensation	—	—	—	—	1,068	—	1,068
Repurchase of Class A common stock	—	—	(85,834)	—	(2,221)	—	(2,221)
Series A preferred stock dividends	—	—	—	—	—	(6,727)	(6,727)
Net loss	—	—	—	—	—	(12,616)	(12,616)

March 31, 2022 balance	14,949,771	15	21,276,778	21	386,182	(120,429)	265,789
Stock-based compensation	—	—	—	—	4,349	—	4,349
Repurchase of Class A common stock	—	—	(4,841)	—	(126)	—	(126)
Series A preferred stock dividends	—	—	—	—	—	(6,727)	(6,727)
Net income	—	—	—	—	—	88,596	88,596

June 30, 2022 balance	14,949,771	15	21,271,937	21	390,405	(38,560)	351,881
Stock-based compensation	—	—	—	—	9,088	—	9,088
Series A preferred stock dividends	—	—	—	—	—	(6,727)	(6,727)
Net income	—	—	—	—	—	102,816	102,816

September 30, 2022 balance	14,949,771	$15	21,271,937	$21	$399,493	$57,529	$457,058

The accompanying notes are an integral part of these condensed consolidated financial statements.

	Series A preferred stock		Class A common stock		Class B common stock
	Shares	Amount	Shares	Amount	Shares	Amount	Additional paid-in capital	Accumulated other comprehensive income	Accumulated deficit	Total stockholders’ equity	Non-controlling interest	Total equity
January 1, 2021 balance	14,409,417	$14	17,329,667	$17	3,333,333	$3	$382,819	$23,011	$(43,412)	$362,452	$38,202	$400,654
Issuance of Class A common stock related to stock-based compensation	—	—	450,469	1	—	—	(1)	—	—	—	—	—
Tax payments related to stock-based compensation	—	—	(141,632)	—	—	—	(1,213)	—	—	(1,213)	—	(1,213)
Stock-based compensation	—	—	—	—	—	—	451	—	—	451	—	451
Series A preferred stock dividends	540,354	1	—	—	—	—	6,483	—	(6,484)	—	—	—
Change in ownership due to Series A preferred stock dividends	—	—	—	—	—	—	828	—	—	828	(828)	—
Cumulative effect of ASU 2020-06 accounting change	—	—	—	—	—	—	(28,267)	—	28,267	—	—	—
Other comprehensive loss, net of tax	—	—	—	—	—	—	—	(8,093)	—	(8,093)	(1,047)	(9,140)
Net loss	—	—	—	—	—	—	—	—	(26,882)	(26,882)	(3,647)	(30,529)

March 31, 2021 balance	14,949,771	15	17,638,504	18	3,333,333	3	361,100	14,918	(48,511)	327,543	32,680	360,223
Repurchase of Class A common stock	—	—	(131,405)	—	—	—	(1,950)	—	—	(1,950)	—	(1,950)
Stock-based compensation	—	—	—	—	—	—	1,818	—	—	1,818	—	1,818
Series A preferred stock dividends	—	—	—	—	—	—	—	—	(8,645)	(8,645)	—	(8,645)
Conversion of Class B common stock and settlement of the Tax Receivable Agreement, inclusive of tax impact	—	—	3,333,333	3	(3,333,333)	(3)	24,585	—	—	24,585	(27,035)	(2,450)
Other comprehensive loss, net of tax	—	—	—	—	—	—	—	(14,918)	—	(14,918)	(4,548)	(19,466)
Net loss	—	—	—	—	—	—	—	—	(60,452)	(60,452)	(1,097)	(61,549)

June 30, 2021 balance	14,949,771	15	20,840,432	21	—	—	385,553	—	(117,608)	267,981	—	267,981
Stock-based compensation	—	—	—	—	—	—	3,318	—	—	3,318	—	3,318
Series A preferred stock dividends	—	—	—	—	—	—	—	—	(6,727)	(6,727)	—	(6,727)
Net loss	—	—	—	—	—	—	—	—	(4,935)	(4,935)	—	(4,935)

September 30, 2021 balance	14,949,771	$15	20,840,432	$21	—	$—	$388,871	$—	$(129,270)	$259,637	$—	$259,637

The accompanying notes are an integral part of these condensed consolidated financial statements.

ENVEN ENERGY CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities:
Net income (loss)	$178,796	$(97,013)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, and amortization	114,662	119,787
Accretion of asset retirement obligations	21,092	20,869
Stock-based compensation	14,505	5,587
Excess tax benefit (deficit) from stock-based compensation	1,634	(424)
Amortization of debt discount and deferred financing costs	3,178	2,384
Loss on extinguishment of long-term debt	—	11,419
Gain on fair value of 11.00% Senior Notes due 2023	—	(16,589)
Loss on derivatives, net	89,121	162,113
Cash paid for derivative settlements, net	(156,506)	(73,301)
Deferred income taxes	1,512	(5,098)
Other non-cash items	34	(2,015)
Changes in operating assets and liabilities:
Accounts receivable	(9,611)	5,449
Income tax	(9,432)	18,746
Prepaid expenses and other current assets	(1,211)	4,260
Other well equipment inventory	(3,308)	63
Accounts payable	5,636	(30,688)
Revenue and royalties payable	6,047	1,515
Accrued liabilities	6,062	33,914
Settlement of asset retirement obligations	(21,576)	(10,022)
Other liabilities	4,116	(383)

Net cash provided by operating activities	$244,751	$150,573

Cash flows from investing activities:
Purchases of property, equipment, and other capital expenditures	$(92,518)	$(61,598)
Net cash received for the acquisition of proved oil and natural gas properties	464	8,169
Acquisitions of unevaluated oil and natural gas properties	(658)	(6,546)

Net cash used in investing activities	$(92,712)	$(59,975)

Cash flows from financing activities:
Payment of Series A preferred stock dividends	$(20,181)	$(15,372)
Payment for the repurchase of Class A common stock	(2,347)	(1,950)
Tax payments related to stock-based compensation	(7,139)	(1,213)
Payment for the settlement of the tax receivable agreement	—	(7,000)
Payments on notes payable	(4,413)	(6,351)
Repayment of long-term debt	(15,000)	(276,816)
Premium paid for the early termination of long-term debt	—	(11,419)
Proceeds from the issuance of long-term debt	—	295,700
Payment of debt issue and deferred financing costs	—	(10,251)

	Nine Months Ended September 30,
	2022	2021
Net cash used in financing activities	$(49,080)	$(34,672)

Net increase in cash, cash equivalents, and restricted cash	$102,959	$55,926
Cash, cash equivalents, and restricted cash - beginning of period	$189,625	$145,488

Cash, cash equivalents, and restricted cash - end of period	$292,584	$201,414

The accompanying notes are an integral part of these condensed consolidated financial statements.

Refer to Note 13 - Supplemental Cash Flow Information for supplemental cash flow disclosures.

ENVEN ENERGY CORPORATION AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 1—Organization and Basis of Presentation

EnVen Energy Corporation (individually or together with its subsidiaries, the “Company”) is an independent oil and natural gas company engaged in the development, exploitation, exploration, and acquisition of primarily crude oil properties in the deepwater region of the United States (“U.S.”) Gulf of Mexico. The Company focuses on developing operated, deepwater assets that it believes have untapped, lower-risk drill bit opportunities and will provide strong cash flow and significant production potential. This strategy allows the Company to benefit from the favorable geologic and economic characteristics of the deepwater U.S. Gulf of Mexico fields.

Organization

On October 30, 2015, Energy Ventures GoM Holdings, LLC entered into an agreement to sell 13,732,925 units in a private offering, at a price of $10.00 per unit, to selected institutional investors (the “2015 Equity Offering”). Prior to the closing of the 2015 Equity Offering, the then existing members of Energy Ventures GoM Holdings, LLC contributed 100% of their limited liability company units (the “limited liability interest”) in Energy Ventures GoM LLC (“EnVen GoM”) to a newly formed limited liability company, EnVen Equity Holdings, LLC (“EnVen Equity Holdings”). Therefore, the members of EnVen Equity Holdings indirectly owned 100% of the limited liability interest of EnVen GoM. Following this transaction and also prior to the closing of the 2015 Equity Offering, Energy Ventures GoM Holdings, LLC was converted from a limited liability company to a Delaware corporation and renamed EnVen Energy Corporation. Further, at the time of the 2015 Equity Offering, the Company also entered into a Tax Receivable Agreement (“TRA”) with EnVen Equity Holdings.

As specified in the EnVen GoM Second Amended and Restated Limited Liability Company Agreement (the “EnVen GoM LLC Agreement”), the members of EnVen Equity Holdings could have, at any time, required EnVen GoM to repurchase all or any number of its limited liability interest of EnVen GoM for consideration equal to one share of the Company’s Class A common stock $0.001, par value per share (“Class A Common Stock”) per unit of the limited liability interest of EnVen GoM. However, with approval from the Company’s board of directors (the “Board”), the Company could satisfy the obligation by exercising an option to purchase the limited liability interest of EnVen GoM for a cash price equal to the fair value of one share of its Class A Common Stock or by issuing newly issued shares of its Class A Common Stock (collectively, the “Redemption Rights”). Refer to “Notes to Audited Consolidated Financial Statements—Note 10—Related Party Transactions” for a full discussion of the TRA and the Redemption Rights.

In April 2021, EnVen Equity Holdings exercised its Redemption Rights with respect to all of its limited liability interests of EnVen GoM. Pursuant to the terms of the EnVen GoM LLC Agreement, the Company then elected to settle the Redemption Rights through a direct exchange of such common units for 3,333,333 newly issued shares of its Class A Common Stock and cancelled the associated 3,333,333 shares of its $0.001 par value Class B common stock (“Class B Common Stock”) (collectively, the “Class B Common Stock Conversion”). Concurrent with the Class B Common Stock Conversion, the Company and EnVen Equity Holdings agreed to terminate the TRA for a $7.0 million cash payment to EnVen Equity Holdings. As a result of these transactions, EnVen Equity Holdings no longer holds any limited liability interests of EnVen GoM and no longer holds any shares of Company’s Class B Common Stock. The Company accounted for these transactions as an adjustment to its Stockholders’ equity during the second quarter of 2021. Refer to “Notes to Audited Consolidated Financial Statements—Note 9—Stockholders’ Equity” for a further discussion of these transactions.

Talos Merger Agreement

On September 21, 2022, the Company and Talos Energy Inc. (“Talos”) announced that they entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Talos will acquire the Company in a stock and cash transaction. Under the terms of the Merger Agreement, the Company’s shareholders will receive 43,800,000 shares of Talos common stock and approximately $212.5 million in cash (subject to certain adjustments) (the “Talos Merger”). The transaction is expected to close in late 2022 or early 2023, subject to the satisfaction of customary closing conditions, including obtaining the requisite shareholder and regulatory approvals. The transaction has been unanimously approved by both companies’ Boards of Directors.

Pursuant to the Merger Agreement, immediately prior to the closing of the merger, all outstanding shares of the Company’s Series A convertible perpetual preferred stock (“Series A Preferred Stock”) will be automatically converted into shares of the Company’s Class A Common Stock, per the Series A Preferred Stock certificate of designation, as amended in connection with the Merger Agreement on September 21, 2022. Additionally, immediately prior to the closing of the merger, all of the time-based and performance-based Restricted Stock shares issued and outstanding will vest into shares of the Company’s Class A Common Stock. The Merger Agreement also addresses the treatment of the Company’s stock options. Refer to “Notes to Audited Consolidated Financial Statements—Note 9—Stockholders’ Equity” for a further discussion of the Company’s Series A Preferred Stock and to “Notes to Audited Consolidated Financial Statements—Note 8—Stock-based Compensation” below for a further discussion of the Company’s time-based and performance-based Restricted Stock and stock options.

The Merger Agreement includes certain restrictions on the conduct of the business of the Company until the closing of the merger, such as a requirement to operate in the ordinary course of business and limitations on, among other things, entering into acquisition or divestiture agreements, issuing dividends, and conducting stock or debt repurchases. The Merger Agreement also contains certain termination rights for both the Company and Talos, including, among others, if the merger is not completed by June 21, 2023. If the Merger Agreement is terminated under certain circumstances, Talos may be required to pay the Company a termination fee of $42.5 million (or $12.0 million under certain circumstances), or the Company may be required to pay Talos a termination fee of $28.0 million.

Basis of Presentation and Consolidation

The accompanying condensed consolidated financial statements as of September 30, 2022 and for the three and nine months ended September 30, 2022 and 2021 are prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”) and include the accounts for the Company and entities in which it has control. All significant intercompany balances and transactions have been eliminated. Prior to the Class B Common Stock Conversion in April 2021, discussed above, the Company owned the majority interest of and controlled its subsidiary, EnVen GoM; therefore, the majority interest in EnVen GoM was reflected as a condensed consolidated subsidiary in the accompanying condensed consolidated financial statements. The remaining ownership interest not held by the Company was included in the accompanying condensed consolidated financial statements as Non-controlling interest. Following the consummation of the Class B Common Stock Conversion in April 2021, the Company owns and controls 100% of its subsidiary EnVen GoM and no longer reports a Non-controlling interest on its condensed consolidated balance sheet.

The condensed consolidated financial statements as of September 30, 2022 and for the three and nine months ended September 30, 2022 and 2021 are unaudited and were derived from the audited consolidated financial statements included in this proxy statement/consent solicitation statement/prospectus. In preparing the accompanying condensed consolidated financial statements, the Company has evaluated events or transactions through the date that these condensed consolidated financial statements are available to be issued. In management’s opinion, all normal recurring adjustments necessary for the fair presentation of the Company’s interim and prior period results have been made.

Certain disclosures have been condensed or omitted from these condensed consolidated financial statements; however, management believes the disclosures are adequate to make the information not misleading. The accompanying unaudited condensed consolidated financial statements and related note disclosures should be read in conjunction with the audited consolidated financial statements and related notes thereto included in this proxy statement/consent solicitation statement/prospectus.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses and the disclosure of contingent assets and liabilities as of the date of the financial statements, the reported amounts of revenues and expenses during the reporting periods and the reported amounts of proved oil and natural gas reserves. Management believes its estimates and assumptions to be reasonable under the circumstances. Certain estimates and assumptions are inherently unpredictable and actual results could differ from those estimates.

Significant Accounting Policies

The Company has provided a discussion of its significant accounting policies, estimates, and judgments in “Notes to Audited Consolidated Financial Statements—Note 2—Summary of Significant Accounting Policies”. The Company has not changed any of its other significant accounting policies during the nine months ended September 30, 2022.

Note 2—Acquisitions of Oil and Natural Gas Properties

On May 20, 2021, the Company completed the acquisition of an incremental 35% working interest in the U.S. Gulf of Mexico Atwater Valley 574, 575, and 618 (“Neptune”) field from BHP Billiton Petroleum (Deepwater) Inc. and BHP Billiton Petroleum (GOM) Inc. (collectively, “BHP”) with an effective date of July 1, 2020 (collectively, the “Neptune Acquisition”). The Neptune Acquisition was consummated pursuant to a Purchase and Sale Agreement executed on April 6, 2021 and accounted for as an asset acquisition in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. Prior to the acquisition, the Company held a 30% working interest in the Neptune field and following the close of the acquisition, it holds a 65% working interest in the Neptune field. Additionally, the Company became the operator of the Neptune field on August 1, 2021. Per the agreement, the Company did not provide any cash consideration for the Neptune Acquisition, but assumed BHP’s portion of the future P&A obligations associated with the Neptune field. Upon final settlement of the acquisition, BHP agreed to pay the Company $8.6 million for the Neptune Acquisition, inclusive of customary closing adjustments and net of transaction related costs. Due to the timing of the final settlement, the Company received $8.2 million of the total consideration in cash during the nine months ended September 30, 2021 and the remaining amount was received in January 2022. The net cash received for the Neptune Acquisition is reflected in the Net cash used in investing activities section on the condensed consolidated statements of cash flows for the nine months ended September 30, 2022 and 2021.

The following table presents the allocation of the total consideration to the assets acquired and liabilities assumed, based on their relative fair values, on May 20, 2021:

(In thousands)
Proved oil and natural gas properties	$5,831
Asset retirement obligations	(14,464)

Allocated total consideration	$(8,633)

Refer to Note 4—Fair Value Measurements for a further discussion of the fair value measurements of the assets acquired and liabilities assumed in the Neptune Acquisition.

Note 3—Derivative Instruments

The Company utilizes commodity derivative instruments to reduce its exposure to crude oil and natural gas price volatility for a portion of its estimated production from its proved, developed, producing oil and natural gas properties. The Company has various crude oil and natural gas derivative contracts with multiple major financial institutions consisting of various instruments based on its hedging strategy, including financially settled crude oil and natural gas call options, put options, and swaps, or combinations of these arrangements, which are described below.

•

Swaps: The Company receives a fixed price and pays a variable market price to the counterparty for contracted commodity volumes over specified time periods. From time to time, the Company may enter into basis swaps or WTI NYMEX roll swaps to provide additional protection against the variability of other pricing components.

•

Call Options: A sold call option gives the counterparty the right, but not the obligation, to purchase the underlying commodity volumes from the Company at a specified price (“strike/ceiling price”) over a specified time period. At settlement, if the market price is above the fixed ceiling price of the sold call option, the Company pays the counterparty the difference. In a purchased call option, if the market price settles above the fixed ceiling price of the purchased call option, the Company will receive the difference from the counterparty. If the market price settles below the fixed ceiling price of the sold or purchased call option, no payment is due from either party.

•

Purchased Put Options: A purchased put option gives the Company the right, but not the obligation, to sell the underlying commodity volumes to the counterparty at a specified price (“strike/floor price”) over a specified time period. At settlement, if the market price is below the fixed floor price of the purchased put option, the counterparty pays the Company the difference. If the market price settles above the fixed floor price of the purchased put option, no payment is due from either party.

•

Put Spreads: A put spread is a combination of a sold put option and a purchased put option. At settlement, if the market price is below the sold put option strike price, the Company receives the difference between the two strike prices from the counterparty. If the market price settles below the purchased put option strike price but above the sold put option strike price, the Company receives the difference between the purchased put option strike price and the market price from the counterparty. If the market price settles above the purchased put option strike price, no payment is due from either party.

•

Collars: A collar contains a purchased put option (“fixed floor price”) and a sold call option (“fixed ceiling price”). At settlement, if the market price is below the fixed floor price, the Company receives the difference between the fixed floor price and the market price from the counterparty. If the market price settles above the fixed ceiling price, the Company pays the counterparty the difference between the market price and the fixed ceiling price. If the market price settles between the fixed floor price and fixed ceiling price, no payments are due from either party.

•

Three-way Collars: A three-way collar combines a sold call option (“fixed ceiling price”), a purchased put option (“fixed floor price”), and a sold put option (“fixed subfloor price”). At settlement, if the market price settles above the fixed subfloor price but below the fixed floor price, the Company receives the difference between the fixed floor price and the market price from the counterparty. If the market price settles below the fixed subfloor price, the Company receives the market price plus the difference between the fixed subfloor price and the fixed floor price from the counterparty. If the market price settles above the fixed ceiling price, the Company pays the counterparty the difference between the fixed ceiling price and the market price. If the market price settles between the fixed floor price and fixed ceiling price, no payments are due from either party.

Additionally, the Company may purchase volumetrically offsetting derivative instruments in order to mitigate its exposure against additional commodity price volatility before the settlement date of certain outstanding derivative contracts.

As of September 30, 2022, the Company had the following outstanding crude oil and natural gas derivative contracts in place, which settle monthly and are indexed to NYMEX WTI and NYMEX HH, respectively:

	Settling During the Year Ended December 31, 2022	Settling During the Year Ended December 31, 2023	Settling During the Year Ended December 31, 2024
Crude Oil Swaps:
Notional volume (Bbls)	92,000	90,000	—
Weighted average price ($/Bbl)	$62.00	$62.00	—
Crude Oil Purchased Puts:
Notional volume (Bbls)	414,000	—	—
Weighted average price ($/Bbl)	$57.27	$—	—
Crude Oil Collars:
Notional volume (Bbls)	634,800	772,500	—
Weighted average floor price ($/Bbl)	$50.72	$59.17	—
Weighted average ceiling price ($/Bbl)	$74.89	$85.08	—
Crude Oil Three-way Collars:
Notional volume (Bbls)	18,400	3,079,000	291,200
Weighted average sub-floor price ($/Bbl)	$40.00	$50.22	$57.27
Weighted average floor price ($/Bbl)	$50.00	$63.44	$70.00
Weighted average ceiling price ($/Bbl)	$81.48	$106.34	$98.01
Natural Gas Three-way Collars:
Notional volume (MMBtus)	610,000	900,000	—
Weighted average sub-floor price ($/MMBtu)	$2.50	$2.50	—
Weighted average floor price ($/MMBtu)	$3.00	$3.00	—
Weighted average ceiling price ($/MMBtu)	$5.00	$5.00	—

Additionally, the Company enters into diesel swap derivative contracts to hedge against variability in cash flows associated with the purchase of diesel fuel used in its production and drilling activities. Under these diesel derivative swap contracts, the Company pays a fixed price to the counterparty for contracted commodity volumes over specified time periods.

As of September 30, 2022, the Company had the following outstanding diesel swap derivative contracts in place, which settle monthly and are indexed to the Platts U.S.:

Settling During the Year Ended December 31, 2022
Diesel Swaps:
Notional volume (Gals)	600,000
Weighted average price ($/Gal)	$2.92

The Company recognizes all of its derivative instruments at fair value as assets or liabilities on the accompanying condensed consolidated balance sheets. The Company has not designated any of its derivative instruments as hedges for accounting purposes; therefore, the aggregate net gains and losses resulting from changes in the fair values of its outstanding derivatives, the settlement of derivative instruments, and any net proceeds or payments related to the early termination of derivative contracts during the period are recognized as part of Gain (loss) on derivatives, net on the accompanying condensed consolidated statements of operations.

The Company typically has numerous hedge positions that span several time periods and often result in both fair value derivative asset and liability positions held with that counterparty. The Company has elected to net its derivative instrument fair values executed with the same counterparty, pursuant to the International Swaps and Derivatives Association, Inc. (“ISDA”) master agreements, which provide for the net settlement over the term of the contract and in the event of the default or termination of the contract.

In some cases, the Company might agree to pay a premium on certain of its option derivative contracts. The Company could agree to pay the premium upfront, in which case the premium payment is recorded as a derivative asset. The value of the premium is considered in the underlying derivative fair value and is adjusted in subsequent periods through Gain (loss) on derivatives, net on the accompanying condensed consolidated statements of operations. Alternatively, the Company could defer the payment of the premium until the month the applicable derivative contract settles, in which case it recognizes the deferred premium obligation net against the derivative instruments fair value asset or liability, pursuant to the ISDA master netting agreements described above. In the period the derivative contract settles, the Company recognizes the deferred premium obligation in Gain (loss) on derivatives, net on the accompanying condensed consolidated statements of operations.

The following tables present the gross and net fair values of the Company’s derivative instruments, net of any applicable deferred premium obligations recorded on the accompanying condensed consolidated balance sheets:

	September 30, 2022
	Gross Amounts Recognized	Gross Amounts Offset on the Consolidated Balance Sheet	Net Amounts Presented on the Consolidated Balance Sheet
	(In thousands)
Current assets	$19,663	$(19,663)	$—
Long-term assets	14,549	(12,883)	1,666
Current liabilities	(33,886)	19,663	(14,223)
Long-term liabilities	$(12,883)	$12,883	$—

	December 31, 2021
	Gross Amounts Recognized	Gross Amounts Offset on the Consolidated Balance Sheet	Net Amounts Presented on the Consolidated Balance Sheet
	(In thousands)
Current assets	$5,205	$(5,205)	$—
Long-term assets	2,206	(2,206)	—
Current liabilities	(82,756)	5,205	(77,551)
Long-term liabilities	$(4,597)	$2,206	$(2,391)

As of September 30, 2022 and December 31, 2021, the fair values of the Company’s derivatives are presented net of deferred premium obligations of $2.4 million and $7.5 million, respectively.

The following table presents the components of Gain (loss) on derivatives, net reflected on the accompanying condensed consolidated statements of operations and cash flows for the periods indicated. Total cash paid for derivative settlements, net reflects the net losses or gains on derivative contracts which matured during the period, calculated as the difference between the contract price and the market settlement price for those contracts. Any proceeds or payments related to the early termination of derivative contracts, any upfront premiums paid for new derivative contracts during the period, and any cash premium payments associated with derivative contracts settled during the period are included in the total cash paid for derivative settlements, net. Total non-cash gain

(loss) on derivatives, net represents the changes in the fair values of derivative instruments outstanding at the end of the period and the reversal of previously recognized non-cash losses or gains on derivative contracts that matured during the period.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(In thousands)
Cash (paid) received for derivative settlements, net:
Crude oil	$(42,783)	$(30,822)	$(155,180)	$(70,584)
Natural gas	(604)	(1,616)	(1,670)	(2,717)
Diesel	344	—	344	—

Total cash paid for derivative settlements, net	(43,043)	(32,438)	(156,506)	(73,301)
Non-cash gain (loss) on derivatives:
Crude oil	88,028	11,521	69,120	(84,886)
Natural gas	(1,367)	(2,731)	(1,822)	(3,926)
Diesel	(767)	—	87	—

Total non-cash gain (loss) on derivatives, net	85,894	8,790	67,385	(88,812)

Gain (loss) on derivatives, net	42,851	(23,648)	(89,121)	(162,113)

For the three months ended September 30, 2022 and 2021, total cash paid for derivative settlements, net includes deferred premium obligations paid for crude oil derivative contracts of $1.1 million and $2.3 million, respectively. Additionally, total cash paid for derivative settlements, net for the three months ended September 30, 2021 includes deferred premium obligations paid for natural gas derivative contracts of $0.6 million. For the nine months ended September 30, 2022 and 2021, total cash paid for derivative settlements, net includes deferred premium obligations paid for crude oil derivative contracts of $5.3 million and $5.7 million, respectively, and deferred premium obligations paid for natural gas derivative contracts of $1.2 million and $0.6 million, respectively. Additionally, for the three and nine months ended September 30, 2022, the total cash paid for natural gas derivative settlements, net includes a $0.6 million payment to unwind certain natural gas derivative contracts before their settlement date.

Note 4—Fair Value Measurements

Certain of the Company’s assets and liabilities are carried at fair value and measured either on a recurring or non-recurring basis. The Company’s fair value measurements are based either on actual market data or assumptions that other market participants would use in pricing an asset or liability in an orderly transaction, using the valuation hierarchy prescribed by GAAP.

The GAAP valuation hierarchy categorizes assets and liabilities measured at fair value into one of three levels depending on the observability of inputs used to determine fair value. The three levels of the fair value hierarchy are as follows:

•	Level 1: Unadjusted quoted prices for identical assets or liabilities in active markets.

•

Level 2: Observable inputs other than Level 1 inputs. These include: quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets which are not active, or inputs that are corroborated by observable active market data.

•	Level 3: Unobservable inputs for which little or no market data exists.

The classification of an asset or liability within the fair value hierarchy is based on the lowest level input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement of an asset or liability requires judgment and may affect the valuation of the fair value asset or liability and its placement within the fair value hierarchy. There have been no transfers between fair value hierarchy levels.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

Commodity derivative contracts. The fair values of the Company’s derivative instruments are measured on a recurring basis using a third-party industry-standard pricing model that considers various inputs such as quoted forward commodity prices, discount rates, volatility factors, and current market and contractual prices for the underlying instruments, as well as other relevant data. These significant inputs are observable in the current market or can be corroborated by observable active market data and are therefore considered Level 2 inputs within the fair value hierarchy.

The following tables present the Company’s commodity derivative contract assets and liabilities, which are measured at fair value on a recurring basis, as of September 30, 2022 and December 31, 2021, using the fair value hierarchy:

	Fair Value Measurement as of September 30, 2022
	Total	Level 1	Level 2	Level 3
	(In thousands)
Assets:
Commodity derivative contracts	$34,212	$—	$17,020	$—
Liabilities:
Commodity derivative contracts	$(46,769)	$—	$(46,769)	$—

	Fair Value Measurement as of December 31, 2021
	Total	Level 1	Level 2	Level 3
	(In thousands)
Assets:
Commodity derivative contracts	$7,411	$—	$7,411	$—
Liabilities:
Commodity derivative contracts	$(87,353)	$—	$(87,353)	$—

Fair Value of Other Financial Instruments

Cash and cash equivalents, restricted cash, accounts receivable, and accounts payable. The carrying amounts of the Company’s cash and cash equivalents, restricted cash, accounts receivable, and accounts payable approximate fair value due to the highly liquid or short-term nature of these instruments.

11.75% Senior Notes due 2026. The Company’s 11.75% senior secured second lien notes due 2026 (the “2026 Notes”) are presented on the condensed consolidated balance sheets as of September 30, 2022 and December 31, 2021 at their carrying values of $262.7 million and $275.5 million, respectively, which is net of the unamortized discount and deferred financing costs. Refer to Note 6—Long-term Debt for a discussion of the Company’s 2026 Notes. As of September 30, 2022 and December 31, 2021, the fair value of the aggregate principal amount outstanding of the 2026 Notes was $279.5 million and $296.2 million, respectively. The fair value of the 2026 Notes is estimated based on the unadjusted quoted prices for the liability in an active market, which is considered a Level 1 input.

Assets and Liabilities Measured at Fair Value on a Non-Recurring Basis

Acquisition-related assets and liabilities. The fair values of assets acquired and liabilities assumed in an acquisition are measured on a non-recurring basis on the acquisition date using a discounted cash flow model.

The significant inputs used in the discounted cash flow model include estimates relating to oil and natural gas reserves, future commodity prices, the timing of developing the assets, future operating costs, a credit-risk adjusted discount rate, and other relevant data. These significant inputs are based on unobservable market data and are therefore considered Level 3 inputs within the fair value hierarchy. Refer to Note 2—Acquisitions of Oil and Natural Gas Properties for a further discussion of the Company’s acquisitions.

Asset retirement obligations. The fair values of any additions to the Company’s asset retirement obligations are measured on a non-recurring basis at the time those obligations are incurred or assumed using a discounted cash flow model. The significant inputs used in the discounted cash flow model include estimates relating to the future P&A settlement timing and costs, a credit-risk adjusted discount rate, and inflation rates. These significant inputs are based on unobservable market data and are therefore considered Level 3 inputs within the fair value hierarchy. Refer to Note 5—Asset Retirement Obligations for a further discussion of the Company’s asset retirement obligations.

Class A Common Stock. The per share fair value of the Company’s Class A Common Stock is estimated on a non-recurring basis using a Monte Carlo simulation model, which uses assumptions regarding multiple projections of the Company’s share price paths and must be repeated numerous times to achieve a probabilistic assessment. The Monte Carlo model estimates the per share fair value of the Company’s Class A Common Stock on a minority, marketable basis, and applies a discount for lack of marketability to account for the illiquidity of the Company’s Class A Common Stock. The model allocates the Company’s total equity value to the various classes of equity in its capital structure, treating all outstanding shares of the Class A Common Stock and Series A Preferred Stock as options on the entity’s enterprise value and capturing the option-like characteristics of common stock for entities whose common stock is a small portion of the total capital structure.

The significant inputs used in the Monte Carlo model include the timing and probabilities of potential liquidity event dates, equity volatilities, risk-free rates, and an estimate of the Company’s total equity value. As of September 30, 2022, the Company’s Monte Carlo valuation model assumed a risk-free interest rate of 1.61% and an expected stock price volatility rate of 65.0%. These significant inputs are based on sensitive unobservable market data and are therefore considered Level 3 inputs within the fair value hierarchy.

Note 5—Asset Retirement Obligations

The Company’s oil and natural gas properties include estimates of future expenditures to P&A wells, pipelines, platforms, and other related facilities after the reserves have been depleted. The Company recognizes the present value of the asset retirement obligation costs as a liability when it is incurred or assumed and an increase to its capitalized oil and natural gas properties. The capitalized asset retirement obligation costs are depleted over the productive lives of the oil and natural gas properties while the asset retirement obligation liability is accreted to the expected settlement value over the productive lives of the oil and natural gas properties. Upon settlement, the difference between the recorded liability amount and the amount of costs incurred is recognized as an adjustment to the capitalized cost of oil and natural gas properties.

The following table presents the change in the Company’s asset retirement obligations during the nine months ended September 30, 2022:

(In thousands)
Asset retirement obligations as of January 1, 2022	$348,286
Liabilities settled	(18,790)
Liabilities incurred	370
Accretion expense	21,092

Asset retirement obligations as of September 30, 2022	350,958
Less: current portion of asset retirement obligations	(16,590)

Asset retirement obligations, less current portion as of September 30, 2022	$334,368

Note 6—Long-term Debt

The Company’s outstanding long-term debt balances consist of the following for the periods indicated:

	September 30, 2022	December 31, 2021
	(In thousands)
11.75% Senior Notes due 2026 (1)	$272,500	$287,500
Less: unamortized discount and deferred financing costs	(9,752)	(11,986)

11.75% Senior Notes due 2026, net	262,748	275,514
Less: current portion of 11.75% Senior Notes due 2026, net (2)	(27,112)	(27,045)

Long-term portion of 11.75% Senior Notes due 2026, net	$235,636	$248,469

(1)	The Company redeemed $15.0 million of its 2026 Notes outstanding principal amount at par value on April 15, 2022 as required per the 2026 Notes indenture.
(2)

As of September 30, 2022 and December 31, 2021, the current portion of the 11.75% Senior Notes due 2026 is presented net of the next twelve months of the unamortized discount and deferred financing costs.

The following table presents the components of Interest expense reflected on the accompanying condensed consolidated statements of operations for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(In thousands)
Interest expense on 11.75% Senior Notes due 2026	$8,005	$8,886	$24,528	$16,291
Amortization of discount and deferred financing costs related to 11.75% Senior Notes due 2026	747	766	2,234	1,385
Interest expense on 11.00% Senior Notes due 2023	—	—	—	8,980
Amortization of deferred financing costs related to the Revolving Credit Facility	342	298	944	999
Fees associated with the Revolving Credit Facility	282	296	708	833
Amortization of surety bond premiums	2,625	2,857	8,074	8,066
Other interest expense	156	87	510	334
Less: capitalized interest	(592)	(611)	(1,807)	(1,724)

Total interest expense	$11,565	$12,579	$35,191	$35,164

Revolving Credit Facility

In 2014, the Company entered into an agreement with a syndicate of banks and established the first lien senior secured revolving credit facility (the “Revolving Credit Facility”), which is secured by substantially all of the Company’s assets on a first lien basis. The Revolving Credit Facility has a maximum line of credit of $500.0 million and the borrowing base is subject to a semi-annual redetermination, based on an assessment of the value of the Company’s proved reserves as determined by a reserve report. In April 2021, the Company amended certain terms of the Revolving Credit Facility agreement and extended the maturity date to January 26, 2024, established a revised borrowing base of $165.0 million, reduced the aggregate committed amounts thereunder to $165.0 million, and modified applicable interest rates. As part of the semi-annual redeterminations, in November 2021, the Revolving Credit Facility borrowing base was increased to $200.0 million and in June 2022, the Revolving Credit Facility borrowing base and aggregated committed amounts were increased to $250.0 million and $200.0 million, respectively.

As of September 30, 2022 and December 31, 2021, the Revolving Credit Facility remained undrawn and the Company had $3.6 million in outstanding letters of credit to collateralize its oil and natural gas transportation agreements and P&A obligations, resulting in $196.4 million and $161.4 million, respectively, of availability under its Revolving Credit Facility, including its outstanding letters of credit.

Borrowings under the Revolving Credit Facility, as amended, bear interest at one of the following rates, as selected by the Company: (i) the bank’s prime rate in effect, adjusted by an applicable margin of 2.0%–4.5%; or (ii) the London Interbank Offered Rate, adjusted by an applicable margin of 3.0%–5.5%. Per the agreement, the Company may elect to convert its outstanding borrowings to a different type and interest rate.

The agreement governing the Revolving Credit Facility contains certain covenants, including maximum ratios of total funded and secured debt to EBITDAX, and a minimum ratio of current assets to current liabilities. The Company’s ability to declare and pay dividends and other restricted payments under its amended Revolving Credit Facility agreement is subject to its compliance with additional incurrence covenants, the Company maintaining a required amount of availability under its Revolving Credit Facility, as well as the absence of any defaults by the Company under its Revolving Credit Facility. Other restrictive covenants include, but are not limited to, limitations on the Company’s ability to incur indebtedness, make loans or investments, enter into certain hedging agreements, materially change its business, or undergo a change of control.

On October 13, 2022, the Company and a majority of the lenders under its Revolving Credit Facility entered into a consent and waiver agreement (the “Consent and Waiver Agreement”), pursuant to which the consenting lenders (i) consented to the change-of-control transaction that would result from the pending merger with Talos under the terms of the Revolving Credit Facility, and (ii) agreed to waive any default or event of default under the Revolving Credit Facility resulting from such change-of-control transaction. The provisions of the Revolving Credit Facility, except as provided in the Consent and Waiver Agreement, otherwise remain in full force and effect.

Additionally, the Revolving Credit Facility agreement contains certain requirements relating to the Company’s hedging of its proved, developed, and producing reserves, which are defined in the agreement as the proved, developed, and producing reserves based on the year end or mid-year reserve reports prepared by independent third-party reserve engineers, Netherland, Sewell & Associates, Inc. The Revolving Credit Facility agreement limits the Company’s derivative contracts with delivery risk to 85% of the reasonably projected production from its proved, developed, producing reserves in December through July (“non-wind months”) and 70% of the reasonably projected production from its proved, developed, producing reserves in August through November (“wind months”).

The Revolving Credit Facility agreement also contains a minimum hedging requirement, which was amended as part of the semi-annual redetermination in November 2021. Per the agreement, as amended, if the Company’s leverage ratio is below a defined threshold on the minimum hedging test dates of March 15th and September 15th of each year (the “Minimum Hedging Test Date”), it is required to hedge a minimum of 50% of the reasonably projected production from its proved, developed, producing reserves, on a Boe basis, for the first twelve months following the Minimum Hedging Test Date. If the Company’s leverage ratio is above the defined threshold on the Minimum Hedging Test Date, then the minimum hedging requirements change to 70% of the reasonably projected production from its proved, developed, producing reserves, on a Boe basis, for the first twelve months and 50% of the reasonably projected production from its proved, developed, producing reserves, on a Boe basis, for months 13 through 18 following the Minimum Hedging Test Date.

As of September 30, 2022, the Company is in compliance with all of the covenants and hedging requirements contained in its Revolving Credit Facility agreement.

11.75% Senior Notes due 2026

On April 15, 2021, the Company completed the private offering of its $302.5 million aggregate principal amount 2026 Notes, which resulted in net proceeds of $288.4 million, net of the original issuance discount of $6.8 million and underwriter and other third-party offering costs of $7.3 million. The 2026 Notes were issued by EnVen GoM and co-issued by EnVen GoM’s wholly-owned subsidiary, EnVen Finance Corporation, and are initially guaranteed by the Company and its domestic subsidiaries which guarantee the Revolving Credit Facility. The 2026 Notes and the related guarantees are secured by second-priority liens on the Company’s and the guarantors’ assets that secure all of the indebtedness under the Revolving Credit Facility, subject to certain exceptions. The 2026 Notes will mature on April 15, 2026 and interest accrues from April 15, 2021, the date of issuance, and is to be paid semi-annually in cash in arrears on April 15th and October 15th of each year, beginning October 15, 2021. The Company amortizes the 2026 Notes discount and deferred financing costs into Interest expense on the accompanying condensed consolidated statements of operations over the term of the 2026 Notes using the interest method with an effective interest rate of 13.3%. Additionally, per the 2026 Notes indenture, the Company is required to redeem $15.0 million of the principal amount outstanding at par value on the April 15th and October 15th of each year, beginning October 15, 2021. In accordance with ASC Topic 210,

Balance Sheet, the Company classifies the portion of the 2026 Notes, net of the unamortized discount and deferred financing costs, which will be paid within the next twelve months as a current liability on its condensed consolidated balance sheets.

The indenture governing the 2026 Notes also contains certain covenants, which are customary with respect to non-investment grade debt securities, including limitations on the Company’s ability to incur and guarantee additional indebtedness, repay, redeem, or repurchase certain debt and capital stock, issue certain preferred stock or similar equity securities, pay dividends or make other distributions on capital stock, enter into certain types of transactions with affiliates, make loans or investments, and make other restricted payments. Additionally, certain covenants restrict the Company’s subsidiaries’ ability to pay dividends, create liens, and sell certain assets. As of September 30, 2022, the Company is in compliance with all of the debt covenants contained in the indenture governing the 2026 Notes.

11.00% Senior Notes due 2023

On February 15, 2018, the Company completed the private offering of its $325.0 million aggregate principal amount 11.00% senior secured second lien notes due 2023 (the “2023 Notes”), resulting in net proceeds of $317.0 million, after deducting initial purchaser fees and offering expenses of $8.0 million. The 2023 Notes were issued by EnVen GoM and co-issued by EnVen GoM’s wholly-owned subsidiary, EnVen Finance Corporation and were initially guaranteed by the Company and its domestic subsidiaries which guaranteed the Revolving Credit Facility. The 2023 Notes and the related guarantees were secured by second-priority liens on the Company’s and the guarantors’ assets that secured all of the indebtedness under the Revolving Credit Facility, subject to certain exceptions. The 2023 Notes were set to mature on February 15, 2023 and interest accrued from February 15, 2018, the date of issuance, and was paid semi-annually in cash in arrears on February 15th and August 15th of each year, beginning August 15, 2018. As of the date of issuance and until the 2023 Notes were redeemed, the Company was in compliance with all of the debt covenants contained in the indenture governing the 2023 Notes.

Throughout the fourth quarter of 2020, the Company paid $41.3 million to repurchase $48.2 million principal amount of its 2023 Notes, including $1.3 million in accrued interest. In April 2021, the Company redeemed the remaining $276.8 million principal amount of its outstanding 2023 Notes, which included paying $5.2 million of accrued interest. Additionally, upon redemption, the Company paid a call premium of $11.4 million, which is recognized as Loss on extinguishment of long-term debt on the accompanying condensed consolidated statements of operations for the nine months ended September 30, 2021 and reflects the difference between the par value and the redemption price of the 2023 Notes.

At the time of the 2023 Notes issuance, the Company analyzed the put and call features contained in the 2023 Notes indenture in accordance with ASC Topic 815, Derivatives and Hedging and determined that one of these features was an embedded derivative. The Company then elected to account for the 2023 Notes and all of its features using the fair value option instead of bifurcating the derivative; therefore, it recorded the 2023 Notes at fair value on its balance sheet and all subsequent changes in the fair value were recorded in accordance with Accounting Standards Update (“ASU”) No. 2016-01, Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. Therefore, the change in the fair value of the 2023 Notes attributable to the change in the base market rate was recorded as a component of Gain on fair value of 11.00% Senior Notes due 2023 on the Company’s condensed consolidated statements of operations and the remainder of the change was attributable to instrument-specific credit risk and was recognized separately as Other comprehensive income (loss), net on the condensed consolidated statements of comprehensive income (loss). The Company had elected to use the U.S. Treasury bond rate as its benchmark interest rate to determine the change in the fair value attributable to instrument-specific credit risk, therefore, it compared the change in the fair value of the 2023 Notes to the change in the fair value of the U.S. Treasury bonds based on the interpolated yields of the U.S. Treasury bonds with maturities which coincided with the maturity date of the 2023 Notes. The change in the U.S. Treasury bond rate was attributable as the base market rate change and the remainder of the change was attributable to instrument-specific credit risk, which was separately recognized as Other comprehensive income (loss), net. Additionally, ASC Topic 470-50, Modifications and Extinguishment of Debt specifies that if the Company extinguishes debt that is recorded using the fair value option then the net carrying amount of the extinguished debt should equal its fair value at the date of the redemption and any related gains or losses that have been recognized separately in Other comprehensive income (loss) should be reclassified to Net income (loss) upon extinguishment.

Therefore, at the time of the redemption, the Company recorded the outstanding amount of the 2023 Notes at their fair value and allocated the change in fair value between the change in the base market rate and the change attributable to instrument-specific credit risk. The Company then reclassified the Accumulated other comprehensive income associated with the 2023 Notes of $5.0 million to its condensed consolidated statement of operations for the nine months ended September 30, 2021 as a component of Gain on fair value of 11.00% Senior Notes due 2023. Additionally, the Gain on fair value of 11.00% Senior Notes due 2023 recognized for the nine months ended September 30, 2021 includes the reversal of $11.4 million of losses previously recognized to account for the changes in the base market rate of the 2023 Notes. Overall, during the nine months ended September 30, 2021, the Company recognized $16.6 million as Gain on fair value of 11.00% Senior Notes due 2023 and $23.0 million as Other comprehensive income (loss), net of $5.6 million attributable to non-controlling interest.

Note 7—Related Party Transactions

As of September 30, 2022, entities affiliated with Bain Capital Credit (“Bain”) held 45.7% of the Company’s Class A Common Stock and Series A Preferred Stock and three members of the Company’s Board are affiliated with Bain. Additionally, as of September 30, 2022, Adage Capital Management, L.P. (“Adage”) held 15.4% of the Company’s Class A Common Stock and Series A Preferred Stock.

In April 2021, the Company issued the 2026 Notes and used the net proceeds to redeem the remaining principal amount of its outstanding 2023 Notes. At the date of issuance, an entity affiliated with Bain purchased 8.3% of the Company’s 2026 Notes and prior to the redemption, an entity affiliated with Bain held 13.3% of the 2023 Notes. Additionally, at the date of issuance, Adage purchased 3.3% of the 2026 Notes and certain members of management purchased less than 1% of the 2026 Notes.

In connection with the Merger Agreement, Bain, Adage, and certain other equity investors holding a majority of the outstanding shares of the Company’s Class A Common Stock (collectively, the “EnVen Supporting Stockholders”) entered into several agreements with the Company and Talos (the “EnVen Support Agreements”). Pursuant to the EnVen Support Agreements, the EnVen Supporting Stockholders have agreed, among other things, to vote all shares of the Company’s Class A Common Stock and Series A Preferred Stock beneficially owned by such equity holders (i) in favor of approving the Merger Agreement, the Merger, and the conversion of the Company’s Series A Preferred Stock (as specified in the Merger Agreement) and (ii) against any Acquisition Proposal (as defined in the Merger Agreement) with respect to the Company and any other action, proposal, transaction, or agreement that could reasonably be expected to impede, interfere with, delay, postpone, or materially and adversely affect the Talos Merger.

Note 8—Stock-based Compensation

Incentive Award Plan

The Company has established the EnVen Energy Corporation and Energy Ventures GoM LLC 2015 Incentive Award Plan (the “2015 Incentive Plan”) which authorizes the granting of Restricted Stock, stock options, performance bonuses, and other incentive awards to eligible employees, consultants, and members of its Board. Pursuant to the 2015 Incentive Plan, the Company was authorized to award up to 2,583,301 shares of its Class A Common Stock. On December 13, 2018, the Company amended the 2015 Plan (“2015 Incentive Plan Amendment”) and all of the awards granted on or after December 13, 2018 will be granted under the 2015

Incentive Plan Amendment. Pursuant to the 2015 Incentive Plan Amendment, the Company is authorized to award up to 2,720,000 shares of its Class A Common Stock. As of September 30, 2022, the Company had 373,209 shares of its Class A Common Stock available for grant under the 2015 Incentive Plan Amendment and all incentive awards granted to date have been to employees or members of its Board.

Restricted Stock Awards and Units

The Company awards time-based and performance-based non-qualified Restricted Stock subject to the terms, restrictions, and vesting requirements defined in the restricted stock agreements. Additionally, the Company has employment agreements with certain employees with varying terms that provide for, among other things, the accelerated vesting of all non-vested equity awards upon the (i) retirement after the eligible age of 65 or (ii) termination of employment without cause (the “Accelerated Vesting Conditions”).

The Company’s Restricted Stock does not have any post-vesting restrictions, therefore, the fair value of each share of Restricted Stock on the date of the grant is determined based on the per share fair value of its Class A Common Stock on a minority, non-marketable basis. The per share fair value of the Company’s Class A Common Stock is estimated at the grant date of the shares. Refer to Note 4—Fair Value Measurements for a discussion of the fair value of the Company’s Class A Common Stock.

The aggregate fair value of the Restricted Stock vested during the nine months ended September 30, 2022 was $19.5 million and the Company withheld 302,727 shares of the vested Restricted Stock on behalf of the Restricted Stock holders to satisfy the related tax withholding obligations. Any shares withheld in connection with such tax withholdings will be available for new grants. Additionally, during the nine months ended September 30, 2022, the Company repurchased and retired 90,675 shares of vested Restricted Stock from current employees and members of its Board for $2.3 million, the aggregate fair value of the vested Restricted Stock on the date of the repurchase. These repurchased shares are not available for new grants.

Time-based Restricted Stock

The Company awards time-vested non-qualified Restricted Stock subject to the terms, restrictions, and vesting requirements defined in the restricted stock agreements. Time-vested Restricted Stock contains a vesting period subject to the Restricted Stock holder continuing employment or service and generally vests in installments over a period of three years.

The Company recognizes compensation expense related to time-based Restricted Stock on a straight-line basis over the requisite service period based on the fair value of the Restricted Stock on the grant date. In accordance with ASC Topic 718, Compensation—Stock Compensation, for the time-based Restricted Stock subject to Accelerated Vesting Conditions, as discussed above, the Company considers the accelerated vesting when determining the requisite service period over which to recognize the compensation expense and utilizes the lesser of the stated service period or the period in which the Restricted Stock holder is no longer required to continue employment or service. Additionally, the Company has elected to not estimate the forfeiture rate of its time-based Restricted Stock in its initial calculation of compensation expense, but instead adjusts compensation expense for forfeitures as they occur.

The following table presents the Company’s time-based Restricted Stock activity during the nine months ended September 30, 2022:

	Time-based Restricted Stock	Weighted Average Grant Date Fair Value
Non-vested as of January 1, 2022	759,265	$12.82
Granted	295,898	$32.45
Vested	(374,519)	$13.69
Forfeitures	(5,510)	$20.22

Non-vested as of September 30, 2022	675,134	$20.89

The Company recognized compensation expense related to time-based Restricted Stock of $2.2 million and $5.4 million during the three and nine months ended September 30, 2022, respectively, and $1.5 million and $3.0 million during the three and nine months ended September 30, 2021, respectively. As of September 30, 2022, there was $7.7 million of unrecognized compensation expense related to time-based Restricted Stock, which is expected to be recognized over a weighted average period of 1.3 years.

Performance-based Restricted Stock

The Company awards performance-based non-qualified Restricted Stock subject to the terms, restrictions, and vesting requirements defined in the restricted stock agreements. Performance-based Restricted Stock vests only if the Company achieves certain performance goals during a predetermined performance period and depending on the performance metric, the vesting of certain performance-based Restricted Stock is subject to the Restricted Stock holder fulfilling varying employment conditions. On a quarterly basis, the Company assesses the likelihood that the performance conditions associated with its performance-based Restricted Stock will be achieved and the expected level of achievement. When the level of a performance metric is determined, the Company considers any difference between the number of awards associated with the maximum and the actual performance level as canceled. Additionally, the Company considers any unvested performance-based Restricted Stock remaining at the end of any predetermined performance period as canceled.

The Company only begins recognizing compensation expense related to its performance-based Restricted Stock at the time the performance condition is deemed probable of occurring. Once the performance condition is deemed probable of occurring, the Company recognizes the compensation expense related to those performance-based Restricted Stock shares on a straight-line basis over the stated performance period based on the fair value of the Restricted Stock on the grant date. If necessary, the Company may adjust the compensation expense related to performance-based Restricted Stock to reflect material changes in the probability or achievement level of the metric. For the performance-based Restricted Stock subject to Accelerated Vesting Conditions, as noted above, the Company considers the accelerated vesting when determining the requisite service period over which to recognize the compensation expense and utilizes the lesser of the stated performance period or the period in which the Restricted Stock holder is no longer required to continue employment or service. Additionally, the Company has elected to not estimate the forfeiture rate of its performance-based Restricted Stock in its initial calculation of compensation expense, but instead adjusts compensation expense for forfeitures as they occur.

The following table presents the Company’s performance-based Restricted Stock activity during the nine months ended September 30, 2022:

	Performance-based Restricted Stock	Weighted Average Grant Date Fair Value
Non-vested as of January 1, 2022	1,076,406	$13.51
Granted	479,195	$32.45
Vested	(450,388)	$14.56
Canceled	(140,890)	$11.97
Forfeitures	(8,234)	$21.77

Non-vested as of September 30, 2022	956,089	$22.55

A portion of the performance-based Restricted Stock granted will vest based on the achievement of certain performance metrics in future years. As of September 30, 2022, the performance metrics associated with 311,662 shares, net of forfeitures, granted in May 2021 and March 2022 have not been established; therefore, the Company cannot yet determine the grant date or the fair value of these shares and is considering the shares as issued, but not yet granted. During the nine months ended September 30, 2022, the baseline for a performance metric associated with 251,940 shares of performance-based Restricted Stock granted in June 2020 and May 2021 was finalized, as a result, these shares are considered granted, at their maximum performance level, during the nine months ended September 30, 2022 and are presented as such in the table above.

During the nine months ended September 30, 2022, the Company determined that certain performance metrics associated with some of its performance-based Restricted Stock will likely be met. As a result, the Company recognized $6.9 million and $9.1 million in compensation expense during the three and nine months ended September 30, 2022, respectively. During the three and nine months ended September 30, 2021, the Company recognized $1.8 million and $2.6 million, respectively, in compensation expense related to certain performance-based Restricted Stock.

As of September 30, 2022, there is $12.2 million of unrecognized compensation expense related to the Company’s non-vested performance-based Restricted Stock, $3.6 million of which approximates the maximum expense associated with certain shares that have a weighted average stated performance period of 0.3 years. The remaining unrecognized compensation expense is associated with non-vested performance-based Restricted Stock shares which have a weighted average term of 3.6 years. Additionally, as discussed above, the performance metrics for certain of the performance-based Restricted Stock issued in May 2021 and March 2022 have not been established; therefore, the Company cannot yet determine the grant date or the related fair value and compensation expense associated with those performance-based shares.

Stock Options

The Company had previously awarded non-qualified stock options, which represent the right to purchase its Class A Common Stock at a specified price (“Stock Options”). The Company did not grant any Stock Options during the nine months ended September 30, 2022 and as of January 1, and September 30, 2022, all of the 682,650 outstanding Stock Options were vested and exercisable. As of September 30, 2022, all of the Company’s outstanding Stock Options have an exercise price of $10.00 and a weighted average remaining contractual term of 3.1 years. The Company has recognized all of the compensation expense related to its Stock Options prior to 2020.

Note 9—Concentrations of Risk

Accounts Receivable

The Company does not require its oil and natural gas purchasers to post collateral and an inability or failure of any its significant customers to meet their obligations or their insolvency or liquidation could adversely affect its financial results. The Company evaluates the credit standing of its oil and natural gas purchasers as it deems appropriate under the circumstances, which may include reviewing a purchaser’s credit rating, latest financial information, their historical payment record, the financial ability of the purchaser’s parent company to make payment if the purchaser cannot, and undertaking the due diligence necessary to determine credit terms and credit limits.

Derivative Instruments

The Company’s use of derivative instruments exposes it to the risk that its derivative counterparties will be unable to meet their commitments under the arrangements. The Company manages this risk by using multiple counterparties, all of which are registered swap dealers that have an “investment grade” credit rating. Additionally, the Company continually monitors the creditworthiness of its derivative counterparties to determine if any credit risk adjustment is necessary to the fair values of its derivative instruments or if any nonperformance risk exists. Since all of the Company’s derivative counterparties are large financial institutions with investment-grade credit ratings, the Company believes it does not have any significant credit risk associated with its counterparties and does not currently anticipate any nonperformance from its counterparties.

Current Expected Credit Losses

The Company estimates the current expected credit losses related to its short-term receivables using an aging method based on historical loss data that, if warranted, is adjusted for asset-specific considerations and current economic conditions. Upon the adoption of ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments effective January 1, 2020, the Company analyzed the aging of its short-term oil, natural gas, and NGL revenue, production handling agreements revenue, and joint interest and other accounts receivables and its derivative settlement receivables and determined that it did not need to record an adjustment for credit loss related to those short-term receivables because the credit losses have historically been immaterial. Further, the Company has determined that no allowance is necessary as of September 30, 2022 and December 31, 2021. The Company will continue to review the aging of these short-term receivables on a quarterly basis and if necessary, could record an allowance in future periods.

Note 10—Commitments and Contingencies

Revenue Performance Obligations

Oil and natural gas production sales contracts. All of the Company’s oil and natural gas production sales contracts are short-term in nature with a contract term of one year or less. As such, the Company has elected to utilize the practical expedient within ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”) exempting it from the disclosure of the transaction price allocated to the remaining performance obligations if the performance obligation is part of a contract that has an original expected duration of one year or less. Additionally, under the Company’s oil and natural gas production sales contracts, each unit of product represents a separate wholly unsatisfied performance obligation for which the variable payment relates specifically to the efforts to satisfy that performance obligation and allocating the variable consideration is consistent with the allocation objective. Therefore, the disclosure of the transaction price allocated to the remaining performance obligations for these contracts is not required under ASC 606-10-32-40.

Production handling service contracts. All of the Company’s production handling service contracts are long-term in nature with a contract term of one year or more. The transaction price for the Company’s production handling service contracts is comprised of both fixed and variable consideration, which are received monthly as the distinct service is provided. The fixed consideration typically relates to monthly minimum fees, production system operation fees, or infrastructure access fees. The variable consideration may include operating and production handling fees which are based on either contractual rates for units of production serviced or a proportionate expense fee.

As of September 30, 2022, the Company had approximately $15.0 million of remaining performance obligations related to the fixed consideration of its production handling service contracts with expected durations of approximately half a year to 11.3 years. The Company recognized $0.7 million and $2.1 million of revenue related to the fixed consideration of its production handling service contracts performance obligations during the three and nine months ended September 30, 2022, respectively. In August 2021, Hurricane Ida caused all of the Company’s platforms that provide third-party processing to be shut-in for several weeks; therefore, the Company was not able to collect certain monthly minimum fees, resulting in $0.3 million and $1.2 million of revenue related to the fixed consideration of its production handling service contracts performance obligations during the three and nine months ended September 30, 2021, respectively. The Company expects to recognize approximately $2.4 million, $1.2 million, and $1.2 million of the remaining fixed consideration performance obligations as revenue annually over the next three years and the remaining amount allocated to those performance obligations ratably over the following 8.4 years.

Asset Retirement Obligations

Marathon Acquisition. Pursuant to purchase agreements executed in December 2015 and February 2016, the Company was required to deposit approximately $100.0 million into escrow accounts to use for future P&A obligation costs assumed in the acquisitions. In December 2015, the Company deposited approximately $30.0 million into escrow to fully fund one of the P&A obligations and funded the remaining $70.0 million obligation by depositing a percentage of net revenues from the acquired properties into a separate escrow account, on a quarterly basis, beginning in January 2017 until October 2021. As of December 31, 2021, the escrow accounts are fully funded and the Company has no remaining future funding obligations. As of September 30, 2022 and December 31, 2021, these escrow accounts have a combined balance of $100.5 million and $100.7 million, respectively, inclusive of interest earned to date, and are reflected as Restricted cash on the condensed consolidated balance sheets.

Notes receivable, net. The Company holds two notes receivables which consist of commitments from the sellers of oil and natural gas properties, acquired by the Company, related to the costs associated with its performance of the assumed P&A obligations (the “P&A Notes Receivable”). As of September 30, 2022 and December 31, 2021, both of the P&A Notes Receivable have fully accreted to their principal amounts of $65.1 million and are presented as such, net of related cumulative estimated credit losses, on the accompanying condensed consolidated balance sheets.

The Company estimates any current expected credit losses related to its P&A Notes Receivable on a combined amortized basis using the probability of default method based on the long-term credit ratings of the counterparties of the notes, which are currently considered “investment grade.” The Company records any changes in the current estimated credit losses related to its P&A Notes Receivable as part of Other income on the accompanying condensed consolidated statements of operations. During the nine months ended September 30, 2022 and 2021, the Company recognized interest income of less than $0.1 million and $2.6 million, respectively, related to its P&A Notes Receivable. The Company did not recognize any interest income related to its P&A Notes Receivable during the three months ended September 30, 2022 or 2021.

Other obligations. The Bureau of Ocean Management and certain third-parties require the Company to post supplemental and performance bonds as a means to ensure its decommissioning obligations, such as the plugging of wells, the removal of platforms and other offshore facilities, the abandonment of offshore pipelines, and the clearing of the seafloor of obstructions. If needed, the Company may enter into arrangements with surety companies who provide such bonds on its behalf. In exchange, the Company pays an annual premium to the surety for its financial strength to extend the credit. These surety bond premiums are recognized in Prepaid expenses and other current assets on the accompanying condensed consolidated balance sheets and are amortized over the life of the surety bonds into Interest expense on the accompanying condensed consolidated statements of operations. The Company did not pay any cash for surety bond premiums during the three months ended September 30, 2022 and paid $5.3 million during the nine months ended September 30, 2022. During the three and nine months ended September 30, 2022, the Company amortized $2.6 million and $8.1 million, respectively, of the premiums into Interest expense on the accompanying condensed consolidated statements of operations. During the three and nine months ended September 30, 2021, the Company paid $2.5 million and $8.5 million, respectively, for surety bond premiums and amortized $2.9 million and $8.1 million, respectively, of the premiums into Interest expense on the accompanying condensed consolidated statements of operations.

Notes Payable

On December 30, 2019, the Company entered into a financing agreement for payments due under a licensing agreement for seismic data, paying an initial installment of $3.0 million in the first quarter of 2020, and agreeing to pay eight quarterly installments of $2.2 million beginning on July 1, 2020 through April 1, 2022, at an imputed interest rate of 4.75%. Per the agreement, the Company paid $2.2 million and $6.7 million of the notes payable balance during the three and nine months ended September 30, 2021, respectively. As of December 31, 2021, the outstanding balance of this note payable was $4.4 million which is reflected as a current note payable on the accompanying condensed consolidated balance sheet. Per the agreement, the Company paid $4.5 million of notes payable balance during the nine months ended September 30, 2022, which included the final installment on April 1, 2022, resulting in a zero balance as of September 30, 2022.

Legal Proceedings

From time to time, the Company could be subject to legal actions and claims arising in the ordinary course of business. It is the opinion of management that the outcome of these matters will not have a material adverse effect on the Company’s financial position or results of operations.

In June 2019, David M. Dunwoody, Jr., former President of the Company, filed a lawsuit against the Company in Texas District Court alleging that the circumstances of his resignation constituted “Good Reason” under his employment agreement dated as of November 6, 2015 (the “Employment Agreement”), and entitled him to the severance payments and benefits as set forth in his Employment Agreement for a resignation for “Good Reason.” In September 2021, the trial court entered a judgment of $12.4 million in favor of Mr. Dunwoody, inclusive of Mr. Dunwoody’s legal fees and interest, which the Company has recorded as a non-current liability on its condensed consolidated balance sheets as of September 30, 2022 and December 31, 2021. The Company disagrees with many of the trial court’s rulings and does not agree with Mr. Dunwoody’s assertion that he had “Good Reason” to resign from his employment. The Company expects the appellate process to continue for the foreseeable future.

In July 2019, the Company filed a lawsuit against Mr. Dunwoody in Delaware Chancery Court for breach of fiduciary duty and equitable fraud relating to Mr. Dunwoody’s conduct while he was President of the Company. In January 2020, the Company filed an amended complaint that added claims against Oilfield Pipe of Texas, LLC for aiding and abetting Mr. Dunwoody’s breach of his fiduciary duty and equitable fraud. On April 21, 2022, the Delaware Chancery Court denied Mr. Dunwoody’s renewed motion to dismiss and the parties are engaged in discovery. The Delaware Chancery Court has scheduled the trial for July 2023. The Company may recognize additional liabilities and expenses in future periods related to this litigation with Mr. Dunwoody.

Note 11—Leases

The Company capitalizes its operating leases as right-of-use (“ROU”) assets and lease liabilities on the accompanying condensed consolidated balance sheets and recognizes the fixed minimum lease costs for its operating leases on a straight-line basis over the lease term in accordance with ASC Topic 842, Leases (“ASC 842”). The Company does not recognize leases with initial lease terms less than or equal to 12 months on the balance sheet and only includes those short-term leases as part of its lease-related disclosures. Additionally, the Company does not include any of its variable lease costs in the calculation of its ROU assets and lease liabilities, as none of the variable costs are based on an index or rate. Instead, all of the variable costs are based on the performance of the leased asset or the level of use of other non-lease components due to the election of the practical expedient to not separate the lease and non-lease components when measuring lease payments.

The Company makes certain assumptions and judgments when determining its ROU assets and lease liabilities. When determining whether a contract contains a lease, the Company considers whether there is an identified asset that is physically distinct, whether the supplier has substantive substitution rights, whether the Company has the right to obtain substantially all of the economic benefits from the use of the asset, and whether it has the right to control the asset. Certain of the Company’s leases include one or more options to renew the lease, with renewal terms that can extend the lease term for additional years. When determining if renewals should be included in the lease term to be recognized, the Company utilizes the reasonably certain threshold, therefore, certain of the leases included in the calculation of its ROU assets and lease liabilities include optional renewal periods for which it is not contractually obligated. Additionally, the Company must estimate its incremental borrowing rate when the implicit rate is not stated in the lease agreement and cannot be readily determined. As of September 30, 2022, none of the Company’s active leases contain purchase or termination options that are reasonably certain to be exercised.

Office space and information technology equipment leases. The Company has several operating leases for office space and information technology equipment (“IT Equipment”) used in its daily operations, for which it records the related lease costs as G&A expenses on the accompanying condensed consolidated statements of operations.

The following table presents the components of the Company’s office space and IT Equipment operating lease costs during the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(In thousands)
Office space and IT equipment operating lease costs	$718	$712	$2,155	$2,178
Variable office space and IT equipment operating lease costs	390	383	1,170	1,078

Total office space and IT equipment operating lease costs (1)	1,108	1,095	3,325	3,256

(1)	None of the total office space and IT equipment operating lease costs incurred during the three and nine months ended September 30, 2022 and 2021 relate to short-term leases.

During the nine months ended September 30, 2022 and 2021, the Company made cash payments related to its office space and IT Equipment leases of $3.0 million and $2.8 million, respectively, which are included in its cash flows from operating activities on the accompanying condensed consolidated statements of cash flows.

Drilling rig operating leases. The scope of ASC 842 does not include leases to explore or use minerals, oil, natural gas, and similar non-regenerative resources; therefore, the Company’s oil and natural gas leases are excluded, but the equipment used to explore for natural resources, which includes drilling rigs, marine vessels, and other equipment used in the exploration and development of oil and natural gas assets are included in the scope of ASC 842. In accordance with the full cost method of accounting for oil and natural gas properties, the Company capitalizes the portion of its lease costs which relate to its drilling rig operating leases as part of its oil and natural gas property balance. In lease agreements where the Company is the designated operator per a joint operations arrangement, any related ROU assets and lease liabilities are calculated using the gross payment amount rather than the net amounts based on its working interest in the related property. However, when the costs are incurred, the Company only recognizes its share of the drilling rig operating lease costs in its condensed consolidated financial statements.

The following table presents the components of the Company’s drilling rig operating leases capitalized during the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(In thousands)
Drilling rig operating lease costs	$2,769	$2,139	$9,668	$7,762
Variable drilling rig operating lease costs	168	262	1,404	745
Total drilling rig operating lease costs (1)	$2,937	$2,401	$11,072	$8,507

(1)

None of the total drilling rig operating lease costs incurred during the three and nine months ended September 30, 2022 and 2021 relate to short-term leases; however, the total drilling rig operating lease costs for the current period are not indicative of the Company’s current or future lease costs and obligations, as it routinely enters into short-term drilling rigs contracts to support its drilling activities. As of September 30, 2022, the Company’s short-term lease obligations are approximately $23.7 million.

Additionally, during each of the three and nine months ended September 30, 2021, the Company recognized $0.4 million of drilling rig operating lease costs related to P&A costs. The Company did not recognize any drilling rig operating lease costs related to P&A costs during the three and nine months ended September 30, 2022.

During the nine months ended September 30, 2022 and 2021, the Company made cash payments of $14.4 million and $14.1 million, respectively, related to its drilling rig operating lease costs, $12.3 million and $10.8 million, respectively, of which are included in its cash flows from investing activities on the accompanying condensed consolidated statements of cash flows.

Total lease liabilities. As of September 30, 2022, the Company had total lease liabilities of $19.4 million on the accompanying condensed consolidated balance sheet. To determine the present value of its future lease payments as of September 30, 2022, the Company applied a weighted average incremental borrowing rate of 5.9% and a weighted average remaining lease term of 6.4 years. During the nine months ended September 30, 2022, the Company recognized an additional $13.9 million in both ROU asset and lease liabilities. The Company did not recognize any additional ROU assets or liabilities during the three months ended September 30, 2022.

As of September 30, 2022, the Company’s lease liabilities consisted of the following:

(In thousands)
October 1, 2022 through September 30, 2023	$6,472
October 1, 2023 through September 30, 2024	2,321
October 1, 2024 through September 30, 2025	2,134
October 1, 2025 through September 30, 2026	2,169
October 1, 2026 through September 30, 2027	2,211
Thereafter	7,479

Total future lease payments (1)	22,786

Less: present value discount	(3,387)

Total lease liabilities as of September 30, 2022	$19,399

(1)

As of September 30, 2022, total future lease payments include payments of $18.4 million, $4.1 million, and $0.3 million for office space, drilling rigs and IT equipment, respectively. Payments for drilling rigs are presented on a gross basis and do not reflect the Company’s net proportionate share of such amounts, as the Company will bill other joint interest owners for their working interest share of such costs. The Company’s share of the drilling rig costs are generally capitalized as part of its oil and natural gas property balance.

Note 12—Income Taxes

The Company estimates its annual effective income tax rate on a quarterly basis based on its current annual forecasted operating results adjusted for any discrete items in the period in which they are identified. Each quarter, the Company updates these rates and records a cumulative adjustment to income tax expense or benefit by applying the updated rates to the year-to-date pre-tax income or loss.

Any temporary differences between the book and tax earnings of the underlying partnership that are allocated to the Company affect the components of the deferred tax balance.

The Company’s effective tax rates were 13.3% and 13.5% for the three and nine months ended September 30, 2022, respectively, and 20.1% and 10.9% for the three and nine months ended September 30, 2021, respectively. The overall change in the Company’s effective tax rates for the three and nine months ended September 30, 2022 compared to the same periods of 2021, is primarily a result utilizing certain deferred tax assets which were previously subjected to a valuation allowance in 2021. Additionally, during the three and nine months ended September 30, 2021, the Company recorded a discrete income tax benefit of $3.1 million related to the 2023 Notes.

Note 13—Supplemental Cash Flow Information

The following table presents a reconciliation of cash, cash equivalents, and restricted cash reported on the accompanying condensed consolidated statements of cash flows for the periods indicated:

	September 30,
	2022	2021
	(In thousands)
Cash and cash equivalents	$192,124	$104,466
Restricted cash (1)	100,460	96,948

Total cash, cash equivalents, and restricted cash	$292,548	$201,414

		December 31, 2021
		(In thousands)
Cash and cash equivalents		$88,930
Restricted cash (1)		100,695

Total cash, cash equivalents, and restricted cash		$189,625

(1)

Restricted cash primarily consists of cash held in escrow for future P&A obligations, refer to Note 10—Commitments and Contingencies for a discussion of the restricted cash balances related to certain of the Company’s P&A obligations.

The following table presents non-cash investing and financing activities and the supplemental disclosure relating to cash paid for interest and income taxes during the periods indicated:

	Nine Months Ended September 30,
	2022	2021
	(In thousands)
Non-cash investing and financing activities:
Expenditures for property and equipment in accrued liabilities and non-current liabilities	$13,212	$(1,021)
Expenditures for unevaluated oil and natural gas leases in accrued liabilities	—	(5,879)
Neptune Acquisition closing adjustments (1)	464	—
Changes in asset retirement obligations	370	14,464
Lease cost property additions	(202)	35
Series A preferred stock dividends—paid-in-kind (2)	—	(6,484)
Series A preferred stock dividends—beneficial conversion feature (3)	—	28,267
Supplemental disclosure:
Interest paid on debt, net of amounts capitalized	$15,814	$19,733
Income taxes paid (4)	20,800	1,950

(1)

Reflects the remaining final settlement payment from BHP received in January 2022 for the Neptune Acquisition, which was reflected as non-cash investing activity for the year ended December 31, 2021. Refer to Note 2—Acquisitions of Oil and Natural Gas Properties for a further discussion.

(2)

In the first quarter of 2021, the Company paid the quarterly Series A Preferred Stock dividends by issuing shares of its Series A Preferred Stock (“PIK Shares”). However, the second and third quarters of 2021 and throughout 2022, the Company’s Board has elected to pay the dividends in cash rather than issuing PIK Shares.

(3)

Reflects the cumulative effect adjustment for the adoption ASU No. 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, effective January 1, 2021, to reverse the beneficial conversion feature associated with the Company’s Series A Preferred Stock PIK Share dividends outstanding as the effective date. The adoption of this ASU eliminated the accounting model for the beneficial conversion feature related to the PIK Share dividends of the Company’s Series A Preferred Stock.

(4)	During the nine months ended September 30, 2022, the Company made estimated tax payments of $32.7 million in accordance with the U.S. Internal Revenue Code and its current tax projections.

Note 14—Subsequent Events

As discussed in Note 6—Long-term Debt, on October 13, 2022, the Company and a majority of the lenders under its Revolving Credit Facility entered into a Consent and Waiver Agreement, in which the consenting lenders (i) consented to the change-of-control transaction that would result from the pending merger with Talos under the terms of the Revolving Credit Facility, and (ii) agreed to waive any default or event of default under the Revolving Credit Facility resulting from such change-of-control transaction.

The Company has evaluated subsequent events from the balance sheet date as of September 30, 2022 through December 5, 2022, the date at which these unaudited condensed consolidated financial statements were available to be issued and has determined there are no other events to disclose.

Annex A

AGREEMENT AND PLAN OF MERGER

dated as of

September 21, 2022

among

ENVEN ENERGY CORPORATION,

TALOS ENERGY INC.,

TALOS PRODUCTION INC.,

TIDE MERGER SUB III LLC,

TIDE MERGER SUB I INC.,

TIDE MERGER SUB II LLC

and

BCC ENVEN INVESTMENTS, L.P.,

in its capacity as the Equityholders’ Representative

A-i

A-ii

A-iii

EXHIBITS

Exhibit A	Form of Company Support Agreement
Exhibit B	Form of Parent Support Agreement
Exhibit C	Form of Registration Rights Agreement

A-iv

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of September 21, 2022 by and among EnVen Energy Corporation, a Delaware corporation (the “Company”), Talos Energy Inc., a Delaware corporation (“Parent”), Talos Production Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Production Company”), Tide Merger Sub III LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Production Company (“UnSub”), Tide Merger Sub I Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub I”), Tide Merger Sub II LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Parent (“Merger Sub II”, and together with Merger Sub I, the “Merger Subs”), and BCC Enven Investments, L.P., a Delaware limited partnership, in its capacity as the representative of the Company Stockholders and Equity Award Holders as set forth herein (the “Equityholders’ Representative”).

W I T N E S S E T H :

WHEREAS, Parent, Merger Sub I and the Company intend to effect the First Merger, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL;

WHEREAS, Parent, Merger Sub II and the First Surviving Corporation intend to effect the Second Merger, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the DLLCA;

WHEREAS, in the event of a Successful Notes Solicitation, Parent, Merger Sub II and Production Company intend to effect the Combined Structure Merger, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the DLLCA;

WHEREAS, in the event an Alternative Structure Event occurs, Parent, Merger Sub II and UnSub intend to effect the Alternative Structure Merger, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DLLCA;

WHEREAS, the Boards of Directors, equivalent governing bodies or managing members of each of the Company, Parent, Production Company, UnSub and Merger Subs have (i) declared that the applicable Merger(s) and the other transactions contemplated by this Agreement are fair to, advisable and in the best interests of their respective companies and stockholders or members and (ii) approved this Agreement and the transactions contemplated hereby, including the applicable Merger(s), upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has recommended that the Parent Stockholders vote to approve the issuance of shares of Parent Common Stock to the stockholders of the Company pursuant to the terms of this Agreement;

WHEREAS, the Board of Directors of Merger Sub I has recommended that the sole stockholder of Merger Sub I vote to adopt this Agreement and approve the transactions contemplated by this Agreement;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has recommended that the Company Stockholders vote to adopt this Agreement and approve the transactions contemplated by this Agreement;

WHEREAS, following the execution and delivery of this Agreement, in connection with the transactions contemplated by this Agreement, the Persons listed on Section 9.01(a)(vi) of the Company Disclosure Schedule (collectively, the “Company Support Agreement Parties”) are expected to enter into voting and support agreements (the “Company Support Agreements”), in the form set forth on Exhibit A, with Parent;

WHEREAS, concurrently with the execution and delivery of this Agreement, in connection with the transactions contemplated by this Agreement, the Parent Key Stockholders have entered into voting and support agreements, dated as of the date hereof (the “Parent Support Agreements”), in the form set forth on Exhibit B, with Parent and the Company;

WHEREAS, simultaneously with the execution of this Agreement, Parent and the Company Stockholders who will receive Parent Common Stock pursuant to Article 2 and who would reasonably be expected to be Affiliates of Parent following the Closing, have entered into that certain Registration Rights Agreement (the “Registration Rights Agreement”), in the form set forth on Exhibit C, to be effective upon the Closing; and

WHEREAS, for U.S. federal income tax purposes, each of the parties intends that (i) the First Merger and the Second Merger, taken together, will constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations (the “Intended Tax Treatment”), and (ii) that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 354, 361 and 368 of the Code and Treasury Regulations Section 1.368-2(g).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. In this Agreement, the following words and expressions shall have the following meanings:

“280G Stockholder Vote” has the meaning set forth in Section 6.08.

“280G Waivers” has the meaning set forth in Section 6.08.

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions on terms that are, in the aggregate, no less favorable to Parent than those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for Parent to be able to comply with its obligations under this Agreement and such nonmaterial changes requested by the counterparty to ensure the confidentiality agreement is consistent with its organization’s customary policies, procedures and practices with respect to confidentiality agreements).

“Acquisition Proposal” means, with respect to a party, any proposal or offer from any Person or “group” (as defined in the Exchange Act) (other than Parent, any Merger Sub or their respective Affiliates on the one hand, or the Company or its Affiliates on the other hand) relating to, in a single transaction or series of related transactions: (a) any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or earnings before interest, Taxes, depreciation and amortization for the preceding twelve months of such party and its Subsidiaries, taken as a whole; (b) any direct or indirect acquisition of 20% or more of the consolidated assets of such party and its Subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the Company Board or the Parent Board, as applicable), including through the acquisition of one or more Subsidiaries of such party owning such assets; (c) acquisition of beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the total voting power of the Equity Interests of such party, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the total voting power of the Equity Interests of such party, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving such party (or any of its Subsidiaries) that constitutes 20% or more of the revenues or assets of such party and its Subsidiaries, taken as a whole; (d) any issuance or sale or other disposition (including by way of merger, reorganization, division, consolidation, share exchange, business combination, recapitalization or other similar transaction) of 20% or more of the total voting power of the Equity Interests of such party; or (e) any combination of the foregoing.

“Actual Fraud” means the making by a party hereto, to another party hereto, of an express representation or warranty contained in this Agreement, any certificate delivered pursuant to this Agreement or any other Transaction Agreement; provided that at the time such representation or warranty was made by such party, (a) such representation or warranty was inaccurate, (b) such party had actual knowledge (and not imputed or constructive knowledge) of the inaccuracy of such representation or warranty, (c) in making such representation or warranty such party had the intent to deceive such other party and to induce such other party to enter into this Agreement, and (d) such other party acted in reasonable reliance on such representation or warranty. For the avoidance of doubt, “Actual Fraud” does not include equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including fraud) based on negligence or recklessness, and no Person shall be liable for or as a result of any other Person’s Actual Fraud.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Aggregate Cash Consideration” means an amount equal to the sum of (a) $212,500,000, less (b) the Equity Awards Settlement Amount, plus (c) the Aggregate Exercise Price Amount.

“Aggregate Exercise Price Amount” means the aggregate exercise price of all Company Options received by the Company in cash prior to the First Effective Time in connection with the exercise of Company Options in accordance with Section 2.06.

“Aggregate Stock Consideration” means 43,800,000 shares of Parent Common Stock.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.09.

“Alternative Structure Event” means the failure of Parent to complete a Successful Notes Solicitation within the earlier of (a) 90 days after the date of this Agreement and (b) ten (10) Business Days prior to the Closing Date.

“Alternative Structure Merger” has the meaning set forth in Section 2.01(a).

“Applicable Law” means, with respect to any Person, all applicable federal, state, provincial, local or foreign laws, rules, regulations, ordinances, directives, statutes, treaties, rules of common law, and any binding order, decree, judgment or ruling of any Governmental Authority having jurisdiction with respect to such Person.

“Appraisal Demand” has the meaning set forth in Section 2.07(c).

“Available Cash” means an amount of cash equal to the amount of cash held by or available through borrowings under the Company Revolving Credit Facility to the Company and its Subsidiaries as of immediately prior to the First Effective Time that is available for deposit with the Exchange Agent pursuant to Section 2.08(c) as reasonably determined by the Company Board in good faith in accordance with all Applicable Laws and the terms of the Company’s Indebtedness after factoring in the Equity Awards Settlement Amount, the payments contemplated by Section 2.04, and other short-term expected cash needs of the Company and its Subsidiaries.

“Bain Approval” has the meaning set forth in Section 3.03(a).

“Bain Entities” has the meaning set forth in Section 3.03(a).

“Balance Sheet Date” means June 30, 2022.

“Benefit Plan” means, as to any Person, any material written (a) “employee benefit plan” as defined in Section 3(3) of ERISA, (b) employment, severance, change in control, retention or similar Contract or plan or (c) other Contract or plan providing for compensation, bonuses, equity-based compensation, deferred compensation, vacation benefits, insurance, health or welfare benefits, disability or sick leave benefits, fringe and other employee benefits or post-employment or retirement benefits, in each case that is sponsored, maintained or contributed to or entered into by such Person or any of its Subsidiaries for the benefit of a current or former employee, officer, director or individual independent contractor of such Person or any of its Subsidiaries (other than any plan or Contract sponsored or maintained by a Governmental Authority).

“Body Shops” has the meaning set forth in Section 3.18(c).

“Business Day” means a day, other than a Saturday or Sunday or public holiday in Houston, Texas, on which banks are open in Houston, Texas for general commercial business.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, as amended.

“Certificate of Designation” means the Amended and Restated Certificate of Designation of Series A Convertible Perpetual Preferred Stock of the Company, filed with the Secretary of State of the State of Delaware on September 21, 2022, as amended and currently in effect.

“Certificates” has the meaning set forth in Section 2.08(a).

“CFIUS” means the Committee on Foreign Investment in the United States, or any member agency thereof acting in its capacity as a CFIUS member agency.

“Charter” means the Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on November 4, 2015, as amended by the Certificate of Amendment to Certificate of Incorporation filed with the Secretary of State of the State of Delaware on December 29, 2016, as amended and currently in effect.

“Class A Common Shares” means shares of Class A Common Stock.

“Class A Common Stock” means the Class A common stock, par value $0.001 per share, of the Company.

“Class B Common Shares” means shares of Class B Common Stock.

“Class B Common Stock” means the Class B common stock, par value $0.001 per share, of the Company.

“Closing” has the meaning set forth in Section 2.01(b).

“Closing Date” means the date of the Closing.

“Closing Tax Opinion” has the meaning set forth in Section 8.01(c)(v).

“Closing Wire” has the meaning in Section 2.08(c).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any written or oral agreement, memorandum of understanding or other contractual obligation between any Person or any of its Subsidiaries and any labor organization or other authorized employee representative representing employees or individual independent contractors.

“Combined Structure Merger” has the meaning set forth in Section 2.01(a).

“Communications Plan” has the meaning set forth in Section 5.11(b).

“Company” has the meaning set forth in the preamble.

“Company Audited Financial Statements” has the meaning set forth in Section 3.07(a).

“Company Balance Sheet” has the meaning set forth in Section 3.07.

“Company Benefit Plan” means any Benefit Plan that is sponsored, maintained, contributed to or entered into by the Company or any of its Subsidiaries.

“Company Board” has the meaning set forth in the recitals.

“Company Board Recommendation” has the meaning set forth in Section 5.05(e).

“Company Change in Recommendation” has the meaning set forth in Section 5.05(e).

“Company DC Plan” has the meaning set forth in Section 6.04.

“Company Designated Directors” has the meaning set forth in Section 2.13.

“Company Disclosure Schedule” means the disclosure schedule with respect to this Agreement delivered by the Company to Parent on the date hereof.

“Company Financial Statements” has the meaning set forth in Section 3.07(a).

“Company Incentive Award Plan” means the EnVen Energy Corporation and Energy Ventures GoM LLC 2015 Incentive Award Plan, as amended.

“Company Indemnitee” has the meaning set forth in Section 5.14(a).

“Company Independent Petroleum Engineers” has the meaning set forth in Section 3.16(a).

“Company Interim Financial Statements” has the meaning set forth in Section 3.07.

“Company Key Stockholders” means the Company Stockholders listed on Section 1.01 of the Company Disclosure Schedule.

“Company Leased Real Property” has the meaning set forth in Section 3.14(b).

“Company Material Adverse Effect” means a material adverse effect on the financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any changes, events, developments, conditions, occurrences or effects resulting from or arising out of (a) changes or prospective changes in GAAP or other regulatory accounting requirements (or the interpretation thereof) applicable to any industry in which the Company or any of its Subsidiaries operate, (b) changes in the financial, securities, currency, commodity, real estate, capital or credit markets or in general economic, political, social, regulatory, legal or tax conditions in any jurisdiction in which the Company or any of its Subsidiaries operate, (c) changes (including changes of Applicable Law (or the interpretation or enforcement thereof) or interest or exchange rates) or conditions generally affecting any industry in which the Company or any of its Subsidiaries operate, (d) actual or threatened acts of war, sabotage, cyber-attack or terrorism or, other than with respect to hurricanes, natural disasters (including tornadoes, floods, earthquakes and weather-related events) involving any jurisdiction in which the Company or any of its Subsidiaries operate, or any escalation or worsening thereof, (e) any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or other public health condition involving any jurisdiction in which the Company or any of its Subsidiaries operate, or any escalation or worsening thereof, (f) the announcement, pendency or consummation of the transactions contemplated hereby, the identity of Parent or any facts or circumstances relating to Parent or the announcement or other disclosure of Parent’s plans or intentions with respect to the conduct of any of the businesses of the Company and its Subsidiaries after the Closing, including the effect of any of the foregoing on the relationships, contractual or otherwise, of the Company or its Subsidiaries with customers, employees, suppliers, vendors, service providers or Governmental Authorities, (g) failure to meet any internal or published projections, forecasts or predictions in respect of financial performance (it being understood that any underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect), (h) any action taken (or omitted to be taken) at the request of Parent, (i) any action taken by the Company or any of its Subsidiaries that is expressly required pursuant to this Agreement or (j) any breach of this Agreement by Parent, Production Company, UnSub or any Merger Sub, except, in the case of clauses (a), (b), (c), (d) and (e) to the extent the Company and its Subsidiaries, taken as a whole, are materially and disproportionately affected thereby relative to other participants in the industry or industries in which the Company and its Subsidiaries operate (in which case only the disproportionate effect or effects may be taken into account in determining whether there has been a Company Material Adverse Effect).

“Company Material Contracts” has the meaning set forth in Section 3.11(a).

“Company Option” means any outstanding option to purchase Class A Common Shares that was issued under the Company Incentive Award Plan.

“Company Option Holder” has the meaning set forth in Section 2.06(a).

“Company Organizational Documents” means the Charter, the Certificate of Designations, and the Amended and Restated Bylaws of the Company, effective December 30, 2016, in each case, as amended and currently in effect.

“Company Owned Real Property” has the meaning set forth in Section 3.14(b).

“Company PSU” means any outstanding performance-based restricted stock unit that was issued under the Company Incentive Award Plan.

“Company PSU Holder” has the meaning set forth in Section 2.06(c).

“Company Rabbi Trust” has the meaning set forth in Section 6.03(c).

“Company Real Property” has the meaning set forth in Section 3.14(b).

“Company Related Party Transaction” has the meaning set forth in Section 3.26.

“Company Reserve Report” has the meaning set forth in Section 3.16(a).

“Company Revolving Credit Facility” means the senior secured revolving facility under that certain Amended and Restated Credit Agreement, dated as of December 30, 2016, by and among the Company,

Citibank, N.A., as the administrative agent and collateral agent, and the lenders and other entities party thereto, as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof.

“Company RSU” means any outstanding time-based restricted stock unit that was issued under the Company Incentive Award Plan.

“Company RSU Holder” has the meaning set forth in Section 2.06(b).

“Company Second Lien Notes” means the 11.750% Senior Secured Second Lien Notes due 2026 issued pursuant to the Company Second Lien Notes Indenture.

“Company Second Lien Notes Indenture” means the Indenture relating to the Senior Secured Second Lien Notes by and among Energy Ventures GoM LLC, EnVen Finance Corporation as co-issuers, the guarantors party thereto and Wilmington Trust, National Association as trustee and collateral agent, dated as of April 15, 2021.

“Company Securities” has the meaning set forth in Section 3.06(a).

“Company Stockholder Approval” has the meaning set forth in Section 3.03(a).

“Company Stockholders” means the holders of all of the issued and outstanding Series A Preferred Shares and Class A Common Shares.

“Company Subsidiary Securities” has the meaning set forth in Section 3.06(b).

“Company Support Agreement Parties” has the meaning set forth in the recitals.

“Company Support Agreements” has the meaning set forth in the recitals.

“Company Tax Counsel” means Davis Polk & Wardwell LLP, counsel to the Company, or, if Davis Polk & Wardwell LLP is unable or unwilling to deliver the tax opinion described in Section 8.01(c)(v), any other nationally recognized law firm reasonably acceptable to the Company.

“Company Termination Payment” means $28,000,000.

“Confidentiality Agreement” means the letter agreement dated as of March 9, 2022 between the Company and Parent.

“Consent” means any approval, consent, ratification, permission, waiver, or authorization.

“Consent Solicitation Statement” means the consent solicitation statement included as part of the Registration Statement with respect to the solicitation by the Company of the Company Stockholder Approval.

“Continuing Employee” has the meaning set forth in Section 6.01.

“Contract” means any contract, agreement, lease, sublease, license, sublicense, subcontract, commitment, sale or purchase order, indenture, note, bond, loan, mortgage, deed of trust, instrument or any other arrangement or undertaking of any nature, whether written or oral, including any exhibits, annexes, appendices or attachments thereto, and any amendments, modifications, supplements, extension or renewals thereto.

“Conversion Approval” has the meaning set forth in Section 3.03(a).

“Conversion Shares” has the meaning set forth in Section 2.04.

“Converted Equity Award Shares” has the meaning set forth in Section 2.06(c).

“Converted Option Share” has the meaning set forth in Section 2.06(a).

“Converted PSU Share” has the meaning set forth in Section 2.06(c).

“Converted RSU Share” has the meaning set forth in Section 2.06(b).

“COVID-19” means the coronavirus disease of 2019 and any variations or mutations thereof.

“Credit Agreement Amendment” has the meaning set forth in Section 5.21(a).

“Current Representation” has the meaning set forth in Section 5.13(a).

“D&O Tail Policy” has the meaning set forth in Section 5.14(c).

“Decommissioning,” and “Decommissioned” and its derivatives mean all plugging, replugging, abandonment and re-abandonment, equipment removal, disposal, or restoration associated with Wells, including all plugging and abandonment, dismantling, decommissioning, removal (or abandonment in place, if applicable), surface and subsurface restoration, site clearance and disposal of Wells, well cellars, fixtures, platforms, spars, flowlines, pipelines, tie-backs, risers, structures, and personal property located on, under or associated with Wells and the lands burdened thereby, the removal (or abandonment in place, if applicable) and capping of all associated flowlines, risers, connections, tie-backs, transmission, and gathering lines, pit closures, the restoration of the surface or seabed, drystacking, site clearance, any disposal of related waste materials, excluding naturally occurring radioactive material and asbestos, and obligations to obtain plugging exceptions for any Well with a current plugging exception, all in accordance with all Applicable Laws and the requirements of Governmental Authorities, the terms and conditions of Oil and Gas Leases, Rights-of-Way and Contracts.

“Defensible Title” means, with respect to any Person, that the collective title of such Person and its Subsidiaries (as of the date of this Agreement and as of the Closing) to each of the Oil and Gas Properties held or owned by them (or purported to be held or owned by them), which is reflected on the Company Reserve Report or the Parent Reserve Report, as the case may be, (a) entitles such Person and its Subsidiaries collectively to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the Company Reserve Report or the Parent Reserve Report, as the case may be, of all Hydrocarbons produced from such Oil and Gas Properties throughout the life of such Oil and Gas Properties other than (i) any decreases in connection with those operations in which such Person or any of its Subsidiaries may elect after the date of this Agreement to be a non-consenting co-owner, (ii) any decreases resulting from reversion of interest to co-owners with respect to operations in which such co-owners elect, after the date of this Agreement, not to Consent, (iii) any decreases resulting from the establishment or amendment, after the date of this Agreement, of pools or units, (iv) any decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries or (v) as otherwise expressly stated in the Company Reserve Report or the Parent Reserve Report, as applicable, (b) obligates such Person or its Subsidiaries to collectively bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown on the Company Reserve Report or the Parent Reserve Report, as applicable, for such Oil and Gas Properties, other than (i) any increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements or Applicable Law, (ii) changes due to the exercise after the date of this Agreement of non-consent rights under the applicable operating agreements and similar agreements or Applicable Law, (iii) increases that are accompanied by at least a proportionate increase in such Person’s and its Subsidiaries’ collective net revenue interest in such Oil and Gas Properties, or (iv) as otherwise expressly stated in the Company Reserve Report or the Parent Reserve Report, as applicable, and (c) is free and clear of all Liens (other than Permitted Liens).

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, Equity Interests, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Designated Person” has the meaning set forth in Section 5.13(a).

“DGCL” means the General Corporation Law of the State of Delaware.

“Disregarded Shares” has the meaning set forth in Section 2.03(a)(ii).

“Dissenting Shares” has the meaning set forth in Section 2.07(a).

“DLLCA” means the Limited Liability Company Act of the State of Delaware.

“Employee” means, as to any Person, an employee of such Person or any of its Subsidiaries.

“End Date” has the meaning set forth in Section 9.01(a)(ii).

“Environmental Laws” means any Applicable Laws relating to pollution or the protection of the environment or natural resources, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, Release, threatened Release, or cleanup of Hazardous Substances, or to human health and safety with respect to exposure to Hazardous Substances.

“Equity Award Holders” means the Company Option Holders, the Company RSU Holders and the Company PSU Holders.

“Equity Awards Settlement Amount” means the amount of cash paid by the Company (and not otherwise funded by the applicable awardholder) in respect of withholding tax liabilities associated with the settlement of Company PSUs and Company RSUs and the exercise of Company Options, each in accordance with Section 2.06.

“Equity Interests” means any (a) shares or units of capital stock or voting securities, (b) membership interests or units, (c) other interest or participation (including phantom shares, units or interests) that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity, (d) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person or entity to purchase or otherwise acquire any of the interests in (a)-(d) or any other equity securities or (e) securities convertible into or exercisable or exchangeable for any of the interests in (a)-(d) or any other equity securities.

“Equityholders’ Representative” has the meaning set forth in the preamble.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means all employers, trades, or businesses (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 2.08(a).

“Excluded Arrangements” means (a) any employment, severance, indemnification, consultation or other similar arrangements with Company Employees (in their capacities as such) (including, for the avoidance of doubt, any invention and non-disclosure, restrictive covenant or similar agreements), (b) compensation for services performed by a Related Party as a Company Employee (in his or her capacity as such) and amounts reimbursable for routine travel and other business expenses in the ordinary course of business, (c) this Agreement and the other Transaction Agreements, (d) any Company Benefit Plan, including the Company Incentive Award Plan and (e) any Contract providing for the indemnification or reimbursement of expenses of (x) any member of the Company Board or other governing body of the Company or any of its Subsidiaries and/or (y) any officer of the Company or any of its Subsidiaries.

“Final Surviving Company” has the meaning set forth in Section 2.01(a).

“First Effective Time” has the meaning set forth in Section 2.01(c).

“First Merger” has the meaning set forth in Section 2.01(a).

“First Surviving Corporation” has the meaning set forth in Section 2.01(a).

“Fully Diluted Number” means the aggregate number of Class A Common Shares outstanding immediately prior to the First Effective Time (for the avoidance of doubt, including the Conversion Shares and Converted Equity Award Shares).

“Fundamental Warranties” means, collectively, the representations and warranties contained in Section 3.01 (Existence and Power) (solely the first sentence and (solely with respect to the Company) the third sentence thereof), Section 3.02 (Subsidiaries) (solely the first and third sentences thereof), Section 3.03 (Authorization), Section 3.06 (Capitalization), Section 3.25 (Finders’ Fees), Section 4.01 (Existence and Power) (solely the first sentence thereof), Section 4.02 (Subsidiaries) (solely the first and third sentences thereof), Section 4.03 (Authorization), Section 4.06 (Capitalization) and Section 4.26 (Finders’ Fees).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, national or foreign federal, state, municipal or local government (including any subdivision, court, administrative agency, regulatory body or commission or other authority thereof), or any quasi-governmental or private body exercising any regulatory, importing or other governmental or quasi-governmental authority, including any Taxing Authority and CFIUS.

“Hazardous Substances” means any pollutant, contaminant, waste or any toxic, radioactive or otherwise hazardous substance or material, as such terms are defined in, or regulated pursuant to, any Applicable Law pertaining to the environment, including any petroleum product or refined petroleum products, solvent, flammable or explosive material, radioactive material, asbestos, polychlorinated biphenyls (or PCBs), per- and polyfluoroalkyl substances (or PFAS), or perfluorooctane sulfonate (or PFOS).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Hydrocarbons” means crude oil, natural gas, condensate, drip gas and natural gas liquids, coalbed gas, ethane, propane, iso-butane, nor-butane, gasoline, scrubber liquids and other hydrocarbons (whether or not such item is in liquid or gaseous form) or other substances (including minerals or gases), or any combination thereof, produced or associated therewith.

“Indebtedness” means, with respect to any Person, without duplication, any liabilities or obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, (b) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (c) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, on assets or properties owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (d) obligations under capitalized leases and (e) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (d) above; provided, however, that Indebtedness shall not include accounts payable to trade creditors that are not past due and accrued expenses arising in the ordinary course of business consistent with past practice.

“Intellectual Property Right” means any trademark, service mark, trade name, mask work, invention, patent, trade secret, copyright, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

“Intended Tax Treatment” has the meaning set forth in the recitals.

“Interstate Commerce Act” means the Interstate Commerce Act of 1887.

“IRS” means the Internal Revenue Service.

“knowledge of Parent”, “Parent’s knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge of Timothy S. Duncan, Shannon E. Young, III and William S. Moss III, after reasonable inquiry of such person’s direct reports.

“knowledge of the Company” or “Company’s knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge, after reasonable inquiry, of Steven Weyel, John Wilkirson and Jeffrey Starzec, after reasonable inquiry of such person’s direct reports.

“Legal Proceedings” means all actions, suits, claims, hearings, arbitrations, litigations, mediations, grievances, audits, investigations, examinations or other proceedings, in each case, by or before any Governmental Authority.

“Letter of Transmittal” means a letter of transmittal (and any instructions related thereto) in form and substance reasonably acceptable to Parent and the Company.

“Lien” means, with respect to any property or asset, any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement in respect of such property or asset.

“Merger Sub I” has the meaning set forth in the preamble.

“Merger Sub II” has the meaning set forth in the preamble.

“Merger Subs” has the meaning set forth in the preamble.

“Mergers” has the meaning set forth in Section 2.01(a)

“Mutual Combined Structure Election” has the meaning set forth in Section 2.05.

“Non-Recourse Parties” has the meaning set forth in Section 10.01(b).

“Notes Consent Solicitation” has the meaning set forth in Section 5.22(a).

“Notes Consent Solicitation Statement” has the meaning set forth in Section 5.22(a).

“NYSE” means the New York Stock Exchange.

“Oil and Gas Leases” means all leases, subleases, licenses or other occupancy or similar agreements under which a Person leases, subleases or licenses or otherwise acquires or obtains operating rights in and to Hydrocarbons or any other real property which is material to the operation of such Person’s business.

“Oil and Gas Properties” means all interests in and rights with respect to (a) oil, gas, mineral, and similar properties of any kind and nature, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests (including all Oil and Gas Leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations and concessions, (b) all Wells located on or producing from such leases and properties, and (c) machinery, equipment, Hydrocarbon production, gathering, transmission, treating, processing and storage facilities (including tanks, tank batteries, pipelines, flow lines, gathering systems and metering equipment), pumps, platforms, water plants, processing plants, separation plants and testing and monitoring equipment, in each case, to the extent associated with the production, gathering, processing, storage, dispositions, transportation or sale of Hydrocarbons.

“Parachute Payment” has the meaning set forth in Section 6.08.

“Parent” has the meaning set forth in the preamble.

“Parent Arrangements” has the meaning set forth in Section 6.08.

“Parent Balance Sheet” has the meaning set forth in Section 4.07(b).

“Parent Benefit Plan” means any Benefit Plan that is sponsored, maintained, contributed to or entered into by Parent or any of its Subsidiaries.

“Parent Board” has the meaning set forth in the recitals.

“Parent Board Recommendation” has the meaning set forth in Section 5.05(d).

“Parent Change in Recommendation” has the meaning set forth in Section 5.05(d).

“Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.

“Parent DC Plan” has the meaning set forth in Section 6.04.

“Parent Disclosure Schedule” means the disclosure schedule with respect to this Agreement delivered by Parent to the Company on the date hereof.

“Parent Equity Awards” means, collectively, Parent RSUs and Parent PSUs.

“Parent Incentive Award Plans” means, collectively, the Talos Energy Inc. Long Term Incentive Plan and the Talos Energy Inc. 2021 Long Term Incentive Plan.

“Parent Independent Petroleum Engineers” has the meaning set forth in Section 4.16(a).

“Parent Intervening Event” has the meaning set forth in Section 5.04(e)(ii).

“Parent Intervening Event Notice” has the meaning set forth in Section 5.04(d).

“Parent Intervening Event Notice Period” has the meaning set forth in Section 5.04(d).

“Parent Key Stockholders” means the Parent Stockholders listed on Section 1.01 of the Parent Disclosure Schedule.

“Parent Leased Real Property” has the meaning set forth in Section 4.14(b).

“Parent Material Adverse Effect” means a material adverse effect on the financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, excluding any changes, events, developments, conditions, occurrences or effects resulting from or arising out of (a) changes or prospective changes in GAAP or other regulatory accounting requirements (or the interpretation thereof) applicable to any industry in which Parent or any of its Subsidiaries operate, (b) changes in the financial, securities, currency, commodity, real estate, capital or credit markets or in general economic, political, social, regulatory, legal or tax conditions in any jurisdiction in which Parent or any of its Subsidiaries operate, (c) changes (including changes of Applicable Law (or the interpretation or enforcement thereof) or interest or exchange rates) or conditions generally affecting any industry in which Parent or any of its Subsidiaries operate, (d) actual or threatened acts of war, sabotage, cyber-attack or terrorism or, other than with respect to hurricanes, natural disasters (including tornadoes, floods, earthquakes and weather-related events) involving any jurisdiction in which Parent or any of its Subsidiaries operate, or any escalation or worsening thereof, (e) any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or other public health condition involving any jurisdiction in which Parent or any of its Subsidiaries operate, or any escalation or worsening thereof, (f) the announcement, pendency or consummation of the transactions contemplated hereby, the identity of the Company or any facts or circumstances relating to the Company or the announcement or other disclosure of Parent’s plans or intentions with respect to the conduct of any of the businesses of the Company and its Subsidiaries after the Closing, including the effect of any of the foregoing on the relationships, contractual or otherwise, of Parent or its Subsidiaries with customers, employees, suppliers, vendors, service providers or Governmental Authorities, (g) any failure to meet any internal or published projections, forecasts or predictions in respect of financial performance (it being understood that any underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of “Parent Material Adverse Effect” may be taken into account in determining whether there has been a Parent Material Adverse Effect), (h) any action taken (or omitted to be taken) at the request of the Company, (i) any action taken by Parent or any of its Subsidiaries that is expressly required pursuant to this Agreement or (j) any breach of this Agreement by the Company, except, in the case of clauses (a), (b), (c), (d) and (e) to the extent Parent and its Subsidiaries, taken as a whole, are materially and disproportionately affected thereby relative to other participants in the industry or industries in which Parent and its Subsidiaries operate (in which case only the disproportionate effect or effects may be taken into account in determining whether there has been a Parent Material Adverse Effect).

“Parent Material Contracts” has the meaning set forth in Section 4.11(b).

“Parent Notice” has the meaning set forth in Section 5.04(c).

“Parent Notice Period” has the meaning set forth in Section 5.04(c).

“Parent Organizational Documents” means the Amended and Restated Certificate of Incorporation of Parent, filed with the Secretary of State of the State of Delaware on May 10, 2018, the Certificate of Designation of Series A Convertible Preferred Stock of Parent, filed with the Secretary of State of the State of Delaware on February 27, 2020, and the Amended & Restated Bylaws of Parent, effective May 10, 2018, in each case, as amended and currently in effect.

“Parent Owned Real Property” has the meaning set forth in Section 4.14(b).

“Parent PSUs” means any outstanding performance-based restricted stock unit that was issued under a Parent Incentive Award Plan.

“Parent Real Property” has the meaning set forth in Section 4.14(b).

“Parent Reserve Report” has the meaning set forth in Section 4.16(a).

“Parent Revolving Credit Facility” means the senior secured revolving facility under that certain Credit Agreement, dated as of May 10, 2018, by and among Talos Production LLC, as borrower, Parent, as holdings, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders named therein.

“Parent RSUs” means any outstanding time-based restricted stock unit that was issued under a Parent Incentive Award Plan.

“Parent SEC Documents” has the meaning set forth in Section 4.07(a).

“Parent Second Lien Notes” means the 12.00% Second-Priority Senior Secured Notes due 2026 issued pursuant to the Parent Second Lien Notes Indenture.

“Parent Second Lien Notes Indenture” means the Indenture relating to the Parent Second Lien Notes by and among Production Company, the guarantors party thereto and Wilmington Trust, National Association as trustee and collateral agent, dated as of January 4, 2021, as supplemented by that certain First Supplemental Indenture, dated as of January 14, 2021.

“Parent Securities” has the meaning set forth in Section 4.06(a).

“Parent Special Meeting Termination Payment” means $12,000,000.

“Parent Stockholder Approval” has the meaning set forth in Section 4.03(a).

“Parent Stockholders” means the holders of Parent Common Stock.

“Parent Subsidiary Securities” has the meaning set forth in Section 4.06(b).

“Parent Support Agreements” has the meaning set forth in the recitals.

“Parent Termination Payment” means $42,500,000.

“Payoff Letter” has the meaning set forth in Section 5.21(c).

“Per Share Cash Consideration” means an amount equal to the quotient of (a) the Aggregate Cash Consideration, divided by (b) the Fully Diluted Number.

“Per Share Consideration” has the meaning set forth in Section 2.03(a)(i).

“Per Share Stock Consideration” means a number of shares of Parent Common Stock equal to the quotient of (a) the Aggregate Stock Consideration, divided by (b) the Fully Diluted Number.

“Permits” has the meaning set forth in Section 3.13(b).

“Permitted Liens” means:

(a) mechanics’, materialmen’s and similar Liens with respect to any amounts not yet delinquent or which are being contested in good faith;

(b) Liens for Taxes not yet delinquent or, if delinquent, that are being contested in good faith by appropriate proceedings;

(c) Liens securing rental payments under capital lease agreements;

(d) Liens on real property (including easements, covenants, rights of way and similar restrictions of record) that (i) are matters of record, (ii) would be disclosed by a current, accurate survey or physical inspection of such real property, (iii) would be disclosed by a current title report or (iv) do not materially interfere with the present uses of such real property;

(e) zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the business of such Person and its Subsidiaries as currently conducted;

(f) Liens securing payment, or any other obligations, of the Company or any of its Subsidiaries with respect to Indebtedness outstanding as of the date hereof;

(g) Liens constituting a lease, sublease or occupancy agreement that gives any third party any right to occupy any real property;

(h) Liens constituting licenses, sublicenses, covenants not to sue or other Intellectual Property Rights granted in the ordinary course of business;

(i) Liens arising under workers’ compensation, unemployment insurance, social security, retirement or similar laws;

(j) Liens which will be extinguished and released in full as of the Closing;

(k) Liens referred to in the Parent Balance Sheet or the related notes thereto or in the Company Balance Sheet or the related notes thereto;

(l) Liens described in Section 1.01(a) of the Company Disclosure Schedule or Section 1.01(a) of the Parent Disclosure Schedule;

(m) Production Burdens payable to third parties that are deducted in the calculation of discounted present value in the Company Reserve Report or the Parent Reserve Report and any Production Burdens payable to third parties affecting any Oil and Gas Property that was acquired subsequent to the date of the applicable reserve report in the ordinary course of business;

(n) Liens arising in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, Oil and Gas Leases, farm-out agreements, division orders, Contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other Hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other agreements that are customary in the oil and gas business, provided, however, that, in each case, such Liens (i) secures obligations that are not Indebtedness or a deferred purchase price and are not delinquent and (ii) has no material effect on the current or intended use or value of the property encumbered thereby;

(o) minor Liens, exceptions, defects or irregularities in title, easements, imperfections of title, claims, charges, security interests, rights-of-way, covenants, restrictions and other similar matters that would be accepted by a reasonably prudent purchaser of oil and gas interests, that would not materially reduce the net revenue interest share of such Person and its Subsidiaries in any interest in an Oil and Gas Property below the net revenue interest share shown in the Company Reserve Report or Parent Reserve Report, as applicable, with respect to such Oil and Gas Property, or materially increase the working interest of such Person and its Subsidiaries in any interest in an Oil and Gas Property above the working interest shown on the Company Reserve Report or Parent Reserve Report, as applicable, with respect to such Oil and Gas Property without a corresponding and proportionate or greater increase in the associated net revenue interest share of such Person and its Subsidiaries with respect to such Oil and Gas Property; and

(p) other Liens, if any, that would not be material to such Person and its Subsidiaries, taken as a whole.

“Person” means an individual, firm, body corporate (wherever incorporated), partnership, limited liability company, association, joint venture, trust, works council or employee representative body (whether or not having separate legal personality) or other entity or organization, including a government, state or agency of a state or a Governmental Authority.

“Preferred Conversion” has the meaning set forth in Section 2.04.

“Production Burdens” means any royalties (including lessor’s royalties), overriding royalties, production payments, net profit interests or other burdens upon, measured by or payable out of Hydrocarbon production.

“Production Company” has the meaning set forth in the preamble.

“Proposals” has the meaning set forth in Section 5.05(c).

“Proxy Statement” means the proxy statement filed by Parent as part of the Registration Statement with respect to the Special Meeting for the purpose of soliciting the Parent Stockholder Approval.

“Registration Rights Agreement” has the meaning set forth in the recitals.

“Registration Statement” has the meaning set forth in Section 5.05(a).

“Related Party” means, in respect to any Person, any (i) beneficial owner of more than 5% of the Equity Interests of such Person, (ii) any current or former director or officer of such Person, (iii) to such Person’s knowledge, any Affiliate of such Person or (iv) to such Person’s knowledge, any Affiliate or any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any Person described in the foregoing clauses (i)-(iii), in each case other than such Person or any of its Subsidiaries.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment, or disposing into the environment (including the placing, discarding or abandonment of any barrel, container or other receptacle containing any Hazardous Substance or other material).

“Released Parties” has the meaning set forth in Section 10.01(c).

“Releasing Parties” has the meaning set forth in Section 10.01(c).

“Remedies Exception” has the meaning set forth in Section 3.03(b).

“Representatives” means, with respect to any Person, collectively, the directors, officers, managers, employees, agents, consultants, advisors and other representatives of such Person.

“Rights-of-Way” has the meaning set forth in Section 3.15.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Effective Time” has the meaning set forth in Section 2.01(c).

“Second Merger” has the meaning set forth in Section 2.01(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Shares” means shares of preferred stock, par value $0.001 per share, of the Company designated Series A Convertible Perpetual Preferred Stock.

“Solicitation Terms” has the meaning set forth in Section 5.22(a).

“SOX” means the Sarbanes-Oxley Act of 2002.

“Special Meeting” means a meeting of the holders of Parent Common Stock to be held for the purpose of considering and voting upon the Proposals.

“Subsidiary” means, with respect to a Person, any other Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such first Person.

“Successful Notes Solicitation” has the meaning set forth in Section 5.22(b).

“Superior Proposal” has the meaning set forth in Section 5.04(e)(i).

“Surviving Company” has the meaning set forth in Section 2.01(a).

“Takeover Laws” means any “Moratorium,” “Control Share Acquisition,” “Fair Price,” “Supermajority,” “Affiliate Transactions,” or “Business Combination Statute or Regulation” or other similar state antitakeover Applicable Laws.

“Tax” means (a) any taxes, assessments, fees, levies, imposts, duties, licenses and other governmental charges imposed by any Governmental Authority, including income, gross receipts, franchise, sales, use, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, estimated, alternative or add-on minimum, value added, stamp, occupation, premium, environmental or windfall profits, or other charges of any kind whatsoever, together with any interest, penalties, additions to tax or other additional amounts with respect to any of the foregoing imposed by any Governmental Authority; (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated U.S. federal income Tax Returns and any similar group under state, local or non-U.S. law, for any period; and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) as a result of the operation of law or any express or implied obligation to indemnify any other person (other than any commercial agreements or contracts entered into in the ordinary course of business and that are not primarily related to Taxes).

“Tax Return” means any Tax return, statement, report, election, declaration, disclosure, schedule or form (including any estimated Tax or information return or report) required to be filed with any Taxing Authority, including any schedule or attachment thereto and any amendment thereof.

“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.

“Third Effective Time” has the meaning set forth in Section 2.01(c).

“Third Merger” has the meaning set forth in Section 2.01(a).

“Trading Day” means any day on which shares of Parent Common Stock are actually traded on the NYSE.

“Transaction Agreements” means this Agreement, the Company Support Agreements, the Parent Support Agreements, the Letters of Transmittal, the Registration Rights Agreement and the Confidentiality Agreement.

“Transaction Approval” has the meaning set forth in Section 3.03(a).

“Transaction Expenses” means all fees, expenses and costs payable by any party hereto or any of its respective Subsidiaries in connection with the transactions contemplated by this Agreement, including (a) all fees, expenses and costs payable by any party hereto or any of its respective Subsidiaries in connection with the transactions contemplated by this Agreement to financial advisors, accountants, legal advisors and other third-party advisors that are incurred and not paid prior to the Closing, (b) all fees, costs and expenses of the Exchange Agent, (c) fees, costs and expenses incurred by any party hereto or any of its Subsidiaries in connection with the activities described in Section 5.05, Section 5.06, Section 5.07, Section 5.21 and Section 5.22, (d) costs associated with obtaining the D&O Tail Policy, (e) any retention, change of control, transaction or similar bonuses payable to employees, individual independent contractors or directors of the Company or any of its Subsidiaries, in each case which become payable or due at the Closing in connection with the consummation of the Mergers pursuant to any agreement entered into by the Company or any of its Subsidiaries prior to the date hereof or in accordance with Section 5.01, (f) the employer portion of any payroll, employment or similar Taxes arising in respect of the payments contemplated by clause (e) and (g) all fees, expenses and costs payable by the Bain Entities in connection with the transactions contemplated by this Agreement and the other Transaction Agreements, up to a maximum of $500,000 (excluding all filing fees associated with filings made with Governmental Authorities); provided that, for the avoidance of doubt, “Transaction Expenses” shall not include the Equity Awards Settlement Amount or any other amount otherwise expressly provided for in this Agreement.

“Transaction Proposal” has the meaning set forth in Section 5.05(c).

“Treasury Regulations” means the final, temporary or proposed U.S. federal income Tax regulations promulgated under the Code, as such Tax regulations may be amended from time to time.

“Uncertificated Interests” has the meaning set forth in Section 2.08(a).

“UnSub” has the meaning set forth in the preamble.

“WARN” means the Worker Adjustment and Retraining Notification Act and any comparable state or local law.

“Wells” means a well drilled for the purpose of producing Hydrocarbons or disposing fluids produced in connection with the production of Hydrocarbons, in each case, whether producing, non-producing, permanently or temporarily Decommissioned.

“Willful Breach” has the meaning set forth in Section 9.02.

“Working Hours” means 9:00 a.m. to 5:30 p.m. Monday to Friday on a day that is not a public holiday and on which banks are open for general commercial business in the relevant location.

Section 1.02. Other Definitional and Interpretative Provisions. (a) The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) The headings and captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

(c) References to Articles, Sections, Schedules, Annexes and Exhibits are to Articles, Sections, Schedules, Annexes and Exhibits of this Agreement unless otherwise specified.

(d) All Schedules (including the Company Disclosure Schedule and the Parent Disclosure Schedule), Annexes and Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

(e) Any capitalized terms used in any Schedule (including the Company Disclosure Schedule and the Parent Disclosure Schedule), Annex or Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement.

(f) Where there is any inconsistency between the definitions set out in Section 1.01 and the definitions set out in any other Section or any Schedule (including the Company Disclosure Schedule and the Parent Disclosure Schedule), Annex or Exhibit, then, for the purposes of construing such Section, Schedule, Annex or Exhibit, the definitions set out in such Section, Schedule, Annex or Exhibit shall prevail.

(g) The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”.

(h) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(i) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

(j) References to one gender shall include all genders.

(k) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.

(l) “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(m) References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder.

(n) References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof.

(o) References to any Person include the successors and permitted assigns of that Person.

(p) References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

(q) References to “made available” mean, with respect to any document, that such document was (A) in the electronic data room relating to the transactions contemplated by this Agreement maintained by the Company or

Parent, as applicable, (B) in the case of Parent, filed with or furnished to the SEC, or (C) provided by the Company or Parent, as applicable, in physical form for review by the other party or its Representatives, in each case, by 5:00 p.m. Houston, Texas time on the day prior to the execution of this Agreement.

(r) References to “$” are to United States dollars.

(s) The word “party” is to be deemed to refer to a party hereto, unless the context requires otherwise.

ARTICLE 2

THE MERGERS

Section 2.01. The Mergers.

(a) At the First Effective Time, Merger Sub I shall be merged with and into the Company in accordance with the DGCL (the “First Merger”), whereupon the separate existence of Merger Sub I shall cease, and the Company shall be the surviving corporation (the “First Surviving Corporation”). At the Second Effective Time, the First Surviving Corporation shall be merged with and into Merger Sub II in accordance with the DGCL and the DLLCA (the “Second Merger”), whereupon the separate existence of the First Surviving Corporation shall cease, and Merger Sub II shall be the surviving company (the “Surviving Company”). At the Third Effective Time, (i) in the event of a Successful Notes Solicitation or a Mutual Combined Structure Election, the Surviving Company shall be merged with and into Production Company in accordance with the DGCL and the DLLCA (such merger, a “Combined Structure Merger”), or (ii) in the event an Alternative Structure Event occurs and Parent and the Company do not make a Mutual Combined Structure Election, the Surviving Company shall be merged with and into UnSub in accordance with the DLLCA (such merger, an “Alternative Structure Merger” and in either case, the “Third Merger”, and together with the First Merger and the Second Merger, the “Mergers”), whereupon the separate existence of the Surviving Company shall cease, and Production Company or UnSub, as the case may be, shall be the surviving corporation or company, as the case may be (the “Final Surviving Company”).

(b) The closing of the Mergers (the “Closing”) shall take place in Houston, Texas at the offices of the Company, 609 Main Street, Suite 3200, Houston, Texas 77002, or remotely by the exchange of documents and signatures (or their electronic counterparts), on the third Business Day after the day on which the conditions set forth in Article 8 have been satisfied or, to the extent permitted under Applicable Law, waived by the party or parties entitled to the benefit of such conditions (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted under Applicable Law, waiver in writing of those conditions at the Closing by the party or parties entitled to the benefit of such conditions), or at such other time or place as Parent and the Company may mutually agree.

(c) At the Closing, (i) the Company shall cause a certificate of merger to be filed with the Delaware Secretary of State and make all other filings or recordings required by the DGCL in connection with the First Merger and then immediately thereafter (ii) Merger Sub II shall cause a certificate of merger to be filed with the Delaware Secretary of State and make all other filings or recordings required by the DGCL and the DLLCA in connection with the Second Merger and then immediately thereafter (iii) Production Company or UnSub, as the case may be, shall cause a certificate of merger to be filed with the Delaware Secretary of State and make all other filings or recordings required by the DGCL and the DLLCA in connection with the Third Merger. The First Merger shall become effective at such time (the “First Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be agreed upon by the Company and Parent and specified in the certificate of merger). The Second Merger shall become effective at such time (the “Second Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be agreed upon by the Company and Parent and specified in the certificate of merger, but in no event earlier than the First Effective Time). The Third Merger shall become effective at such time (the

“Third Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be agreed upon by the Company and Parent and specified in the certificate of merger, but in no event earlier than the Second Effective Time). Notwithstanding anything to the contrary in this Section 2.01(c), each of the First Effective Time, the Second Effective Time and the Third Effective Time shall occur on the Closing Date.

(d) From and after the First Effective Time, the effect of the First Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. From and after the Second Effective Time, the effect of the Second Merger shall be as provided in this Agreement and the applicable provisions of the DLLCA. From and after the Third Effective Time, the effect of the Third Merger shall be as provided in this Agreement and the applicable provisions of the DGCL or the DLLCA, as the case may be.

Section 2.02. The First Surviving Corporation, the Surviving Company and the Final Surviving Company.

(a) At the First Effective Time:

(i) the certificate of incorporation of Merger Sub I in effect at the First Effective Time shall be the certificate of incorporation of the First Surviving Corporation until amended in accordance with Applicable Law;

(ii) without limiting Section 5.14, the bylaws of Merger Sub I in effect immediately prior to the First Effective Time shall be the bylaws of the First Surviving Corporation until amended in accordance with Applicable Law; provided that such bylaws shall reflect as of the First Effective Time “EnVen Energy Corporation” as the name of the First Surviving Corporation;

(iii) the directors of Merger Sub I immediately prior to the First Effective Time shall be the directors of the First Surviving Corporation, to serve until successors are duly elected or appointed and qualified in accordance with Applicable Law; and

(iv) the officers of the Company at the First Effective Time shall be the officers of the First Surviving Corporation until successors are duly appointed in accordance with Applicable Law.

(b) At the Second Effective Time:

(i) the certificate of formation of Merger Sub II in effect at the Second Effective Time shall be the certificate of formation of the Surviving Company until amended in accordance with Applicable Law;

(ii) without limiting Section 5.14, the limited liability company agreement of Merger Sub II in effect immediately prior to the Second Effective Time shall be the limited liability company agreement of the Surviving Company until amended in accordance with Applicable Law;

(iii) the managers and officers of Merger Sub II immediately prior to the Second Effective Time shall be the managers and officers of the Surviving Company, to serve until successors are duly elected or appointed and qualified in accordance with Applicable Law.

(c) At the Third Effective Time, in the event of a Successful Notes Solicitation or a Mutual Combined Structure Election:

(i) the certificate of incorporation and bylaws of Production Company in effect at the Third Effective Time shall be the certificate of incorporation and bylaws of the Final Surviving Company until amended in accordance with Applicable Law;

(ii) the directors of Production Company immediately prior to the Third Effective Time shall be the directors of the Final Surviving Company, to serve until successors are duly elected or appointed and qualified in accordance with Applicable Law; and

(iii) the officers of Production Company at the First Effective Time shall be the officers of the Final Surviving Company until successors are duly appointed in accordance with Applicable Law; or

(d) At the Third Effective Time, in the event an Alternative Structure Event occurs and Parent and the Company do not make a Mutual Combined Structure Election:

(i) the certificate of formation of UnSub in effect at the Third Effective Time shall be the certificate of formation of the Final Surviving Company until amended in accordance with Applicable Law;

(ii) without limiting Section 5.14, the limited liability company agreement of UnSub in effect immediately prior to the Third Effective Time shall be the limited liability company agreement of the Final Surviving Company until amended in accordance with Applicable Law; and

(iii) the managers and officers of UnSub immediately prior to the Third Effective Time shall be the managers and officers of the Final Surviving Company, to serve until successors are duly elected or appointed and qualified in accordance with Applicable Law.”

Section 2.03. Conversion of Shares. (a) At the First Effective Time, by virtue of the First Merger and without any action on the part of Parent, Merger Sub I, the Company or any other Person:

(i) except for Disregarded Shares and Dissenting Shares, each Class A Common Share issued and outstanding immediately prior to the First Effective Time (for the avoidance of doubt, including the Conversion Shares and Converted Equity Award Shares) shall be converted into the right to receive (A) a number of shares of Parent Common Stock equal to the Per Share Stock Consideration and (B) an amount in cash equal to the Per Share Cash Consideration (collectively, the “Per Share Consideration”);

(ii) each Class A Common Share held by the Company (including as treasury stock) (collectively, the “Disregarded Shares”) immediately prior to the First Effective Time shall automatically be canceled without any conversion thereof and shall cease to exist, and no payment shall be made with respect thereto; and

(iii) each share of capital stock of Merger Sub I issued and outstanding immediately prior to the First Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Final Surviving Company with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the First Surviving Corporation.

(b) At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Parent, Merger Sub II, the First Surviving Corporation or any other Person, each share of capital stock of the First Surviving Corporation shall be cancelled and each limited liability company interest of Merger Sub II issued and outstanding immediately prior to the Second Effective Time shall be converted into and become one validly issued, fully paid and (to the extent applicable) non-assessable limited liability company interest of the Surviving Company with the same rights, powers and privileges as the limited liability company interests so converted and shall constitute the only outstanding limited liability company interests of the Surviving Company.

(c) At the Third Effective Time, by virtue of the Third Merger and without any action on the part of Parent, UnSub, Production Company, the Surviving Company or any other Person, each limited liability company interest of the Surviving Company shall be cancelled and each share of capital stock of Production Company or limited liability company interest of UnSub, as the case may be, issued and outstanding immediately prior to the Third Effective Time shall remain outstanding and be unaffected by the Third Merger and shall constitute the only outstanding shares of capital stock of the Final Surviving Company.

Section 2.04. Conversion of Preferred Shares. Immediately prior to the First Effective Time, in accordance with the Certificate of Designations, (a) all outstanding Series A Preferred Shares shall be automatically converted (the “Preferred Conversion”) into Class A Common Shares in accordance with the Conversion Approval (the “Conversion Shares”) and (b) the Company shall pay in cash to each holder of Series A Preferred Shares the amount of the aggregate accrued but unpaid dividends on such Series A Preferred Shares as of the date of the Preferred Conversion. Immediately upon the Preferred Conversion, all Series A Preferred Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter each represent only the right to receive the Per Share Consideration to be paid in accordance with Section 2.03.

Section 2.05. Alternative Structure Merger. In the event an Alternative Structure Event has occurred, the parties shall effect the Alternative Structure Merger in accordance with this Agreement (including Section 2.01(a)) unless Parent and the Company mutually agree to instead effect a Combined Structure Merger (a “Mutual Combined Structure Election”).

Section 2.06. Company Equity Awards.

(a) Company Options. Immediately prior to the First Effective Time, the Company shall cause each Company Option outstanding immediately prior to the First Effective Time, whether or not then vested and exercisable, to become vested and exercisable, and the Company shall thereafter cause each holder of such a Company Option (a “Company Option Holder”) to either (i) cash exercise such Company Option immediately prior to the First Effective Time or (ii) forfeit such Company Option. At the First Effective Time, each Class A Common Share issued by the Company (or deemed to be issued by the Company) to Company Option Holders upon exercise of Company Options pursuant to clause (i) of this Section 2.06(a) and issued and outstanding (or deemed to be outstanding) immediately prior to the First Effective Time (a “Converted Option Share”) shall be converted into the right to receive the Per Share Consideration to be paid in accordance with Section 2.03. Each Company Option forfeited by a Company Option Holder pursuant to clause (ii) of this Section 2.06(a) shall be cancelled by the Company as of immediately prior to the First Effective Time and shall cease to exist.

(b) Company Restricted Stock Units. Immediately prior to the First Effective Time, the Company shall (i) cause each Company RSU outstanding immediately prior to the First Effective Time, whether or not vested, and whether settleable in shares of Class A Common Stock or cash, to become vested and settleable in shares of Class A Common Stock, and (ii) issue (or deem to issue) to each holder of such Company RSU (a “Company RSU Holder”) the number of Class A Common Shares such holder becomes entitled to upon such vesting of such Company RSU. At the First Effective Time, each Class A Common Share issued (or deemed to be issued) by the Company to Company RSU Holders upon settlement of Company RSUs pursuant to this Section 2.06(b) and issued and outstanding (or deemed to be outstanding) immediately prior to the First Effective Time (a “Converted RSU Share”) shall be converted into the right to receive the Per Share Consideration to be paid in accordance with Section 2.03.

(c) Company Performance-Based Restricted Stock Units. Immediately prior to the First Effective Time, the Company shall (i) cause each Company PSU outstanding immediately prior to the First Effective Time, whether or not vested, and whether settleable in shares of Class A Common Stock or cash, to become vested and settleable in shares of Class A Common Stock, and (ii) issue (or deem to issue) to each holder of such Company PSU (a “Company PSU Holder”) the number of Class A Common Shares such holder becomes entitled to upon such vesting of such Company PSU as set forth in Section 2.06(c) of the Company Disclosure Schedule. At the First Effective Time, each Class A Common Share issued (or deemed to be issued) by the Company to Company PSU Holders upon settlement of Company PSUs pursuant to this Section 2.06(c) and issued and outstanding (or deemed to be outstanding) immediately prior to the First Effective Time (a “Converted PSU Share” and, together with the Converted Option Shares and Converted RSU Shares, the “Converted Equity Award Shares”) shall be converted into the right to receive the Per Share Consideration to be paid in accordance with Section 2.03.

Section 2.07. Dissenters’ Rights.

(a) Notwithstanding any provision of this Agreement to the contrary, other than as provided in this Section 2.07, any Class A Common Shares that are issued and outstanding immediately prior to the First Effective Time and are held by a holder who (i) has duly and validly demanded appraisal of such shares in connection with the First Merger in accordance with the DGCL and (ii) as of the First Effective Time, has not effectively withdrawn or lost such appraisal rights (through failure to perfect or otherwise) (such shares, the

“Dissenting Shares”) shall not be converted into or represent the right to receive any portion of the consideration to be paid pursuant to Section 2.03 hereto but instead shall be converted into the right to receive only such consideration as may be determined to be due with respect to such Dissenting Shares under the DGCL. From and after the First Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the First Surviving Corporation.

(b) Notwithstanding the provisions of Section 2.07(a) above, if any holder of Class A Common Shares who has duly and validly demanded appraisal of such shares in connection with the First Merger in accordance with the DGCL effectively withdraws or loses such appraisal rights (through failure to perfect or otherwise), then such shares shall no longer be Dissenting Shares and, as of the later of the First Effective Time and the occurrence of such withdrawal or loss, such shares shall automatically be converted into the right to receive the consideration to be paid pursuant to Section 2.03 hereto with respect to such shares pursuant to and in accordance with this Agreement.

(c) The Company shall give Parent reasonably prompt notice of the receipt of any written notice of any demand for appraisal for any Class A Common Shares, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company that relate to any such demand for appraisal. Notwithstanding anything in this Agreement to the contrary, Parent shall have the right and opportunity to participate in all negotiations and proceedings with respect to any demand for appraisal in connection with the First Merger (each an “Appraisal Demand”). The Company shall not settle any Appraisal Demand prior to the First Effective Time without the prior written approval of Parent.

Section 2.08. Surrender and Payment.

(a) Prior to the First Effective Time, Parent shall appoint an agent (the “Exchange Agent”), which Exchange Agent shall be reasonably satisfactory to the Company, for the purpose of exchanging for the Per Share Consideration (i) certificates representing Class A Common Shares (“Certificates”) or (ii) uncertificated Class A Common Shares (the “Uncertificated Interests”).

(b) Promptly after the First Effective Time (and in no event later than one (1) Business Day following the Closing Date), Parent shall send, or shall cause the Exchange Agent to send, to each holder of record of Class A Common Shares (for the avoidance of doubt, including the Conversion Shares and Converted Equity Award Shares) a Letter of Transmittal to be completed and delivered by each such holder of Class A Common Shares to effect the exchange of such holder’s Class A Common Shares for the payment of the consideration payable or deliverable pursuant to Section 2.03 in respect of each such Class A Common Share, without any interest thereon.

(c) At or prior to the Closing, Parent shall deliver or cause to be delivered (including, in the case of an Alternative Structure Merger, by delivery from the Company from its Available Cash, which the Company shall deliver to the Exchange Agent following at least five (5) Business Days’ written request from Parent (provided that in no event shall the Company be required to deliver such Available Cash to the Exchange Agent earlier than the Closing Date)) to the Exchange Agent, in trust for the benefit of holders of Class A Common Shares, evidence of book-entry shares (or certificates if requested by any such holder) representing the number of shares of Parent Common Stock, and, prior to the First Effective Time, an amount in cash by wire transfer of immediately available funds (the “Closing Wire”), in each case sufficient to pay to the holders of Class A Common Shares the aggregate Per Share Cash Consideration and the aggregate Per Share Stock Consideration (together with cash in lieu of fractional shares in accordance with Section 2.11 and any dividends or distributions with respect to shares of Parent Common Stock in accordance with Section 2.08(h)) to be paid to the holders of Class A Common Shares in respect of Certificates or Uncertificated Interests in accordance with Section 2.03 and the Allocation Schedule; provided, that if the amount of the Closing Wire is in excess of the amount necessary to pay the holders of Class A Common Shares the aggregate Per Share Cash Consideration in accordance with the final Allocation Schedule, the Exchange Agent shall wire such excess amount to Parent within two (2) Business Days of the final determination of the Allocation Schedule.

(d) Upon delivery to the Exchange Agent of a properly completed Letter of Transmittal and (i) surrender to the Exchange Agent of a Certificate or (ii) receipt by the Exchange Agent of such evidence of transfer as the Exchange Agent may reasonably request in the case of a book-entry transfer of Uncertificated Interests, a holder of Class A Common Shares whose Class A Common Shares have been converted into the right to receive the consideration to be paid pursuant to Section 2.03 hereto shall be entitled to promptly, but in no event more than three Business Days after receipt by the Exchange Agent of item (i) or (ii) above (but in no event prior to the Closing), receive the Per Share Consideration represented by such Certificate or for each such Uncertificated Interest (together with cash in lieu of fractional shares in accordance with Section 2.11 and any dividends or distributions with respect to shares of Parent Common Stock in accordance with Section 2.08(h)). Notwithstanding the foregoing, (i) a holder of Class A Common Shares who has delivered to the Exchange Agent not later than 5:30 p.m. New York time on the Business Day prior to the Closing Date a properly completed Letter of Transmittal, together with either (x) a Certificate or (y) evidence of transfer as the Exchange Agent may reasonably request of a book-entry transfer of Uncertificated Interests, shall be paid by the Exchange Agent, on the Closing Date, the Per Share Consideration payable for each such Class A Common Share represented by such Certificate or for each such Uncertificated Interest (together with cash in lieu of fractional shares in accordance with Section 2.11 and any dividends or distributions with respect to shares of Parent Common Stock in accordance with Section 2.08(h)). Until so surrendered or transferred, as the case may be, each Certificate or Uncertificated Interest (other than Dissenting Shares) shall represent after the Closing for all purposes only the right to receive the consideration to be paid pursuant to Section 2.03 hereto and the Certificate or Uncertificated Interest shall be canceled and cease to exist.

(e) If any portion of the consideration to be paid pursuant to Section 2.03 hereto is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Interest is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Interest shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Interest or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(f) After the First Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Class A Common Shares. If, after the Closing, Certificates or Uncertificated Interests are presented to Parent, the First Surviving Corporation, the Surviving Company, the Final Surviving Company or the Exchange Agent, they shall be canceled and exchanged for the consideration to be paid pursuant to Section 2.03 hereto in accordance with this Agreement, including the procedures set forth in this Article 2.

(g) Prior to the surrender of any applicable Certificate or transfer of any applicable Uncertificated Interest by a holder of Class A Common Shares, no portion of the consideration to be paid pursuant to Section 2.03 hereto shall be paid to such holder in respect of such Certificate or Uncertificated Interest. Notwithstanding the foregoing, none of Parent, Merger Subs, Production Company, UnSub, the Company, the First Surviving Corporation, the Surviving Company, the Final Surviving Company, the Exchange Agent or any other Person shall be liable to any holder of Class A Common Shares for any amount properly delivered to a Governmental Authority pursuant to applicable abandoned property, escheat or similar Applicable Laws.

(h) No dividends or other distributions with respect to shares of Parent Common Stock issued in the First Merger shall be paid to the holder of any unsurrendered Certificates or Uncertificated Interests until such Certificates or Uncertificated Interests are surrendered as provided in this Section 2.08. Following such surrender, subject to the effect of escheat, Tax or other Applicable Law, there shall be paid, without interest, to the record holder of the shares of Parent Common Stock issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of such shares of Parent Common Stock with a record date after the First Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Parent Common Stock with a record date after the First Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all shares of Parent Common Stock to be issued pursuant to the First Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the First Effective Time.

(i) Any portion of the aggregate Per Share Consideration made available to the Exchange Agent pursuant to Section 2.08(c) that remains unclaimed by the Company Stockholders twelve months after the First Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged its Class A Common Shares for the Per Share Consideration in accordance with Section 2.03 prior to that time shall thereafter look only to Parent and the Final Surviving Company for payment of the Per Share Consideration in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent and the Final Surviving Company shall not be liable to any holder of Class A Common Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

Section 2.09. Closing Calculations; Allocation Schedule.

(a) The Company shall prepare and deliver to Parent in accordance with this Section 2.09, a spreadsheet (the “Allocation Schedule”) which shall set forth all of the following information, as of immediately prior to the First Effective Time:

(i) the Equity Awards Settlement Amount;

(ii) the Aggregate Exercise Price Amount;

(iii) the Per Share Cash Consideration;

(iv) the Per Share Stock Consideration; and

(v) for each Company Stockholder and Equity Award Holder: (A) the name of such Company Stockholder or Equity Award Holder; (B) the number of Series A Preferred Shares held by such Company Stockholder as of immediately prior to the Preferred Conversion (if any); (C) the number of Class A Common Shares, Conversion Shares, Converted Option Shares, Converted RSU Shares, and Converted PSU Shares, as applicable, held by such Company Stockholder or Equity Award Holder as of immediately prior to the First Effective Time; (D) the aggregate number of shares of Parent Common Stock issuable to such Company Stockholder or Equity Award Holder pursuant to Section 2.03; and (E) the aggregate Per Share Cash Consideration payable to such Company Stockholder or Equity Award Holder pursuant to Section 2.03.

(b) The Company shall prepare and deliver to Parent (i) a draft Allocation Schedule not later than five Business Days prior to the Closing Date, which draft shall include the Company’s good faith estimate of all components of the Allocation Schedule as of immediately prior to the First Effective Time, and (ii) a final Allocation Schedule not later than 5:30 p.m. New York time on the Business Day prior to the Closing Date, certified by an officer of the Company on behalf of the Company, setting forth the information requested as of immediately prior to the First Effective Time. The Company shall use good faith efforts to provide to Parent such supporting documentation, information and calculations as are reasonably requested by Parent for it to verify and determine the calculations, amounts and other matters set forth in the Allocation Schedule. Parent shall be entitled to rely on the Allocation Schedule and shall not be liable to the Company or any of its Affiliates (including Affiliates of the Company prior to the First Effective Time) or the Equityholders’ Representative for the accuracy of any payments made in accordance with the Allocation Schedule.

Section 2.10. Withholding.

(a) Each of Parent, Merger Sub I, Merger Sub II, Production Company, UnSub, the Company, the First Surviving Corporation, the Surviving Company, the Final Surviving Company and their respective Affiliates shall be entitled to deduct and withhold from any amounts otherwise deliverable or payable under this Agreement such amounts that any such Persons are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any other Applicable Law (and to the extent any deduction or withholding is required, such deduction or withholding may be taken in Parent Common Stock, the value of which for the purpose of such deduction or withholding shall equal its closing price on the NYSE on the Trading Day immediately prior to the Closing Date); provided, that Parent, Merger Sub I, Merger Sub II, Production Company, UnSub, the Company, the First Surviving Corporation, the Surviving Company, the Final Surviving Company and their respective Affiliates, as applicable, shall use commercially reasonable efforts to provide the Company with a written notice of such Person’s intention to withhold reasonably in advance of any such withholding and shall cooperate with the applicable payee to minimize any such withholding; provided that such Person shall not be required to provide such written notice to the extent such withholding results from the failure of the payee to deliver a Form W-9 or to the extent the payment to such payee is treated as compensation. To the extent that Parent, Merger Sub I, Merger Sub II, Production Company, UnSub, the Company, the First Surviving Corporation, the Surviving Company, the Final Surviving Company or their respective Affiliates withholds such amounts with respect to any Person, Parent, Merger Sub I, Merger Sub II, Production Company, UnSub, the Company, the First Surviving Corporation, the Surviving Company, the Final Surviving Company or their respective Affiliates shall timely and properly remit such withheld amounts to the applicable Taxing Authority, and such withheld amounts shall be treated as having been paid to or on behalf of such Person for all purposes. In the case of any such payment payable to employees of the Company or its Affiliates in connection with the Mergers treated as compensation, the parties shall cooperate to pay such amounts through the Company’s or its Subsidiary’s payroll to facilitate applicable withholding.

Section 2.11. Fractional Shares. The number of shares of Parent Common Stock into which a holder of shares of Class A Common Stock are converted pursuant to this Article 2 shall be rounded down to the nearest whole number of shares of Parent Common Stock. Notwithstanding anything to the contrary in this Agreement, no fractional shares of Parent Common Stock will be issued, and if, after aggregating all shares of Parent Common Stock (including fractional shares) that would be issued hereunder to a holder of shares of Class A Common Stock, such aggregate number of shares of Parent Common Stock includes a fraction of a share of Parent Common Stock, no certificates or scrip for any such fractional shares shall be issued hereunder and such holder of shares of Class A Common Stock shall receive an amount in cash equal to the product of (a) such fraction of a share of Parent Common Stock multiplied by (b) the closing price per share of a share of Parent Common Stock on the NYSE on the Trading Day immediately prior to the Closing Date.

Section 2.12. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the record holder thereof, and delivery of an otherwise duly completed and signed Letter of Transmittal in accordance with Section 2.08 by such record holder, such record holder shall be entitled to receive the consideration to be paid pursuant to Section 2.03 hereto in respect of the Class A Common Shares represented by such Certificate, subject to the conditions set forth in, and otherwise in accordance with, this Agreement and the Letter of Transmittal.

Section 2.13. Corporate Governance Matters. Except as otherwise agreed in writing by the Company and Parent prior to the Closing, and conditioned upon the occurrence of the Closing, Parent shall take all actions (to the extent such actions are permitted by Applicable Law) reasonably necessary to cause (a) the number of directors constituting the Parent Board to be such number as is specified on Section 2.13 of the Company Disclosure Schedule and (b) the individuals set forth on Section 2.13 of the Company Disclosure Schedule (the “Company Designated Directors”) to be appointed as members of the Parent Board, in each case, effective as of the Closing. In the event that any Company Designated Director becomes unwilling or unable to serve on the Parent Board, or if any Company Designated Director shall resign or be removed from the Parent Board, then the individual set forth on Section 2.13 of the Company Disclosure Schedule (the “Company Alternate Director”) shall become a Company Designated Director hereunder in the place of the Company Designated Director who becomes unwilling or unable to serve on the Parent Board, or who resigned or was removed from the Parent Board. Following the Closing, Parent shall take all actions reasonably necessary to (i) ensure that each Company

Designated Director is included in the slate of nominees recommended by the Parent Board to the Parent Stockholders for election as directors at the next annual meeting of the Parent Stockholders to occur following the Closing, (ii) ensure that each Company Designated Director is included in the proxy statement prepared by Parent in connection with soliciting proxies at the next annual meeting of Parent Stockholders to occur following the Closing, and at every adjournment or postponement thereof and (iii) appoint the Company Alternate Director to fill any vacancy (but only the first vacancy) resulting from any resignation or removal of any Company Designated Director, to serve on the Parent Board until the expiration of the term applicable to such vacant directorship. Each of the Company Designated Directors shall receive compensation from Parent for his or her service as a director that is consistent with the compensation of other non-employee members of the Parent Board. For the avoidance of doubt, the Equityholders’ Representative shall be entitled to enforce the provisions of this Section 2.13 on behalf of the Company Stockholders.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except, subject to Section 10.05(a), as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent and each Merger Sub that:

Section 3.01. Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent complete and correct copies of the Company Organizational Documents and any certificate of formation, bylaws or other organizational documents of any Subsidiaries of the Company, each as amended prior to the execution of this Agreement, and each as made available to Parent is in full force and effect, and neither the Company nor any of its Subsidiaries is in violation of any of the provisions thereof.

Section 3.02. Subsidiaries. All of the Company’s Subsidiaries and their respective jurisdictions of formation are set forth in Section 3.02 of the Company Disclosure Schedule. Except for the Equity Interests of its Subsidiaries or its Oil and Gas Properties, the Company does not own, directly or indirectly, any Equity Interests, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any such interest, nor is it under any obligation to provide funds to, make any material loan, capital contribution, guarantee, credit enhancement or other material investment in, or assume any liability or obligation of, any Person. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all corporate or organizational powers required to carry on its business as now conducted. Each of the Company’s Subsidiaries is duly licensed or qualified and in good standing as a foreign corporation or limited liability company, as applicable, in each jurisdiction where such qualification is necessary, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.03. Authorization.

(a) The execution, delivery and performance by the Company of this Agreement and each other Transaction Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby are within the Company’s corporate powers and, subject to the Company Stockholder Approval, have been duly authorized by all necessary corporate action on the part of the Company. The (i) affirmative written approval of Bain Capital Credit, LP, together with certain of its affiliated funds (collectively, the “Bain Entities”), of this Agreement and the transactions contemplated hereby pursuant to that certain Letter Agreement dated

December 11, 2016 (the “Bain Approval”), (ii) adoption of this Agreement and approval of the transactions contemplated by this Agreement by the holders of a majority of the voting power of the Class A Common Shares and the Series A Preferred Shares (on an “as converted basis”) voting together as a single class (the “Transaction Approval”) and (iii) consent or approval by the holders representing at least sixty (60%) percent of the Series A Preferred Shares, voting separately as a class, to effect the Preferred Conversion (the “Conversion Approval” and together with the Bain Approval and the Transaction Approval, the “Company Stockholder Approval”), are the only approvals of the holders of any of the Company’s capital stock necessary in connection with the consummation of the First Merger. The execution and delivery to Parent and the Company by each Company Key Stockholder of the written consent contemplated by Section 1 of each Company Support Agreement will constitute receipt of the Company Stockholder Approval, including the Bain Approval, the Transaction Approval and the Conversion Approval.

(b) The Company has duly executed and delivered this Agreement and each other Transaction Agreement as to which it is a party, and, assuming the due authorization, execution and delivery of this Agreement and the other Transaction Agreements by each of the other parties hereto and thereto, each of this Agreement and each other Transaction Agreement constitutes a valid and binding agreement of the Company, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Applicable Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Remedies Exception”).

(c) At a meeting duly called and held on or prior to the date hereof, the members of the Company Board unanimously: (i) determined that this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby are fair to, advisable and in the best interests of the Company and the Company Stockholders; (ii) approved, adopted and declared advisable this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby; (iii) directed that this Agreement be submitted to a vote or written action of the Company Stockholders; and (iv) recommended to the Company Stockholders approval of each of the matters requiring the Company Stockholder Approval.

Section 3.04. Governmental Authorization. Other than in connection with or in compliance with (i) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware, (ii) the Securities Act and the Exchange Act, including the filing with the SEC of the Registration Statement, Proxy Statement and the Consent Solicitation Statement, (iii) applicable state securities, takeover and “blue sky” laws, (iv) the HSR Act and (v) any applicable requirements of the NYSE, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Authority is necessary or required, under Applicable Law, for the consummation by the Company of the transactions contemplated by this Agreement and the other Transaction Agreements, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.05. Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the other Transaction Agreements and, upon receipt of the Company Stockholder Approval, the consummation of the transactions contemplated hereby and thereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Company Organizational Documents or any certificate of formation, bylaws or other organizational documents of any Subsidiaries of the Company, (b) assuming compliance with the matters referred to in Section 3.04, violate any Applicable Law in respect of the Company, its Subsidiaries or their respective assets or properties, (c) except as set forth in Section 3.05(c) of the Company Disclosure Schedule, with or without notice, lapse of time or both, require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or any of its Subsidiaries or to a loss of any benefit to which the Company or any of its Subsidiaries is entitled under any Company Material Contract or (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except for any Permitted Liens and with such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.06. Capitalization.

(a) The authorized capital stock of the Company consists of 200,000,000 Class A Common Shares, 50,000,000 Class B Common Shares and 25,000,000 shares of preferred stock, par value $0.001 per share, all of which are designated as Series A Preferred Shares. As of the date hereof, there are outstanding (i) 21,271,937 Class A Common Shares (for the avoidance of doubt, excluding Conversion Shares and Converted Equity Award Shares), (ii) no Class B Common Shares, (iii) 14,949,771 Series A Preferred Shares (including Series A PIK Shares (as defined in the Certificate of Designations)), (iv) Company Options to purchase an aggregate of 682,650 Class A Common Shares and (v) 1,874,041 Class A Common Shares underlying Company RSUs and Company PSUs (assuming all Company PSUs vest in the manner set forth in Section 2.06(c) of the Company Disclosure Schedule). All outstanding shares of capital stock of the Company have been duly authorized and validly issued, fully paid and non-assessable and are free of preemptive rights. Except as set forth in this Section 3.06(a), there are no other outstanding Equity Interests of the Company (all Equity Interests of the Company being “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

(b) All of the outstanding Equity Interests of the Company’s Subsidiaries are owned by the Company free and clear of any Lien, other than Permitted Liens. Except as set forth in Section 3.06(b) of the Company Disclosure Schedule or as issued after the date hereof in accordance with Section 5.01, there are no outstanding Equity Interests of any Subsidiary of the Company (all Equity Interests of the Company’s Subsidiaries being “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Company Subsidiary Securities.

(c) Except as disclosed in Section 3.06(c) of the Company Disclosure Schedule, there are no voting trusts or other agreements or understandings to which the Company, any of the Company’s Subsidiaries or, to the Company’s knowledge, any of their respective executive officers or directors is a party with respect to the voting of Company Securities or Company Subsidiary Securities.

(d) There are no outstanding bonds, debentures, notes or other Indebtedness of the Company or any of the Company’s Subsidiaries having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matter on which the stockholders or other equity holders of the Company or any of the Company’s Subsidiaries may vote.

Section 3.07. Financial Statements.

(a) The audited consolidated balance sheet as of December 31, 2021 and the related audited consolidated statements of income and cash flows for the year ended December 31, 2021 of the Company and its Subsidiaries (the “Company Audited Financial Statements”) fairly present, in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its Subsidiaries as of the date thereof and their consolidated results of operations and cash flows for the period then ended. The unaudited interim consolidated balance sheet as of June 30, 2022 (the “Company Balance Sheet”) and the related unaudited interim consolidated statements of income and cash flows for the six months ended June 30, 2022 of the Company and its Subsidiaries (the “Company Interim Financial Statements”, and together with the Company Audited Financial Statements, the “Company Financial Statements”) fairly present, in all material respects, in conformity with GAAP applicable to interim financial statements applied on a consistent basis with the Company Audited Financial Statements (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its Subsidiaries as of the date thereof and their consolidated results of operations and cash flows for the period then ended (subject to normal year-end adjustments).

(b) The Company maintains internal controls over financial reporting. The Company’s internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements.

(c) Since the Balance Sheet Date, neither the Company nor any of the Company’s Subsidiaries nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any of the Company’s Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of the Company’s Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of the Company’s Subsidiaries has engaged in questionable accounting or auditing practices.

Section 3.08. Derivative Transactions. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) All Derivative Transactions entered into by the Company or any of its Subsidiaries or for the account of any of its customers were entered into (i) in accordance with Applicable Laws, (ii) in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, (iii) with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions and (iv) to hedge or mitigate risks to which the Company and its Subsidiaries or such customers have or may have (including with respect to commodity prices), and not for speculative purposes.

(b) The Company and its Subsidiaries have duly performed in all material respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and there are be no breaches, violations, collateral deficiencies, requests for collateral or demands for payment, or defaults or allegations or assertions of such by any party thereunder.

Section 3.09. Absence of Certain Changes.

(a) From the Balance Sheet Date to the date of this Agreement, (i) the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice in all material respects, (ii) the Company and its Subsidiaries have not suffered any material loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance and (iii) neither the Company nor any of its Subsidiaries has taken, or agreed or committed to take, any action that, if taken after the date of this Agreement, would (without Parent’s prior written consent) have constituted a breach of any of the covenants set forth in Section 5.01(b)(ii) (including for purposes hereof distributions that would otherwise be permitted pursuant to Section 5.01(b)(ii)(B)), Section 5.01(b)(vi), Section 5.01(b)(vii), Section 5.01(b)(viii), Section 5.01(b)(ix), Section 5.01(b)(xi), Section 5.01(b)(xii), Section 5.01(b)(xiii), Section 5.01(b)(xvii) or Section 5.01(b)(xxi) (solely as it relates to the foregoing).

(b) Since the Balance Sheet Date, there has not been any Company Material Adverse Effect or any event, occurrence, development or state of circumstances or facts that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.10. No Undisclosed Material Liabilities. There are no liabilities of the Company or any of its Subsidiaries that would be required by GAAP to be reflected or reserved against on a consolidated balance sheet of the Company, other than (a) liabilities provided for in the Company Financial Statements or disclosed in the notes thereto; (b) liabilities incurred in the ordinary course of business since the Balance Sheet Date (none of which results from, arises out of, or relates to any breach or violation of, or default under, any Contract or Applicable Law) and prior to the date hereof; (c) liabilities incurred in connection with the transactions contemplated by this Agreement or disclosed in the Company Disclosure Schedule and (d) other undisclosed liabilities arising after the date hereof which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.11. Material Contracts.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a complete and accurate list of Contracts to which the Company or any of its Subsidiaries is a party that fall within the following categories and existing as of the date hereof (collectively, the “Company Material Contracts”):

(i) any Contract for the purchase or sale of services, equipment or other assets (other than relating to Oil and Gas Properties) that either (1) provides for annual payments by the Company and/or its Subsidiaries of $300,000 or more; or (2) gives rise to anticipated receipts of more than $300,000 in any calendar year, in each case that cannot be terminated on not more than 90 days’ notice without payment by the Company and/or its Subsidiaries of any material penalty;

(ii) any material partnership, joint venture or other similar agreement or arrangement;

(iii) any Contract relating to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which the Company has material ongoing obligations entered into within the three years prior to the date hereof;

(iv) any Contract as obligor or guarantor relating to Indebtedness (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement with an aggregate outstanding principal amount not exceeding $300,000;

(v) any Contract containing any area of mutual interest, joint bidding area, joint acquisition area, or non-compete or similar type of provision that materially restricts the ability of the Company or any of the Company’s Subsidiaries to (A) compete in any line of business or geographic area or with any Person during any period of time after the Closing or (B) make, sell or distribute any products or services, or use, transfer or distribute, or enforce any of their rights with respect to, any of their material assets or properties;

(vi) any Contract to sell, lease, farmout, exchange or otherwise dispose of all or any part of the Oil and Gas Properties of the Company and its Subsidiaries;

(vii) each Contract for the sale, purchase, exchange or other disposition of Hydrocarbons produced from the Oil and Gas Leases or Wells of the Company and its Subsidiaries;

(viii) each Contract that contains any drilling commitments;

(ix) each Contract for any material Derivative Transaction of the Company or any of its Subsidiaries;

(x) any joint development agreement, exploration agreement, participation, farmout, farmin or program agreement or similar Contract (or series of related Contracts) requiring the Company or any Subsidiary to make expenditures that would reasonably be expected to be in excess of (x) $1,000,000 in any calendar year or (y) $2,000,000 during the term thereof, other than customary joint operating agreements and continuous development obligations under Oil and Gas Leases;

(xi) any Contract that provides for a “take-or-pay” clause or any similar prepayment obligation, acreage dedication, minimum volume commitments or capacity reservation fees to a gathering, transportation or other arrangement downstream of the wellhead, that cover, guaranty or commit volumes in excess of 5,000 barrels of oil equivalent of Hydrocarbons of the Company and its Subsidiaries per day over a period of one month (calculated on a yearly average basis) and for a term greater than 10 years, except for any Contracts that are terminable without penalty within 90 days;

(xii) each Contract that contains any standstill, “most favored nation” or most favored customer provision, preferential right or rights of first or last offer, negotiation or refusal or any similar requirement or right in favor of any third party, in each case other than those contained in (A) any agreement in which such provision is solely for the benefit of the Company or any of its Subsidiaries, (B) customary royalty pricing provisions in Oil and Gas Leases or (C) customary preferential rights in joint operating agreements or unit agreements affecting the business or the Oil and Gas Properties of the Company or any of its Subsidiaries;

(xiii) each Contract or group of related Contracts reasonably expected to result in Transaction Expenses of more than $100,000; and

(xiv) any Contract that constitutes a seismic, data or geophysical license, agreement or permit.

(b) Each Company Material Contract is a valid and binding agreement of the Company or one of its Subsidiaries, and is in full force and effect, and none of the Company, any Subsidiary of the Company or, to the Company’s knowledge, any other party is in default or breach under the terms of any such Company Material Contract, except for any such defaults or breaches which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.12. Legal Proceedings; Orders. As of the date hereof, except as set forth on Section 3.12 of the Company Disclosure Schedule or would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or prevent or materially impair or delay the Company’s consummation of the transactions contemplated by this Agreement, there is no (a) Legal Proceeding pending against, or to the Company’s knowledge, threatened against, any of the Company or its Subsidiaries before any arbitrator or Governmental Authority, or (b) injunction, order, decree, judgment or ruling issued by any arbitrator or Governmental Authority to which any of the Company or its Subsidiaries is subject.

Section 3.13. Compliance with Laws; Permits.

(a) The Company and its Subsidiaries are, and since January 1, 2019 have been, in compliance with all Applicable Laws, except where the failure to be in compliance with such Applicable Laws would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2019, neither the Company nor any of the Company’s Subsidiaries has received any written notice from any Governmental Authority regarding any actual or possible violation of, or failure to comply with, any Applicable Law, which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, authorizations, orders and approvals of all Governmental Authorities (collectively, “Permits”) necessary for operation of the businesses of the Company and its Subsidiaries, except where the absence of any such Permit would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, there are no actions or proceedings pending or, to the Company’s knowledge, threatened which would reasonably be expected to result in the revocation or termination of any such Permit, except for any such revocation or termination that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.14. Properties.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired after the Balance Sheet Date, except as have been disposed of since the Balance Sheet Date in the ordinary course of business, free and clear of all Liens other than Permitted Liens.

(b) Except with respect to any Oil and Gas Properties, Section 3.14(b) of the Company Disclosure Schedule sets forth a list of (i) all real property owned by the Company or any of its Subsidiaries (each such property, a “Company Owned Real Property”) and (ii) all material real property leased by the Company or any of its Subsidiaries (each such property, a “Company Leased Real Property” and together with the Company Owned Real Property, the “Company Real Property”).

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and except for Permitted Liens, neither the Company nor any of its Subsidiaries (i) lease or grant any Person the right to use or occupy all or any part of any Company Owned Real Property or (ii) has granted any Person an option, right of first offer, or right of first refusal to purchase such Company Owned Real Property or any portion thereof or interest therein.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company or one of its Subsidiaries has a valid leasehold interest in all Company Leased Real Property, in each case as to such leasehold interest, free and clear of all Liens other than Permitted Liens and (ii) each of the Company and its Subsidiaries is in compliance in all material respects with the terms of all leases of Company Leased Real Property to which it is a party and under which it is in occupancy, and each such lease is a legal, valid and binding agreement of (A) the Company or one of its Subsidiaries, as the case may be, and (B) to the Company’s knowledge, each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the Company’s knowledge, against the other party or parties thereto, in each case, in accordance with its terms, subject to the Remedies Exception.

(e) As of the date hereof, the Company has not received any written notice that all or any portion of material Company Real Property is subject to any governmental order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Authority with or without payment of compensation therefor.

(f) Except for any Permitted Liens, to the Company’s knowledge (i) there are no material contractual or legal restrictions that prevent the Company or any of its Subsidiaries from using any Company Real Property for its current use and (ii) all structures and other buildings on the Company Real Property are in operating condition and none of such structures or buildings is in need of maintenance or repairs except for ordinary, routine maintenance and repairs, and except for ordinary wear and tear in all material respects.

Section 3.15. Surface and Seabed Rights. Each of the Company and its Subsidiaries has such consents, rights-of-way, rights of use easements, fee assets, surface and/or subsurface leases, permits, licenses and servitudes from each Person (collectively, “Rights-of-Way”) as are sufficient in all respects to access, construct, operate, maintain and repair the equipment and facilities related to the Company and its Subsidiaries’ Oil and Gas Properties, and to produce, gather, process and handle, transport, and market Hydrocarbons from or attributable to its and their respective currently-producing Oil and Gas Properties and otherwise to conduct its business in the ordinary course, consistent with past practice, except for such Rights-of-Way the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries has fulfilled and performed all its material obligations with respect to such Rights-of-Way and is conducting their business in a manner that does not violate any of the Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All flowlines, risers, umbilicals, gathering lines, transportation facilities, platforms, and facilities operated by the Company and its Subsidiaries (even if on platforms not owned by the Company or any of its Subsidiaries) are subject to Rights-of-Way, and there are no gaps (including any gap arising as a result of any breach by the Company or any of its Subsidiaries of the terms of any Rights-of-Way) in the Rights-of-Way other than gaps that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has not received any written claim for access to any platforms, gathering lines, transportation lines, or other processing, marketing, or production handling facilities, whether under the Outer Continental Shelf Lands Act of 1953, the Interstate Commerce Act, or otherwise. Except as set forth on Section 3.15 of the Company Disclosure Schedule, none of the Oil and Gas Properties of or other pipelines owned by the Company or its Subsidiaries are providing service under or subject to the Interstate Commerce Act, Natural Gas Act, or Natural Gas Policy Act of 1978 nor are the Company or its Subsidiaries or any such Oil and Gas Properties or pipeline subject to the jurisdiction of the Federal Energy Regulatory Commission pursuant to the Interstate Commerce Act, Natural Gas Act, or Natural Gas Policy Act of 1978.

Section 3.16. Oil and Gas Matters.

(a) Except as would not reasonably be expected to have a Company Material Adverse Effect and except for property (i) sold or otherwise disposed of in the ordinary course of business since the date of the reserve report prepared by Netherland, Sewell & Associates, Inc. (the “Company Independent Petroleum Engineers”) relating to the interests of the Company and its Subsidiaries referred to therein as of December 31, 2021 (the “Company Reserve Report”) and that is expressly described in Section 3.16(a) of the Company Disclosure Schedule or (ii) reflected in the Company Reserve Report or in the Company Financial Statements as having been sold or otherwise disposed of, as of the date of this Agreement, the Company and its Subsidiaries have Defensible Title to all Oil and Gas Properties forming the basis for the reserves reflected in the Company Reserve Report and in each case as attributable to interests owned by the Company and its Subsidiaries, and all other personal property necessary for the operation of the business of the Company as currently conducted, free and clear of any Liens, except for Permitted Liens.

(b) Except for any such matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the factual, non-interpretive data supplied by the Company and its Subsidiaries to the Company Independent Petroleum Engineers relating to the interests referred to in the Company Reserve Report, by or on behalf of the Company and its Subsidiaries in connection with the preparation of the Company Reserve Report was, as of the time provided, accurate in all respects. Except for any such matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the oil and gas reserve estimates of the Company and its Subsidiaries set forth in the Company Reserve Report are derived from reports that have been prepared by the Company Independent Petroleum Engineers, and such reserve estimates fairly reflect, in all respects, the oil and gas reserves of the Company and its Subsidiaries at the dates indicated therein. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Company Reserve Report that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Except as set forth on Section 3.16(c) of the Company Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all rentals, shut-ins and similar payments owed by the Company or any of its Subsidiaries to any Person or individual under (or otherwise with respect to) any Oil and Gas Leases owned or held by the Company or any of its Subsidiaries have been properly and timely paid, (ii) all royalties, minimum royalties, overriding royalties and other Production Burdens owed by the Company or any of its Subsidiaries with respect to their interests in any Oil and Gas Properties have been timely and properly paid, (iii) none of the Company or any of its Subsidiaries (and, to the Company’s knowledge, no third party operator) has violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Oil and Gas Properties owned or held by the Company or any of its Subsidiaries and (iv) no Person has claimed, asserted in writing or given written notice to the Company or any of its Subsidiaries that the Company’s or any of its Subsidiaries’ interest under any Oil and Gas Lease has not been validly and properly granted to, or is not properly held by, the Company or such Subsidiary.

(d) All proceeds from the sale of Hydrocarbons produced from the material Oil and Gas Properties of the Company and its Subsidiaries are being received by such selling entities in a timely manner, in all material respects, and are not being held in suspense (by the Company, any of its Subsidiaries, any third party operator thereof or any other Person) for any reason other than awaiting preparation and approval of division order title opinions for recently drilled Wells. Neither the Company nor any of its Subsidiaries has material obligations by virtue of a take-or-pay payment, advance payment, or similar payment (other than royalties, overriding royalties, and similar arrangements established in the Oil and Gas Leases) to deliver Hydrocarbons or proceeds from the sale thereof, attributable to such Person’s interest in its material Oil and Gas Properties at some future time without receiving payment therefor at the time of delivery. As of the dates reflected in the Company Disclosure Schedule, and except as would not be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has any production, platform, transportation, production handling, processing, plant, or other imbalance, and no Person has given notice that any such imbalance constitutes all of the relevant Person’s ultimately recoverable reserves from a balancing area.

(e) As of the date of this Agreement, there are no authorizations for expenditure or other commitments to make capital expenditures (or series of related authorizations for expenditure or commitments) binding on the Company or any of its Subsidiaries with respect to its or their respective Oil and Gas Properties that are not provided for in the capital expenditures budget of the Company set forth on Section 3.16(e) of the Company Disclosure Schedule and for which the Company reasonably anticipates will individually require expenditures after the date hereof of greater than $10,000,000 (net to the interest of the Company and its Subsidiaries).

(f) All currently-producing wells and equipment related to Oil and Gas Properties operated by the Company or any of its Subsidiaries are in an operable state of repair, adequate to maintain operations in accordance with past practice, ordinary wear and tear excepted, in all material respects.

(g) As of the date hereof, neither the Company nor any of its Subsidiaries has failed to elect to participate in (or affirmatively elected not to participate in) any operation or activity with respect to any material Oil and Gas Properties owned or held by it (or them, as applicable) which could result in any of such Person’s interest in such Oil and Gas Properties becoming subject to a penalty, premium or forfeiture as a result of such election not to participate, or lack thereof, in such operation or activity that would be material to the Company and its Subsidiaries, taken as a whole, and is not reflected on the Company Reserve Report.

(h) Except as would not be material to the Company and its Subsidiaries, taken as a whole, there are no preferential rights to purchase or required third Person consents with respect to any material Oil and Gas Properties of the Company or any of its Subsidiaries which may become operable as a result of the transactions contemplated by this Agreement.

(i) Section 3.16(i) of the Company Disclosure Schedule lists all bonds, letters of credit, and other similar credit support instruments maintained by the Company or its Subsidiaries with or for the benefit of any Governmental Authority or other third Person with respect to its Oil and Gas Properties.

(j) Except as would not be material to the Company and its Subsidiaries, taken as a whole, all wells included in the Oil and Gas Properties of the Company or its Subsidiaries that were drilled and completed by the Company or its Subsidiaries, and to the knowledge of the Company, all such wells that were not drilled and completed by the Company or its Subsidiaries, have been drilled and completed within the limits permitted by all applicable Oil and Gas Leases, contracts, and pooling or unit agreements. There are no Wells, other equipment or facilities (i) with respect to which the Company or any of its Subsidiaries has received an order from any Governmental Authority requiring that such Well, equipment or facilities be plugged and abandoned that has not been plugged and abandoned, (ii) that, to the knowledge of the Company, other than Wells that have been fully Decommissioned in accordance with all Applicable Laws, there are no dry holes, or shut in or otherwise inactive Wells, equipment or facilities that the Company or any of its Subsidiaries is currently obligated by Applicable Law to Decommission, (iii) that, to the knowledge of the Company, have been or are required to be plugged and abandoned but have not been plugged in accordance with applicable Laws or (iv) to the knowledge of the Company, that constitute a part of the material Oil and Gas Properties of the Company and its Subsidiaries with respect to which the Company or any of its Subsidiaries has received a written notice, claim, demand or order from any Governmental Authority notifying, claiming, demanding or requiring that such well(s) be temporarily or permanently plugged and abandoned.

(k) Except as has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, there does not exist any pending or, to the knowledge of the Company, threatened, condemnation or eminent domain proceedings that affect any of the Company’s Oil and Gas Properties.

(l) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have filed with the applicable government authorities all applications and obtained all licenses, permits and other authorizations required for operations in connection with the Oil and Gas Properties, and (ii) the Company and its Subsidiaries have complied with all rules and regulations of any applicable government authority with respect to operations in connection with the Oil and Gas Properties.

Section 3.17. Intellectual Property.

(a) Section 3.17(a) of the Company Disclosure Schedule contains a list of all material registrations and applications for registration of patents, trademarks, service marks and copyrights included in the Company’s Intellectual Property Rights, in each case as of the date hereof.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Company’s knowledge, there is no suit, order or proceeding pending against the Company or any of its Subsidiaries (i) alleging that the Company or any of its Subsidiaries is infringing or misappropriating any valid and enforceable Intellectual Property Right owned by any Person or (ii) challenging the validity or ownership of any registered Intellectual Property Rights included in the Company’s Intellectual Property Rights.

Section 3.18. Labor Relations.

(a) As of the date of this Agreement, (a) none of the Company or any of its Subsidiaries is a party to any Collective Bargaining Agreement, and, to the Company’s knowledge, there is not any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any Company Employee, (b) there is no material labor strike, slowdown or stoppage pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries by any Company Employees and (c) there are no material unfair labor practice complaints by any current or former Company Employees pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries before any Governmental Authority.

(b) Section 3.18(b) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of the following information for each employee of the Company or its Subsidiaries: name, job title, date of hire, employing entity, salary or hourly rate (as applicable), work location (city, state), Fair Labor Standards Act designation (i.e., “exempt” or “non-exempt”, as applicable), leave status (including nature and duration of any leave), details of any visa or other work authorizations and most recent bonus or commission amounts.

(c) Section 3.18(c) of the Company Disclosure Schedule sets forth, in all material respects, a true, correct, and complete list of each individual independent contractor or consultant directly engaged by the Company or its Subsidiaries (but excluding, for the avoidance of doubt, individuals employed by third-party organizations that are in the business of offering service providers for offshore and/or onshore independent contractor services

(“Body Shops”)), including for each individual: name, engaging entity, compensation, expiration date of current contract and a description of the services provided. The individuals listed in Section 3.18(b) and Section 3.18(c) of the Company Disclosure Schedule represents the entirety of the individuals needed to manage and operate the Company and its Subsidiaries as currently managed and operated in all material respects, other than those contracted by the Company or its Subsidiaries through Body Shops.

(d) The Company and its Subsidiaries are in compliance, and for the last three years have been in compliance, with all Applicable Laws with respect to employment and employee relations, including but not limited to, anti-discrimination, anti-retaliation, human rights, civil rights, equal pay, wages, hours, worker classification, affirmative action, plant closings and mass layoffs, recordkeeping, unfair labor practices, collective bargaining and labor relations, occupational safety and health, workers’ compensation, immigration or the withholding and payment of income taxes, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No material suits, charges or administrative proceedings relating to any such Applicable Law are pending or, to the Company’s knowledge, threatened.

(e) The Company and its Subsidiaries have not engaged in any plant closing, mass layoff or other action related to any employee that has resulted or could result in liability under the Worker Adjustment and Retraining Notification Act of 1988, and has not issued any notice that any such action is to occur in the future.

Section 3.19. Employee Benefit Plans.

(a) Set forth in Section 3.19(a) of the Company Disclosure Schedule is a list as of the date hereof of each Company Benefit Plan. For each Company Benefit Plan, the Company has made available to Parent a copy of such plan (or in the case of individual agreements that are based on a form agreement, a copy of such form) and all material amendments thereto.

(b) None of the Company nor any of its ERISA Affiliates sponsors, maintains or contributes to any plan that is (i) subject to Title IV of ERISA, (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(c) No Company Benefit Plan provides any post-retirement medical, dental or life insurance benefits to any current or former Company Employee (other than coverage mandated by Applicable Law, including COBRA).

(d) Except as set forth on Section 3.19(d) of the Company Disclosure Schedule, the Company does not have any obligation to gross up, indemnify, or otherwise reimburse any individual for any excise taxes, interest, or penalties incurred under Section 409A of the Code.

(e) Except as expressly provided in this Agreement or as set forth on Section 3.19(c) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will entitle any Company Employee to any material payment or benefit or accelerate the time of payment or vesting of any material compensation or benefits, in either case under any Company Benefit Plan.

(f) Each Company Benefit Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or has applied to the IRS for such a letter within the applicable remedial amendment period or such period has not expired.

(g) Each Company Benefit Plan has been maintained in compliance with its terms and all Applicable Law, including ERISA and the Code, except for failures to comply that would not be material to the Company and its Subsidiaries, taken as a whole.

(h) No material action, suit, investigation, audit, proceeding or claim (other than routine claims for benefits) is pending against or involves or, to the Company’s knowledge, is threatened against or threatened to involve, any Company Benefit Plan before any Governmental Authority.

(i) Notwithstanding any other provisions of this Agreement, the representations and warranties in Section 3.18 and this Section 3.19 constitute the sole and exclusive representations and warranties made by the Company with respect to the Company Employees, Company Benefit Plans and employee and employee benefit matters.

Section 3.20. Environmental Matters.

(a) Except as set forth on Section 3.20(a) of the Company Disclosure Schedule or as to matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) the businesses of the Company and its Subsidiaries are, and since January 1, 2019 have been, in compliance with all applicable Environmental Laws and possess and are in compliance with all Permits required by all applicable Environmental Laws for the conduct of their respective businesses as currently conducted and all such Permits are in full force and effect, and to the knowledge of the Company, such Permits are not subject to challenge by any Person reasonably expected to result in the revocation or non-renewal of such Permits;

(ii) (A) since January 1, 2019, no written notice, notification, demand, order, request for information, citation, summons, complaint or penalty has been received by the Company or any of its Subsidiaries and (B) there are no, judicial, administrative or other actions, claims, suits or proceedings pending or, to the Company’s knowledge, threatened, in the case of each of (A) and (B), with respect to any matters arising out of any Environmental Law that has not been settled, dismissed, paid or otherwise resolved;

(iii) there has been no Release of Hazardous Substances (A) at, to, or from any property currently or, to the knowledge of the Company, formerly owned or operated by the Company or any of its Subsidiaries or (B) arising from the operations of the Company or any of its Subsidiaries, in the case of each of (A) and (B) the subject of which remains unresolved; and

(iv) the Company has made available to Parent complete and correct copies of all material environmental reports, inspections, assessments, studies, tests, and audits addressing environmental liabilities or obligations under any Environmental Law, Decommissioning obligations, in each case, of the Company or any of its Subsidiaries, and material correspondence with any Governmental Authority regarding the foregoing to the extent such are in the possession of the Company or any of its Subsidiaries.

(b) Notwithstanding any other provisions of this Agreement, the representations and warranties in this Section 3.20, along with Section 3.10 and Section 3.23, constitute the sole and exclusive representations and warranties made by the Company with respect to Environmental Laws, Hazardous Substances or any other environmental matters.

Section 3.21. Taxes.

(a) (i) All income and other material Tax Returns that are required to be filed by or with respect to the Company and its Subsidiaries have been timely filed (taking into account extensions of time for filing); (ii) each such Tax Return is true, correct and complete in all material respects; and (iii) all material Taxes owed by the Company or for which the Company is liable that are or have become due have been paid in full.

(b) All Tax withholding and deposit requirements imposed on or with respect to the Company and its Subsidiaries have been satisfied in all material respects, and the Company and its Subsidiaries have complied with all information reporting (and related withholding) and record retention requirements in all material respects.

(c) Neither the Company nor any of its Subsidiaries has entered into a written agreement waiving or extending any statute of limitations in respect of any material Taxes.

(d) No Taxing Authority has asserted, proposed or, to the Company’s knowledge, threatened any assessment, deficiency or adjustment with respect to any material Taxes or material Tax Returns of the Company or its Subsidiaries.

(e) No written claim or nexus inquiry has been made by a Taxing Authority in a jurisdiction where neither the Company nor any of its Subsidiaries file Tax Returns that the Company or one of its Subsidiaries is or may be subject to taxation by such jurisdiction.

(f) No claim, audit, action, suit, proceeding, examination or investigation is being conducted, pending or, to the knowledge of the Company, threatened with respect to the Company or its Subsidiaries in respect of any material Tax.

(g) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which the Company is the common parent), and neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person other than the Company or any of its Subsidiaries under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. income Tax law) or as a transferee or successor.

(h) Neither the Company nor any of its Subsidiaries has participated or engaged in any transaction that constitutes a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(i) Neither the Company nor any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a transaction intended to be governed in whole or in part by Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(j) There are no Liens for material Taxes on any of the assets of the Company or its Subsidiaries other than Permitted Liens.

(k) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements (other than any commercial agreements or contracts entered into in the ordinary course of business and that are not primarily related to Taxes).

(l) Neither the Company nor any of its Subsidiaries is a party to a tax receivable agreement.

(m) Neither the Company nor any of its Subsidiaries has taken advantage of any Applicable Law enacted in connection with COVID-19 that has the result of temporarily reducing (or temporarily delaying the due date of) any payment obligation of the Company or any of its Subsidiaries to any Taxing Authority (including any payroll Taxes deferred pursuant to the CARES Act or any similar provision of Applicable Law).

(n) The Company is and has been since formation, properly classified as a corporation for U.S. federal income tax purposes.

(o) Section 3.21(o) of the Company Disclosure Schedule sets forth the U.S. federal income tax classification of each Subsidiary of the Company and the jurisdiction in which each Subsidiary of the Company is formed.

Notwithstanding any other provisions of this Agreement, the representations and warranties in Section 3.18 (to the extent relating to Tax matters), Section 3.19 (to the extent relating to Tax matters), this Section 3.21 and Section 3.22 constitute the sole and exclusive representations and warranties made by the Company with respect to Tax matters.

Section 3.22. Intended Tax Treatment. Neither the Company nor any of its Subsidiaries (a) has taken or agreed to take any action that, or (b) has failed to take or agreed not to take any action if the failure to take such action, in each case, could reasonably be expected to result in the covenants set forth in Section 7.01(a) not being satisfied, provided that taking any action expressly required or contemplated by this Agreement shall not cause the Company to be in breach of this representation. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has knowledge of any fact or circumstance that could reasonably be expected to prevent the First Merger and the Second Merger from qualifying for the Intended Tax Treatment. Neither the Company nor any of its Subsidiaries has provided, or has any intention to provide, any formal written (i) representation, (ii) disclosure or (iii) other advice to the Company Stockholders with respect to the Intended Tax Treatment other than as required by a Governmental Authority.

Section 3.23. Insurance Coverage. The Company has made available to Parent a list of, and true and correct copies of, all material insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Company and its Subsidiaries. There are no material claims by the Company or any of its Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights, other than ordinary course reservations of rights.

Section 3.24. Opinion of Financial Advisor. The Company Board has received the opinion of Intrepid Partners, LLC, financial advisor to the Company, to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the aggregate Per Share Consideration is fair to the Company Stockholders from a financial point of view.

Section 3.25. Finders’ Fees. Except for Intrepid Partners, LLC (the fees and expenses of which are reflected in its engagement letter with the Company made available to Parent), there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

Section 3.26. Related Party Transactions. Section 3.26 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, all Contracts between the Company or any of its Subsidiaries, on the one hand, and any Related Party of the Company, on the other hand, in each case that are in effect on the date of this Agreement (any such Contract of the type described in this sentence, a “Company Related Party Transaction”), other than the Excluded Arrangements. To the Company’s knowledge, no Related Party of the Company or any of its Subsidiaries owns, directly or indirectly, on an individual basis or together with its controlled Affiliates, a more than 5% interest in, or serves as an officer or director or in another similar capacity of, any organization which has a Contract in effect on the date of this Agreement with the Company or any of its Subsidiaries.

Section 3.27. No Additional Representations or Warranties. The Company acknowledges that, except as provided in Article 4 or in the other Transaction Agreements, none of Parent, Production Company, UnSub, any Merger Sub, any Parent Stockholder or any of their respective Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or Representatives has made, or is making, any express or implied representation or warranty of any nature whatsoever to the Company or any of its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company. Without limiting the generality of the foregoing, the Company acknowledges that none of Parent, Production Company, UnSub, any Merger Sub, any Parent Stockholder or any of their respective Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or Representatives makes any representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to the Company or its Affiliates or Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Parent and its Subsidiaries or the future business and operations of Parent and its Subsidiaries or (ii) any other information or documents made available to the Company or its Affiliates or Representatives with respect to Parent and its Subsidiaries or their respective businesses or operations (including as to the accuracy or completeness of any such information or documents), except as expressly set forth in Article 4 or in the other Transaction Agreements.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT

Except (x) subject to Section 10.05(b), as disclosed in the Parent SEC Documents filed or furnished with the SEC since January 1, 2021 but prior to the date hereof and publicly available (and excluding any supplement, modification or amendment thereto made after the date hereof), excluding for this purpose the representations and warranties contained in Section 4.01 (Existence and Power), Section 4.02 (Subsidiaries), Section 4.03 (Authorization), Section 4.05 (Non-contravention of Parent Organizational Documents), Section 4.06 (Capitalization), Section 4.25 (Opinion of Financial Advisor) and Section 4.26 (Finders’ Fees), or (y) subject to Section 10.05(a), as set forth in the Parent Disclosure Schedule, Parent represents and warrants to the Company that:

Section 4.01. Existence and Power. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers required to carry on its business as now conducted. Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.02. Subsidiaries. All of Parent’s Subsidiaries (including Production Company, UnSub, Merger Sub I and Merger Sub II) and their respective jurisdictions of formation are set forth in Section 4.02 of the Parent Disclosure Schedule. Except for the Equity Interests of its Subsidiaries or its Oil and Gas Properties, Parent does not own, directly or indirectly, any Equity Interests, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any such interest, nor is it under any obligation to provide funds to, make any material loan, capital contribution, guarantee, credit enhancement or other material investment in, or assume any liability or obligation of, any Person. Each of Parent’s Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all corporate or organizational powers required to carry on its business as now conducted. Each of Parent’s Subsidiaries is duly licensed or qualified and in good standing as a foreign corporation or limited liability company, as applicable, in each jurisdiction where such qualification is necessary, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.03. Authorization.

(a) The execution, delivery and performance by Parent, Production Company, UnSub and Merger Subs of this Agreement and each other Transaction Agreement to which they are a party and the consummation of the transactions contemplated hereby and thereby are within the organizational powers of each of Parent, Production Company, UnSub and Merger Subs and, subject to the Parent Stockholder Approval, have been duly authorized by all necessary organizational action on the part of Parent, Production Company, UnSub and Merger Subs. The affirmative vote of holders of a majority of the shares of Parent Common Stock having voting power present in person or represented by proxy at the Special Meeting to approve the Transaction Proposal (the “Parent

Stockholder Approval”), assuming a quorum is present, is the only vote of any of Parent’s capital stock required in connection with the entry by Parent into this Agreement and the consummation of the transactions contemplated by this Agreement.

(b) Each of Parent, Production Company, UnSub, Merger Sub I and Merger Sub II has duly executed and delivered this Agreement and each other Transaction Agreement as to which it is a party, and, assuming the due authorization, execution and delivery of this Agreement and the other Transaction Agreements by each of the other parties hereto and thereto, each of this Agreement and the other Transaction Agreements constitutes a valid and binding agreement of each of Parent, Production Company, UnSub, Merger Sub I and Merger Sub II, subject to the Remedies Exception.

(c) At a meeting duly called and held on or prior to the date hereof, the members of the Parent Board unanimously (i) determined that this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby, are fair to, advisable and in the best interests of Parent and the Parent Stockholders, (ii) approved, adopted and declared advisable this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby, (iii) directed that this Agreement be submitted to a vote of the Parent Stockholders and (iv) recommended to the Parent Stockholders approval of each of the matters requiring the Parent Stockholder Approval.

Section 4.04. Governmental Authorization. Other than (i) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware, (ii) the Securities Act and the Exchange Act, including the filing with the SEC of the Registration Statement, the Proxy Statement and the Consent Solicitation Statement, (iii) applicable state securities, takeover and “blue sky” laws, (iv) the HSR Act and (v) any applicable requirements of the NYSE, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Authority is necessary or required, under Applicable Law, for the consummation by Parent, Production Company, UnSub or Merger Subs of the transactions contemplated by this Agreement and the other Transaction Agreements, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.05. Non-Contravention. The execution, delivery and performance by Parent, Production Company, UnSub and Merger Subs of this Agreement and the other Transaction Agreements and, upon receipt of the Parent Stockholder Approval, the consummation of the transactions contemplated hereby and thereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Parent Organizational Documents or any certificate of formation, bylaws or other organizational documents of any Subsidiaries of Parent, (b) assuming compliance with the matters referred to in Section 4.04, violate any Applicable Law in respect of Parent, Production Company, UnSub, Merger Subs or their respective assets or properties, (c) except as set forth in Section 4.05(c) of the Parent Disclosure Schedule, with or without notice, lapse of time or both, require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Parent, Production Company, UnSub, any Merger Sub or any of their respective Subsidiaries or to a loss of any benefit to which Parent, Production Company, UnSub, any Merger Sub or any of their respective Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any Parent Material Contract or (d) result in the creation or imposition of any Lien on any asset of Parent, Production Company, UnSub, any Merger Sub or any of their respective Subsidiaries, except for any Permitted Liens and with such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.06. Capitalization.

(a) The authorized capital stock of Parent consists of 270,000,000 shares of Parent Common Stock and 30,000,000 preferred stock, $0.01 par value per share, of which 110,000 shares are designated as Series A

Convertible Preferred Stock. As of the date hereof, there are outstanding (i) 82,569,961 shares of Parent Common Stock, (ii) no shares of Parent’s preferred stock, (iii) 3,249,796 shares of Parent Common Stock underlying Parent RSUs and (iv) 653,075 shares of Parent Common Stock underlying Parent PSUs at the applicable target amount. All outstanding shares of capital stock of Parent have been duly authorized and validly issued, are fully paid and non-assessable and free of preemptive rights. Except as set forth in this Section 4.06(a) or as issued after the date hereof in accordance with Section 5.02, there are no other outstanding Equity Interests of Parent (all Equity Interests of the Parent being “Parent Securities”). There are no outstanding obligations of the Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities.

(b) All of the outstanding Equity Interests of Parent’s Subsidiaries are owned by Parent free and clear of any Lien, other than Permitted Liens. Except as set forth in Section 4.06(b) of the Parent Disclosure Schedule, there are no outstanding Equity Interests of any Subsidiary of Parent (all Equity Interests of the Parent’s Subsidiaries being “Parent Subsidiary Securities”). There are no outstanding obligations of the Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Parent Subsidiary Securities.

(c) Except as disclosed in Section 4.06(c) of the Parent Disclosure Schedule, there are no voting trusts or other agreements or understandings to which Parent, any of Parent’s Subsidiaries or, to Parent’s knowledge, any of their respective executive officers or directors is a party with respect to the voting of Parent Securities or Parent Subsidiary Securities.

(d) There are no outstanding bonds, debentures, notes or other Indebtedness of Parent or any of Parent’s Subsidiaries having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matter on which the stockholders or other equity holders of the Parent or any of Parent’s Subsidiaries may vote.

Section 4.07. SEC Filings; Financial Statements.

(a) All forms, documents and reports, together with all exhibits, financial statements and schedules filed or furnished therewith, and all information, documents and agreements incorporated in any such form, document or report (but not including any document incorporated by reference into an exhibit) required to have been filed with or furnished to the SEC by Parent or any of Parent’s Subsidiaries since January 1, 2019 (the “Parent SEC Documents”) have been timely filed or furnished, as the case may be. As of their respective dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such amendment, supplement or superseding filing) (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be), and the requirements of SOX and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The financial statements (including related notes, if any) contained in the Parent SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto and (ii) were fairly presented, in all material respects, in conformity with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements were subject to normal and recurring year-end adjustments). For purposes of this Agreement, “Parent Balance Sheet” means that unaudited interim consolidated balance sheet of the Parent and its consolidated Subsidiaries as of June 30, 2022 set forth in the Parent’s Quarterly Report on Form 10-Q filed with the SEC on August 5, 2022.

(c) Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Parent’s disclosure controls and procedures are designed to provide reasonable assurance that information required to be disclosed by Parent is recorded and reported on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC and other public disclosure documents. Parent maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Parent’s internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Parent are being made only in accordance with authorizations of management and directors of Parent and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on its financial statements. Parent has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to Parent’s auditors and the audit committee of the Parent Board (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and has identified for Parent’s auditors and the audit committee of Parent’s Board any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Since January 1, 2019, any material change in internal control over financial reporting required to be disclosed in any Parent SEC Document has been so disclosed.

(d) Since the Balance Sheet Date, neither Parent nor any of Parent’s Subsidiaries nor, to Parent’s knowledge, any director, officer, employee, auditor, accountant or representative of Parent or any of Parent’s Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of Parent’s Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of Parent’s Subsidiaries has engaged in questionable accounting or auditing practices.

Section 4.08. Derivative Transactions. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a) All Derivative Transactions entered into by Parent or any of its Subsidiaries or for the account of any of its customers were entered into (i) in accordance with Applicable Laws, (ii) in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Parent and its Subsidiaries, (iii) were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions and (iv) to hedge or mitigate risks to which Parent and its Subsidiaries or such customers have or may have (including with respect to commodity prices), and not for speculative purposes.

(b) Parent and its Subsidiaries have duly performed in all respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and there are be no breaches, violations, collateral deficiencies, requests for collateral or demands for payment, or defaults or allegations or assertions of such by any party thereunder.

Section 4.09. Absence of Certain Changes.

(a) From the Balance Sheet Date to the date of this Agreement, (i) the businesses of Parent and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice in all material respects, (ii) Parent and its Subsidiaries have not suffered any material loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance and (iii) neither Parent nor any of its Subsidiaries has taken, or agreed or committed to take, any action that, if taken after the date of this Agreement, would (without the Company’s prior written consent) have constituted a breach of any of the covenants set forth in Section 5.02(b)(ii) (including for purposes hereof distributions that would otherwise be permitted pursuant to Section 5.02(b)(ii)(B)), Section 5.02(b)(iv), Section 5.02(b)(v), Section 5.02(b)(vi), Section 5.02(b)(vii), Section 5.02(b)(ix), Section 5.02(b)(x), Section 5.02(b)(xi), Section 5.02(b)(xiii) or Section 5.02(b)(xv) (solely as it relates to the foregoing).

(b) Since the Balance Sheet Date, there has not been any Parent Material Adverse Effect or any event, occurrence, development or state of circumstances or facts that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.10. No Undisclosed Material Liabilities. There are no liabilities of Parent or any of its Subsidiaries that would be required by GAAP to be reflected or reserved against on a consolidated balance sheet of Parent, other than (a) liabilities provided for in the Parent SEC Documents, (b) liabilities incurred in the ordinary course of business since the Balance Sheet Date (none of which results from, arises out of, or relates to any breach or violation of, or default under, any Contract or Applicable Law) and prior to the date hereof; (c) liabilities incurred in connection with the transactions contemplated by this Agreement or disclosed in the Parent Disclosure Schedule, and (d) other undisclosed liabilities arising after the date hereof which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.11. Material Contracts.

(a) All Contracts, including amendments thereto, required to be filed as an exhibit to any report of Parent filed pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K under the Exchange Act have been so filed as of the date hereof, and no such Contract has been amended or modified (or further amended or modified, as applicable) since the date such Contract or amendment was filed.

(b) Other than the Contracts described in clause (a) above which were filed in an unredacted form, Section 4.11(b) of the Parent Disclosure Schedule sets forth a complete and accurate list of Contracts to which Parent or any of its Subsidiaries is a party that fall within the following categories and existing as of the date hereof (collectively, the “Parent Material Contracts”):

(i) any Contract for the purchase or sale of services, equipment or other assets (other than relating to Oil and Gas Properties) that either (1) provides for annual payments by Parent and/or its Subsidiaries of $500,000 or more; or (2) gives rise to anticipated receipts of more than $500,000 in any calendar year, in each case that cannot be terminated on not more than 90 days’ notice without payment by the Parent and/or its Subsidiaries of any material penalty;

(ii) any material partnership, joint venture or other similar agreement or arrangement;

(iii) any Contract relating to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which Parent has material ongoing obligations entered into within the three years prior to the date hereof;

(iv) any Contract as obligor or guarantor relating to Indebtedness (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement with an aggregate outstanding principal amount not exceeding $500,000;

(v) any Contract containing any area of mutual interest, joint bidding area, joint acquisition area, or non-compete or similar type of provision that materially restricts the ability of Parent or any of Parent’s Subsidiaries (including the Company and the Company’s Subsidiaries following the Closing) to (A) compete in any line of business or geographic area or with any Person during any period of time after the Closing or (B) make, sell or distribute any products or services, or use, transfer or distribute, or enforce any of their rights with respect to, any of their material assets or properties;

(vi) any Contract to sell, lease, farmout, exchange or otherwise dispose of all or any part of the Oil and Gas Properties of Parent and its Subsidiaries;

(vii) each Contract for the sale, purchase, exchange or other disposition of Hydrocarbons produced from the Oil and Gas Leases or Wells of Parent and its Subsidiaries;

(viii) each Contract that contains any drilling commitments;

(ix) each Contract for any material Derivative Transaction of Parent or any of its Subsidiaries;

(x) any joint development agreement, exploration agreement, participation, farmout, farmin or program agreement or similar Contract (or series of related Contracts) requiring Parent or any Subsidiary to make expenditures that would reasonably be expected to be in excess of (A) $1,500,000 in any calendar year or (B) $3,000,000 during the term thereof, other than customary joint operating agreements and continuous development obligations under Oil and Gas Leases;

(xi) any Contract that provides for a “take-or-pay” clause or any similar prepayment obligation, acreage dedication, minimum volume commitments or capacity reservation fees to a gathering, transportation or other arrangement downstream of the wellhead, that cover, guaranty or commit volumes in excess of 5,000 barrels of oil equivalent of Hydrocarbons of Parent and its Subsidiaries per day over a period of one month (calculated on a yearly average basis) and for a term greater than 10 years, except for any Contracts that are terminable without penalty within 90 days;

(xii) each Contract that contains any standstill, “most favored nation” or most favored customer provision, preferential right or rights of first or last offer, negotiation or refusal or any similar requirement or right in favor of any third party, in each case other than those contained in (A) any agreement in which such provision is solely for the benefit of the Company or any of its Subsidiaries, (B) customary royalty pricing provisions in Oil and Gas Leases or (C) customary preferential rights in joint operating agreements or unit agreements affecting the business or the Oil and Gas Properties of the Company or any of its Subsidiaries; and

(xiii) any Contract that constitutes a seismic, data or geophysical license, agreement or permit.

(c) Each Parent Material Contract is a valid and binding agreement of Parent or one of its Subsidiaries, and is in full force and effect, and none of Parent, any Subsidiary of Parent or, to Parent’s knowledge, any other party is in default or breach under the terms of any such Parent Material Contract, except for any such defaults or breaches which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.12. Legal Proceedings; Orders. As of the date hereof, except as would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole, or prevent or materially impair or delay Parent’s, Production Company’s, UnSub’s or Merger Subs’ consummation of the transactions contemplated by this Agreement, there is no (a) Legal Proceeding pending against, or to Parent’s knowledge, threatened against Parent, Production Company, UnSub, any Merger Sub or any of their respective Affiliates before any arbitrator or Governmental Authority or (b) injunction, order, decree, judgment or ruling issued by any arbitrator or Governmental Authority to which Parent, Production Company, UnSub, any Merger Sub or any of their respective Affiliates is subject.

Section 4.13. Compliance with Laws; Permits.

(a) Parent and its Subsidiaries are, and since January 1, 2019 have been, in compliance with all Applicable Laws, except where the failure to be in compliance with such Applicable Laws would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since January 1, 2019, neither Parent nor any of Parent’s Subsidiaries has received any written notice from any Governmental Authority regarding any actual or possible violation of, or failure to comply with, any Applicable Law, which has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent and its Subsidiaries hold all Permits necessary for operation of the businesses of Parent and its Subsidiaries, except where the absence of any such Permit would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date of this Agreement, there are no actions or proceedings pending or, to Parent’s knowledge, threatened which would reasonably be expected to result in the revocation or termination of any such Permit, except for any such revocation or termination that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) (i) Each of Parent and Parent’s Subsidiaries and, to the Parent’s knowledge, its and their respective directors and officers, is in compliance in all material respects with the provisions of SOX and the related rules and regulations promulgated thereunder or under the Exchange Act and (ii) Parent is in compliance in all material respects with the listing and corporate governance rules and regulations of the NYSE, in each case in the foregoing clauses Section 4.14(b)(i) and Section 4.14(b)(ii) as such provisions, rules and regulations are applicable to such Person.

Section 4.14. Properties.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries have good title to, or valid leasehold interests in, all property and assets reflected on the Parent Balance Sheet or acquired after the Balance Sheet Date, except as have been disposed of since the Balance Sheet Date in the ordinary course of business, free and clear of all Liens other than Permitted Liens.

(b) Except with respect to any Oil and Gas Properties, Section 4.14(b) of the Parent Disclosure Schedule sets forth a list of (i) all real property owned by Parent or any of its Subsidiaries (each such property, a “Parent Owned Real Property”) and (ii) all material real property leased by Parent or any of its Subsidiaries (each such property, a “Parent Leased Real Property” and together with the Parent Owned Real Property, the “Parent Real Property”).

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and except for Permitted Liens, neither Parent nor any of its Subsidiaries: (i) lease or grant any Person the right to use or occupy all or any part of any Parent Owned Real Property, or (ii) has granted any Person an option, right of first offer, or right of first refusal to purchase such Parent Owned Real Property or any portion thereof or interest therein.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i)Parent or one of its Subsidiaries has a valid leasehold interest in all Parent Leased Real Property, in each case as to such leasehold interest, free and clear of all Liens other than Permitted Liens and (ii) each of Parent and its Subsidiaries is in compliance in all material respects with the terms of all leases of Parent Leased Real Property to which it is a party and under which it is in occupancy, and each such lease is a legal, valid and binding agreement of (A) Parent or its Subsidiary, as the case may be, and (B) to Parent’s knowledge, each other party thereto, enforceable against Parent or such Subsidiary, as the case may be, and, to the Parent’s knowledge, against the other party or parties thereto, in each case, in accordance with its terms, subject to the Remedies Exception.

(e) Except as set forth on Section 4.14(e) of the Parent Disclosure Schedule, as of the date hereof, Parent has not received any written notice that all or any portion of material Parent Real Property is subject to any governmental order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Authority with or without payment of compensation therefor.

(f) Except for any Permitted Liens and as set forth in Section 4.14(f) of the Parent Disclosure Schedule, to Parent’s knowledge (i) there are no material contractual or legal restrictions that prevent Parent or any of its Subsidiaries from using any Parent Real Property for its current use, and (ii) all structures and other buildings on the Parent Real Property are in operating condition and none of such structures or buildings is in need of maintenance or repairs except for ordinary, routine maintenance and repairs, and except for ordinary wear and tear in all material respects.

Section 4.15. Surface and Seabed Rights. Each of Parent and its Subsidiaries has such Rights-of-Way as are sufficient in all respects to access, construct, operate, maintain and repair the equipment and facilities related to

Parent and its Subsidiaries’ Oil and Gas Properties, and to produce, gather, process and handle, transport, and market Hydrocarbons from or attributable to its and their respective currently-producing Oil and Gas Properties and otherwise to conduct its business in the ordinary course, consistent with past practice, except for such Rights-of-Way the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and its Subsidiaries has fulfilled and performed all its material obligations with respect to such Rights-of-Way and is conducting their business in a manner that does not violate any of the Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All flowlines, risers, umbilicals, gathering lines, transportation facilities, platforms, and facilities operated by Parent and its Subsidiaries (even if on platforms not owned by Parent or any of its Subsidiaries) are subject to Rights-of-Way, and there are no gaps (including any gap arising as a result of any breach by Parent or any of its Subsidiaries of the terms of any Rights-of-Way) in the Rights-of-Way other than gaps that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has not received any written claim for access to any platforms, gathering lines, transportation lines, or other processing, marketing, or production handling facilities, whether under the Outer Continental Shelf Lands Act of 1953, the Interstate Commerce Act, or otherwise. None of the Oil and Gas Properties of or other pipelines owned by Parent or its Subsidiaries are providing service under or subject to the Interstate Commerce Act, Natural Gas Act or Natural Gas Policy Act of 1978 nor are Parent or its Subsidiaries or any such Oil and Gas Properties or pipeline subject to the jurisdiction of the Federal Energy Regulatory Commission pursuant to the Interstate Commerce Act, Natural Gas Act, or Natural Gas Policy Act of 1978.

Section 4.16. Oil and Gas Matters.

(a) Except as would not reasonably be expected to have a Parent Material Adverse Effect and except for property (i) sold or otherwise disposed of in the ordinary course of business since the date of the audit letter prepared by Netherland, Sewell & Associates, Inc. (the “Parent Independent Petroleum Engineers”) relating to the interests of Parent and its Subsidiaries referred to therein as of December 31, 2021 (the “Parent Reserve Report”) and that is expressly described in Section 4.16(a) of the Parent Disclosure Schedule or (ii) reflected in the Parent Reserve Report or in the other Parent SEC Documents as having been sold or otherwise disposed of, as of the date of this Agreement, Parent and its Subsidiaries have Defensible Title to all Oil and Gas Properties forming the basis for the reserves reflected in the Parent Reserve Report and in each case as attributable to interests owned by Parent and its Subsidiaries, and all other personal property necessary for the operation of the business of Parent as currently conducted, free and clear of any Liens, except for Permitted Liens.

(b) Except for any such matters that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, the factual, non-interpretive data supplied by Parent and its Subsidiaries to the Parent Independent Petroleum Engineers relating to the interests referred to in the Parent Reserve Report, by or on behalf of Parent and its Subsidiaries in connection with the preparation of the Parent Reserve Report was, as of the time provided, accurate in all respects. Except for any such matters that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, the oil and gas reserve estimates of Parent and its Subsidiaries set forth in the Parent Reserve Report prepared by the Parent Independent Petroleum Engineers are derived from estimates of proved reserves and such reserve estimates fairly reflect, in all respects, the oil and gas reserves of Parent and its Subsidiaries at the dates indicated therein. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Parent Reserve Report that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The estimates of proved reserves used by Parent and Parent’s Subsidiaries in connection with the preparation of the Parent Reserve Report complied in all material respects with Rule 4-10 of Regulation S-X promulgated by the SEC, and the estimates of proved reserves provided to the Parent Independent Petroleum Engineers in connection with the preparation of the Parent Reserves Report complied in all material respects with Rule 4-10 of Regulation S-X promulgated by the SEC.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) all rentals, shut-ins and similar payments owed by Parent or any of its Subsidiaries to any Person or individual under (or otherwise with respect to) any Oil and Gas Leases owned or held by Parent or any of its Subsidiaries have been properly and timely paid, (ii) all royalties, minimum royalties, overriding royalties and other Production Burdens owed by Parent or any of its Subsidiaries with respect to the their interests in any Oil and Gas Properties have been timely and properly paid, (iii) none of Parent or any of its Subsidiaries (and, to Parent’s knowledge, no third party operator) has violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Oil and Gas Properties owned or held by Parent or any of its Subsidiaries and (iv) no Person has claimed, asserted in writing or given written notice to Parent or any of its Subsidiaries that Parent’s or any of its Subsidiaries’ interest under any Oil and Gas Lease has not been validly and properly granted to, or is not properly held by, Parent or such Subsidiary.

(d) Except as set forth in Section 4.16(d) of the Parent Disclosure Schedule, all proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of Parent and its Subsidiaries are being received by such selling entities in a timely manner, in all material respects, and are not being held in suspense (by Parent, any of its Subsidiaries, any third party operator thereof or any other Person) for any reason other than awaiting preparation and approval of division order title opinions for recently drilled Wells. Neither Parent nor any of its Subsidiaries has material obligations by virtue of a take-or-pay payment, advance payment, or similar payment (other than royalties, overriding royalties, and similar arrangements established in the Oil and Gas Leases) to deliver Hydrocarbons or proceeds from the sale thereof, attributable to such Person’s interest in its Oil and Gas Properties at some future time without receiving payment therefor at the time of delivery. As of the dates reflected in the Parent Disclosure Schedule, except as would not be material to the Company and its Subsidiaries, taken as a whole, neither Parent nor any of its Subsidiaries has any production, platform, transportation, production handling, processing, plant, or other imbalance, and no Person has given notice that any such imbalance constitutes all of the relevant Person’s ultimately recoverable reserves from a balancing area.

(e) As of the date of this Agreement, there are no authorizations for expenditure or other commitments to make capital expenditures (or series of related authorizations for expenditure or commitments) binding on Parent or any of its Subsidiaries with respect to its or their respective Oil and Gas Properties that are not provided for in the capital expenditures budget of Parent set forth on Section 4.16(e) of the Parent Disclosure Schedule and for which Parent reasonably anticipates will individually require expenditures after the date hereof of greater than $30,000,000 (net to the interest of Parent and its Subsidiaries).

(f) All currently-producing wells and equipment related to Oil and Gas Properties operated by Parent or any of its Subsidiaries are in an operable state of repair, adequate to maintain operations in accordance with past practice, ordinary wear and tear excepted, in all material respects.

(g) As of the date hereof, neither Parent nor any of its Subsidiaries has failed to elect to participate in (or affirmatively elected not to participate in) any operation or activity with respect to any of the Oil and Gas Properties owned or held by it (or them, as applicable) which could result in any of such Person’s interest in such Oil and Gas Properties becoming subject to a penalty, premium or forfeiture as a result of such election not to participate, or lack thereof, in such operation or activity that would be material to Parent and its Subsidiaries, taken as a whole, and is not reflected on the Parent Reserve Report.

(h) Except as set forth in Section 4.16(h) of the Parent Disclosure Schedule or as would not be material to the Company and its Subsidiaries, taken as a whole,, there are no preferential rights to purchase or required third Person consents with respect to any material Oil and Gas Properties of Parent or any of its Subsidiaries which may become operable as a result of the transactions contemplated by this Agreement.

(i) Section 4.16(i) of the Parent Disclosure Schedule lists all bonds, letters of credit, and other similar credit support instruments maintained by Parent or its Subsidiaries with or for the benefit of any Governmental Authority or other third Person with respect to its Oil and Gas Properties.

(j) Except as would not be material to the Company and its Subsidiaries, taken as a whole, all wells included in the Oil and Gas Properties of Parent or its Subsidiaries that were drilled and completed by Parent or its Subsidiaries, and to the knowledge of Parent, all such wells that were not drilled and completed by Parent or its Subsidiaries, have been drilled and completed within the limits permitted by all applicable Oil and Gas Leases, contracts, and pooling or unit agreements. Except as described in Section 4.16(h) of the Parent Disclosure Schedule, there are no Wells, other equipment or facilities (i) with respect to which Parent or any Parent Subsidiary has received an order from any Governmental Authority requiring that such Well, equipment or facilities be plugged and abandoned that has not been plugged and abandoned, (ii) that, to the knowledge of Parent, other than Wells that have been fully Decommissioned in accordance with all Applicable Laws, there are no dry holes, or shut in or otherwise inactive Wells, equipment or facilities that Parent or any of its Subsidiaries is currently obligated by Applicable Law to Decommission, (iii) that, to the knowledge of Parent, have been or are required to be plugged and abandoned but have not been plugged in accordance with applicable Laws or (iv) to the knowledge of Parent, with respect to which Parent or any Parent Subsidiary has any Decommissioning obligations that are required to have been performed and which have not been performed in accordance with Applicable Laws.

(k) Except as has not had and would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, there does not exist any pending or, to the knowledge of Parent, threatened, condemnation or eminent domain proceedings that affect any of Parent’s Oil and Gas Properties.

(l) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent and its Subsidiaries have filed with the applicable government authorities all applications and obtained all licenses, permits and other authorizations required for operations in connection with the Oil and Gas Properties, and (ii) Parent and its Subsidiaries have complied with all rules and regulations of any applicable government authority with respect to operations in connection with the Oil and Gas Properties.

Section 4.17. Intellectual Property.

(a) Section 4.17(a) of the Parent Disclosure Schedule contains a list of all material registrations and applications for registration of patents, trademarks, service marks and copyrights included in Parent’s Intellectual Property Rights, in each case as of the date hereof.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, to Parent’s knowledge, there is no suit, order or proceeding pending against Parent or any of its Subsidiaries (i) alleging that Parent or any of its Subsidiaries is infringing or misappropriating any valid and enforceable Intellectual Property Right owned by any Person or (ii) challenging the validity or ownership of any registered Intellectual Property Rights included in Parent’s Intellectual Property Rights.

Section 4.18. Labor Relations.

(a) As of the date of this Agreement, (a) none of Parent or any of its Subsidiaries is a party to any Collective Bargaining Agreement, and, to Parent’s knowledge, there is not any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any Parent Employee; (b) there is no material labor strike, slowdown or stoppage pending or, to Parent’s knowledge, threatened against Parent or any of its Subsidiaries by any Parent Employee; and (c) there are no material unfair labor practice complaints by any current or former Parent Employee pending or, to Parent’s knowledge, threatened against Parent or any of its Subsidiaries before any Governmental Authority.

(b) Parent and its Subsidiaries are in compliance, and for the last three years have been in compliance, with all Applicable Laws with respect to employment and employee relations, including but not limited to, anti-

discrimination, anti-retaliation, human rights, civil rights, equal pay, wages, hours, worker classification, affirmative action, plant closings and mass layoffs, recordkeeping, unfair labor practices, collective bargaining and labor relations, occupational safety and health, workers’ compensation, immigration or the withholding and payment of income taxes, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No material suits, charges or administrative proceedings relating to any such Applicable Law are pending or, to Parent’s knowledge, threatened.

(c) Parent and its Subsidiaries have not engaged in any plant closing, mass layoff or other action related to any employee that has resulted or could result in liability under the Worker Adjustment and Retraining Notification Act of 1988, and has not issued any notice that any such action is to occur in the future.

Section 4.19. Employee Benefit Plans.

(a) Set forth in Section 4.19(a) of the Parent Disclosure Schedule is a list as of the date hereof of each Parent Benefit Plan. For each Parent Benefit Plan, Parent has made available to the Company a copy of such plan (or in the case of individual agreements that are based on a form agreement, a copy of such form) and all material amendments thereto.

(b) None of Parent nor any of its ERISA Affiliates sponsors, maintains or contributes to any plan that is (i) subject to Title IV of ERISA, (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(c) No Parent Benefit Plan provides any post-retirement medical, dental or life insurance benefits to any current or former Parent Employee (other than coverage mandated by Applicable Law, including COBRA).

(d) Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will entitle any Parent Employee to any material payment or benefit or accelerate the time of payment or vesting of any material compensation or benefits, in either case under any Parent Benefit Plan.

(e) Each Parent Benefit Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or has applied to the IRS for such a letter within the applicable remedial amendment period or such period has not expired.

(f) Each Parent Benefit Plan has been maintained in compliance with its terms and all Applicable Law, including ERISA and the Code, except for failures to comply that would not be material to Parent and its Subsidiaries, taken as a whole.

(g) No material action, suit, investigation, audit, proceeding or claim (other than routine claims for benefits) is pending against or involves or, to Parent’s knowledge, is threatened against or threatened to involve, any Parent Benefit Plan before any Governmental Authority.

(h) Notwithstanding any other provisions of this Agreement, the representations and warranties in Section 4.18 and this Section 4.19 constitute the sole and exclusive representations and warranties made by the Parent with respect to the Parent Employees, Parent Benefit Plans and employee and employee benefit matters.

Section 4.20. Environmental Matters.

(a) Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(i) the businesses of Parent and its Subsidiaries are, and since January 1, 2019 have been, in compliance with all applicable Environmental Laws and possess and are in compliance with all Permits required by all applicable Environmental Laws for the conduct of their respective businesses as currently conducted and all such Permits are in full force and effect, and to the knowledge of Parent, such Permits are not subject to challenge by any Person reasonably expected to result in the revocation or non-renewal of such Permits;

(ii) (A) since January 1, 2019, no written notice, notification, demand, order, request for information, citation, summons, complaint or penalty has been received by Parent or any of its Subsidiaries and (B) there are no judicial, administrative or other actions, claims, suits or proceedings pending or, to Parent’s knowledge, threatened, in the case of each of (A) and (B), with respect to any matters arising out of any Environmental Law that has not been settled, dismissed, paid or otherwise resolved;

(iii) there has been no Release of Hazardous Substances (A) at, to, or from any property currently or, to the knowledge of Parent, formerly owned or operated by Parent or any of its Subsidiaries or (B) arising from the operations of Parent or any of its Subsidiaries, in the case of each of (A) and (B) the subject of which remains unresolved; and

(iv) Parent has made available to the Company complete and correct copies of all material environmental reports, inspections, assessments, studies, tests, and audits addressing environmental liabilities or obligations under any Environmental Law, Decommissioning obligations, in each case, of Parent or any of its Subsidiaries, and material correspondence with any Governmental Authority regarding the foregoing to the extent such are in the possession of Parent or any of its Subsidiaries.

(b) Notwithstanding any other provisions of this Agreement, the representations and warranties in this Section 4.20, along with Section 4.10 and Section 4.23, constitute the sole and exclusive representations and warranties made by Parent with respect to Environmental Laws, Hazardous Substances or any other environmental matters.

Section 4.21. Taxes.

(a) (i) All income and other material Tax Returns that are required to be filed by or with respect to Parent and its Subsidiaries have been timely filed (taking into account extensions of time for filing); (ii) each such Tax Return is true, correct and complete in all material respects; and (iii) all material Taxes owed by the Company or for which the Company is liable that are or have become due have been paid in full.

(b) All Tax withholding and deposit requirements imposed on or with respect to Parent and its Subsidiaries have been satisfied in all material respects, and Parent and its Subsidiaries have complied with all information reporting (and related withholding) and record retention requirements in all material respects.

(c) Neither Parent nor any of its Subsidiaries has entered into a written agreement waiving or extending any statute of limitations in respect of any material Taxes.

(d) No Taxing Authority has asserted, proposed or, to Parent’s knowledge, threatened any assessment, deficiency or adjustment with respect to any material Taxes or material Tax Returns of Parent or its Subsidiaries.

(e) No written claim or nexus inquiry has been made by a Taxing Authority in a jurisdiction where neither Parent nor any of its Subsidiaries file Tax Returns that Parent or one of its Subsidiaries is or may be subject to taxation by such jurisdiction.

(f) No claim, audit, action, suit, proceeding, examination or investigation is being conducted, pending or, to the knowledge of Parent, threatened with respect to Parent or its Subsidiaries in respect of any material Tax.

(g) Neither Parent nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which Parent is the common parent), and neither Parent nor any of its Subsidiaries has any liability for the Taxes of any Person other than Parent or any of its Subsidiaries under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. income Tax law) or as a transferee or successor.

(h) Neither Parent nor any of its Subsidiaries has participated or engaged in any transaction that constitutes a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(i) There are no Liens for material Taxes on any of the assets of Parent or its Subsidiaries other than Permitted Liens.

(j) Neither Parent nor any of its Subsidiaries is a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements (other than any commercial agreements or contracts entered into in the ordinary course of business and that are not primarily related to Taxes).

(k) Neither Parent nor any of its Subsidiaries is a party to a tax receivable agreement.

(l) Parent and Merger Sub I are, and have been since formation, properly classified as corporations for U.S. federal income tax purposes, and Merger Sub II is, and has been since formation, properly classified as an entity disregarded as separate from Parent for U.S. federal income tax purposes in accordance with Treasury Regulations Section 301.7701-3.

(m) Neither Parent nor any of its Subsidiaries has taken advantage of any Applicable Law enacted in connection with COVID-19 that has the result of temporarily reducing (or temporarily delaying the due date of) any payment obligation of Parent or any of its Subsidiaries to any Taxing Authority (including any payroll Taxes deferred pursuant to the CARES Act or any similar provision of Applicable Law).

Notwithstanding any other provisions of this Agreement, the representations and warranties in Section 4.18 (to the extent relating to Tax matters) Section 4.19 (to the extent relating to Tax matters), this Section 4.21 and Section 4.22 constitute the sole and exclusive representations and warranties made by Parent with respect to Tax matters.

Section 4.22. Intended Tax Treatment. Neither Parent nor any of its Subsidiaries (a) has taken or agreed to take any action that or (b) has failed to take or agreed not to take any action if the failure to take such action, in each case, could reasonably be expected to result in the covenants set forth in Section 7.01(a) not being satisfied, provided that taking any action expressly required or contemplated by this Agreement shall not cause Parent to be in breach of this representation. As of the date of this Agreement, neither Parent nor any of its Subsidiaries has knowledge of any fact or circumstance that could reasonably be expected to prevent the First Merger and the Second Merger from qualifying for the Intended Tax Treatment.

Section 4.23. Insurance Coverage. Parent has made available to the Company a list of, and true and correct copies of, all material insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of Parent and its Subsidiaries. There are no material claims by Parent or any of its Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights, other than ordinary course reservations of rights.

Section 4.24. Financing. Parent has, and will have at all times prior to the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of all amounts to be paid by Parent or its Subsidiaries pursuant to this Agreement.

Section 4.25. Opinion of Financial Advisor. The Parent Board has received the opinion of J.P. Morgan Securities LLC, financial advisor to Parent, to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the aggregate Per Share Consideration is fair to Parent from a financial point of view.

Section 4.26. Finders’ Fees. Except for J.P. Morgan Securities LLC and KeyBanc Capital Markets Inc. (the fees and expenses of which are reflected in their respective engagement letters with Parent made available to the

Company), there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent, Production Company, UnSub, any Merger Sub or any of their respective Subsidiaries who might be entitled to any fee or commission from Parent, Production Company, UnSub, any Merger Sub or any of their respective Subsidiaries in connection with the transactions contemplated by this Agreement.

Section 4.27. Related Party Transactions. Except as disclosed in the Parent SEC Documents, there is no material Contract between Parent or any of its Subsidiaries, on the one hand, and any Related Party of Parent, on the other hand.

Section 4.28. No Other Representations or Warranties. Each of Parent, Production Company, UnSub, Merger Sub I and Merger Sub II acknowledges that, except as provided in Article 3 or in the other Transaction Agreements, none of the Company, any Company Stockholder, any Equity Award Holder or any of their respective Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or Representatives has made, or is making, any express or implied representation or warranty of any nature whatsoever to Parent, Production Company, UnSub, any Merger Sub or any of their respective Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Parent, Production Company, UnSub or any Merger Sub. Without limiting the generality of the foregoing, each of Parent, Production Company, UnSub, Merger Sub I and Merger Sub II acknowledges that none of the Company, any Company Stockholder, any Equity Award Holder or any of their respective Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or Representatives makes any representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Parent, Production Company, UnSub, any Merger Sub or their respective Affiliates or Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company and its Subsidiaries or the future business and operations of the Company and its Subsidiaries or (ii) any other information or documents made available to Parent, Production Company, UnSub, any Merger Sub or their respective Affiliates or Representatives with respect to the Company and its Subsidiaries or their respective businesses or operations (including as to the accuracy or completeness of any such information or documents), except as expressly set forth in Article 3 or in the other Transaction Agreements.

ARTICLE 5

COVENANTS

Section 5.01. Pre-Closing Conduct of the Company.

(a) From the date of this Agreement until the Closing Date, except (w) as otherwise expressly contemplated by this Agreement, (x) required by any Applicable Law or any Governmental Authority, (y) as set forth in Section 5.01 of the Company Disclosure Schedule or (z) with the written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), the Company and its Subsidiaries shall use commercially reasonable efforts to (A) conduct their businesses in all material respects in the ordinary course consistent with past practice and keep available in all material respects the services of their current officers, employees, and consultants and (B) preserve intact their current business organizations; provided that this Section 5.01(a) shall not prohibit the Company or any of its Subsidiaries from taking commercially reasonable actions outside of the ordinary course or not consistent with past practice in response to (I) the COVID-19 pandemic; provided, further, however, that prior to taking any such action outside of the ordinary course or that is not consistent with past practice, the Company shall consult with Parent and consider in good faith the views of Parent regarding any such proposed action, unless clause (II) of this proviso also applies, in which case no such prior consultation shall be required, or (II) an emergency condition that presents a significant risk of imminent harm to human health, any material property or asset or the environment; provided, further, however, that the Company shall, as promptly as reasonably practicable, inform Parent of such condition and any such actions taken pursuant to this clause (II).

(b) From the date hereof until the Closing Date, except as otherwise contemplated by this Agreement, required by Applicable Law, authorizations, Permits, licenses or any Governmental Authority, as set forth in Section 5.01 of the Company Disclosure Schedule or with the written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), the Company and its Subsidiaries shall not:

(i) amend (whether by merger, consolidation or otherwise) the certificate of incorporation, bylaws, limited liability company agreement or equivalent organizational documents of the Company or any of its Subsidiaries;

(ii) (A) split, combine or reclassify any Company Securities or Company Subsidiary Securities, (B) declare, set aside or pay any dividend or other distribution, other than cash dividends or other cash distributions (x) by the Company’s wholly owned Subsidiaries to the Company, (y) payable to holders of Series A Preferred Shares pursuant to the Certificate of Designations, or (z) payable to holders of Series A Preferred Shares pursuant to Section 2.04; or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any Company Securities or any Company Subsidiary Securities, except as required by the terms of any Company Security or Company Subsidiary Security or as contemplated or permitted by the terms of any Company Benefit Plan in effect as of the date hereof (including any award agreement applicable to any Company Equity Award on the date hereof or issued in accordance with this Agreement);

(iii) except for (A) issuances of Class A Common Shares in respect of any exercise of Company Options or settlement of any Company RSU or Company PSU outstanding on the date hereof or issued in accordance with this Agreement, (B) Class A Common Shares issued pursuant to the exercise of Company Options or settlement of any Company RSU or Company PSU, including, in each case, to effectuate exercise or the withholding of Taxes and (C) transactions solely between or among the Company and its wholly-owned Subsidiaries, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any Company Securities or any Company Subsidiary Securities;

(iv) except as required by the terms of any Company Benefit Plan or Applicable Law or to facilitate or in contemplation of the transactions contemplated by Section 2.06 of this Agreement, (A) enter into, adopt or terminate any material Company Benefit Plan, other than entering into employment agreements or offer letters in the ordinary course of business that can be terminated within thirty (30) days without penalty or payment of severance, (B) amend any Company Benefit Plan, other than amendments in the ordinary course of business (including, for the avoidance of doubt, annual renewals of welfare benefit plans) that do not materially increase the cost to the Company of maintaining such Company Benefit Plan, (C) increase the compensation payable to any current or former employee, officer, director or individual independent contractor, except in the ordinary course of business consistent with past practice in respect of employees whose annual base salary is less than $200,000, (D) grant or award any severance or termination pay, bonuses, equity or equity-based awards, retention or incentive compensation, to any current or former employee, officer, director or individual independent contractor, except in respect of employees whose annual base salary is less than $200,000, or (E) hire or terminate the employment of any employee with an annual base salary greater than or equal to $200,000, other than terminations for cause;

(v) enter into or amend any Collective Bargaining Agreement;

(vi) (A) merge, consolidate, combine or amalgamate with any Person or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, exchanging, licensing or by any other manner), any properties, assets, business or any corporation, partnership, association or other business organization or division thereof, in each case other than (1) any such action solely between or among the Company and its wholly-owned Subsidiaries or between or among wholly-owned Subsidiaries of the Company, (2) acquisitions of inventory or other assets in the ordinary course of business consistent with past practice or pursuant to existing Contracts and with an aggregate purchase price of not more than $5,000,000 (inclusive of any assumed indebtedness for borrowed money) (other than in the case of inventory) or (3) acquisitions where no Indebtedness is assumed and for which the consideration is equal to or less than $5,000,000 (for any single transaction) or $15,000,000 in the aggregate for all such transactions;

(vii) consummate any plan of complete or partial liquidation or dissolution of the Company or any of the Company’s Subsidiaries, or a restructuring, recapitalization or other reorganization of the Company or any of the Company’s Subsidiaries;

(viii) make capital expenditures that are in the aggregate greater than the aggregate amount of capital expenditures set forth on Section 5.01(b)(viii) of the Company Disclosure Schedule, except to the extent such expenditures are specifically further described on Section 5.01(b)(viii) of the Company Disclosure Schedule, except, in each case, for capital expenditures to repair damage resulting from insured casualty events or capital expenditures required on an emergency basis or for the safety of individuals, assets or the environment;

(ix) sell, lease, farmout, license, transfer, exchange or otherwise dispose of any of its assets or properties, other than (A) pursuant to a Contract of the Company or any of the Company’s Subsidiaries in effect on the date of this Agreement and listed in Section 5.01(b)(ix) of the Company Disclosure Schedule, (B) among the Company and its wholly-owned Subsidiaries or among wholly-owned Subsidiaries of the Company, (C) sales, leases, exchanges or dispositions for which the consideration (or fair value if the consideration is non-cash) of less than $20,000,000 (for any individual transaction) or $50,000,000 (in the aggregate for all such transactions), (D) sales of Hydrocarbons made in the ordinary course of business, (E) sales of obsolete or worthless equipment, (F) the expiration of any Oil and Gas Lease in accordance with its terms and in the ordinary course of business consistent with past practice or (G) farmouts in the ordinary course of business consistent with past practice;

(x) fail to maintain material Intellectual Property Rights owned by the Company or any of the Company’s Subsidiaries, or fail to maintain rights in material Intellectual Property Rights, in the ordinary course of business, provided that the foregoing shall not require the Company or any of the Company’s Subsidiaries to take any action to alter the terms of any license or other Contract with respect to Intellectual Property Rights;

(xi) (A) incur, create or suffer to exist any Lien other than (1) Liens in existence on the date hereof or (2) Permitted Liens, (B) incur, create, assume (including pursuant to an acquisition permitted by Section 5.01(b)(vi)) or guarantee any Indebtedness, other than (1) incurrences under the Company Revolving Credit Facility solely as required on an emergency basis or for the safety of individuals, assets or the environment, (2) transactions solely between or among the Company and its wholly-owned Subsidiaries or solely between or among wholly-owned Subsidiaries of the Company, and in each case guarantees thereof or (3) debt incurred in connection with hedging activities (including pursuant to any Derivative Transaction) in the ordinary course consistent with past practices or (C) retire, prepay, repurchase or redeem any Indebtedness of the Company or its Subsidiaries, except as required under the Company’s Second Lien Notes Indenture;

(xii) other than the settlement of any Legal Proceedings reflected or reserved against on the Company Balance Sheet (or, in each case, in the notes thereto) for an amount not in excess of such reserve, settle or offer or propose to settle, any Legal Proceeding (excluding (A) any audit, claim or Legal Proceeding in respect of Taxes, which shall be governed exclusively by Section 5.01(b)(xiv) and (B) any shareholder litigation against the Company, Parent or their respective Subsidiaries, directors or officers relating to the Mergers and the other transactions contemplated by this Agreement, which shall be governed exclusively by Section 5.19) involving the payment of monetary damages by the Company or any of the Company’s Subsidiaries of any amount exceeding $2,000,000 in the aggregate (but excluding any amounts paid on behalf of the Company or any of the Company’s Subsidiaries by any applicable insurance policy maintained by the Company or any of the Company’s Subsidiaries); provided, however, that neither the Company nor any of the Company’s Subsidiaries shall settle or compromise any Legal Proceeding if such settlement or compromise (1) involves a material conduct remedy or material injunctive or similar relief, (2) involves an admission of criminal wrongdoing by the Company or any of the Company’s Subsidiaries or (3) would result in any material restrictions on future actions by the Company, Parent or their respective Subsidiaries;

(xiii) change in any material respect any of its financial accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of the Company or the Company’s Subsidiaries, except as required by GAAP or Applicable Law;

(xiv) (A) make (other than in the ordinary course of business consistent with past practice), change or rescind any material election relating to Taxes, (B) settle or compromise any material Tax claim or assessment by any Taxing Authority, or surrender any right to claim a material refund, offset or other reduction in Tax liability, (C) change any material method of Tax accounting from those employed in the preparation of its Tax Returns that have been filed for prior taxable years, (D) fail to timely pay any material Tax or fail to file any material Tax Return when due (taking into account any valid extension of time within which to pay or file), (E) consent to any extension or waiver of the limitation period applicable to any material claim or assessment with respect to Taxes (other than in the ordinary course of business); or (F) enter into any Tax allocation, sharing, or indemnity agreement or any closing or other similar agreement with respect to Taxes (other than any commercial agreements or contracts entered into in the ordinary course of business and that are not primarily related to Taxes);

(xv) other than (x) as set forth in Section 5.01(b)(xv) of the Company Disclosure Schedule or (y) otherwise in the ordinary course of business consistent with past practice (but excluding under this clause (y) any Contract of the type specified in clause (v) of the definition of Company Material Contract), (A) enter into or assume any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement or (B) terminate, materially amend or waive or accelerate any material rights or defer any material liabilities under any Company Material Contract or any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement, excluding any termination upon expiration of a term in accordance with the terms of such Company Material Contract;

(xvi) enter into or amend any Company Related Party Transaction, except as expressly contemplated by this Agreement or the other Transaction Agreements;

(xvii) cancel, modify or waive any debts or claims held by the Company or any of its Subsidiaries or waive any rights held by the Company or any of its Subsidiaries having a value in excess of $5,000,000 in the aggregate;

(xviii) fail to maintain in full force and effect in all material respects, or fail to replace or renew, the material insurance policies of the Company and the Company’s Subsidiaries to the extent commercially reasonable;

(xix) fail to maintain all bonds, letters of credit and other similar credit support instruments required with or for the benefit of any Governmental Authority or other third Person with respect to its Oil and Gas Properties other than in the ordinary course of business consistent with past practice;

(xx) incur, or agree to incur, Transaction Expenses (for or on behalf of the Company or its Subsidiaries) of more than $500,000 in the aggregate, excluding: (A) Transaction Expenses incurred under any Contract described in Section 3.11(a)(xiii) of the Company Disclosure Schedule; (B) Transaction Expenses to the extent relating to any litigation against the Company, Parent or their respective Subsidiaries, directors or officers relating to the Mergers or the other transactions contemplated by this Agreement, (C) costs and expenses relating to any request for additional information and documentary material relating to the transactions contemplated by this Agreement under the HSR Act, (D) costs and expenses of enforcing the terms of the Transaction Agreements and (E) costs and expenses relating to other matters or circumstances that first arise after the date of this Agreement and are not, as of the date of this Agreement, reasonably expected to occur with a high degree of certainty; or

(xxi) agree or commit to do any of the foregoing.

(c) The parties acknowledge and agree that an e-mail from one or more of the following individuals (or such other individuals as Parent may specify by notice to the Company) specifically referencing this Section 5.01 and expressly granting consent shall constitute valid form of consent of Parent for all purposes under this Section 5.01: Timothy S. Duncan (Tim.Duncan@talosenergy.com), Shannon E. Young, III (Shane.Young@talosenergy.com) and William S. Moss III (Bill.Moss@talosenergy.com).

Section 5.02. Pre-Closing Conduct of Parent. (a) From the date of this Agreement until the Closing Date, except (w) as otherwise expressly contemplated by this Agreement, (x) required by any Applicable Law or any Governmental Authority, (y) as set forth in Section 5.02 of the Parent Disclosure Schedule or (z) with the written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), Parent and its Subsidiaries shall use commercially reasonable efforts to (A) conduct their businesses in all material respects in the ordinary course consistent with past practice and keep available in all material respects the services of their current officers, employees, and consultants; and (B) preserve intact their current business organizations; provided that this Section 5.02 shall not prohibit Parent or any of its Subsidiaries from taking commercially reasonable actions outside of the ordinary course or not consistent with past practice in response to (I) the COVID-19 pandemic; provided, further, however, that prior to taking any such action outside of the ordinary course or that is not consistent with past practice, Parent shall consult with the Company and consider in good faith the views of the Company regarding any such proposed action, unless clause (II) of this proviso also applies, in which case no such prior consultation shall be required, or (II) an emergency condition that presents, or is reasonably likely to present, a significant risk of imminent harm to human health, any material property or asset or the environment; provided, further, however, that Parent shall, as promptly as reasonably practicable, inform the Company of such condition and any such actions taken pursuant to this clause (II).

(b) From the date hereof until the Closing Date, except as otherwise contemplated by this Agreement, required by Applicable Law, authorizations, Permits, licenses or any Governmental Authority, as set forth in Section 5.02 of the Parent Disclosure Schedule or with the written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), Parent and its Subsidiaries shall not:

(i) amend (whether by merger, consolidation or otherwise) the certificate of incorporation, bylaws, limited liability company agreement or equivalent organizational documents of Parent or any of its Subsidiaries;

(ii) (A) split, combine or reclassify any Parent Securities or Parent Subsidiary Securities, (B) declare, set aside or pay any dividend or other distribution, other than cash dividends or other cash distributions by Parent’s wholly owned Subsidiaries to Parent; or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any Parent Securities or any Parent Subsidiary Securities, except as required by the terms of any Parent Security or Parent Subsidiary Security or as contemplated or permitted by the terms of any Parent Benefit Plan in effect as of the date hereof (including any award agreement applicable to any Parent Equity Award on the date hereof or issued in accordance with this Agreement);

(iii) except for (A) issuances of shares of Parent Common Stock in respect of any settlement of any Parent RSU or Parent PSU outstanding on the date hereof or issued in accordance with this Agreement, (B) shares of Parent Common Stock issued pursuant to the settlement of any Parent RSU or Parent PSU, including, in each case, to effectuate exercise or the withholding of Taxes, (C) issuances of Parent Equity Awards as set forth on Section 5.02(b)(iii) of the Parent Disclosure Schedule in the ordinary course of business consistent with past practice, including to new hires, (D) transactions solely between or among Parent and its wholly-owned Subsidiaries, and (E) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any Parent Securities or any Parent Subsidiary Securities;

(iv) (A) merge, consolidate, combine or amalgamate with any Person or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, exchanging, licensing or by any other manner), any properties, assets, business or any corporation, partnership, association or other business organization or division thereof, in each case other than (1) any such action solely between or among Parent and its wholly-owned Subsidiaries or between or among wholly-owned Subsidiaries of Parent, (2) acquisitions of inventory or other assets in the ordinary course of business consistent with past practice or pursuant to existing Contracts and with an aggregate purchase price of not more than $10 million (other than in the case of inventory) or (3) acquisitions for which the consideration is equal to or less than $10 million (inclusive of any assumed indebtedness for borrowed money) (for any single transaction) or $25 million in the aggregate for all such transactions;

(v) consummate any plan of complete or partial liquidation or dissolution of Parent or any of the Parent’s Subsidiaries, or a restructuring, recapitalization or other reorganization of Parent or any of Parent’s Subsidiaries;

(vi) make capital expenditures that are in the aggregate greater than 105% the aggregate amount of capital expenditures set forth on Section 5.02(b)(vi) of the Parent Disclosure Schedule, except to the extent such expenditures are specifically further described on Section 5.02(b)(vi) of the Parent Disclosure Schedule, except, in each case, for capital expenditures to repair damage resulting from insured casualty events or capital expenditures required on an emergency basis or for the safety of individuals, assets or the environment;

(vii) sell, lease, farmout, license, transfer, exchange or otherwise dispose of any of its assets or properties, other than (A) pursuant to a Contract of Parent or any of Parent’s Subsidiaries in effect on the date of this Agreement and listed in Section 5.02(b)(vii) of the Parent Disclosure Schedule, (B) among Parent and its wholly-owned Subsidiaries or among wholly-owned Subsidiaries of Parent, (C) sales, leases, exchanges or dispositions for which the consideration (or fair value if the consideration is non-cash) of less than $30,000,000 (for any individual transaction) or $75,000,000 (in the aggregate for all such transactions), (D) sale of Hydrocarbons made in the ordinary course of business, (E) sales of obsolete or worthless equipment, (F) the expiration of any Oil and Gas Lease in accordance with its terms and in the ordinary course of business consistent with past practice or (G) farmouts in the ordinary course of business consistent with past practice;

(viii) fail to maintain material Intellectual Property Rights owned by Parent or any of Parent’s Subsidiaries, or fail to maintain rights in material Intellectual Property Rights, in the ordinary course of business, provided that the foregoing shall not require Parent or any of Parent’s Subsidiaries to take any action to alter the terms of any license or other Contract with respect to Intellectual Property Rights;

(ix) (A) incur, create or suffer to exist any Lien other than (1) Liens in existence on the date hereof or (2) Permitted Liens, (B) incur, create, assume or guarantee any Indebtedness, other than (1) incurrences under the Parent Revolving Credit Facility, (2) transactions solely between or among Parent and its wholly-owned Subsidiaries or solely between or among wholly-owned Subsidiaries of Parent, and in each case guarantees thereof (3) debt incurred in connection with hedging activities (including pursuant to any Derivative Transaction) in the ordinary course consistent with past practices or (4) Indebtedness assumed in connection with acquisitions permitted by Section 5.02(b)(iv) or (C) retire, prepay, repurchase or redeem any Indebtedness of the Company or its Subsidiaries;

(x) other than the settlement of any Legal Proceedings reflected or reserved against on the Parent Balance Sheet (or, in each case, in the notes thereto) for an amount not in excess of such reserve, settle or offer or propose to settle, any Legal Proceeding (excluding (A) any audit, claim or Legal Proceeding in respect of Taxes, which shall be governed exclusively by Section 5.02(b)(xii) and (B) any shareholder litigation against the Company, Parent or their respective Subsidiaries, directors or officers relating to the Mergers and the other transactions contemplated by this Agreement, which shall be governed exclusively by Section 5.19) involving the payment of monetary damages by Parent or any of Parent’s Subsidiaries of any amount exceeding $10 million in the aggregate (but excluding any amounts paid on behalf of Parent or any of Parent’s Subsidiaries by any applicable insurance policy maintained by Parent or any of Parent’s Subsidiaries); provided, however, that neither Parent nor any of Parent’s Subsidiaries shall settle or compromise any Legal Proceeding if such settlement or compromise (1) involves a material conduct remedy or material injunctive or similar relief, (2) involves an admission of criminal wrongdoing by Parent or any of Parent’s Subsidiaries or (3) would result in any material restrictions on future actions by Parent or its Subsidiaries;

(xi) change in any material respect any of its financial accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of Parent or Parent’s Subsidiaries, except as required by GAAP or Applicable Law;

(xii) (A) make (other than in the ordinary course of business consistent with past practice), change or rescind any material election relating to Taxes, (B) settle or compromise any material Tax claim or assessment by any Taxing Authority, or surrender any right to claim a material refund, offset or other reduction in Tax liability, (C) change any material method of Tax accounting from those employed in the preparation of its Tax Returns that have been filed for prior taxable years, (D) fail to timely pay any material Tax or fail to file any material Tax Return when due (taking into account any valid extension of time within which to pay or file), (E) consent to any extension or waiver of the limitation period applicable to any material claim or assessment with respect to Taxes (other than in the ordinary course of business); or (F) enter into any Tax allocation, sharing, or indemnity agreement or any closing or other similar agreement with respect to Taxes (other than any commercial agreements or contracts entered into in the ordinary course of business and that are not primarily related to Taxes);

(xiii) cancel, modify or waive any debts or claims held by Parent or any of its Subsidiaries or waive any rights held by Parent or any of its Subsidiaries having a value in excess of $5,000,000 in the aggregate;

(xiv) fail to maintain all bonds, letters of credit, and other similar credit support instruments required with or for the benefit of any Governmental Authority or other third Person with respect to its Oil and Gas Properties other than in the ordinary course of business consistent with past practice; or

(xv) agree or commit to do any of the foregoing.

(c) The parties acknowledge and agree that an e-mail from one or more of the following individuals (or such other individuals as the Company may specify by notice to Parent) specifically referencing this Section 5.02 and expressly granting consent shall constitute valid form of consent of the Company for all purposes under this Section 5.02: Steven Weyel (sweyel@enven.com), John Wilkirson (jwilkirson@enven.com) and Jeffrey Starzec (jstarzec@enven.com).

Section 5.03. No Solicitation by the Company.

(a) Except as expressly permitted by this Section 5.03, from the date of this Agreement until the First Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 9.01, the Company shall not, shall cause its respective Subsidiaries not to and shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly: (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal; (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal; (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal; (iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal; or (v) resolve or agree to do any of the foregoing; provided that it is understood and agreed that any determination or action by the Company or the Company Board, as applicable, made in accordance with Section 5.03(b), as applicable, shall not be deemed to be a breach or violation of this Section 5.03(a). The Company also agrees that immediately following the execution of this Agreement it shall, and shall cause each of its Subsidiaries and shall use its reasonable best efforts to cause its and their Representatives to, cease any solicitations, discussions or negotiations with any

Person (other than Parent and its Representatives) conducted heretofore in connection with an Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal. The Company also agrees that within three Business Days of the execution of this Agreement, the Company shall instruct each Person (other than the parties hereto and their respective Representatives) that has within 12 months prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to promptly return or destroy all confidential information furnished to such Person by or on behalf of it or any of its Subsidiaries prior to the date hereof (unless such request has previously been made), and such party shall terminate access to any physical or electronic data room maintained by or on behalf of such party or any of its Subsidiaries. The Company shall promptly (and in any event within two Business Days) notify, in writing, Parent of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, which notice shall include the identity of the Person or group of Persons making, such inquiry, proposal, offer or request for information and, with respect to any such proposal or offer, a summary of the material terms of, and an unredacted copy of any proposed definitive agreement, proposal or offer made in writing or, if not in writing, a written description of the material terms and conditions of such proposal or offer (and shall include any other material documents evidencing or specifying the terms of such proposal or offer or, to the extent applicable, inquiry). To the extent the Company is prohibited by a non-disclosure or confidentiality agreement entered into prior to the date hereof from providing the information set forth in the preceding sentence, the Company shall not be required to provide Parent with the identity of the Person(s) from which such expression of interest, inquiry or proposal was received. The Company shall not enter into any confidentiality agreement with any Person after the date of this Agreement that prohibits it from complying with the foregoing obligations. Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 5.03 by any of the Company’s Subsidiaries, or any of the Company’s or its Subsidiaries’ respective Representatives made at the direction of the Company, shall be deemed to be a breach of this Section 5.03 by the Company.

(b) Notwithstanding anything to the contrary in this Section 5.03, this Agreement shall not prevent the Company or the Company Board from, prior to obtaining the Company Stockholder Approval, changing or withdrawing the Company Board Recommendation but solely to the extent the Company Board determines in good faith, after consultation with its outside legal counsel, that failing to make any such change or withdrawal would be inconsistent with the Company Board’s fiduciary duties under Applicable Law; provided that in no event shall any such disclosure, change or withdrawal (A) affect the validity and enforceability of this Agreement or the Company Support Agreements or (B) cause any state corporate Takeover Law or other similar statute to be applicable to the Mergers or the other transactions contemplated by this Agreement; provided, further, that the Company must deliver to Parent a written notice advising Parent that the Company Board proposes to change or withdraw the Company Board Recommendation at least five Business Days in advance of such change or withdrawal of the Company Board Recommendation.

Section 5.04. No Solicitation by Parent.

(a) Except as expressly permitted by this Section 5.04, from the date of this Agreement until the First Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 9.01, Parent shall not, shall cause its Subsidiaries not to and shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly: (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or would reasonably be expected to result in or lead to, any Acquisition Proposal; (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or would reasonably be expected to result in or lead to, any Acquisition Proposal; (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal; (iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement (other than an Acceptable

Confidentiality Agreement executed in accordance with Section 5.04(b)(ii)), merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal; or (v) resolve or agree to do any of the foregoing; provided, that that notwithstanding anything to the contrary in this Agreement, Parent or its Representatives may, (A) in response to an unsolicited inquiry or proposal, seek to clarify the terms and conditions of such inquiry or proposal to determine whether such inquiry or proposal constitutes, or would reasonably be expected to result in or lead to, a Superior Proposal and (B) in response to an inquiry or proposal from a third party, inform a third party or its Representative of the restrictions imposed by the provisions of this Section 5.04; provided, further, that it is understood and agreed that any determination or action by Parent or the Parent Board, as applicable, made in accordance with Section 5.04(b), Section 5.04(c), or Section 5.04(d), as applicable, shall not be deemed to be a breach or violation of this Section 5.04(a). Parent also agrees that immediately following the execution of this Agreement it shall, and shall cause each of its Subsidiaries and shall use its reasonable best efforts to cause its and their Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the Company and its Representatives) conducted heretofore in connection with an Acquisition Proposal or any inquiry or request for information that would reasonably be expected to lead to, or result in, an Acquisition Proposal. Parent also agrees that within three Business Days of the execution of this Agreement, Parent shall instruct each Person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to promptly return or destroy all confidential information furnished to such Person by or on behalf of it or any of its Subsidiaries prior to the date hereof, and Parent shall terminate access to any physical or electronic data room maintained by or on behalf of Parent or any of its Subsidiaries with respect thereto. Parent shall promptly (and in any event within two Business Days) notify, in writing, the Company of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or would reasonably be expected to result in or lead to, any Acquisition Proposal, which notice shall include the identity of the Person or group of Persons making, such inquiry, proposal, offer or request for information and, with respect to any such proposal or offer, a summary of the material terms of, and an unredacted copy of any proposed definitive agreement, proposal or offer made in writing or, if not in writing, a written description of the material terms and conditions of such proposal or offer (and shall include any other material documents evidencing or specifying the terms of such proposal or offer or, to the extent applicable, inquiry). To the extent Parent is prohibited by a non-disclosure or confidentiality agreement entered into prior to the date hereof from providing the information set forth in the preceding sentence, Parent shall not be required to provide the Company with the identity of the Person(s) from which such expression of interest, inquiry or proposal was received. Parent shall promptly (and in any event within two Business Days) keep the Company informed of any material developments with respect to any such inquiry, proposal, offer, request for information or Acquisition Proposal (including any changes or proposed changes thereto and copies of any additional material written materials received by Parent, its Subsidiaries or its or their respective Representatives). The Company shall not enter into any confidentiality agreement with any Person after the date of this Agreement that prohibits it from complying with the foregoing obligations. Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 5.04 by any of Parent’s Subsidiaries, or any of Parent’s or its Subsidiaries’ respective Representatives made at the direction of Parent, shall be deemed to be a breach of this Section 5.04 by Parent.

(b) Notwithstanding anything to the contrary in this Section 5.04, this Agreement shall not prevent Parent or the Parent Board from:

(i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) if it determines, after consultation with outside legal counsel, that such disclosure is required by Applicable Law; provided that this clause (i) shall not be deemed to permit the Parent Board to effect a Parent Change in Recommendation except in accordance with Section 5.04(e) and Section 5.04(d), as applicable;

(ii) prior to obtaining the Parent Stockholder Approval, negotiating or executing an Acceptable Confidentiality Agreement with any Person and its Representatives who has made (and not withdrawn) a bona fide written Acquisition Proposal after the date hereof that did not result from a breach of Section 5.04(a), if the Parent Board, as applicable, (A) shall have determined in good faith, after consultation with its outside legal counsel and financial advisor(s), that such Acquisition Proposal constitutes or would reasonably be expected to constitute or result in a Superior Proposal and (B) shall have determined in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under Applicable Law; provided that Parent shall provide a copy of such executed Acceptable Confidentiality Agreement promptly (and in any event within two Business Days) to the Company;

(iii) prior to obtaining the Parent Stockholder Approval, (A) engaging in any negotiations or discussions with any Person and its Representatives who has made (and not withdrawn) a bona fide written Acquisition Proposal after the date hereof that did not result from a breach of Section 5.04(a) (which negotiations or discussions need not be solely for clarification purposes) and (B) providing access to Parent’s or any of its Subsidiaries’ properties, books and records and providing information or data in response to a request therefor by a Person who has made (and not withdrawn) a bona fide written Acquisition Proposal that did not result from a breach of Section 5.04(a), in each case, if the Parent Board: (1) shall have determined in good faith, after consultation with its outside legal counsel and financial advisor(s), that such Acquisition Proposal constitutes or would reasonably be expected to constitute or result in a Superior Proposal; (2) shall have determined in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under Applicable Law; and (3) has received from the Person so requesting such information an executed Acceptable Confidentiality Agreement; provided that Parent shall provide to the Company a list of any material non-public information or data that is provided to any Person given such access, and to the extent such information was not previously made available to the Company, copies of such information prior to or substantially concurrently with the time it is provided to such Person (and in any event within two Business Days thereof);

(iv) prior to obtaining the Parent Stockholder Approval, making a Parent Change in Recommendation (but only to the extent permitted by Section 5.04(c) or Section 5.04(d)); or

(v) resolving, authorizing, committing or agreeing to take any of the foregoing actions, but only to the extent such actions would be permitted by the foregoing clauses (i) through (iv).

(c) Notwithstanding anything in this Section 5.04 to the contrary, if, at any time prior to obtaining the Parent Stockholder Approval, the Parent Board determines in good faith, after consultation with its financial advisor(s) and outside legal counsel, in response to a bona fide written Acquisition Proposal that did not result from a breach of this Section 5.04, that (i) such proposal constitutes a Superior Proposal and (ii) the failure to take the actions specified in this Section 5.04(c) would be inconsistent with the Parent Board’s fiduciary duties under Applicable Law, the Parent Board may, prior to obtaining the Parent Stockholder Approval, make a Parent Change in Recommendation; provided that the Parent Board will not be entitled to make a Parent Change in Recommendation unless (A) Parent delivers to the Company a written notice (a “Parent Notice”) advising the Company that the Parent Board proposes to take such action and containing the material terms and conditions of the Superior Proposal that is the basis of the proposed action of the Parent Board, the identity of the Person or group of Persons making such Superior Proposal, an unredacted copy of such Superior Proposal, including the most current version of any proposed definitive agreement (which version shall be updated on a prompt basis) and any related documents (including financing documents) to the extent provided by the relevant party in connection with the Superior Proposal, and (B) at or after 5:00 p.m., New York City time, on the fourth Business Day immediately following the day on which Parent delivered the Parent Notice (such period from the time the Parent Notice is provided until 5:00 p.m. New York City time on the fourth Business Day immediately following the day on which Parent delivered the Parent Notice (it being understood that any material revision, amendment, update or supplement to the terms and conditions of such Superior Proposal, including any revision in price or financing, shall be deemed to constitute a new Superior Proposal and shall require a new notice but with an additional two Business Day (instead of five Business Day) period from the date of such notice) (it being understood that there may be multiple extensions), the “Parent Notice Period”), the Parent Board reaffirms in good faith (1) after consultation with its outside legal counsel and financial advisor(s) that such Acquisition Proposal continues to constitute a Superior Proposal after taking into account the adjustments to the terms and conditions of this Agreement committed to by the Company in writing and (2) after consultation with its outside legal counsel, that the failure to make a Parent Change in Recommendation would be inconsistent with its fiduciary duties under Applicable Law. If requested by the Company, Parent will, and will cause its Subsidiaries to, and will use its reasonable best efforts to cause its or their Representatives to, during the Parent Notice Period, engage in good faith negotiations with the Company and its Representatives (to the extent the Company desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal.

(d) Notwithstanding anything in this Section 5.04 or Section 5.05(d) to the contrary, if, at any time prior to obtaining the Parent Stockholder Approval, the Parent Board determines in good faith, in response to a Parent Intervening Event, after consultation with its outside legal counsel, that the failure to make a Parent Change in Recommendation would be inconsistent with the Parent Board’s fiduciary duties under applicable Law, the Parent Board may, prior to obtaining the Parent Stockholder Approval, make a Parent Change in Recommendation; provided that Parent will not be entitled to make, or agree or resolve to make, a Parent Change in Recommendation unless (i) Parent delivers to the Company a written notice (a “Parent Intervening Event Notice”) advising the Company that the Parent Board proposes to take such action and containing a reasonably detailed description of the material facts underlying the Parent Board’s determination that a Parent Intervening Event has occurred and the reasons for taking such action (it being acknowledged that such Parent Intervening Event Notice shall not itself constitute a breach of this Agreement), and (ii) at or after 5:00 p.m., New York City time, on the fourth Business Day immediately following the day on which Parent delivered the Parent Intervening Event Notice (such period from the time the Parent Intervening Event Notice is provided until 5:00 p.m. New York City time on the fourth Business Day immediately following the day on which Parent delivered the Parent Intervening Event Notice (it being understood that any material development with respect to a Parent Intervening Event shall require a new notice but with an additional two Business Day (instead of four Business Day) period from the date of such notice) (it being understood that there may be multiple extensions), the “Parent Intervening Event Notice Period”), the Parent Board reaffirms in good faith (after consultation with its outside legal counsel) that, after taking into account the adjustments to the terms and conditions of this Agreement committed to by the Company in writing, the failure to make a Parent Change in Recommendation would be inconsistent with its fiduciary duties under Applicable Law. If requested by the Company, Parent will, and will cause its Subsidiaries to, and will use its reasonable best efforts to cause its or their Representatives to, during the Parent Intervening Event Notice Period, engage in good faith negotiations with the Company and its Representatives to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for a Parent Change in Recommendation.

(e) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Superior Proposal” means a bona fide written Acquisition Proposal made after the date hereof, that did not result from a breach of this Section 5.04, that the Parent Board in good faith determines (after consultation with its outside legal counsel and financial advisor(s)) is reasonably likely to be consummated in accordance with its terms and would, if consummated, result in a transaction that is more favorable to the Parent Stockholders (solely in their capacity as such) than the transactions contemplated by this Agreement after taking into account all such factors and matters deemed relevant in good faith by the Parent Board, including legal, financial (including the financing terms of any such proposal), regulatory, timing or other aspects of such proposal (including the identity of the third party making such proposal) and this Agreement and the transactions contemplated by this Agreement (including any executed written offer by the Company to amend the terms of this Agreement, termination or break-up fee and conditions to consummation); provided that for purposes of the definition of “Superior Proposal,” the term “Acquisition Proposal” shall have the meaning assigned to such term herein, except that the references to “20%” in such definition shall be deemed to be references to “50%”.

(ii) “Parent Intervening Event” means a material event, fact, development, circumstance or occurrence with respect to the business, assets, operations or prospects of Parent and its Subsidiaries, taken as a whole, and that was not known and was not reasonably foreseeable to the Parent Board as of the date hereof (or if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable to the Parent Board as of the date hereof) and that becomes known to the Parent Board after the date of this Agreement; provided that in no event shall any of the following constitute a Parent Intervening Event or be taken into account in determining whether a Parent Intervening Event has occurred: (A) the receipt, existence or terms of any inquiry, offer or proposal by Parent or the Company that constitutes or would reasonably be expected to lead to, an Acquisition Proposal or any matter relating thereto; (B) changes in the financial, securities, currency, commodity, real estate, capital or credit markets or in general economic, political, social, regulatory, legal or tax conditions in any jurisdiction in which the Company or any of its Subsidiaries operate; (C) failure by the Company or any of its Subsidiaries to meet any internal or published projections, forecasts or predictions in respect of financial performance; or (D) changes in the market price or trading volume of Parent Common Stock or any other securities of Parent, or any change in credit rating of Parent or the Company or any of their respective Subsidiaries (it being understood that the underlying cause of any of (B) through (D) hereof may constitute a Parent Intervening Event).

Section 5.05. Preparation of Registration Statement; Special Meeting; Solicitation of Company Stockholder Approval.

(a) As promptly as practicable following the execution and delivery of this Agreement (but in no event later than 30 days following the date of this Agreement), Parent shall prepare, with the assistance of the Company, and cause to be filed with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, the “Registration Statement”) in connection with the registration under the Securities Act of the Parent Common Stock to be issued under this Agreement, which Registration Statement will also contain the Proxy Statement and the Consent Solicitation Statement. Each of Parent and the Company shall use its reasonable best efforts to cause the Registration Statement, the Proxy Statement and the Consent Solicitation Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the First Merger. Each of Parent and the Company shall furnish all required information concerning it and its Affiliates as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement, the Proxy Statement and the Consent Solicitation Statement. Promptly after the Registration Statement is declared effective under the Securities Act, Parent will use its reasonable best efforts to cause the Proxy Statement to be mailed to stockholders of Parent, and the Company will use its reasonable best efforts to cause the Consent Solicitation Statement to be disseminated to stockholders of the Company.

(b) Each of Parent and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If Parent or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with Applicable Law, then (i) such party shall promptly inform the other parties and (ii) Parent, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) an amendment or supplement to the Registration Statement. Parent and the Company shall use reasonable best efforts to cause the Registration Statement as so amended or supplemented, to be filed with the SEC and, if appropriate, Parent shall cause such amendment or supplement to be disseminated to the stockholders of Parent, as applicable, in each case pursuant to Applicable Law and subject to the terms and conditions of this Agreement and the Parent Organizational Documents. Each of the Company and Parent shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that Parent receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(c) Parent agrees to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to: (i) approval of the issuance of Parent Common Stock to the holder of Class A Common Shares pursuant to the NYSE listing rules (the “Transaction Proposal”); and (ii) approval of any other proposals reasonably agreed by Parent and the Company to be necessary or appropriate in connection with the transaction contemplated hereby (together with the Transaction Proposal, the “Proposals”). Without the prior written consent of the Company, except as set forth on Section 5.05(c) of the Parent Disclosure Schedule, the Proposals shall be the only matters (other than procedural matters) which Parent shall propose to be acted on by Parent’s stockholders at the Special Meeting.

(d) Parent shall use reasonable best efforts to, as promptly as practicable: (i) establish the record date (which record date shall be mutually agreed with the Company) for the Special Meeting; (ii) duly call and give notice of the Special Meeting; (iii) convene and hold the Special Meeting in accordance with the DGCL within 40 days after the Registration Statement is declared effective under the Securities Act; (iv) cause the Proxy Statement to be disseminated to Parent Stockholders in compliance with Applicable Law and (v) solicit proxies from the Parent Stockholders to give the Parent Stockholder Approval with respect to each of the Proposals. Parent shall, through the Parent Board, recommend to the Parent Stockholders that they approve the Proposals (the “Parent Board Recommendation”) and shall include the Parent Board Recommendation in the Proxy Statement, unless the Parent Board shall have changed the recommendation in accordance with Section 5.04(c) and Section 5.04(d). The Parent Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Parent Board Recommendation (a “Parent Change in Recommendation”) except as may be permitted by, and only in accordance with, Section 5.04(c) and Section 5.04(d). Notwithstanding the foregoing provisions of this Section 5.05(d), if on a date for which the Special Meeting is scheduled, Parent has not received proxies representing a sufficient number of shares of Parent Common Stock to obtain the Parent Stockholder Approval, whether or not a quorum is present, Parent shall have the right to make two adjournments of the Special Meeting, in the case of a first adjournment, for a period not to exceed 10 days after consulting with the Company, and in the case of a second adjournment, for a period not to exceed five days after consulting with the Company; provided, however, that, unless otherwise required by Applicable Law, Parent shall not change the record date for the Special Meeting in connection with any such adjournment without the Company’s prior approval. Unless this Agreement has been terminated in accordance with its terms, Parent’s obligation to solicit proxies from the Parent Stockholders to obtain the Parent Stockholder Approval with respect to each of the Proposals in accordance with this Section 5.05(d) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Acquisition Proposal or Superior Proposal with respect to Parent, or by any Parent Change in Recommendation.

(e) The Company shall solicit the Company Stockholder Approval via written consent as promptly as practicable after the Registration Statement becomes effective. In connection therewith, the Company shall use reasonable best efforts to, as promptly as practicable: (i) establish the record date for determining the Company Stockholders entitled to provide such written consent (which record date shall be mutually agreed with Parent); (ii) cause the Consent Solicitation Statement to be disseminated to the Company Stockholders in compliance with Applicable Law; and (iii) solicit written consents from the Company Stockholders to give the Company Stockholder Approval. The Company shall, through the Company Board, recommend to the Company Stockholders that they adopt this Agreement (the “Company Board Recommendation”) and shall include the Company Board Recommendation in the Consent Solicitation Statement, unless the Company Board shall have changed the recommendation in accordance with Section 5.03(b). The Company Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Company Board Recommendation (a “Company Change in Recommendation”) except as may be permitted by, and only in accordance with, Section 5.03(b). The Company will provide Parent with copies of all stockholder consents it receives promptly following receipt. If the

Company Stockholder Approval is obtained, then promptly following the receipt of the required written consents, the Company will prepare and deliver to the Company Stockholders who have not consented the notice required by Section 228(e) of the DGCL. Unless this Agreement has been terminated in accordance with its terms, the Company’s obligation to solicit written consents by means of the Consent Solicitation Statement from the Company Stockholders to give the Company Stockholder Approval in accordance with this Section 5.05(e) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Acquisition Proposal with respect to the Company, or by any Company Change in Recommendation.

Section 5.06. Proxy Solicitation; Other Actions.

(a) The Company agrees to reasonably cooperate with Parent and provide, and instruct its Representatives to provide, Parent and its Representatives as promptly as practicable after the date hereof with all true, correct and complete information regarding the Company that is required by Applicable Law to be included in the Registration Statement or reasonably requested by Parent to be included in the Registration Statement including audited financial statements, including consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2021 and December 31, 2020 and consolidated statements of operations, statements of cash flows, and statements of stockholders equity of the Company and its Subsidiaries for the years ended December 31, 2021, December 31, 2020 and December 31, 2019, in each case, prepared in accordance with GAAP and Regulation S-X, unaudited interim financial statements prepared in accordance with GAAP and Regulation S-X covering the applicable periods required to be included in the Registration Statement and oil and gas reserve reports covering the applicable periods required to be included in the Registration Statement. Without limiting the foregoing, the Company shall use reasonable best efforts to cause the timely cooperation of its independent accounting firm and independent reserve engineering firm in connection with the preparation and filing of the Registration Statement, including by instructing such firm to provide a customary consent to the inclusion of such firm’s reports of the financial statements or reserve report, as applicable, in the Registration Statement and to the reference of such firm as an “expert” therein. The Company shall reasonably cooperate in good faith with, and the Company and its Subsidiaries shall use reasonable best efforts to make their officers and employees available during normal business hours and upon reasonable advanced notice to, Parent and its Representatives in connection with (i) the drafting of the Registration Statement and (ii) responding in a timely manner to comments on the Registration Statement from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with Parent in connection with Parent’s preparation for inclusion in the Registration Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by Form S-4.

(b) The Company will give Parent prompt written notice of any action taken or not taken by the Company or its Subsidiaries or of any development regarding the Company or its Subsidiaries, in any such case which is known by the Company, that would cause the Registration Statement to contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, that, if any such action shall be taken or fails to be taken or such development shall otherwise occur, Parent and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Registration Statement, such that the Registration Statement no longer contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, further, however, that no information received by Parent pursuant to this Section 5.06 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company, and no such information shall be deemed to change, supplement or amend the Company Disclosure Schedule.

Section 5.07. Further Assurances; Regulatory Approvals.

(a) Without limiting any other covenant contained in this Agreement, Parent and the Company shall each, and shall each cause their respective Subsidiaries to, use reasonable best efforts to: (i) assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as reasonably practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated by this Agreement; (ii) obtain all consents and approvals of third parties that any of Parent, the Company or their respective Affiliates are required to obtain in connection with the transactions contemplated by this Agreement, including any required consents and approvals of parties to material Contracts with the Company or its Subsidiaries or with Parent or its Subsidiaries (it being understood and agreed that it is not a condition to Closing under this Agreement that any such third party consents or approvals be obtained); (iii) terminate or cause to be terminated those agreements listed on Section 5.15; and (iv) take such other action as may reasonably be necessary to satisfy the conditions of Article 8 or otherwise to comply with this Agreement and to consummate the transactions contemplated by this Agreement as promptly as reasonably practicable. Notwithstanding the foregoing, in no event shall Parent, Production Company, UnSub, any Merger Sub, the Company or any of the respective Subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or its Subsidiaries or Parent or its Subsidiaries is a party.

(b) In furtherance and not in limitation of the foregoing, each of Parent, Production Company, UnSub, Merger Sub I, Merger Sub II and the Company, as applicable, shall (and shall cause their respective controlled Affiliates to):

(i) (A) cooperate with each other in determining whether any applications, notices, registrations and requests are required or advisable to be filed with any Governmental Authority in order to consummate the transactions contemplated hereby;

(B) file, individually or jointly, as appropriate, such applications, notices, registrations and requests as may be required or advisable to be filed by it with any Governmental Authority in order to consummate the transactions contemplated hereby, including (1) an appropriate filing of a notification and report form or forms, as applicable, pursuant to the HSR Act with respect to the transactions contemplated hereby, as promptly as practicable but in any event within ten (10) Business Days of the date hereof and (2) any other filings and clearances or expiration of waiting periods required in order to consummate the transactions contemplated hereby, as promptly as practicable; and

(C) supply as promptly as practicable any additional information and documentary material that may be requested by any such Governmental Authority;

(ii) subject to Applicable Law relating to the sharing of information, furnish the other parties hereto with copies of all documents (except documents or portions thereof for which confidential treatment has been requested or given) and correspondence (A) prepared by or on behalf of such party for any Governmental Authority and affording the other parties opportunity to comment and participate in responding, where appropriate; and (B) received by or on behalf of such party from any Governmental Authority, in each case in connection with any such consent, authorization, order or approval; and

(iii) use commercially reasonable efforts to consult with and keep the other parties hereto informed as to the status of such matters.

(c) In furtherance and not in limitation of the foregoing, each of Parent and the Company agrees to, and to cause its respective controlled Affiliates to, take reasonable best efforts to satisfy as promptly as practicable all conditions, undertakings and requirements as may be necessary or appropriate to obtain expeditiously all such consents, authorizations, orders and approvals from Governmental Authorities; provided, that neither Parent nor the Company, nor any of their respective Affiliates, shall be required to (or shall without the consent of the other party) divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, Parent or its Subsidiaries, the Company or its Subsidiaries, or any of the respective businesses or assets of Parent, the Company or any of their respective Subsidiaries, in each case if such divestiture or other action with respect thereto would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent, the Company and their respective Subsidiaries, taken as a whole (giving effect to the Closing).

(d) No party shall meet or engage in material conversations with any Governmental Authority or representative of such Governmental Authority in connection with obtaining any such consent, authorization, order and approval unless, to the extent reasonably practicable, it consults with the other parties in advance and, to the extent not precluded by Applicable Law or regulation or exempted by this Agreement, offers the other parties the opportunity to participate in such meeting or conversation. Notwithstanding anything to the contrary herein, Parent shall determine the strategy to be pursued for obtaining and lead the effort to obtain all necessary approvals from any Governmental Authority in connection with the transactions contemplated by this Agreement and the Company shall take all reasonable actions to support Parent in connection therewith.

(e) Parent and the Company shall not, and shall cause its respective controlled Affiliates not to, take, refrain from taking or cause to be taken any action that it is aware or should reasonably be aware would have the effect of delaying, impairing or impeding the receipt of any consent, authorization, order or approval of any Governmental Authorities without Company’s prior consent. All filing fees incurred by Parent, Production Company, UnSub, any Merger Sub, the Company or any of their Affiliates in connection the HSR Act or any other consents, authorizations, orders and approvals from any Governmental Authority shall be treated as Transaction Expenses under this Agreement.

Section 5.08. Access.

(a) From the date hereof until the Closing Date, subject to Applicable Law and the Confidentiality Agreement, each of the Company, on the one hand, and Parent, on the other hand, shall (i) give the other party, its counsel, financial advisors, auditors and other authorized representatives during Working Hours reasonable access to the offices and properties (including for the purposes of performing a non-invasive visual environmental site assessment), and to copies of books and records, of such party and its Subsidiaries; (ii) furnish to the other party, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and any other information relating to the businesses of such party and its Subsidiaries as such Persons may reasonably request; and (iii) instruct the employees, counsel and financial advisors of such party to cooperate with the other party in its investigation of the businesses of such party and its Subsidiaries. Any investigation pursuant to this Section 5.08 shall be conducted in such manner as not to interfere unreasonably with the conduct of the businesses of such party and its Subsidiaries. Notwithstanding the foregoing, (A) neither the Company nor Parent shall be required to provide or cause to be provided access to or disclose or cause to be disclosed (1) any personnel records relating to individual performance or evaluations, medical histories or other information that in such party’s good faith opinion is sensitive or the disclosure of which could subject such party or its Affiliates to risk or liability or (2) any information where such access or disclosure would jeopardize the attorney-client privilege, contravene any Applicable Law or contravene any confidentiality undertaking; and (B) prior to the Closing Date, neither party shall have the right to perform or cause to be performed any invasive or subsurface investigations of the properties of the other party or any of its Subsidiaries, including any sampling or testing of the air, soil, surface water, groundwater, building materials or other environmental media.

(b) From the date hereof through the Closing Date, without the other party’s prior written consent, neither Parent nor the Company shall, and shall cause its Affiliates not to, contact any customers, vendors, suppliers or other third parties having business relationships with the other party or its Subsidiaries, other than in the ordinary course of such party’s and its Affiliates’ businesses consistent with past practice, so long as any such contact does not relate to this Agreement or the transactions contemplated hereby, and is otherwise conducted in compliance with the terms of the Confidentiality Agreement.

(c) On and after the Closing Date, Parent will, and will cause the Final Surviving Company and its Subsidiaries to, (i) maintain the books and records of the business of the Company and its Subsidiaries for a period of seven years following the Closing Date and (ii) for a period of seven years following the Closing Date, upon reasonable written notice and during Working Hours, afford to the Equityholders’ Representative and its agents reasonable access to (A) properties, copies of books and records for the period prior to Closing and (B) employees and auditors of the business of the Final Surviving Company and its Subsidiaries, in each case to the extent necessary to permit the Equityholders’ Representative to perform or satisfy any legal or regulatory obligation relating to any period on or before the Closing Date or for any other reasonable business purpose. Notwithstanding the foregoing, Parent shall not be required to provide access or disclose information to the extent that such access or disclosure would jeopardize the attorney-client privilege or contravene any Applicable Law.

Section 5.09. Notices of Certain Events. (a) Each of the Company and Parent shall promptly notify Parent or the Company, as the case may be, of each of the following events if such event occurs prior to the Closing:

(i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (to the extent notification thereof to Parent or the Company, as the case may be, is permitted by such Governmental Authority); and

(iii) any actions, suits, claims, investigations or proceedings commenced that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12 or Section 4.12, as the case may be.

(b) Notwithstanding anything to the contrary herein, a party’s good faith failure to comply with this Section 5.09 shall not provide any other party the right not to effect the transactions contemplated by this Agreement, except to the extent that any other provision of this Agreement would independently provide such right.

Section 5.10. Other Filings; Press Release.

(a) As promptly as practicable after execution of this Agreement, Parent will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, the form and substance of which shall be approved (which approval shall not be unreasonably withheld, conditioned or delayed) in advance in writing by the Company.

(b) Promptly after the execution of this Agreement and pursuant to the Communications Plan described in Section 5.11(b), Parent shall issue a press release announcing the execution of this Agreement, the form and substance of which shall be approved (which approval shall not be unreasonably withheld, conditioned or delayed) in advance in writing by the Company.

Section 5.11. Confidentiality; Other Public Announcements.

(a) Each of Parent and the Company acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated by this Agreement is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. At the First Effective Time, the Confidentiality Agreement shall terminate with respect to information relating to the Company and its Subsidiaries.

(b) Parent shall be responsible for preparing and issuing the public statements and communications regarding the transactions contemplated by this Agreement, and Parent will provide the Company with a reasonable opportunity to review and comment upon such statements or communications (which comments Parent shall consider in good faith) (the “Communications Plan”). None of the Company, the Equityholders’ Representative or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary in this Section 5.11(b), (i) each of Parent and the Company may disclose information regarding this Agreement and the transactions contemplated hereby in its financial statements as required by GAAP or if such disclosure is required by Applicable Law or the rules of any securities exchange to which the disclosing party is subject, (ii) each of Parent and the Company may make internal announcements to employees of such party and its respective Subsidiaries, so long as such party gives the other party a reasonable opportunity to review and comment upon such announcement (which comments such party shall consider in good faith) and (iii) the Company Stockholders and their respective Affiliates may provide information regarding this Agreement and the transactions contemplated hereby to their respective existing or prospective limited partners and other investors, financing sources or other business associates subject to confidentiality and non-use obligations reasonably designed to prohibit (x) the disclosure of any confidential information and (y) the use of confidential information in violation of U.S. federal securities laws, and in each case, to the extent the sharing of such information is customary in connection with their respective, or their respective affiliated funds’ normal fund raising, monitoring or reporting activities.

Section 5.12. Conduct. From the date hereof until the Closing Date, Parent and the Company shall not, and shall cause its respective Affiliates not to, take any action or fail to take any action that is intended to prevent or materially impair or delay such party’s consummation of the transactions contemplated by this Agreement. Parent shall take all action necessary to cause Production Company, UnSub and each Merger Sub to perform its obligations under this Agreement and to consummate the Mergers on the terms and conditions set forth in this Agreement.

Section 5.13. Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege.

(a) Unless agreed otherwise in writing by the Equityholders’ Representative in connection with any matter, Parent waives and will not assert, and agrees to cause the Company and its Subsidiaries to waive and not to assert, any conflict of interest arising out of or relating to the representation, after the Closing, of the Company Stockholders, Equity Award Holders or any former member, officer, employee or director of the Company or any of its Subsidiaries (any such Person, a “Designated Person”) in any matter involving this Agreement or the other Transaction Agreements, including any Legal Proceeding between or among Parent or its Affiliates (including the Final Surviving Company) and any Designated Person, by Davis Polk & Wardwell LLP or Kirkland & Ellis LLP (“Designated Counsel”) currently representing the Company or any of its Subsidiaries (the “Current Representation”), even though the interests of such Designated Person may be directly adverse to Parent or its Affiliates, the Company or any of its Subsidiaries.

(b) It is the intention of the parties hereto that, from and after the Closing, unless otherwise agreed in writing by the Equityholders’ Representative, all rights to any attorney-client privilege applicable to communications involving Designated Counsel in connection with the Current Representation (whether or not such legal counsel also represented any of the Designated Persons) shall be retained solely by such Designated Person; provided that the acknowledgement of retention in this subsection shall not extend to any communication not involving the Current Representation. Without limiting the generality of the foregoing, upon and after the Closing, (i) the Designated Persons shall be the sole holders of the attorney-client privilege with respect to the Current Representation, and the Company and its Subsidiaries shall not be holders thereof and (ii) to the extent that files of Designated Counsel currently representing the Company or any of its Subsidiaries in connection with the Current Representation (whether or not such legal counsel also represented any of the Designated Persons) constitute property of a client, only the Designated Persons and their respective Affiliates shall hold such property rights.

(c) Parent agrees, on its own behalf and on behalf of each of its Affiliates (including, after the Closing, the Company and its Subsidiaries), that in the event of a dispute between any Designated Person, on the one hand, and the Company or any of its Subsidiaries, on the other hand, arising out of or relating to any matter in which Designated Counsel in connection with the Current Representation jointly represented both (i) such Designated Person and (ii) the Company or any of its Subsidiaries, if applicable, neither the attorney-client privilege, the expectation of client confidence, nor any right to any other evidentiary privilege or any work product doctrine will protect against or prevent disclosure by Designated Counsel in connection with the Current Representation to such Designated Person of any information or documents developed or shared during the course of any such joint representation.

(d) In the event that any third party shall seek to obtain from Parent or its Affiliates (including, after the Closing, the Company or any of its Subsidiaries) attorney-client communications involving Designated Counsel in connection with a Current Representation, then Parent shall notify the Equityholders’ Representative of such application sufficiently in advance of any hearing on the application to permit the applicable Designated Person to participate in any such proceedings.

Section 5.14. Directors and Officers.

(a) Parent shall cause the Final Surviving Company, and the Final Surviving Company hereby agrees, that for six years after the Closing, the Final Surviving Company shall indemnify and hold harmless all Persons who at or prior to the Closing were directors, managers or officers of the Company or any of its Subsidiaries (each, a “Company Indemnitee”) in respect of acts or omissions occurring at or prior to the Closing, and shall advance expenses to Company Indemnitees in respect of any claims, actions, suits or other proceedings relating to any such acts or omissions, in each case to the fullest extent provided under the governing documents of the Company or its Subsidiaries on the date hereof. Parent and the Final Surviving Company hereby agree that the Final Surviving Company is the indemnitor of first resort (i.e., its obligations to any Company Indemnitee under this Agreement are primary and any obligation of any Company Stockholder or any Affiliate thereof to provide indemnification or advancement of expenses for the same matters are secondary), and if any Company Stockholder or any Affiliate thereof pays any amount otherwise indemnifiable hereunder with any Company Indemnitee, then such Company Stockholder or Affiliate thereof shall be subrogated to the rights of the Company Indemnitee hereunder with respect to such payment, and the Final Surviving Company shall reimburse such Company Stockholder or Affiliate thereof for such payment.

(b) Parent agrees that (i) the governing documents of the Final Surviving Company and its Subsidiaries after the Closing shall contain provisions with respect to indemnification, exculpation from liability and advancement of expenses that are at least as favorable to the beneficiaries of such provisions as those provisions that are set forth in the governing documents of the Company and its Subsidiaries on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years following the Closing in any manner that would adversely affect the rights thereunder of any Company Indemnitee except to the extent that such modification is required by Applicable Law and (ii) all rights to indemnification as provided in any indemnification agreements between the Company or its Subsidiaries, on the one hand, and any Company Indemnitee, on the other hand, as in effect as of the date hereof with respect to matters occurring at or prior to the Closing shall survive the Closing.

(c) At or prior to the Closing, the Company shall (or Parent shall, if requested by the Company at least 30 days prior to the Closing) purchase or cause to be purchased a non-cancellable extension of the directors’ and officers’ liability coverage of the Company and its Subsidiaries’ existing directors’ and officers’ insurance policies and the Company and its Subsidiaries’ existing fiduciary liability insurance policies (collectively, “D&O Tail Policy”), which shall (i) be for a claims reporting or discovery period of at least six years from and after the Closing with respect to any claim related to any period of time at or prior to the Closing, (ii) be from the Company’s current insurance carrier with respect to such coverage or an insurance carrier with the same or better credit rating and (iii) have terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company and its Subsidiaries’ existing insurance coverage with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against the beneficiaries thereof by reason of their having served in such capacity that existed or occurred at or prior to the Closing (including in connection with this Agreement or the transactions or actions contemplated hereby); provided that in no event shall Parent or the Company be required to expend for the D&O Tail Policy an aggregate premium amount in excess of 300% of the premium amount per annum for the Company and its Subsidiaries’ existing insurance coverage; and provided, further, that if the aggregate premium amount for the D&O Tail Policy exceeds such amount, the Company shall obtain a D&O Tail Policy with the greatest coverage available, with respect to matters occurring prior to the Closing, for a cost not exceeding such amount. Prior to the Closing, the Company shall cooperate with Parent and use commercially reasonable efforts to cause Parent to be named as the successor-in-interest to the Company’s rights under the D&O Tail Policy.

(d) In the event that Parent, the Final Surviving Company, any of the Final Surviving Company’s Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then in each such case, proper provision shall be made so that the successors and assigns of Parent, the Final Surviving Company or any of its Subsidiaries, as the case may be, shall succeed to and be bound by the obligations set forth in this Section 5.14.

(e) The rights of each Company Indemnitee under this Section 5.14 shall be in addition to any rights such Person may have under Applicable Law or under any agreement with any of the Company or its Subsidiaries. The obligations of Parent under this Section 5.14 shall not be terminated or modified in such a manner as to materially and adversely affect any Company Indemnitee to whom this Section 5.14 applies without the written consent of such affected Company Indemnitee (it being expressly agreed that each Company Indemnitee shall be a third-party beneficiary of this Section 5.14).

Section 5.15. Related Party Agreements. The Company shall cause each Company Related Party Transaction, except for the Company Related Party Transactions set forth on Section 5.15 of the Company Disclosure Schedule to be terminated effective at or prior to the Closing with no ongoing liability, contingent or otherwise, for the Company or any of its Subsidiaries. Parent shall cause each of the agreements set forth on Section 5.15 of the Parent Disclosure Schedule to be terminated effective at or prior to the Closing with no ongoing liability, contingent or otherwise, for Parent or any of its Subsidiaries.

Section 5.16. Parent NYSE Listing.

(a) From the date hereof through the Closing, Parent shall use reasonable best efforts to ensure Parent remains listed as a public company on, and for shares of Parent Common Stock to remain listed on, the NYSE.

(b) Promptly following the execution and delivery of this Agreement, Parent shall use reasonable best efforts to cause the Parent Common Stock to be issued in connection with the transactions contemplated by this Agreement to be approved for listing on the NYSE, subject to official notice of issuance. The Company will reasonably cooperate with Parent as reasonably requested by Parent with respect to the listing application for the Parent Common Stock and promptly furnish to Parent all information concerning the Company and the Company Stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.16.

Section 5.17. Parent Public Filings. From the date hereof through the Closing, Parent will use commercially reasonable efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under Applicable Law.

Section 5.18. Section 16 Matters. Prior to the Closing, the Parent Board, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Parent Common Stock (including derivative securities with respect to Parent Common Stock) pursuant to this Agreement and the other agreements contemplated hereby by any person owning securities of the Company who is, or is reasonably expected to become in connection with the consummation of the transactions contemplated by this Agreement, subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent or the Company shall be exempt under Rule 16b-3 of the Exchange Act.

Section 5.19. Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder claim or litigation (including any class action or derivative litigation) against the Company or its officers or directors relating to this Agreement and the transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the foregoing shall not require the Company to take any action if it may result in a waiver of any attorney-client or any other similar privilege; provided, further, that the Company shall use its reasonable best efforts to allow for the taking of such action in a manner that does not result in a waiver of such privilege, including by entering into a customary joint defense or similar agreement. Parent shall reasonably cooperate, and shall use its reasonable best efforts to cause its Affiliates and Representatives to cooperate, in the defense against such claim or litigation.

Section 5.20. Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated in this Agreement, each of Parent, the Company, the Parent Board and the Company Board, to the extent permissible under applicable Laws, will grant such approvals and take such actions, in accordance with the terms of this Agreement, as are necessary so that the Mergers and the other transactions contemplated by this Agreement may be consummated as promptly as practicable, and in any event prior to the End Date, on the terms and conditions contemplated hereby and otherwise, to the extent permissible under Applicable Laws, act to eliminate the effect of any Takeover Law on any of the transactions contemplated by this Agreement.

Section 5.21. Treatment of Company Revolving Credit Facility.

(a) Each of the parties hereto shall, and shall cause its respective Subsidiaries to, use its and their reasonable best efforts to reasonably cooperate with respect to the Company entering into an amendment to the Company Revolving Credit Facility that is reasonably acceptable to Parent and the Company to permit the consummation of the Closing without the occurrence of an event of default, any penalty or payment obligation thereunder or termination of commitments of the lenders thereunder, or to otherwise obtain the consent or waiver of the lenders thereunder to permit the consummation of the Closing without the occurrence of an event of default, any penalty or payment obligation thereunder or termination of commitments of the lenders thereunder (any of the foregoing, the “Credit Agreement Amendment”) (it being understood and agreed that nothing in this Section 5.21 shall require the Company or any of its Subsidiaries to take any action that would result in a breach of or default under the Company Revolving Credit Facility or the Company Second Lien Notes Indenture); provided, that subject to the occurrence of a Successful Notes Solicitation pursuant to Section 5.22, Parent may elect to instead seek, and each of the parties hereto shall, and shall cause its respective Subsidiaries to, use its and their reasonable best efforts to reasonably cooperate with respect to, an amendment to the Parent Revolving Credit Facility prior to the Closing in accordance with the Parent Second Lien Notes Indenture such that available borrowings under the Parent Revolving Credit Facility would be increased as of the Closing.

(b) Parent shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause its and their respective Affiliates and Representatives to, on a timely basis, upon the reasonable request of the Company, provide reasonable assistance and cooperation in connection with the Credit Agreement Amendment, including but not limited to using reasonable best efforts to (i) cause Parent’s Representatives to furnish any customary certificates or legal opinions in connection with the Credit Agreement Amendment, (ii) provide reasonable cooperation to the lenders, administrative agent or other agent with respect to any Credit Agreement Amendment in connection with their related diligence activities, including providing access to documentation reasonably requested by such persons, and (iii) provide reasonable assistance in the preparation of customary documentation (it being understood and agreed that nothing in this Section 5.21 shall require the Parent or any of its Subsidiaries to take any action that would result in a breach of or default under the Parent Revolving Credit Facility or the Parent Second Lien Notes Indenture).

(c) In the event that the Credit Agreement Amendment is not obtained on or prior to the fifth Business Days prior to Closing Date, then the provisions of this Section 5.21(c) shall apply. At least one Business Days prior to the Closing Date, the Company shall deliver to Parent an executed payoff letter (a “Payoff Letter”), in a form and substance reasonably acceptable to Parent, from the lenders, or the administrative agent (or similar Person) on behalf of the lenders, under the Company Revolving Credit Facility. Such Payoff Letter shall (i) confirm the aggregate outstanding amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or any other outstanding and unpaid Indebtedness under the Company Revolving Credit Facility as of the anticipated Closing Date (and the daily accrual of interest thereafter), (ii) contain payment instructions and (iii) evidence the satisfaction, release and discharge of the Indebtedness under the Company Revolving Credit Facility and the agreement by such administrative agent or lenders to the release of all Liens upon the payment of such amount in accordance with the payment instructions. Prior to or at the Closing, the Company shall (a) deliver (by the applicable date required under the terms of the Company Revolving Credit Facility) any notices necessary to permit the prepayment, payoff, discharge and termination in full at the Closing of all Indebtedness under Company Revolving Credit Facility on the Closing Date and (b) obtain such documents (including an authorization to file the Uniform Commercial Code termination statements upon the payment in full of the outstanding amounts under Company Revolving Credit Facility) and releases as are reasonably necessary to release all Liens created in connection with Company Revolving Credit Facility. At the Closing, Parent will make payment of all amounts owing to the lenders under the Company Revolving Credit Facility pursuant to the Payoff Letter, without adjustment to the Per Share Consideration.

Section 5.22. Treatment of Parent Second Lien Notes Indenture.

(a) Subject to Section 5.22(c), promptly following the date hereof (and in any event within 30 days after the date hereof), Parent shall, and shall cause its Subsidiaries to, use its and their reasonable best efforts to commence a consent solicitation (with a nationally recognized investment bank acting as solicitation agent) to obtain from the requisite holders thereof consent to certain amendments to the Parent Second Lien Notes Indenture (the “Notes Consent Solicitation”) to permit the incurrence of indebtedness in respect of the Company Second Lien Notes and the Company Revolving Credit Facility (to the extent it remains in place, or the Parent Revolving Credit Facility, as it may be amended, as applicable) pursuant to Section 4.03(b)(i) thereof without application of the requirement that an RBL Lending Financial Institution (as such term is defined in the Parent Second Lien Notes Indenture) beneficially hold any principal amount of the Company Second Lien Notes so long as the Parent Second Lien Notes remain outstanding; provided that the Notes Consent Solicitation shall not interfere in any material respect with Parent’s, Production Company’s, UnSub’s or any Merger Subs’ ability to perform their respective obligations under this Agreement or their ability to consummate the transactions contemplated by this Agreement. The Notes Consent Solicitation shall be conducted on customary terms and conditions as are mutually agreed by Parent and the Company (acting reasonably) (including with respect to the selection of, and the consideration to be paid to, the consent solicitation agent) and are permitted by the terms of the Parent Second Lien Notes Indenture and Applicable Laws (the “Solicitation Terms”). Any consent fee included in the Solicitation Terms to be offered or paid in connection with the Notes Consent Solicitation shall not, without the consent of Parent, exceed the maximum amount agreed upon by the Company and Parent prior to the date hereof. Promptly after the date of this Agreement, Parent, at its own expense, shall prepare all necessary and appropriate documentation in connection with the Notes Consent Solicitation, including the consent solicitation statement and other related documents, reflecting the Solicitation Terms (collectively, the “Notes Consent Solicitation Statement”).

(b) Subject to Section 5.22(d), if the Notes Consent Solicitation is successful, and the requisite consents to amend the Parent Second Lien Notes Indenture are obtained on the terms and conditions set forth in the Notes Consent Solicitation Statement prior to the occurrence of an Alternative Structure Event (a “Successful Notes Solicitation”), the supplemental indenture to the Parent Second Lien Notes Indenture amending the terms and provisions of such indenture in connection with the Notes Consent Solicitation, shall be in accordance with the terms of the Parent Second Lien Notes Indenture and in a form reasonably acceptable to the Company, which supplemental indenture shall not become effective until Closing. Substantially concurrently with the effectiveness of such supplemental indenture to the Parent Second Lien Notes Indenture, Production Company and certain of its Subsidiaries shall enter into a supplemental indenture to the Company Second Lien Notes

Indenture which shall, inter alia, provide for the assumption of the indebtedness in respect of the Company Second Lien Notes by Production Company, as well as guarantees of such indebtedness by certain Subsidiaries of Production Company, as contemplated by the terms of the Company Second Lien Notes Indenture.

(c) From the date hereof until the earlier of the completion of a Successful Notes Solicitation or the Notes Solicitation Termination Date, the Company shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause its and their respective Affiliates and Representatives to, on a timely basis, upon the reasonable request of Parent, provide reasonable assistance and cooperation in connection with the Notes Consent Solicitation, including but not limited to providing reasonable assistance in the review of customary documentation; provided that Parent shall be responsible for all liabilities, fees and expenses incurred by the Company or its Subsidiaries in connection with the Notes Consent Solicitation.

(d) For the avoidance of doubt, a Successful Notes Solicitation shall not be a condition to the consummation of the transactions contemplated by this Agreement.

Section 5.23. Transaction Expenses. Each of Parent, Production Company, UnSub and Merger Subs acknowledge and agree that the Per Share Consideration shall not be adjusted for Transaction Expenses, and, on or after, but subject to the occurrence of, the Closing, Parent or one or more of its Subsidiaries shall pay when due and payable all Transaction Expenses to the extent not paid prior to Closing.

Section 5.24. Litigation. Parent agrees that, following the Closing, it shall not settle or offer or propose to settle (a) the litigation matter described in Section 5.24(a) of the Company Disclosure Schedule prior to the conclusion of the first appeal of the judgment entered on September 13, 2021 in the Harris County Texas District Court, or (b) the litigation matter described in Section 5.24 (b) of the Company Disclosure Schedule prior to the conclusion of the trial relating to such matter currently scheduled for July 2023 in the Court of Chancery of the State of Delaware, in each case, without the prior approval of BCC Enven Investments, L.P. and at least one of the Persons set forth on Section 5.24(c) of the Company Disclosure Schedule (provided that if any Person set forth on such schedule is unavailable, then the Company Alternative Director shall act as a substitute).

ARTICLE 6

EMPLOYEE MATTERS

Section 6.01. Continuation of Benefits. For a period commencing on the Closing Date and ending on the one-year anniversary of the Closing Date, Parent shall, or shall cause its Affiliates to, provide each Company Employee who is employed as of immediately prior to the Closing (each, a “Continuing Employee”) with (i) an annual base salary rate or hourly wage rate (as applicable) that is at least equal to that in effect immediately prior to the Closing Date, (ii) target cash incentive compensation opportunities and target equity compensation opportunities that are, in the aggregate, substantially comparable to similarly situated employees of Parent or its Subsidiaries and (iii) benefits that are substantially comparable in the aggregate to the benefits provided to similarly situated employees of Parent or its Subsidiaries. The benefits and compensation provided to Continuing Employees following the Closing Date shall be subject to the requirements of Applicable Law.

Section 6.02. Bonuses and Commissions. If the Closing Date occurs in the 2022 calendar year, through the end of 2022, Parent shall continue for the benefit of each Continuing Employee, each Company Benefit Plan that is an annual bonus or annual commission plan in accordance with the terms of each such plan as in effect immediately prior to the Closing Date; provided that bonuses for 2022 shall be paid out under such plan as determined by the Compensation Committee of the Company Board prior to the Closing Date.

Section 6.03. Contractual and Severance Arrangements.

(a) From and after the First Effective Time, Parent agrees to cause the Company and its Subsidiaries to honor and continue to be obligated to perform, in accordance with their terms, all contractual rights of current and former employees of the Company or any of its Subsidiaries existing as of the First Effective Time, including, without limitation, all employment, severance, deferred compensation and change in control agreements or arrangements of the Company and its Subsidiaries. Nothing in this Section 6.03(a) is intended to limit or prevent Parent, the Company, or its Subsidiaries from exercising its rights under any agreement, including terminating the employment of any employee or service of any non-employee service provider.

(b) Prior to the First Effective Time, the Company shall establish a “rabbi trust” (the “Company Rabbi Trust”) with a third party financial institution mutually acceptable to the Company and Parent and meeting the requirements of the Code and including such other terms and conditions as are set forth on Section 6.03(b) of the Company Disclosure Schedule and Parent shall deposit funds on the Closing Date with the trustee of such trust equal to the severance benefits which become payable in connection with any termination of service following the Closing pursuant to the Contracts with Company Employees set forth on Section 6.03(b) of the Company Disclosure Schedule. Parent shall be entitled to all interest accrued in the Company Rabbi Trust.

(c) Effective upon the Closing, Parent shall adopt and shall, for a period of not less than one year following the Closing Date, maintain and honor the severance policy set forth on Section 6.03(c) of the Company Disclosure Schedule with respect to each Continuing Employee; provided, that with respect to any Continuing Employee that has, as of the Closing, a contractual right to severance benefits pursuant to a Contract set forth in Section 6.03(c) of the Company Disclosure Schedule, the severance benefits payable to such continuing employee pursuant to such severance policy shall be reduced by any severance otherwise paid pursuant to such Contract.

Section 6.04. Defined Contribution Plans. As of the Closing Date, Parent shall cover (or cause to be covered) each Continuing Employee who is based primarily in the United States under one or more defined contribution plans and trusts intended to qualify under Section 401(a) of the Code (collectively, the “Parent DC Plan”) on a basis substantially comparable to the basis on which such employee participated in any defined contribution plan and trust intended to qualify under Section 401(a) of the Code that is sponsored by Company or any of its Affiliates (collectively, the “Company DC Plan”) and on terms that reflect the service credit provisions of Section 6.05. If requested by Parent no later than seven days prior to the Closing Date, the Company shall take such actions as are reasonably necessary or appropriate to terminate the Company DC Plan in accordance with the terms of such plan and the requirements of Applicable Law (including fully vesting all participants), with such termination of participation to be effective immediately prior to the Closing Date. Effective as of the Closing Date or any subsequent date reasonably requested by Parent (but not later than the 60th day following the Closing Date), all such Continuing Employees shall be eligible to effect a “direct rollover” (as described in Section 401(a)(31) of the Code) of their account balances (including participant loans) under the Company DC Plan to the Parent DC Plan in the form of cash and participant loan notes.

Section 6.05. Service Credit. With respect to any Company Benefit Plan maintained by Parent or its Affiliates in which any Continuing Employee is eligible to participate on or after the Closing Date, as of the Closing Date, for all purposes, including for purposes of determining eligibility to participate, level of benefits, vesting and benefit plan accruals (other than benefit accrual under a defined benefit pension plan), Parent shall use reasonable best efforts to (or shall use reasonable best efforts to cause its Subsidiaries to) credit each Continuing Employee’s service with the Company and any of its Subsidiaries (as well as service with any predecessor employer) prior to the Closing Date to be treated as service with Parent and its Affiliates as of the Closing Date; provided that the foregoing shall not apply to the extent that it would result in any duplication of benefits for the same period of service. For the avoidance of doubt, Parent shall (or shall cause its Subsidiaries to) credit each Continuing Employee with all paid time off accrued and unused by such Continuing Employee through the Closing Date; provided that, to the extent required by Applicable Law, all paid time off accrued and unused by such Continuing Employee through the Closing Date shall be paid by the Company (or its relevant Affiliate) to the Continuing Employee if Applicable Law requires the Company (or its relevant Affiliate) to pay such paid time off accrued and unused by such Continuing Employee through the Closing Date.

Section 6.06. WARN. Parent shall be solely responsible for, and agrees to indemnify and hold harmless the Company and their respective Affiliates from and against, any liabilities under WARN with respect to any Company Employee who is found to have suffered an “employment loss” under WARN on or after the Closing Date or who, by reason of actions by Parent or its Affiliates at or after the Closing, is deemed to have suffered an “employment loss” under WARN at or prior to the Closing.

Section 6.07. Pre-Existing Conditions and Co-Payments. Parent shall use reasonable best efforts to (or shall use commercially reasonable efforts to cause its Subsidiaries to):

(a) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees and their eligible dependents under any health and welfare plans in which such Continuing Employees and their eligible dependents are eligible to participate after the Closing Date to the extent that such limitations were waived or satisfied under the applicable Company Benefit Plan; and

(b) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any health and welfare plans in which such Continuing Employee and such Continuing Employee’s eligible dependents are eligible to participate after the Closing Date.

Section 6.08. 280G. Prior to the Closing Date, (a) the Company shall use commercially reasonable efforts to submit for approval by the Company Stockholders, in conformance with Section 280G of the Code and the regulations thereunder (the “280G Stockholder Vote”), any payments that constitute or would reasonably be expected to constitute “parachute payments” with respect to the transactions contemplated by this Agreement pursuant to Section 280G of the Code (each, a “Parachute Payment”) on behalf of each “disqualified individual” (as defined in Section 280G of the Code and the regulations promulgated thereunder) and which are irrevocably waived by such individual under clause (b) hereof, (b) prior to the distribution of the 280G Stockholder Vote materials, the Company shall use commercially reasonable efforts to obtain a waiver of the right to receive or retain any Parachute Payment (in the absence of the 280G Stockholder Vote) from each of the applicable “disqualified individuals” (as defined under Section 280G of the Code and the regulations promulgated thereunder) whose Parachute Payments would be subject to the 280G Stockholder Vote (the “280G Waivers”), and (c) prior to the distribution of the 280G Stockholder Vote materials and the 280G Waivers, the Company shall deliver to Parent complete copies of all disclosure and other related documents that will be provided to the Company Stockholders in connection with the 280G Stockholder Vote in a manner providing Parent with sufficient time to review and comment thereon, and the Company shall consider all reasonable comments of Parent in good faith. The parties acknowledge that, to the extent any arrangements entered into at the direction of Parent or between Parent and its Affiliates, on the one hand, and a disqualified individual, on the other hand (“Parent Arrangements”) are Parachute Payments, Parent shall provide to the Company a written description of any Parent Arrangements and the value for purposes of Section 280G of the Code of such Parent Arrangements reasonably in advance of the Company’s request of the waivers under clause (b) above.

Section 6.09. No Third-Party Beneficiaries. Without limiting the generality of Section 10.11, nothing in this Article 6 is intended to or shall (a) be treated as an amendment to, or be construed as amending, any Company Benefit Plan or other benefit plan, program or agreement sponsored, maintained or contributed to by the Company or any of its Subsidiaries or Parent or any of their respective Affiliates, (b) prevent Parent or its Affiliates from terminating any benefit plan in accordance with its terms or terminating the employment of any Company Employee or (c) except as provided in Section 6.02, confer any rights or remedies (including third-party beneficiary rights) on any current or former director, employee, consultant or independent contractor of the Company or any of its Subsidiaries, Parent or any of their respective Affiliates or any beneficiary or dependent thereof or any other Person.

ARTICLE 7

TAX MATTERS

Section 7.01. Tax Matters.

(a) Each of Parent and the Company shall (and shall cause its respective Subsidiaries and Affiliates to) use its reasonable best efforts (i) to cause the First Merger and the Second Merger, taken together as an integrated transaction, to qualify for the Intended Tax Treatment, and (ii) not to take or cause to be taken any action reasonably likely to prevent, or fail to take or agree not to take any action if the failure to take such action would be reasonably likely to prevent, the First Merger and the Second Merger, taken together, from qualifying for the Intended Tax Treatment, provided that nothing in this Section 7.01 shall (i) prohibit or restrict any party from taking any action expressly required or expressly contemplated by this Agreement, or (ii) except as expressly required or expressly contemplated by this Agreement, require any party to take any action that adversely impacts its rights or obligations under this Agreement or the rights of its shareholders under its governing documents. Except to the extent the Company does not receive the Closing Tax Opinion, Parent and the Company agree to report, for U.S. federal income tax purposes, the First Merger and the Second Merger, taken together as an integrated transaction, as qualifying for the Intended Tax Treatment. Based on the advice of their respective counsel, each of Parent and the Company agree that, absent a change of Applicable Law (including any change in the official position regarding the application or interpretation thereof by any Governmental Authority, including the making or issuance of any rule, regulations, ruling or other form of official guidance) after the date hereof, (i) this Agreement provides for “fixed consideration” within the meaning of Treasury Regulations Section 1.368-1(e)(2)(iii), such that Treasury Regulations Section 1.368-1(e)(2)(i) shall apply for purposes of determining whether the First Merger and the Second Merger, taken together, satisfy the “continuity of interest” requirement under the Code and Treasury Regulations, and (ii) the Closing Tax Opinion described in Section 8.01(c)(v) shall be based on the agreements set forth in clause (i) of this sentence.

(b) Parent shall use its reasonable best efforts to cause its officers and the officers of each of Merger Sub I and Merger Sub II to execute and deliver to Company Tax Counsel representation letters customary for transactions of this type and reasonably satisfactory to Company Tax Counsel (i) for purposes of providing the Closing Tax Opinion and (ii) as may be reasonably requested by Company Tax Counsel in connection with the Registration Statement, in each case at such time or times as Company Tax Counsel may reasonably request.

(c) The Company shall use its reasonable best efforts to obtain the Closing Tax Opinion. The Company shall use its reasonable best efforts to cause its officers to execute and deliver to Company Tax Counsel representation letters customary for transactions of this type and reasonably satisfactory to Company Tax Counsel (i) for purposes of providing the Closing Tax Opinion and (ii) as may be reasonably requested by Company Tax Counsel in connection with the Registration Statement, in each case at such time or times as Company Tax Counsel may reasonably request.

(d) If the SEC or another governmental agency requests or requires that an opinion be provided in respect of the Intended Tax Treatment in the Registration Statement or otherwise, then the Company shall use its reasonable best efforts to cause Company Tax Counsel to provide such opinion subject to customary assumptions and limitations. Parent and the Company shall use reasonable best efforts to cooperate with one another and their respective Tax advisors in connection with any analysis or advice relating to the Intended Tax Treatment and the preparation of any disclosure relating to the Tax consequences of the Mergers.

(e) To the extent the Company or any of its Subsidiaries intends to provide any formal written (i) representation, (ii) disclosure or (iii) other advice to the Company Stockholders with respect to the Intended Tax Treatment, the Company shall provide a copy of such representation, disclosure or other advice to Parent reasonably in advance of providing such representation, disclosure or other advice to the Company Stockholders and shall consider in good faith any comments timely received from Parent with respect to such representation, disclosure or other advice.

(f) In the event any portion of the Aggregate Cash Consideration is funded by the Company or its Subsidiaries, the Company shall reasonably consult with Parent to structure the delivery of such portion of the Aggregate Cash Consideration in a tax efficient manner so as to minimize any corporate level tax to the Company or its Subsidiaries; provided that, for the avoidance of doubt, no action shall be required pursuant to this Section 7.01(f) that could prevent the First Merger and the Second Merger, taken together, from qualifying for the Intended Tax Treatment.

ARTICLE 8

CONDITIONS TO CLOSING

Section 8.01. Conditions to Closing.

(a) The obligations of Parent, Production Company, UnSub, Merger Subs and the Company to consummate the Closing are subject to the satisfaction of the following conditions:

(i) the Company Stockholder Approval shall have been obtained in accordance with the DGCL;

(ii) the Parent Stockholder Approval shall have been obtained in accordance with the DGCL;

(iii) any applicable waiting period under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated;

(iv) the Registration Statement shall have become effective under the Securities Act and no stop order suspending the use of the Registration Statement shall have been issued by the SEC;

(v) the Parent Common Stock to be issued in connection with the transactions contemplated by this Agreement shall have been approved for listing on NYSE, subject only to official notice of issuance thereof; and

(vi) there shall not be in force an injunction or order of any court of competent jurisdiction in the United States enjoining or prohibiting the consummation of the Closing.

(b) The obligation of Parent, Production Company, UnSub and Merger Subs to consummate the Closing is subject to the satisfaction of the following further conditions:

(i) (A) the Fundamental Warranties of the Company contained in this Agreement, disregarding all qualifications contained therein relating to materiality or Company Material Adverse Effect shall be true and correct in all material respects as of the Closing Date (other than the second sentence of Section 3.06(a), which shall be true and correct in all respects except for any de minimis inaccuracies), as if made at and as of such date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date (other than the second sentence of Section 3.06(a), which shall be true and correct in all respects except for any de minimis inaccuracies), (B) the representations and warranties of the Company contained in this Agreement other than the Fundamental Warranties of the Company and the representations and warranties set forth in Section 3.09(b) (Absence of Certain Changes), disregarding all qualifications contained therein relating to materiality or Company Material Adverse Effect, shall be true and correct as of the Closing Date, as if made at and as of such date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties, disregarding all qualifications contained therein relating to materiality or Company Material Adverse Effect, shall be true and correct at and as of such date, except, in each case, for any inaccuracy or omission that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, and (C) the representations and warranties set forth in Section 3.09(b) (Absence of Certain Changes) shall be true and correct as of the Closing Date, as if made at and as of such date;

(ii) the covenants of the Company to be performed prior to the Closing shall have been performed (or any non-performance, to the extent curable, shall have been cured), with only such exceptions as in the aggregate would not reasonably be expected to be material;

(iii) since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing; and

(iv) Parent shall have received a certificate signed by an executive officer of the Company to the effect of the foregoing clauses (i) through (iii).

(c) The obligation of the Company to consummate the Closing is subject to the satisfaction of the following further conditions:

(i) (A) the Fundamental Warranties of Parent, Production Company, UnSub and Merger Subs contained in this Agreement, disregarding all qualifications contained therein relating to materiality or Parent Material Adverse Effect, shall be true and correct in all material respects as of the Closing Date (other than the second sentence of Section 4.06(a), which shall be true and correct in all respects except for any de minimis inaccuracies), as if made at and as of such date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date (other than the second sentence of Section 4.06(a), which shall be true and correct in all respects except for any de minimis inaccuracies) and (B) the representations and warranties of Parent, Production Company, UnSub and Merger Subs contained in this Agreement other than the Fundamental Warranties of Parent, Production Company, UnSub and Merger Subs and the representations and warranties set forth in Section 4.09(b) (Absence of Certain Changes), disregarding all qualifications contained therein relating to materiality or Parent Material Adverse Effect, shall be true and correct as of the Closing Date, as if made at and as of such date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties, disregarding all qualifications contained therein relating to materiality or Parent Material Adverse Effect, shall be true and correct at and as of such date, except, in each case, for any inaccuracy or omission that would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, and (C) the representations and warranties set forth in Section 4.09(b) (Absence of Certain Changes) shall be true and correct as of the Closing Date, as if made at and as of such date;

(ii) the covenants of Parent, Production Company, UnSub and Merger Subs to be performed prior to the Closing shall have been performed (or any non-performance, to the extent curable, shall have been cured), with only such exceptions as in the aggregate would not reasonably be expected to be material;

(iii) since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect that is continuing;

(iv) the Company shall have received a certificate signed by an executive officer of Parent to the effect of the foregoing clauses (i) through (iii);

(v) the Company shall have received an opinion from Company Tax Counsel, dated as of the Closing Date, to the effect that, on the basis of facts, representations, assumptions and exclusions set forth or referred to in such opinion, the First Merger and the Second Merger, taken together as an integrated transaction, more likely than not qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code (the “Closing Tax Opinion”). In rendering the Closing Tax Opinion, Company Tax Counsel shall be entitled to rely upon representations, warranties and covenants of officers of Parent, Merger Sub I, Merger Sub II and the Company and any of their respective Affiliates and Representatives, including those contained in the representation letters described in Section 7.01; and

(vi) Parent shall have funded the Company Rabbi Trust in the manner required by Section 6.03(b).

(d) All conditions to the Closing shall be deemed to have been satisfied or waived from and after the consummation of the Closing. None of Parent, Production Company, UnSub, Merger Sub I, Merger Sub II or the Company shall, and each shall cause its Affiliates not to, take any action that would, or would reasonably be expected to, result in any condition set forth in this Article 8 not being satisfied, and none of the Company, Production Company, UnSub, Parent, Merger Sub I or Merger Sub II may rely on the failure of any condition set forth in this Article 8 to be satisfied if such failure was caused by the failure of any of the Company, on the one hand, or Parent, Production Company, UnSub, Merger Sub I or Merger Sub II, on the other hand, respectively, to comply with its obligations under this Agreement.

ARTICLE 9

TERMINATION

Section 9.01. Termination.

(a) This Agreement may be terminated at any time prior to the Closing:

(i) by mutual written agreement of the Company and Parent;

(ii) by either the Company or Parent if Closing has not occurred on or before June 21, 2023 (the “End Date”); provided that (A) if, on the End Date, all of the conditions set forth in Section 8.01(a) and Section 8.01(c) are satisfied or validly waived (other than those conditions that by their nature are to be satisfied at the Closing, which conditions would reasonably be expected to be satisfied if the Closing were to occur on the End Date), except for the condition set forth in Section 8.01(a)(iii) and/or Section 8.01(a)(iv) (solely in respect of an injunction or other order in respect of the matters expressly contemplated by Section 5.07(b)), then the Company or Parent may, by providing written notice to the other party on or before the End Date, extend the End Date for all purposes hereunder to September 21, 2023 (and in such case, the End Date, as so extended, shall be the “End Date” for purposes of this Agreement) and (B) the right to terminate this Agreement pursuant to this Section 9.01(a)(ii) shall not be available to any party whose breach of any provision of this Agreement has caused or resulted in the failure of the Closing to be consummated by the End Date;

(iii) by either the Company or Parent if consummation of the transactions contemplated hereby would violate any non-appealable final order, decree, judgment or ruling of any Governmental Authority in the United States having competent jurisdiction; provided that the right to terminate this Agreement pursuant to this Section 9.01(a)(iii) shall not be available to any party that has not complied with its obligations under Section 5.07 in respect of such order, decree, judgment or ruling in all material respects;

(iv) by either the Company or Parent if the Special Meeting shall have been held (subject to any adjournment or recess of the Special Meeting) and the Parent Stockholder Approval is not obtained at the Special Meeting (subject to any adjournment or recess of the Special Meeting);

(v) by Parent if there is any material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 8.01(b)(i) or Section 8.01(b)(ii) would not be satisfied at the Closing, except that, if such breach is curable by the Company through the exercise of its reasonable best efforts by the End Date, then, for a period of 30 days after receipt by the Company of notice from Parent of such breach, but only as long as the Company continues to use its reasonable best efforts to cure such breach, such termination shall not be effective, and such termination shall become effective only if such breach is not cured within such cure period, provided that the right to terminate this Agreement pursuant to this Section 9.01(a)(v) shall not be available if Parent, Production Company, UnSub or Merger Subs are in material breach of this Agreement on the date of such termination;

(vi) by Parent, if any Company Support Agreement Party shall have failed to execute and deliver to Parent the Company Support Agreement to which such Company Key Stockholder is a party within 24 hours following the execution of this Agreement;

(vii) by Parent if the Company Stockholder Approval is not obtained within 48 hours following the date the Consent Solicitation Statement is disseminated by the Company to the Company Stockholders pursuant to Section 5.05(e);

(viii) by the Company if there is any material breach of any representation, warranty, covenant or agreement on the part of Parent, Production Company, UnSub or any Merger Sub set forth in this Agreement, such that the conditions specified in Section 8.01(c)(i) or Section 8.01(c)(ii) would not be satisfied at the Closing, except that, if such breach is curable by Parent, Production Company, UnSub and Merger Subs through the exercise of their reasonable best efforts by the End Date, then, for a period of 30 days after receipt by Parent of notice from the Company of such breach, but only as long as Parent, Production Company, UnSub and Merger Subs continue to use their reasonable best efforts to cure such breach, such termination shall not be effective, and such termination shall become effective only if such breach is not cured within such cure period, provided that the right to terminate this Agreement pursuant to this Section 9.01(a)(viii) shall not be available if the Company is in material breach of this Agreement on the date of such termination;

(ix) by the Company if, prior to obtaining the Parent Stockholder Approval, the Parent Board (A) shall have made a Parent Change in Recommendation or (B) shall have failed to include the Parent Board Recommendation in the Proxy Statement distributed to its stockholders; or

(x) by Parent if, prior to obtaining the Company Stockholder Approval, the Company Board (A) shall have made a Company Change in Recommendation or (B) shall have failed to include the Company Board Recommendation in the Consent Solicitation Statement distributed to its stockholders.

(b) The party desiring to terminate this Agreement pursuant to Section 9.01(a) (other than Section 9.01(a)(i)) shall give written notice of such termination to the other party.

Section 9.02. Effect of Termination.

(a) If this Agreement is terminated as permitted by Section 9.01, this Agreement shall forthwith become null and void and such termination shall be without liability of any party (or any Affiliate of such party or its or their stockholders, directors, officers, employees, agents, consultants or representatives) to the other parties to this Agreement; provided that if such termination shall result from Actual Fraud or the Willful Breach by any party of any covenant or agreement contained herein, such party shall be fully liable for any and all losses, damages, claims, costs or expenses incurred or suffered by another party as a result of such Actual Fraud or Willful Breach which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a party’s stockholders (taking into consideration relevant matters, including other combination opportunities and the time value of money). The provisions of Section 1.01 (Definitions), Section 5.11 (Confidentiality; Other Public Announcements), this Section 9.02 and Article 10 (Miscellaneous) (other than Section 10.05) and, for the avoidance of doubt, the Confidentiality Agreement, shall survive any termination of this Agreement. For purposes hereof, “Willful Breach” means (i) any material breach of this Agreement that is the consequence of an action or omission by any party that knew or reasonably should have known that the taking of such action or the failure to take such action would be or would be reasonably likely to be a material breach of this Agreement and (ii) with respect to Parent, Production Company, UnSub and Merger Subs, the failure, for any reason, to consummate the transactions contemplated hereby as and when required hereunder.

(b) In the event that this Agreement is validly terminated by the Company pursuant to Section 9.01(a)(ix) or Section 9.01(a)(viii) (but only under Section 9.01(a)(viii) in the event of a Willful Breach by Parent of Section 5.04 or Section 5.05(d) prior to receipt of the Parent Stockholder Approval), then Parent shall pay the Parent Termination Payment to the Company (or one or more of its designees), as promptly as reasonably practicable (and, in any event, within three Business Days following such termination), payable by wire transfer of immediately available funds.

(c) In the event that this Agreement is validly terminated by Parent pursuant to Section 9.01(a)(x), then the Company shall pay the Company Termination Payment to Parent (or one or more of its designees) as promptly as reasonably practicable (and, in any event, within three Business Days following such termination), payable by wire transfer of immediately available funds.

(d) In the event that this Agreement is validly terminated by the Company or Parent pursuant to Section 9.01(a)(ii) or Section 9.01(a)(iv), and (i) in the case of a termination pursuant to Section 9.01(a)(ii), before the date of such termination, an Acquisition Proposal with respect to Parent is publicly announced, disclosed or made and is not publicly withdrawn as of the date of such termination, or, in the case of a termination pursuant to Section 9.01(a)(iv), an Acquisition Proposal with respect to Parent is publicly announced, disclosed or made and is not publicly withdrawn as of the date the Special Meeting is held, and (ii) within 12 months after the date of termination, Parent shall have consummated an Acquisition Proposal or entered into a definitive agreement for an Acquisition Proposal (which Acquisition Proposal is ultimately consummated), then Parent shall pay the Parent Termination Payment (less the amount of any previously paid Parent Special Meeting Termination Payment) to the Company (or one or more of its designees), as promptly as reasonably practicable (and, in any event, within three Business Days) after the earlier of the date such Acquisition Proposal is consummated and the date on which the definitive agreement providing for such Acquisition Proposal is entered into, payable by wire transfer of immediately available funds (it being understood that, for the purposes of this clause (c), each reference to “20% or more” in the definition of “Acquisition Proposal” shall be deemed a reference to “more than 50%”).

(e) In the event that this Agreement is validly terminated by the Company or Parent pursuant to Section 9.01(a)(iv), then Parent shall pay the Parent Special Meeting Termination Payment to the Company (or one or more of its designees), as promptly as reasonably practicable (and, in any event, within three Business Days following such termination), payable by wire transfer of immediately available funds.

(f) The parties hereto acknowledge and hereby agree that the Parent Termination Payment, the Parent Special Meeting Termination Payment and the Company Termination Payment, as applicable, if, as and when required pursuant to this Section 9.02, shall not constitute a penalty but will be liquidated damages in a reasonable amount that will compensate the Company in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Mergers, which amount would otherwise be impossible to calculate with precision. The parties hereto acknowledge and hereby agree that in no event shall Parent be required to pay the Parent Termination Payment or the Parent Special Meeting Termination Payment, as applicable, on more than one occasion. Notwithstanding anything to the contrary in this Section 9.02, if the Company receives a Parent Termination Payment, then the Company will not be entitled to also receive the Parent Special Meeting Termination Payment, and if the Parent Termination Payment is payable at such time as the Company has already received or concurrently receives the Parent Special Meeting Termination Payment, the amount of the Parent Special Meeting Termination Payment received by (or on behalf of) the Company shall be deducted from the Parent Termination Payment. Each of the Company, Parent, Production Company, UnSub and each Merger Sub acknowledges that the agreements contained in this Section 9.02 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties hereto would not enter into this Agreement.

(g) Notwithstanding anything to the contrary in this Agreement, in any circumstance (except in the case of Willful Breach of this Agreement or Actual Fraud) in which this Agreement is terminated and the Company or Parent is paid the Parent Termination Payment or the Parent Special Meeting Termination Payment or the Company Termination Payment, as applicable, pursuant to this Section 9.02, the Parent Termination Payment, the Parent Special Meeting Termination Payment or Company Termination Payment, as applicable, shall be the sole and exclusive monetary remedy of (i) in the case of the Parent Termination Payment or Parent Special Meeting Termination Payment, the Company or any of its Affiliates against Parent, Production Company, UnSub, Merger Subs or any of their respective Affiliates, as applicable, for any loss or damage suffered in connection with the transactions contemplated by this Agreement or as a result of the failure of the Mergers and the other transactions contemplated by this Agreement to be consummated or for a breach (other than a Willful Breach or Actual Fraud) of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise, and upon payment of such amounts, Parent, Production Company, UnSub, Merger Subs and their respective Affiliates, as applicable, shall have no further liability or obligation relating to or arising out of this Agreement or in respect of representations made or alleged to be made in connection herewith, whether in equity or at law, in contract, in tort or otherwise and (ii) in the case of the Company Termination Payment, Parent or any of its Affiliates against the Company or any of its Affiliates, as applicable, for any loss or damage suffered in connection with the transactions contemplated by this Agreement or as a result of the failure of the Mergers and the other transactions contemplated by this Agreement to be consummated or for a breach (other than a Willful Breach or Actual Fraud) of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise, and upon payment of such amounts, the Company and its Affiliates, as applicable, shall have no further liability or obligation relating to or arising out of this Agreement or in respect of representations made or alleged to be made in connection herewith, whether in equity or at law, in contract, in tort or otherwise.

ARTICLE 10

MISCELLANEOUS

Section 10.01. Survival, Non-Recourse, Release.

(a) The representations and warranties of the parties hereto contained in this Agreement shall not survive the Closing. Except for those covenants and agreements that by their terms are to be performed in whole or in part at or after the Closing, which covenants shall survive in accordance with their terms, none of the covenants and agreements of the parties contained in this Agreement shall survive the Closing.

(b) Each of Parent and the Company acknowledges and agrees that none of the Company’s or Parent’s Affiliates, directors or officers, Company Stockholders, Parent Stockholders, Equity Award Holders or any of their respective representatives or Affiliates (collectively, the “Non-Recourse Parties”), will have or be subject to any liability to Parent or the Company (as applicable) or any of their respective Affiliates resulting from any claim based on, in respect of, or by reason of, this Agreement or the transactions contemplated hereby, regardless of the legal theory under which such liability may be sought to be imposed, whether at law, in equity or otherwise. The terms and provisions of this Section 10.01(b) are intended to be enforceable by any of the Non-Recourse Parties, each of whom is an intended third-party beneficiary of this Section 10.01(b).

(c) Effective as of the Closing, except for any rights or obligations under this Agreement and the other Transaction Agreements, Parent, on behalf of itself and each of its Subsidiaries (including the Final Surviving Company and its Subsidiaries) and each of its and their respective past, present and/or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, stockholders, equityholders, controlling Persons, representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges the Company Stockholders, Equity Award Holders and their respective Affiliates (excluding the Company and its Subsidiaries), and each of the foregoing’s respective past, present or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, stockholders, equityholders, controlling Persons, representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity (whether based upon contract, tort or otherwise and whether absolute or contingent, liquidated or unliquidated, known or unknown, determined, determinable or otherwise) which the Releasing Parties may have against each of the Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to the Company or any of its Subsidiaries, the operation of the Company and its Subsidiaries’ respective businesses, the relationship of any of the Company Stockholders, Equity Award Holders or their respective Affiliates with the Company or its Subsidiaries or any actions taken or failed to be taken by any of the Released Parties in any capacity related to the Company or any of its Subsidiaries occurring or arising on or prior to the Closing Date. The rights and claims waived and released by the Releasing Parties hereunder include claims for damages, indemnification, contribution and other rights of recovery arising out of or relating to any breach of contract, misrepresentation or breach of warranty, negligent misrepresentation, all other claims for breach of duty and all other claims arising under Applicable Law. From and after the Closing, no Releasing Party shall bring any action, suit or proceeding against any Released Party, whether at law or in equity, with respect to any of the rights or claims waived and released by the Releasing Parties hereunder. Notwithstanding the foregoing, the Releasing Parties shall not be deemed to have released or constitute a waiver of (a) any claims against any Person that is a natural person in such Person’s capacity as an employee or individual contractor of the Company or any of its Subsidiaries to the extent necessary to prosecute any Legal Proceeding against such Person relating to the work (other than work related to this Agreement, the other Transaction Agreement or the transactions contemplated herein or therein) such Person performed in such capacity for the Company or any of its Subsidiaries prior to the Closing, (b) rights or claims with respect to Actual Fraud against any Person who has committed such Actual Fraud, (c) any claims with respect to any commercial agreement between or among a Releasing Party, on the one hand, and a Released Party, on the other hand, or any covenants or agreements that survive the Closing pursuant to Section 10.01(a), (d) claims under any other Transaction Agreement against a party thereto in accordance with the terms of such other Transaction Agreement, (e) any claims or obligations under any employment, stock option, bonus or other employment or compensation agreement or plan, (f) the availability of insurance to cover claims and (g) claims or rights under any Company Related Party Transaction that is not terminated on or prior to the Closing pursuant to this Section 5.15.

Section 10.02. R&W Insurance Policy. Neither Parent nor any of its Affiliates shall obtain or bind a representations and warranties insurance policy with respect to any of the representations or warranties of the Company under this Agreement.

Section 10.03. Notices.

(a) A notice given under this Agreement shall be sent to the attention of the Person, and to the physical address, email address or fax number given in this Section 10.03 (or such other physical address, email address, fax number or Person as the party may notify to the other in accordance with the provisions of this Section 10.03) and shall be delivered personally; sent by fax; sent by email; or sent by registered mail or reputable international overnight courier.

(b) The addresses for service of notice are:

if to Parent, Production Company, UnSub, any Merger Sub or, following the Closing, the First Surviving Corporation, the Surviving Company or the Final Surviving Company, to:

Talos Energy Inc.

333 Clay Street, Suite 3300

Houston, Texas 77002

Attention:         William S. Moss III

Facsimile No.: (713) 574-4919

Email:             bill.moss@talosenergy.com

with a copy to:

Vinson & Elkins LLP

Texas Tower

845 Texas Avenue, Suite 4700

Houston, Texas 77002

Attention:             Lande A. Spottswood

Facsimile No.:     (713) 615-5171

Email:                 lspottswood@velaw.com

if to the Company prior to the Closing, to:

EnVen Energy Corporation

609 Main Street, Suite 3200

Houston, Texas 77002

Attention:             General Counsel

Facsimile No.:     (713) 335-7500

E-mail:                 jstarzec@enven.com

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:             William J. Chudd

Facsimile No.:     (212) 701-5800

Email:                 william.chudd@davispolk.com

and

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:             Darren M. Schweiger

Facsimile No.:     (212) 701-5575

Email:                 darren.schweiger@davispolk.com

if to the Equityholders’ Representative, to:

BCC Enven Investments, L.P.

c/o Bain Capital

200 Clarendon Street

Boston, Massachusetts |02116

Attention:             Michael Treisman

Facsimile No.:     (617) 652-3493

E-mail:                 mtreisman@baincapital.com

     baincapitalcreditdocs@baincapital.com

with a copy to:

Kirkland & Ellis LLP

4550 Travis Street

Dallas, Texas 75205

Attention:             Jack R. Shirley

Facsimile No.:     (214) 972-1771

Email:                 jack.shirley@kirkland.com

(c) A notice shall be effective upon receipt and shall be deemed to have been received:

(i) if delivered personally or by registered mail or courier, at the time of delivery; or

(ii) if sent by fax or email, at the time of transmission,

provided that, in either case, where delivery is not within Working Hours in the place of receipt, then the notice shall be deemed to have been received when business next starts in the place of receipt.

Section 10.04. Equityholders’ Representative.

(a) At the Closing, without further act of any Company Stockholder or Equity Award Holder, the Equityholders’ Representative shall be appointed as agent and attorney-in-fact for each Company Stockholder and Equity Award Holder, for and on behalf of such Persons, to give and receive notices and communications, to retain and appoint advisors and to assert, agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to all claims and disputes under this Agreement and any other Transaction Agreement, to negotiate and execute any waivers or amendments of this Agreement or any other Transaction Agreement and to take all actions necessary or appropriate in the judgment of the Equityholders’ Representative for the accomplishment of the foregoing. The Company Stockholder Approval will, to the maximum extent permitted under Applicable Law (including DGCL § 251(b)), constitute knowing and irrevocable ratification and approval of such appointment by the holders of a majority of the outstanding Class A Common Shares and Series A Preferred Shares, voting together as a single class, and authorization of the Equityholders’ Representative to serve in such capacity. The Equityholders’ Representative may resign from such position at any time upon written notice to Parent, and the Company Stockholders and Equity Award Holders shall appoint a replacement Equityholders’ Representative by approval of BCC Enven Investments, L.P. on written notice to Parent. No bond shall be required of the Equityholders’ Representative. Notices or communications to or from the Equityholders’ Representative shall constitute notice to or from each of the Company Stockholders and Equity Award Holders. The power of attorney granted in this Section 10.04 is coupled with an interest and is irrevocable, may be delegated by the Equityholders’ Representative and shall survive the death, incapacity, illness, bankruptcy, dissolution, or other inability to act of each Company Stockholder or Equity Award Holder.

(b) Neither the Equityholders’ Representative nor any of its Representatives shall be liable for any act done or omitted hereunder as Equityholders’ Representative while acting in good faith and in the exercise of reasonable judgment. The Company Stockholders and Equity Award Holders shall severally, on a pro rata basis in accordance with the percentage of the aggregate Per Share Consideration received by each Company Stockholder and Equity Award Holder, indemnify the Equityholders’ Representative and hold the Equityholders’ Representative harmless against any loss, liability or expense incurred without bad faith on the part of the Equityholders’ Representative and arising out of or in connection with the acceptance or administration of the Equityholders’ Representative’s duties hereunder, including the fees and expenses of any legal counsel retained by the Equityholders’ Representative. The Company Stockholders and Equity Award Holders acknowledge that the Equityholders’ Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or administration of its duties as the Equityholders’ Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Equityholders’ Representative or the termination of this Agreement.

(c) A decision, act, consent or instruction of the Equityholders’ Representative shall constitute a decision, act, consent or instruction of all Company Stockholders and Equity Award Holders, with respect to the matters set out in Section 10.04(a) and shall be final, binding and conclusive upon each Company Stockholder and Equity Award Holder, and Parent and its Subsidiaries and the Exchange Agent may rely upon any such decision, act, consent or instruction of the Equityholders’ Representative as being the decision, act, consent or instruction of each and every Company Stockholder and Equity Award Holder.

(d) The Company Stockholders and Equity Award Holders acknowledge that the Equityholders’ Representative is not providing any investment supervision, recommendations or advice. The relationship created herein is not to be construed as a joint venture or any form of partnership between or among the Equityholders’ Representative or any Company Stockholder or Equity Award Holder for any purpose of U.S. federal or state law, including federal, state or non-U.S. income Tax purposes. Neither the Equityholders’ Representative nor any of its Affiliates owes any fiduciary or other duty to any Company Stockholder or Equity Award Holder.

(e) Each Company Stockholder, Equity Award Holder and the Company acknowledges that the Equityholders’ Representative is party to this Agreement solely for purposes of serving as the “Equityholders’ Representative” hereunder, and no action, suit, claim, investigation or proceeding will be brought by, or on behalf of, any Company Stockholder or Equity Award Holder against the Equityholders’ Representative with respect to this Agreement or the transactions contemplated hereby, or any statement, certificate, instruction, opinion, instrument or other documents delivered hereunder (with it being understood that any covenant or agreement of or by the “parties” or “each of the parties” will not be deemed to require performance by, or be an agreement of, the Equityholders’ Representative unless performance by the Equityholders’ Representative is expressly provided for in such covenant or the Equityholders’ Representative expressly so agrees in writing), in each case, (i) other than in respect of matters arising from or in connection with bad faith on the part of the Equityholders’ Representative and (ii) without limiting any separate Contract that may be entered into between the Equityholders’ Representative, on the one hand, and one or more Company Stockholders or Equity Award Holders, on the other hand, regarding the Equityholders’ Representative’s role as Equityholders’ Representative hereunder.

(f) Each Company Stockholder and Equity Award Holder, by its acceptance of a portion of the consideration payable hereunder, accepts and agrees to be bound by the provisions set forth in this Section 10.04.

Section 10.05. Disclosure Schedules and SEC Document References.

(a) Each of the Company and Parent has set forth information on the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, need not be set forth in any other section so long as its relevance to such other section of the Company Disclosure Schedule, Parent Disclosure Schedule or section of this Agreement, as applicable, is reasonably apparent on the face of the information disclosed therein to the Person to which such disclosure is being made. The parties acknowledge and agree that (i) the Company Disclosure Schedule and the Parent Disclosure Schedule may include certain items and information solely for informational purposes for the convenience of Parent or the Company, as applicable, (ii) the disclosure by the Company or Parent of any matter in the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, shall not be deemed to constitute an acknowledgment by the Company or Parent, as applicable, that the matter is required to be disclosed by the terms of this Agreement or that the matter is material and (iii) the Company Disclosure Schedule and the Parent Disclosure Schedule, as applicable, and the information and statements contained therein are not intended to constitute, and shall not be construed as constituting, representations or warranties of the Company or Parent, as applicable, except as and to the extent provided in this Agreement.

(b) The parties hereto agree that any information contained in any part of any Parent SEC Document shall only be deemed to be an exception to (or a disclosure for purposes of) Parent’s representations and warranties if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent; provided that, except for any specific factual information contained therein, in no event shall any information contained in any part of any Parent SEC Document entitled “Risk Factors” (or words of similar import) or containing a description or explanation of “Forward-Looking Statements” be deemed to be an exception to (or a disclosure for purposes of) any representations and warranties of Parent contained in this Agreement.

Section 10.06. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

Section 10.07. Entire Agreement. This Agreement and the other Transaction Agreements and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

Section 10.08. Amendment and Waiver.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, (i) in the case of an amendment (A) prior to the Closing, by Parent and the Company and (B) after the Closing, by Parent and the Equityholders’ Representative, or (ii) in the case of a waiver, by the party against whom the waiver is to be effective, provided that after the receipt of the Company Stockholder Approval or the Parent Stockholder Approval, no amendment to this Agreement shall be made which by Applicable Law or the rules of any stock exchange requires further approval by the Company Stockholders or Parent Stockholders without such further approval by such stockholders.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall impair such right or remedy or operate or be construed as a waiver or variation thereof or preclude its exercise at any subsequent time nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c) The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 10.09. Costs and Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party (including its Affiliates) incurring such cost or expense; provided that if the Closing occurs, Transaction Expenses will be paid as set forth in Section 5.23.

Section 10.10. Severability. Each term, provision, covenant and restriction of this Agreement is severable. If any such term, provision, covenant or restriction is held by a court of competent jurisdiction to be invalid, void or unenforceable, (a) it shall have no effect in that respect and the parties shall use all reasonable efforts to replace it in that respect with a valid and enforceable substitute term, provision, covenant or restriction (as applicable), the effect of which is as close to its intended effect as possible; and (b) the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

Section 10.11. Third-Party Rights. Except for (a) the rights of the Company Indemnitees pursuant to Section 5.14, (b) the rights of Designated Counsel pursuant to Section 5.13, (c) the rights of the Company Stockholders and the Equity Award Holders to receive the Per Share Consideration pursuant to Article 2 (solely from and after the First Effective Time), (d) the rights of the Non-Recourse Parties pursuant to Section 10.01(b) and (e) the rights of the Released Parties pursuant to Section 10.01(c), no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person, other than the parties hereto and their respective successors and assigns.

Section 10.12. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, and by each party on separate counterparts. Each such counterpart shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Delivery of a counterpart hereof by email attachment shall be an effective mode of delivery.

Section 10.13. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the Court of Chancery of the State of Delaware; provided that if such court does not have jurisdiction, any such action shall be brought exclusively in the United States District Court for the District of Delaware or any other state court sitting in the State of Delaware, so long as such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.03 shall be deemed effective service of process on such party.

Section 10.14. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state that would cause the law of any other jurisdiction to apply.

Section 10.15. Specific Performance. The parties hereto agree that irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any party is entitled at law or in equity. Each party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

Section 10.16. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized representatives as of the day and year first above written.

TALOS ENERGY INC.

By:	/s/ Timothy S. Duncan
Name:	Timothy S. Duncan
Title:	President and Chief Executive Officer

TALOS PRODUCTION INC.

By:	/s/ William S. Moss III
Name:	William S. Moss III
Title:	Executive Vice President, General Counsel and Secretary

TIDE MERGER SUB III LLC

By:	/s/ Timothy S. Duncan
Name:	Timothy S. Duncan
Title:	President and Chief Executive Officer

TIDE MERGER SUB I INC.

By:	/s/ Timothy S. Duncan
Name:	Timothy S. Duncan
Title:	President and Chief Executive Officer

TIDE MERGER SUB II LLC

By:	/s/ Timothy S. Duncan
Name:	Timothy S. Duncan
Title:	President and Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized representatives as of the day and year first above written.

ENVEN ENERGY CORPORATION

By:	/s/ Steven Weyel
Name: Steven Weyel
Title: Chief Executive Officer

BCC ENVEN INVESTMENTS, L.P. By: Bain Capital Credit Member, LLC, its general partner

By:	/s/ Michael Treisman
Name: Michael Treisman
Title: General Counsel

Exhibit A

Form of Company Support Agreement

[Intentionally Omitted.]

A-1

Exhibit B

Form of Parent Support Agreement

[Intentionally Omitted.]

B-1

Exhibit C

Form of Registration Rights Agreement

[Intentionally Omitted.]

C-1

Annex B

1201 Louisiana Street, Suite 600
Houston, TX 77002
713.292.0863
540 Madison Avenue, 25th Floor
New York, NY 10022
212.388.5020

www.intrepidfp.com

Privileged and Confidential

September 21, 2022

The Board of Directors of EnVen Energy Corporation

609 Main Street, Suite 3200

Houston, TX 77002

Members of the Board of Directors:

We understand that EnVen Energy Corporation, a Delaware corporation (the “Company”), Talos Energy Inc., a Delaware corporation (“Talos”), Talos Production Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Talos (“Production Company”), and Tide Merger Sub III LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Production Company (“UnSub”), Tide Merger Sub I Inc., a Delaware corporation and a direct wholly-owned subsidiary of Talos (“Merger Sub I”), Tide Merger Sub II LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Talos (“Merger Sub II”), and the Equityholders’ Representative (as defined in the Merger Agreement), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), which provides for, among other things, (i) that Merger Sub I will be merged with and into the Company (the “First Merger”), with the Company continuing as the surviving corporation of the First Merger, (ii) the surviving corporation of the First Merger will be merged with and into Merger Sub II (the “Second Merger”), with Merger Sub II continuing as the surviving company of the Second Merger, and (iii) the surviving company of the Second Merger will be merged with and into either Production Company or UnSub (the “Third Merger” and, together with the First Merger and the Second Merger, the “Mergers”), with Production Company or UnSub, as the case may be, continuing as the surviving company of the Third Merger. Pursuant to the Mergers and the other transactions contemplated by the Merger Agreement (collectively, the “Transaction”), immediately prior to the effective time of the First Merger (the “First Effective Time”), (x) all outstanding Series A Preferred Shares of the Company will automatically convert into Class A common stock of the Company in accordance with the Conversion Approval (as defined in the Merger Agreement) and the Company shall pay in cash to each holder of Series A Preferred Shares the amount of the aggregate accrued but unpaid dividends on such Series A Preferred Shares as of the date of the Preferred Conversion (as defined in the Merger Agreement), (y) each Company Option (as defined in the Merger Agreement) outstanding immediately prior to the First Effective Time, whether or not then vested and exercisable, will become vested and exercisable, and each holder of such a Company Option will have the option to either (1) cash exercise such Company Option or (2) forfeit such Company Option, and (z) each restricted stock unit of the Company outstanding immediately prior to the First Effective Time, whether or not vested, and whether settleable in shares of Class A common stock of the Company or cash, will become vested and settleable in shares of Class A common stock of the Company. By virtue of the First Merger, each share of Class A common stock of the Company issued and outstanding immediately prior to the First Effective Time will be converted into the right to receive (A) a number of shares of common stock, par value $0.01 per share, of Talos (“Talos Common Stock”) equal to the Per Share Stock Consideration (as defined in the Merger Agreement) and (B) an amount in cash equal to the Per Share Cash Consideration (as defined in the Merger Agreement). For purposes of this opinion and our analyses, the total consideration to be received by the Company Stockholders

(as defined in the Merger Agreement), taken as a whole, in the Transaction will be $212.5 million in cash and 43.8 million shares of Talos Common Stock (representing 34.7% ownership in the combined post-Transaction company) (collectively, the “Consideration”). The terms and conditions of the Transaction are set forth in more detail in the Merger Agreement.

The Board of Directors (the “Board of Directors”) of the Company has asked us whether, in our opinion, as of the date hereof, the Consideration to be received by the Company Stockholders in the Transaction is fair, from a financial point of view, to the Company Stockholders.

In connection with rendering our opinion, we have, among other things:

(i)	reviewed a draft of the Merger Agreement (draft dated September 20, 2022);

(ii)	reviewed a draft of the Form of Parent Support Agreement (draft dated September 18, 2022) to be entered into among the Company, Talos and certain Talos stockholders;

(iii)	reviewed a draft of the Form of Company Support Agreement (draft dated September 16, 2022) to be entered into among Talos and certain Company stockholders;

(iv)	reviewed a draft of the Registration Rights Agreement (draft dated September 17, 2022) to be entered into among the Company, Talos and certain Company stockholders;

(v)	discussed the strategic rationale for, and potential benefits of, the Transaction with management of the Company;

(vi)

reviewed certain financial and operating data relating to the Company, including financial statements, modeled reserves as of June 30, 2022 at SEC pricing, and related assumptions prepared by management of the Company;

(vii)

discussed past and current operations, current financial condition and financial projections of the Company with management of the Company (including their views on the risks and uncertainties of achieving the projections set forth in the forecasts provided by management of the Company);

(viii)

reviewed certain financial and operating data relating to Talos, including financial statements, modeled reserves as of June 30, 2022 at SEC pricing, and related assumptions prepared by management of Talos;

(ix)	reviewed internal analysis and certain presentations from the management of the Company and Talos;

(x)	reviewed the financial metrics of certain historical transactions that we deemed relevant and compared such financial metrics to those implied by the Transaction;

(xi)

reviewed and analyzed publicly available historical and current financial information, stock price data and public consensus estimates with respect to certain public companies with operations and assets that we considered comparable to the Company and Talos; and

(xii)

conducted such other studies and investigations, performed such other analyses and examinations, reviewed such other information and considered such other factors that we deemed appropriate for purposes of providing the opinion expressed herein.

For purposes of our analysis and opinion, we have assumed and relied upon the accuracy and completeness of all of the foregoing information and any other financial, accounting, legal, operational, tax and other information and data provided to, discussed with or reviewed by us, and we have not assumed any responsibility for independent verification of the accuracy or completeness of any such information. We have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate, incomplete or misleading. With respect to financial forecasts, projections and business plans of the Company and Talos provided to us, we have relied, with your consent, upon the assurances of management of the Company that such data has been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future performance of the Company and Talos, under the assumptions reflected therein. We express no view as to such forecasts or any judgments, estimates or assumptions on which they are based.

We have relied, with your consent, upon the assessments of management of the Company as to (i) the potential impact on the Company and Talos of market and other trends and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the oil and gas industry or U.S. markets, (ii) the potential impact on the operations, results and prospects of the Company and Talos of the Transaction, and (iii) existing and future contracts and relationships, agreements and arrangements with related and third parties that are necessary or desirable for the operation of the Company and Talos. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or Talos is or may be a party or is or may be subject. We also assumed that there were no material changes in the liabilities, financial condition, results of operations, business or prospects of or relating to the Company or Talos since the date of the latest information relating to the Company or Talos, as applicable, made available to us. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or Talos and have not made or obtained any evaluations or appraisals of their respective assets or liabilities, nor have we been furnished with any such evaluations or appraisals.

In rendering our opinion, we have assumed (in all respects material to our analysis and with your consent) that the representations and warranties of each party contained in the Merger Agreement are true and correct, and that each party will perform all of the covenants, undertakings and agreements required to be performed by it under the Merger Agreement, and the Transaction will be consummated on the terms described in the Merger Agreement, without any waiver or modification of any terms or conditions contained therein that are material to our analysis. Our opinion relates only to the Consideration as defined herein, without giving effect to any potential adjustments thereto pursuant to the terms of the Merger Agreement. With your consent, for purposes of our analysis and this opinion, we have assumed no cash shall be payable to holders of any Series A Preferred Shares in connection with the Transaction. We have assumed that the final executed and delivered versions of all documents reviewed by us in draft form will conform in all material respects to the most recent drafts reviewed by us. We have assumed that all governmental, regulatory or other consents, approvals or releases and any financing will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the parties to the Transaction or materially reduce the benefits of the Transaction to the Company. We have assumed that the Transaction and the business of each of the Company, Talos and the other parties to the Transaction will be and has been conducted in a manner that complies with all applicable federal, state and local statutes, rules and regulations. We have assumed that the Company relied upon the advice of their counsel, independent accountants and other advisors (other than Intrepid Partners, LLC) as to all legal, financial reporting, tax, accounting, securities and regulatory matters with respect to the Transaction.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than whether the Consideration to be paid to the Company in the Transaction, is fair, from a financial point of view, to the Company. We have not been asked to, nor do we express any view on, and our opinion does not address, any other terms, conditions, aspects or implications of the Transaction or any agreements, arrangements or understandings entered into in connection therewith or otherwise, including the structure, form or timing of the Transaction and the covenants and undertakings of the Company or Talos. In addition, we do not express any view regarding the relative merits of the Transaction as compared to any other transaction or business strategy in which the Company might engage or the merits of the underlying decision by the Board of Directors to engage in the Transaction and enter into and perform the Merger Agreement. We express no view or opinion as to the fairness of the Consideration or the fairness of the Transaction to equity holders, creditors, bondholders or other constituencies of the Company or its subsidiaries, or the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction or class of such persons.

Our opinion does not address accounting, legal, actuarial, regulatory or tax matters. We are not legal, tax, commercial or bankruptcy advisors. Our opinion does not constitute a solvency opinion and does not address the solvency or financing condition of the Company or any of the potential parties to the Transaction. Our opinion does not constitute a tax opinion. Our opinion cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. Each person should seek legal, regulatory, accounting and tax advice based on his, her or its particular circumstances from independent advisors regarding the evaluation and impact of any transactions or matters described herein.

We do not express any opinion as to equity securities or debt securities of the Company or Talos and the price, trading range or volume at which any securities will trade at any time, including following announcement of the Transaction.

We have acted exclusively as financial advisor to the Company in connection with an evaluation of the Transaction and will receive a fee for our services, which is payable upon rendering this opinion, regardless of the conclusion reached herein. The Company has agreed to reimburse certain of our expenses and the Company has agreed to indemnify us for certain liabilities that may arise out of our engagement. In the ordinary course of our business, we and our affiliates may invest in debt and/or equity of the Company, Talos or Talos’s affiliates. In the future, we may provide certain investment banking services to the Company, Talos and/or their respective affiliates, for which we may receive compensation.

This letter, and the opinion expressed herein, (i) is addressed to, and is solely for the information and benefit of, the Board of Directors (in its capacity as such) in connection with its evaluation of the Transaction, (ii) is not rendered to or for the benefit of, and shall not confer rights or remedies upon, any person other than the Board of Directors (including any equity holders, creditors, bondholders or other constituencies of the Company), (iii) is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should act or vote with respect to the Transaction or any other matter, and (iv) shall not be disclosed, quoted, referred to or communicated (in whole or in part) to, made available to, or relied upon by, any third party, nor shall any public reference to us or this opinion be made, for any purpose whatsoever, except with our prior written approval in each instance or as expressly permitted by the effective engagement letter agreement with the Company.

Our opinion is necessarily based upon business, market, economic, regulatory and other conditions as they exist on, and have been evaluated as of, the date of this letter. We assume no responsibility for updating, revising or reaffirming our opinion based on developments, circumstances or events occurring, or information made available to us, after the date of this letter. The issuance of this opinion has been approved by the Fairness Opinion Committee of Intrepid Partners, LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the Company Stockholders in the Transaction is fair, from a financial point of view, to the Company Stockholders.

Very truly yours,

/s/ Intrepid Partners, LLC
Intrepid Partners, LLC

Annex C

September 22, 2022

The Board of Directors

Talos Energy Inc.

333 Clay Street, Suite 3300

Houston, Texas 77002

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to Talos Energy Inc. (the “Company”) of the consideration to be paid by the Company in the proposed mergers described below (collectively, the “Transaction”) of wholly owned subsidiaries of the Company with EnVen Energy Corporation (the “Merger Partner”). Pursuant to the Agreement and Plan of Merger, dated as of September 21, 2022 (the “Agreement”), among the Company, Talos Production Inc., an indirect wholly owned subsidiary of the Company (“Production Company”), Tide Merger Sub I Inc., a direct wholly owned subsidiary of the Company (“Merger Sub I”), Tide Merger Sub II LLC, a direct wholly owned subsidiary of the Company (“Merger Sub II”), Tide Merger Sub III LLC, a direct wholly owned subsidiary of Production Company (“UnSub”), BCC Enven Investments, L.P., in its capacity as the Equityholders’ Representative (“Equityholders’ Representative”), and the Merger Partner, (i) Merger Sub I will merge with and into the Merger Partner, with the Merger Partner continuing as the surviving corporation (the “First Surviving Corporation”) and the holders of the Class A common stock, par value $0.001 per share, of the Merger Partner (the “Merger Partner Common Stock”), other than shares of the Merger Partner Common Stock held in treasury or owned by the Company and its affiliates and Dissenting Shares (as defined in the Agreement), will receive aggregate cash consideration equal to the sum of (a) $212,500,000, less (b) the Equity Awards Settlement Amount (as defined in the Agreement), plus (c) the Aggregate Exercise Price Amount (as defined in the Agreement) (such amount, the “Cash Consideration”) and aggregate stock consideration of 43,800,000 shares of the common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) (the “Stock Consideration” and, together with the Cash Consideration, the “Consideration”); (ii) the First Surviving Corporation will merge with and into Merger Sub II, with Merger Sub II continuing as the surviving company (the “Surviving Company”); and (iii) either (x) the Surviving Company will merge with and into Production Company, with Production Company continuing as the surviving corporation and a wholly owned subsidiary of the Company or (y) the Surviving Company will merge with and into UnSub, with UnSub continuing as the surviving company and a wholly owned subsidiary of the Company.

In connection with preparing our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Merger Partner and the Company and the industries in which they operate; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Merger Partner and the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Merger Partner Common Stock and the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the managements of the Merger Partner and the Company relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the “Synergies”); and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and representatives of the Merger Partner with respect to certain aspects of the Transaction, and the past and current business operations of the Merger Partner and the Company, the financial condition and future prospects and operations of the Merger Partner and the Company, the effects of the Transaction on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Merger Partner and the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Merger Partner or the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Merger Partner and the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the Agreement. We have also assumed that the representations and warranties made by the Company and the Merger Partner in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Merger Partner or the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid by the Company in the proposed Transaction and we express no opinion as to the fairness of the Consideration to the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid by the Company in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company for which we and such affiliates have received customary compensation. Such services during such period have included acting as lead bookrunner on the Company’s offering of debt securities in December 2020. During the two years preceding the date of this letter, neither we nor our affiliates have had any material financial advisory or other material commercial or investment banking relationships with Riverstone Holdings, LLC, a significant shareholder of the Company, nor with the Merger Partner. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with Bain Capital, LP (“Bain”), a significant shareholder of the Merger Partner, for which we and such affiliates have received customary compensation. Such services during such period have included providing debt syndication, debt underwriting, equity underwriting and financial advisory services to Bain portfolio companies. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of Bain portfolio companies, for which it receives customary compensation or other financial benefits. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of the Company. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid by the Company in the proposed Transaction is fair, from a financial point of view, to the Company.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J.P. Morgan Securities LLC

J.P. MORGAN SECURITIES LLC

Annex D

FORM OF COMPANY SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”), dated as of September [●], 2022, is entered into by and among EnVen Energy Corporation, a Delaware corporation (the “Company”), Talos Energy Inc., a Delaware corporation (“Parent”) and [●] (the “Stockholder”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Company, Parent, Talos Production Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent, Tide Merger Sub I Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub I”), Tide Merger Sub II LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Parent, Tide Merger Sub III LLC, a Delaware limited liability company and an indirect wholly-owned subsidiary of Parent, and BCC Enven Investments, L.P., a Delaware limited partnership, in its capacity as Equityholders’ Representative, have entered into an Agreement and Plan of Merger (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which (and subject to the terms and conditions set forth therein), among other things, Merger Sub I will merge with and into the Company, with the Company surviving such merger (the “First Merger,” and together with the other transactions contemplated by the Merger Agreement, the “Transactions”);

WHEREAS, as of the date hereof, the Stockholder is the record and “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of and is entitled to dispose of and vote the number of Class A Common Shares and Series A Preferred Shares set forth on Schedule 1 attached hereto (the “Owned Shares”; the Owned Shares and any additional Class A Common Shares and Series A Preferred Shares (or any securities convertible into or exercisable or exchangeable for Class A Common Shares) in which the Stockholder acquires record and beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “Covered Shares”); and

WHEREAS, as a condition to the consummation of the Transactions, the Stockholder is entering into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and the Stockholder hereby agree as follows:

1. Agreement to Vote. Subject to the earlier termination of this Agreement in accordance with Section 3, the Stockholder, solely in its capacity as a stockholder of the Company, irrevocably and unconditionally agrees that it shall, and shall cause any other holder of record of any of the Stockholder’s Covered Shares to, validly execute and deliver to the Company, within (or effective as of no later than) 48 hours following the date that the Consent Solicitation Statement is first disseminated by the Company to the Company Stockholders in accordance with the terms of the Merger Agreement, (a) the written consent of the stockholders of the Company adopting the Merger Agreement and approving the First Merger and the other Transactions in respect of all of the Stockholder’s Covered Shares (the “Transaction Approval”) and (b) if applicable, the written consent of the holders of the Series A Preferred Shares of the Company approving the Preferred Conversion with a Mandatory Conversion

Time (as defined in the Certificate of Designations) immediately prior to the consummation of the First Merger (the “Conversion Approval”), in each case in the form attached hereto as Exhibit A. In addition, prior to the Termination Date (as defined herein), the Stockholder, solely in its capacity as a stockholder of the Company, irrevocably and unconditionally agrees that, at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of the stockholders of the Company (including the written consent solicited pursuant to the Consent Solicitation Statement), the Stockholder shall, and shall cause any other holder of record of any of the Stockholder’s Covered Shares to:

(a) if and when such meeting is held, appear at such meeting or otherwise cause the Stockholder’s Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(b) vote (or execute and return an action by written consent), or cause to be voted at such meeting in person or by proxy (or validly execute and return and cause such consent to be granted with respect to), all of the Stockholder’s Covered Shares owned as of the record date for such meeting (or the date that any written consent is executed by the Stockholder) in favor of (i) the adoption of the Merger Agreement and the approval of the Transactions, including the First Merger, and (ii) the Conversion Approval; and

(c) vote (or execute and return an action by written consent), or cause to be voted at such meeting in person or by proxy, or validly execute and return and cause such consent to be granted with respect to, all of the Stockholder’s Covered Shares against (i) any Acquisition Proposal with respect to the Company and (ii) any other action, proposal, transaction or agreement that could reasonably be expected to (A) impede, interfere with, delay, postpone or materially and adversely affect the First Merger or any of the other Transactions, (B) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement, or (C) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Stockholder contained in this Agreement.

The obligations of the Stockholder specified in this Section 1 shall apply whether or not the First Merger or any action described above is recommended by the Company Board or the Company Board has effected a Company Change in Recommendation.

2. No Inconsistent Agreements. The Stockholder hereby covenants and agrees that the Stockholder shall not, at any time prior to the Termination Date, (i) enter into any voting agreement or voting trust with respect to any of the Stockholder’s Covered Shares that is materially inconsistent with the Stockholder’s obligations pursuant to this Agreement, (ii) grant a proxy or power of attorney with respect to any of the Stockholder’s Covered Shares that is materially inconsistent with the Stockholder’s obligations pursuant to this Agreement, or (iii) enter into any agreement or undertaking that is otherwise materially inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

3. Termination. This Agreement shall terminate immediately and automatically, and be of no further force and effect, without any notice or other action by any Person, upon the earliest of (i) the First Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) the time this Agreement is terminated upon the mutual written agreement of each of the parties hereto and (iv) the election of the Stockholder in its sole discretion to terminate this Agreement following any amendment, supplement, waiver by the Company or other modification of any term or provision of the Merger Agreement without the prior written consent of such Stockholder that (a) reduces or changes the form of consideration payable pursuant to the Merger Agreement or (b) otherwise amends the Merger Agreement in a manner materially adverse to the Stockholder relative to the other stockholders of the Company (the earliest such date under clause (i), (ii), (iii) and (iv) being referred to herein as the “Termination Date”); provided, that the provisions set forth in Sections 14 to 20 shall survive the termination of this Agreement; provided further, that termination of this Agreement shall not relieve any party hereto from any liability for any Willful Breach of this Agreement prior to such termination.

4. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent and the Company as to itself as follows:

(a) The Stockholder is the only record and “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, the Covered Shares, free and clear of Liens other than Liens as created by this Agreement, Liens to which the Covered Shares and Stockholder are subject pursuant to the Company Organizational Documents and Liens to which the Covered Shares and Stockholder are subject pursuant to any agreements between the Company and the Company Stockholders to be terminated in accordance with Section 9. As of the date hereof, other than the Owned Shares, the Stockholder does not own beneficially or of record any shares of capital stock of the Company (or any securities exercisable for or convertible into shares of capital stock of the Company) or any interest therein.

(b) The Stockholder is not a “foreign person” or “foreign entity” (as defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof). The Stockholder is not controlled, in whole or in part, by a “foreign person” (as defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof).

(c) The Stockholder (i) except as provided in this Agreement, has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to the Stockholder’s Covered Shares, (ii) has not entered into any voting agreement, voting trust or other similar agreement arrangement or restriction with respect to any of the Stockholder’s Covered Shares other than this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of the Stockholder’s Covered Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement, (iv) other than the Company Organizational Documents, is not party to any agreements or arrangements of any kind, contingent or otherwise, obligating the Stockholder to sell, transfer, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily (collectively, “Transfer”), any or all of the Stockholder’s Covered Shares or any interest therein, and (v) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would reasonably be expected to interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement. Except as contemplated by the Transactions or as set forth in the Company Organizational Documents, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Stockholder’s Covered Shares.

(d) The Stockholder has full capacity and authority and has taken all action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and no other organizational proceedings on the part of the Stockholder are necessary to approve this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by the Stockholder and, assuming the Agreement is the valid and legally binding agreement of each of the other parties hereto, constitutes a legal, valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to the Remedies Exception.

(e) No filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Stockholder from, or to be given by the Stockholder to, or be made by the Stockholder with, any Governmental Authority or any other Person in connection with the execution, delivery and performance by the Stockholder of this Agreement and the consummation of the transactions contemplated hereby, in each case other than as contemplated hereby.

(f) The execution, delivery and performance of this Agreement by the Stockholder do not, and the consummation of the transactions contemplated hereby will not, constitute or result in, with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of the Stockholder, or the Covered Shares, pursuant to any Contract binding upon the Stockholder or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 4(e), under any Applicable Law to which the Stockholder is subject or any change in the rights or obligations of any party under any Contract legally binding upon the Stockholder, except for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the Stockholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(g) As of the date of this Agreement, there is no action, proceeding or investigation pending against the Stockholder or, to the knowledge of the Stockholder, threatened against the Stockholder that questions the beneficial or record ownership of the Stockholder’s Owned Shares, the validity of this Agreement or the performance by the Stockholder of its obligations under this Agreement that seeks to delay or prevent the Stockholder from performing, or that would reasonably be expected to impair the ability of the Stockholder to perform, its obligations under this Agreement or to consummate the transactions contemplated by this Agreement on a timely basis.

(h) No investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby and by the Merger Agreement based upon arrangements made by or, to the knowledge of the Stockholder, on behalf of the Stockholder.

5. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholder and the Company as follows:

(a) Parent (i) is a legal entity duly organized, validly existing and in good standing under the Applicable Laws of the state of Delaware, and (ii) has all requisite company power and authority and has taken all company action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and, assuming the Agreement is the valid and legally binding agreement of each of the other parties hereto, constitutes a legal, valid and binding agreement of Parent enforceable against Parent in accordance with its terms, subject to the Remedies Exception.

(b) Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act and the consents and approvals described in Sections 4.04 and 4.05 of the Merger Agreement, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by Parent from, or to be given by Parent to, or be made by Parent with, any Governmental Authority or any other Person in connection with the execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby, except for any such filing, notice, report, consent, registration, approval, permit, waiver, expiration or authorization that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the ability of Parent to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(c) The execution, delivery and performance of this Agreement by Parent do not, and the consummation of the transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the Parent Organizational Documents, or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of Parent pursuant to any Contract binding upon Parent, or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 5(b), under any Applicable Law to which Parent is subject or any change in the rights or obligations of any party under any Contract legally binding upon Parent, except, in the case of clause (ii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair Parent’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

6. Representations and Warranties of the Company. The Company hereby represents and warrants to the Stockholder and Parent as follows:

(a) The Company (i) is a legal entity duly organized, validly existing and in good standing under the Applicable Laws of the state of Delaware, and (ii) has all requisite company power and authority and has taken all company action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the Agreement is the valid and legally binding agreement of each of the other parties hereto, constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the Remedies Exception.

(b) Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act and the consents and approvals described in Sections 3.04 and 3.05 of the Merger Agreement, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Company from, or to be given by the Company to, or be made by the Company with, any Governmental Authority or any other Person in connection with the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, except for any such filing, notice, report, consent, registration, approval, permit, waiver, expiration or authorization that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the ability of the Company to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(c) The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the Company Organizational Documents, or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of the Company pursuant to any Contract binding upon the Company, or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 6(b), under any Applicable Law to which the Company is subject or any change in the rights or obligations of any party under any Contract legally binding upon the Company, except, in the case of clause (ii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the Company’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

7. Certain Covenants of the Stockholder. Except in accordance with the terms of this Agreement, the Stockholder hereby covenants and agrees as follows:

(a) No Solicitation. Prior to the Termination Date, the Stockholder shall not, and shall cause its controlled Affiliates and Subsidiaries not to and shall use its reasonable best efforts to cause its and their respective Representatives acting on their respective behalf, not to, directly or indirectly, and in each case except to the extent the Company is permitted to do so under the Merger Agreement: (A) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal with respect to the Company; (B) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal with respect to the Company; (C) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal with respect to the Company; (D) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal with respect to the Company; or (E) resolve or agree to do any of the foregoing. The Stockholder agrees that immediately following the execution of this Agreement it shall, and shall cause each of its controlled Affiliates and Subsidiaries and shall use its reasonable best efforts to cause its and their Representatives acting on its or their respective behalf to, cease any solicitations, discussions or negotiations with any Person (other than Parent and its Representatives) conducted heretofore in connection with an Acquisition Proposal with respect to the Company or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal with respect to the Company. The Stockholder shall promptly (and in any event within two Business days) notify, in writing, Parent of the receipt by the Stockholder in such capacity of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal with respect to the Company, which notice shall include the identity of the Person or group of Persons making, such inquiry, proposal, offer or request for information and, with respect to any such proposal or offer, a summary of the material terms of, and an unredacted copy of any proposed definitive agreement, proposal or offer made in writing or, if not in writing, a written description of the material terms and conditions of such proposal or offer (and shall include any other material documents evidencing or specifying the terms of such proposal or offer or, to the extent applicable, inquiry). To the extent the Stockholder is prohibited by a non-disclosure or confidentiality agreement entered into prior to the date hereof from providing the information set forth in the preceding sentence, the Stockholder shall not be required to provide Parent with the identity of the Person(s) from which such expression of interest, inquiry or proposal was received. The Stockholder shall not enter into any confidentiality agreement with any Person after the date of this Agreement that prohibits it from complying with the foregoing obligations. Nothing in this Section 7(a) shall prohibit Stockholder or its Representatives from informing any Person of the existence of the provisions contained in this Section 7(a).

(b) Irrevocable Proxy. In order to secure the obligations set forth herein, the Stockholder hereby irrevocably appoints Parent, or any nominee thereof, with full power of substitution and resubstitution, as its true and lawful proxy and attorney-in-fact, only in the event that such Stockholder does not comply with its obligations in Section 1, to vote or execute written consents with respect to the Stockholder’s Covered Shares in accordance with Section 1 and with respect to any proposed postponements or adjournments of any meeting of the stockholders of the Company at which any of the matters described in Section 1 are to be considered. The Stockholder hereby affirms that this proxy is coupled with an interest and shall be irrevocable, except upon termination of this Agreement, and the Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by such Stockholder with respect to any of its Covered Shares that is materially inconsistent with the Stockholder’s obligations pursuant to this Agreement. This proxy shall be revoked automatically upon the termination of this Agreement pursuant to Section 3, and Parent may terminate this proxy at any time at its sole election by written notice provided to the Stockholder.

(c) The Stockholder hereby authorizes the Company to maintain a copy of this Agreement at either the executive office or the registered office of the Company.

8. HSR Act. The Stockholder will use reasonable best efforts to cooperate with the Company and Parent with respect to any notification form required pursuant to the HSR Act in connection with the Transactions, including with respect to providing information requested by any Governmental Authority with respect thereto. The parties hereto agree that all filing fees associated with filings made with Governmental Authorities pursuant to this Section shall be treated as Transaction Expenses under the Merger Agreement, subject to applicable limitations set forth in the Merger Agreement.

9. Termination of Certain Agreements. The Stockholder hereby agrees to execute and deliver such additional documents and take all such further action as may be reasonably necessary to cause each of the (a) the Registration Rights Agreement, dated December 30, 2016, among the Company and each of the Persons identified therein, (b) the Registration Rights Agreement dated November 6, 2015, among the Company, FBR Capital Markets & Co., EIG (as defined therein) and Sankaty (as defined therein) (as extended and amended on November 6, 2015) and (c) the Registration Rights Agreement, dated November 6, 2015, between the Company and EnVen Equity Holdings, LLC to be (to the extent the Stockholder is a party thereto), contingent upon (i) the occurrence of the Closing and (ii) receipt of approval of the requisite parties (including the Company), terminated without any further force and effect effective immediately prior to the First Effective Time, and the Stockholder hereby agrees to the waiver of any rights of first refusal, preemptive rights, rights of co-sale, and registration rights with respect to the Transactions.

10. Further Assurances; Waiver of Appraisal Rights. From time to time, at Parent’s or the Company’s request and without further consideration, the Stockholder shall execute and deliver such additional documents, including the Registration Rights Agreement, and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement and the Merger Agreement. The Stockholder further agrees, without limiting remedies for fraud, not to commence or participate in, and to take all actions reasonably necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against Parent, the Company or any of their respective Affiliates, successors and assigns relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement (including the Per Share Consideration, or alleging a breach of any duty of the Company Board or Parent Board in connection with the Merger Agreement, this Agreement or the transactions contemplated hereby or the Transactions) or the consummation of the transactions contemplated hereby and the Transactions. The Stockholder hereby irrevocably and unconditionally waives, and agrees not to exercise, assert or perfect (or attempt to exercise, assert or perfect), any rights of appraisal or rights to dissent in connection with the First Merger or the other Transactions that the Stockholder may at any time have under applicable Law by virtue of ownership of the Covered Shares.

11. Disclosure. The Stockholder hereby authorizes the Company and Parent to publish and disclose in any announcement or disclosure required by the SEC the Stockholder’s identity and ownership of the Covered Shares and the nature of the Stockholder’s obligations under this Agreement; provided, that prior to any such publication or disclosure the Company and Parent have provided the Stockholder with a reasonable opportunity to review and comment upon such announcement or disclosure, which comments the Company and Parent will consider in good faith.

12. Changes in Capital Stock. In the event of a stock split, stock dividend or distribution, or any change in the Company’s capital stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Owned Shares,” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be converted, changed or exchanged or which are received in such transaction.

13. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by each of the parties hereto. No failure or delay by any party hereto exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

14. Notices.

(a) A notice given under this Agreement shall be sent to the attention of the Person, and to the physical address, email address or fax number given in this Section 14 (or such other physical address, email address, fax number or Person as the party may notify to the other in accordance with the provisions of this Section 14 and shall be delivered personally; sent by fax; sent by email; or sent by registered mail or reputable international overnight courier.

(b) The addresses for service of notice are:

if to the Stockholder, to it at:

Name: [●]

[●]

Facsimile No.: [●]

Email: [●]

if to Parent, to:

Talos Energy Inc.

333 Clay Street, Suite 3300

Houston, Texas 77002

Attention:          William S. Moss III

Facsimile No.:   (713) 574-4919

Email:                bill.moss@talosenergy.com

with a copy to:

Vinson & Elkins LLP

Texas Tower

845 Texas Avenue, Suite 4700

Houston, Texas 77002

Attention:          Lande A. Spottswood

Facsimile No.:   (713) 615-5171

Email:                lspottswood@velaw.com

if to the Company prior to the Closing, to:

EnVen Energy Corporation

609 Main Street, Suite 3200

Houston, Texas 77002

Attention:          General Counsel

Facsimile No.:   (713) 335-7500

E-mail:               jstarzec@enven.com

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:          William J. Chudd

Facsimile No.:   (212) 701-5800

Email:                william.chudd@davispolk.com

15. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent or the Company any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares of the Stockholder. All rights, ownership and economic benefits of and relating to the Covered Shares of the Stockholder shall remain vested in and belong to the Stockholder, and neither Parent nor the Company shall have authority to direct the Stockholder in the voting or disposition of any of the Stockholder’s Covered Shares, except as otherwise provided herein.

16. Entire Agreement. This Agreement and the other Transaction Agreements as to which Parent, on the one hand, and the Stockholder on the other hand, are parties, constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written and oral, that may have been entered into by or among any of the parties hereto relating to the transactions contemplated hereby.

17. No Third-Party Beneficiaries. The Stockholder hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of Parent and the Company in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any Legal Proceeding that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as parties hereto.

18. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Applicable Law or otherwise) without the prior written consent of the other parties hereto, and any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 20 shall be null and void, ab initio.

19. Capacity as a Stockholder. Notwithstanding anything herein to the contrary, the Stockholder signs this Agreement solely in the Stockholder’s capacity as a stockholder of the Company, and not in any other capacity, and this Agreement shall not limit or otherwise affect the actions of any affiliate, employee or designee of the Stockholder or any of its affiliates in his or her capacity, if applicable, as an officer or director of the Company or any other Person.

20. Miscellaneous. The provisions set forth in Sections 1.02 (Other Definitional and Interpretative Provisions), 10.10 (Severability), 10.12 (Counterparts; Effectiveness), 10.13 (Jurisdiction), 10.14 (Governing Law), 10.15 (Specific Performance) and 10.16 (Waiver of Jury Trial) of the Merger Agreement, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Agreement, mutatis mutandis.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

TALOS ENERGY INC.

By:
Name:
Title:

ENVEN ENERGY CORPORATION

By:
Name:
Title:

[STOCKHOLDER]

By:
Name:

[Signature Page to Support Agreement]

Schedule 1

Stockholder	Class A Common Stock	Series A Preferred Shares
[●]	[●]	[●]

Exhibit A

Form of Written Consent

[Intentionally Omitted.]

Annex E

PARENT SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”), dated as of September 21, 2022, is entered into by and among EnVen Energy Corporation, a Delaware corporation (the “Company”), Talos Energy Inc., a Delaware corporation (“Parent”) and each stockholder of Parent set forth on Schedule 1 attached hereto (each, a “Stockholder” and collectively, the “Stockholders”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Company, Parent, Talos Production Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Production Company”), Tide Merger Sub I Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub I”), Tide Merger Sub II LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Parent, Tide Merger Sub III LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Production Company, and the Equityholders’ Representative (as defined in the Merger Agreement), have entered into an Agreement and Plan of Merger (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which (and subject to the terms and conditions set forth therein), among other things, Merger Sub I will merge with and into the Company, with the Company surviving such merger (the “First Merger,” and together with the other transactions contemplated by the Merger Agreement, the “Transactions”);

WHEREAS, as of the date hereof, each Stockholder is the record and “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of and is entitled to dispose of and vote the number of shares of Parent Common Stock set forth opposite such Stockholder’s name on Schedule 1 attached hereto (as applicable to such Stockholder, the “Owned Shares”; the Owned Shares and any additional shares of Parent Common Stock (or any securities convertible into or exercisable or exchangeable for shares of Parent Common Stock) in which the Stockholder acquires record and beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, and as applicable to such Stockholder, the “Covered Shares”); and

WHEREAS, concurrently with the execution of the Merger Agreement, the Stockholders are entering into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and the Stockholders hereby agree as follows:

1.    Agreement to Vote. Prior to the Termination Date (as defined herein), each Stockholder, solely in its capacity as a stockholder of Parent, irrevocably and unconditionally agrees that, at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof, and, for avoidance of doubt, including the Special Meeting) and in connection with any written consent of the stockholders of Parent, the Stockholder shall, and shall cause any other holder of record of any of the Stockholder’s Covered Shares to:

(a)    appear at such meeting or otherwise cause the Stockholder’s Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(b)    vote (or execute and return an action by written consent), or cause to be voted at such meeting in person or by proxy (or validly execute and return and cause such consent to be granted with respect to), all of the Stockholder’s Covered Shares owned as of the record date for such meeting (or the date that any written consent is executed by the Stockholder) in favor of (i) approving the issuance of Parent Common Stock to the holders of Class A Common Shares of the Company pursuant to the NYSE listing rules, (ii) approving the amendment and/or restatement of the Parent Organizational Documents as necessary or appropriate to reflect the Stockholders’ Agreement Termination (as defined below) and (iii) any other proposals agreed to by Parent and the Company which are necessary or appropriate in connection with the Transactions or to effectuate the intent of the foregoing clauses (i) and (ii); and

(c)    vote (or execute and return an action by written consent), or cause to be voted at such meeting in person or by proxy (or validly execute and return and cause such consent to be granted with respect to), all of the Stockholder’s Covered Shares against (i) any Acquisition Proposal with respect to Parent and (ii) any other action, proposal, transaction or agreement that could reasonably be expected to (A) materially impede, interfere with, delay, postpone or materially and adversely affect the First Merger or any of the other Transaction, (B) result in a material breach of any covenant, representation or warranty or other obligation or agreement of Parent under the Merger Agreement, or (C) result in a material breach of any covenant, representation or warranty or other obligation or agreement of the Stockholder contained in this Agreement.

The obligations of each Stockholder specified in this Section 1 shall apply whether or not the First Merger or any action described above is recommended by the Parent Board or the Parent Board has effected a Parent Change in Recommendation.

2.    No Inconsistent Agreements. Each Stockholder hereby covenants and agrees that the Stockholder shall not, at any time prior to the Termination Date, (i) enter into any voting agreement or voting trust with respect to any of the Stockholder’s Covered Shares that is materially inconsistent with the Stockholder’s obligations pursuant to this Agreement, (ii) grant a proxy or power of attorney with respect to any of the Stockholder’s Covered Shares that is materially inconsistent with the Stockholder’s obligations pursuant to this Agreement, or (iii) enter into any agreement or undertaking that is otherwise materially inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

3.    Termination. This Agreement shall terminate immediately and automatically, and be of no further force and effect, without any notice or other action by any Person, upon the earliest of (i) the First Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) any amendment to the Merger Agreement that materially reduces the economic benefits to any Stockholder contemplated thereby as of the date hereof and (iv) the time this Agreement is terminated upon the mutual written agreement of each of the parties hereto (the earliest such date under clause (i), (ii), (iii) and (iv) being referred to herein as the “Termination Date”); provided, that the provisions set forth in Sections 15 to 21 shall survive the termination of this Agreement; provided further, that if the First Effective Time occurs on or prior to the Termination Date, the provisions set forth in Sections 7(c) and 10 shall survive the termination of this Agreement pursuant to clause (i) and, in the case of Section 7(c), shall continue in effect until expiry of the Lock-up Period; and provided further, that termination of this Agreement shall not relieve any party hereto from any liability for any Willful Breach of this Agreement prior to such termination.

4.    Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to Parent and the Company as to itself as follows:

(a)    The Stockholder is the only record and “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, the Covered Shares, free and clear of Liens other than Liens as created by this Agreement, Liens to which the Covered Shares and Stockholder are subject pursuant to the Parent Organizational Documents and Liens to which the Covered Shares and Stockholder are subject pursuant to the Stockholders’ Agreement. As of the date hereof, other than the

Owned Shares, the Stockholder does not own beneficially or of record any shares of capital stock of Parent (or any securities exercisable for or convertible into shares of capital stock of Parent) or any interest therein.

(b)    The Stockholder is not a “foreign person” or “foreign entity” (as defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof). The Stockholder is not controlled, in whole or in part, by a “foreign person” (as defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof).

(c)    The Stockholder (i) except as provided in this Agreement, has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to the Stockholder’s Covered Shares, (ii) has not entered into any voting agreement, voting trust or other similar agreement, arrangement or restriction with respect to any of the Stockholder’s Covered Shares other than this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of the Stockholder’s Covered Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement, (iv) other than the Parent Organizational Documents, is not party to any agreements or arrangements of any kind, contingent or otherwise, obligating the Stockholder to sell, transfer, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily (collectively, “Transfer”), any or all of the Stockholder’s Covered Shares or any interest therein, and (v) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would reasonably be expected to interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement. Except as contemplated by the Transactions or as set forth in the Parent Organizational Documents, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Stockholder’s Covered Shares.

(d)    The Stockholder (i) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Applicable Laws of the jurisdiction of its organization, and (ii) has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and no other organizational proceedings on the part of the Stockholder are necessary to approve this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by the Stockholder and, assuming the Agreement is the valid and legally binding agreement of each of the other parties hereto, constitutes a legal, valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to the Remedies Exception.

(e)    No filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Stockholder from, or to be given by the Stockholder to, or be made by the Stockholder with, any Governmental Authority or any other Person in connection with the execution, delivery and performance by the Stockholder of this Agreement and the consummation of the transactions contemplated hereby, in each case other than as contemplated hereby.

(f)    The execution, delivery and performance of this Agreement by the Stockholder do not, and the consummation of the transactions contemplated hereby will not, (i) constitute or result in a breach or violation of, or a default under, the governing documents of the Stockholder, or (ii) constitute or result in, with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of the Stockholder, or the Covered Shares, pursuant to any Contract binding upon the Stockholder or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 4(e), under any Applicable Law to which the Stockholder is subject or any change in the rights or obligations of any party under any Contract legally binding upon the Stockholder, except, in the case of clause (ii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the Stockholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(g)    As of the date of this Agreement, there is no action, proceeding or investigation pending against the Stockholder or, to the knowledge of the Stockholder, threatened against the Stockholder that questions the beneficial or record ownership of the Stockholder’s Owned Shares, the validity of this Agreement or the performance by the Stockholder of its obligations under this Agreement that seeks to delay or prevent the Stockholder from performing, or that would reasonably be expected to impair the ability of the Stockholder to perform, its obligations under this Agreement or to consummate the transactions contemplated by this Agreement on a timely basis.

(h)    No investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby and by the Merger Agreement based upon arrangements made by or, to the knowledge of the Stockholder, on behalf of the Stockholder.

5.    Representations and Warranties of Parent. Parent hereby represents and warrants to each Stockholder and the Company as follows:

(a)    Parent (i) is a legal entity duly organized, validly existing and in good standing under the Applicable Laws of the state of Delaware, and (ii) has all requisite company power and authority and has taken all company action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and, assuming the Agreement is the valid and legally binding agreement of each of the other parties hereto, constitutes a legal, valid and binding agreement of Parent enforceable against Parent in accordance with its terms, subject to the Remedies Exception.

(b)    Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act and the consents and approvals described in Sections 4.04 and 4.05 of the Merger Agreement, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by Parent from, or to be given by Parent to, or be made by Parent with, any Governmental Authority or any other Person in connection with the execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby, except for any such filing, notice, report, consent, registration, approval, permit, waiver, expiration or authorization that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the ability of Parent to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(c)    The execution, delivery and performance of this Agreement by Parent do not, and the consummation of the transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the Parent Organizational Documents, or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of Parent pursuant to any Contract binding upon Parent, or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 5(b), under any Applicable Law to which Parent is subject or any change in the rights or obligations of any party under any Contract legally binding upon Parent, except, in the case of clause (ii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair Parent’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

6.    Representations and Warranties of the Company. The Company hereby represents and warrants to each Stockholder and Parent as follows:

(a)    The Company (i) is a legal entity duly organized, validly existing and in good standing under the Applicable Laws of the state of Delaware, and (ii) has all requisite company power and authority and has taken all company action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the Agreement is the valid and legally binding agreement of each of the other parties hereto, constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the Remedies Exception.

(b)    Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act and the consents and approvals described in Sections 3.04 and 3.05 of the Merger Agreement, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Company from, or to be given by the Company to, or be made by the Company with, any Governmental Authority or any other Person in connection with the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, except for any such filing, notice, report, consent, registration, approval, permit, waiver, expiration or authorization that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the ability of the Company to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(c)    The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the Company Organizational Documents, or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of the Company pursuant to any Contract binding upon the Company, or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 6(b), under any Applicable Law to which the Company is subject or any change in the rights or obligations of any party under any Contract legally binding upon the Company, except, in the case of clause (ii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the Company’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

7.    Certain Covenants of the Stockholders. Except in accordance with the terms of this Agreement, each Stockholder hereby covenants and agrees as follows:

(a)    No Solicitation.

(i)    Subject to Section 7(a)(ii), prior to the Termination Date, the Stockholder shall not, and shall cause its controlled Affiliates and Subsidiaries not to and shall use its reasonable best efforts to cause its and their respective Representatives acting on their respective behalf, not to, directly or indirectly: (A) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or would reasonably be expected to result in or lead to, any Acquisition Proposal with respect to Parent; (B) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or would reasonably be expected to result in or lead to, any Acquisition Proposal with respect to Parent; (C) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal with respect to Parent; (D) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal with respect to Parent; or (E) resolve or agree to do any of the foregoing. The Stockholder agrees that immediately following the execution of this Agreement it shall, and shall cause each of its controlled Affiliates and Subsidiaries and shall use its reasonable best efforts to cause its and their Representatives acting on its or their respective behalf to, cease any solicitations, discussions or negotiations with any Person (other than the Company and its Representatives) conducted heretofore in connection with an Acquisition Proposal with respect to Parent or any inquiry or request for information that would reasonably be expected to lead to, or result in, an Acquisition Proposal with respect to Parent. The Stockholder shall promptly (and in any event within two Business Days) notify, in writing, the Company of the receipt by the Stockholder in such capacity of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or would reasonably be expected to result in or lead to, any Acquisition Proposal with respect to Parent, which notice shall include the identity of the Person or group of Persons making, such inquiry, proposal, offer or request for information and, with respect to any such proposal or offer, a summary of the material terms of, and an unredacted copy of any proposed definitive agreement, proposal or offer made in writing or, if not in writing, a written description of the material terms and conditions of such proposal or offer (and shall include any other material documents evidencing or specifying the terms of such proposal or offer or, to the extent applicable, inquiry). To the extent the Stockholder is prohibited by a non-disclosure or confidentiality agreement entered into prior to the date hereof from providing the information set forth in the preceding sentence, the Stockholder shall not be required to provide the Company with the identity of the Person(s) from which such expression of interest, inquiry or proposal was received. The Stockholder shall not enter into any confidentiality agreement with any Person after the date of this Agreement that prohibits it from complying with the foregoing obligations. Nothing in this Section 7(a) shall prohibit Stockholder or its Representatives from informing any Person of the existence of the provisions contained in this Section 7(a).

(ii)    Notwithstanding anything in this Agreement to the contrary, the Stockholder shall be entitled to review any Acquisition Proposal with respect to Parent, received by Parent after the date hereof that did not result from a breach of Section 5.04 of the Merger Agreement and shared with the Stockholder, and, solely to the extent the Parent Board has made the determinations set forth in Section 5.04(c) of the Merger Agreement, to discuss and confirm with Parent the willingness of the Stockholder to support, or lack thereof, such Acquisition Proposal in the event the Merger Agreement is terminated.

(b)    Transfers. Each Stockholder hereby agrees not to, directly or indirectly, Transfer or enter into any Contract or option with respect to the Transfer of any of the Stockholder’s Covered Shares, or take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling the Stockholder from performing its obligations under this Agreement in any material respect; provided, however, that nothing herein shall prohibit a Transfer to an Affiliate of the Stockholder (a “Permitted Transfer”) or a Transfer consented to by Parent and the Company; provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent and the Company, to assume all of the obligations of the Stockholder under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 7(b) shall not relieve the Stockholder of its obligations under this Agreement. Any Transfer in violation of this Section 7(b) with respect to the Stockholder’s Covered Shares shall be null and void ab initio.

(c)    Lock-up Agreement. Each Stockholder hereby agrees not to, during the period beginning on the Closing Date and ending on the later of the date that is (i) sixty (60) days after the Closing Date and (ii) the date that a Shelf Registration Statement (as defined in the New RRA (as defined below)) filed pursuant to Section 2.01(a) of the New RRA becomes effective (the “Lock-up Period”), (A) lend; offer; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, in each case whether effected directly or indirectly, any Covered Shares, (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (A) or clause (B) above is to be settled by delivery of Covered Shares or other securities, in cash, or otherwise or (C) publicly announce the intention to effect any of the transactions covered in clause (A) and clause (B) above; provided that the Stockholder may enter into a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Covered Shares so long as such plan does not provide for the transfer of Covered Shares during the Lock-Up Period; provided further, that nothing herein shall prohibit the Stockholder from (1) pledging any Covered Shares in connection with the Stockholder’s entry into a credit facility or any other bona fide borrowing or similar lending arrangement, which shall include margin loans (provided, that for the avoidance of doubt, any pledgee who receives such Covered Shares following the exercise of remedies shall not be subject to the restrictions set forth in this Section 7(c)), (2) transferring any Covered Shares as a distribution or transfer to general partners, limited partners, members or stockholders of the Stockholder, (3) transferring any Covered Shares to any corporation, partnership, limited liability company, investment fund or other entity which controls or manages or is controlled or managed by the Stockholder, or to any Affiliate under common control or management with the Stockholder, (4) transferring any Covered Shares in connection with the completion of a liquidation, merger, stock exchange or other similar transaction that results in all of Parent’s securityholders having the right to exchange their shares of Parent Common Stock for cash, securities or other property, (5) (x) transfers of Covered Shares pursuant to a bona fide third-party tender offer for shares of the Parent’s capital stock made to all holders of Parent’s securities or pursuant to a merger, consolidation or other similar transaction approved by the Parent Board the result of which is that any person (as defined in Section 13(d)(3) of the Exchange Act), or group of persons, other than Parent, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of more than 50% of the total voting power of the voting stock of Parent and (y) entry into any lock-up, voting or similar agreement pursuant to which the Stockholder may agree to transfer, sell, tender or otherwise dispose of shares of Parent Common Stock or such other securities in connection with a transaction described in the immediately foregoing clause (x) above (provided that, in the event that such change of control transaction is not completed, any Covered Shares shall remain subject to the restrictions contained this Section 7(c)), or (6) by operation of law or pursuant to a final order of a court or regulatory agency; provided further, that, in the case of the foregoing clauses (1) through (3), (I) each such transferee agrees to be bound in writing by the restrictions set forth in this Section 7(c), (II) any such transfer shall not involve a disposition for value and (III) no public filing or public disclosure shall be required or voluntarily made during the Lock-up Period in connection with any such transfer (other than required filings under Sections 13(d) or 13(g) or Section 16 of the Exchange Act). Each Stockholder agrees and consents to the entry of stop transfer instructions with Parent’s transfer agent and registrar against the transfer of Covered Shares except in compliance with the foregoing restrictions. Notwithstanding the foregoing, to the extent all or any portion of Section 5.05 of the New RRA is waived by Parent with respect to any Major Holder (which, prior to the effectiveness of the Shelf Registration Statement under the New RRA, may only occur following the written request or consent of a Bain Entity), then the corresponding provisions of this Section 7(c) shall automatically be deemed to be waived with respect to each Stockholder to the same extent as waived with respect to such Major Holder.

(d)    Irrevocable Proxy. In order to secure the obligations set forth herein, each Stockholder hereby irrevocably appoints the Company, or any nominee thereof, with full power of substitution and resubstitution, as its true and lawful proxy and attorney-in-fact, only in the event that such Stockholder does not comply with its obligations in Section 1, to vote or execute written consents with respect to the Stockholder’s Covered Shares in accordance with Section 1 and with respect to any proposed postponements or adjournments of any meeting of the stockholders of Parent at which any of the matters described in Section 1 are to be considered, including the Special Meeting. Each Stockholder hereby affirms that this proxy is coupled with an interest and shall be irrevocable, except upon termination of this Agreement, and the Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by such Stockholder with respect to any of its Covered Shares that is materially inconsistent with the Stockholder’s obligations pursuant to this Agreement. This proxy shall be revoked automatically upon the termination of this Agreement pursuant to Section 3, and the Company may terminate this proxy at any time at its sole election by written notice provided to such Stockholder.

(e)    No Short Sales. Each Stockholder agrees that, from the date of this Agreement to and including the date of the termination of this Agreement, none of the Stockholder nor any person or entity acting on behalf of the Stockholder or pursuant to any understanding with the Stockholder will engage in any Short Sales with respect to securities of Parent. For the purposes hereof, “Short Sales” shall mean all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all short positions effected through any direct or indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), or sales or other short transactions through non-U.S. broker dealers or foreign regulated brokers.

(f)    Each Stockholder hereby authorizes the Company to maintain a copy of this Agreement at either the executive office or the registered office of the Company.

8.    Priority of Certain Registration Rights. Upon the effectiveness of the Registration Rights Agreement (in the form attached to the Merger Agreement and without giving effect to any amendments thereto after such effectiveness, the “New RRA”) to be entered into by certain existing stockholders (the “New RRA Holders”) of the Company in connection with the Transactions, the Stockholder agrees that, notwithstanding any preexisting priority rights it may have pursuant to the terms of any existing agreement or arrangement with Parent (including, for avoidance of doubt, the Registration Rights Agreement, dated as of May 10, 2018, by and among Parent and the other parties thereto (the “Existing RRA”)), in the event of any proposed underwritten offering of Parent securities initiated by a New RRA Holder as contemplated by Section 2.03(a) of the New RRA or in which a New RRA Holder has the right to include any of its securities of Parent as contemplated by Section 2.03(c) of the New RRA, the allocation of securities of Parent to be included in such underwritten offering shall, as between the Stockholder and its Affiliates, on the one hand, and the New RRA Holders, on the other hand, be made on a proportional basis. For avoidance of doubt, the “proportional basis” referred to in the preceding sentence with respect to the allocation provisions of Section 2.03(b) and/or 2.03(c) of the New RRA shall be interpreted as if the Stockholder and its Affiliates are “selling Other RRA Holders” as defined in, and contemplated by, the New RRA, and any “Registrable Securities” (as defined in the Existing RRA) of the Stockholder and its Affiliates shall be treated, solely for the purposes of interpreting such provisions, as “registrable shares of Common Stock” as contemplated by the New RRA.

9.    HSR Act. Each Stockholder will use reasonable best efforts to cooperate with the Company and Parent with respect to any notification form required pursuant to the HSR Act in connection with the Transactions, including with respect to providing information requested by any Governmental Authority with respect thereto. The parties hereto agree that all filing fees associated with filings made with Governmental Authorities pursuant to this Section 9 shall be treated as Transaction Expenses under the Merger Agreement, subject to applicable limitations set forth in the Merger Agreement.

10.    Termination of Stockholders’ Agreement. Each Stockholder hereby agrees to execute and deliver such additional documents and take all such further action as may be reasonably necessary to cause: (a) the Stockholders’ Agreement, dated May 10, 2018, as amended and currently in effect, among Parent and each of the other parties set forth on the signature pages thereto (the “Stockholders’ Agreement”) to be terminated (the “Stockholders’ Agreement Termination”) without any further force and effect effective no later than immediately prior to the First Effective Time; and (b) the then-sitting Riverstone Director (as defined in the Stockholders’ Agreement) to resign or be removed from the Parent Board no later than immediately prior to the First Effective Time, which in each case the Stockholder may cause to be contingent upon the occurrence of the First Effective Time, and the Stockholder hereby agrees to the waiver of any rights of first refusal, preemptive rights, rights of co-sale, and registration rights with respect to the Transactions to the extent any such rights heretofore existed pursuant to the Stockholders’ Agreement.

11.    Further Assurances; Waiver of Appraisal Rights. From time to time, at Parent’s or the Company’s request and without further consideration, each Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement and the Merger Agreement. Each Stockholder further agrees, without limiting remedies for fraud, not to commence or participate in, and to take all actions reasonably necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against Parent, the Company or any of their respective Affiliates, successors and assigns relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement (including alleging a breach of any duty of the Company Board or Parent Board in connection with the Merger Agreement, this Agreement or the transactions contemplated hereby or the Transactions) or the consummation of the transactions contemplated hereby and the Transactions. Each Stockholder hereby irrevocably and unconditionally waives, and agrees not to exercise, assert or perfect (or attempt to exercise, assert or perfect), any rights of appraisal or rights to dissent in connection with the First Merger or the other Transactions that the Stockholder may at any time have under Applicable Law by virtue of ownership of the Covered Shares.

12.    Disclosure. Each Stockholder hereby authorizes the Company and Parent to publish and disclose in any announcement or disclosure required by the SEC the Stockholder’s identity and ownership of the Covered Shares and the nature of the Stockholder’s obligations under this Agreement; provided, that prior to any such publication or disclosure the Company and Parent have provided the Stockholder with a reasonable opportunity to review and comment upon such announcement or disclosure, which comments the Company and Parent will consider in good faith.

13.    Changes in Capital Stock. In the event of a stock split, stock dividend or distribution, or any change in Parent’s capital stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Owned Shares,” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be converted, changed or exchanged or which are received in such transaction.

14.    Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by each of the parties hereto. No failure or delay by any party hereto exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party

15.    Notices.

(a)    A notice given under this Agreement shall be sent to the attention of the Person, and to the physical address, email address or fax number given in this Section 15 (or such other physical address, email address, fax number or Person as the party may notify to the other in accordance with the provisions of this Section 15 and shall be delivered personally; sent by fax; sent by email; or sent by registered mail or reputable international overnight courier.

(b)    The addresses for service of notice are:

if to the Stockholders, to them at:

c/o Riverstone Investment Group LLC

712 Fifth Avenue, 36th Floor

New York, New York 10019

Attention: General Counsel

E-mail: legal@riverstonellc.com

with a copy (which shall not constitute notice) to:

Vinson & Elkins LLP

Texas Tower

845 Texas Avenue, Suite 4700

Houston, Texas 77002

Attention:           Lande A. Spottswood

Facsimile No.:   (713) 615-5171

Email:                lspottswood@velaw.com

if to Parent, to:

Talos Energy Inc.

333 Clay Street, Suite 3300

Houston, Texas 77002

Attention:            William S. Moss III

Facsimile No.:    (713) 574-4919

Email:                  bill.moss@talosenergy.com

with a copy to:

Vinson & Elkins LLP

Texas Tower

845 Texas Avenue, Suite 4700

Houston, Texas 77002

Attention:            Lande A. Spottswood

Facsimile No.:    (713) 615-5171

Email:                  lspottswood@velaw.com

if to the Company prior to the Closing, to:

EnVen Energy Corporation

609 Main Street, Suite 3200

Houston, Texas 77002

Attention:              General Counsel

Facsimile No.:      (713) 335-7500

E-mail:                  jstarzec@enven.com

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:            William J. Chudd

Facsimile No.:     (212) 701-5800

Email:                  william.chudd@davispolk.com

16.    No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent or the Company any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares of the Stockholders. All rights, ownership and economic benefits of and relating to the Covered Shares of the Stockholders shall remain vested in and belong to the applicable Stockholder, and neither Parent nor the Company shall have authority to direct any Stockholder in the voting or disposition of any of such Stockholder’s Covered Shares, except as otherwise provided herein.

17.    Entire Agreement. This Agreement and the other Transaction Agreements as to which the Company or Parent, on the one hand, and the Stockholders on the other hand, are parties, constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written and oral, that may have been entered into by or among any of the parties hereto relating to the transactions contemplated hereby.

18.    No Third-Party Beneficiaries. Each Stockholder hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of Parent and the Company in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any Legal Proceeding that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as parties hereto.

19.    Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Applicable Law or otherwise) without the prior written consent of the other parties hereto, and any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 19 shall be null and void, ab initio.

20.    Capacity as a Stockholder. Notwithstanding anything herein to the contrary, each Stockholder signs this Agreement solely in the Stockholder’s capacity as a stockholder of the Company, and not in any other capacity, and this Agreement shall not limit or otherwise affect the actions of any affiliate, employee or designee of the Stockholder or any of its affiliates in his or her capacity, if applicable, as an officer or director of the Company or any other Person.

21.    Miscellaneous. The provisions set forth in Sections 1.02 (Other Definitional and Interpretative Provisions), 10.10 (Severability), 10.12 (Counterparts; Effectiveness), 10.13 (Jurisdiction), 10.14 (Governing Law), 10.15 (Specific Performance) and 10.16 (Waiver of Jury Trial) of the Merger Agreement, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Agreement, mutatis mutandis.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

TALOS ENERGY INC.

By:	/s/ Timothy S. Duncan
Name: Timothy S. Duncan
Title: President and Chief Executive Officer

ENVEN ENERGY CORPORATION

By:	/s/ Steven Weyel
Name: Steven Weyel
Title: Chief Executive Officer

RIVERSTONE TALOS ENERGY EQUITYCO LLC

By:	/s/ Peter Haskopoulos
Name: Peter Haskopoulos
Title: Managing Director

RIVERSTONE TALOS ENERGY DEBTCO LLC

By:	/s/ Peter Haskopoulos
Name: Peter Haskopoulos
Title: Managing Director

ILX HOLDINGS II, LLC

By:	/s/ Peter Haskopoulos
Name: Peter Haskopoulos
Title: Managing Director

RIVERSTONE V CASTEX 2014 HOLDINGS, L.P.

By:	Riverstone Global Energy and Power Fund V (FT), L.P., its general partner
By:	Riverstone Energy Partners V, L.P., its general partner
By:	Riverstone Energy GP V, LLC, its general partner

By:	/s/ Peter Haskopoulos
Name: Peter Haskopoulos
Title: Managing Director

[Signature Page to Parent Support Agreement]

Schedule 1

Stockholder	Common Stock
Riverstone Talos Energy Equityco LLC	8,342,678
Riverstone Talos Energy Debtco LLC	767,416
ILX Holdings II, LLC	2,752,555
Riverstone V Castex 2014 Holdings, L.P.	429,265

Annex F

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made as of September 21, 2022, but to be effective only as of the Closing (as defined below), by and among Talos Energy Inc., a Delaware corporation (“Parent”), and each of the Persons listed on Schedule A attached hereto, together with any of such Persons’ Permitted Transferees (as defined below), each of which is referred to in this Agreement as a “Holder” (and further defined below).

RECITALS

WHEREAS, this Agreement is being made in connection with the entry into that certain Agreement and Plan of Merger, by and among EnVen Energy Corporation, a Delaware corporation (the “Company”), Parent, Talos Production Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent, Tide Merger Sub I Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub I”), and the other parties set forth on the signatures pages thereto, dated as of September 21, 2022 (the “Merger Agreement”), pursuant to which, among other things, (i) Merger Sub I will be merged with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “First Merger”), (ii) by virtue of the First Merger, former stockholders of the Company will receive cash and newly issued shares of common stock, par value $0.01 per share, of Parent (“Common Stock”) and cease to be stockholders of the Company and (iii) Parent has agreed to provide certain registration rights with respect to the Registrable Securities (as defined below) received by the Holders party hereto in connection with the First Merger on the terms and conditions set forth in this Agreement, effective as of the Closing; and

WHEREAS, as contemplated by the Merger Agreement, the parties hereto desire to enter into this Agreement, effective as of Closing.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Agreement” has the meaning set forth in the preamble.

“ASR Filing” has the meaning set forth in Section 2.01(a)(i).

“Bain Entities” has the meaning set forth in Schedule A attached hereto.

“Beneficially Own” has the meaning set forth in Rule 13d-3 of the rules and regulations under the Exchange Act.

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“Business Day” means a day, other than a Saturday or Sunday or public holiday in Houston, Texas, on which banks are open in Houston, Texas for general commercial business.

“Closing” has the meaning assigned thereto in the Merger Agreement.

“Common Stock” has the meaning set forth in the recitals.

“Damages” means any loss, damage or liability to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement of Parent, or included in any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state in any Registration Statement of Parent a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) an omission or alleged omission to state in any preliminary prospectus or final prospectus contained in any Registration Statement of Parent or any amendments or supplements thereto a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis, and Retrieval System.

“End of Suspension Notice” has the meaning given to such term in Section 2.04(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Registration” means (i) a registration relating to the sale of securities to service providers of Parent or a subsidiary of Parent pursuant to a stock option, stock purchase, or other benefit plan of Parent; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; (iv) a registration relating to a dividend reinvestment plan; or (v) a registration in which the only Common Stock being registered is Common Stock issuable (A) upon conversion or redemption of convertible, redeemable or similar such securities of Parent or (B) upon the exercise of rights in connection with a rights offering.

“Financial Counterparty” has the meaning set forth in Section 3.01(i).

“First Merger” has the meaning set forth in the recitals.

“Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

“Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by Parent with the SEC.

“Governmental Authority” means any transnational, national or foreign federal, state, municipal or local government (including any subdivision, court, administrative agency, regulatory body or commission or other authority thereof), or any quasi-governmental or private body exercising any regulatory, importing or other governmental or quasi-governmental authority

“Holder” means (i) any holder of Registrable Securities that is a party to this Agreement as of the date hereof and (ii) any Permitted Transferee of any such securityholder, in each case that holds Registrable Securities.

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“Immediate Family Member” means a child, spouse, or any other direct lineal descendant, including adoptive relationships, of a natural person referred to herein.

“Law” has the meaning set forth in Section 4.01.

“Lock-up Period” means the period beginning on the date hereof and ending on the later of the date that is (a) sixty (60) days after the effective date of this Agreement and (b) the date that the Shelf Registration Statement becomes effective.

“Lock-up Shares” means any shares of Common Stock, or securities convertible into or redeemable for any shares of Common Stock, held by a Major Holder from time to time during the Lock-up Period.

“Major Holder” means each of the Holders set forth on Schedule B attached hereto.

“Merger Agreement” has the meaning set forth in the recitals.

“Merger Sub I” has the meaning set forth in the recitals.

“Other RRA Holder” means any holder of Common Stock having registration rights providing for parity registration priority with the Holders of this Agreement.

“Parent” has the meaning set forth in the preamble.

“Permitted Transferees” has the meaning set forth in Section 6.01.

“Person” means an individual, firm, body corporate (wherever incorporated), partnership, limited liability company, association, joint venture, trust, works council or employee representative body (whether or not having separate legal personality) or other entity or organization, including a government, state or agency of a state or a Governmental Authority.

“Piggyback Threshold” has the meaning set forth in Section 2.02.

“Piggyback Underwritten Registration” has the meaning set forth in Section 2.03(c).

“Registrable Securities” means (i) all shares of Common Stock received by the Holders in the First Merger or otherwise held by the Holders as of the effectiveness of the First Merger and (ii) any securities issued or issuable with respect to the shares of Common Stock referenced in clause (i) by way of way of dividend, distribution, split or combination of securities, or any recapitalization, merger, consolidation or other reorganization or otherwise; provided, however, that a Registrable Security shall cease to be a Registrable Security when (a) such share has been disposed of pursuant to an effective Registration Statement, (b) such share has been disposed of under SEC Rule 144 or any other exemption from the registration requirements of the Securities Act as a result of which the transferee thereof does not receive “restricted securities” as defined in SEC Rule 144 or (c) such shares are freely tradeable by the Holder thereof without volume or other limitations or requirements and without the need for current public information under SEC Rule 144 and such Holder and its Affiliates collectively hold less than 2% of the outstanding shares of Common Stock.

“Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable pursuant to then exercisable, redeemable and/or convertible securities that are Registrable Securities.

“Registration Statement(s)” means any registration statement(s) of Parent filed under the Securities Act that covers the resale of any of the Registrable Securities pursuant to the provisions of this Agreement, all amendments and supplements to such Registration Statement, including post-effective amendments, and all exhibits to, and all material incorporated by reference in, such Registration Statement.

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“Required Shelf Filing Deadline” means the date that is, (a) if, at the effective date of the First Merger, Parent is then a WKSI, thirty (30) days after the effective date of the First Merger or (b) if, at the effective date of the First Merger, Parent is not then a WKSI, five (5) days following the effective date of the First Merger.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

“SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

“SEC Rule 174” means Rule 174 promulgated by the SEC under the Securities Act.

“SEC Rule 405” means Rule 405 promulgated by the SEC under the Securities Act.

“SEC Rule 415” means Rule 415 promulgated by the SEC under the Securities Act.

“SEC Rule 430B” means Rule 430B promulgated by the SEC under the Securities Act.

“SEC Rule 462(e)” means Rule 462(e) promulgated by the SEC under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for any fees and disbursements of counsel for any Holder borne and paid by Parent in accordance with Section 3.03.

“Selling Holder” has the meaning set forth in Section 2.03(c).

“Selling Holder Counsel” has the meaning set forth in Section 3.03.

“Selling Other RRA Holder” has the meaning set forth in Section 2.03(c).

“Shelf Registration Statement” means a Registration Statement of the Company filed with the SEC on Form S-1 or Form S-3 (or any successor form or other appropriate form under the Securities Act) for an offering to be made on a continuous or delayed basis pursuant to SEC Rule 415 (or any other similar rule that may be adopted by the SEC) covering the Registrable Securities, as applicable.

“Shelf Supplement” has the meaning set forth in Section 2.01(b).

“Shelf Takedown” has the meaning set forth in Section 2.01(b).

“Shelf Takedown Block Trade” has the meaning set forth in Section 2.01(c).

“Shelf Takedown Demand Threshold” has the meaning set forth in Section 2.01(b).

“Shelf Takedown Notice” has the meaning set forth in Section 2.01(b).

“Suspension Event” has the meaning set forth in Section 2.04(a).

“Suspension Period” has the meaning set forth in Section 2.04(a).

“Underwritten Demand Registration” has the meaning set forth in Section 2.03(a).

“WKSI” means a well-known seasoned issuer (as defined in SEC Rule 405).

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ARTICLE 2

REGISTRATION RIGHTS

Parent covenants and agrees as follows:

Section 2.01. Registration.

(a) Shelf Registration.

(i) Following the date of this Agreement, Parent shall prepare, and, on or prior to the applicable Required Shelf Filing Deadline, file with the SEC a Shelf Registration Statement (on Form S-3 if then eligible) under the Securities Act to permit the resale of the Registrable Securities from time to time as permitted by SEC Rule 415 (or any similar provision adopted by the SEC then in effect). If at the time of such filing, Parent is a WKSI, the Shelf Registration Statement shall be an automatic shelf registration statement on Form S-3 that becomes effective upon filing with the SEC in accordance with SEC Rule 462(e) (an “ASR Filing”). If the Shelf Registration Statement does not qualify as an ASR Filing, Parent shall use its commercially reasonable efforts to cause such Registration Statement to become or be declared effective as soon as practicable after the filing thereof and, in any event, within thirty (30) days after the filing thereof in the case of a Shelf Registration Statement on Form S-3 that is not an ASR Filing or, if Form S-3 is not then available, within forty-five (45) days after the filing thereof in the case of a Shelf Registration Statement on Form S-1 (or, in the case of either a Form S-3 that is not an ASR Filing or Form S-1, within ninety (90) days after the filing thereof if the SEC notifies the Company that it will “review” the Shelf Registration Statement; provided that, Parent will promptly respond to any and all comments received from the SEC, with a view towards causing such Shelf Registration Statement or any amendment thereto to be declared effective by the SEC as soon as practicable and shall file an acceleration request promptly following the resolution or clearance of all SEC comments). Following the effective date of the Shelf Registration Statement that is not an ASR Filing, Parent shall notify the Holders of the effectiveness of such Shelf Registration Statement.

(ii) The Shelf Registration Statement shall be on Form S-3 or, if Form S-3 is not then available to Parent, on Form S-1 or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities and shall contain a prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to SEC Rule 415 (or any successor or similar rule adopted by the SEC then in effect) at any time beginning on the effective date for such Registration Statement. The Shelf Registration Statement shall provide for the distribution or resale pursuant to any method or combination of methods legally available to the Holders.

(iii) Parent shall use its commercially reasonable efforts to cause the Shelf Registration Statement to remain effective, and to be supplemented and amended as promptly as reasonably practicable to the extent necessary to ensure that the Shelf Registration Statement is available or, if not available, that another Registration Statement is available (which such Registration Statement shall also be referred to herein as the Shelf Registration Statement), for the resale of all the Registrable Securities until all of the Registrable Securities have ceased to be Registrable Securities or the earlier termination of this Agreement (as to all Holders).

(iv) When effective, the Shelf Registration Statement (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained in the Shelf Registration Statement, such prospectus will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which such statements are made, not misleading).

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(b) Shelf Takedowns. At any time that a Shelf Registration Statement is effective, if a Holder of Registrable Securities having an aggregate value of at least five percent (5%) of the then outstanding Registrable Securities (the “Shelf Takedown Demand Threshold”) covered by such Shelf Registration Statement delivers a written notice to Parent (a “Shelf Takedown Notice”) stating that such Holder intends to effect an offering of all or part (subject to the Shelf Takedown Demand Threshold) of its Registrable Securities included in such Shelf Registration Statement (a “Shelf Takedown”) and Parent is eligible to use such Shelf Registration Statement for such Shelf Takedown, then Parent shall take all actions reasonably required, including amending or supplementing such Shelf Registration Statement or prospectus (a “Shelf Supplement”), to enable such Registrable Securities to be offered and sold as contemplated by such Shelf Takedown Notice. Each Shelf Takedown Notice shall specify the number of Registrable Securities to be offered and sold under the Shelf Takedown. Except in connection with a Shelf Takedown Block Trade (as defined below), upon receipt of a Shelf Takedown Notice, Parent shall promptly (but in no event later than two (2) Business Days after receipt of a Shelf Takedown Notice) deliver notice of such Shelf Takedown Notice to each Holder holding at least five percent (5%) of the then outstanding Registrable Securities (and with such Registrable Securities registered on such Shelf Registration Statement) who shall then have five (5) Business Days from the date such Shelf Takedown Notice is given to Parent to notify Parent in writing of their desire to be included in such Shelf Takedown. Parent shall prepare and file with the SEC a Shelf Supplement as soon as reasonably practicable after the date on which it received the Shelf Takedown Notice and, if such Shelf Supplement is an amendment to such Shelf Registration Statement, shall use its commercially reasonable efforts to cause such Shelf Supplement to be declared effective by the SEC as soon as practicable thereafter. At any time prior to the effective date of such Shelf Supplement or the “pricing” of any offering relating to a Shelf Takedown (including in connection with an Underwritten Demand Registration pursuant to Section 2.03), the Holder who initiated such Shelf Takedown may revoke or withdraw such Shelf Takedown Notice on behalf of all Holders participating in such Shelf Takedown without liability to such Holders, in each case by providing written notice to Parent. With respect to any Holder and its Affiliates, the first (1st) Shelf Takedown that has been so revoked or withdrawn by the initiating Holder shall not count as one of the permitted Underwritten Demand Registrations pursuant to Section 2.03; provided that, for avoidance of doubt, any subsequent such Shelf Takedowns that have been so revoked or withdrawn shall count as one of the permitted Underwritten Demand Registrations pursuant to Section 2.03.

(c) Shelf Takedown Block Trade. Notwithstanding anything to the contrary in Section 2.01(b), if an institutional Holder wishes, pursuant to a Shelf Takedown, to engage in an underwritten offering that does not involve a “roadshow” and which is commonly referred to as a “bought deal” or “block trade” (a “Shelf Takedown Block Trade”), then notwithstanding the foregoing time periods, the Holder shall notify Parent and each of the other institutional Holders of the Shelf Takedown Block Trade by 1:00 p.m. Eastern Time on the Business Day prior to the date such offering is proposed by such Holder to commence and such other Holders must elect whether or not to participate by 1:00 p.m. Eastern Time the day such offering is to commence, and Parent shall as promptly as reasonably practicable use its commercially reasonable efforts (including cooperating with such Holder with respect to the provision of necessary information) to facilitate such Shelf Takedown Block Trade (which may close as early as two (2) Business Days after the date it commences), provided that the Holder requesting such Shelf Takedown Block Trade shall use reasonable best efforts to work with Parent and the underwriters prior to making such request in order to facilitate preparation of the Registration Statement, prospectus and other offering documentation related to such Shelf Takedown Block Trade.

Section 2.02. Piggyback Registration. If Parent proposes to register (including, for this purpose, a registration effected by Parent for stockholders other than the Holders) any of its securities under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), Parent shall, as soon as reasonably practicable (and in any event at least five (5) Business Days prior to the filing thereof), give each Holder holding at least five percent (5%) of the then outstanding Registrable Securities (the “Piggyback Threshold”) notice of such registration. Upon the written request of each Holder given within two (2) Business Days after such notice is given by Parent, Parent shall, subject to the provisions of Section 2.03, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration (subject to the Piggyback Threshold). Parent shall have the right to terminate or

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withdraw any registration initiated by it under this Section 2.02 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration, and each Holder of Registrable Securities shall be permitted to withdraw all or part of such Holder’s Registrable Securities from any registration initiated by Parent under this Section 2.02 by giving written notice to Parent of such request to withdraw at any time prior to the effective date of such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by Parent in accordance with Section 3.03.

Section 2.03. Underwriting Requirements.

(a) If, pursuant to a Shelf Takedown Notice, a Major Holder intends to distribute the Registrable Securities covered by the Shelf Takedown Notice by means of an underwritten offering (including, for avoidance of doubt, a Shelf Takedown Block Trade) (each, an “Underwritten Demand Registration”), such Major Holder shall so advise Parent as a part of their request made pursuant to the Shelf Takedown Notice, and Parent shall include such information in the notice it provides to the other Holders pursuant to Section 2.01(b); provided that (i) (A) Adage Capital Partners, L.P. may effect no more than one (1) Underwritten Demand Registration in any 12-month period and (B) the Bain Entities may each effect no more than two (2) Underwritten Demand Registrations in any 12-month period and (ii) no Major Holder shall have the right to effect an Underwritten Demand Registration within ninety (90) days of the closing of an Underwritten Demand Registration. The underwriter will be selected by Parent and shall be reasonably acceptable to a majority in interest of the Holders and Other RRA Holders participating in such Underwritten Demand Registration; provided, however, that in the case of a Shelf Takedown Block Trade, Holders and Other RRA Holders of a majority in interest participating in such Underwritten Demand Registration can select the underwriter, provided the selected underwriter is reasonably acceptable to Parent. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwritten offering and the inclusion of such Holder’s Registrable Securities in the underwritten offering to the extent provided herein. All Holders proposing to distribute their securities through such underwritten offering shall (together with Parent as provided in Section 3.01(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwritten offering.

(b) Notwithstanding any other provision of this Section 2.03, if the underwriter advises the Holders in writing that marketing factors require a limitation on the number of shares to be offered in an underwritten offering, then Parent shall so advise all Holders of Registrable Securities that otherwise would be included in such underwritten offering pursuant hereto, and the number of Registrable Securities that may be included in the underwritten offering shall be allocated among such Holders of Registrable Securities and any Other RRA Holders in proportion (as nearly as practicable) to the number of Registrable Securities (or, in the case of any Other RRA Holders, registrable shares of Common Stock) owned by each selling Holder and Other RRA Holder, as applicable, or in such other proportion as shall mutually be agreed to by all such selling Holders and Other RRA Holders.

(c) In connection with any underwritten offering of shares of Common Stock pursuant to Section 2.02 (each, a “Piggyback Underwritten Registration”), Parent shall not be required to include any of the Holders’ Registrable Securities in such underwritten offering unless the Holders accept the terms of the underwriting as agreed upon between Parent and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by Parent. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by Parent) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then Parent shall be required to include in the offering only that number of such securities, including Registrable Securities and securities held by Other RRA Holders, which the underwriters and Parent in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the securities that are included in such offering shall be allocated among the selling Holders and any selling Other RRA Holders in proportion (as nearly as practicable) to the number of Registrable

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Securities (or, in the case of Other RRA Holders, registrable shares of Common Stock) owned by each selling Holder and selling Other RRA Holder, as applicable, or in such other proportions as shall mutually be agreed to by all such Holders and Other RRA Holders participating in the underwritten offering. For purposes of the provisions in Section 2.03(a) and in this Section 2.03(c) concerning apportionment, for any selling Holder or selling Other RRA Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder or Other RRA Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder” or “selling Other RRA Holder,” and any pro rata reduction with respect to such “selling Holder” and/or “selling Other RRA Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder” and/or “selling Other RRA Holder,” as defined in this sentence.

Section 2.04. Suspension Rights and Delay of Registration.

(a) Suspension Rights. Notwithstanding any other provision of this Agreement, if Parent’s board of directors determines that compliance with its obligations under this Article 2 would be materially detrimental to Parent and its stockholders because such registration would: (A) materially interfere with a significant acquisition, corporate reorganization, financing or other similar transaction involving Parent; (B) require premature disclosure of material non-public information that Parent has a bona fide business purpose for preserving as confidential; or (C) render Parent unable to comply with requirements under the Securities Act or Exchange Act (a “Suspension Event”); then Parent shall have the right to suspend, defer or delay compliance with its obligations under this Article 2, other than its obligations to file a Shelf Registration Statement on or prior to the Required Shelf Filing Deadline in accordance with Section 2.01(a), for a period of not more than ninety (90) days (the “Suspension Period”), provided that such right pursuant to this Section 2.04 may not be utilized more than twice in any 12-month period; provided, however, that Parent shall be required to give written notice to discontinue sales of Registrable Securities pursuant to such Registration Statement (provided that each Holder may settle any then-contracted sales of Registrable Securities, which such notice shall in no event contain any material non-public information regarding Parent) to each Holder whose Registrable Securities are included any such Registration Statement prepared pursuant to this Article 2. Such suspension will continue only for so long as the Suspension Event or its effect is continuing. Each Holder agrees not to effect any sales of its Registrable Securities pursuant to such Registration Statement throughout the Suspension Period following receipt of a suspension notice from Parent until such Holder has received a written notice from Parent to such effect that a Holder may recommence effecting sales of the Registrable Securities pursuant to such Registration Statement (or such filings) (an “End of Suspension Notice”) which such End of Suspension Notice will be given by Parent to the Holders promptly following the conclusion of any Suspension Event (and in any event during the permitted Suspension Period).

(b) Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of Article 2 or Article 3 herein.

ARTICLE 3

FACILITATING REGISTRATIONS AND OFFERINGS

Section 3.01. Obligations of Parent. In connection with its obligations under Article 2, Parent will use commercially reasonable efforts to facilitate and effect the transactions contemplated thereby, including, but not limited to, using commercially reasonable efforts to:

(a) include in such registration statement a “plan of distribution” approved by the Holders of a majority in interest of the Registrable Securities; no Holder shall be named as an “underwriter” in such registration statement without the Holder’s prior written consent (provided, however, that if any such Holder unreasonably withholds such written consent, Parent shall have no liability whatsoever for any actual or purported failure to fulfill its obligations under Article II of this Agreement and no such actual or purported failure to fulfill such obligations shall constitute a breach or violation by Parent of the terms of this Agreement);

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(b) prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c) furnish, without charge, to the selling Holders such numbers of copies of a prospectus, including any preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities; provided, however, that the availability of such documentation on EDGAR shall satisfy such delivery requirement hereunder;

(d) register and qualify the Registrable Securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that Parent shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless Parent is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e) in the event of any underwritten offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such underwritten offering;

(f) cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by Parent are then listed;

(g) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h) in the case of an Underwritten Demand Registration, promptly make available for reasonable and customary inspection by the selling Holders, any underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all reasonably requested financial and other records, pertinent corporate documents, and properties of Parent, and cause Parent’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as is reasonably necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i) notify each selling Holder, promptly after Parent receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed;

(j) after such registration statement becomes effective, notify each selling Holder of any request by the SEC that Parent amend or supplement such registration statement or prospectus;

(k) advise each selling Holder, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

(l) in connection with an Underwritten Demand Registration, upon request, obtain a “comfort” letter from Parent’s independent registered public accountants for delivery to the managing underwriter(s), in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing underwriter(s), may reasonably request, and reasonably satisfactory to a majority in interest of the selling Holders;

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(m) in connection with an Underwritten Demand Registration for a reasonably estimated aggregated value of $50.0 million, make available senior management of Parent to participate in customary “road show” presentations that may be reasonably requested by the managing underwriter(s);

(n) in connection with an Underwritten Demand Registration, , upon request, obtain an opinion or opinions from counsel for Parent (including outside counsel) for delivery to the managing underwriter(s), in customary form, scope and substance, which opinions shall satisfy the requirements under the applicable underwriting agreement;

(o) otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the selling Holders, in connection with such registration, including, without limitation, making available senior management of Parent to participate in any due diligence sessions that may be reasonably requested by the managing underwriter(s) in an Underwritten Demand Registration or the Financial Counterparty(ies) in a Shelf Takedown Block Trade;

(p) Parent shall pay the SEC filing fee covering all of the Registrable Securities to be registered pursuant to the Shelf Registration Statement at the time of filing such Registration Statement pursuant to Section 2.01(a). To the extent Parent is a WKSI at the time any other Registration Statement covering any Registrable Securities is filed, and such Registration Statement is an ASR Filing, if Parent does not pay the filing fee covering the Registrable Securities at the time the ASR Filing is filed, Parent agrees to pay such fee at such time or times as the Registrable Securities are to be sold. To the extent required in order to maintain an effective ASR Filing covering the Registrable Securities, Parent shall file a new ASR Filing covering the Registrable Securities. Parent shall use its commercially reasonable efforts to remain a WKSI (and not become an ineligible issuer (as defined in SEC Rule 405)) during the period during which such ASR Filing is required to remain effective. If at any time when Parent is required to re-evaluate its WKSI status Parent determines that it is not a WKSI and the ASR Filing is no longer available to be used to sell Registrable Securities, Parent shall use its commercially reasonable efforts to file a new Shelf Registration Statement and keep such Shelf Registration Statement effective during the period during which such registration statement is required to be kept effective;

(q) if Parent files any ASR Filing for the benefit of the holders of any of its securities other than all of the Holders, Parent agrees that, if it is eligible to rely on SEC Rule 430B, it shall include such disclosures as may be required by SEC Rule 430B in order to ensure that the Holders may be added to such ASR Filing at a later time through the filing of a prospectus supplement rather than a post-effective amendment;

(r) take no direct or indirect action prohibited by Regulation M under the Exchange Act; and

(s) cooperate with each Holder covered by the registration statement and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with the preparation and filing of applications, notices, registrations and responses to requests for additional information with FINRA, the New York Stock Exchange, Nasdaq or any other national securities exchange on which the shares of Parent’s capital stock are or are to be listed, and to the extent required by the rules and regulations of FINRA, retain a Qualified Independent Underwriter (as such term is defined under Rule 5121 of the FINRA Manual) acceptable to the managing underwriter.

Section 3.02. Furnish Information. It shall be a condition precedent to the obligations of Parent to take any action pursuant to Article 2 or Article 3 hereof with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to Parent such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

Section 3.03. Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Article 2 or Article 3 hereof, including, but not limited to,

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all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for Parent; and the reasonable and documented fees and disbursements of one (1) counsel for the selling Holders (“Selling Holder Counsel”), not to exceed one hundred thousand dollars ($100,000) in the aggregate per Underwritten Demand Registration or Piggyback Underwritten Registration, shall be borne and paid by Parent. All Selling Expenses relating to Registrable Securities registered pursuant to this Agreement shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

Section 3.04. In Kind Distributions. If any Major Holder seeks to effectuate an in-kind distribution of all or part of their Registrable Securities to their respective direct or indirect equityholders, Parent will, subject to any applicable lock-ups, reasonably cooperate with and assist such Major Holder, such equityholders and the Parent’s transfer agent to facilitate such in-kind distribution in the manner reasonably requested by such Major Holder (including the delivery of instruction letters by Parent or its counsel to Parent’s transfer agent, the delivery of customary legal opinions by counsel to Parent and the delivery of Parent capital stock without restrictive legends, to the extent no longer applicable).

ARTICLE 4

INDEMNIFICATION

Section 4.01. Indemnification by Parent. If any Registrable Securities are included in a Registration Statement under this Agreement, to the extent permitted by law, rule or regulation (collectively, “Law”), Parent will indemnify and hold harmless each selling Holder of such Registrable Securities, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and Parent will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 4.01 shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of Parent, which consent shall not be unreasonably withheld, nor shall Parent be liable for any Damages to the extent that they arise out of or are based upon an untrue statement or omission made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

Section 4.02. Indemnification by Holders. If any Registrable Securities are included in a Registration Statement under this Agreement, to the extent permitted by Law, each selling Holder of such Registrable Securities, individually, and not on a joint and several basis, will indemnify and hold harmless Parent, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls Parent within the meaning of the Securities Act, legal counsel and accountants for Parent, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages result from written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to Parent and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which such Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 4.02 shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under this Section 4.02 and Section 4.04 exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of gross negligence, fraud or willful misconduct by such Holder.

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Section 4.03. Indemnification Procedures. Promptly after receipt by an indemnified party under this Article 4 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Article 4, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one (1) counsel) shall have the right to retain one (1) separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would, in the reasonable opinion of counsel, be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Article 4, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Article 4.

Section 4.04. Contribution. To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Article 4 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Article 4 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this
 Article 4, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (x) no Holder will be required to contribute any amount in excess of the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder) from all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 4.04, when combined with the amounts paid or payable by such Holder pursuant to Section 4.02, exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(a) Conflict. Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

Section 4.05. Survival. Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of Parent and Holders under this Article 4 shall survive the completion of any offering of Registrable Securities in a registration under this Agreement, and otherwise shall survive the termination of this Agreement.

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ARTICLE 5

OTHER AGREEMENTS

Section 5.01. Reports Under the Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of Parent to the public without registration, Parent shall use commercially reasonable efforts to:

(a) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144;

(b) file with the SEC in a timely manner all reports and other documents required of Parent under the Securities Act and the Exchange Act;

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a copy of the most recent annual or quarterly report of Parent and such other reports and documents so filed by Parent and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to Form S-3; provided, however, that the availability of such documentation on EDGAR shall satisfy such delivery requirement hereunder; and

(d) take any and all action reasonably requested by such Holder in order to permit or facilitate such sale or transfer pursuant to SEC Rule 144, including, without limitation, at the sole expense of Parent, by (i) issuing such directions to any transfer agent, registrar or depositary, as applicable, (ii) delivering such opinions to the transfer agent, registrar or depositary as are customary for the transaction of this type and are reasonably requested by the same, and (iii) taking or causing to be taken such other actions as are reasonably necessary (in each case on a timely basis) in order to cause any legends, notations or similar designations restricting transferability of the Registrable Securities held by such Holder to be removed and to rescind any transfer restrictions with respect to such Registrable Securities; provided, however, that such Holder shall deliver to Parent, in form and substance reasonably satisfactory to Parent, representation letters regarding such Holder’s compliance with SEC Rule 144 as may be applicable.

Section 5.02. Termination of Pre-existing Registration Rights. Each Holder expressly acknowledges and agrees that, as of the effective time of the First Merger, this Agreement shall replace any pre-existing rights of the Holder with respect to the registration of its securities by Parent, the Company or any of their respective subsidiaries, and that any pre-existing rights of such Holder with respect to the registration of its securities by Parent, the Company or any of their respective subsidiaries, other than as set forth in this Agreement, are hereby irrevocably waived and terminated as of the effective time of the First Merger.

Section 5.03. Limitations on Subsequent Registration Rights. As of the consummation of the First Merger, Parent shall not be a party to any agreement, arrangement or understanding with respect to the registration of its securities, other than this Agreement, the agreements filed as exhibits to Parent’s Annual Report on Form 10-K for the year ended December 31, 2021 (filed with the SEC on February 25, 2022) and the agreement filed as exhibit 4.12 to the Registration Statement on Form S-3 filed with the SEC on January 14, 2021. From and after the consummation of the First Merger, Parent shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of Parent that would provide to such holder the right to include securities in any underwritten offering on other than a pari passu or subordinate basis as compared to the Holders hereunder. To the extent that Parent, on or after the date hereof and notwithstanding the prohibition in the preceding sentence, enters into any agreement with any holder or prospective holder of any securities of Parent that would provide to such holder the right to include securities in any underwritten offering on other than a pari passu or subordinate basis as compared to the Holders hereunder, the Holders hereunder shall be deemed to have been granted simultaneously, and Parent shall promptly prepare and execute such documents to reflect such grant, the right to include securities in any such underwritten offering on a pari passu basis with such holder or prospective holder.

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Section 5.04. No Inconsistent Agreements; Most Favored Nation. Parent will not hereafter enter, into any agreement with respect to its Common Stock or securities convertible into or exercisable for Common Stock which is inconsistent with the rights granted to the Holders of Registrable Securities in this Agreement.

Section 5.05. Lock-up Agreement.

(a) Each of the Major Holders agrees that he, she or it will not, during the Lock-up Period, (i) lend; offer; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, in each case whether effected directly or indirectly, any Lock-up Shares Beneficially Owned by such Major Holder, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or clause (ii) above is to be settled by delivery of Lock-up Shares or other securities, in cash, or otherwise or (iii) publicly announce the intention to effect any of the transactions covered in clause (i) and clause (ii) above; provided that a Major Holder may enter into a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Lock-up Shares so long as such plan does not provide for the transfer of Lock-up Shares during the Lock-up Period; provided further, that nothing herein shall prohibit any Major Holder from (A) pledging any Common Stock in connection with such Person’s entry into a credit facility or any other bona fide borrowing or similar lending arrangement, which shall include margin loans (provided, that for the avoidance of doubt, any pledgee who receives Common Stock following the exercise of remedies shall not be subject to the restrictions set forth in this Section 5.05(a)), (B) transferring any Lock-up Shares as a distribution or transfer to general partners, limited partners, members or stockholders of any Major Holder, or to any corporation, partnership, limited liability company, investment fund or other entity which controls or manages or is controlled or managed by any such Major Holder, or to any Affiliate under common control or management with any such Major Holder, (C) transferring any Common Stock in connection with the completion of a liquidation, merger, stock exchange or other similar transaction that results in all of Parent’s securityholders having the right to exchange their shares of Common Stock for cash, securities or other property, (D) (x) transfers of Common Stock pursuant to a bona fide third-party tender offer for shares of the Parent’s capital stock made to all holders of Parent’s securities or pursuant to a merger, consolidation or other similar transaction approved by the Board of Directors of Parent the result of which is that any person (as defined in Section 13(d)(3) of the Exchange Act), or group of persons, other than Parent, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of more than 50% of the total voting power of the voting stock of Parent and (y) entry into any lockup, voting or similar agreement pursuant to which the Major Holder may agree to transfer, sell, tender or otherwise dispose of shares of Common Stock or such other securities in connection with a transaction described in the immediately foregoing clause (x) above (provided that, in the event that such change of control transaction is not completed, any Common Stock shall remain subject to the restrictions contained in this Section 5.05(a)), or (E) by operation of law or pursuant to a final order of a court or regulatory agency; provided further, that, in the case of the foregoing clauses (A) through (C), (1) each such transferee agrees to be bound in writing by the restrictions set forth in this Section 5.05, (2) any such transfer shall not involve a disposition for value and (3) no public filing or public disclosure shall be required or voluntarily made during the Lock-up Period in connection with any such transfer (other than required filings under Sections 13(d) or 13(g) or Section 16 of the Exchange Act).

(b) The Major Holders agree and consent to the entry of stop transfer instructions with Parent’s transfer agent and registrar against the transfer of Lock-up Shares except in compliance with the foregoing restrictions.

ARTICLE 6

MISCELLANEOUS

Section 6.01. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto; provided, however, that any successor or assign of any Holder (a “Permitted Transferee”) or its Permitted Transferees shall only receive the benefit of this Agreement if such successor or assign: (i) either (A) receives in an in-kind distribution as contemplated by Section 3.04 of

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this Agreement at least $5.0 million in Registrable Securities, (B) is a transferee to which the transfer of the benefits, rights and obligations of this Agreement pursuant to this Section 6.01 have been consented to in writing by Parent or (C) is a transferee by will or the laws of descent or distribution or such transfer was completed to an Affiliate of the transferring Holder for estate planning purposes; and (ii) has agreed in writing to be bound by all provisions of this Agreement.

Section 6.02. Effectiveness; Term. This Agreement shall be valid and enforceable as of the date of this Agreement and may not be revoked by any party hereto; provided that the provisions herein (other than this Article 6) shall not be effective until the consummation of the First Merger. In the event the Merger Agreement is terminated in accordance with its terms prior to the consummation of the First Merger, this Agreement shall automatically terminate and be of no further force or effect. This Agreement shall terminate upon the date as of which all of the Registrable Securities have been sold, transferred, disposed of or exchanged pursuant to a registration statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and SEC Rule 174 thereunder (or any successor rule promulgated thereafter by the SEC)). The provisions of Article 4 shall survive any termination.

Section 6.03. Governing Law; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state that would cause the law of any other jurisdiction to apply.

(b) The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the Court of Chancery of the State of Delaware; provided that if such court does not have jurisdiction, any such action shall be brought exclusively in the United States District Court for the District of Delaware or any other state court sitting in the State of Delaware, so long as such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 6.06 shall be deemed effective service of process on such party.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.04. Counterparts. This Agreement may be signed in any number of counterparts, and by each party on separate counterparts. Each such counterpart shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective in accordance with Section 6.02 when each party hereto shall have received a counterpart hereof signed by the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Delivery of a counterpart hereof by email attachment shall be an effective mode of delivery.

Section 6.05. Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

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Section 6.06. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered in person; (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid; (c) when delivered by FedEx or other nationally recognized overnight delivery service; or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), if the sender within one (1) Business Day sends a confirming copy of such notice by FedEx or other nationally recognized overnight delivery service, addressed as follows:

If to Parent:

Talos Energy Inc.

333 Clay Street, Suite 3300

Houston, Texas 77002

Attention: William S. Moss III

Facsimile No.: (713) 574-4919

Email: bill.moss@talosenergy.com

with a copy to (which will not constitute notice):

Vinson & Elkins LLP

Texas Tower

845 Texas Avenue, Suite 4700

Houston, Texas 77002

Attention: Lande A. Spottswood; Jackson A. O’Maley

Facsimile No.: (713) 615-5171; (713) 615-5471

Email: lspottswood@velaw.com; jomaley@velaw.com

If to a Holder, to the address set forth below such Holder’s name on Schedule A attached hereto.

Section 6.07. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of Parent and the Holders of a majority of the Registrable Securities then outstanding; provided that no such amendment, modification or waiver that would materially and adversely affect a Holder or group of Holders in a manner different than any other Holder or group of Holders shall be effective against such Holder or group of Holders without the consent of the Holders holding a majority of the Registrable Securities that are held by the group of Holders that is materially and adversely affected thereby, and any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Holder without the written consent of such Holder, unless such amendment, termination, or waiver applies to all Holders in the same fashion; provided that, without the consent of Bain Capital Credit, LP, Parent shall not waive the provisions of Section 5.05 with respect to any Major Holder. Parent shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver. Any amendment, termination, or waiver effected in accordance with this Section 6.07 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

Section 6.08. Severability. Each term, provision, covenant and restriction of this Agreement is severable. If any such term, provision, covenant or restriction is held by a court of competent jurisdiction to be invalid, void or unenforceable, (a) it shall have no effect in that respect and the parties shall use all reasonable efforts to replace it in that respect with a valid and enforceable substitute term, provision, covenant or restriction (as applicable), the effect of which is as close to its intended effect as possible; and (b) the remainder of the terms, provisions,

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covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

Section 6.09. Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates, including as may be acquired in connection with a transfer from a Holder party hereto, shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

Section 6.10. Entire Agreement. This Agreement, the Merger Agreement and the other related agreements as to which Parent, on the one hand, and any Holder on the other hand, are parties, constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written and oral, that may have been entered into by or among any of the parties hereto relating to the transactions contemplated hereby.

Section 6.11. Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

TALOS ENERGY INC.

By:	/s/ Timothy S. Duncan
Name: Timothy S. Duncan
Title: President and Chief Executive Officer

ADAGE CAPITAL PARTNERS, L.P. By: Adage Capital Partners, GP, LLC, its General Partner By: Adage Capital Advisors, LLC, its Managing Member
By:	/s/ Dan Lehan
Name: Dan Lehan
Title: Chief Operating Officer

SANKATY CREDIT OPPORTUNITIES IV, L.P. By: Sankaty Credit Opportunities Investors IV, LLC, its general partner By: Bain Capital Credit Member, LLC, its managing member

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Managing Director & Global Head of Operations

BAIN CAPITAL DISTRESSED & SPECIAL SITUATIONS 2013 (AIV I), L.P.

By: Bain Capital Distressed and Special Situations 2013 Investors (A), L.P., its general partner

By: Bain Capital Credit Member, LLC, its general partner

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Managing Director & Global Head of Operations

Signature Page to Registration Rights Agreement

BAIN CAPITAL DISTRESSED & SPECIAL SITUATIONS 2013 (AIV II MASTER), L.P.

By: Bain Capital Distressed and Special Situations 2013 Investors (A2), L.P., its general partner

By: Bain Capital Credit Member II, Ltd., its general partner

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Managing Director & Global Head of Operations

BAIN CAPITAL DISTRESSED & SPECIAL SITUATIONS 2013 (B), L.P.

By: Bain Capital Distressed and Special Situations 2013 Investors (B), L.P., its general partner

By: Bain Capital Credit Member, LLC, its general partner

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Managing Director & Global Head of Operations

BAIN CAPITAL DISTRESSED & SPECIAL SITUATIONS 2016 (A), L.P.

By: Bain Capital Distressed and Special Situations 2016 Investors (A), L.P., its general partner

By: Bain Capital Credit Member, LLC, its general partner

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Managing Director & Global Head of Operations

BAIN CAPITAL DISTRESSED & SPECIAL SITUATIONS 2016 (B MASTER), L.P.

By: Bain Capital Distressed and Special Situations 2016 Investors (B), L.P., its general partner

By: Bain Capital Credit Member, LLC, its general partner

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Managing Director & Global Head of Operations

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BAIN CAPITAL DISTRESSED & SPECIAL SITUATIONS 2016 (F), L.P.

By: Bain Capital Distressed and Special Situations 2016 Investors (F), L.P., its general partner

By: Bain Capital Credit Member, LLC, its general partner

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Managing Director & Global Head of Operations

BAIN CAPITAL HIGH INCOME PARTNERSHIP, L.P. By: Bain Capital High Income Investors, L.P. By: Bain Capital Credit Member, LLC, its general partner

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Managing Director & Global Head of Operations

BAIN CAPITAL CREDIT MANAGED ACCOUNT (E), L.P. By: Bain Capital Credit Managed Account Investors (E), L.P., its general partner By: Bain Capital Credit Member, LLC, its general partner

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Managing Director & Global Head of Operations

BAIN CAPITAL CREDIT MANAGED ACCOUNT (PSERS), L.P. By: Bain Capital Credit Managed Account Investors, LLC, its general partner By: Bain Capital Credit Member, LLC, its manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Managing Director & Global Head of Operations

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BAIN CAPITAL CREDIT (AUSTRALIA) PTY LTD IN ITS CAPACITY AS TRUSTEE OF QCT By: Bain Capital Credit, LP, as Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Managing Director & Global Head of Operations

FUTURE FUND BOARD OF GUARDIANS By: Bain Capital Credit, LP, as Investment Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Managing Director & Global Head of Operations

CLARENDON INVESTMENT PARTNERS II, LP By: BCES Management, LLC, its General Partner

By:	/s/ Colin Campbell
Name: Colin Campbell
Title: Managing Director and Authorized Signatory

BOYLSTON REAL ASSETS FUND, LP By: Boylston Investors, LLC, its General Partner

By:	/s/ Colin Campbell
Name: Colin Campbell
Title: Managing Director and Authorized Signatory

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SCHEDULE A

Holders

1.	Adage Capital Partners, L.P.

2.	The following entities (collectively, the “Bain Entities”):

a.	Sankaty Credit Opportunities IV, L.P.

b.	Bain Capital Distressed and Special Situations 2013 (AIV I), L.P.

c.	Bain Capital Distressed and Special Situations 2013 (AIV II Master), L.P.

d.	Bain Capital Distressed and Special Situations 2013 (B), L.P.

e.	Bain Capital Distressed and Special Situations 2016 (A), L.P.

f.	Bain Capital Distressed and Special Situations 2016 (B Master), L.P.

g.	Bain Capital Distressed and Special Situations 2016 (F), L.P.

h.	Bain Capital High Income Partnership, L.P.

i.	Bain Capital Credit Managed Account (E), L.P.

j.	Bain Capital Credit Managed Account (PSERS), L.P.

k.	Bain Capital Credit (Australia) Pty Ltd

l.	Future Fund Board of Guardians

m.	Boylston Real Assets Fund, LP

n.	Clarendon Investment Partners II, LP

Schedule A to Registration Rights Agreement

SCHEDULE B

Major Holders

1.	Adage Capital Partners, L.P.

2.	Each of the Bain Entities

Schedule B to Registration Rights Agreement

Annex G

FORM OF

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TALOS ENERGY INC.

Talos Energy Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation immediately prior to the effectiveness of this Second Amended and Restated Certificate of Incorporation is Talos Energy Inc.

2. The Corporation was incorporated by filing its original Certificate of Incorporation under the name Sailfish Energy Holdings Corporation with the Secretary of State of Delaware on November 14, 2017 (the “Original Certificate”). The Original Certificate was amended and restated in its entirety on May 10, 2018 (the “First Amended and Restated Certificate”).

3. This Second Amended and Restated Certificate of Incorporation (as amended, restated or modified from time to time, including pursuant to the adoption or amendment of any Preferred Stock Certificate of Designation (as defined below), this “Certificate”) amends and restates the First Amended and Restated Certificate and has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) and by the Stockholders of the Corporation in accordance with the DGCL.

4. The First Amended and Restated Certificate of the Corporation is hereby amended, integrated and restated in its entirety to read as follows:

ARTICLE I

NAME

The name of the Corporation is “Talos Energy Inc.”.

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE III

REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 300,000,000, of which 30,000,000 shares shall be preferred stock, par value of $0.01 per share (the “Preferred Stock”), and 270,000,000 shares shall be common stock, par value of $0.01 per share (the “Common Stock”).

Section 4.2 Preferred Stock.

(a) The Board of Directors of the Corporation (the “Board”) is authorized to provide for the issuance from time to time of Preferred Stock in one or more series by filing a certificate of the voting powers (if any), designations, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any (a “Preferred Stock Certificate of Designation”), pursuant to the applicable provisions of the DGCL, as are stated and expressed in the resolution or resolutions providing for the issuance thereof adopted by the Board and dependent on facts ascertainable outside such Preferred Stock Certificate of Designation or resolution or resolutions providing for the issuance thereof adopted by the Board, including, but not limited to, determination of any of the following:

i. the distinctive designation of the series, whether by number, letter or title, and the number of shares which will constitute the series, which number may be increased or decreased (but not below the number of shares then outstanding and except to the extent otherwise provided in the applicable Preferred Stock Certificate of Designation) from time to time by action of the Board;

ii. the dividend rate or rates on the shares of that series, the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

iii. whether that series shall have voting rights, in addition to any voting rights required by law, and, if so, the terms of such voting rights;

iv. whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board shall determine;

v. whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in the event of redemption, which amount may vary under different conditions and at different redemption dates;

vi. whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

vii. the rights of the shares of that series in the event of voluntary or involuntary liquidation, distribution of assets, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

viii. any other relative rights, powers, and preferences, and the qualifications, limitations and restrictions thereof, of that series.

(b) The terms of any series, including voting rights, may be made dependent upon facts ascertainable outside this Certificate and the Preferred Stock Certificate of Designation, provided that the manner in which such facts shall operate upon such terms is clearly and expressly set forth in this Certificate or in the Preferred Stock Certificate of Designation. Notwithstanding the foregoing, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate or pursuant to the DGCL.

(c) Subject to the rights of the holders of any series of Preferred Stock pursuant to the terms of this Certificate or any resolution or resolutions providing for the issuance of such series of stock adopted by the Board and without limiting the authority of the Board set forth in Section 4.2(a)(i), the number of authorized shares of any class or series of capital stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power irrespective of the provisions of Section 242(b)(2) of the DGCL.

(d) All shares of any one series of Preferred Stock so designated by the Board shall be identical, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.

Section 4.3 Common Stock

(a) Dividends. Subject to the provisions of any Preferred Stock Certificate of Designation, the Board may, in its discretion, out of funds legally available for the payment of dividends and at such times and in such manner as determined by the Board, declare and pay dividends on the Common Stock of the Corporation. No dividend (other than a dividend in capital stock ranking on a parity with the Common Stock or cash in lieu of fractional shares with respect to such stock dividend) shall be declared or paid on any share or shares of any class of stock or series thereof that by the express terms of such class of stock or series thereof ranks on parity with the Common Stock in respect of payment of dividends for any dividend period unless there shall have been declared, for the same dividend period, like proportionate dividends on all shares of Common Stock then outstanding.

(b) Liquidation. Subject to the provisions of any Preferred Stock Certificate of Designation, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and payment or setting aside for payment of any preferential amount due to the holders of any other class or series of stock, the holders of the Common Stock shall be entitled to receive ratably any or all assets remaining to be paid or distributed.

(c) Voting Rights. Subject to Section 4.2(b), the holders of the Common Stock of the Corporation shall be entitled to one vote for each share of such stock held by them on all matters submitted to the holders of Common Stock.

Section 4.4 Prior, Parity or Junior Stock

(a) Whenever reference is made in this Article IV to shares “ranking prior to” another class of stock or “on a parity with” another class of stock, such reference shall mean and include all other shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends or as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, as applicable, are given preference over, or rank on an equal basis with, as the case may be, the rights of the holders of such other class of stock.

(b) Whenever reference is made to shares “ranking junior to” another class of stock, such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends and as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation are junior and subordinate to the rights of the holders of such class of stock.

(c) Except as otherwise provided herein or in any Preferred Stock Certificate of Designation (i) each series of Preferred Stock ranks on a parity with each other and each ranks prior to the Common Stock and (ii) Common Stock ranks junior to Preferred Stock.

Section 4.5 Reservation and Retirement of Shares

(a) The Corporation shall at all times reserve and keep available, out of its authorized but unissued shares of Common Stock or out of shares of Common Stock held in its treasury, the full number of shares of Common Stock into which all shares of any series of Preferred Stock having conversion privileges from time to time outstanding are convertible (except, to the extent provided in any Preferred Stock Certificate, where the conversion is conditioned upon the sufficient availability of authorized but unissued shares of Common Stock and shares of Common Stock held in treasury).

(b) Unless otherwise provided in a Preferred Stock Certificate of Designation with respect to a particular series of Preferred Stock, all shares of Preferred Stock redeemed or acquired (as a result of conversion or otherwise) by the Corporation shall be retired and restored to the status of authorized but unissued shares.

Section 4.6 No Preemptive Rights. No holder of shares of stock of the Corporation shall have any preemptive or other rights, except as such rights are expressly provided by contract, an amendment to this Certificate or any Preferred Certificate of Designation to purchase or subscribe for or receive any shares of any class, or series thereof, of stock of the Corporation, whether now or hereafter authorized, or any warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock; but such additional shares of stock and such warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock may be issued or disposed of by the Board to such persons, and on such terms and for such lawful consideration, as in its discretion it shall deem advisable or as to which the Corporation shall have by binding contract agreed.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1 General Powers. Except as otherwise provided by applicable law or this Certificate, the business and affairs of the Corporation shall be managed by or under the direction of the Board, subject to the Board’s right or obligation to delegate any such authority to a committee of the Board as required or permitted by the Bylaws.

Section 5.2 Number and Election. The position of chairman of the Board shall be held by any director elected by the majority of the directors then in office. Unless and except to the extent that the Bylaws shall so require, the election of directors to the Board need not be by written ballot.

Section 5.3 Classes of Directors; Term of Office. Prior to the date of the 2025 annual meeting of stockholders, at each annual meeting of stockholders, each director of a Class having a term expiring at such annual meeting shall be elected for a term expiring at the next election of the Class for which such director shall have been chosen, and shall hold office until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. No decrease in the number of directors shall shorten the term of any incumbent director. Unless otherwise provided in one or more Preferred Stock Certificates of Designation, the foregoing provisions of this paragraph shall not apply to any director elected exclusively by one or more series of Preferred Stock. Notwithstanding anything in the foregoing to the contrary, (i) at the 2023 annual meeting of stockholders, the Class II directors whose terms expire at such meeting shall be elected to hold office for a two-year term expiring at the 2025 annual meeting of stockholders; (ii) at the 2024 annual meeting of stockholders, the Class III directors whose terms expire at such meeting shall be elected to hold office for a one-year term expiring at the 2025 annual meeting of stockholders; and (iii) at the 2025 annual meeting of stockholders and each annual meeting of stockholders thereafter, all directors shall be elected for a one-year term expiring at the next annual meeting of stockholders. At and after the 2025 annual meeting of stockholders, the directors shall no longer be classified with respect to the time for which they hold office. Notwithstanding the foregoing, each director shall remain in office until the election and qualification of a successor or until such director’s earlier death, resignation or removal.

Section 5.4 Quorum. Except as otherwise required by law, this Certificate or the Bylaws, a majority of the total number of directors shall constitute a quorum for the transaction of business at any meeting of the Board. A majority of the directors present (though less than such quorum) may adjourn the meeting from time to time without further notice.

Section 5.5 Manner of Acting. Every act or decision done or made by a majority of the directors present at a meeting at which a quorum is present shall be regarded as the act of the Board, unless the act of a greater number is required by law, this Certificate or the Bylaws.

Section 5.6 Vacancies. Except as otherwise required by law, and subject to the terms of any Preferred Stock Certificate of Designation, any vacancy or newly created directorships in the Board, however occurring, shall be filled only by a majority of the directors then in office, although less than a quorum, by a sole remaining director, or by a committee of the Board authorized to fill any such vacancies or newly created directorships, and shall not be filled by the stockholders of the Corporation. Prior to the date of the 2025 annual meeting of stockholders, any director elected to fill a vacancy shall hold office until the next election of the Class for which such director shall have been chosen, and shall remain in office until the election and qualification of a successor or such director’s earlier death, resignation or removal. From and after the date of the 2025 annual meeting of stockholders, any director elected to fill a vacancy shall hold office until the next annual meeting of stockholders, and shall remain in office until the election and qualification of a successor or such director’s earlier death, resignation or removal. If any applicable provision of the DGCL expressly confers power on stockholders to fill such a directorship at a special meeting of stockholders, such a directorship may be filled at such meeting only by the affirmative vote of the holders of a majority of the votes which all the stockholders would be entitled to cast in any annual election of directors.

Section 5.7 Removal and Resignation of Directors. Directors (other than directors elected exclusively by the holders of one or more series of Preferred Stock) may be removed with or without cause by the affirmative vote of the stockholders that together hold at least a majority of the voting power of the outstanding shares of the Corporation entitled to vote in any annual election of directors.

ARTICLE VI

ACTION BY WRITTEN CONSENT

Subject to the terms of any Preferred Stock Certificate of Designation, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent or consents of the stockholders in lieu of a stockholder meeting.

ARTICLE VII

INDEMNIFICATION

Section 7.1 Limitation on Director Liability. To the fullest extent that the DGCL or any other law of the State of Delaware as the same exists or is hereafter amended permits the limitation or elimination of the liability of directors, no person who is or was a director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (or any successor provision thereto), or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or amendment of this Section 7.1 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section 7.1 will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal, amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal, amendment or adoption of such inconsistent provision.

Section 7.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all expenses, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably and actually incurred or suffered by such Indemnitee in connection with such Proceeding.

(b) To the fullest extent permitted by law, an Indemnitee shall also have the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any such Proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, an advancement of expenses shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of the Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that the Indemnitee is not entitled to be indemnified for the expenses under this Article VII or otherwise. The rights to indemnification and advancement of expenses conferred by this Article VII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Article VII, except for Proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.

Section 7.3 Cumulative Rights. The rights to indemnification and advancement of expenses conferred on any Indemnitee by this Article VII shall not be exclusive of any other rights that any Indemnitee may have or hereafter acquire under law, this Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Section 7.4 Amendments. Any repeal or amendment of this Article VII by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Article VII, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Section 7.5 Additional Indemnitees. This Article VII shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than Indemnitees.

ARTICLE VIII

RELATED PERSONS; CORPORATE OPPORTUNITY

Section 8.1 Related Party Transactions.

(a) Neither any contract or other transaction between the Corporation and any other corporation, partnership, limited liability company, joint venture, firm, association, or other entity (an “Entity”), nor any other acts of the Corporation with relation to any other Entity will, in the absence of fraud, in any way be invalidated by the fact that any one or more of the directors or officers of the Corporation have a pecuniary interest or are otherwise interested in, or are directors, officers, partners, or members of, such other Entity (such directors, officers, and Entities, each a “Related Person”). The fact that any Related Person may be a party to, or may have a pecuniary interest or are otherwise interested in, any contract or transaction of the Corporation, shall not affect the validity of such contract or transaction; provided, that the fact that such person is a Related Person is disclosed or is known to the Board or a majority of directors present at any meeting of the Board at which action upon any such contract or transaction is taken; and any director of the Corporation who is also a Related Person may be counted in determining the existence of a quorum at any meeting of the Board during which any such contract or transaction is authorized and may vote thereat to authorize any such contract or transaction, with like force and effect as if such person were not a Related Person. Any director of the Corporation may vote upon any contract or any other transaction between the Corporation and any Subsidiary or affiliated corporation without regard to the fact that such person is also a director or officer of such Subsidiary or affiliated corporation.

(b) Any contract, transaction or act of the Corporation or of the directors that is ratified in good faith at any annual meeting of the stockholders of the Corporation, or at any special meeting of the stockholders of the Corporation called for such purpose, shall not be void or voidable by reason of a Related Person’s interest therein insofar as permitted by applicable law; provided, however, that any failure of the stockholders to approve or ratify any such contract, transaction or act, when and if submitted, will not be deemed in any way to invalidate the same or deprive the Corporation, its directors, officers or employees, of its or their right to proceed with such contract, transaction or act.

Section 8.2 Corporate Opportunity.

(a) Subject to any express agreement that may from time to time be in effect, (x) any director or officer of the Corporation (other than a person then serving as a full-time employee of the Corporation) who is also an officer, director, employee, managing director or other affiliate of a Principal Stockholder and (y) the Principal Stockholders, may, and shall have no duty not to, in each case on behalf of the Principal Stockholders (the persons and entities in clauses (x) and (y), each a “Covered Person”), (i) carry on and conduct, whether directly, or as a partner in any partnership, or as a joint venturer in any joint venture, or as an officer, director or stockholder of any corporation, or as a participant in any syndicate, pool, trust or association, any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as the Corporation, (ii) do business with any client, customer, vendor or lessor of any of the Corporation or its affiliates, and (iii) make investments in any kind of property in which the Corporation may make investments. To the fullest extent permitted by Section 122(17) of the DGCL, the Corporation hereby renounces any interest or expectancy of the Corporation to participate in any business of the Principal Stockholders, and waives any claim against a Covered Person and shall indemnify a Covered Person against any claim that such Covered Person is liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of such person’s or entity’s participation in any such business. In the event that a Covered Person acquires knowledge of a potential transaction or matter which may constitute a corporate opportunity for both (x) the Covered Person, in his or her Principal Stockholder-related capacity, or a Principal Stockholder and (y) the Corporation, the Covered Person shall not have any duty to offer or communicate information regarding such corporate opportunity to the Corporation. To the fullest extent permitted by Section 122(17) of the DGCL, the Corporation hereby renounces any interest or expectancy of the Corporation in such corporate opportunity and waives any claim against each Covered Person and shall indemnify a Covered Person against any claim, that such Covered Person is liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of the fact that such Covered Person (i) pursues or acquires any corporate opportunity for its own account or the account of any affiliate, (ii) directs, recommends, sells, assigns, or otherwise transfers such corporate opportunity to another person or (iii) does not communicate information regarding such corporate opportunity to the Corporation, provided, however, in each case, that any corporate opportunity which is expressly offered to a Covered Person in writing solely in his or her capacity as an officer or director of the Corporation shall belong to the Corporation. The Corporation shall pay in advance any expenses incurred in defense of such claim as provided in Article VII.

(b) Neither the amendment nor repeal of this Article VIII, nor the adoption of any provision of this Certificate or the Bylaws, nor, to the fullest extent permitted by Delaware law, any modification of law, shall eliminate, reduce or otherwise adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

(c) If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article VIII (including, without limitation, each portion of any paragraph of this Article VIII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of any paragraph of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by applicable law.

(d) This Article VIII shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Certificate, the Bylaws or applicable law. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in any securities of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article VIII.

ARTICLE IX

AMENDMENTS

Section 9.1 Amendment of Certificate.

(a) The Corporation shall have the right, subject to any express provisions or restrictions contained in this Certificate or the Bylaws, from time to time, to amend this Certificate or any provision thereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by this Certificate or any amendment thereof are conferred subject to such right, except as otherwise expressly provided in this Certificate.

(b) Subject to the terms of any Preferred Stock Certificate of Designation and any greater vote required by law, this Certificate may be amended, modified or repealed upon the affirmative vote of the stockholders that together hold a majority of the voting power of the outstanding shares of the Corporation entitled to vote thereon.

Section 9.2 Amendment of Bylaws.

(a) In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board shall have the power to adopt, amend, alter or repeal the Bylaws. In addition to any other vote required by law or provided by the Bylaws or a Preferred Stock Certificate of Designation, the Board of Directors shall not amend, alter or repeal the Bylaws without obtaining the approval of a majority of the directors then in office.

(b) In addition to any other vote required by law or provided in the Bylaws or a Preferred Stock Certificate of Designation, any provision of the Bylaws may be amended, altered or repealed by the stockholders of the Corporation by the affirmative vote of the holders of a majority of the voting power of the capital stock of the Corporation outstanding and entitled to vote thereon.

ARTICLE X

WAIVERS

The Corporation shall not be governed by or subject to Section 203 of the DGCL.

ARTICLE XI

SEVERABILITY

If any provision or provisions of this Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate (including, without limitation, each portion of any paragraph of this Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate (including, without limitation, each such portion of any paragraph of this Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE XII

FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder (including a beneficial owner of stock) of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate or the Bylaws or (d) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any such action or proceeding shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; and the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws of the United States, including without limitation under the Securities Act of 1933, as amended. Notwithstanding the foregoing, the exclusive forum provision shall not apply to claims seeking to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended. Any person or entity purchasing or otherwise acquiring any interest in any share of capital stock of the Corporation shall be deemed to have notice of and consent to the provisions of this Article XII.

ARTICLE XIII

MISCELLANEOUS

Section 13.1 Certain Definitions. As used herein, the following term shall have the meaning specified in this Section 13.1:

“Bylaws” means the Second Amended and Restated Bylaws of the Corporation, as the same may be amended, restated or supplemented from time to time.

Section 13.2 Facts Ascertainable. When the terms of this Certificate refer to a specific agreement or other document or a decision by any body, person or entity to determine the meaning or operation of a provision hereof, the secretary of the Corporation shall maintain a copy of such agreement, document or decision at the principal executive offices of the Corporation and a copy thereof shall be provided free of charge to any stockholder who makes a request therefor. Unless otherwise provided in this Certificate, a reference to any specific agreement or other document shall be deemed a reference to such agreement or document as amended, restated or supplemented from time to time in accordance with the terms of such agreement or document.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned has caused this Second Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this [●] day of [●], 2022.

TALOS ENERGY INC.

By:
Name:	Timothy S. Duncan
Title:	President and Chief Executive Officer

Annex H

FORM OF

SECOND AMENDED & RESTATED BYLAWS

(the “Bylaws”)

OF

TALOS ENERGY INC.

(the “Corporation”)

A Delaware Corporation

As Amended and Restated [●], 2022

SECOND AMENDED & RESTATED BYLAWS

OF

TALOS ENERGY INC.

A DELAWARE CORPORATION

ARTICLE I

OFFICES

Section 1.1 Registered Office. The registered office of the Corporation required by the General Corporation Law of the State of Delaware to be maintained in the State of Delaware shall be the registered office named in the original Certificate of Incorporation of the Corporation, as the same may be amended or restated from time to time (the “Certificate of Incorporation”), or such other office as may be designated from time to time by the Board of Directors of the Corporation (the “Board”) in the manner provided by law. If the Corporation maintains a principal office within the State of Delaware, the registered office need not be identical to such principal office of the Corporation.

Section 1.2 Other Offices. The Corporation may, in addition to its registered office in the State of Delaware, have other offices at such places both within and without the State of Delaware as the Board may from time to time determine or as the business of the Corporation may require.

Section 1.3 Books and Records. The books and records of the Corporation may be kept outside the State of Delaware.

ARTICLE II

STOCKHOLDERS

Section 2.1 Place of Meetings. All meetings of the stockholders shall be held at the principal office of the Corporation, or at such other place either within or without the State of Delaware as shall be specified or fixed by the Board as set forth in the notices thereof.

Section 2.2 Quorum; Withdrawal During Meeting; Adjournment.

(a) Unless otherwise required by law, the Certificate of Incorporation or these Bylaws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Corporation representing a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting of stockholders, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. Where there is a required quorum present when any duly organized meeting convenes, the stockholders present may continue to transact business until adjournment, notwithstanding the subsequent withdrawal of sufficient stockholders or proxies to reduce the total number of voting shares below the number of shares required for a quorum.

(b) Notwithstanding other provisions of the Certificate of Incorporation or these Bylaws, the chairman of the meeting of stockholders or the holders of a majority of the voting power of the issued and outstanding stock entitled to vote at such meeting, present in person or represented by proxy, at any meeting of stockholders, whether or not a quorum is present, shall have the power to adjourn such meeting from time to time, without any notice other than the announcement at the meeting of the time and place of the holding of the adjourned meeting.

If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Section 213(a) of the General Corporation Law of the State of Delaware (as may be amended or supplemented from time to time, the “DGCL”), and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting. At such adjourned meeting at which a quorum shall be present or represented by proxy, any business may be transacted which might have been transacted at the meeting as originally called.

Section 2.3 Annual Meetings. An annual meeting of the stockholders of the Corporation shall be held at such place, within or without the State of Delaware, on such date and at such time as the Board shall fix and set forth in the notice of the meeting; provided that the Board may, in its sole discretion, determine that the meeting shall not be held at any physical location, but may instead be held solely by means of remote communication pursuant to Section 8.7. If the Board has not fixed a place for the holding of the annual meeting of stockholders in accordance with this Section 2.3, or otherwise such annual meeting shall be held at the principal place of business of the Corporation. No business may be conducted at the annual meeting of stockholders except in accordance with the procedures set forth in Section 2.13.

Section 2.4 Special Meetings. Except as otherwise provided by applicable law or in the Certificate of Incorporation, special meetings of the stockholders for any proper purpose or purposes may be called at any time by (a) the Chairman of the Board, (b) the President, (c) a majority of the Board, (d) a majority of the executive committee (if any), or (e) by the Secretary at the direction of a stockholder, or a group of stockholders, holding at least 25% of the capital stock of the Corporation, and special meetings may not be called by any other person or persons. Only business within the proper purpose or purposes described in the notice required by these Bylaws with respect to a special meeting may be conducted at such special meeting of the stockholders. A special meeting of the stockholders shall be held at such place, within or without the State of Delaware, on such date and time as fixed in accordance with this paragraph; provided that the Board may, in its sole discretion, determine that the meeting shall not be held at any physical location, but may instead be held solely by means of remote communication pursuant to Section 8.7.

Section 2.5 Record Date.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination.

(b) If the Board does not fix a record date for any meeting of the stockholders, the record date for determining stockholders entitled to notice and to vote at a meeting of stockholders shall be the close of business on the day next preceding the day on which notice of such meeting is given, or, if notice is waived in accordance with Section 8.3 of these Bylaws, the close of business on the day next preceding the day on which the meeting is held.

(c) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or the stockholders entitled to exercise any rights in connection with any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be the close of business on the day on which the Board adopts the resolution relating thereto.

(d) A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 2.5 at the adjourned meeting.

Section 2.6 Notice of Meetings. Written or printed notice stating the place, day and hour of all meetings, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting (and in the case of a special meeting, the purpose or purposes for which the meeting is called) shall be delivered by or at the direction of the President, the Secretary or the other person(s) calling the meeting not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting. Such notice may be delivered by electronic transmission in the manner provided by Section 232 of the DGCL (except to the extent prohibited by Section 232(e) of the DGCL) or by mail. If mailed, notice shall be deemed to have been given when deposited in the United States mail, postage prepaid, directed to the stockholder at his or her address as it appears on the records of the Corporation. If notice is given by electronic transmission, such notice shall be deemed to be given at the times provided in the DGCL. Such further notice shall be given as may be required by law. An affidavit of the Secretary, an Assistant Secretary or the transfer agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Section 2.7 List of Stockholders. The Corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing contained in this section shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication as permitted by Section 8.7, then such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled by this section to examine the list required by this section or to vote in person or by proxy at any meeting of stockholders.

Section 2.8 Proxies.

(a) Each stockholder entitled to vote at a meeting of stockholders may execute a writing authorizing another person or persons to act for him by proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature. A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder.

(b) Proxies for use at any meeting of stockholders shall be filed with the Secretary, or such other officer as the Board may from time to time determine by resolution, before or at the time of such meeting.

(c) No proxy shall be valid after 3 years from the date of its execution, unless such proxy provides for a longer period. Each proxy shall be revocable unless expressly provided therein to be irrevocable and only as long as it is coupled with an interest sufficient in law to support an irrevocable power.

(d) If a proxy designates two or more persons to act as proxies, unless such instrument shall expressly provide to the contrary, a majority of such persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting thereby conferred, or if only one be present, then such powers may be exercised by that one; or, if an even number attend and a majority cannot agree on any particular issue, the Corporation shall not be required to recognize such proxy with respect to such issue, if such proxy does not specify how the shares that are the subject of such proxy are to be voted with respect to such issue.

Section 2.9 Voting; Elections; Inspectors.

(a) Unless otherwise required by law or provided in the Certificate of Incorporation, each stockholder shall, on each matter submitted to a vote at a meeting of stockholders, have one vote for each share of capital stock entitled to vote thereon that is registered in his or her name on the record date for such meeting. Shares registered in the name of another corporation, domestic or foreign, may be voted by such officer, agent or proxy as the bylaws (or comparable instrument) of such corporation may prescribe, or in the absence of such provision, as the board (or comparable body) of such corporation may determine. Shares registered in the name of a deceased person may be voted by his or her executor or administrator, either in person or by proxy.

(b) At any stockholders meeting, every stockholder entitled to vote may vote in person or by proxy.

(c) At any meeting of stockholders at which a vote is to be taken by ballot, the Corporation shall in advance of the meeting appoint one or more inspectors, each of whom shall sign an oath or affirmation to faithfully execute the duties of inspector with strict impartiality and according to the best of his or her ability. The chairman of the meeting may appoint any person to serve as an inspector, including without limitation employees of the Corporation, except that no candidate for an office at an election shall be appointed as an inspector. The inspectors shall ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots.

(d) Except as otherwise provided by the Certificate of Incorporation or these Bylaws, and subject to the rights of the holders of one or more series of preferred stock of the Corporation, voting separately by class or series, to elect directors pursuant to the terms of one or more series of preferred stock, each director shall be elected, at any meeting for the election of directors at which a quorum is present, (i) in the case of an Uncontested Election, by the vote of a majority of the votes cast with respect to that director’s election and (ii) in the case of a Contested Election, by the vote of a plurality of the votes cast with respect to that director’s election. With respect to clause (i), the Corporation’s corporate governance guidelines may establish procedures with respect to the contingent resignation of any director who does not receive a majority of the votes cast in an election that is not a Contested Election.

For purposes of this Section 2.9:

(i) an “Uncontested Election” shall occur if, as of the 10th day preceding the date the Corporation first mails its notice of meeting for such meeting to the stockholders of the Corporation, the number of candidates does not exceed the number of directors to be elected and with respect to which (a) no stockholder has submitted notice of an intent to nominate a candidate for election at such meeting in accordance with these Bylaws, or (b) such a notice has been submitted and: (i) withdrawn in writing to the Secretary of the Corporation, (ii) determined not to be a valid notice of nomination, with such determination to be made by the Board (or a committee thereof) pursuant to these Bylaws, or if challenged in court, by a final court order, or (iii) determined by the Board (or a committee thereof) not to create a bona fide election contest;

(ii) a “Contested Election” shall occur if, as of the 10th day preceding the date the Corporation first mails its notice of meeting for such meeting to the stockholders of the Corporation, the number of candidates exceeds the number of directors to be elected at such meeting; and

(iii) a majority of the votes cast shall mean that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” the director’s election (with “abstentions” and “broker nonvotes” not counted as a vote cast either “for” or “against” that director’s election).

(e) In all matters other than the election of directors, when a quorum is present, a majority of the votes cast affirmatively or negatively on the subject matter shall be the act of the stockholders, except where a larger vote is required by law, the Certificate of Incorporation or these Bylaws, in which case such larger vote shall control the decision of such matter.

(f) Unless otherwise provided in the Certificate of Incorporation, cumulative voting for the election of directors shall be prohibited.

Section 2.10 Conduct of Meetings. All meetings of the stockholders shall be presided over by the chairman of the meeting, who shall be the Chairman of the Board, or if he is not present, the President, or if neither the Chairman of the Board nor President is present, a chairman elected by a majority of the voting power of the stockholders present, either in person or by proxy, at the meeting. The Secretary, if present, shall act as secretary of such meetings, or if he is not present, an Assistant Secretary (if any) shall so act; if neither the Secretary nor an Assistant Secretary (if any) is present, then a secretary shall be appointed by the chairman of the meeting. The chairman of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion, as seem to the chairman in order.

Section 2.11 Treasury Stock. Shares of its own capital stock belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes. Nothing in this Section 2.11 shall be construed as limiting the right of the Corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

Section 2.12 Action by Written Consent. Subject to the terms of any Preferred Stock Certificate of Designation, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent or consents in writing by the Stockholders.

Section 2.13 Business to be Brought Before Annual or Special Meetings. All matters to be considered and brought before any annual or special meeting of stockholders of the Corporation, whether or not such matter is to be included in the Corporation’s proxy statement prepared pursuant to the federal securities laws, including the proxy rules set forth under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be properly brought before any such meeting only if in compliance with the procedures set forth in this Section 2.13.

(a) Annual Meetings of Stockholders.

(i) Nominations of persons for election to the Board and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders (A) pursuant to the Corporation’s proxy materials with respect to such meeting, (B) by or at the direction of the Board or (C) by any stockholder of the Corporation who (1) was a stockholder of record at the time of giving of notice provided for in this by-law and at the time of the annual meeting, (2) is entitled to vote at the meeting and (3) complies with the notice procedures and form requirements set forth in this Section 2.13 as to such proposal of business or nomination; clause (C) shall be the exclusive means for a stockholder to make nominations or submit other business before an annual meeting of stockholders (other than proposals included in the Corporation’s proxy materials pursuant to Rule 14a-8 promulgated under the Exchange Act and other than nominees included in the Corporation’s proxy materials pursuant to the Certificate of Incorporation).

(ii) Without qualification, for any nominations or any other business to be properly brought before an annual meeting by a stockholder pursuant to Section 2.13(a)(i)(C), the stockholder must have given timely notice thereof in writing to the Secretary and such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date of the preceding year’s annual meeting, or if no meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 100th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(iii) To be in proper form, a stockholder’s notice (whether given pursuant to Section 2.13(a)(ii) or Section 2.13(b)) to the Secretary must set forth (without incorporation by reference from any other document or writing not prepared in response to the requirements of this Section 2.13), as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (A) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, if any, (B) (1) the class or series and number of shares of the Corporation which are, directly or indirectly, owned beneficially and of record by such stockholder and such beneficial owner, (2) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation, (3) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder has a right to vote any shares of any security of the Corporation, (4) any short interest in any security of the Corporation (for purposes of this by-law a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (5) any rights to dividends on the shares of the Corporation owned beneficially by such stockholder that are separated or separable from the underlying shares of the Corporation, (6) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (7) any performance-related fees (other than an asset-based fee) that such stockholder is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such stockholder’s immediate family sharing the same household (which information shall be supplemented by such stockholder and beneficial owner, if any, not later than 10 days after the record date for the meeting to disclose such ownership as of the record date), and (C) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

(iv) if the notice relates to any business other than a nomination of a director or directors that the stockholder proposes to bring before the meeting, to be in proper form, a stockholders’ notice to the Secretary (whether given pursuant to Section 2.13(a)(ii) or Section 2.13(b)) must set forth (without incorporation by reference from any other document or writing not prepared in response to the requirements of this Section 2.13) (A) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such stockholder and beneficial owner, if any, in such business and (B) a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder;

(v) to be in proper form, a stockholder’s notice to the Secretary (whether given pursuant to Section 2.13(a)(ii) or Section 2.13(b)) must set forth (without incorporation by reference from any other document or writing not prepared in response to the requirements of this Section 2.13), as to each person, if any, whom the stockholder proposes to nominate for election or reelection to the Board (A) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (B) a description of all direct and indirect compensation and other material financial or monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all biographical and related party transaction and other information that would be required to be disclosed pursuant to the federal and state securities laws if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and

(vi) with respect to each nominee for election or reelection to the Board, to be in proper form, a stockholder’s notice to the Secretary (whether given pursuant to Section 2.13(a)(ii) or Section 2.13(b)) must include (without incorporation by reference from any other document or writing not prepared in response to the requirements of this Section 2.13) a completed and signed questionnaire, representation and agreement required by Section 2.13(d) below. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board or (ii) provided that the Board has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who (A) is a stockholder of record at the time of giving of notice provided for in this by-law and at the time of the special meeting, (B) is entitled to vote at the meeting, and (C) complies with the notice procedures and form requirements set forth in this Section 2.13 as to such nomination. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by Section 2.13(a)(ii) with respect to any nomination (including the completed and signed questionnaire, representation and agreement required by Section 2.13(d) below) shall be delivered to the Secretary at the principal executive offices of the corporation not earlier than the close of business on the 120th day prior to the date of such special meeting and not later than the close of business on the later of the 100th day prior to the date of such special meeting or, if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall any adjournment or postponement of a special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(c) General.

(i) Only such persons who are nominated in accordance with the procedures set forth in this Section 2.13 shall be eligible to serve as directors, and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.13. Except as otherwise provided by law, or the Certificate of Incorporation or these Bylaws, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 2.13 and, if any proposed nomination or business is not in compliance with this Section 2.13, to declare that such defective proposal or nomination shall be disregarded.

(ii) For purposes of this Section 2.13, “public announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(iii) Notwithstanding the foregoing provisions of this Section 2.13, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.13; provided, however, that any references in these Bylaws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to Section 2.13(a)(i)(C) or Section 2.13(b) above. Nothing in this Section 2.13 shall eliminate or limit any obligations of any stockholder pursuant to Rule 14a-8 under the Exchange Act or any other applicable federal or state securities law with respect to that stockholder’s request to include proposals in the Corporation’s proxy statement.

(d) Submission of Questionnaire, Representation and Agreement. To be eligible to be a nominee for election or reelection as a director of the Corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice under this Section 2.13 or, in the case of a nomination made by or at the direction of the Board, in accordance with such time periods as the Board may from time to time prescribe) to the Secretary at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (i) consents to serving as a director if elected and (if applicable) to being named in the Corporation’s proxy statement and form of proxy as a nominee, and currently intends to serve as a director for the full term for which such person is standing for election, (ii) is not and will not become a party to (a) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (b) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (iii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (iv) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation.

ARTICLE III

BOARD OF DIRECTORS

Section 3.1 Power; Number; Classes; Term of Office.

(a) Subject to the provisions of the Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all the powers of the Corporation and do all such lawful acts and things as are not by statute, by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders.

(b) The number of directors, other than those who may be elected by the holders of one or more series of preferred stock voting separately by class or series, shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Board, provided, that in no event shall the total number of directors constituting the Board be less than three nor more than 13. The number of directors, other than those who may be elected by the holders of one or more series of preferred stock voting separately by class or series, shall be fixed in accordance with the provisions of the Certificate of Incorporation.

(c) Directors shall serve for the terms set forth in the Certificate of Incorporation.

Section 3.2 Quorum; Required Vote for Director Action. Unless otherwise required by law or in the Certificate of Incorporation or these Bylaws, a majority of the total number of directors shall constitute a quorum for the transaction of business of the Board. If at any meeting of the Board there shall be less than a quorum present, a majority of those present may adjourn the meeting without further notice. The vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board unless the Certificate of Incorporation, these Bylaws or applicable law shall require the vote of a greater number.

Section 3.3 Place of Meetings; Order of Business. The directors may hold their meetings and may have an office, except as otherwise provided by law, in such place or places, within or without the State of Delaware, as the Board may from time to time determine by resolution. At all meetings of the Board, business shall be transacted in such order as shall from time to time be determined by the Chairman of the Board, or in his or her absence by the President (if the President is a director) or by resolution of the Board.

Section 3.4 Annual Meeting. The Board shall meet as soon as practicable after the adjournment of each annual stockholders meeting at the place of the annual stockholders meeting unless the Board shall fix another time and place and give notice thereof in the manner required herein for special meetings of the Board. No notice to the directors shall be necessary to legally convene this meeting.

Section 3.5 Regular Meetings. Regular meetings of the Board shall be held at such times and places as shall be designated from time to time by resolution of the Board. Notice of such regular meetings shall not be required.

Section 3.6 Special Meetings. Special meetings of the Board may be called by the Chairman of the Board, the Chief Executive Officer, or, upon written request of any two directors, by the Secretary, in each case on at least 24 hours written notice given by the Secretary, or such officer of the Corporation designated by the Secretary, to each director. Such written notice shall be deemed given effectively if given in person, facsimile, e-mail or by other means of electronic transmission. Such notice, or any waiver thereof pursuant to Section 8.3 hereof, need not state the purpose or purposes of such meeting, except as may otherwise be required by law, the Certificate of Incorporation or these Bylaws. If the Secretary shall fail or refuse to give, or cause to be given, such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting.

Section 3.7 Vacancies; Increases in the Number of Directors. Any vacancy or newly created directorships in the Board, however occurring, shall be filled in the manner required by the Certificate of Incorporation.

Section 3.8 Compensation. Unless otherwise provided in the Certificate of Incorporation, the Board shall have the authority to fix the compensation, if any, of directors.

Section 3.9 Action Without a Meeting; Telephone Conference Meeting.

(a) Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board, or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. Any person (whether or not then a director) may provide, whether through instruction to an agent or otherwise, that a consent to action will be effective at a future time (including a time determined upon the happening of an event), no later than 60 days after such instruction is given or such provision is made and such consent shall be deemed to have been given for purposes of this subsection at such effective time so long as such person is then a director and did not revoke the consent prior to such time. Any such consent shall be revocable prior to its becoming effective.

(b) Unless otherwise restricted by the Certificate of Incorporation, subject to the requirement for notice of meetings, members of the Board, or members of any committee designated by the Board, may participate in a meeting of such Board or committee, as the case may be, by means of conference telephone or similar communications equipment, by means of which all persons participating in the meeting can hear each other, and participation in such a meeting shall constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

ARTICLE IV

COMMITTEES

Section 4.1 Designation; Powers.

(a) The Board may, by resolution passed by a majority of the Board, designate one or more committees, including a nominating and governance committee, an audit committee, and a compensation committee, and delegate to any such committee such power, authority and responsibility as the Board determines is appropriate, subject to the limitations set forth in the DGCL or the establishment of the committee. Each such committee shall consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee may, to the extent permitted by law exercise such powers and shall have such responsibilities as shall be specified in the designating resolution. In the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Each committee shall keep written minutes of its proceedings and shall report such proceedings to the Board when required.

(b) Any such committee shall have and may exercise such of the powers and authority of the Board in the management of the business and affairs of the Corporation as may be provided in such resolution and only to the extent authorized by applicable law; provided that, for the avoidance of doubt, no such committee shall have the power or authority of the Board with regard to (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval or (ii) adopting, amending or repealing any by-law of the Corporation. Any such designated committee may authorize the seal of the Corporation to be affixed to all papers which may require it.

Section 4.2 Procedure; Meetings; Quorum. Any committee designated pursuant to Section 4.1 hereof, shall choose its own chairman and secretary, shall keep regular minutes of its proceedings and report the same to the Board when requested, shall fix its own rules or procedures, and shall meet at such times and at such place or places as may be provided by such rules or procedures, or by resolution of such committee or resolution of the Board. At every meeting of any such committee, the presence of a majority of all the members thereof shall constitute a quorum and the affirmative vote of a majority of the members present shall be necessary for the adoption by it of any resolution.

Section 4.3 Dissolution. Subject to applicable law and these Bylaws, the Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

Section 4.4 Audit Committee. The Audit Committee shall have such members as designated by the Board, and may exercise such power and authority as delegated to such committee from time to time by the Board.

Section 4.5 Nominating & Governance Committee. The nominating and governance committee of the Board (the “Nominating & Governance Committee”) shall have such members as designated by the Board, and may exercise such power and authority as delegated to such committee from time to time by the Board. Any action required or permitted to be taken by the Nominating & Governance Committee may be taken by the affirmative vote of a simple majority of the members of such committee, and no greater vote shall be imposed by resolution or action of the Board or these Bylaws. The unanimous consent of the Board shall be required to eliminate the Nominating & Governance Committee or to modify, limit or eliminate the powers granted to the Nominating & Governance Committee pursuant to the Certificate of Incorporation or these Bylaws.

ARTICLE V

OFFICERS

Section 5.1 Number, Titles and Term of Office. The officers of the Corporation shall consist of a Chief Executive Officer, a President, a Chief Financial Officer, a Chief Operating Officer, a General Counsel, a Chief Accounting Officer, a Treasurer and a Secretary and a Chairman of the Board and such other officers as the Board may from time to time elect or appoint. All officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article V. Such officers shall also have such powers and duties as from time to time may be conferred by the Board or by any committee thereof. In addition, the Board or any committee thereof may from time to time elect, or the Chief Executive Officer may appoint, such other officers (including one or more Senior Vice Presidents, Vice Presidents, Assistant Secretaries, Assistant Treasurers, Assistant Controllers and Tax Officers) and such agents, as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers and agents shall have such duties and shall hold their offices for such terms as shall be provided in these Bylaws or as may be prescribed by the Board or such committee or by the Chief Executive Officer, as the case may be. All officers elected by the Board shall hold office until his or her successor shall be duly elected and shall qualify, or until his or her death, resignation or removal in the manner hereinafter provided. Any number of offices may be held by the same person, unless the Certificate of Incorporation provides otherwise. Except for the Chairman of the Board, if any, no officer need be a director.

Section 5.2 Compensation. The salaries or other compensation, if any, of the officers and agents of the Corporation shall be fixed from time to time by the Board.

Section 5.3 Removal. Any officer or agent elected or appointed by the Board may be removed, either with or without cause, by the Board. Election or appointment of an officer or agent shall not of itself create contractual rights.

Section 5.4 Vacancies. Any vacancy occurring in any office of the Corporation may be filled by the Board.

Section 5.5 Chief Executive Officer. The President shall be the chief executive officer of the Corporation (the “Chief Executive Officer”) unless the Board designates the Chairman of the Board or other officer as the Chief Executive Officer. Subject to the control of the Board and the executive committee (if any), the Chief Executive Officer shall have general executive charge, management and control of the properties, business and operations of the Corporation with all such powers as may be reasonably incident to such responsibilities; and the Chief Executive Officer may agree upon and execute all leases, contracts, evidences of indebtedness and other obligations in the name of the Corporation and may sign all certificates for shares of capital stock of the Corporation; and shall have such other powers and duties as designated in accordance with these Bylaws and as may be assigned to him from time to time by the Board.

Section 5.6 Chairman of the Board. The Chairman of the Board shall be a director of the Corporation; and shall have such other powers and duties as designated in accordance with these Bylaws and as may be assigned to him from time to time by the Board. The Chairman of the Board may be any director elected by a majority of the Board.

Section 5.7 President. Unless the Board otherwise determines, the President shall have the authority to agree upon and execute all leases, contracts, evidences of indebtedness and other obligations in the name of the Corporation; and the President shall have such other powers and duties as designated in accordance with these Bylaws and as may be assigned to him from time to time by the Board.

Section 5.8 Vice Presidents. In the absence of the Chairman of the Board or the President, or in the event of their inability or refusal to act, a Vice President designated by the Board or, in the absence of such designation, the Vice President who is present and who is senior in terms of time as a Vice President of the Corporation, shall perform the duties of the Chairman of the Board or the President, as the case may be, and when so acting shall have all the powers of and be subject to all the restrictions upon the President; provided, however, that such Vice President shall not preside at meetings of the Board unless he or she is a director. Each Vice President shall perform such other duties and have such other powers as the Board may from time to time prescribe.

Section 5.9 Chief Financial Officer. The Chief Financial Officer shall have the custody of the corporate funds and securities and shall keep full and accurate account of receipts and disbursements in books belonging to the Corporation. He or she shall deposit all moneys and other valuables in the name and to the credit of the Corporation in such depositaries as may be designated by the Board. He or she shall disburse the funds of the

Corporation as may be ordered by the Board, the Chairman of the Board, or a President, taking proper vouchers for such disbursements. He or she shall render to the Chairman of the Board, the President and the Board at the regular meetings of the Board, or whenever they may request it, an account of all his or her transactions as Chief Financial Officer and of the financial condition of the Corporation. The Chief Executive Officer may direct the Treasurer to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and the Treasurer shall perform other duties commonly incident to his or her office and shall also perform such other duties and have such other powers as the Board or the Chief Executive Officer shall designate from time to time; provided, however, that if the offices of the Chief Financial Officer and the Treasurer are held by the same person, then the Chief Executive Officer may direct the Chief Accounting Officer to assume and perform the duties of the Chief Financial Officer.

Section 5.10 Chief Operating Officer. The Chief Operating Officer shall have direct management responsibility for the general business operations of the Corporation, and he or she shall have such powers and perform such duties as may be incident to the office of chief operating officer of a corporation, those duties assigned to him or her by other provisions of these Bylaws, and such other duties as may from time to time be assigned to him or her either directly or indirectly by the Board or the Chief Executive Officer.

Section 5.11 Chief Accounting Officer. The Chief Accounting Officer shall have such general powers and duties of supervision and management as shall be assigned to him or her by the Board. The Chief Accounting Officer shall perform such other duties commonly incident to his or her office and shall have such other powers as the Board shall designate from time to time. In addition, the Board may direct the Chief Accounting Officer to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer.

Section 5.12 General Counsel. The General Counsel shall be the chief legal advisor of the Corporation and shall have responsibility for the management of the legal affairs and litigation of the Corporation and, in general, he or she shall perform the duties incident to the office of general counsel of a corporation and such other duties as may be assigned to him or her either directly or indirectly by the Board or the Chief Executive Officer, or as may be provided by law.

Section 5.13 Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer and the Board, at its regular meetings, or when the Board so requires, an account of all transactions as Treasurer and of the financial condition of the Corporation. In case of the Treasurer’s death, resignation, retirement or removal from office, all books, papers, vouchers, money and other property of whatever kind in the Treasurer’s possession or under the Treasurer’s control belonging to the Corporation shall be restored to the Corporation.

Section 5.14 Secretary. The Secretary shall keep the minutes of all meetings of the Board, committees of directors and of the stockholders in books provided for such purpose; shall attend to the giving and serving of all notices; may in the name of the Corporation affix the seal of the Corporation to all contracts of the Corporation and attest thereto; may sign with the other appointed officers all certificates for shares of capital stock of the Corporation; shall have charge of the certificate books, transfer books and stock ledgers, and such other books and papers as the Board may direct, all of which shall at all reasonable times be open to inspection by any director upon application at the office of the Corporation during business hours; shall have such other powers and duties as designated in accordance with these Bylaws and as may be prescribed from time to time by the Board; and shall generally perform all acts incident to the office of Secretary, subject to the control of the Chief Executive Officer and the Board.

Section 5.15 Assistant Secretaries. Each Assistant Secretary (if any) shall have the usual powers and duties pertaining to his or her office, together with such other powers and duties as designated in accordance with these Bylaws and as may be prescribed from time to time by the Chief Executive Officer, the Board or the Secretary. The Assistant Secretaries shall exercise the powers of the Secretary during the Secretary’s absence or inability or refusal to act.

Section 5.16 Action with Respect to Securities of Other Corporations. Unless otherwise determined by the Board, the Chief Executive Officer shall have the power to vote and otherwise to act on behalf of the Corporation, in person or by proxy, at any meeting of security holders of any other corporation, or with respect to any action of security holders thereof, in which the Corporation may hold securities and otherwise, to exercise any and all rights and powers which the Corporation may possess by reason of its ownership of securities in such other corporation.

ARTICLE VI

INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS

Section 6.1 Right to Indemnification. Subject to the limitations and conditions as provided in this Article VI, each person who was or is made a party to or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (hereinafter a “proceeding”), or any appeal in such a proceeding or any inquiry or investigation that could lead to such a proceeding, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was or has agreed to become a director or officer of the Corporation, or while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving or having agreed to serve as a director or officer of the Corporation, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended against all reasonable expense, liability and loss (including without limitation, attorneys’ fees, judgments, fines, ERISA excise or similar taxes, punitive damages or penalties and amounts paid or to be paid in settlement) reasonably and actually incurred or suffered by such person in connection with such proceeding, and such indemnification under this Article VI shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnity hereunder and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Section 6.5, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of the Corporation. The right to indemnification granted pursuant to this Article VI shall be a contractual right, and no amendment, modification or repeal of this Article VI shall have the effect of limiting or denying any such rights with respect to actions taken or proceedings arising prior to any such amendment, modification or repeal. The Corporation shall be the indemnitor of first resort for any such person entitled to indemnification under this Article VI, which such person entitled to indemnification also has certain rights to indemnification, advancement or expenses and/or insurance in favor of such person and not the Corporation, provided by one or more other persons or entities. IT IS EXPRESSLY ACKNOWLEDGED THAT THE INDEMNIFICATION CONFERRED IN THIS ARTICLE VI COULD INVOLVE INDEMNIFICATION FOR NEGLIGENCE OR UNDER THEORIES OF STRICT LIABILITY.

Section 6.2 Advance Payment. The right to indemnification conferred in this Article VI shall include the right to be paid or reimbursed by the Corporation for the reasonable expenses (including, without limitation, attorneys’ fees) reasonably incurred by a person of the type entitled to be indemnified under Section 6.1, who was, is or is threatened to be made a named defendant or respondent in a proceeding in advance of the final disposition of the proceeding and without any determination as to the person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such person in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of a written affirmation by such director or officer of such person’s good faith belief that he or she has met the standard of conduct necessary for indemnification under this Article VI and a written undertaking, by or on behalf of such person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified person is not entitled to be indemnified under this Article VI or otherwise.

Section 6.3 Indemnification of Employees and Agents. The Corporation may, by action of its Board, provide indemnification to employees and agents of the Corporation, individually or as a group, with the same scope and effect as the indemnification of directors and officers provided for in this Article VI.

Section 6.4 Appearance as a Witness. Notwithstanding any other provision of this Article VI, the Corporation may pay or reimburse expenses incurred by a director or officer in connection with his or her appearance as a witness or other participation in a proceeding at a time when such person is not a named defendant or respondent in the proceeding.

Section 6.5 Right of Claimant to Bring Suit. If a written claim received by the Corporation from or on behalf of an indemnified party under this Article VI is not paid in full by the Corporation within 60 days after such receipt, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim (including, without limitation, attorneys’ fees). It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board, its committees, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board, its committees, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. In any suit brought by (a) a claimant to enforce a right to indemnification hereunder (but not in a suit brought by a claimant to enforce a right to an advancement of expenses), and (b) the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the claimant has not met any applicable standard for indemnification set forth in the DGCL.

Section 6.6 Nonexclusivity of Rights. The right to indemnification and advancement and payment of expenses conferred in this Article VI shall not be exclusive of any other rights which a director or officer or other person indemnified pursuant to this Article VI may have or hereafter acquire under any law (common or statutory), provision of the Certificate of Incorporation, these Bylaws, any agreement, vote of stockholders or otherwise.

Section 6.7 Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any person who is or was serving as a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, employee, agent or similar functionary of another domestic or foreign corporation, partnership, joint venture, proprietorship, employee benefit plan, trust or other enterprise against any expense, liability or loss asserted against any such person and incurred in any such capacity, or arising out of the person’s status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under this Article VI.

Section 6.8 Amendments. Any repeal or amendment of this Article VI by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these Bylaws inconsistent with this Article VI, shall, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to claimants on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Section 6.9 Severability. If any provision or provisions of this Article VI shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VI shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VI (including, without limitation, each such portion of this Article VI containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

Section 6.10 Definitions. For purposes of this Article, reference to the “Corporation” shall include, in addition to the Corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger prior to (or, in the case of an entity specifically designated in a resolution of the Board, after) the adoption hereof and which, if its separate existence had continued, would have had the power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

ARTICLE VII

CAPITAL STOCK

Section 7.1 Certificates of Stock; Signatures. The shares of the capital stock of the Corporation shall be represented by certificates, provided, however, that the Board may determine by resolution that some or all of any or all the classes or series of the Corporation’s stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board, every holder of stock represented by certificates and, upon request, every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of the Corporation by any two authorized officers of the Corporation representing the number of shares registered in certificate form. Any or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

Section 7.2 Transfer of Shares.

(a) The shares of stock of the Corporation shall only be transferable on the books of the Corporation by the holders thereof in person or by their duly authorized attorneys or legal representatives upon surrender and cancellation of certificates for a like number of shares (or upon compliance with the provisions of Article VII, Section 6 hereof, if applicable). Upon surrender to the Corporation or a transfer agent of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer (or upon compliance with the provisions of Article VII, Section 6 hereof, if applicable) and of compliance with any transfer restrictions applicable thereto contained in any agreement to which the Corporation is a party, or of which the Corporation has knowledge by reason of a legend with respect thereto placed upon any such surrendered stock certificate, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books; provided, that such other conditions for such transfer as shall be provided for under applicable law have been satisfied.

(b) Whenever any transfer of shares shall be made for collateral security and not absolutely, the Corporation shall so record such fact in the entry of transfer if, when the certificate for such shares is presented to the Corporation for transfer or, if such shares are uncertificated, when the instruction for registration of transfer thereof is presented to the Corporation, both the transferor and transferee request the Corporation to do so.

Section 7.3 Effect of Corporation’s Restriction on Transfer.

(a) A written restriction on the transfer or registration of transfer of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, if permitted by the DGCL and noted conspicuously on the certificate representing such shares or, in the case of uncertificated shares, contained in a notice sent by the Corporation to the registered owner of such shares within a reasonable time after the issuance or transfer of such shares, may be enforced against the holder of such shares or any successor or transferee of the holder including an executor, administrator, trustee, guardian or other fiduciary entrusted with like responsibility for the person or estate of the holder.

(b) A restriction imposed by the Corporation on the transfer or the registration of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, even if otherwise lawful, is ineffective against a person without actual knowledge of such restriction unless: (i) the shares are certificated and such restriction is noted conspicuously on the certificate; or (ii) the shares are uncertificated and such restriction was contained in a notice sent by the Corporation to the registered owner of such shares within a reasonable time after the issuance or transfer of such shares.

Section 7.4 Ownership of Shares. The Corporation shall be entitled to treat the holder of record of any share or shares of capital stock of the Corporation as the owner in fact thereof at that time for purposes of voting such shares, receiving distributions thereon or notices in respect thereof, transferring such shares, exercising rights of dissent, exercising or waiving any preemptive rights, or giving proxies with respect to such shares; and, neither the Corporation nor any of its officers, directors, employees, or agents shall be liable for regarding that person as the owner of those shares at that time for those purposes, regardless of whether or not that person possesses a certificate for those shares.

Section 7.5 Regulations Regarding Certificates. To the extent allowable by the Certificate of Incorporation and applicable law, the Board shall have the power and authority to make all such rules and regulations as it may deem expedient concerning the issue, transfer and registration or the replacement of certificates for shares of capital stock of the Corporation. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.

Section 7.6 Lost, Stolen, Destroyed or Mutilated Certificates. The Board may determine the conditions upon which a new certificate of stock may be issued in place of any certificate which is alleged to have been lost, stolen, destroyed or mutilated; and may, in its discretion, require the owner of such certificate or his or her legal representative to give bond, with sufficient surety, to indemnify the Corporation and each transfer agent and registrar against any and all losses or claims which may arise by reason of the issuance of a new certificate in the place of the one so lost, stolen, destroyed or mutilated.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.1 Fiscal Year. The fiscal year of the Corporation shall be such as established from time to time by the Board.

Section 8.2 Corporate Seal. The Board may provide a suitable seal containing the name of the Corporation. The Secretary shall have charge of the seal (if any). If and when so directed by the Board or a committee thereof, duplicates of the seal may be kept and used by an Assistant Secretary.

Section 8.3 Waiver of Notice. Whenever notice is required to be given, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these Bylaws.

Section 8.4 Resignations. Any director, member of a committee or officer may resign at any time. Such resignation may be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Chief Executive Officer or Secretary. The acceptance of a resignation shall not be necessary to make such resignation effective, unless expressly so provided in the resignation.

Section 8.5 Facsimile Signatures. In addition to the provisions for the use of facsimile signatures elsewhere specifically authorized elsewhere in these Bylaws, facsimile signatures of any officer or officers of the Corporation may be used as determined by the Board.

Section 8.6 Reliance upon Books, Reports and Records. A member of the Board, or a member of any committee thereof, shall be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board, or by any other person as to matters the director reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation, as to the value and amount of the assets, liabilities and/or net profits of the Corporation, or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared and paid, or with which the Corporation’s stock might properly be purchased or redeemed.

Section 8.7 Meeting Attendance via Remote Communication Equipment. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxyholders not physically present at a meeting of stockholders may, by means of remote communication: (a) participate in a meeting of stockholders; and (b) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (ii) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.

Section 8.8 Dividends. The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.

Section 8.9 Reserves. The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

Section 8.10 Notice to Stockholders Sharing Same Address. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

Section 8.11 Exceptions to Notice Requirements. Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

Section 8.12 Capitalized Terms. Capitalized terms that are used but not defined herein, but that are defined in the Certificate of Incorporation, shall have the respective meanings assigned to them in the Certificate of Incorporation.

ARTICLE IX

AMENDMENTS

In addition to any other vote required by law or provided in the Certificate of Incorporation, these Bylaws or a Preferred Stock Certificate of Designations, the Board shall not amend, alter or repeal these Bylaws without obtaining the approval of a majority of the directors then in office. In addition to any other vote required by law or provided in the Certificate of Incorporation, these Bylaws or a Preferred Stock Certificate of Designations, any provision of these Bylaws may be amended altered or repealed by the stockholders of the Corporation by the affirmative vote of the holders of a majority of the voting power of the capital stock of the Corporation outstanding and entitled to vote thereon.

As amended and restated through [●], 2022.

Annex I

FORM OF

LETTER OF TRANSMITTAL

for securities of

ENVEN ENERGY CORPORATION

to be exchanged pursuant to the

Agreement and Plan of Merger, dated as of September 21, 2022

The Exchange Agent for the Transaction is: [●]

DELIVERY INSTRUCTIONS

[●]

Attn: [●]

[●]

For information please email: [●]

or call: [●]

THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED. IF SECURITIES ARE REGISTERED IN MORE THAN ONE NAME, A SEPARATE LETTER OF TRANSMITTAL MUST BE SUBMITTED FOR EACH SEPARATE REGISTERED HOLDER OF SUCH SECURITIES.

BY SIGNING THIS LETTER OF TRANSMITTAL, YOU AGREE TO THE PROVISIONS CONTAINED HEREIN AND MAKE THE ACKNOWLEDGEMENTS AND REPRESENTATIONS PROVIDED HEREIN.

You are receiving this letter of transmittal (this “Letter of Transmittal”) pursuant to that certain Agreement and Plan of Merger, dated as of September 21, 2022 (the “Merger Agreement”), by and among EnVen Energy Corporation, a Delaware corporation (the “Company”), Talos Energy Inc., a Delaware corporation (“Parent”), Talos Production Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Production Company”), Tide Merger Sub III LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Parent (“UnSub”), Tide Merger Sub I Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub I”), Tide Merger Sub II LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Parent (“Merger Sub II”, and together with Merger Sub I, the “Merger Subs”), and BCC Enven Investments, L.P., a Delaware limited partnership, in its capacity as the representative of the Company Stockholders and Equity Award Holders (the “Equityholders’ Representative”).

Capitalized terms used but not defined in this Letter of Transmittal shall have the meanings ascribed to such terms in the Merger Agreement. To the extent any provision of this Letter of Transmittal is inconsistent with any provision of the Merger Agreement, the applicable provisions of the Merger Agreement shall control.

Pursuant to the Merger Agreement and subject to the terms and conditions set forth therein: (a) at the First Effective Time, Merger Sub I shall be merged with and into the Company (the “First Merger”), whereupon the separate existence of Merger Sub I will cease, with the Company surviving the First Merger as a direct wholly-

owned Subsidiary of Parent (the “First Surviving Corporation”); (b) at the Second Effective Time, the First Surviving Corporation shall be merged with and into Merger Sub II (the “Second Merger”), whereupon the separate existence of the First Surviving Corporation will cease, with Merger Sub II surviving the Second Merger as a direct wholly-owned Subsidiary of Parent (the “Surviving Company”); and (c) at the Third Effective Time, the Surviving Company shall be merged with and into either the Production Company or UnSub (the “Third Merger,” and together with the First Merger and Second Merger, the “Mergers”), whereupon the separate existence of the Surviving Company will cease, with the Production Company or UnSub, as applicable, surviving the Third Merger as an indirect wholly-owned subsidiary of Parent (the “Final Surviving Company”).

You currently hold shares of one or more of the following classes and/or series of Company Securities (or securities convertible into or exercisable or exchangeable for one or more of the following classes and/or series of Company Securities): (i) Class A Common Stock and/or (ii) Series A Convertible Perpetual Preferred Stock of the Company (collectively, the “Securities”).

At the First Effective Time, by virtue of the First Merger and without any further action on the part of Parent, the Merger Subs, the Company or any holder of securities of Parent, the Merger Subs or the Company, each holder of Class A Common Shares issued and outstanding immediately prior to the First Effective Time (other than the Disregarded Shares and Dissenting Shares, but including (i) the Conversion Shares issued upon conversion of the Series A Preferred Shares pursuant to Section 2.04 of the Merger Agreement and (ii) the Converted Equity Award Shares issued upon conversion of the Company Options, Company PSUs and Company RSUs pursuant to Section 2.06 of the Merger Agreement) shall be entitled to receive, upon delivery of this Letter of Transmittal, properly completed and validly executed, together with any required attachments or other documents: (a) that number of whole shares of Parent Common Stock (which shall be in uncertificated book-entry form) representing the Per Share Stock Consideration into which such holder’s Class A Common Shares have been converted pursuant to Section 2.03(a) of the Merger Agreement; (b) an amount in cash equal to the Per Share Cash Consideration into which such holder’s Class A Common Shares have been converted pursuant to Section 2.03(a) of the Merger Agreement; (c) any cash in lieu of fractional shares of Parent Common Stock that such holder has the right to receive pursuant to Section 2.11 of the Merger Agreement and (d) any cash dividends or other distributions payable in accordance with Section 2.08(h) of the Merger Agreement (clauses “(a)” through “(d)” collectively with respect to all shares of Class A Common Stock, the “Aggregate Merger Consideration”).

How to Receive Your Consideration

To receive your consideration, you will need to complete the following steps:

1.	Provide Registered Holder information (Form 1).

2.	List the Securities being exchanged for payment (Form 2).

3.	Complete the enclosed Internal Revenue Service (“IRS”) Form W-9 or, if you are not a U.S. person for U.S. federal income tax purposes, the appropriate Form W-8, as applicable (Form 3).

4.	Sign this Letter of Transmittal (Form 4).

5.	Provide Wire Transfer information (Form 5) ONLY IF you would like to receive the cash consideration you are entitled to by wire transfer (instead of bank check).

6.	Complete the Medallion Guarantee (Form 6) ONLY IF the consideration is to be issued to any Person other than the Registered Holder.

When steps 1-6 are complete, please send this Letter of Transmittal, duly completed and validly executed, together with the completed and signed enclosed IRS Form W-9 or the appropriate Form W-8, as applicable, and, in the case of certificated shares, the original Certificates representing the Securities to be surrendered in connection with the transactions contemplated by the Merger Agreement or, if applicable, an Affidavit of Lost Certificate and Indemnity Agreement (and, if applicable, the Medallion Guarantee), to the following address:

[●]

The method of delivery is at the election and risk of the undersigned. We recommend you send it by overnight courier or registered mail, return receipt requested and insured. For information, please email [●] or call [●].

To the extent that you are the registered holder of your Securities (as evidenced on the books and records of the Company’s transfer agent, American Stock Transfer & Trust Company, LLC), after receiving the proper documentation from you as set forth above, the Exchange Agent will forward to you (a) a bank check or, if you complete Form 5, a wire transfer, representing the cash to which you are entitled as consideration in the First Merger, less all applicable tax withholdings and, (b) for any Parent Common Stock to which you are entitled as consideration in the First Merger, the Exchange Agent [will provide you with an account number, credit your account with the appropriate number of book-entry shares and mail you a statement evidencing such credit. Once you receive your statement from the Exchange Agent, you can coordinate with your bank, broker or other nominee to credit any unrestricted shares of Parent Common Stock you receive in the First Merger to your account with your bank, broker or other nominee.

To the extent that any of your Securities are held in “street name” by your bank, broker or other nominee, you will receive instructions from your bank, broker or other nominee as to how to submit this Letter of Transmittal and how to effect the surrender of your Securities in order to receive the applicable consideration for such shares. Please contact your nominee for information on how you will receive the merger consideration for your “street name” shares, if applicable.

By delivering this signed and completed Letter of Transmittal, the undersigned hereby agrees, and represents, warrants and covenants to each of Parent, the Merger Subs, the Company and the Final Surviving Company, as follows:

a)

Merger Agreement; Consideration. The undersigned hereby acknowledges and agrees that all descriptions of the delivery of the consideration and other matters related to the Mergers and the other transactions contemplated by the Merger Agreement are set forth in summary form in this Letter of Transmittal for the undersigned’s convenience only and are qualified in their entirety by the terms of the Merger Agreement. For the avoidance of doubt, the undersigned hereby acknowledges and agrees that his, her or its agreements, acknowledgements and covenants herein are supplemental to and are not intended to call into doubt the existing validity or effectiveness of any of the matters set forth herein by virtue of the prior adoption of the Merger Agreement and approval of the Mergers and the other transactions contemplated by the Merger Agreement by the requisite stockholders of the Company and other actions and operation of Applicable Law.

Without limitation of the matters set forth in this Letter of Transmittal or the Merger Agreement, by signing this Letter of Transmittal, the undersigned hereby acknowledges and agrees that: (i) the undersigned has received a copy of the Merger Agreement and has read and reviewed and understands the terms of the Merger Agreement and this Letter of Transmittal and the matters set forth therein and herein, including the provisions thereof and hereof related to the exchange of the Securities and the applicable portion of the Aggregate Merger Consideration payable and/or issuable, as applicable, in respect of such Securities; (ii) the undersigned has been urged to and has been given the opportunity to consult with the undersigned’s legal and tax advisors regarding the legal and tax consequences of the transactions contemplated by the Merger Agreement; (iii) that any discussion of tax issues in this Letter of Transmittal is not intended or written to be relied upon, and cannot be relied upon, by you for the purpose of avoiding penalties that may be imposed under applicable tax laws and is included herein solely in connection with the Mergers and the other transactions contemplated by the Merger Agreement; and (iv) that Davis Polk & Wardwell LLP represents the Company and Vinson & Elkins LLP represents Parent.

By signing this Letter of Transmittal, the undersigned hereby acknowledges and agrees that, pursuant to the Merger Agreement, at the First Effective Time (by virtue of the First Merger and without any further action by Parent, the Merger Subs, the Company or any holder of securities of Parent, the Merger Subs or the Company, including the undersigned), the Securities held by the undersigned immediately prior to the First Effective Time shall be converted into the right to receive the applicable portion of the Aggregate Merger Consideration payable and/or issuable, as applicable, in respect thereof in accordance with the terms of the Merger Agreement, without interest and subject to any applicable withholding pursuant to the Merger Agreement. The undersigned acknowledges that the applicable portion of the Aggregate Merger Consideration paid and/or issued, as applicable, in exchange for the Securities surrendered herewith constitutes the entire and total consideration to which the undersigned is entitled at the First Effective Time in respect of the undersigned’s Securities pursuant to the terms of the Merger Agreement or any other agreement to which the undersigned is a party. Furthermore, the undersigned acknowledges and agrees that any payments made to the undersigned pursuant to the Merger Agreement shall be final and in no event shall Parent, the Merger Subs, the Company, the Final Surviving Company, the Equityholders’ Representative or any of their respective affiliates have any liability to the undersigned for payment or disbursement by any Person (including Parent, the Merger Subs, the Company, the Final Surviving Company, the Equityholders’ Representative and their respective affiliates and Representatives (including the Exchange Agent)) in accordance with the Merger Agreement. In the event the undersigned directs the Exchange Agent to deliver the applicable portion of the Aggregate Merger Consideration to a payee other than the registered holder of the applicable Securities (the “Registered Holder”), the undersigned shall bear liability, if any, for any transfer taxes applicable to the delivery of such applicable portion of such consideration to such other payee.

b)

Acknowledgment. The undersigned acknowledges and agrees that, upon execution of the Merger Agreement, Sections 2.03 through 2.12 and 10.04 of the Merger Agreement shall be binding upon the undersigned as fully as though he, she or it were a signatory thereto, notwithstanding the fact that the undersigned is not a direct signatory to the Merger Agreement.

c)

Ownership of Securities/Authority. By signing this Letter of Transmittal, the undersigned hereby represents and warrants that the undersigned (together with the undersigned’s spouse if the undersigned is an individual, married and the Securities surrendered herewith previously constituted community property under Applicable Law) is the sole legal, record and beneficial owner of the Securities surrendered herewith, or the undersigned is a participant in The Depositary Trust Company (“DTC”) whose name appears on a security position listing as the owner of such Securities, as of immediately prior to the First Effective Time, with good and valid title to, and full power and authority to sell, assign and transfer, such Securities free and clear of all liens, claims and encumbrances, other than restrictions on transfer imposed by applicable U.S. federal and state securities laws, and not subject to any claims or other restrictions. The undersigned further hereby represents and warrants that the undersigned has sole power to agree to all of the matters set forth in this Letter of Transmittal and the Merger Agreement, in each case with respect to all of the undersigned’s Securities to be surrendered herewith, with no limitations, qualifications or restrictions on such rights, subject to the applicable U.S. federal and state securities laws that restrict the transfer of such Securities.

The undersigned will, upon request, execute and deliver any additional documents reasonably requested by the Exchange Agent to process delivery of the applicable portion of the Aggregate Merger Consideration payable in respect of the Securities in connection with the surrender thereof.

Except for the Securities to be surrendered for exchange pursuant to this Letter of Transmittal (as set forth in Form 2 of this Letter of Transmittal), and any Company Options, Company PSUs or Company

RSUs, as applicable, the undersigned does not own any shares of capital stock or other equity or voting interests in or other securities of the Company.

The undersigned hereby represents and warrants that: (i) if the undersigned is not a natural person, the undersigned is a legal entity duly organized, validly existing and in good standing under the law of its jurisdiction of organization; (ii) the undersigned has all legal right, power, authority and capacity to execute and deliver this Letter of Transmittal, to perform each of his, her or its obligations hereunder, and to consummate the transactions contemplated hereby and to participate in the implementation and consummation of the transactions contemplated by the Merger Agreement; and (iii) the execution and delivery of this Letter of Transmittal has been duly authorized by all necessary action (including, without limitation, if the undersigned is a corporation, approval by its board of directors and, if necessary, shareholders, as the case may be, if the undersigned is a partnership, approval by its general partner or limited partners, as the case may be, if the undersigned is a limited liability company, approval by its managers, and if necessary, members, as the case may be) on the part of the undersigned and this Letter of Transmittal constitutes a valid and binding obligation of the undersigned, enforceable against him, her or it in accordance with its terms, subject to (A) laws of general application relating to bankruptcy, reorganization insolvency, relief of debtors and other similar laws affecting the enforcement of creditors’ rights generally and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

In connection with the Securities to be surrendered for exchange pursuant to this Letter of Transmittal, the undersigned hereby waives all appraisal, quasi-appraisal or dissenters’ rights or similar rights or remedies to which he, she or it may be entitled or otherwise available to the undersigned under any Applicable Law in connection with the Mergers and the transactions contemplated by the Merger Agreement. The undersigned further understands that if he, she or it has filed a demand for appraisal, quasi-appraisal, dissenters’ or similar rights or remedies with respect to the Securities submitted and surrendered herewith (or, as applicable, cancelled), by submission of this Letter of Transmittal, the undersigned hereby withdraws such demand and agrees that the fair value of such Securities is not more than the consideration payable in respect thereof pursuant to the Merger Agreement. The undersigned understands that submission of this Letter of Transmittal to the Exchange Agent constitutes an irrevocable waiver of his, her or its rights to demand appraisal for the fair value of his, her or its Securities pursuant to the provisions of Delaware law. The undersigned agrees not to bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any Governmental Authority, which challenges the validity of or seeks to enjoin the operation of any provision of the Merger Agreement or any ancillary agreement contemplated by the Merger Agreement.

All authority conferred or agreed to be conferred in this Letter of Transmittal shall be binding upon the successors, assigns, heirs, executors, administrators and legal representatives of the undersigned and shall not be affected by, and shall survive, the death or incapacity of the undersigned.

No permit, consent, waiver approval or authorization of, or declaration to or filing or registration with, any governmental authority or third party is required in connection with the execution, delivery or performance of this Letter of Transmittal by the undersigned or the consummation by the undersigned of the transactions contemplated hereby.

If the undersigned is an individual resident of any state that is subject to community property laws, unless the signature of the undersigned’s spouse appears on the signature page to this Letter of Transmittal, the undersigned represents and warrants that he or she is not married or that he or she has the power to bind his or her spouse acting alone.

By signing this Letter of Transmittal, the undersigned acknowledges and agrees that (i) the surrender of the Securities pursuant to this Letter of Transmittal is irrevocable and (ii) the undersigned has been provided access to all information requested by the undersigned in order to evaluate the merits and risks of entering into this Letter of Transmittal.

d)

Delivery of Consideration. The delivery by the Exchange Agent of the applicable portion of the Aggregate Merger Consideration to which the undersigned is entitled in respect of the Securities pursuant to the terms of the Merger Agreement is conditioned on, among other things, (i) the Closing, (ii) receipt by the Exchange Agent of this Letter of Transmittal, duly completed and validly executed, together with all required attachments and other documents and (iii) in the case of Securities held in book-entry form with DTC, ownership of such Securities is validly transferred on the account books maintained by DTC. No interest will accrue on any portion of the Aggregate Merger Consideration.

The undersigned understands that the delivery and surrender of Securities will not be effective, and the risk of loss of such Securities shall not pass, unless and until the Exchange Agent receives this Letter of Transmittal, properly completed and duly executed, together with all accompanying evidences of authority in form satisfactory to Parent and any other required documents, including the certificate or certificates which immediately prior to the First Effective Time represented outstanding Securities (“Certificates”) or such other evidence of transfer as Parent may request in the case of a book-entry transfer of Securities. All questions as to validity, form and eligibility of any surrender of Certificates or the Securities represented thereby or any other evidence thereof (in the case of uncertificated Securities) will be determined by Parent (which may delegate power in whole or in part to the Exchange Agent) and such determination shall be final and binding.

The undersigned hereby represents and warrants that the mailing address, wire transfer information, or information provided for special payment or delivery, as applicable, set forth in this Letter of Transmittal is true, correct and complete, and the undersigned hereby agrees to indemnify and hold harmless Parent, the Merger Subs, the Company, the Final Surviving Company, the Equityholders’ Representative and the Exchange Agent and their respective agents and representatives from any claims by any person, including the undersigned, relating to the delivery to such address or bank account, or pursuant to such special payment or delivery information, of any portion of the Aggregate Merger Consideration to be paid to the undersigned or on behalf of the undersigned, in respect of the undersigned’s Securities to be surrendered herewith. The undersigned agrees to notify the Exchange Agent of any change to the address, wire instructions or special payment or delivery information set forth herein.

Unless otherwise specified on Forms 5 and/or 6, the undersigned hereby (a) directs the Exchange Agent to deliver the evidence of book-entry of Parent Common Stock and issue all cash payments by check as set forth below, for the applicable portion of the Aggregate Merger Consideration payable in respect of the Securities to be surrendered herewith and as may be due pursuant to the terms of the Merger Agreement in the name(s) of the registered holder(s) appearing at the address set forth in Form 1, and (b) acknowledges that, upon delivery of the items identified above by the undersigned to the Exchange Agent, the Exchange Agent shall issue to the undersigned the applicable portion of the Aggregate Merger Consideration in respect of the undersigned’s Securities to be surrendered herewith.

e)

Equityholders’ Representative. The undersigned hereby irrevocably constitutes and appoints [●] as the true, exclusive and lawful agent and attorney-in-fact of the undersigned to act in the name, place and stead of the undersigned solely in connection with the transactions contemplated by the Merger Agreement, in accordance with Section 10.04 of the Merger Agreement, and to act on behalf of the undersigned, to do or refrain from doing all such further acts and things, and to execute all such documents as the Equityholders’ Representative shall deem necessary or appropriate in connection with the transactions contemplated by the Merger Agreement. Neither the Equityholders’ Representative nor any of its Representatives shall be liable for any act done or omitted under the Merger Agreement as Equityholders’ Representative while acting in good faith and in the exercise of reasonable judgment. The undersigned acknowledges that the Company Stockholders and Equity Award Holders shall severally, on a pro rata basis in accordance with the percentage of the aggregate Per Share Consideration received by each Company Stockholder and Equity Award Holder, indemnify the Equityholders’ Representative and hold the Equityholders’ Representative harmless against any loss, liability or expense incurred without bad faith on the part of the Equityholders’ Representative and arising out of or in connection with the acceptance or administration of the Equityholders’ Representative’s duties under the Merger Agreement, including the fees and expenses of any legal counsel retained by the Equityholders’ Representative. The undersigned acknowledges that the Equityholders’ Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or administration of its duties as the Equityholders’ Representative under the Merger Agreement.

f)

Waiver of Rights. In consideration for, and in light of, the delivery of the applicable portion of the Aggregate Merger Consideration payable in respect of the Securities, the undersigned hereby irrevocably and unconditionally waives any and all preemptive rights, restrictions on transfer, rights of first refusal, tag along rights, rights to notice, registration rights, valuation rights, consent or voting rights, information rights, rights to any liquidation preference and similar rights and benefits to which the undersigned may be entitled pursuant to the Company Organizational Documents, Applicable Law or any agreements among the Company and any or all of the holders of Company Securities (including the undersigned), except for those agreements entered into in connection with the transactions contemplated by the Merger Agreement.

g)

Confidentiality. The undersigned hereby agrees that all confidential and/or proprietary information of the Company (to the extent such information has not been made available to the general public) obtained by the undersigned prior to the First Effective Time shall remain subject to all applicable confidentiality obligations (contractual or otherwise) of the undersigned, which such obligations shall not be limited or affected by the Mergers.

h)

Miscellaneous. The undersigned hereby acknowledges and agrees that Parent and its Affiliates (including the Final Surviving Company) are third-party beneficiaries of this Letter of Transmittal, and any representations, warranties, acknowledgements, agreements, waivers, releases and covenants are made to and for the benefit of each of Parent and its Affiliates (including the Final Surviving Company) and the Exchange Agent severally and shall be enforceable by each of Parent and its Affiliates (including the Final Surviving Company) and the Exchange Agent severally.

No authority herein conferred or agreed to be conferred shall be affected by, and all such authority shall survive, the death or incapacity of the undersigned. All obligations of the undersigned hereunder shall be binding upon the heirs, executors, administrators, legal representatives, successors and permitted assigns of the undersigned.

THE UNDERSIGNED HEREBY AND PURSUANT TO SECTION 10.16 OF THE MERGER AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS LETTER OF TRANSMITTAL OR THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under Applicable Law. If any term or provision of this Letter of Transmittal shall for any reason and to any extent be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Letter of Transmittal or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, Parent may, upon written notice to the undersigned, modify this Letter of Transmittal so that the transactions contemplated by this Letter of Transmittal and the Merger Agreement be consummated as originally contemplated to the greatest extent possible.

i)

Reliance/Survival. The undersigned understands that the information contained in this Letter of Transmittal may be shared with the Exchange Agent, Parent, the Merger Subs, the Company, the Equityholders’ Representative and the Final Surviving Company, and each such Person may rely upon the representations, warranties, covenants and agreements contained herein as if each such Person was a party to this Letter of Transmittal and each shall have the rights, remedies and benefits under this Letter of Transmittal as if such Person was a party hereto. Unless agreed in writing by Parent, all representations, warranties, acknowledgements, agreements, waivers and covenants of the undersigned set forth in this Letter of Transmittal will remain in full force and effect pursuant to its terms. Any modification to any term of this Letter of Transmittal requires the prior written consent of both the undersigned and Parent.

j)

Governing Law; Venue. This Letter of Transmittal shall be governed by and construed according to the laws of the State of Delaware, without regard to principles of conflicts of law. The undersigned consents to the exclusive jurisdiction of the state and federal courts sitting in the State of Delaware and consents to personal jurisdiction of and venue in such courts with respect to any and all matters or disputes arising out of this Letter of Transmittal. The undersigned hereby agrees that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Letter of Transmittal or the Merger Agreement or the transactions contemplated hereby or thereby shall be brought in any federal or state court located in the State of Delaware, and the undersigned hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by law, any objection that he, she or it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum.

k)

Interpretation. ALL QUESTIONS AS TO THE FORM OF DOCUMENTS AND THE VALIDITY, FORM, ELIGIBILITY (INCLUDING TIME OF RECEIPT) AND ACCEPTANCE FOR EXCHANGE OF ANY SECURITIES WILL BE DETERMINED BY PARENT IN ITS SOLE DISCRETION, WHICH DETERMINATION WILL BE FINAL AND BINDING TO THE FULLEST EXTENT PERMITTED BY LAW.

The undersigned is strongly urged to consult with legal, tax and/or financial advisor(s) of the undersigned’s choosing regarding the consequences to the undersigned of the Merger Agreement, and the transactions contemplated thereby, including the Mergers, and the undersigned’s execution of this Letter of Transmittal and the transactions contemplated hereby, and acknowledges that the undersigned: (a) availed himself, herself or itself of such right and opportunity (to the extent that the undersigned so desired or as otherwise provided herein); (b) has carefully reviewed and understands the terms of the foregoing documents and the transactions contemplated thereby and deems them to be in the undersigned’s best interest; and (c) is competent to execute this Letter of Transmittal free from coercion, duress or undue influence.

Form 1. Registered Holder Information.

Name(s) of Registered Holder(s) exactly as name(s) appear(s) on Security
BELOW TO BE COMPLETED IF SECURITIES ARE BEING DELIVERED BY BOOK-ENTRY TRANSFER TO THE ACCOUNT MAINTAINED BY THE EXCHANGE AGENT WITH DTC
DTC Participant Number
Transaction Code Number

*	For the purposes hereof, the “Registered Holder” includes any participant in DTC’s systems whose name appears on a security position listing as the owner of the Security.

*

If you are delivering your Securities by book-entry transfer to an account maintained by the Exchange Agent at DTC, this Letter of Transmittal should be accompanied by a message, transmitted through electronic means by DTC to, and received by, the Exchange Agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Securities which are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of this Letter of Transmittal and that Parent may enforce such agreement against the participant. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

If Securities submitted for exchange are registered in different names, a SEPARATE letter of transmittal must be submitted for each Registered Holder.

Address

City

State/Province

Postal/Zip Code

Country

Telephone Number of Registered Holder

Email Address of Registered Holder

*

By providing your email address, you hereby agree and understand that you are providing your consent to the electronic delivery of any and all disclosures, information or documents in connection with this Letter of Transmittal (“Account”), including any disclosure required by federal, state or local law, and any other information, documents, data records and other legal notices that may relate to your Account. Your consent will continue to apply and you will continue to receive electronically the applicable or requested information pertaining to your Account above until you are no longer an accountholder, or until you withdraw your consent. You may withdraw your consent to receiving Account documents and communications electronically at any time, by contacting us in writing at [●]. Any withdrawal of your consent to Electronic Communications will be effective only after we have a reasonable period of time to process your withdrawal request.

Form 2. Securities Surrendered for Exchange.

Please complete the schedule below by listing the Securities being surrendered for exchange.

Type of Security	Certificate Number(1)	Quantity of Securities	Check Box if Lost
Class A Common Stock			☐
Series A Convertible Perpetual Preferred Stock			☐
☐
☐
☐

(1)	If Securities are held in uncertificated, book-entry form, please leave this box blank.

Lost Certificate(s). If the Certificate(s) has (have) been lost, stolen or destroyed, an Affidavit of Lost Certificate and Indemnity Agreement, attached hereto as Exhibit A, must be completed and delivered to the Exchange Agent along with this completed Letter of Transmittal.

Form 3. Tax Matters (IRS Form W-9 or Form W-8)

Each Registered Holder set forth in Form 1 must provide the Exchange Agent with a correct Taxpayer Identification Number (“TIN”) and certain other information on the enclosed IRS Form W-9, or an appropriate IRS Form W-8, as applicable, as described below.

If any consideration to be issued in respect of the Securities being surrendered is to be issued to any Person other than the Registered Holder set forth in Form 1 (a “Transferee”), such Transferee must provide the Exchange Agent with a correct TIN and certain other information on the enclosed IRS Form W-9, or an appropriate IRS Form W-8.

If (i) you are not a U.S. person or (ii) you are a U.S. person and do not timely provide a properly completed and signed IRS Form W-9 (or other appropriate form of certification of non-foreign status under the applicable Treasury regulations), then the Exchange Agent (or another withholding agent) will generally be required to withhold 15% of the value of the applicable portion of the Aggregate Merger Consideration in respect of your Securities to be surrendered herewith under Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”).

To avoid backup withholding, U.S. federal income tax law generally requires that if your Securities are accepted for payment, you or your assignee (in either case, the “Payee”) must properly complete and timely provide the Exchange Agent with the enclosed IRS Form W-9 (in the case of a Payee that is U.S. person (as defined in the instructions to the enclosed IRS Form W-9)) or an appropriate IRS Form W-8 (in the case of a Payee that is not a U.S. person), in each case, in accordance with the instructions thereto, or otherwise establish an exemption from backup withholding. If the Exchange Agent is not timely provided with a properly completed IRS Form W-9 or appropriate IRS Form W-8, as applicable, or an adequate basis for an exemption, the Payee may be subject to penalties imposed by the IRS and backup withholding on any cash received pursuant to the First Merger (including any cash received in lieu of fractional shares and/or any cash dividends or distributions payable in accordance with Sections 2.10 and 2.07(h) of the Merger Agreement, respectively). Backup withholding is not an additional tax. Rather, a Payee subject to backup withholding will be allowed a credit of the amount withheld against such Payee’s U.S. federal income tax liability. If withholding results in an overpayment of taxes, you generally must obtain a refund by timely furnishing the required information to the IRS.

Payees are urged to consult their tax advisors regarding compliance with the backup withholding rules. To prevent backup withholding, each Payee that is a U.S. person must timely provide such Payee’s correct TIN by completing the enclosed IRS Form W-9, certifying that (i) the TIN provided is correct, (ii) (a) the Payee is exempt from backup withholding, (b) the Payee has not been notified by the IRS that such Payee is subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified the Payee that such Payee is no longer subject to backup withholding, and (iii) the Payee is a U.S. person (including a U.S. resident alien). In the case of a Payee who is an individual, a Payee’s correct TIN is generally the Payee’s social security number. If the Payee does not have a TIN, such Payee should consult the Instructions for IRS Form W-9 that are included at the end of the attached IRS Form W-9 (the “W-9 Specific Instructions”) for instructions on applying for a TIN and apply for and receive a TIN prior to submitting the IRS Form W-9. If the Payee does not provide such Payee’s TIN to the Exchange Agent by the time of payment, backup withholding will apply. If the Securities are held in more than one name or not in the name of the actual owner, consult the W-9 Specific Instructions for information on which TIN to report. To prevent backup withholding, a Payee that is not a U.S. person must complete an appropriate IRS Form W-8.

Certain Payees are not subject to these backup withholding and reporting requirements. To prevent possible erroneous backup withholding, such exempt Payees who are U.S. persons should indicate their exempt status on the enclosed IRS Form W-9 by providing the appropriate exempt payee code. See the enclosed W-9 Specific Instructions for additional instructions. In order for a nonresident alien or foreign entity to qualify for exempt status, such Payee must submit an appropriate and properly completed IRS Form W-8BEN, W-8BEN-E,

W-8ECI, W-8EXP or W-8IMY, as the case may be, signed under penalties of perjury attesting to such exempt status and including any necessary supporting documentation. Such forms may be obtained from the Exchange Agent or the IRS website: www.irs.gov.

Failure to provide a properly completed and signed IRS Form W-9 (or other appropriate form of certification of non-foreign status under the applicable Treasury regulations) will result in withholding under Section 1445 of the Code. Failure to provide a properly completed and signed IRS Form W-9 or a properly completed and signed IRS Form W-8BEN, W-8BEN-E or other applicable IRS Form W-8 may result in backup withholding under U.S. tax laws on any payments and may result in penalties imposed by the IRS.

YOU ARE URGED TO CONTACT YOUR TAX ADVISOR FOR ADDITIONAL INFORMATION.

Form 4. Signature Page to Letter of Transmittal

By signing below, you acknowledge and represent that you have fully read and understood this Letter of Transmittal and consent to be legally bound by its terms and conditions.

You also represent that you are authorized to sign this Letter of Transmittal (either in your capacity as the Registered Holder set forth in Form 1 or in your capacity as having the authority to affix the signature of the Registered Holder set forth in Form 1) with the intention of providing a signature that is binding on the Registered Holder and such signature is provided on behalf of all owners for joint accounts.

If the Securities surrendered herewith are held in uncertificated book-entry form in DTC’s systems, the signatory of this Letter of Transmittal must be the participant in DTC’s systems whose name appears on the security position listing as the owner of such Securities.

Your signature below certifies that no alterations have been made in any way to this Letter of Transmittal or any of the other instruments or documents accompanying this Letter of Transmittal or otherwise submitted by you. To the extent you have made any alterations to this Letter of Transmittal or any such other instruments or documents, any such alterations are deemed unenforceable and receipt of any payment does not constitute agreement to any such alterations.

Sign Here:
(Signature(s) of Registered Holder(s))

Name:
(Please Print)

Title:
(if signing on behalf of an entity)

Date:
ADDITIONAL SIGNERS (IF APPLICABLE)

Sign Here:
(Signature(s) of Registered Holder(s))

Name:
(Please Print)

Title:
(if signing on behalf of an entity)

Date:

Form 5. Wire Transfer Information

WIRE INSTRUCTIONS: Complete the information below if you would prefer payment of cash consideration via wire transfer. This wire request is optional. If you do not complete the information below, a check for the proceeds will be delivered to you at the address as it appears above. The name on the bank account must match the registration and include all registered holders. If you choose to receive a wire a $[●] wire fee will be deducted from your payment. You may also be contacted to verbally confirm your wire instructions below.

By completion of the below wire information, the registered stockholder hereby agrees that the above wire instructions are true and correct and by endorsing this Letter of Transmittal the person authorized to act on behalf of this account is directing the Exchange Agent to make payment to the bank account described below.

ABA Routing Number

Bank Name

Bank Address

Name on Bank Account

Account Number (DDA)

For Further Credit Acct #

For Further Credit Acct Name

SWIFT/ IBAN (req’d for Intl wires)

*

Please contact your bank for questions regarding the appropriate bank routing number and account number to be used. If the name of the bank account does not match the name provided in the “Wire Instructions” box on Form 1, or does not include all registered holders, a check will be sent.

Form 6. Medallion Guarantee Stamp/Signature

ONLY COMPLETE THIS FORM if the consideration is to be delivered to any payee other than the Registered Holder of the Securities. You must provide this original fully completed form to the following address (we recommend you send it by overnight courier or registered mail, return receipt requested and insured):
[●]

NEW REGISTRATION INSTRUCTIONS:

Name

Address

City

State/Province

Postal/Zip Code

Country

SIGNATURE AND MEDALLION GUARANTEE

Sign Here:
(Signature(s) of Registered Holder(s))

Name:
(Please Print)

Title:
(if signing on behalf of an entity)

ADDITIONAL SIGNERS (IF APPLICABLE)

Sign Here:
(Signature(s) of Registered Holder(s))

Name:
(Please Print)

Title:
(if signing on behalf of an entity)

Date:

A Medallion Signature Guarantee stamp may be obtained from a domestic bank or trust company, broker- dealer, clearing agency, savings association, or other financial institution which participates in a Medallion program of the Securities Transfer Association Medallion Program (STAMP), Stock Exchanges Medallion Program (SEMP) or the NYSE Medallion Signature Program, as long as the amount of the transaction does not exceed the relevant surety coverage of the medallion. Signature guarantees from financial institutions which do not participate in a Medallion program will not be accepted. A notary public cannot provide a Medallion Signature Guarantee stamp.
Medallion Guarantee Stamp	Name of Institution Providing Medallion Guarantee:

Name/Title of Contact at Institution:

Phone Number of Contact at Institution:

Exhibit A: Affidavit of Lost Certificate and Indemnity Agreement

The undersigned registered holder (“Holder”) hereby represents, warrants and covenants as follows:

1.	Holder’s current address is .

2.

Holder is the true, lawful, present and sole legal and beneficial owner of, and is entitled to the possession of the following securities issued by EnVen Energy Corporation, a Delaware corporation (the “Company”), which have been lost, stolen or destroyed at some time during the period between the date of issuance thereof and the date hereof, and cannot now be produced (the “Lost Certificate(s)”, and the securities represented thereby, the “Securities”):

Name(s) of Registered Holder(s) (exactly as name(s) appear(s) on Share Certificate(s) or holding(s))
Holding-Id(s)	Number of Holdings Represented by Holding-Id(s)

3.

Holder has conducted or caused to be conducted a thorough and diligent search and has failed to find or recover the Lost Certificate(s). The Lost Certificate(s) and any rights or interests therein were not endorsed by Holder. If Holder should find or recover the Lost Certificate(s), Holder will immediately surrender or cause to be surrendered the same to the Company (or its successor), without receiving any consideration thereof for cancellation.

4.

The Lost Certificate(s), the Securities represented thereby, and any rights or interests therein were not sold, assigned, pledged, transferred, delivered, deposited under any agreement, hypothecated or disposed of in any manner by Holder or on Holder’s behalf. Neither Holder nor anyone on Holder’s behalf has signed any power of attorney, assignment or other authorization respecting the Lost Certificate(s) that is now outstanding and in force. No person, firm, company, agency, government or other entity other than Holder has or has asserted any right, title, claim, equity or interest in, to, or respecting the Lost Certificate(s) or the Securities, or any rights or interests therein or proceeds thereof.

5.

Holder agrees to (and on behalf of Holder’s successors or assigns), indemnify and hold harmless the Exchange Agent, the Company and any acquirer of the Company, together with their respective officers, directors, employees, agents, affiliates, successors, and assigns from and against any and all damages, liabilities, losses, actions, suits, claims or expenses (including reasonable attorneys’ fees) arising out of or in connection with the Lost Certificate(s), the Securities and/or the delivery of this Affidavit of Lost Certificate.

6.	This Affidavit of Lost Certificate shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any conflicts of laws provisions thereof.

[rest of page intentionally left blank]

IN WITNESS WHEREOF, the Holder has executed this Affidavit of Lost Certificate as of the date set forth below.

IF A LEGAL ENTITY	IF AN INDIVIDUAL
Registered Holder Name:	Registered Holder Name:

By:	By:

Name:	Date:

Title:

Date:

Annex J

GLOSSARY OF CERTAIN OIL AND NATURAL GAS TERMS

The following are abbreviations and definitions of certain terms used in this document, which are commonly used in the oil and natural gas industry:

1P — The total amount of proved reserves.

2P — The total amount of proved and probable reserves.

3P — The total amount of proved, probable and possible reserves.

Barrel or Bbl — One stock tank barrel, or 42 United States gallons liquid volume.

Boe — One barrel of oil equivalent determined using the ratio of six Mcf of natural gas to one barrel of crude oil or condensate.

BOEM — Bureau of Ocean Energy Management.

BSEE — Bureau of Safety and Environmental Enforcement.

Boe/d — Barrels of oil equivalent per day.

Btu — British thermal unit, which is the heat required to raise the temperature of a one-pound mass of water one degree Fahrenheit.

Completion — The process of treating a drilled well followed by the installation of permanent equipment for the production of oil, natural gas or NGLs.

DD&A — Depreciation, depletion and amortization.

Deepwater — Water depths of more than 600 feet. Note, however, that when used in the sections entitled “Information About EnVen” and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations of EnVen,” such term shall mean water depths between 500 feet and 7,500 feet.

Developed acres — The number of acres that are allocated or assignable to producing wells or wells capable of production.

Development costs — Costs incurred to obtain access to proved reserves and to provide facilities for extracting, treating, gathering and storing the oil and natural gas.

Development well — A well drilled within the proved area of an oil or natural gas reservoir to the depth of a stratigraphic horizon known to be productive.

Drill well — A project to drill and complete a new wellbore for the purposes of producing oil and natural gas.

Dry hole — An exploratory or development well that does not produce oil and/or natural gas in economically producible quantities.

Exploratory well — A well drilled to find a new field or to find a new reservoir in a field previously found to be productive of oil and natural gas in another reservoir.

Field — An area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structural feature or stratigraphic condition, or both.

GAAP — The generally accepted accounting principles in the United States of America.

Gross acres or gross wells — The total acres or wells in which the Company owns a working interest.

Lease operating expenses or LOE — The costs incurred for operating wells and equipment on producing properties, many of which are recurring.

MBbls — One thousand barrels of crude oil or other liquid hydrocarbons. Based on approximate energy equivalency, one MBoe is equal to one MBbl, six MMcf of natural gas, or 42 MGals of NGLs.

MBbl/d — One thousand barrels of crude oil or other liquid hydrocarbons per day.

MBoe — One thousand barrels of oil equivalent.

MBoe/d — One thousand barrels of oil equivalent per day.

Mcf — One thousand cubic feet of natural gas. Based on approximate energy equivalency, one MBoe is equal to one MBbl, six MMcf of natural gas, or 42 MGals of NGLs.

Mcf/d — One thousand cubic feet of natural gas per day.

MGals — Thousand gallons. Typically used to measure natural gas liquids. Based on approximate energy equivalency, one MBoe is equal to one MBbl, six MMcf of natural gas, or 42 MGals of NGLs.

MMBoe — One million barrels of oil equivalent.

MMBtu — One million British thermal units. One British Thermal Unit, or Btu, is the quantity of heat required to raise the temperature of a one-pound mass of water by one degree Fahrenheit.

MMcf — One million cubic feet of natural gas.

MMcf/d — One million cubic feet of natural gas per day.

Natural gas liquid (s) or NGL(s) — Natural gas liquid. Hydrocarbons which can be extracted from wet natural gas and become liquid under various combinations of increasing pressure and lower temperature. NGLs consist primarily of ethane, propane, butane and natural gasoline.

Net acres or net wells — The sum of the fractional working interests the Company owns in gross acres or gross wells.

NYMEX — The New York Mercantile Exchange.

NYMEX Henry Hub — Henry Hub is the major exchange for pricing natural gas futures on the New York Mercantile Exchange. It is frequently referred to as the Henry Hub Index.

OPEC — Organization of Petroleum Exporting Countries.

Plugging and abandonment or P&A — The process of sealing off wells, decommissioning platforms and abandoning pipelines.

Possible reserves — Possible reserves are those additional oil and natural gas reserves that are less certain to be recovered than probably reserves. The SEC provides a complete definition of possible oil and gas reserves in Rule 4-10(a)(17) of Regulation S-X.

Probable reserves — Probable reserves are those additional oil and natural gas reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered. The SEC provides a complete definition of probably oil and gas reserves in Rule 4-10(a)(18) of Regulation S-X.

Production infrastructure — Various platform, production facilities and pipelines allowing for the development, production and transportation of oil and natural gas.

Productive well — A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

Proved developed reserves — In general, proved reserves that can be expected to be recovered from existing wells with existing equipment and operating methods. The SEC provides a complete definition of developed oil and gas reserves in Rule 4-10(a)(6) of Regulation S-X.

Proved reserves — Proved reserves are those quantities of oil and natural gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible – from a given date forward, from known reservoirs and under existing economic conditions, operating methods and government regulations — prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time. The SEC provides a complete definition of developed oil and gas reserves in Rule 4-10(a)(22) of Regulation S-X.

Proved undeveloped reserves — In general, proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion. The SEC provides a complete definition of undeveloped oil and gas reserves in Rule 4-10(a)(31) of Regulation S-X.

PV-10 — The present value of estimated future revenues, discounted at 10% annually, to be generated from the production of proved reserves determined in accordance with SEC guidelines, net of estimated production and future development costs, using prices and costs as of the date of estimation without future escalation, without giving effect to (i) non-property related expenses such as general and administrative expenses, derivatives, debt service and future income tax expense or (ii) depreciation depletion and amortization expense.

Recomplete — Recompletes or recompletion, which means the modification of an existing well for the purpose of producing natural gas and crude oil from a different producing formation.

Reservoir — A porous and permeable underground formation containing a natural accumulation of producible oil or natural gas, or both, that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

SEC — The Securities and Exchange Commission.

SEC pricing — The unweighted average first-day-of-the-month commodity price for crude oil or natural gas for each month within the 12-month period prior to the end of the reporting period, adjusted by lease for market differentials (quality, transportation, fees, energy content, and regional price differentials). The SEC provides a complete definition of prices in “Modernization of Oil and Gas Reporting” (Final Rule, Release Nos. 33-8995; 34-59192).

Shelf — Water depths up to 600 feet.

Sidetrack — A secondary wellbore drilled away from the original hole.

Standardized measure of discounted future net cash flows relating to oil and natural gas reserves or Standardized Measure — The present value of estimated future net revenue to be generated from the production of proved reserves, determined in accordance with the rules, regulations or standards established by the SEC and the Financial Accounting Standards Board (“FASB”) (using prices and costs in effect as of the date of estimation), less projected future development, production (excluding DD&A and impairments of oil and natural gas properties), P&A costs and estimated future income tax expenses, and discounted at 10% per annum to reflect the timing of future net revenue.

Undeveloped acreage — Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas regardless of whether such acreage contains proved reserves.

Working interest — The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and a share of production.

WTI or West Texas Intermediate — A light crude oil produced in the United States with an American Petroleum Institute (“API”) gravity of approximately 38-40 and the sulfur content is approximately 0.3%, which is a widely used benchmark in the pricing of domestic and imported oil in the U.S.

Annex K

§ 262 Appraisal rights [For application of this section, see § 17; 82 Del. Laws, c. 45, § 23; and 82 Del. Laws, c. § 24].

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

§ 262. Appraisal rights [For application of this section, see § 17; 82 Del. Laws, c. 45, § 23; 82 Del. Laws, c. 256, § 24; and 83 Del. Laws, c. 377, § 22].

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, or conversion, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation or conversion nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent or converting corporation in a merger, consolidation or conversion to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264 or § 266 of this title (other than, in each case and solely with respect to a domesticated corporation, a merger, consolidation or conversion authorized pursuant to and in accordance with the provisions of § 388 of this title):

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for conversion (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent or converting corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264 or § 266 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity if such entity is a corporation as a result of the conversion, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation or conversion will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger, consolidation or conversion for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation or conversion, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation or conversion shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation or conversion, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation or conversion, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or

(2) If the merger, consolidation or conversion was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent or converting corporation before the effective date of the merger, consolidation or conversion, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent or converting corporation who is entitled to appraisal rights of the approval of the merger, consolidation or conversion and that appraisal rights are available for any or all shares of such class or series of stock of such constituent or converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation or conversion, shall, also notify such stockholders of the effective date of the merger, consolidation or conversion. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation or conversion, either (i) each such constituent corporation or the converting corporation shall send a second notice before the effective date of the merger, consolidation or conversion notifying each of the holders of any class or series of stock of such constituent or converting corporation that are entitled to appraisal rights of the effective date of the merger, consolidation or conversion or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation or conversion, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(3) Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation or conversion and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.

(e) Within 120 days after the effective date of the merger, consolidation or conversion, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation or conversion, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion. Within 120 days after the effective date of the merger, consolidation or conversion, any person who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation or conversion (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later.

(f) Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.

(g) At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation or conversion the shares of the class or series of stock of the constituent or converting corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation or conversion for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation or conversion, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation or conversion through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

(k) From and after the effective date of the merger, consolidation or conversion, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation or conversion); provided, however, that if no petition for an appraisal is filed within the time provided in subsection (e) of this section, or if a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion within 60 days after the effective date of the merger, consolidation or conversion, as set forth in subsection (e) of this section.

(l) The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

Annex L

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Talos Energy Inc.
Special Meeting of Stockholders

For Stockholders of record as of December 23, 2022

TIME:	Wednesday February 8, 2023 10:00 AM, Local Time
PLACE:	Three Allen Center, 333 Clay Street, Suite 3300
Houston, TX 77002

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Timothy S. Duncan and William S. Moss III, and each or either of them, as the true and lawful agents and proxies of the undersigned, with full power of substitution and revocation, and authorizes them collectively, and each of them individually, to vote all the shares of capital stock of Talos Energy Inc. which the undersigned is entitled to vote at said meeting and any adjournment or postponement thereof upon the matters specified and upon such other matters as may be properly brought before the meeting and any adjournment or postponement thereof, conferring authority upon such true and lawful agents and proxies to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, A NON-VOTE WILL HAVE NO EFFECT ON THE SHARE ISSUANCE PROPOSAL, THE A&R BYLAWS PROPOSAL OR THE ADJOURNMENT PROPOSAL AND WILL BE COUNTED AS A VOTE “AGAINST” EACH OF THE A&R CHARTER PROPOSALS. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the named proxies are authorized to vote upon such other matters that may properly come before the meeting and any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the recommendations of the Board of Directors. The named proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Talos Energy Inc.

Special Meeting of Stockholders

Please make your marks like this: ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

          FOR ON PROPOSALS 1, 2A, 2B, 2C, 2D, 2E, 3 AND 4

	PROPOSAL	YOUR VOTE

1.	A proposal (the “Share Issuance Proposal”) to approve, for purposes of complying with Section 312.03 of the NYSE Listed Company Manual, the potential issuance of shares of Talos common stock, par value $0.01 per share (“Talos Common Stock”), to the holders of EnVen Energy Corporation’s (“EnVen”) Class A common stock, par value $0.001 per share (“EnVen Common Stock”), in connection with the mergers and related transactions (the “Mergers”) pursuant to the terms of the Agreement and Plan of Merger, dated September 21, 2022 (the “Merger Agreement”).	FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	To consider and vote upon each of the following proposals (collectively, the “A&R Charter Proposals”) to approve and adopt an amendment and restatement of the Second Amended and Restated Certificate of Incorporation of Talos (the “A&R Charter”) (in substantially the form attached to this proxy statement/consent solicitation statement/prospectus as Annex G). The A&R Charter Proposals are unrelated to the Mergers. The approval of the A&R Charter Proposals is not a condition to the consummation of the Mergers or the approval of the Share Issuance Proposal, and the consummation of the Mergers and approval of the Share Issuance Proposal are not conditions to the approval of the A&R Charter Proposals. However, Proposal No. 2B is conditioned upon the approval of Proposal No. 2A and Proposal No. 2E is conditioned upon the approval of each of the Share Issuance Proposal and Proposal Nos. 2A-2D.

2A.	To declassify the Board of Directors of Talos (the “Talos Board”) from three classes to one class at the 2025 annual meeting of stockholders, with each Class I, Class II and Class III director being elected annual for a one-year term thereafter;	☐	☐	☐

2B.	To provide that members of the Talos Board may be removed, with or without cause, by the affirmative vote of Talos stockholders holding at least a majority of the voting power of the outstanding shares of Talos Common Stock;	☐	☐	☐

2C.	To provide that the Talos Amended and Restated Bylaws may be amended, altered or repealed by the affirmative vote of the holders of a majority of the voting power of Talos’s capital stock outstanding and entitled to vote thereon;	☐	☐	☐

2D.	To clarify that, to the fullest extent permitted by and enforceable under applicable law, the exclusive forum for claims under the Securities Act shall be the federal district courts of the United States, and that such exclusive forum provision shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act; and	☐	☐	☐

2E.	To make certain other administrative and clarifying changes to the A&R Charter that the Talos Board deems appropriate to effect the foregoing amendment proposals and the termination of the Stockholders’ Agreement as contemplated by the Talos Support Agreement.	☐	☐	☐

3.	A proposal (the “A&R Bylaws Proposal”) to approve and adopt, on a non-binding, advisory basis, an amendment and restatement of the Amended and Restated Bylaws of Talos (the “A&R Bylaws”) (in substantially the form attached to this proxy statement/consent solicitation statement/prospectus as Annex H). The A&R Bylaws Proposal is unrelated to the Mergers. The approval of the A&R Bylaws Proposal is not a condition to the consummation of the Mergers or the approval of the Share Issuance Proposal, and the consummation of the Mergers and approval of the Share Issuance Proposal are not conditions to the approval of the A&R Bylaws Proposal.	☐	☐	☐

4.	A proposal (the “Adjournment Proposal”) to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the proposals.	☐	☐	☐

☐	Check here if you would like to attend the meeting in person.

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable) Date	Signature (if held jointly) Date

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YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:
P.O. BOX 8016, CARY, NC 27512-9903	INTERNET
Go To: www.proxypush.com/ENVEN
	•	Cast your vote online
	•	Have your Consent Card ready
	•	Follow the simple instructions to record your vote
PHONE Call 1-866-475-4850
	•	Use any touch-tone telephone
	•	Have your Consent Card ready
	•	Follow the simple recorded instructions
MAIL
	•	Mark, sign and date your Consent Card
	•	Fold and return your Consent Card in the postage-paid envelope provided

EnVen Energy Corporation
Consent Solicitation of Stockholders

For Stockholders of record as of December 23, 2022

Please return this consent no later than 5:00 p.m., Central Time, on February 7, 2023, which is the target date that EnVen Energy Corporation (“EnVen”) has set for receipt of written consents. Any written consent not returned will have the same effect as a consent returned that elects to “WITHHOLD CONSENT” on the proposals. Any Stockholder that signs, dates and returns this written consent but does not indicate whether such Stockholder consents, withholders consent or abstains from any particular proposal will be deemed to have elected to “CONSENT” to such proposal in accordance with the recommendation of the board of directors of EnVen (the “Board of Directors”).

The undersigned, being a holder of record as of the close of business on December 23, 2022 (the “Record Date”) of common stock, par value $0.001 per share, of EnVen (the “Common Stock”) and/or Series A convertible perpetual preferred stock, par value $0.001 per share, of EnVen (“Preferred Stock”), hereby consents, withholds consent or abstains as indicated on the reverse side, by written consent without a meeting pursuant to Section 228 of the General Corporation Law of the State of Delaware, to the proposals as set forth on the reverse side with respect to all of the shares of Common Stock and Preferred Stock (as applicable) that the undersigned holds of record as of the close of business on the Record Date.

Once properly executed and submitted, your written consent will be irrevocable.

PLEASE BE SURE TO SIGN AND DATE THIS CONSENT CARD AND MARK ON THE REVERSE SIDE

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EnVen Energy Corporation

Consent Solicitation of Stockholders

Please make your marks like this:  ☒

THE BOARD OF DIRECTORS RECOMMENDS THE STOCKHOLDER “CONSENT” TO PROPOSAL 1 AND 2.

The undersigned acknowledges receipt of the proxy statement consent solicitation statement/prospectus dated December 19, 2022 relating to the proposed merger transactions to be consummated by Talos Energy, Inc., a Delaware corporation (“Talos”), EnVen and certain of their respective affiliates, including the merger of a subsidiary of Talos with and into EnVen (the “First Merger”) pursuant to an Agreement and Plan of Merger dated September 21, 2022 (the “Merger Agreement”), which is part of the Registration Statement on Form S-4 (No. 333-268036) of Talos, and which more fully describes the proposals below.

The undersigned hereby consents, withholds consent or abstains as indicated below, with respect to the following proposals:

FOR HOLDERS OF COMMON STOCK AND/OR PREFERRED STOCK:

EnVen Merger Proposal

	CONSENT	WITHHOLD CONSENT	ABSTAIN
1. RESOLVED, that the Merger Agreement and the transactions contemplated thereby, including the First Merger, are hereby adopted and approved in all respects.	☐	☐	☐

FOR HOLDERS OF PREFERRED STOCK ONLY: EnVen Conversion Proposal

2.  RESOLVED, that, pursuant to the Amended and Restated Certificate of Designations of Series A Convertible Perpetual Preferred Stock of EnVen, as amended and currently in effect, the automatic conversion of all outstanding shares of Preferred Stock into shares of Common Stock immediately prior to (and subject to the occurrence of) the effective time of the First Merger, is hereby adopted and approved.

	☐	☐	☐

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Consent Vote Form.

Signature (and Title if applicable) Date	Signature (if held jointly) Date

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